As filed with the U.S. Securities and Exchange Commission on July 10, 2024.
Registration No. 333-275871
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 5
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FOCUS IMPACT ACQUISITION CORP.
(Exact name of registrant as specified in its charter)
Delaware	0677	86-2433757
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1345 Avenue of the Americas, 33rd Floor
New York, New York 10105
(212) 213-0243
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carl Stanton
Chief Executive Officer
Focus Impact Acquisition Corp.
1345 Avenue of the Americas, 33rd Floor
New York, New York 10105
(212) 213-0243
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Peter Seligson, P.C. Kirkland & Ellis LLP 601 Lexington Ave New York, New York 10022 Telephone: (212) 446-4800	Justin R. Salon Morrison & Foerster LLP 2100 L Street, NW Suite 900 Washington, DC 20037 Tel: (202) 887-1500	Simon Romano Stikeman Elliott LLP Commerce Court West, Suite 5300 Toronto, Canada M5L 1B9 Telephone: (416) 869-5500
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed merger are satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED JULY 10, 2024
PROXY STATEMENT OF
FOCUS IMPACT ACQUISITION CORP.
PROSPECTUS FOR UP TO 50,287,043 SHARES OF COMMON STOCK AND
25,123,481 WARRANTS TO PURCHASE SHARES OF COMMON STOCK OF
FOCUS IMPACT ACQUISITION CORP.
(TO BE RENAMED “DEVVSTREAM CORP.” FOLLOWING THE CONTINUATION TO THE PROVINCE OF ALBERTA AND IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)
To the Stockholders of Focus Impact Acquisition Corp.:
We are pleased to provide the accompanying proxy statement/prospectus relating to the proposed amalgamation of Focus Impact Amalco Sub Ltd., a company existing under the laws of the Province of British Columbia (“Amalco Sub”) and wholly-owned subsidiary of Focus Impact Acquisition Corp., a Delaware corporation (“FIAC”), with DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia (“DevvStream”), pursuant to a Business Combination Agreement, dated as of September 12, 2023 (the “Initial Business Combination Agreement”), as amended by the First Amendment thereto, dated as of May 1, 2024 (the “First Amendment” and as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among FIAC, Amalco Sub, and DevvStream. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement. If the Business Combination Agreement is adopted and the other transactions contemplated thereby (collectively, the “Business Combination”) are approved by FIAC’s stockholders, (a) FIAC will be continued from the State of Delaware under the Delaware General Corporation Law to the Province of Alberta, Canada, and thereby become a company existing under the Business Corporations Act (Alberta) (the “SPAC Continuance”) and will change its name to DevvStream Corp. (“New PubCo”), (b) DevvStream and Amalco Sub will amalgamate to form one corporate entity (such entity, “Amalco” and such transaction, the “Amalgamation”), and (c) as a result of the Amalgamation, (i) each of DevvStream’s multiple voting shares (the “Multiple Voting Company Shares”) and DevvStream’s subordinate voting shares (the “Subordinated Voting Company Shares” and together with the Multiple Voting Company Shares, the “Company Shares”) issued and outstanding immediately prior to the effective time of the Amalgamation (the “Effective Time”) will be automatically exchanged for that certain number of common shares of New PubCo (the “New PubCo Common Shares”) equal to the applicable Per Common Share Amalgamation Consideration (as defined below), (ii) each option (whether vested or unvested) to purchase Company Shares (each, a “Company Option”) granted under DevvStream’s 2022 Equity Incentive Plan, as amended and restated from time to time, and DevvStream’s 2022 Non-Qualified Stock Option Plan (together, the “Company Equity Incentive Plans”) and each restricted stock unit representing the right to receive payment in Company Shares, granted under a restricted stock unit award agreement (each, a “Company RSU”) issued and outstanding immediately prior to the Effective Time will be cancelled and converted into an option to purchase a number of New PubCo Common Shares (“Converted Options”) and New PubCo restricted stock units (“Converted RSUs”), respectively, in an amount equal to the Company Shares underlying such Company Option or Company RSU, respectively, multiplied by the Common Conversion Ratio, as defined below (and, for Company Options, at an adjusted exercise price equal to the exercise price for such Company Option immediately prior to the Effective Time divided by the Common Conversion Ratio), (iii) each warrant of DevvStream (each, a “Company Warrant”) issued and outstanding immediately prior to the Effective Time shall become exercisable for New PubCo Common Shares in an amount equal to the Company Shares underlying such Company Warrant multiplied by the Common Conversion Ratio (“Converted Warrants”) (and at an adjusted exercise price equal to the exercise price for such Company Warrant prior to the Effective Time divided by the Common Conversion Ratio), (iv) each holder of convertible notes to be issued by DevvStream, if any, issued and outstanding immediately prior to the Effective Time (the “Company Convertible Notes”), will first receive Company Shares and then New PubCo Common Shares in accordance with the terms of such Company Convertible Notes, (v) Amalco will be the resulting entity in the Amalgamation and (vi) each common share of Amalco Sub issued and outstanding immediately prior to the Effective Time will be automatically exchanged for one common share of Amalco (the SPAC Continuance and the Amalgamation, together with the other transactions related thereto, the “Proposed Transactions”), as provided in the Business Combination Agreement and as more particularly described in the notice that follows this page and elsewhere in the accompanying proxy statement/prospectus. Any term used but not defined herein will have the meaning ascribed to it in the accompanying proxy statement/prospectus.

Pursuant to the SPAC Continuance, (i) each issued and outstanding share of Class A Common Stock (as defined below) that has not been redeemed shall remain outstanding and automatically convert into a number of New PubCo Common Shares equal to the Reverse Split Factor (as defined below), except that each issued and outstanding FIAC Unit (as defined below) that has not been previously separated into shares of Class A Common Stock and FIAC Warrants (as defined below), prior to the SPAC Continuance, shall be converted into securities of New PubCo identical to (a) a number of New PubCo Common Shares equal to the Reverse Split Factor and (b) a number of warrants to purchase one New PubCo Common Share equal to one-half (1/2) of the Reverse Split Factor at an exercise price equal to the Adjusted Exercise Price (as defined below), on substantially similar terms as the FIAC Warrants (the “Converted Public Warrants”), (ii) each share of Class B common stock of FIAC, par value $0.0001 per share (the “Class B Common Stock”), shall convert into a number of New PubCo Common Shares equal to the Reverse Split Factor or be forfeited in accordance with the letter agreement, dated September 12, 2023, which was subsequently amended on May 1, 2024 (as amended, the “Sponsor Side Letter”), by and among FIAC, Sponsor and FIAC's officers and directors, and (iii) each FIAC Warrant and each warrant issued to Focus Impact Sponsor, LLC, a Delaware limited liability company and our sponsor (“Sponsor”), in the private placement consummated simultaneously with FIAC’s initial public offering, which entitles the holder thereof to purchase one whole share of Class A Common Stock at $11.50 per share (the “Private Placement Warrants” and together with the FIAC Warrants, the “Warrants”), will be assumed by New PubCo and converted into a warrant to purchase a number of New PubCo Common Shares equal to the Reverse Split Factor at an exercise price equal to the Adjusted Exercise Price, on substantially similar terms as the Private Placement Warrants (the “Converted Private Placement Warrants” and together with the Converted Public Warrants, the “New PubCo Warrants”); provided, however, that no such fractional warrants will be issued, and only whole warrants will be issued and each person who would otherwise be entitled to a fractional warrant (after aggregating all fractional warrants that otherwise would be received by such person) shall instead have the number of warrants issued to such person rounded down in the aggregate to the nearest whole warrant. The “Per Common Share Amalgamation Consideration” means (i) with respect to each Multiple Voting Company Share, an amount of New PubCo Common Shares equal to (a) ten (10), multiplied by (b) the Common Conversion Ratio, and (ii) with respect to each Subordinated Voting Company Share, an amount of New PubCo Common Shares equal to the Common Conversion Ratio. The “Common Conversion Ratio” means, in respect of a Company Share, the number equal to the Common Amalgamation Consideration divided by the Fully Diluted Common Shares Outstanding. The “Common Amalgamation Consideration” means (a)(i) the Reverse Split Factor multiplied by (ii)(x) $145 million plus the aggregate exercise price of all in-the-money Company Options and Company Warrants outstanding immediately prior to the Effective Time (or exercised in cash prior to the Effective Time) divided by (y) $10.20, plus (b) solely to the extent any Company Shares are required to be issued to Approved Financing Sources pursuant to Approved Financings in connection with the Closing, (i) each such Company Share multiplied by (ii) the Per Common Share Amalgamation Consideration in respect of such Company Share. The “Fully Diluted Common Shares Outstanding” means, without duplication, at any measurement time (a)(i) ten (10), multiplied by (ii) the aggregate number of Multiple Voting Company Shares that are issued and outstanding, plus (b) the aggregate number of Subordinated Voting Company Shares that are issued and outstanding, plus (c) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the exercise and conversion of the Company Options in accordance therewith, plus (d) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the exercise and conversion of the Company Warrants in accordance therewith, plus (e) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the vesting of the Company RSUs in accordance therewith; provided, that “Fully Diluted Common Shares Outstanding” shall not include any Subordinary Voting Company Shares to be issued (including pursuant to the exercise and conversion of Company Warrants) to any Approved Financing Source pursuant to an Approved Financing. The “Reverse Split Factor” means an amount equal to the lesser of (a) the quotient obtained by dividing the Final Company Share Price by $0.6316 and (b) one. The “Final Company Share Price” means the closing price of the Subordinated Voting Company Shares on the Cboe Canada stock exchange (the “Cboe Canada”), as of the end of last trading day on the Cboe Canada prior to the Closing (and if there is no such closing price on the last trading day prior to the Closing, the closing price of the Subordinated Voting Company Shares on the last trading day prior to the Closing on which there is such a closing price), converted into United States dollars based on the Bank of Canada daily exchange rate on the last business day prior to the Closing. The “Adjusted Exercise Price” means $11.50 multiplied by a fraction (x) the numerator of which is the number of shares of common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of common stock purchasable immediately thereafter.
The “Redemption Price” is the price per share at which each share of FIAC’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), is redeemed pursuant to the redemption by FIAC from its public stockholders in connection with the Business Combination, as required by FIAC’s

Amended and Restated Certificate of Incorporation (the “FIAC Charter”) and the prospectus filed with the Securities and Exchange Commission in connection with FIAC’s initial public offering on October 29, 2021 (the “FIAC IPO Prospectus”). See “Summary of the Proxy Statement/Prospectus—The Business Combination Agreement—Consideration” for additional details.
Each of the following securities of FIAC are currently publicly traded on the Nasdaq Stock Market LLC (“Nasdaq”): (i) each share of Class A Common Stock; (ii) each redeemable warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 (collectively, the “FIAC Warrants”); and (iii) FIAC’s units consisting of (a) one share of Class A Common Stock and (b) one-half of one FIAC Warrant (collectively, the “FIAC Units”). We have applied to list the New PubCo Common Shares and New PubCo Warrants on Nasdaq under the symbols “DEVS” and “DEVSW,” respectively, upon the closing of the Business Combination (the “Closing”). Upon the Closing, the FIAC Units will be separated into their component securities and will cease to be listed on Nasdaq.
On November 1, 2021, FIAC consummated its Initial Public Offering (the “FIAC IPO”) of 23,000,000 FIAC Units, at a price of $10.00 per FIAC Unit generating gross proceeds of $230,000,000, which includes the full exercise of the underwriter’s option to purchase an additional 3,000,000 Units at the FIAC IPO price to cover over-allotments. Following the closing of the FIAC IPO on November 1, 2021 and the full exercise of the underwriters’ over-allotment, $234,600,000 from the net proceeds of the sale of the FIAC Units in the FIAC IPO and the sale of the Private Placement Warrants were placed in a Trust Account, and invested in U.S. government securities, within the meaning set forth in the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act. On October 31, 2023, FIAC instructed Continental Stock Transfer &Trust Company, the trustee managing the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to maintain the funds in the Trust Account in cash in an interest-bearing demand deposit account at a bank until the earlier of the consummation of a business combination and the liquidation of FIAC. Interest on such deposit account is currently 4.5% per annum, but such deposit account carries a variable rate and FIAC cannot assure you that such rate will not decrease or increase significantly.
On April 25, 2023, FIAC held a special meeting of stockholders, where a proposal to amend FIAC’s Certificate of Incorporation was approved to extend the date by which FIAC must consummate an initial business combination (the “Termination Date”) from May 1, 2023 to August 1, 2023, and to allow FIAC, without another stockholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to nine times by an additional one month, by resolution of the Board if requested by the Sponsor, and upon five days’ advance notice prior to the applicable termination date, until May 1, 2024 (the “First Extension Meeting”). In connection with the approval of the extension at the First Extension Meeting, the holders of 17,297,209 shares of Class A Common Stock of FIAC properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.40 per share, for an aggregate redemption amount of approximately $179,860,588. On December 29, 2023, FIAC held a special meeting of stockholders (the “Second Extension Meeting”) where a proposal was approved to amend FIAC's Certificate of Incorporation to extend the Termination Date from January 1, 2024 to April 1, 2024 (the “Second Charter Extension Date”) and to allow FIAC, without the need for another stockholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to seven times, by an additional one month each time, after the Second Charter Extension Date, by resolution of FIAC’s board of directors, if requested by Sponsor (such amendment, the “Second Extension Amendment” and such proposal, the “Second Extension Amendment Proposal”). On March 20, 2024, FIAC's board of directors approved the extension of the Second Charter Extension Date from April 1, 2024 to May 1, 2024 (the “May Extension Date”), on April 22, 2024, FIAC's board of directors approved an extension of the May Extension Date from May 1, 2024 to June 1, 2024 (the “June Extension Date”), on May 31, 2024, FIAC's board of directors approved an extension of the June Extension Date from June 1, 2024 to July 1, 2024 (the “July Extension Date”), and on June 28, 2024, FIAC's board of directors approved an extension of the July Extension Date from July 1, 2024 to August 1, 2024 (the “August Extension Date”). In connection with the approval of each of the May Extension Date, the June Extension Date, the July Extension Date and the August Extension Date, Sponsor deposited $34,352 into the Trust Account, or $137,406 in aggregate. In connection with the approval of the extension at the Second Extension Meeting, the holders of 3,985,213 shares of Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.95 per share, for an aggregate redemption amount of approximately $43,640,022. As of the Record Date, the remaining funds in the Trust Account totaled $  .
It is anticipated that at the Closing, FIAC’s public stockholders will retain an ownership interest approximately 9.1% of the outstanding capital stock of the Combined Company, the Sponsor will retain an ownership interest of approximately 27.4% of the outstanding capital stock of the Combined Company and the DevvStream securityholders will own approximately 63.5% of the outstanding capital stock of the Combined Company. The foregoing ownership percentages with respect to the Combined Company following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any stock by FIAC’s public stockholders in connection with the Business Combination, and (ii) no awards are issued under the Equity Incentive Plan. All shares currently held by FIAC public stockholders and all of the stock issued in the Business Combination to existing DevvStream securityholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than New PubCo’s “affiliates” (as defined under Rule 144 under the Securities Act), including New PubCo’s directors, executive officers and other affiliates. Because the level of stockholder redemptions will not be known until the FIAC Stockholders Meeting, holders of Class A Common Stock will not know at the time of the vote the percentage of the Combined Company’s outstanding capital stock that they will hold.
FIAC will hold a virtual special meeting of its stockholders (the “FIAC Stockholders Meeting”) in order to obtain the stockholder approvals necessary to consummate the Business Combination. At the FIAC Stockholders Meeting, which will be held exclusively via a live audio webcast at https://www.cstproxy.com/focus-impact/2024, on     at     a.m., Eastern Time, unless postponed or adjourned to a later date, FIAC will ask its stockholders to approve the SPAC Continuance, adopt the Business Combination Agreement and the related transactions thereby approving the Business Combination and to approve the other proposals described in the accompanying proxy statement/prospectus. To participate in the virtual meeting, a FIAC stockholder of record will need the 12-digit control number included on such stockholder’s proxy card or instructions that accompanied such stockholder’s proxy materials. If a FIAC stockholder holds his, her or its shares in “street name,” which means his, her or its shares are held of record by a broker, bank or other nominee, such FIAC stockholder should contact his, her or its broker, bank or nominee to ensure that votes related to the shares he, she or it beneficially owns are properly counted. In this regard, such FIAC stockholder must provide the record holder of his, her or its shares with instructions on how to vote his, her or its shares or, if such FIAC stockholder wishes to attend the special meeting of FIAC and vote in person, obtain a proxy from his, her or its broker, bank or nominee. The live audio webcast of the FIAC Stockholders Meeting will begin promptly at     a.m., Eastern Time. FIAC stockholders are encouraged to access the FIAC Stockholders Meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.
If you have any questions or need assistance with voting your shares of FIAC’s Class A Common Stock, please contact Morrow Sodali LLC, FIAC’s proxy solicitor, by calling (800) 662-5200 or by emailing FIAC.info@investor.morrowsodali.com. The accompanying proxy statement/prospectus and the notice of the FIAC Stockholders Meeting will be available at https://www.cstproxy.com/focus-impact/2024.
In particular, when FIAC stockholders consider the recommendation regarding these proposals by the FIAC Board, they should keep in mind that FIAC’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, their interests as a FIAC stockholder. For instance, Sponsor will benefit from the completion of a business combination and may be incentivized to complete a business combination that is less favorable to stockholders rather than liquidating FIAC. In such event, among other things, the value of certain interests of Sponsor, its affiliates and FIAC’s directors and officers would become worthless including, among other things: (i) the 5,750,000 shares of Class B Common Stock which were initially acquired by Sponsor and directors and officers of FIAC prior to FIAC’s initial public offering for an aggregate purchase price of $25,000, a portion of which was converted into Class A Common Stock in accordance with the FIAC Charter (the “Founder Shares”); (ii) the 11,200,000 Private Placement Warrants purchased by Sponsor in the private placement consummated simultaneously with FIAC’s initial public offering at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $11,200,000; and (iii) the 11,200,000 shares of Class A Common Stock underlying the Private Placement Warrants.
The accompanying proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the FIAC Stockholders Meeting. We urge you to carefully read the entire accompanying proxy statement/prospectus, including the financial statements and all annexes attached hereto and other documents referred to therein.
IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 66 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR CANADIAN PROVINCIAL SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated     , and is first being mailed to stockholders of FIAC on or about    .
Very truly yours,

Carl Stanton Chief Executive Officer Focus Impact Acquisition Corp.

FOCUS IMPACT ACQUISITION CORP.
1345 Avenue of the Americas, 33rd Floor
New York, New York 10105
TO THE STOCKHOLDERS OF FOCUS IMPACT ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “FIAC Stockholders Meeting”) of Focus Impact Acquisition Corp., a Delaware corporation (including its successor, “FIAC”), will be held virtually at    a.m., Eastern Time, on    . Details on how to participate are more fully described in the accompanying proxy statement/prospectus. At the FIAC Stockholders Meeting, FIAC stockholders will be asked to consider and vote upon the following proposals (collectively, the “Proposals”):
(1)
The Business Combination Proposal (Proposal 1) — To approve and adopt the Business Combination Agreement, dated as of September 12, 2023 (the “Initial Business Combination Agreement”), as amended by the First Amendment thereto, dated as of May 1, 2024 (the “First Amendment” and as it may be amended or supplemented from time to time, the “Business Combination Agreement,” and the transactions contemplated thereby, the “Business Combination”), by and among FIAC, Focus Impact Amalco Sub Ltd., a company existing under the laws of the Province of British Columbia and wholly-owned subsidiary of FIAC (“Amalco Sub”), and DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia (“DevvStream”), and approve the transactions contemplated thereby, including:

(a)
prior to the Effective Time, all shares of Class A common stock, par value $0.0001 per share, of FIAC (the “Class A Common Stock”) duly tendered for redemption and not withdrawn will be redeemed and thereafter, FIAC will continue (the “SPAC Continuance”) from the State of Delaware under the Delaware General Corporation Law (“DGCL”) to the Province of Alberta under the Business Corporations Act (Alberta) (“ABCA”) and change its name to DevvStream Corp. (“New PubCo”);

(b)
following the SPAC Continuance, and in accordance with the applicable provisions of the Plan of Arrangement, to be implemented as of the Closing Date and attached hereto as Annex G (the “Plan of Arrangement”), and the Business Corporations Act (British Columbia) (the “BCBCA”), Amalco Sub and DevvStream will amalgamate to form one corporate entity (such entity, “Amalco”, and such transaction, the “Amalgamation”), and as a result of the Amalgamation, (i) each Company Share issued and outstanding immediately prior to the Effective Time (as such term is defined in the Plan of Arrangement) will be automatically exchanged for that certain number of common shares of New PubCo (the “New PubCo Common Shares”) equal to the applicable Per Common Share Amalgamation Consideration, (ii) each Company Option and Company RSU issued and outstanding immediately prior to the Effective Time will be cancelled and converted into Converted Options and Converted RSUs, respectively, in an amount equal to the Company Shares underlying such Company Option or Company RSU, respectively, multiplied by the Common Conversion Ratio (and, for Company Options, at an adjusted exercise price equal to the exercise price for such Company Option immediately prior to the Effective Time divided by the Common Conversion Ratio), (iii) each Company Warrant issued and outstanding immediately prior to the Effective Time shall become exercisable for New PubCo Common Shares in an amount equal to the Company Shares underlying such Company Warrant multiplied by the Common Conversion Ratio (and at an adjusted exercise price equal to the exercise price for such Company Warrant prior to the Effective Time divided by the Common Conversion Ratio), (iv) each holder of Company Convertible Notes, if any, issued and outstanding immediately prior to the Effective Time will first receive Company Shares and then New PubCo Common Shares in accordance with the terms of such Company Convertible Notes, (v) Amalco will be the resulting entity in the Amalgamation and (vi) each common share of Amalco Sub issued and outstanding immediately prior to the Effective Time will be automatically exchanged for one common share of Amalco (the SPAC Continuance and the Amalgamation, together with the other transactions related thereto, the “Proposed Transactions”); and

(c)
the DevvStream shareholders and securityholders as of the Effective Time (collectively, the “DevvStream Shareholders”), will receive that number of New PubCo Common Shares (or, with respect to Company Options, Company RSUs and Company Warrants, a number of Converted Options, Converted RSUs and Converted Warrants consistent with the aforementioned conversion mechanics) equal to (a)(i) the Reverse Split Factor (as defined below) multiplied by (ii)(x) $145 million plus the aggregate exercise price of all in-the-money Company Options and Company Warrants immediately prior to the Effective Time (or exercised in cash prior to the Effective Time) divided by (y) $10.20, plus (b) solely to the extent any Company Shares are required to be issued to Approved Financing Sources pursuant to Approved Financings in connection with the Closing, (i) each such Company Share multiplied by (ii) the Per Common Share Amalgamation Consideration in respect of such Company Share, all as more particularly described elsewhere in the accompanying proxy statement/prospectus.
We refer to this proposal as the “Business Combination Proposal.” Copies of the Initial Business Combination Agreement and the First Amendment are attached to the accompanying proxy statement/prospectus as Annex A-1 and Annex A-2, respectively;
(2)
The SPAC Continuance Proposal (Proposal 2) — To consider and vote upon a proposal (the “SPAC Continuance Proposal”) to approve the SPAC Continuance, and in connection therewith, the adoption of the new articles of continuance of FIAC effective upon the SPAC Continuance in substantially the form attached to the accompanying proxy statement/prospectus as Annex B (the “post-continuance FIAC Articles”);

(3)
The Nasdaq Proposal (Proposal 3) — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC (the “Nasdaq Listing Rules”), the issuance of New PubCo Common Shares pursuant to the Business Combination Agreement (the “Nasdaq Proposal”);

(4)
The Charter Proposal (Proposal 4) — To consider and vote upon a proposal (the “Charter Proposal”) to approve, by special resolution, and adopt the articles of continuance and bylaws of New PubCo in substantially the form attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively, (the “New PubCo Governing Documents”);

(5)
The Advisory Charter Proposals (Advisory Proposals 5A through 5H) — To consider and vote upon, on a non-binding, advisory basis, certain differences set forth below between FIAC’s existing organizational documents (the “FIAC Charter”) and the New PubCo Governing Documents, presented separately in accordance with the requirements of the United States Securities and Exchange Commission (the “SEC”) (collectively, the “Advisory Charter Proposals”):

(A)	Name Change — to provide that the name of FIAC shall be changed to “DevvStream Corp.” (Advisory Proposal 5A);
(B)	Amendment of Blank Check Provisions — to remove and change certain provisions in the FIAC Charter related to FIAC’s status as a special purpose acquisition company (Advisory Proposal 5B);
(C)
Change in Authorized Shares — to authorize an unlimited number of New PubCo Common Shares and an unlimited number of preferred shares issuable in series with such terms as are determined by the New PubCo Board from time to time (Advisory Proposal 5C);

(D)	Change in Quorum — to provide that the quorum required for shareholder meetings is a minimum of 33 1/3% of shares entitled to vote thereon (Advisory Proposal 5D);
(E)	Removal of Directors — to provide that shareholders may remove a director by resolution of not less than a simple majority of the votes cast in respect thereof (Advisory Proposal 5E);
(F)
Advance Notice — to provide that the time period to provide notice of the time and place of a meeting of shareholders is not less than twenty-one (21) days and not more than fifty (50) days before the meeting (Advisory Proposal 5F);

(G)
Forum Selection — to provide that, unless New PubCo consents in writing to the selection of an alternative forum, the Courts of the Province of Alberta, Canada shall be the sole and exclusive forum for certain disputes involving New PubCo, including derivative actions or proceedings brought on behalf of New PubCo (Advisory Proposal 5G); and

(H)
Shareholder Nominations — to provide that stockholder nominations for the board of directors must be given not less than 30 days prior to the date of the annual meeting of shareholders (Advisory Proposal 5H);

(6)
The Incentive Plan Proposal (Proposal 6) — To consider and vote upon a proposal to adopt the DevvStream Corp. 2024 Equity Incentive Plan (the “Equity Incentive Plan”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex F and the issuance of shares equal to 10% of the fully diluted, and as converted, amount of New PubCo Common Shares to be outstanding immediately following consummation of the Business Combination, or approximately     shares as equity awards in accordance with the Equity Incentive Plan, if such plan is approved in accordance with the Incentive Plan Proposal (the “Incentive Plan Proposal”); and

(7)
The Adjournment Proposal (Proposal 7) — To consider and vote upon a proposal to adjourn the FIAC Stockholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the FIAC Stockholders Meeting, there are not sufficient votes to approve the Business Combination Proposal, the SPAC Continuance Proposal, the Charter Proposal or the Incentive Plan Proposal (the “Adjournment Proposal,” and together with the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal and the Adjournment Proposal, collectively, the “Proposals”).

Each of the Proposals is more fully described in the accompanying proxy statement/prospectus, which we urge you to read carefully in its entirety, including the annexes and accompanying financial statements of FIAC and DevvStream.
Pursuant to the FIAC Charter, FIAC is providing FIAC public stockholders (as defined below) with the opportunity to have all or a portion of their shares of Class A Common Stock redeemed for cash prior to the SPAC Continuance becoming effective, in advance of the closing of the Proposed Transactions (the “Closing”). The “FIAC public stockholders” are holders of shares of Class A Common Stock included as part of the units sold in FIAC’s initial public offering (the “FIAC Units”) and shares of Class B common stock of FIAC, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, “FIAC Common Stock”), issued to Focus Impact Sponsor, LLC, a Delaware limited liability company and our sponsor (“Sponsor”) prior to FIAC’s initial public offering (the “FIAC IPO”), whether such shares were purchased in the FIAC IPO or in the secondary market following the FIAC IPO and whether or not such holders are affiliates of the Sponsor. Holders of redeemable warrants included as part of the FIAC Units, each whole warrant being exercisable for one share of Class A Common Stock at an exercise price of $11.50 (the “FIAC Warrants”), do not have redemption rights in connection with the Business Combination.
Upon the Closing, FIAC public stockholders may elect to redeem any shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account of FIAC (the “Trust Account”) that holds the remaining proceeds (including interest but less taxes payable) of the FIAC IPO, including over-allotment securities issued to FIAC’s underwriters after the FIAC IPO (on a per share basis, the “Redemption Price”). As of    , (the “Record Date”), based on funds in the Trust Account of $    as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of Class A Common Stock was approximately $    per share. FIAC public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their Class A Common Stock for cash. This means that FIAC public stockholders who hold Class A Common Stock on or before     (two (2) business days before the FIAC Stockholders Meeting) will be eligible to elect to have their Class A Common Stock redeemed for cash in connection with the FIAC Stockholders Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the FIAC Stockholders Meeting.
Notwithstanding the foregoing, a FIAC public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to more than 15% of the Class A Common Stock included in the FIAC Units (including over-allotment securities sold to FIAC’s underwriters after the FIAC IPO) without the prior consent of FIAC. Holders of FIAC Warrants and Class B Common Stock do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding FIAC Units must separate the underlying Class A Common Stock and FIAC Warrants prior to exercising redemption rights with respect to the Class A Common Stock. The Sponsor and FIAC’s officers and directors have agreed to waive their redemption rights with respect to any Class A Common Stock they may hold in connection with the consummation of the Business Combination; and all such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor and our directors and officers beneficially own 5,000,000 shares of the issued and outstanding Class A Common Stock and 750,000 shares of the issued and outstanding Class B Common Stock (or approximately 77% of the outstanding FIAC Common Stock). The Sponsor and FIAC’s directors and officers have agreed to vote any FIAC Common Stock owned by them in favor of the Business Combination, which would include the Business Combination Proposal, SPAC Continuance Proposal and the other Proposals.
The approval of the Business Combination Proposal and the SPAC Continuance Proposal require the affirmative vote of the holders of a majority of the issued and outstanding FIAC Common Stock as of the Record Date. The approval of the Charter Proposal requires the affirmative vote of (i) the holders of a majority of the issued and outstanding FIAC Common Stock as of the Record Date and (ii) the affirmative vote of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class. Approval of the Nasdaq Proposal, the Advisory Charter Amendment Proposals, the Incentive Plan Proposal and the Adjournment Proposal each requires the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding shares of FIAC Common Stock who are present in person or represented by proxy and entitled to vote thereon at the FIAC Stockholders Meeting. If the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal or the Charter Proposal is not approved, the Advisory Charter Amendment Proposals and the Incentive Plan Proposal will not be presented to the FIAC public stockholders for a vote. The approval of the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal and the Incentive Plan Proposal are preconditions to the consummation of the Business Combination. The board of directors of FIAC has already approved the Business Combination.
As of the Record Date, there was approximately $    in the Trust Account. Any redemption of Class A Common Stock by FIAC’s public stockholders will decrease the amount in the Trust Account.
All FIAC public stockholders are cordially invited to virtually attend the FIAC Stockholders Meeting, and we are providing the accompanying proxy statement/prospectus to our stockholders in connection with the solicitation of proxies to be voted at the FIAC Stockholders Meeting (or any adjournments or postponements thereof). Whether or not you plan to attend the FIAC Stockholders Meeting, we urge you to read the accompanying proxy statement/prospectus carefully and submit your proxy to vote on the Business Combination and Proposals contained therein. Please pay particular attention to the section titled “Risk Factors” beginning on page 66 of the accompanying proxy statement/prospectus.
Only holders of record of Class A Common Stock at the close of business on the Record Date are entitled to notice of the FIAC Stockholders Meeting and to vote at the FIAC Stockholders Meeting and any adjournments or postponements of the FIAC Stockholders Meeting. A complete list of FIAC stockholders of record entitled to vote at the FIAC Stockholders Meeting will be available for ten days before the FIAC Stockholders Meeting at the principal executive offices of FIAC for inspection by stockholders during ordinary business hours for any purpose germane to the FIAC Stockholders Meeting.
Your vote is important regardless of the number of shares you own. To ensure your representation at the FIAC Stockholders Meeting, whether you plan to virtually attend the FIAC Stockholders Meeting or not, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the FIAC Stockholders Meeting and vote, obtain a proxy from your broker or bank.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the FIAC Stockholders Meeting. If you fail to return a proxy card or fail to instruct a broker or other nominee how to vote, and do not attend the FIAC Stockholders Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the FIAC Stockholders Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Business Combination Proposal, the SPAC Continuance Proposal and the Charter Proposal, but will have no effect on the outcome of any other proposal in the accompanying proxy statement/prospectus.

On behalf of our board of directors, I would like to thank you for your support of Focus Impact Acquisition Corp. and look forward to a successful completion of the Business Combination.
Sincerely,

Carl Stanton
Chief Executive Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST, PRIOR TO 5:00 P.M., EASTERN TIME, ON      ,     (TWO (2) BUSINESS DAYS BEFORE THE FIAC STOCKHOLDERS MEETING), TENDER YOUR SHARES PHYSICALLY OR ELECTRONICALLY AND SUBMIT A REQUEST IN WRITING THAT WE REDEEM YOUR PUBLIC SHARES FOR CASH TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. PLEASE ALSO AFFIRMATIVELY CERTIFY IN YOUR REQUEST TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY FOR REDEMPTION IF YOU “ARE” OR “ARE NOT” ACTING IN CONCERT OR AS A “GROUP” (AS DEFINED IN SECTION 13(D)(3) OF THE EXCHANGE ACT) WITH ANY OTHER STOCKHOLDER WITH RESPECT TO SHARES OF CLASS A COMMON STOCK. YOU MUST ACT IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE CLASS A COMMON STOCK WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE FIAC STOCKHOLDERS MEETING — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the transactions described in the accompanying proxy statement, passed upon the merits or fairness of the Business Combination Agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.
THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT FIAC AND DEVVSTREAM THAT IS NOT INCLUDED IN OR DELIVERED HEREWITH. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS OF FIAC UPON WRITTEN OR ORAL REQUEST. IF YOU WOULD LIKE TO MAKE SUCH REQUEST, YOU SHOULD CONTACT FIAC IN WRITING AT 1345 AVENUE OF THE AMERICAS, 33RD FLOOR, NEW YORK, NY 10105, OR BY TELEPHONE AT (212) 213-0243. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN       ,   , WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE YOU MUST MAKE YOUR INVESTMENT DECISION.

i

ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form S-4 filed with the SEC by FIAC, constitutes a prospectus of FIAC under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the common shares of New PubCo to be issued to DevvStream Shareholders under the Business Combination Agreement. This document also constitutes a notice of meeting and a proxy statement of FIAC under Section 14(a) of the Exchange Act.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to FIAC stockholders nor the issuance by New PubCo of its common shares in connection with the Business Combination will create any implication to the contrary.
Information contained in this proxy statement/prospectus regarding FIAC and its business, operations, management and other matters has been provided by FIAC and information contained in this proxy statement/prospectus regarding DevvStream and its business, operations, management and other matters has been provided by DevvStream.
Generally, and unless indicated otherwise, financial data presented about FIAC and DevvStream are presented using U.S. Dollars (“USD”). Additionally, certain financial data about DevvStream are presented using Canadian Dollars (“CAD”). Where neither USD or CAD are expressly noted, $ references are to USD.
This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
MARKET AND INDUSTRY DATA
This proxy statement/prospectus contains information concerning the market and industry in which DevvStream conducts its business. DevvStream operates in an industry in which it is difficult to obtain precise industry and market information. DevvStream has obtained market and industry data in this proxy statement/prospectus from industry publications and from surveys or studies conducted by third parties that it believes to be reliable. DevvStream cannot assure you of the accuracy and completeness of such information, and it has not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. As a result, you should be aware that it is possible that any such market, industry and other similar data may not in fact be reliable. In addition, any such market, industry and other similar data speaks as of its original publication date (and not as of the date of this proxy statement/prospectus) and DevvStream does not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. While DevvStream is not aware of any misstatements regarding any industry data presented in this proxy statement/prospectus, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section titled “Risk Factors” in this proxy statement/prospectus.
TRADEMARKS
This proxy statement/prospectus references the trademark and service mark applications of DevvStream. Such applications include “DEVVSTREAM.” This proxy statement/prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Trademarks and service marks are collectively referred to herein as “Trademarks.” Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the TM or ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “FIAC” refer to Focus Impact Acquisition Corp.
In this document:
“Aggregate Exercise Price” means the aggregate exercise price of all In-the-Money Options valued in U.S. Dollars calculated using the exchange rate published in the Wall Street Journal, United States Eastern Edition, under the heading “Currency Trading” on the date two (2) Business Days prior to the Effective Time, whether vested or unvested, and all Company Warrants, in each case, outstanding immediately prior to the Effective Time or exercised in cash (and included in such calculation solely to the extent the amount of such exercise price was actually received in cash by DevvStream) after the date hereof and prior to the Effective Time.
“ABCA” means the Business Corporation Act (Alberta).
“Adjusted Exercise Price” means $11.50 multiplied by a fraction (x) the numerator of which is the number of shares of common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of common stock purchasable immediately thereafter.
“Amalco” means the corporate entity resulting from the amalgamation of Amalco Sub and DevvStream.
“Amalco Sub” means Focus Impact Amalco Sub Ltd., a company existing under the laws of the Province of British Columbia and wholly-owned subsidiary of FIAC.
“Amalgamation” means the amalgamation of Amalco Sub and DevvStream.
“Amalgamation Consideration Value” means One Hundred Forty-Five Million Dollars plus the Aggregate Exercise Price.
“Approved Financing” means a private investment in New PubCo, by way of subscribing for equity securities, debt securities or other equity-linked or convertible securities of New PubCo, which has been approved by the SPAC in accordance with the terms of the Business Combination Agreement.
“Approved Financing Source” means a Person engaged by DevvStream after the date of the Business Combination Agreement to act as an investment bank, financial advisor, broker or similar advisor in connection with any Approved Financing.
“Arrangement Resolution” means the special resolution approving the plan of arrangement to be considered at the special meeting by shareholders of DevvStream, substantially in the form attached hereto as Annex H.
“BCBCA” means the Business Corporations Act (British Columbia), as now in effect and as it may be amended from time to time prior to the effective time of the Amalgamation.
“Board” or “FIAC Board” means the board of directors of FIAC.
“Business Combination” means the SPAC Continuance and Amalgamation together with the other transactions related thereto, as contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement, dated September 12, 2023, as amended by the First Amendment thereto, dated May 1, 2024 (as it may be amended or supplemented from time to time), by and among FIAC, Amalco Sub and DevvStream.
“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of FIAC.
“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of FIAC.
“Closing” means the closing of the Business Combination.
“Closing Date” means the date of the Closing.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Company” or “New PubCo” means FIAC after giving effect to the SPAC Continuance and Business Combination, and which will include DevvStream and any other direct or indirect subsidiaries of FIAC to the extent reasonably applicable.
“Common Amalgamation Consideration” means, with respect to the Company Securities, a number of New PubCo Common Shares equal to the product of (a) the Reverse Split Factor, multiplied by (b) the quotient of (i) the Amalgamation Consideration Value, divided by (ii) $10.20.
“Common Conversion Ratio” means, in respect of a Company Share, the number equal to (a) the Common Amalgamation Consideration divided by (b) the Fully Diluted Common Shares Outstanding.
“Common Stock” means any of the post-continuation shares of FIAC common stock.
“Company Equity Incentive Plans” means the 2022 Equity Incentive Plan of DevvStream Holdings Inc., as amended and restated from time to time, and the 2022 Non-Qualified Stock Option Plan of DevvStream Inc., as amended and restated from time to time.
“Company Options” means each option (whether vested or unvested) to purchase Company Shares granted under the 2022 Equity Incentive Plan of DevvStream Holdings Inc., as amended and restated from time to time, and the 2022 Non-Qualified Stock Option Plan of DevvStream Inc., as amended and restated from time to time.
“Company RSUs” means each restricted stock unit representing the right to receive payment in Company Shares, granted under a restricted stock unit award agreement.
“Company Securities” means, collectively, the Company Shares, the Company Options, and the Company Warrants.
“Company Shares” means the Multiple Voting Company Shares and the Subordinated Voting Company Shares.
“Company Support Agreements” means the Company Support Agreements, dated September 12, 2023, between DevvStream, FIAC and each of the Core Company Securityholders.
“Company Warrants” or “Legacy Warrants” means the 9,787,343 outstanding common share purchase warrants of DevvStream, which are exercisable for up to 9,787,343 Company Shares.
“Continental” means Continental Stock Transfer & Trust Company, the transfer agent.
“Converted Option” means the Company Options that will convert into an option to purchase a number of New PubCo Common Shares in connection with the Plan of Arrangement.
“Converted RSU” means the Company RSUs that will convert into a New PubCo restricted stock unit, representing the right to receive a number of New PubCo Common Shares in connection with the Plan of Arrangement.
“Converted Warrant” means the Company Warrants that will become exercisable for New PubCo Common Shares in connection with the Plan of Arrangement.
“Converted Private Placement Warrants” means the Private Placement Warrants that will be exchanged for warrants to purchase New PubCo Common Shares in connection with the SPAC Continuance.
“Converted Public Warrants” means the FIAC Warrants that will be exchanged for warrants to purchase New PubCo Common Shares in connection with the SPAC Continuance.
“Convertible Bridge Financing” means DevvStream’s fundraising efforts during the Interim Period, to be memorialized by certain Convertible Bridge Note Subscription Agreements to be entered into by DevvStream in accordance with Section 6.2 of the Initial Business Combination Agreement.
“Convertible Bridge Notes” means those certain convertible notes to be issued by DevvStream during the Interim Period in accordance with Section 6.2 of the Initial Business Combination Agreement pursuant to the Convertible Bridge Note Subscription Agreements.
“Convertible Bridge Note Investors” means the holders of Convertible Bridge Notes.

“Convertible Bridge Note Subscription Agreements” means those certain Convertible Bridge Note Subscription Agreements to be entered into by DevvStream during the Interim Period in accordance with Section 6.2 of the Initial Business Combination Agreement with respect to the Convertible Bridge Notes.
“Core Company Securityholders” means each of Devvio and DevvStream’s directors and officers.
“Court” means the Supreme Court of British Columbia, or other court as applicable.
“Devvio” means Devvio, Inc., a Delaware corporation.
“DevvStream” means DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia.
“DevvStream Meeting” means the special meeting of DevvStream Shareholders to consider the Plan of Arrangement and for any other purpose as may be set forth in the DevvStream notice of shareholder meeting and accompanying management information circular, and agreed to in writing by FIAC, acting reasonably.
“DTC” means Depository Trust Company.
“Effective Time” means the effective time of the Amalgamation in accordance with the BCBCA.
“Equity Incentive Plan” means the DevvStream Corp. 2024 Equity Incentive Plan.
“Equity Value” means One Hundred Forty-Five Million Dollars ($145,000,000).
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“FIAC Charter” means the Amended and Restated Certificate of Incorporation of FIAC, dated October 27, 2021.
“FIAC Common Stock” means the Class A Common Stock and the Class B Common Stock.
“FIAC IPO,” “IPO” or “Initial Public Offering” means FIAC’s initial public offering that was consummated on November 1, 2021.
“FIAC IPO Prospectus” means the final prospectus of FIAC, dated as of October 27, 2021, and filed with the SEC pursuant to Rule 424(b) under the Securities Act on October 29, 2021 (File No. 333-255448).
“FIAC public stockholders” means the holders of Class A Common Stock.
“FIAC Stockholders Meeting” means the special meeting of the stockholders of FIAC, to be held virtually at    a.m., Eastern Time, on   .
“FIAC Units” mean the units issued in the FIAC IPO, including any over-allotment securities acquired by FIAC’s underwriters, consisting of (a) one share of Class A Common Stock and (b) one-half of one redeemable warrant, exercisable for one share of Class A Common Stock at an exercise price of $11.50.
“FIAC Warrants” mean the warrants underlying the FIAC Units issued in the FIAC IPO. Each whole FIAC Warrant entitles the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share.
“Final Company Share Price” means the closing price of the Subordinated Voting Company Shares on Cboe Canada as of the end of last trading day on the Cboe Canada prior to the Closing (and if there is no such closing price on the last trading day prior to the Closing, the closing price of the Subordinated Voting Company Shares on the last trading day prior to the Closing on which there is such a closing price), converted into United States dollars based on the Bank of Canada daily exchange rate on the last business day prior to the Closing.
“Final Order” means the final order of the Court, in a form acceptable to each of DevvStream, FIAC and Amalco, each acting reasonably, approving the Plan of Arrangement, as such order may be amended by the Court at any time prior to the Closing Date or as such order may be affirmed or amended on appeal.
“First Amendment” means Amendment No. 1 to the Business Combination Agreement, dated as of May 1, 2024, by and among FIAC, Amalco Sub and DevvStream.
“First Sponsor Working Capital Loan” means that certain Promissory Note, dated as of May 9, 2023, by FIAC in favor of Sponsor.

“Founder Shares” means the 5,750,000 shares of Class B Common Stock owned by the Sponsor, a portion of which was converted into Class A Common Stock in accordance with the FIAC Charter.
“Fully Diluted Common Shares Outstanding” means, without duplication, at any measurement time (a)(i) ten (10), multiplied by (ii) the aggregate number of Multiple Voting Company Shares that are issued and outstanding, plus (b) the aggregate number of Subordinated Voting Company Shares that are issued and outstanding, plus (c) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the exercise and conversion of the Company Options in accordance therewith, plus (d) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the exercise and conversion of the Company Warrants in accordance therewith, plus (e) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the vesting of the Company RSUs in accordance therewith. For the avoidance of doubt, “Fully Diluted Common Shares Outstanding” shall not include any Subordinary Voting Company Shares to be issued (including pursuant to the exercise and conversion of Company Warrants) to any Approved Financing Source pursuant to an Approved Financing.
“Initial Business Combination Agreement” means the Business Combination Agreement, dated September 12, 2023, by and among FIAC, Amalco Sub and DevvStream.
“Initial Stockholders” means the Sponsor and any other holders of the Founder Shares prior to the FIAC IPO (or their permitted transferees), if any.
“In-the-Money Option” means each Company Option for which the exercise price per share subject to such Company Option is less than the Common Conversion Ratio multiplied by $10.20.
“Interim Period” means the period from the date of the Initial Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement or the Closing.
“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Initial Business Combination Agreement and made pursuant to Section 291 of the BCBCA in a form acceptable to DevvStream and FIAC, each acting reasonably, providing for, among other things, the calling and holding of the DevvStream Meeting, as the same may be amended by the Court or with the consent of the DevvStream and FIAC, such consent not to be unreasonably withheld, conditioned or delayed.
“Investor Presentation” refers to that certain Investor Presentation, dated as of September 2023, available to the public on FIAC's website.
“Multiple Voting Company Shares” means the multiple voting shares of DevvStream, without par value.
“New PubCo” means FIAC following the SPAC Continuance.
“New PubCo Board” means the board of directors of New PubCo following the completion of the Business Combination.
“New PubCo Bylaws” means the bylaws of New PubCo following the completion of the SPAC Continuance.
“New PubCo Charter” means the articles of continuance of New PubCo following the completion of the SPAC Continuance.
“New PubCo Common Shares” means, following the SPAC Continuance, the common shares of New PubCo.
“New PubCo Governing Documents” means the New PubCo Bylaws and the New PubCo Charter.
“New PubCo Warrants” means collectively, the Converted Public Warrants and the Converted Private Placement Warrants.
“Per Common Share Amalgamation Consideration” means (i) with respect to each Multiple Voting Company Share, an amount of New PubCo Common Shares equal to (a) ten (10), multiplied by (b) the Common Conversion Ratio, and (ii) with respect to each Subordinated Voting Company Share, an amount of New PubCo Common Shares equal to the Common Conversion Ratio.
“PIPE Investors” means the investors signatory to those certain PIPE subscription agreements, dated as of   , entered into in connection with the Business Combination Agreement.

“Plan of Arrangement” means the plan of arrangement under Section 288 of the BCBCA, substantially in the form attached hereto as Annex G and any amendments, modifications or supplements thereto made in accordance with the terms thereof, pursuant to which FIAC, Amalco Sub and DevvStream will carry out the Business Combination.
“Post-continuance FIAC Articles” means the new articles of continuance of FIAC to be effective upon the SPAC Continuation.
“Private Placement” means the private placement consummated simultaneously with the FIAC IPO in which FIAC issued to the Sponsor the Private Placement Warrants.
“Private Placement Warrants” means the warrants issued to our Sponsor in the Private Placement that closed simultaneously with the closing of the IPO which entitles the holder thereof to purchase one whole share of Class A Common Stock at $11.50 per share.
“Proposals” means the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal and the Adjournment Proposal.
“Proposed Transactions” means the SPAC Continuance and the Amalgamation, together with the other transactions related thereto.
“Public Shares” means the Class A Common Stock included in the FIAC Units and the Class A Common Stock underlying the FIAC Warrants.
“Record Date” refers to   , the date for determining the holders of FIAC Common Stock entitled to receive notice of and to vote at the FIAC Stockholders Meeting.
“Redemption” means the right of the holders of Class A Common Stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus and the FIAC Charter.
“Registration Rights Agreement” means the Registration Rights Agreement to be entered into as of the Closing Date, by and among FIAC, the Sponsor and the Core Company Securityholders.
“Required Proposals” means the Business Combination Proposal, the SPAC Continuance Proposal, the Incentive Plan Proposal and the Nasdaq Proposal.
“Reverse Split Factor” means an amount equal to the lesser of (a) the quotient obtained by dividing the Final Company Share Price by $0.6316 and (b) one.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Sponsor Working Capital Loan” means that certain Promissory Note, dated as of December 1, 2023, by FIAC in favor of Sponsor.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Sponsor” means Focus Impact Sponsor, LLC.
“Sponsor Working Capital Loans” means collectively, the First Sponsor Working Capital Loan and the Second Working Capital Loan.
“Subordinated Voting Company Shares” means the subordinate voting shares of DevvStream, without par value.
“Termination Date” means the date by which FIAC has to consummate an initial business combination pursuant to the FIAC Charter, which may be extended on a monthly basis for up to nine times by an additional one month each time by resolution of the FIAC Board if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until November 1, 2024, unless the closing of FIAC’s initial business combination shall have occurred prior to such date.
“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Trust Account” means the trust account of FIAC, which holds the net proceeds of the FIAC IPO, including from over-allotment securities sold by FIAC’s underwriters, and the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay tax obligations and up to $100,000 for dissolution expenses, and amounts paid pursuant to redemptions.
“U.S. GAAP” means generally accepted accounting principles in the United States.
“Warrants” means any of the FIAC Warrants and the Private Placement Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this proxy statement/prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect the current views of FIAC and DevvStream with respect to, among other things, the plans, strategies and prospects, both business and financial, of FIAC and DevvStream. These statements are based on the beliefs and assumptions of the management of FIAC and DevvStream. Likewise, the financial statements included herein and all of the statements regarding market conditions and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “projects,” “anticipates” or the negative version of these words or other comparable words or phrases.
The forward-looking statements contained in this proxy statement reflect FIAC’s and DevvStream’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. Neither FIAC nor DevvStream can guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•
the ability of FIAC and DevvStream prior to the Business Combination to meet the conditions to closing of the Business Combination, including approval by stockholders of FIAC and DevvStream of the Business Combination and related proposals;

•	the ability of the Combined Company following the Business Combination, to realize the benefits from the Business Combination;
•
changes in the market price of New PubCo Common Shares after the Business Combination, which may be affected by factors different from those currently affecting the price of shares of Class A Common Stock;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;
•	the ability of FIAC and DevvStream to obtain the Interim Order and the Final Order;
•
the ability of FIAC and DevvStream prior to the Business Combination, and the Combined Company following the Business Combination, to obtain and/or maintain the listing of the New PubCo Common Shares on Nasdaq following the Business Combination;

•	future financial performance following the Business Combination;
•	public securities’ potential liquidity and trading;
•	the use of proceeds not held in the Trust Account or available to FIAC from interest income on the Trust Account balance;
•	the impact from the outcome of any known and unknown litigation;
•	the ability of the Combined Company to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;
•	expectations regarding future expenditures of the Combined Company following the Business Combination;
•	the future mix of revenue and effect on gross margins of the Combined Company following the Business Combination;
•	changes in interest rates or rates of inflation;

•
the attraction and retention of qualified directors, officers, employees and key personnel of FIAC and DevvStream prior to the Business Combination, and the Combined Company following the Business Combination;

•	the ability of the Combined Company to compete effectively in a competitive industry;
•	the ability to protect and enhance DevvStream’s and the Combined Company’s corporate reputation and brand;
•	expectations concerning the relationships and actions of DevvStream and its affiliates with third parties;
•	the impact from future regulatory, judicial and legislative changes in DevvStream’s or the Combined Company’s industry;
•	the ability to locate and acquire complementary products or product candidates and integrate those into DevvStream’s or the Combined Company’s business;
•	future arrangements with, or investments in, other entities or associations;
•	intense competition and competitive pressures from other companies in the industries in which the Combined Company will operate;
•	the financial and other interests of the FIAC Board, which may have influenced the FIAC Board’s decision to approve the Business Combination;
•	risks related to the uncertainty of the projected financial information with respect to DevvStream;
•	the volatility of the market price and liquidity of the Class A Common Stock and other securities of FIAC; and
•	other factors detailed under the section titled “Risk Factors.”
While forward-looking statements reflect FIAC’s and DevvStream’s good faith beliefs, they are not guarantees of future performance. FIAC and DevvStream disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement, except as required by applicable law. For a further discussion of these and other risks and uncertainties, please see the section titled “Risk Factors” in FIAC’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on April 8, 2024 and in other reports FIAC files with the SEC. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to FIAC and DevvStream (or to third parties making the forward-looking statements).
ENFORCEMENT OF CIVIL LIABILITIES
DevvStream is, and New PubCo will be, organized under the laws of the Province of British Columbia, Canada and Alberta, Canada, respectively. Certain assets of DevvStream are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon DevvStream or New Pubco or to enforce against DevvStream or New Pubco judgments obtained in the U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States.
THERE IS DOUBT WHETHER PROCEEDINGS CAN SUCCESSFULLY BE PURSUED IN CANADIAN COURTS BASED UPON VIOLATIONS OF U.S. FEDERAL OR STATE SECURITIES LAWS FOR WHICH NO EQUIVALENT OR SIMILAR CLAIMS ARE AVAILABLE IN CANADIAN LAW. MOREOVER, DEPENDING ON THE CIRCUMSTANCES AND NATURE OF RELIEF OBTAINED, THERE MAY ALSO BE DOUBT AS TO THE ENFORCEABILITY IN CANADIAN COURTS OF JUDGMENTS OF U.S. COURTS OBTAINED IN ACTIONS BASED UPON THE CIVIL LIABILITY PROVISIONS OF THE U.S. FEDERAL OR STATE SECURITIES LAWS OR OTHER LAWS OF THE UNITED STATES OR ANY STATE THEREOF OR THE EQUIVALENT LAWS OF OTHER JURISDICTIONS. THEREFORE, IT MAY NOT BE POSSIBLE TO SUCCESSFULLY ASSERT CERTAIN CLAIMS, OR ENFORCE JUDGMENTS OBTAINED IN CERTAIN UNITED STATES PROCEEDINGS, AGAINST DEVVSTREAM OR NEW PUBCO, THEIR RESPECTIVE DIRECTORS AND OFFICERS NAMED IN THIS PROSPECTUS OR ANY FUTURE GUARANTORS INCORPORATED OR ORGANIZED UNDER THE LAWS OF CANADA OR ANY PROVINCE OR TERRITORY THEREOF, OR THEIR RESPECTIVE DIRECTORS AND OFFICERS.

QUESTIONS AND ANSWERS
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the FIAC Stockholders Meeting. The following questions and answers do not include all the information that is important to stockholders of FIAC. We urge the stockholders of FIAC to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.
QUESTIONS AND ANSWERS ABOUT THE FIAC PROPOSALS
Q:	Why am I receiving this proxy statement/prospectus?
A:
FIAC stockholders are being asked to consider and vote upon a proposal to approve the Business Combination contemplated by the Business Combination Agreement, among other proposals. As a result of the Amalgamation, DevvStream will become a wholly-owned subsidiary of New PubCo. Copies of the Initial Business Combination Agreement and the First Amendment are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, respectively.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the FIAC Stockholders Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.
THE VOTE OF FIAC STOCKHOLDERS IS IMPORTANT. FIAC STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.
Below are proposals on which FIAC stockholders are being asked to vote.
(1)	The Business Combination Proposal (Proposal 1)
To approve and adopt the Business Combination Agreement, dated as of September 12, 2023, as amended by the First Amendment thereto, dated as of May 1, 2024, by and among Focus Impact Acquisition Corp., a Delaware corporation, Focus Impact Amalco Sub Ltd., a company existing under the laws of the Province of British Columbia and wholly-owned subsidiary of FIAC, and DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia, and approve the transactions contemplated thereby, including:
a.
prior to the Effective Time, FIAC will continue from the State of Delaware under the Delaware General Corporation Law to the Province of Alberta under the Business Corporations Act (Alberta) and change its name to DevvStream Corp.;

b.
following the SPAC Continuance, and in accordance with the applicable provisions of the Plan of Arrangement and the Business Corporations Act (British Columbia), Amalco Sub and DevvStream will amalgamate to form Amalco, and as a result of the Amalgamation, (i) each Company Share issued and outstanding immediately prior to the Effective Time (as such term is defined in the Plan of Arrangement) will be automatically exchanged for that certain number of New PubCo Common Shares equal to the applicable Per Common Share Amalgamation Consideration, (ii) each Company Option and Company RSU issued and outstanding immediately prior to the Effective Time will be cancelled and converted into Converted Options and Converted RSUs, respectively, in an amount equal to the Company Shares underlying such Company Option or Company RSU, respectively, multiplied by the Common Conversion Ratio (and, for Company Options, at an adjusted exercise price equal to the exercise price for such Company Option immediately prior to the Effective Time divided by the Common Conversion Ratio), (iii) each Company Warrant issued and outstanding immediately prior to the Effective Time shall become exercisable for New PubCo Common Shares in an amount equal to the Company Shares underlying such Company Warrant multiplied by the Common Conversion Ratio (and at an adjusted exercise price equal to the exercise price for such Company Warrant prior to the Effective Time divided by the Common Conversion Ratio), (iv) each holder of Convertible Bridge Notes, if any, issued and outstanding immediately prior to the Effective Time will first receive Company Shares and then New PubCo Common Shares in accordance with the terms of such Convertible Bridge Notes, (v) Amalco will be the resulting entity in the Amalgamation and (vi) each common share of Amalco Sub issued and outstanding immediately prior to the Effective Time will be automatically exchanged for one common share of Amalco; and
c.
the DevvStream Shareholders as of the Effective Time, will receive that number of New PubCo Common Shares (or, with respect to Company Options, Company RSUs and Company Warrants, a number of Converted Options, Converted RSUs and Converted Warrants consistent with the aforementioned conversion mechanics) equal to (a)(i) the Reverse Split Factor multiplied by (ii)(x) $145 million plus the aggregate exercise price of all in-the-money Company Options and Company Warrants immediately prior to the Effective Time (or exercised in cash prior to the Effective Time) divided by (y) $10.20, plus (b) solely to the extent any Company Shares are required to be issued to Approved Financing Sources pursuant to Approved Financings in connection with the Closing, (i) each such Company Share multiplied by (ii) the Per Common Share Amalgamation Consideration in respect of such Company Share, all as more particularly described elsewhere in this proxy statement/prospectus.

In addition to the approval of the Proposals at the FIAC Stockholders Meeting, unless waived by the parties to the Business Combination Agreement, in accordance with applicable law, the Closing is subject to a number of conditions set forth in the Business Combination Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal (Proposal 1) — The Business Combination Agreement — Conditions to the Closing.”
The Business Combination Agreement may be terminated at any time prior to the Closing upon agreement of DevvStream and FIAC, or by DevvStream or FIAC acting alone, in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the section titled “The Business Combination Proposal (Proposal 1) — The Business Combination Agreement — Termination.”
Pursuant to the FIAC Charter, in connection with the Business Combination, holders of Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the FIAC Charter. As of the Record Date, the pro rata portion of the funds available in the Trust Account for the Class A Common Stock was approximately $     per share. If a holder exercises its redemption rights in connection with the Business Combination, then such holder will be exchanging its Class A Common Stock for cash and will only have equity interests in New PubCo pursuant to its right to the exercise of its FIAC Warrants, to the extent it still holds FIAC Warrants. Such a holder will be entitled to receive cash for its Class A Common Stock only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the FIAC Stockholders Meeting. Holders of Class A Common Stock may elect to redeem their shares whether or not such shares are voted at the FIAC Stockholders Meeting. See the section titled “The FIAC Stockholders Meeting — Redemption Rights.”
The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals and the Incentive Plan Proposal are approved at the FIAC Stockholders Meeting. In addition, the Advisory Charter Proposals and the Incentive Plan Proposal are conditioned on the approval of the SPAC Continuance Proposal and the Business Combination Proposal (and the SPAC Continuance Proposal and the Business Combination Proposal are conditioned on the approval of the Advisory Charter Proposals, the Incentive Plan Proposal and the Nasdaq Proposal). The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
The New PubCo Board will increase to up to nine members upon the Closing.
See “The Advisory Charter Proposals” below for more information.
The Business Combination involves numerous risks. For more information about these risks, see the section titled “Risk Factors.”

(2)	The SPAC Continuance (Proposal 2)
To consider and vote upon a proposal to approve the SPAC Continuance, and in connection therewith, the adoption of the new articles of continuance of FIAC effective upon the SPAC Continuance in substantially the form attached to this proxy statement/prospectus as Annex B.
(3)	The Nasdaq Proposal (Proposal 3)
To consider and vote upon a proposal to approve, for purposes of complying with the Nasdaq Listing Rules, the issuance of shares of Class A Common Stock pursuant to the Business Combination Agreement.
(4)	The Charter Proposal (Proposal 4)
To consider and vote upon a proposal to approve, by special resolution, and adopt the articles of continuance and bylaws of New PubCo in substantially the form attached to the proxy statement/prospectus as Annex B and Annex C, respectively, (the “New PubCo Governing Documents”).
(5)	The Advisory Charter Proposals (Advisory Proposals 5A through 5H)
To consider and vote upon, on a non-binding, advisory basis, certain differences set forth below between FIAC’s existing organizational documents (the “FIAC Charter”) and the New PubCo Governing Documents, which are being presented in accordance with the requirements of the SEC as seven separate sub-proposals. By presenting these proposals separately, we intend to provide stockholders a means to communicate their separate views on important governance provisions to the Board:
(A)	Name Change — to provide that the name of FIAC shall be changed to “DevvStream Corp.” (Advisory Proposal 5A);
(B)	Amendment of Blank Check Provisions — to remove and change certain provisions in the FIAC Charter related to FIAC’s status as a special purpose acquisition company (Advisory Proposal 5B);
(C)
Change in Authorized Shares — to authorize an unlimited number of New PubCo Common Shares and an unlimited number of preferred shares issuable in series with such terms as are determined by the New PubCo Board from time to time (Advisory Proposal 5C);

(D)	Change in Quorum — to provide that the quorum required for shareholder meetings is a minimum of 33 1/3% of shares entitled to vote thereon (Advisory Proposal 5D);
(E)	Removal of Directors — to provide that stockholders may remove a director by resolution of not less than a simple majority of the votes cast in respect thereof (Advisory Proposal 5E);
(F)
Advance Notice — to provide that the time period to provide notice of the time and place of a meeting of shareholders is not less than twenty-one (21) days and not more than fifty (50) days before the meeting (Advisory Proposal 5F);

(G)
Forum Selection — to provide that, unless New PubCo consents in writing to the selection of an alternative forum, the Courts of the Province of Alberta, Canada shall be the sole and exclusive forum for certain disputes involving New PubCo, including derivative actions or proceedings brought on behalf of New PubCo (Advisory Proposal 5G); and

(H)
Stockholder Nominations — to provide that stockholder nominations for the board of directors must be given not less than 30 days prior to the date of the annual meeting of shareholders (Advisory Proposal 5H);

(6)	The Incentive Plan Proposal (Proposal 6)
FIAC is proposing that its stockholders approve and adopt the DevvStream Corp. 2024 Equity Incentive Plan, which will become effective upon the Closing.

The Equity Incentive Plan will reserve a number of New PubCo Common Shares equal to 10% of the fully diluted, and as converted, amount of New PubCo Common Shares to be outstanding immediately following consummation of the Business Combination, or shares, for issuance for awards in accordance with the terms of the Equity Incentive Plan. The purpose of the Equity Incentive Plan is to assist in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of New PubCo and its affiliates and promoting the creation of long-term value for shareholders of New PubCo by closely aligning the interests of such individuals with those of other shareholders. The Equity Incentive Plan authorizes the award of share-based incentives to encourage eligible employees, officers, directors, and consultants, as described below, to expend maximum effort in the creation of shareholder value.
A summary of the Equity Incentive Plan is set forth in the “The Incentive Plan Proposal (Proposal 6)” section of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached hereto as Annex F. You are encouraged to read the Equity Incentive Plan in its entirety.
(7)	The Adjournment Proposal (Proposal 7)
To consider and vote upon a proposal to adjourn the FIAC Stockholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the FIAC Stockholders Meeting, there are not sufficient votes to approve the Business Combination Proposal, the SPAC Continuance Proposal, the Charter Proposal, the Advisory Charter Proposals or the Incentive Plan Proposal.
Q:	When and where will the FIAC Stockholders Meeting take place?
A:
The FIAC Stockholders Meeting will be held on    , at     a.m., Eastern Time, via live audio webcast at https://www.cstproxy.com/focus-impact/2024 or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	Are the proposals conditioned on one another?
A:
Unless the Business Combination Proposal and the SPAC Continuance Proposal are approved, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals and the Incentive Plan Proposal will not be presented to the stockholders of FIAC at the FIAC Stockholders Meeting, insofar as the Incentive Plan Proposal, the Charter Proposal, the Advisory Charter Proposals and the Nasdaq Proposal are conditioned on the approval of the Business Combination Proposal and the SPAC Continuance Proposal (and the Business Combination Proposal and the SPAC Continuance Proposal are conditioned on the approval of the Incentive Plan Proposal, the Charter Proposal, the Advisory Charter Proposals and the Nasdaq Proposal). The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that if the Business Combination Proposal and the SPAC Continuance Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination. If FIAC does not consummate the Business Combination and fails to complete an initial business combination by November 1, 2024, FIAC will be required, in accordance with the FIAC Charter, to dissolve and liquidate its Trust Account by returning the then remaining funds in such account (less amounts released to pay tax obligations and up to $100,000 for dissolution expenses, and amounts paid pursuant to redemptions) to its public stockholders, unless it seeks and obtains the approval of FIAC stockholders to amend the FIAC Charter to extend such date.

Q:	What will happen in the Business Combination?
A:
At the Closing, Amalco Sub and DevvStream will amalgamate to form Amalco, as a result of which the DevvStream Shareholders will receive newly issued New PubCo Common Shares, and upon consummation of the Business Combination, Amalco will become a wholly-owned subsidiary of FIAC and FIAC will change its name to DevvStream Corp. After the Closing, the cash held in the Trust Account will be released from the Trust Account and used to pay each of FIAC’s and DevvStream’s transaction expenses and other liabilities of FIAC due as of the Closing, and for working capital and general corporate purposes. Copies of the Initial Business Combination Agreement and the First Amendment are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, respectively.

Q:	What equity stake will current stockholders of FIAC and DevvStream securityholders hold in the Combined Company after the Closing?
A:
It is anticipated that, upon the completion of the Business Combination, FIAC’s public stockholders will retain an ownership interest of approximately 9.1% of the outstanding shares of New PubCo, Sponsor will retain an ownership interest of approximately 27.4% of the outstanding shares of New PubCo, the DevvStream Shareholders will own approximately 63.5% of the outstanding shares of New PubCo and investors signatory to those certain PIPE subscription agreements, dated as of     (the “PIPE Investors”), will own approximately   % of the outstanding shares of New PubCo. The foregoing ownership percentages with respect to New PubCo following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any shares by FIAC’s public stockholders in connection with the Business Combination and (ii) no awards are issued under the Equity Incentive Plan. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the FIAC public stockholders in New PubCo will be different. Because the level of stockholder redemptions will not be known until the FIAC Stockholders Meeting, holders of Class A Common Stock will not know at the time of the vote the percentage of the Combined Company’s outstanding capital stock that they will hold.

If any of the FIAC public stockholders exercise their redemption rights, the percentage of New PubCo’s outstanding common shares held by FIAC’s public stockholders will decrease and the percentages of New PubCo’s outstanding New PubCo Common Shares held by the Sponsor and by the DevvStream Shareholders will increase, in each case relative to the percentage held if none of the Class A Common Stock is redeemed. If any of FIAC’s public stockholders redeem their Class A Common Stock at Closing but continue to hold FIAC Warrants after the Closing, the aggregate market value of the FIAC Warrants that may be retained by them, based on the closing trading price per FIAC Warrant as of the Record Date, would be $     regardless of the amount of redemptions by the public stockholders. Upon the issuance of New PubCo Common Shares in connection with the Business Combination, the percentage ownership of New PubCo by FIAC’s public stockholders who do not redeem their Class A Common Stock will be diluted. FIAC public stockholders that do not redeem their Class A Common Stock in connection with the Business Combination will experience further dilution upon the exercise of FIAC Warrants that are retained after the Closing by redeeming FIAC public stockholders. The percentage of the total number of outstanding shares that will be owned by FIAC’s public stockholders as a group will vary based on the number of Class A Common Stock for which the holders thereof request redemption in connection with the Business Combination. The following table illustrates varying beneficial ownership levels in the Combined Company as of the Closing Date, without taking into account possible sources and extents of dilution for non-redeeming public stockholders, assuming no redemptions by public stockholders, 25% redemption by public stockholders, 50% redemption by public stockholders, 75% redemption by public stockholders and the maximum redemptions by public stockholders:
	Share Ownership in DevvStream Holdings Inc.(1)
	Pro Forma Combined (Assuming No Redemptions)(2)		Pro Forma Combined (Assuming 25% Redemptions)(3)		Pro Forma Combined (Assuming 50% Redemptions)(4)		Pro Forma Combined (Assuming 75% Redemptions)(5)		Pro Forma Combined (Assuming Maximum Redemptions)(6)(7)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Sponsor and initial FIAC shareholders(8)(9)	2,218,011	27.4%	2,218,011	28.0%	2,218,011	28.7%	2,218,011	29.4%	2,218,011	30.1%
FIAC public shareholders(10)	736,160	9.1%	552,120	7.0%	368,080	4.8%	184,040	2.4%	—	0.0%
Former DevvStream shareholders(11)	5,143,087	63.5%	5,143,087	65.0%	5,143,087	66.5%	5,143,087	68.2%	5,143,087	69.9%
Former DevvStream Convertible Note Holders	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Total	8,097,258	100.0%	7,913,218	100.0%	7,729,178	100.0%	7,545,138	100.0%	7,361,098	100.0%
(1)
Assumes a Reverse Split Factor of 0.4286, based on the closing price of the Subordinated Voting Company Shares on the Cboe Canada, as of June 28, 2024, converted into United States dollars based on the Bank of Canada daily exchange rate as of June 28, 2024.

(2)	Assumes that no Class A Common Stock is redeemed.

(3)
Assumes 25% of the shares of Class A Common Stock are redeemed for aggregate redemption payments of approximately $4.8 million, assuming a $11.18 per share redemption price and based on shares subject to redemption (prior to the application of the Reverse Split Factor) and funds in the Trust Account as of March 31, 2024.

(4)
Assumes 50% of the shares of Class A Common Stock are redeemed for aggregate redemption payments of approximately $9.6 million, assuming a $11.18 per share redemption price and based on shares subject to redemption (prior to the application of the Reverse Split Factor) and funds in the Trust Account as of March 31, 2024.

(5)
Assumes 75% of the shares of Class A Common Stock are redeemed for aggregate redemption payments of approximately $14.4 million, assuming a $11.18 per share redemption price and based on shares subject to redemption (prior to the application of the Reverse Split Factor) and funds in the Trust Account as of March 31, 2024.

(6)
Assumes the maximum amount of shares of Class A Common Stock are redeemed for aggregate redemption payments of approximately $19.2 million, assuming a $11.18 per share redemption price and based on shares subject to redemption (prior to the application of the Reverse Split Factor) and funds in the Trust Account as of March 31, 2024.

(7)
Excludes the 921,492 Private Placement Warrants exchanged for the payment of the First Sponsor Working Capital Loan and Second Sponsor Working Capital Loan, given the expectation that these warrants will not be in the money at the time of closing.

(8)	Includes 1,478,674 Founder Shares held by FIAC’s Sponsor, 739,337 Founder Shares held by other investors that will convert into New PubCo Common Shares.
(9)	Excludes 4,800,332 Private Placement Warrants as the warrants are not expected to be in the money at Closing.
(10)	Excludes 4,928,912 FIAC Warrants as the warrants are not expected to be in the money at Closing.
(11)
Excludes shares underlying (i) Legacy Warrants, which will be exercisable for 587,208 shares at a weighted average exercise price of $10.80 per share, (ii) Converted Options, which will be exercisable for 277,418 shares at a weighted average exercise price of $9.15 per share and (iii) 458,196 Converted RSUs, as well as shares available for future issuance pursuant to the proposed Equity Incentive Plan.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions. See the section titled “Unaudited Pro Forma Combined Financial Information” for further information.
The table below presents possible sources of dilution and the extent of such dilution that non-redeeming FIAC public stockholders could experience in connection with the Business Combination across the redemption scenarios.
	Fully Diluted Share Ownership in DevvStream Holdings Inc.(1)
	Pro Forma Combined (Assuming No Redemptions)(2)		Pro Forma Combined (Assuming 25% Redemptions)(3)		Pro Forma Combined (Assuming 50% Redemptions)(4)		Pro Forma Combined (Assuming 75% Redemptions)(5)		Pro Forma Combined (Assuming Maximum Redemptions)(6)(7)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Sponsor and initial FIAC shareholders(8)	2,218,011	11.6%	2,218,011	11.7%	2,218,011	11.8%	2,218,011	11.9%	2,218,011	11.6%
FIAC public shareholders	736,160	3.8%	552,120	2.9%	368,080	2.0%	184,040	1.0%	—	0.0%
Former DevvStream shareholders	5,143,087	26.8%	5,143,087	27.1%	5,143,087	27.4%	5,143,087	27.6%	5,143,087	27.0%
Former DevvStream Convertible Note Holders	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
New PubCo Warrants(9)	587,208	3.1%	587,208	3.1%	587,208	3.1%	587,208	3.2%	587,208	3.1%
New PubCo RSUs(9)	458,196	2.4%	458,196	2.4%	458,196	2.4%	458,196	2.5%	458,196	2.4%
New PubCo Stock Options(9)	277,418	1.5%	277,418	1.5%	277,418	1.5%	277,418	1.6%	277,418	1.5%
FIAC Warrants	4,928,912	25.7%	4,928,912	26.0%	4,928,912	26.2%	4,928,912	26.4%	4,928,912	25.8%
Private Placement Warrants	4,800,332	25.1%	4,800,332	25.3%	4,800,332	25.6%	4,800,332	25.8%	5,443,234	28.6%
Total	19,149,324	100.0%	18,965,284	100.0%	18,781,244	100.0%	18,597,204	100.0%	19,056,066	100.0%
(1)
Assumes a Reverse Split Factor of 0.4286, based on the closing price of the Subordinated Voting Company Shares on the Cboe Canada, as of June 28, 2024, converted into United States dollars based on the Bank of Canada daily exchange rate as of June 28, 2024. Additional dilution may occur if certain fees are paid to SRG under the SRG Agreement, pursuant to which DevvStream may pay to SRG a number of 5-year warrants to purchase New PubCo Common Shares in an amount equal to the value of 5% of the aggregate gross proceeds received by DevvStream from the sale of securities to investors introduced to DevvStream by SRG. Such potential dilution was excluded from this presentation because the number of warrants to be issued, if any, is not yet known and the conditions for their exercise have not yet been met.

(2)	Assumes that no Class A Common Stock is redeemed.
(3)
Assumes 25% of the shares of Class A Common Stock are redeemed for aggregate redemption payments of approximately $4.8 million, assuming a $11.18 per share redemption price and based on shares subject to redemption (prior to the application of the Reverse Split Factor) and funds in the Trust Account as of March 31, 2024.

(4)
Assumes 50% of the shares of Class A Common Stock are redeemed for aggregate redemption payments of approximately $9.6 million, assuming a $11.18 per share redemption price and based on shares subject to redemption (prior to the application of the Reverse Split Factor) and funds in the Trust Account as of March 31, 2024.

(5)
Assumes 75% of the shares of Class A Common Stock are redeemed for aggregate redemption payments of approximately $14.4 million, assuming a $11.18 per share redemption price and based on shares subject to redemption (prior to the application of the Reverse Split Factor) and funds in the Trust Account as of March 31, 2024.

(6)
Assumes the maximum amount of shares of Class A Common Stock are redeemed for aggregate redemption payments of approximately $19.2 million, assuming a $11.18 per share redemption price and based on shares subject to redemption (prior to the application of the Reverse Split Factor) and funds in the Trust Account as of March 31, 2024.

(7)	Includes 921,492 Private Placement Warrants exchanged for the payment of the First Sponsor Working Capital Loan and Second Sponsor Working Capital Loan.
(8)	Includes 1,478,674 Founder Shares held by FIAC’s Sponsor, 739,337 Founder Shares held by other investors that will convert into New PubCo Common Shares.
(9)
Represents shares underlying (i) Legacy Warrants, which will be exercisable for 587,208 shares at a weighted average exercise price of $10.80 per share, (ii) Converted Options, which will be exercisable for 277,418 shares at a weighted average exercise price of $9.15 per share and (iii) 458,196 Converted RSUs, as well as shares available for future issuance pursuant to the proposed Equity Incentive Plan.

Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.
Q:	What conditions must be satisfied to complete the Business Combination?
A:
There are a number of closing conditions in the Business Combination Agreement, including the approval by the FIAC stockholders of the Business Combination Approval, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal and the Incentive Plan Proposal. The Nasdaq Proposal and the Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal and the SPAC Continuance Proposal. The Business Combination Proposal and the SPAC Continuance Proposal are subject to and conditioned on the approval of the Nasdaq Proposal and the Incentive Plan Proposal. For a summary of the conditions that must be satisfied or waived prior to the Closing, see the section titled “The Business Combination Proposal (Proposal 1) — The Business Combination Agreement.”

Q:	Why is FIAC providing stockholders with the opportunity to vote on the Business Combination?
A:
Under the FIAC Charter, FIAC must provide all holders of its Class A Common Stock with the opportunity to have their Class A Common Stock redeemed upon the consummation of FIAC’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, FIAC has elected to provide its stockholders with the opportunity to have their Class A Common Stock redeemed in connection with a stockholder vote rather than a tender offer because the terms of the transaction require FIAC to seek stockholder approval under applicable law and stock exchange listing requirements. Therefore, FIAC is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their Class A Common Stock in connection with the Closing.

Q:	Did the FIAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A:
Yes. On September 12, 2023, Houlihan Capital delivered an oral opinion to the FIAC Board, which opinion was subsequently confirmed by delivery of a written opinion dated September 12, 2023 addressed to the FIAC Board (the “HC Opinion”), to the effect that, as of the date of the HC Opinion and based upon and subject to the assumptions, conditions and limitations set forth in the HC Opinion, the Business Combination is fair to the holders of shares of Class A Common Stock from a financial point of view.

The full text of the HC Opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the HC Opinion, is attached as Annex J to this proxy statement/prospectus and is incorporated herein by reference. The description of the HC Opinion set forth in this proxy statement/prospectus is qualified in its entirety by the full text of such HC Opinion.
The HC Opinion was provided for the use and benefit of FIAC (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Houlihan Capital provided its consent to the inclusion of the text of the HC Opinion as part of this proxy statement/prospectus). As described in “The Business Combination Proposal (Proposal 1) — Reasons for Approval of the Business Combination,” the members of the FIAC Board considered a wide variety of factors in connection with their respective evaluations of the Business Combination, including the HC

Opinion. Houlihan Capital’s only opinion is the formal written opinion Houlihan Capital has expressed as to whether, as of the date of such opinion, the Business Combination is fair to the holders of shares of Class A Common Stock from a financial point of view. The HC Opinion does not constitute a recommendation to proceed with the Business Combination. The HC Opinion did not address any other aspect or implications of the Business Combination and the HC Opinion does not constitute an opinion, advice or recommendation as to how any stockholder of FIAC should vote at the FIAC Stockholders Meeting. In addition, the HC Opinion did not in any manner address the prices at which the securities of New PubCo would trade following the consummation of the Business Combination or at any time. The HC Opinion was approved by a Houlihan Capital fairness opinion committee.
Q:	Are there any arrangements to help ensure that FIAC will have sufficient funds, together with the proceeds in its Trust Account, to consummate the Business Combination?
A:
Yes. To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account will be used to pay any working capital loans owed by FIAC to its Sponsor for any FIAC transaction expenses or other administrative expenses incurred by FIAC, and to pay all unpaid transaction expenses and any remainder will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. FIAC believes the funds available to it outside of the Trust Account will be sufficient to allow it to operate until it completes its business combination; however, FIAC cannot assure you that its estimate is accurate. If FIAC is required to seek additional capital, it would need to borrow funds from the Sponsor, management team or other third parties to operate or may be forced to liquidate. Neither the Sponsor, members of FIAC’s management team nor any of their affiliates is under any obligation to advance funds to FIAC in such circumstances. Other than the PIPE Financing, prior to the completion of FIAC’s initial business combination, it does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as FIAC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. For additional information about the PIPE Financing, see “Unaudited Pro Forma Combined Financial Information—Other Related Events in Connection with the Business Combination.”

If FIAC is unable to complete its initial business combination because it does not have sufficient funds available to it, FIAC will be forced to cease operations and liquidate the Trust Account. Consequently, FIAC’s public stockholders may only receive an estimated $10.20 per share, or possibly less, on its redemption of its Public Shares, and its warrants will expire worthless. In connection with the Business Combination, DevvStream and FIAC are expected to pay $13.4 million of transaction costs and an additional $1.9 million for the repayment of the Sponsor Working Capital Loans and $0.2 million for the settlement of Sponsor accrued administrative fees.
Q:	How many votes do I have at the FIAC Stockholders Meeting?
A:
FIAC stockholders are entitled to one vote at the FIAC Stockholders Meeting for each share of Class A Common Stock held as of the Record Date. Holders of Class A Common Stock and Class B Common Stock will vote together as one class. As of the close of business on the Record Date, there were     outstanding shares of FIAC Common Stock.

Q:	What vote is required to approve the proposals presented at the FIAC Stockholders Meeting?
A:
The approval of the Business Combination Proposal and the SPAC Continuance Proposal require the affirmative vote of the holders of a majority of the issued and outstanding FIAC Common Stock as of the Record Date. The approval of the Charter Proposal requires the affirmative vote of (i) the holders of a majority of the issued and outstanding FIAC Common Stock as of the Record Date and (ii) the affirmative vote of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class. Approval of the Nasdaq Proposal, the Advisory Charter Amendment Proposals, the Incentive Plan Proposal and the Adjournment Proposal each requires the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding shares of FIAC Common Stock who are present in person or represented by proxy and entitled to vote thereon at the FIAC Stockholders Meeting. A FIAC stockholder’s failure to vote by proxy or to vote in person at the FIAC Stockholders Meeting will not be counted towards the number of shares of FIAC Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will be counted towards the number of shares of FIAC Common Stock required to validly establish a quorum but will have the same effect as a vote “AGAINST” the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal or the Adjournment Proposal.
If the Business Combination Proposal and the SPAC Continuance Proposal are not approved, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals and the Incentive Plan Proposal will not be presented to the FIAC stockholders for a vote. The approval of the Business Combination Proposal, the Incentive Plan Proposal and the Nasdaq Proposal are preconditions to the consummation of the Business Combination.
Pursuant to a letter agreement, dated November 1, 2021, by and among the Sponsor, FIAC and certain insiders party thereto (the “Sponsor Letter Agreement”), the Sponsor has agreed to vote all FIAC Common Stock owned by it in favor of the Business Combination, including the Business Combination Proposal and the other Proposals. As of July 8, 2024, the Sponsor held 5,000,000 shares of Class A Common Stock and 750,000 shares of Class B Common Stock, comprising approximately 77% of the outstanding FIAC Common Stock. As a result, because the Sponsor holds a majority of the issued and outstanding FIAC Common Stock, we do not need any shares of Class A Common Stock, to be voted in favor of the Business Combination in order to have the Business Combination approved, assuming only the minimum number of shares representing a quorum is present at the FIAC Stockholders Meeting held to vote on the Business Combination and assuming that the Sponsor does not purchase any units or shares in the after-market.
Q:	What constitutes a quorum at the FIAC Stockholders Meeting?
A:
A quorum of our stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of stockholders holding a majority of the FIAC Common Stock entitled to vote at the FIAC Stockholders Meeting constitutes a quorum at the FIAC Stockholders Meeting. Abstentions will be considered present for the purposes of establishing a quorum. The Sponsor, who beneficially owns 77% of the issued and outstanding shares of FIAC Common Stock as of the Record Date, will count towards this quorum. As a result, as of the Record Date, in addition to the shares of the Sponsor, no additional shares of FIAC Common Stock held by public stockholders would be required to be present at the FIAC Stockholder Meeting to achieve a quorum. Because the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal and the Adjournment Proposal are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed. Therefore, such broker non-votes will not count towards quorum at the FIAC Stockholders Meeting. In the absence of a quorum, the chairman of the FIAC Stockholders Meeting has the power to adjourn the FIAC Stockholders Meeting.

Q:	How will the Sponsor, directors and officers of FIAC vote?
A:
Pursuant to the Sponsor Letter Agreement, the Sponsor, directors and officers of FIAC have agreed to vote any shares of FIAC Common Stock owned by them in favor of the Business Combination, including the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal and the Adjournment Proposal.

As of July 8, 2024, the Sponsor held 5,000,000 shares of Class A Common Stock and 750,000 shares of Class B Common Stock, comprising approximately 77% of the outstanding FIAC Common Stock. As a result, because the Sponsor holds a majority of the issued and outstanding Common Stock, we do not need any shares of Class A Common Stock to be voted in favor of the Business Combination in order to have the Business Combination approved, assuming only the minimum number of shares representing a quorum is present at the FIAC Stockholders Meeting held to vote on the Business Combination. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor had agreed to vote its shares in accordance with the majority of the votes cast by the FIAC public stockholders.

Q:	Who is FIAC’s Sponsor?
A:
FIAC’s sponsor is Focus Impact Sponsor, LLC, a Delaware limited liability company. The Sponsor currently owns 5,000,000 shares of Class A Common Stock, 750,000 shares of Class B Common Stock and 11,200,000 Private Placement Warrants. The Sponsor is governed by a four-member board of managers composed of Carl Stanton, Ernest Lyles, Howard Sanders and Wray Thorn. Each manager has one vote, and the approval of a majority of the managers is required to approve an action of the Sponsor. The Sponsor is not “controlled” (as defined in 31 CFR 800.208) by a foreign person, such that the Sponsor’s involvement in the Business Combination would result in a “covered transaction” (as defined in 31 CFR 800.213); any non-U.S. investors in the Sponsor are strictly passive with no “control” or “covered investment” rights (as defined in 31 CFR §§ 800.208, 211). However, it is possible that non-U.S. persons could be involved in the Business Combination, which may increase the risk that our Business Combination becomes subject to regulatory review, including review by the Committee on Foreign Investment in the United States (“CFIUS”), and that restrictions, limitations or conditions will be imposed by CFIUS.

Q:	What interests do FIAC’s current officers and directors have in the Business Combination?
A:
None of the Sponsor or current officers or directors of FIAC will receive any interest in the Business Combination other than the interests they owned prior to the Business Combination or as described above. The interests of the Sponsor or current officers or directors of FIAC may be different from or in addition to (and which may conflict with) your interest. These interests include:

•
unless FIAC consummates an initial business combination, FIAC’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on FIAC’s behalf. As of July 8, 2024, the Sponsor, officers and directors and their respective affiliates have approximately $40,000 in outstanding reimbursable out-of-pocket expenses. However, the Sponsor, officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed;

•
the Sponsor and directors and officers of FIAC paid an aggregate of $25,000 (or approximately $0.003 per share) for their Founder Shares and $11,200,000 (or $1.00 per warrant) for the Private Placement Warrants and such securities will have a significantly higher value at the time of the Business Combination. Such shares had an aggregate market value of approximately $   million based upon the closing price of the Class A Common Stock of $   per share on Nasdaq on   . As a result of the nominal price of $0.003 per share of Class B Common Stock paid by the Sponsor and the directors and officers of FIAC compared to the recent market price of the Class A Common Stock, the Sponsor and its affiliates are likely to earn a positive rate of return on their investments in the Class B Common Stock even if the holders of Class A Common Stock experience a negative rate of return on their investments in the Class A Common Stock;

•
as a condition to the FIAC IPO, the Class B Common Stock became subject to a lock-up whereby, subject to certain limited exceptions, the Founder Shares cannot be transferred until the earlier of (A) one year after the completion of FIAC’s initial business combination; (B) subsequent to FIAC’s initial business combination, when the reported last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing at least 150 days after FIAC’s initial business combination, or the date on which FIAC completes a liquidation, merger or similar transaction that results in all of FIAC’s stockholders having the right to exchange their shares for cash, securities or other property;

•	the Sponsor and directors and officers of FIAC have agreed not to redeem any Class A Common Stock they hold in connection with a stockholder vote to approve a proposed initial business combination;
•
if FIAC does not complete an initial business combination by November 1, 2024, a portion of the proceeds from the sale of the Private Placement Warrants and Class B Common Stock will be included in the liquidating distribution to FIAC’s public stockholders. In such event, the 750,000 Founder Shares and 11,200,000 shares of Class A Common Stock underlying the Private Placement Warrants, all of which are held by the Sponsor, directors and officers, would be worthless because they are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $   as of   , based on the closing price per share of Class A Common Stock as of    of $   per share on Nasdaq on   . Additionally, the Private Placement Warrants will expire worthless if the Trust Account is liquidated, including in the event FIAC is unable to complete an initial business combination within the required time period, and the Sponsor has agreed to indemnify FIAC to ensure that the proceeds in the Trust Account are not reduced below $10.20 per share of Class A Common Stock by the claims of prospective target businesses with which FIAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to FIAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account, and shall not apply to any claims under FIAC’s indemnity of the underwriter in the FIAC IPO against certain liabilities;
•
certain of FIAC's directors, officers and affiliates have purchased $500,000 of Convertible Bridge Notes, which are convertible into Company Shares at a 25% discount to DevvStream's 20-day volume weighted average price, subject to a floor of $2.00 per share, which shares will be converted into New PubCo Common Shares upon the consummation of the Business Combination;

•
the Sponsor has extended the Sponsor Working Capital Loans to FIAC in order to provide FIAC with additional working capital, which such amounts may not be repaid if FIAC does not complete an initial business combination; and

•
the Sponsor (including its representatives and affiliates) and FIAC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to FIAC. The Sponsor and FIAC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to FIAC completing its initial business combination. FIAC’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to FIAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in FIAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to FIAC, subject to applicable fiduciary duties. The FIAC Charter provides that FIAC renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of FIAC and such opportunity is one FIAC is permitted to complete on a reasonable basis, and to the extent the director or officer is permitted to refer that opportunity to FIAC without violating another legal obligation. FIAC, however, does not believe that the waiver of the application of the “corporate opportunity” doctrine in the FIAC Charter had any impact on its search for a potential business combination.

These interests may influence FIAC’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.
Q:	How are the funds in the Trust Account currently being held?
A:
Following the closing of the FIAC IPO on November 1, 2021 and the full exercise of the underwriters’ over-allotment, $234,600,000 from the net proceeds of the FIAC IPO and the sale of the FIAC Warrants were placed in a Trust Account, and invested in U.S. government securities, within the meaning set forth in the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act. On April 25, 2023, FIAC held a special meeting of stockholders, where a proposal to amend FIAC’s Certificate of Incorporation was approved to extend the Termination Date from May 1, 2023 to August 1, 2023, and to allow FIAC, without another stockholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to nine times by an additional one month, by resolution of the Board if requested by the Sponsor, and upon five days’ advance notice prior to the applicable termination date, until May 1, 2024 (the “First Extension Meeting”). In connection with the approval of the extension at the First Extension Meeting, the holders of 17,297,209 shares of Class A Common Stock of FIAC properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.40 per share, for an aggregate redemption amount of approximately $179,860,588. On December 29, 2023, FIAC held a special meeting of stockholders (the “Second Extension Meeting”) where a proposal was approved to amend FIAC's Certificate of Incorporation to extend the Termination Date from January 1, 2024 to April 1, 2024 (the “Second Charter Extension Date”) and to allow FIAC, without the need for another stockholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to seven times, by an additional one month each time, after the Second Charter Extension Date, by resolution of the FIAC Board, if requested by Sponsor (such amendment, the “Second Extension Amendment” and such proposal, the “Second Extension Amendment Proposal”). On March 20, 2024, the FIAC Board approved the extension of the Second Charter Extension Date from April 1, 2024 to May 1, 2024 (the “May Extension Date”), on April 22, 2024, the FIAC Board approved an extension of the May Extension Date from May 1, 2024 to June 1, 2024 (the “June Extension Date”), on May 31, 2024, the FIAC Board approved an extension of the June Extension Date from June 1, 2024 to July 1, 2024 (the “July Extension Date”), and on June 28, 2024, the FIAC Board approved an extension of the July Extension Date from July 1, 2024 to August 1, 2024 (the “August Extension Date”). In connection with the approval of each of the May Extension Date, the June Extension Date, the July Extension Date and the August Extension Date, Sponsor deposited $34,352 into the Trust Account, or $137,406 in aggregate. In connection with the approval of the extension at the Second Extension Meeting, the holders of 3,985,213 shares of Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.95 per share, for an aggregate redemption amount of approximately $43,640,022. As of the Record Date, the remaining funds in the Trust Account totaled $  .
With respect to the regulation of special purpose acquisition companies (“SPACs”) like FIAC, on January 24, 2024, the SEC issued adopted the previously proposed rules (the “SPAC Rules”) relating to, among other items, the extent to which SPACs could become subject to regulation under the Investment Company Act.
In light of the SPAC Rules relating to investment companies, on October 31, 2023, FIAC instructed Continental, the trustee managing the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to maintain the funds in the Trust Account in cash in an interest-bearing demand deposit account at a bank until the earlier of the consummation of a business combination and the liquidation of FIAC. Interest on such deposit account is currently 4.5% per annum, but such deposit account carries a variable rate and FIAC cannot assure you that such rate will not decrease or increase significantly.
Q:	What interests do DevvStream’s current officers and directors have in the Business Combination?
A:
Members of the DevvStream Board and its executive officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interest. These interests include, without limitation, the following:

•	Sunny Trinh, Chris Merkel, David Goertz and Bryan Went are expected to serve as executive officers of the Combined Company after consummation of the Business Combination;
•
Michael Max Bühler, Stephen Kukucha, Jamila Piracci, Ray Quintana and Tom Anderson, who currently serve on the DevvStream Board, may serve as directors of the Combined Company after consummation of the Business Combination and DevvStream may nominate one or more of its existing directors to serve on the board of the Combined Company after consummation of the Business Combination; and

•
upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, DevvStream’s executive officers are expected to receive grants of stock options and restricted stock units under the Equity Incentive Plan from time to time as determined by the Compensation Committee. In addition, the outstanding Company Options granted to DevvStream’s executive officers and directors under the Company Equity Incentive Plans prior to Closing will be assumed and converted to options under the Equity Incentive Plan effective as of the Closing.

Please see the sections titled “Risk Factors,” “The Business Combination Proposal (Proposal 1) — Interests of DevvStream’s Directors and Officers in the Business Combination” and “Executive and Director Compensation of DevvStream” of this proxy statement/prospectus for a further discussion of these and other interests.
Q:	What happens if I sell my Class A Common Stock before the FIAC Stockholders Meeting?
A:
The Record Date is earlier than the date of the FIAC Stockholders Meeting. If you transfer your Class A Common Stock after the Record Date, but before the FIAC Stockholders Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the FIAC Stockholders Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your Class A Common Stock prior to the Record Date, you will have no right to vote those shares at the FIAC Stockholders Meeting.

Q:	What happens if a substantial number of the FIAC public stockholders vote in favor of the Business Combination and exercise their redemption right?
A:
FIAC stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by FIAC public stockholders. In addition, with fewer shares of Class A Common Stock outstanding and public stockholders, the trading market for the New PubCo Common Shares may be less liquid than the market for Class A Common Stock was prior to consummation of the Business Combination and New PubCo may not be able to meet the listing standards for Nasdaq. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into DevvStream’s business will be reduced. As a result, the proceeds will be greater in the event that no public stockholders exercise redemption rights with respect to their Class A Common Stock for a pro rata portion of the Trust Account as opposed to the scenario in which the FIAC public stockholders exercise the maximum allowed redemption rights.

We do not know how many stockholders may exercise their right to redeem shares of Class A Common Stock prior to the consummation of the Business Combination, and therefore will need to structure the Business Combination based on our expectations as to the number of shares that will be submitted for redemption. If a larger number of shares are submitted for redemption than we initially expect, we may need to restructure the Business Combination to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. The above considerations may limit our ability to complete the most desirable business combination available to us or optimize our capital structure.
Furthermore, all outstanding warrants will continue to be outstanding following the Business Combination notwithstanding the actual redemptions. An aggregate value of our outstanding FIAC Warrants of approximately $   (based on the closing price of the FIAC Warrants of $   as of the Record Date) may be retained by the redeeming stockholders even if there are maximum redemptions. The potential for the issuance of a substantial number of shares of Class A Common Stock upon exercise of these warrants could make FIAC less attractive to investors. Any such issuance will increase the number of issued and outstanding shares of Class A Common Stock and reduce the value of the outstanding Class A Common Stock following the Business Combination. The outstanding warrants could have the effect of depressing the per share price of Class A Common Stock.
Q:
What happens if I vote against any of the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, or the Incentive Plan Proposal?

A:
If any of the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal, or the Incentive Plan Proposal (together, the “Required Proposals”) are not approved, the Business Combination is not consummated and FIAC does not otherwise consummate an alternative business combination by November 1, 2024, pursuant to the FIAC Charter, FIAC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders, unless FIAC seeks and obtains the consent of its stockholders to amend the FIAC Charter to extend the date by which it must consummate its initial business combination (an “Extension”). The Advisory Charter Proposals are non-binding and advisory, and a vote against any such proposals will not affect the outcome of the transaction.
Q:	Do I have redemption rights in connection with the Business Combination?
A:
Pursuant to the FIAC Charter, holders of Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the FIAC Charter. As of the Record Date, based on funds in the Trust Account of $     as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of the Class A Common Stock was approximately $     per share. If a holder exercises its redemption rights, then such holder will be exchanging its Class A Common Stock for cash and will only have equity interests in New PubCo pursuant to the exercise of its FIAC Warrants, to the extent it still holds FIAC Warrants. FIAC public stockholders may continue to hold FIAC Warrants after the Closing regardless of their election to redeem their Class A Common Stock. The aggregate market value of the FIAC Warrants that may be retained by them, based on the closing trading price per FIAC Warrant as of the Record Date, would be $   regardless of the amount of redemptions by the public stockholders Such a holder will be entitled to receive cash for its Class A Common Stock only if it properly demands redemption and delivers its shares (either physically or electronically) to FIAC’s transfer agent prior to the FIAC Stockholders Meeting. See the section titled “The FIAC Stockholders Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:	Will how I vote affect my ability to exercise redemption rights?
A:
No. You may exercise your redemption rights whether or not you attend or vote your Class A Common Stock at the FIAC Stockholders Meeting, and regardless of how you vote your shares. As a result, the Business Combination Agreement and the Required Proposals can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my redemption rights?
A:
In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time, on     (two (2) business days before the FIAC Stockholders Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Class A Common Stock for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: spacredemptions@continentalstock.com
Please also affirmatively certify in your request to Continental Stock Transfer & Trust Company for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of common stock. A holder of the Class A Common Stock, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Class A Common Stock, which we refer to as the “15% threshold,” without the prior consent of FIAC. Accordingly, all Class A Common Stock in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.
Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is FIAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, FIAC does not have any control over this process, and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with FIAC’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to FIAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that FIAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting FIAC’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.
Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?
A:
We expect that a U.S. holder (as defined herein) that exercises its redemption rights to receive cash from the Trust Account in exchange for its Class A Common Stock will generally be treated as selling such Class A Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Class A Common Stock that a U.S. holder owns or is deemed to own (including, without limitation, through the ownership of FIAC Warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “The Business Combination Proposal — United States Federal Income Tax Considerations.”

Q:	What are the U.S. federal income tax consequences of the SPAC Continuance?
A:
The SPAC Continuance is intended to qualify as a tax-deferred reorganization pursuant to Section 368(a) of the Code. Accordingly, a U.S. holder that is deemed to exchange Class A Common Stock in FIAC (as a Delaware corporation) for Class A Common Stock in FIAC (as continued to the Province of Alberta, Canada) in pursuance of the plan of reorganization will not recognize capital gain or loss on the deemed exchange of Class A Common Stock in FIAC (as a Delaware corporation) for Class A Common Stock in FIAC (as continued to the Province of Alberta, Canada).

Furthermore, notwithstanding that FIAC (following the SPAC Continuance) has been organized under Canadian law, solely for U.S. federal income tax purposes, FIAC is expected to remain classified as a U.S. domestic corporation pursuant to Section 7874(b) of the Code and the Treasury Regulations promulgated thereunder. Accordingly, FIAC (as continued to the Province of Alberta, Canada) will be subject to a number of significant and complicated U.S. federal income tax consequences as a result of being treated as a U.S. domestic corporation for U.S. federal income tax purposes and will be subject to taxation both in Canada and the United States.
For a more complete discussion of the U.S. federal income tax considerations of the SPAC Continuance, see “The Business Combination Proposal — United States Federal Income Tax Considerations.”
TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS OR THE SPAC CONTINUANCE WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS, THE SPAC CONTINUANCE OR EXCHANGE OF SHARES INCIDENT TO THE AMALGAMATION TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:	If I am a Warrant holder, can I exercise redemption rights with respect to my Warrants?
A:	No. The holders of Warrants have no redemption rights with respect to Warrants.
Q:	If I am a FIAC Unit holder, can I exercise redemption rights with respect to my FIAC Units?
A:	No. Holders of outstanding FIAC Units must separate the constituent Class A Common Stock and FIAC Warrants prior to exercising redemption rights with respect to the Class A Common Stock.
If you hold FIAC Units registered in your own name, you must deliver the certificate for such FIAC Units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such FIAC Units into Class A Common Stock and FIAC Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Class A Common Stock from the FIAC Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your FIAC Units, you must instruct such nominee to separate your FIAC Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, FIAC’s transfer agent. Such written instructions must include the number of FIAC Units to be split and the nominee holding such FIAC Units. Your nominee must also initiate electronically, using The Depository Trust Company’s deposit withdrawal at custodian (“DWAC”) system, a withdrawal of the relevant FIAC Units and a deposit of an equal number of Class A Common Stock and FIAC Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Class A Common Stock from the FIAC Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Class A Common Stock to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Q:	Do I have appraisal rights if I object to the proposed Business Combination?
A:	No. Neither FIAC stockholders nor holders of FIAC Warrants have appraisal rights in connection with the Business Combination under the DGCL.
Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?
A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:
•	holders of Class A Common Stock who properly exercise their redemption rights;
•
certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by FIAC and DevvStream in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement;

•	any working capital loans owed by FIAC to the Sponsor for transaction and other expenses incurred by or on behalf of FIAC; and
•	any other liabilities of FIAC as of the Closing.
Any remaining cash will be used for working capital and general corporate purposes of New PubCo.
Q:	What happens if the Business Combination is not consummated?
A:
There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Proposal (Proposal 1) — The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, FIAC is unable to complete the Business Combination or another initial business combination transaction by November 1, 2024, the FIAC Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the Class A Common Stock in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay taxes payable and up to $100,000 for dissolution expenses, by (B) the total number of then outstanding shares of Class A Common Stock, which redemption will completely extinguish rights of the FIAC public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the FIAC Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.
FIAC expects that the amount of any distribution the FIAC public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to FIAC’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. The Sponsor and FIAC’s officers and directors have waived any right to any liquidation distribution with respect to shares held by them.

In the event of liquidation, there will be no distribution with respect to the outstanding Warrants. Accordingly, the Warrants will expire worthless.
Q:	When is the Business Combination expected to be completed?
A:
The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal (Proposal 1) — Conditions to the Closing” or (b) such other date as agreed to by the parties to the Business Combination Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Business Combination Agreement may be terminated by either FIAC or DevvStream if the Closing has not occurred by August 11, 2024 (the “Outside Date”).

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to any material federal or state regulatory requirement or approval. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal (Proposal 1).”
Q:	What do I need to do now?
A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a FIAC stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?
A:	If you are a stockholder of record of FIAC as of the Record Date, you may submit your proxy before the FIAC Stockholders Meeting in any of the following ways, if available:
•	visit the website shown on your proxy card to vote via the Internet; or
•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.
Stockholders who choose to participate in the FIAC Stockholders Meeting can vote their shares electronically during the meeting via live audio webcast by visiting https://www.cstproxy.com/focus-impact/2024. You will need the control number that is printed on your proxy card to enter the FIAC Stockholders Meeting. FIAC recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the FIAC Stockholders Meeting starts.
If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the FIAC Stockholders Meeting will need to obtain a proxy form from their broker, bank or other nominee.
Beneficial stockholders who wish to attend the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting FIAC’s transfer agent, a beneficial holder will receive an email prior to the FIAC Stockholders Meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact FIAC’s transfer agent at least five business days prior to the meeting date.
Stockholders will also have the option to listen to the FIAC Stockholders Meeting by telephone by calling:
•	Within the U.S. and Canada: 1 800-450-7155 (toll-free)
•	Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)
The passcode for telephone access: 5620828#. You will not be able to vote or submit questions unless you register for and log in to the FIAC Stockholders Meeting webcast as described herein.

Q:	What will happen if I abstain from voting or fail to vote at the FIAC Stockholders Meeting?
A:
At the FIAC Stockholders Meeting, FIAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal or the Adjournment Proposal.

A “broker non-vote” occurs when shares held by a broker for the account of a beneficial owner are not voted for or against a particular proposal because the broker has not received voting instructions from that beneficial owner and the broker does not have discretionary authority to vote those shares in the absence of such instructions. If you do not provide instructions to your broker, your broker will not have discretionary authority to vote on any of the Proposals at the FIAC Stockholders Meeting, because FIAC does not expect any of the Proposals to be considered a routine matter. Broker non-votes will not be counted as present for the purposes of establishing a quorum.
Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal, the SPAC Continuance Proposal and the Charter Proposal. Broker non-votes will have no effect on the Nasdaq Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal or the Adjournment Proposal.
Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:
Signed and dated proxies received by FIAC without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the FIAC Stockholders Meeting.

Q:	If I am not going to attend the FIAC Stockholders Meeting in person, should I return my proxy card instead?
A:
Yes. Whether you plan to attend the FIAC Stockholders Meeting or not, please read this entire proxy statement/prospectus, including the annexes, carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:
No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. FIAC believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?
A:
Yes. You may change your vote by sending a later-dated, signed proxy card to FIAC’s Chief Executive Officer at the address listed below so that it is received by FIAC’s Chief Executive Officer prior to the FIAC Stockholders Meeting or attend the FIAC Stockholders Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to FIAC’s Chief Executive Officer, which must be received by FIAC’s Chief Executive Officer prior to the FIAC Stockholders Meeting.

Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
FIAC will pay the cost of soliciting proxies for the FIAC Stockholders Meeting. FIAC has engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies for the FIAC Stockholders Meeting. FIAC has agreed to pay Morrow Sodali its customary fee, plus disbursements. FIAC will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. FIAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of FIAC Common Stock for their expenses in forwarding soliciting materials to beneficial owners of FIAC Common Stock and in obtaining voting instructions from those owners. FIAC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?
A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:
Carl Stanton
Chief Executive Officer
1345 Avenue of the Americas, 33rd Floor
New York, New York 10105
(212) 213-0243
You may also contact our proxy solicitor at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: FIAC.info@investor.morrowsodali.com
To obtain timely delivery, FIAC stockholders must request the materials no later than    .
You may also obtain additional information about FIAC from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”
If you intend to seek redemption of your Class A Common Stock, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to FIAC’s transfer agent prior to the FIAC Stockholders Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary, together with the section titled “Questions and Answers — Questions and Answers about the FIAC Proposals,” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the FIAC Stockholders Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”
Unless otherwise indicated or the context otherwise requires, references in this Summary of the proxy statement/prospectus to the “Combined Company” or “New PubCo” refer to FIAC and its consolidated subsidiaries after giving effect to the Business Combination, including DevvStream. References to “FIAC” refer to Focus Impact Acquisition Corp. and references to “DevvStream” refer to DevvStream Holdings Inc.
Unless otherwise specified, all share calculations assume no exercise of redemption rights by FIAC’s public stockholders and do not include any Class A Common Stock issuable upon the exercise of the Warrants.
The Parties to the Business Combination
Focus Impact Acquisition Corp.
FIAC is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FIAC was incorporated under the laws of the State of Delaware on February 23, 2021.
On November 1, 2021, FIAC consummated its Initial Public Offering of 23,000,000 FIAC Units, including the exercise of the underwriters’ option to purchase an additional 3,000,000 FIAC Units, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable Warrant, with each Warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share. The FIAC Units sold in the Initial Public Offering and the full exercise of over-allotment option sold at an offering price of $10.00 per unit, generating total gross proceeds of $230,000,000. The securities in the offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333-255448) that became effective on October 27, 2021. Simultaneously with the consummation of the Initial Public Offering, FIAC consummated the Private Placement of an aggregate of 11,200,000 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $11,200,000. Of the gross proceeds received from the Initial Public Offering including the over-allotment option, and the Private Placement Warrants, $234,600,000 was placed in the Trust Account. The Class A Common Stock, FIAC Units and FIAC Warrants are currently listed on Nasdaq under the symbols “FIAC,” “FIACU” and “FIACW,” respectively. The mailing address of FIAC’s principal executive offices is 1345 Avenue of the Americas, 33rd Floor, New York, NY, 10105, and its telephone number at such address is (212) 213-0243.
Focus Impact Amalco Sub Ltd.
Amalco Sub, a company existing under the laws of the Province of British Columbia, is a wholly-owned, direct subsidiary of FIAC, and was newly formed for the sole purpose of consummating the transactions contemplated by the Business Combination Agreement. Amalco Sub owns no material assets and does not operate any business.
The mailing address of Amalco Sub’s principal executive offices is 1345 Avenue of the Americas, 33rd Floor, New York, NY, 10105, and its telephone number at such address is (212) 213-0243.
In the Business Combination, Amalco Sub will amalgamate with DevvStream, with Amalco resulting from the amalgamation. As a result, Amalco will be a wholly-owned subsidiary of New PubCo.
DevvStream
DevvStream is a capex-light carbon credit generation company focused on high quality and high return technology-based projects. DevvStream offers investors exposure to carbon credits, a key instrument used to offset emissions of carbon dioxide from industrial activities to reduce the effects of global warming.
By utilizing blockchain technology to drive trust and transparency across the credit cycle and through leveraging partnerships with market leaders, DevvStream provides a turnkey solution to help companies generate, manage, and monetize environmental assets through carbon credits. The blockchain technology will be used in conjunction with DevvStream’s platform to track, manage and store data only. It will do so to keep an immutable record of the data. The blockchain technology will not be used to track any assets. The blockchain technology will not create a record of carbon credits. Carbon credits are tracked by third parties in traditional registries and those registries show ownership of the carbon credits. We will not use the blockchain technology to create or track any type of crypto asset, and our use of the blockchain does not involve or require the integration of any token or other crypto asset to support its functionality.
Based on DevvStream’s limited operating history and financial history since inception, DevvStream has concluded that there is a substantial doubt about its ability to continue as a going concern. For more information, see the section titled “Risk Factors — Risks Related to DevvStream’s Business and Industry — We have incurred significant losses and expect to incur additional expenses and continuing losses for the foreseeable future, and we may not achieve or maintain profitability.”
The mailing address of DevvStream’s principal executive offices is 2133 - 1177 W. Hastings Street Vancouver, British Columbia V6E 2K3 and its telephone number at such address is (647) 689-6041.
Summary of the Business Combination Agreement
On September 12, 2023, FIAC entered into the Initial Business Combination Agreement, by and among FIAC, Amalco Sub and DevvStream, which was subsequently amended by the First Amendment thereto, dated as of May 1, 2024. Pursuant to the Business Combination Agreement, among other things, FIAC will acquire DevvStream for consideration of shares in FIAC following its continuance to the Province of Alberta (as further explained below). The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the merger and the other transactions contemplated thereby, are summarized below. Capitalized terms in this subsection and not otherwise defined in this proxy statement/prospectus shall have the meaning given them in the Business Combination Agreement.
General Description of the Business Combination
The acquisition is structured as a continuance followed by an amalgamation transaction, resulting in the following:
(A)
prior to the Effective Time, FIAC will be continued from the state of Delaware under the Delaware General Corporation Law to the Province of Alberta, Canada, and thereby become a company existing under the Business Corporations Act (Alberta) and change its name to DevvStream Corp. (the “SPAC Continuance”);

(B)
following the SPAC Continuance, Amalco Sub and DevvStream will amalgamate to form one corporate entity, Amalco (the “Amalgamation”), and as a result of the Amalgamation, (i) each Multiple Voting Company Share and Subordinated Voting Company Share issued and outstanding immediately prior to the effective time of the Amalgamation will be automatically exchanged for that certain number of New PubCo Common Shares equal to the applicable Per Common Share Amalgamation Consideration, (ii) each Company Option (whether vested or unvested) to purchase Multiple Voting Company Shares or Subordinated Voting Company Shares granted under DevvStream’s 2022 Equity Incentive Plan, as amended and restated from time to time, and DevvStream’s 2022 Non-Qualified Stock Option Plan and each Company RSU representing the right to receive payment in Company Shares, granted under a restricted stock unit award agreement issued and outstanding immediately prior to the Effective Time will be cancelled and converted into an option to purchase a number of New PubCo Common Shares and New PubCo restricted stock units, respectively, in an amount equal to the Multiple Voting Company Shares and Subordinated Voting Company Shares underlying such option or restricted stock unit, respectively, multiplied by the Common Conversion Ratio (and, for such options, at an adjusted exercise price equal to the exercise price for such option prior to the effective time of the Amalgamation divided by the Common Conversion Ratio), (iii) each Company Warrant issued and outstanding immediately prior to the Effective Time shall become exercisable for New PubCo Common Shares in an amount equal to the Multiple Voting Company Shares and Subordinated Voting Company Shares underlying such warrant multiplied by the Common Conversion Ratio (and at an adjusted exercise price equal to the exercise price for such warrant prior to the effective time of the Amalgamation divided by the Common Conversion Ratio), (iv) each holder of Convertible Bridge

Notes, if any, issued and outstanding immediately prior to the Effective Time will first receive Multiple Voting Company Shares and Subordinated Voting Company Shares and then New PubCo Common Shares in accordance with the terms of such Convertible Bridge Notes, (v) Amalco will be the resulting entity in the Amalgamation and (vi) each common share of Amalco Sub issued and outstanding immediately prior to the effective time of the Amalgamation will be automatically exchanged for one common share of Amalco (the SPAC Continuance and the Amalgamation, together with the other transactions related thereto, the “Proposed Transactions”).
Conditions to Closing
General Conditions
The obligation of the parties to consummate the Proposed Transactions is conditioned on, among other things, the satisfaction or waiver (where permissible) by FIAC and DevvStream of the following conditions: (a) the stockholders of FIAC have approved and adopted the SPAC Shareholder Approval Matters (as defined in the Business Combination Agreement); (b) the shareholders of DevvStream have approved and adopted the Company Shareholder Approval Matters (as defined in the Business Combination Agreement); (c) absence of a law that makes the Proposed Transactions illegal or otherwise prohibits or enjoins the parties from consummating the same; (d) the Registration Statement has been declared effective by the SEC; (e) the New PubCo Common Shares have been approved for listing on Nasdaq; (f) the shareholders of DevvStream have approved and adopted the Arrangement Resolution in accordance with the Interim Order; (g) the Interim Order and the Final Order (as such terms are defined in the Business Combination Agreement) have been obtained on terms consistent with the Business Combination Agreement and (h) the SPAC Continuance has been consummated.
FIAC and Amalco Sub Conditions to Closing
The obligations of FIAC, and Amalco Sub to consummate the Proposed Transactions are subject to the satisfaction or waiver by FIAC (where permissible) of the following additional conditions:
•
The (i) Company Specified Representations (as defined in the Business Combination Agreement) are true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of the Initial Business Combination Agreement and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date), (ii) representations and warranties of DevvStream set forth in Article V (other than Section 5.5) of the Initial Business Combination Agreement, are true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of the Initial Business Combination Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a Company Material Adverse Effect (as defined in the Business Combination Agreement) and (iii) the representations and warranties of DevvStream contained in Section 5.5 of the Initial Business Combination Agreement are true and correct, except for any de minimis failures to be so true and correct, as of the date of the Initial Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date) (collectively, the “DevvStream Representation Condition”).

•
DevvStream shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date (the “DevvStream Covenant Condition”).

•	There has been no event that is continuing that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “DevvStream MAE Condition”).

•	Each of the Key Employees (as defined in the Business Combination Agreement) shall be actively employed or engaged with DevvStream as of the Closing Date.
•
DevvStream shall have delivered to FIAC a certificate, dated the Closing Date, signed by an executive officer of DevvStream, certifying as to the satisfaction of the DevvStream Representation Condition, the DevvStream Covenant Condition and the DevvStream MAE Condition (as it relates to DevvStream).

•
DevvStream shall have delivered a certificate, signed by the secretary of DevvStream, certifying that true, complete and correct copies of its organizational documents, as in effect on the Closing Date, and the resolutions of DevvStream’s board of directors authorizing and approving the Proposed Transactions are attached to such certificate.

•	DevvStream shall have delivered counterparts of the Registration Rights Agreement executed by each Core Company Securityholder.
•	The Core Company Securityholders shall be party to the Company Support Agreements.
•	DevvStream shall have delivered executed counterparts of all Key Employment Agreements (as defined in the Business Combination Agreement).
•
DevvStream shall have delivered a properly executed certification, dated as of the Closing Date, that meets the requirements of U.S. Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that DevvStream is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code).

DevvStream Conditions to Closing
•
The (i) SPAC Specified Representations (as defined in the Business Combination Agreement) are true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of the Initial Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date), (ii) representations and warranties of FIAC and Amalco, respectively, set forth in Articles III and IV (other than the SPAC Specified Representations and those contained in Section 3.5 and Section 4.5 of the Initial Business Combination Agreement), without giving effect to materiality, Material Adverse Effect or similar qualifications, are true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which will be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect or Amalco Sub Material Adverse Effect (as defined in the Business Combination Agreement) and (iii) the representations and warranties of FIAC and Amalco Sub, respectively, contained in Section 3.5 and Section 4.5 of the Initial Business Combination Agreement shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of the Initial Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date) (the “FIAC Representation Condition”).

•
Each of FIAC and Amalco Sub, respectively, shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date (the “FIAC Covenant Condition”).

•
FIAC shall have delivered to DevvStream a certificate, dated the Closing Date, signed by an authorized officer of FIAC, certifying as to the satisfaction of the FIAC Representation Condition and the FIAC Covenant Condition.

•	FIAC shall have delivered to DevvStream, dated the Closing Date, signed by the Secretary of FIAC certifying that true, complete and correct copies of the FIAC organizational documents (after giving effect to the SPAC Continuance), as in effect on the Closing Date, and as to the resolutions of the FIAC Board unanimously authorizing and approving the Proposed Transactions and respective stockholders or members, as applicable, authorizing and approving the Proposed Transactions.
•	DevvStream shall have received counterparts of the Registration Rights Agreement executed by New PubCo.
•	FIAC and New PubCo shall have delivered to DevvStream resignations of certain directors and executive officers of FIAC and Amalco Sub.
Termination
The Business Combination Agreement may be terminated at any time by DevvStream and FIAC with mutual written consent and by DevvStream or FIAC, respectively, as follows:
(A)
By FIAC or DevvStream, if (i) the Required Company Shareholder Approval (as defined in the Business Combination Agreement) is not obtained at the Company Meeting (as defined in the Business Combination Agreement), (ii) if the requisite approvals are not obtained at the FIAC Stockholders Meeting, (iii) a law or order prohibits or enjoins the consummation of the Arrangement and has become final and nonappealable, or (iv) the Effective Time does not occur on or before June 12, 2024 subject to a one-time thirty (30)-day extension upon written agreement of the parties (provided, that, if this proxy statement/prospectus has not been declared effective by the SEC as of such date, FIAC shall be entitled to one 60-day extension upon notice to DevvStream) (provided, however, that the right to terminate the Business Combination Agreement under the clause described in this clause will not be available to a party if the inability to satisfy such conditions was due to the failure of such party to perform any of its obligations under the Business Combination Agreement).

(B)
By FIAC or DevvStream if DevvStream’s board of directors or any committee thereof has withdrawn or modified, or publicly proposed or resolved to withdraw, the recommendation that DevvStream Shareholders vote in favor of the DevvStream Shareholder Approval or DevvStream enters into a Superior Proposal (as defined in the Business Combination Agreement).

(C)
By DevvStream upon written notice to FIAC, in the event of a breach of any representation, warranty, covenant or agreement on the part of FIAC or Amalco Sub, such that the FIAC Representation Condition or FIAC Covenant Condition would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by FIAC within 30 Business Days after receipt of written notice thereof, or (ii) is incapable of being cured prior to the Outside Date; provided, that DevvStream will not have the right to terminate if it is then in material breach of the Business Combination Agreement.

(D)
By FIAC upon written notice to DevvStream, in the event of a breach of any representation, warranty, covenant or agreement on the part of DevvStream, such that DevvStream Representation Condition or DevvStream Covenant Condition would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by DevvStream within 30 Business Days after receipt of written notice thereof, or (ii) is incapable of being cured prior to the Outside Date; provided, that FIAC will not have the right to terminate the Business Combination Agreement if it is then in material uncured breach of the Business Combination Agreement.

(E)	By FIAC upon written notice to DevvStream if there has been a Company Material Adverse Event which is not cured by DevvStream within 30 Business Days after receipt of written notice thereof.
Expenses
The Business Combination Agreement provides for the following with respect to expenses related to the Proposed Transactions:
•
If the Proposed Transactions are consummated, New PubCo will bear expenses of the parties, including the SPAC Specified Expenses (as defined in the Business Combination Agreement) and any Excise Tax Liability (as defined below). The Excise Tax Liability was incurred in connection with two meetings of the stockholders of FIAC to extend the date upon which a business combination could occur, where upon holders of 21,282,422 shares of Class A Common Stock properly exercised their right to redeem their shares. This resulted in an excise tax liability in the amount of $2,235,006 as of December 31, 2023 (the “Excise Tax Liability”).
•
If (a) FIAC or DevvStream terminate the Business Combination Agreement as a result of a mutual written consent, the Required SPAC Shareholder Approval (as defined in the Business Combination Agreement) not being obtained, or the Effective Time not occurring by the Outside Date or (b) DevvStream terminates the Business Combination Agreement due to a breach of any representation or warranty by FIAC or Amalco Sub, then all expenses incurred in connection with the Business Combination Agreement and the Proposed Transactions will be paid by the party incurring such expenses, and no party will have any liability to any other party for any other expenses or fees.

•
If (a) FIAC or DevvStream terminate the Business Combination Agreement due to the Required Company Shareholder Approval (as defined in the Business Combination Agreement) not being obtained or (b) DevvStream terminates the Business Combination Agreement due to a Change in Recommendation (as defined in the Business Combination Agreement) by DevvStream’s board of directors or entering into a Superior Proposal or (c) FIAC terminates the Business Combination Agreement due to a breach of any representation or warranty by DevvStream, DevvStream will pay to FIAC all expenses incurred by FIAC in connection with the Business Combination Agreement and the Proposed Transactions up to the date of such termination (including (i) SPAC Specified Expenses incurred in connection with the transactions, including SPAC Extension Expenses (as such terms are defined in the Business Combination Agreement) and (ii) any Excise Tax Liability provided that, solely with respect to Excise Tax Liability, notice of such termination is provided after December 1, 2023).

Regulatory Approvals
The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to any federal or state regulatory requirement or approval.
Related Agreements
Sponsor Side Letter
In connection with signing the Initial Business Combination Agreement, FIAC and Sponsor entered into a letter agreement, dated September 12, 2023, which was subsequently amended on May 1, 2024 (as amended, the “Sponsor Side Letter”), pursuant to which Sponsor agreed to forfeit (i) 10% of its Class B Common Stock effective as of the consummation of the SPAC Continuance at the Closing and (ii) with Sponsor’s consent, up to 30% of its Class B Common Stock and/or warrants in connection with financing or non-redemption arrangements, if any, entered into prior to consummation of the Business Combination if any, negotiated by the Effective Date. Pursuant to the Sponsor Side Letter, Sponsor also agreed to (1) certain transfer restrictions with respect to FIAC securities, lock-up restrictions (terminating upon the earlier of: (A) 360 days after the Closing Date, (B) a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New PubCo’s shareholders having the right to exchange their equity for cash, securities or other property or (C) subsequent to the Closing Date, the closing price of the New PubCo Common Shares equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing) and (2) to vote any FIAC Common Stock held by it in favor of the Proposals, and provide customary representations and warranties and covenants related to the foregoing.
For additional information about the Sponsor Side Letter, see the section titled “The Business Combination Proposal (Proposal 1) — The Business Combination Agreement — Related Agreements — Sponsor Side Letter.”
Company Support & Lock-up Agreement
In connection with signing the Initial Business Combination Agreement, DevvStream, FIAC and each of the Core Company Securityholders entered into the Company Support Agreements, pursuant to which (i) each of the Core Company Securityholders agreed to vote any Company Shares held by him, her or it in favor of the Proposals, and provided customary representations and warranties and covenants related to the foregoing, and

(ii) each of the Core Company Securityholders has agreed to certain transfer restrictions with respect to DevvStream securities prior to the Effective Time and lock-up restrictions with respect to the New PubCo Common Shares to be received by such Core Company Securityholder under the Business Combination Agreement, which lock-up restrictions are consistent with those agreed to by Sponsor in the Sponsor Side Letter.
For additional information about the Company Support Agreements, see section titled “The Business Combination Proposal (Proposal 1) — The Business Combination Agreement — Related Agreements — Company Support & Lock-up Agreement.”
Registration Rights Agreement
At the Closing, it is anticipated that FIAC, Sponsor, and certain existing holders of DevvStream securities (the “Legacy DevvStream Holders”) will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Legacy DevvStream Holders and Sponsor will be granted customary registration rights with respect to New PubCo Common Shares received by them as a result of the Business Combination. Specifically, within 60 days after the Closing, New PubCo is required to file a registration statement to register the resale of (i)    New PubCo Common Shares that will be issued to Sponsor in exchange for its FIAC Common Stock, (ii)    Converted Private Placement Warrants, (iii)    New PubCo Common Shares underlying the Converted Private Placement Warrants, (iv)    New PubCo Common Shares that will be issued to the Legacy DevvStream Holders in exchange for their Company Shares, (v)    Converted Warrants, (vi)    New PubCo Common Shares underlying the Converted Warrants and (vii) any New PubCo Common Shares, Converted Warrants or Converted Private Placement Warrants otherwise acquired or owned by Sponsor or any Legacy DevvStream Holder following the Closing, to the extent such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an affiliate (as defined in Rule 144) of New PubCo. Because the Sponsor and the Legacy DevvStream holders acquired their New PubCo Common Shares at an effective price that is less than FIAC’s IPO price of $10.00 per FIAC Unit, such persons may have an incentive to sell such securities even if the trading price of New PubCo Common Shares is less than $10.00 per share following the Closing. Therefore, upon the effectiveness of the aforementioned registration statement and the expiration of any applicable lock-up restrictions, the market price of New PubCo Common Shares may experience negative selling pressure from potential sales by the Sponsor and the Legacy DevvStream Holders.
For additional information about the Company Support Agreements, see the section titled “The Business Combination Proposal (Proposal 1) — The Business Combination Agreement — Related Agreements — Registration Rights Agreement.”
Equity Incentive Plan
The FIAC Board expects to approve and adopt the Equity Incentive Plan, subject to stockholder approval. The purpose of the Equity Incentive Plan is to enhance the Combined Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Combined Company by providing these individuals with equity ownership opportunities. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, dividend equivalents, restricted stock units and other stock or cash-based awards. For more information about the Equity Incentive Plan, please see the section titled “The Incentive Plan Proposal (Proposal 6).”
Third-Party Financing
The DevvStream and FIAC management teams are in the process of negotiating a PIPE financing up to gross proceeds of $25.5 million to support the Combined Company at Closing. At this time, there is no firm commitment for a PIPE or other financing arrangement as of the date of this filing. The terms of any such private placement, including whether any of FIAC’s Sponsor, directors, officers or their affiliates will participate in such private placement, have not yet been determined.

Organizational Structure
The following diagrams illustrate in simplified terms the current structure of FIAC and DevvStream and the expected structure of the Combined Company upon the consummation of the Business Combination on a fully diluted basis:
Pre-Business Combination FIAC Structure
The following diagram illustrates the pre-Business Combination organizational structure of FIAC and its subsidiaries:

Sponsor
FIAC Public Stockholder
5,000,000 shares of Class A Common Stock
750,000 shares of Class B Common Stock
11,200,000 Private Placement Warrants
1,717,578 shares of Class A Common Stock
11,500,000 FIAC Warrants
Focus Impact Acquisition Corp ("FIAC")
Focus Impact Amalco Sub Ltd

Pre-Business Combination DevvStream Structure
The following diagram illustrates the pre-Business Combination organizational structure of DevvStream and its subsidiaries:

Post-Business Combination FIAC Structure — No Redemption Scenario
The following diagram illustrates the post-Business Combination organizational structure of New PubCo and its subsidiaries in the No Redemption Scenario:

Post-Business Combination FIAC Structure — 50% Redemption Scenario
The following diagram illustrates the post-Business Combination organizational structure of New PubCo and its subsidiaries in the 50% Redemption Scenario:

Post-Business Combination FIAC Structure — Maximum Redemption Scenario
The following diagram illustrates the post-Business Combination organizational structure of New PubCo and its subsidiaries in the Maximum Redemption Scenario:

Voting Power Upon Closing
We anticipate that, immediately upon completion of the Business Combination, the voting interests in the Combined Company will be as set forth in the table below, assuming no Additional PIPE Investment, holders of DevvStream securities do not purchase any shares of Class A Common Stock on the open market, no adjustments are made to the Per Common Share Amalgamation Consideration and a Reverse Split Factor of 0.4286 (based on the closing price of the Subordinated Voting Company Shares on the Cboe Canada, as of June 28, 2024, converted into United States dollars based on the Bank of Canada daily exchange rate as of June 28, 2024):
	No Redemption Scenario(1)	25% Redemption Scenario(2)	50% Redemption Scenario(3)	75% Redemption Scenario(4)	Maximum Redemption Scenario(5)(6)
Sponsor(7)(8)	27.4%	28.0%	28.7%	29.4%	30.1%
FIAC Public Stockholders(9)	9.1%	7.0%	4.8%	2.4%	—
DevvStream Shareholders(10)	63.5%	65.0%	66.5%	68.2%	69.9%
DevvStream Convertible Bridge Note Investors	0.0%	0.0%	0.0%	0.0%	0.0%
Total	100%	100%	100%	100%	100%
(1)	This scenario assumes that no shares of Class A Common Stock are redeemed from FIAC stockholders.
(2)	This scenario assumes that 25%, or 429,395 shares (prior to the application of the Reverse Split Factor), of Class A Common Stock held by FIAC stockholders are redeemed.
(3)	This scenario assumes that 50%, or 858,789 shares (prior to the application of the Reverse Split Factor), of Class A Common Stock held by FIAC stockholders are redeemed.
(4)	This scenario assumes that 75%, or 1,288,184 shares (prior to the application of the Reverse Split Factor), of Class A Common Stock held by FIAC stockholders are redeemed.
(5)	This scenario assumes that 100%, or 1,717,578 shares (prior to the application of the Reverse Split Factor), of Class A Common Stock held by FIAC stockholders are redeemed.
(6)
Excludes the 921,492 Private Placement Warrants exchanged for the payment of the First Sponsor Working Capital Loan, given the expectation that these warrants will not be in the money at the time of closing.

(7)	Includes 1,478,674 Founder Shares held by FIAC’s Sponsor, 739,337 Founder Shares held by other investors that will convert into New PubCo Common Shares.
(8)	Excludes 4,800,332 Private Placement Warrants as the warrants are not expected to be in the money at Closing.
(9)	Excludes 4,928,912 FIAC Warrants as the warrants are not expected to be in the money at Closing.
(10)
Excludes shares underlying (i) Legacy Warrants, which will be exercisable for 587,208 shares at a weighted average exercise price of $10.80 per share, (ii) Converted Options, which will be exercisable for 277,418 shares at a weighted average exercise price of $9.15 per share and (iii) 458,196 Converted RSUs, as well as shares available for future issuance pursuant to the proposed Equity Incentive Plan.

The voting interests with respect to the Combined Company set forth above do not take into account FIAC Warrants to purchase Class A Common Stock that will remain outstanding immediately following the consummation of the Business Combination, but do include the Class B Common Stock, which will convert into Class A Common Stock upon the consummation of the Business Combinations. Because the level of stockholder redemptions will not be known until the FIAC Stockholders Meeting, holders of Class A Common Stock will not know at the time of the vote the percentage of the Combined Company’s outstanding capital stock that they will hold.
Sources and Uses of Funds for the Business Combination
The following tables summarize the estimated sources and uses for funding the Business Combination (all numbers in millions):
No Redemption Scenario
Sources of Funds		Use of Funds
Cash in Trust Account	19,205,223	DevvStream Equity Rollover	145,000,000
PIPE Financing	—	Cash to Pro Forma Balance Sheet	2,620,223
DevvStream Equity Rollover	145,000,000	Transaction Fees & Expenses	13,360,000
Note Payable	—	Sponsor Working Capital Loan and Sponsor Administrative Expenses	2,420,000
Existing Cash on Balance Sheet	145,000	Note Payable Payoff	950,000
Total Sources	$164,350,223	Total Uses	$164,350,223
50% Redemption Scenario
Sources of Funds		Use of Funds
Cash in Trust Account	9,602,612	DevvStream Equity Rollover	145,000,000
PIPE Financing	—	Cash to Pro Forma Balance Sheet	—
DevvStream Equity Rollover	145,000,000	Transaction Fees & Expenses	6,377,612
Note Payable	—	Sponsor Working Capital Loan and Sponsor Administrative Expenses	2,420,000
Existing Cash on Balance Sheet	145,000	Note Payable Payoff	950,000
Total Sources	$154,747,612	Total Uses	$154,747,612
Maximum Redemption Scenario
Sources of Funds		Use of Funds
Cash in Trust Account	—	DevvStream Equity Rollover	145,000,000
PIPE Financing	—	Cash to Pro Forma Balance Sheet	—
DevvStream Equity Rollover	145,000,000	Transaction Fees & Expenses	—
Note Payable	—	Sponsor Working Capital Loan and Sponsor Administrative Expenses	145,000
Existing Cash on Balance Sheet	145,000	Note Payable Payoff	—
Total Sources	$145,145,000	Total Uses	$145,145,000

Accounting Treatment
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, FIAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New PubCo will represent a continuation of the financial statements of DevvStream with the Business Combination treated as the equivalent of DevvStream issuing shares for the net assets of FIAC, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Closing will be those of DevvStream in future reports of New PubCo. For additional information see “Unaudited Pro Forma Combined Financial Information — Expected Accounting Treatment of the Business Combination.”
Material Difference in Shareholder Rights
For a comparison of certain provisions of the DGCL and the ABCA, see the “The SPAC Continuance Proposal (Proposal 2) — Comparison of DGCL and ABCA” section of this proxy statement/prospectus.
The Proposals
THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 1)
A proposal to approve and adopt the Business Combination Agreement, dated as of September 12, 2023, as amended by the First Amendment thereto, dated as of May 1, 2024, by and among FIAC, Focus Impact Amalco Sub Ltd., a company existing under the laws of the Province of British Columbia and wholly-owned subsidiary of FIAC, and DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia, and approve the transactions contemplated thereby. For additional information, see the “The Business Combination Proposal (Proposal 1)” section of this proxy statement/prospectus.
THE SPAC CONTINUANCE PROPOSAL (PROPOSAL 2)
A proposal to approve the SPAC Continuance, and in connection therewith, the adoption of the new articles of FIAC effective upon the SPAC Continuance in substantially the form attached to this proxy statement/prospectus as Annex B. For additional information, see the “The SPAC Continuance Proposal (Proposal 2)” section of this proxy statement/prospectus.
THE NASDAQ PROPOSAL (PROPOSAL 3)
A proposal to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with applicable Nasdaq Listing Rules, the issuance by FIAC of shares of Class A Common Stock pursuant to the Business Combination and PIPE Investment in an amount equal to 20% of more of the amount of FIAC’s issued and outstanding shares of Class A Common Stock immediately prior to such issuance. For additional information, see the “The Nasdaq Proposal (Proposal 3)” section of this proxy statement/prospectus.
THE CHARTER PROPOSAL (PROPOSAL 4)
A proposal to approve and adopt, assuming the Business Combination Proposal, the SPAC Continuance Proposal and the Nasdaq Proposal are approved and adopted, the New PubCo Governing Documents in substantially the form attached to the proxy statement/prospectus as Annex B and Annex C, respectively, for purposes of the articles and bylaws of the New PubCo Governing Documents, following the completion of the Amalgamation. For additional information, see the “The Charter Proposal (Proposal 4)” section of this proxy statement/prospectus.
THE ADVISORY CHARTER PROPOSALS (ADVISORY PROPOSALS 5A THROUGH 5H)
A proposal to approve and adopt, on a non-binding, advisory basis, certain differences between the FIAC Charter and the New PubCo Governing Documents, as set forth in the form appended to this proxy statement/prospectus as Annex B and Annex C, respectively, for the following amendments:
(A)	Name Change — to provide that the name of FIAC shall be changed to “DevvStream Corp.” (Advisory Proposal 5A);

(B)	Amendment of Blank Check Provisions — to remove and change certain provisions in the FIAC Charter related to FIAC’s status as a special purpose acquisition company (Advisory Proposal 5B);
(C)
Change in Authorized Shares — to authorize an unlimited number of New PubCo Common Shares and an unlimited number of preferred shares issuable in series with such terms as are determined by the New PubCo Board from time to time (Advisory Proposal 5C);

(D)	Change in Quorum — to provide that the quorum required for shareholder meetings is a minimum of 33 1/3% of shares entitled to vote thereon (Advisory Proposal 5D);
(E)	Removal of Directors — to provide that stockholders may remove a director by resolution of not less than a simple majority of the votes cast in respect thereof (Advisory Proposal 5E);
(F)
Advance Notice — to provide that the time period to provide notice of the time and place of a meeting of shareholders is not less than twenty-one (21) days and not more than fifty (50) days before the meeting (Advisory Proposal 5F);

(G)
Forum Selection — to provide that, unless New PubCo consents in writing to the selection of an alternative forum, the Courts of the Province of Alberta, Canada shall be the sole and exclusive forum for certain disputes involving New PubCo, including derivative actions or proceedings brought on behalf of New PubCo (Advisory Proposal 5G); and

(H)
Stockholder Nominations — to provide that stockholder nominations for the board of directors must be given not less than 30 days prior to the date of the annual meeting of shareholders (Advisory Proposal 5H);

For additional information, see the “The Advisory Charter Proposals (Advisory Proposals 5A through 5H)” section of this proxy statement/prospectus.
THE INCENTIVE PLAN PROPOSAL (PROPOSAL 6)
A proposal to approve and adopt the Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex F and the issuance of shares equal to 10% of the fully diluted, and as converted, amount of New PubCo Common Shares to be outstanding immediately following consummation of the Business Combination, or approximately     shares as equity awards in accordance with the Equity Incentive Plan, if such plan is approved in accordance with the Incentive Plan Proposal. For additional information, see the “The Incentive Plan Proposal (Proposal 6)” section of this proxy statement/prospectus.
THE ADJOURNMENT PROPOSAL (PROPOSAL 7)
A proposal to adjourn the FIAC Stockholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the FIAC Stockholders Meeting, there are not sufficient votes to approve the Business Combination Proposal, the SPAC Continuance Proposal, the Charter Proposal or the Incentive Plan Proposal. For additional information, see the “The Adjournment Proposal (Proposal 7)” section of this proxy statement/prospectus.
Date, Time and Place of FIAC Stockholders Meeting
The FIAC Stockholders Meeting will be held virtually at    a.m., Eastern Time, on ,     or at such other date and time to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals. We will hold the FIAC Stockholders Meeting solely by means of remote communication.
Proxy Solicitation
Proxies may be solicited by telephone, by facsimile, by mail, on the Internet or in person. We have engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the FIAC Stockholders Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “The FIAC Stockholders Meeting — Revoking Your Proxy.”

Directors and Executive Officers of New PubCo After the Business Combination
Upon consummation of the Business Combination, it is expected that Sunny Trinh will serve as Chief Executive Officer of New PubCo and the board of directors of New PubCo will consist of seven directors. See the section titled “Management After the Business Combination.”
Stock Exchange Listing
The Class A Common Stock, FIAC Units and FIAC Warrants are listed on the Nasdaq under the symbols “FIAC,” “FIACU” and “FIACW,” respectively. Following the Business Combination, the New PubCo Common Shares (including the New PubCo Common Shares issuable in the Business Combination) and New PubCo Warrants are expected to be listed on the Nasdaq under the symbols “DEVS” and “DEVSW.” New PubCo will not have units traded, and the FIAC Units will be delisted and deregistered following the Closing.
Following the Closing, a total of     New PubCo Common Shares in the Maximum Redemption Scenario, or     New PubCo Common Shares in the No Redemption Scenario, held by various non-affiliate holders will immediately be freely tradable. An additional total of     New PubCo Common Shares owned by PIPE Investors or issuable upon exercise of the outstanding New PubCo Warrants will be freely tradeable upon    . Following the expiration of the lock-up periods pursuant to the Sponsor Side Letter and Company Support Agreements, an additional     New PubCo Common Shares will be freely tradeable. In the aggregate, it is expected that, within 360 days following the Closing, a total of     New PubCo Common Shares in the Maximum Redemption Scenario, or     New PubCo Common Shares in the No Redemption Scenario, will be freely tradeable without restrictions.
Quorum and Required Vote for Stockholder Proposals
A quorum of FIAC stockholders is necessary to hold a valid meeting. A quorum will be present at the FIAC Stockholders Meeting if a majority of the FIAC Common Stock issued and outstanding and entitled to vote at the FIAC Stockholders Meeting is represented in person or by proxy at the FIAC Stockholders Meeting. Abstentions will be considered present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.
The approval of the Business Combination Proposal and the SPAC Continuance Proposal require the affirmative vote of the holders of a majority of the issued and outstanding FIAC Common Stock as of the Record Date. The approval of the Charter Proposal requires the affirmative vote of (i) the holders of a majority of the issued and outstanding FIAC Common Stock as of the Record Date and (ii) the affirmative vote of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class. Approval of the Nasdaq Proposal, the Advisory Charter Amendment Proposals, the Incentive Plan Proposal and the Adjournment Proposal each requires the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding shares of FIAC Common Stock who are present in person or represented by proxy and entitled to vote thereon at the FIAC Stockholders Meeting. A FIAC stockholder’s failure to vote by proxy or to vote in person at the FIAC Stockholders Meeting or an abstention will have the same effect as a vote “AGAINST” the Required Proposals.
The Incentive Plan Proposal and the Nasdaq Proposal are conditioned on the approval of the SPAC Continuance Proposal and the Business Combination Proposal (and the SPAC Continuance Proposal and the Business Combination Proposal are conditioned on the approval of the Incentive Plan Proposal and the Nasdaq Proposal), and unless the SPAC Continuance Proposal and the Business Combination Proposal are approved, the Advisory Charter Proposals, the Incentive Plan Proposal and the Nasdaq Proposal will not be presented to the stockholders of FIAC at the FIAC Stockholders Meeting. The Adjournment Proposal is not conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event the SPAC Continuance Proposal, the Business Combination Proposal, the Incentive Plan Proposal and the Nasdaq Proposal do not receive the requisite vote for approval, then FIAC will not consummate the Business Combination. If FIAC does not consummate the Business Combination and fails to complete an initial business combination by November 1, 2024, it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the FIAC public stockholders, unless it seeks and obtains the approval of FIAC stockholders to amend the FIAC Charter to extend such date.

Recommendation to FIAC Stockholders
The FIAC Board believes that the Proposals are in the best interests of FIAC and its stockholders and recommends that FIAC stockholders vote “FOR” the Proposals.
When you consider the recommendation of the FIAC Board in favor of approval of these Proposals, you should keep in mind that FIAC directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a stockholder. Please see the sections titled “Risk Factors” and “The Business Combination Proposal (Proposal 1) — Interests of FIAC’s Directors and Officers in the Business Combination” of this proxy statement/prospectus for a further discussion of these interests and other risks. These interests include, among other things, the fact that:
•
unless FIAC consummates an initial business combination, FIAC’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on FIAC’s behalf. As of July 8, 2024, the Sponsor, officers and directors and their respective affiliates have approximately $40,000 in outstanding reimbursable out-of-pocket expenses. However, the Sponsor, officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed;

•
the Sponsor and directors and officers of FIAC paid an aggregate of $25,000 (or approximately $0.003 per share) for their Founder Shares and $11,200,000 (or $1.00 per warrant) for the Private Placement Warrants and such securities will have a significantly higher value at the time of the Business Combination. Such shares had an aggregate market value of approximately $   million based upon the closing price of the Class A Common Stock of $   per share on Nasdaq on   . As a result of the nominal price of $0.003 per Founder Share paid by the Sponsor and the directors and officers of FIAC compared to the recent market price of the shares of Class A Common Stock, the Sponsor and its affiliates are likely to earn a positive rate of return on their investments in the Class B Common Stock even if the holders of Class A Common Stock experience a negative rate of return on their investments in Class A Common Stock;

•
as a condition to the FIAC IPO, the Class B Common Stock became subject to a lock-up whereby, subject to certain limited exceptions, the Class B Common Stock cannot be transferred until the earlier of (A) one year after the completion of FIAC’s initial business combination; or (B) subsequent to FIAC’s initial business combination, when the reported last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing at least 150 days after FIAC’s initial business combination, or the date on which FIAC completes a liquidation, merger, stock exchange or other similar transaction that results in all of FIAC’s stockholders having the right to exchange their shares of FIAC Common Stock for cash, securities or other property;

•
an aggregate of 11,200,000 Private Placement Warrants were issued to the Sponsor simultaneously with the consummation of the FIAC IPO and the underwriters’ exercise of its over-allotment option. Such Private Placement Warrants had an aggregate market value of approximately $   based upon the closing price of the FIAC Warrants of $   per share on Nasdaq on   ;

•	the Sponsor and directors and officers of FIAC have agreed not to redeem any Class A Common Stock they hold in connection with a stockholder vote to approve a proposed initial business combination;
•
if FIAC does not complete an initial business combination by November 1, 2024, a portion of the proceeds from the sale of the Private Placement Warrants and Class B Common Stock will be included in the liquidating distribution to FIAC’s public stockholders. In such event, the 750,000 Founder Shares and 11,200,000 shares of Class A Common Stock underlying the Private Placement Warrants, all of which are held by the Sponsor, directors and officers, would be worthless because they are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $   as of   , based on the closing price per share of Class A Common Stock of $   per share on Nasdaq on   . Additionally, the Private Placement Warrants will expire worthless if the Trust Account is liquidated, including in the event FIAC is unable to complete an initial business combination within the required time period. The Sponsor has agreed to indemnify FIAC to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share by the claims of prospective target businesses with which FIAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to FIAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account, and shall not apply to any claims under FIAC’s indemnity of the underwriter in the FIAC IPO against certain liabilities; and
•
certain of FIAC's directors, officers and affiliates have purchased $500,000 of Convertible Bridge Notes, which are convertible into Company Shares at a 25% discount to DevvStream's 20-day volume weighted average price, subject to a floor of $2.00 per share, which shares will be converted into New PubCo Common Shares upon the consummation of the Business Combination;

•
Sponsor has extended the Sponsor Working Capital Loans to FIAC in order to provide FIAC with additional working capital, which such amounts may not be repaid if FIAC does not complete an initial business combination;

•
the Sponsor (including its representatives and affiliates) and FIAC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to FIAC. The Sponsor and FIAC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to FIAC completing its initial business combination. FIAC’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to FIAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in FIAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to FIAC, subject to applicable fiduciary duties. The FIAC Charter provides that, to the extent allowed by law, the doctrine of corporate opportunity shall not apply with respect to FIAC or any of its officers or directors, and FIAC renounces any expectancy that any of the directors or officers of FIAC will offer any such corporate opportunity of which he or she may become aware to FIAC, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of FIAC only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of FIAC and such opportunity is one FIAC is legally and contractually permitted to undertake and would otherwise be reasonable for FIAC to pursue. FIAC, however, does not believe that the waiver of the application of the “corporate opportunity” doctrine in the FIAC Charter had any impact on its search for a potential business combination.

Opinion of FIAC’s Financial Advisor
FIAC engaged Houlihan Capital as financial advisor to FIAC in connection with the Business Combination. In connection with this engagement, Houlihan Capital delivered a written opinion, dated September 12, 2023, to the FIAC Board, to the effect that, as of the date of the HC Opinion and based upon and subject to the assumptions, conditions and limitations set forth in the HC Opinion, the Business Combination is fair to the holders of shares of Class A Common Stock from a financial point of view.
The full text of the HC Opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the HC Opinion, is attached as Annex J to this proxy statement/prospectus and is incorporated herein by reference. The description of the HC Opinion set forth in this proxy statement/prospectus is qualified in its entirety by the full text of such HC Opinion.
The HC Opinion was provided for the use and benefit of FIAC (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Houlihan Capital provided its consent to the inclusion of the text of the HC Opinion as part of this proxy statement/prospectus). As described in “The Business Combination Proposal (Proposal 1) — Reasons for Approval of the Business Combination,” the members of the FIAC Board considered a wide variety of factors in connection with their respective evaluations of the Business Combination, including the HC Opinion. Houlihan Capital’s only opinion is the formal written opinion Houlihan Capital has expressed as to whether, as of the date of such opinion, the Business Combination is fair to the holders of shares of Class A Common Stock from a financial point of view.

The HC Opinion does not constitute a recommendation to proceed with the Business Combination. The HC Opinion did not address any other aspect or implications of the Business Combination and the HC Opinion does not constitute an opinion, advice or recommendation as to how any stockholder of FIAC should vote at the FIAC Stockholders Meeting. In addition, the HC Opinion did not in any manner address the prices at which the securities of New PubCo would trade following the consummation of the Business Combination or at any time. The HC Opinion was approved by a Houlihan Capital fairness opinion committee.
Opinion of DevvStream’s Financial Advisor
Evans & Evans, Inc. (“Evans & Evans”) was engaged by the DevvStream Board to provide a written opinion (the “DevvStream Fairness Opinion”) to the DevvStream Board as to the fairness of the Business Combination, from a financial point of view, to the holders of Company Shares. On September 12, 2023, Evans & Evans rendered its opinion that, as of such date, based upon and subject to the various considerations set forth in the DevvStream Fairness Opinion, including the scope of review, limitations and assumptions, the proposed Business Combination is fair, from a financial point of view, to the holders of Company Shares.
The full text of the DevvStream Fairness Opinion is attached as Annex K to this proxy statement/prospectus and is incorporated herein by reference and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Evans & Evans in providing its opinion.
For a description of the opinion that the board of directors of DevvStream (the “DevvStream Board”) received from Evans & Evans, Inc., see “The Business Combination Proposal (Proposal 1) — Opinion of DevvStream’s Financial Advisor.”
Emerging Growth Company
FIAC is currently and, following the consummation of the Business Combination, the Combined Company will be, an “emerging growth company,” as defined in the Securities Act, as modified by the Jumpstart Our Business Startups Act (“JOBS Act”). FIAC has taken, and the Combined Company may continue to take, advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in FIAC’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, stockholders of FIAC and the Combined Company may not have access to certain information they may deem important.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. FIAC has not elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, FIAC (and, following the Business Combination, the Combined Company), as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of FIAC’s and the Combined Company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
FIAC (and following the Business Combination, New PubCo) will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the FIAC IPO; (ii) the last day of the fiscal year in which FIAC (and following the Business Combination, the Combined Company) has total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which FIAC (and following the Business Combination, the Combined Company) is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of FIAC’s (and following the Business Combination, the Combined Company’s) common stock held by non-affiliates exceeded

$700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which FIAC (and following the Business Combination, the Combined Company) has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Recent Developments
First Amendment
On May 1, 2024, FIAC, Amalco Sub and DevvStream entered into the First Amendment, pursuant to which, among other things:
(i)
Pursuant to the SPAC Continuance, (a) each issued and outstanding FIAC Unit that has not been previously separated into shares of Class A Common Stock and FIAC Warrants prior to the SPAC Continuance shall automatically convert into securities of New PubCo identical to (i) a number of New PubCo Common Shares equal to the Reverse Split Factor and (ii) a number of warrants to purchase one New PubCo Common Share equal to one-half (1/2) of the Reverse Split Factor at an exercise price equal to the Adjusted Exercise Price, (b) each issued and outstanding share of Class A Common Stock that has not been redeemed shall remain outstanding and automatically convert into a number of New PubCo Common Shares equal to the Reverse Split Factor, (c) each issued and outstanding share of Class B Common Stock shall automatically convert into a number of New PubCo Common Shares equal to the Reverse Split Factor or be forfeited in accordance with the Sponsor Side Letter, and (d) each FIAC Warrant and Private Placement Warrant will be assumed by New PubCo and automatically converted into the right to exercise such warrant for a number of New PubCo Common Shares equal to the Reverse Split Factor at an exercise price equal to the Adjusted Exercise Price. No fractional shares or warrants will be issued pursuant to the SPAC Continuance and only whole shares or warrants will be issued and each person who would otherwise be entitled to a fractional share or warrant (after aggregating all fractional shares or warrants that otherwise would be received by such person) shall instead have the number of shares or warrants issued to such person rounded down in the aggregate to the nearest whole share or warrant; and

(ii)
Pursuant to the Amalgamation, New PubCo shall issue, and the DevvStream Shareholders collectively shall be entitled to receive, in accordance with Section 2.12 of the Business Combination Agreement and the Plan of Arrangement, New PubCo Common Shares equal to (a) the Common Amalgamation Consideration, plus (b) solely to the extent any Company Shares are required to be issued to Approved Financing Sources pursuant to Approved Financings in connection with the Closing, a number of New PubCo Common Shares equal to (i) each such Company Share multiplied by (ii) the Per Common Share Amalgamation Consideration in respect of such Company Share. In no event shall a Company Share be entitled to receive more than the Per Common Share Amalgamation Consideration in respect of each such Company Share.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment. A copy of the First Amendment is attached to this proxy statement/prospectus as Annex A-2 and is incorporated herein by reference.
Sponsor Side Letter Amendment
On May 1, 2024, FIAC and Sponsor entered into that certain Amendment No. 1 to the Sponsor Side Letter (the “Sponsor Side Letter Amendment”), pursuant to which, in connection with the execution and delivery of the First Amendment, among other things, Sponsor agrees and acknowledges that (i) each share of Class B Common Stock (other than those subject to forfeiture pursuant to the Sponsor Side Letter) shall convert only into a number of New PubCo Common Shares (and not any other FIAC shares prior to such automatic conversion) equal to the Reverse Split Factor and (b) that each Private Placement Warrant shall only convert into the right to exercise such warrants for New PubCo Common Shares equal to the Reverse Split Factor. No fractional shares shall be issued and the total number of New PubCo Common Shares to be received by Sponsor shall be rounded down to the nearest whole share after aggregating all New PubCo Common Shares held by Sponsor. As a third-party beneficiary of the Sponsor Side Letter, DevvStream consented in all respects to the Sponsor Side Letter Amendment.
The foregoing description of the Sponsor Side Letter Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Sponsor Side Letter Amendment. A copy of the Sponsor Side Letter Amendment is attached to this proxy statement/prospectus as Annex I-2 and is incorporated herein by reference.

Summary of Risk Factors
This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the section of this proxy statement/prospectus titled “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to DevvStream’s Business and Industry
•	We have limited operating history and financial results, which make our future results, prospects and the risks we may encounter difficult to predict. We have not generated any revenue to date.
•	We have incurred significant losses and expect to incur additional expenses and continuing losses for the foreseeable future, and we may not achieve or maintain profitability.
•	If the assumptions used to determine our market opportunity are inaccurate, our future growth rate may be affected and the potential growth of our business may be limited.
•	The carbon credit market is competitive, and we expect to face increasing competition in many aspects of our business, which could cause operating results to suffer.
•	The carbon market is an emerging market and its growth is dependent on the development of a commercialized market for carbon credits.
•
Increased scrutiny of ESG matters, including our completion of certain ESG initiatives, could have an adverse effect on our business, financial condition and results of operations, result in reputational harm and negatively impact the assessments made by ESG-focused investors when evaluating us.

•	Our long-term success depends, in part, on properties and assets developed and managed by third-party project developers, owners and operators.
•	Our streams are largely contract-based and the terms of such contracts may not be honored by developers or operators of a project.
•	We may acquire future streams in which we have limited control and our interests in such streams may be subject to transfer or other related restrictions.
•	Carbon markets, particularly the voluntary markets, are still evolving and there are no assurances that the carbon credits we purchase or generate through our investments will find a market.
Risks Related to DevvStream’s Information Technology and Intellectual Property
•	Failure of a key information technology system, process or site could have a material adverse effect on our business.
•
The actual or perceived failure to comply with data privacy and data security laws, regulations and industry standards could have a material adverse effect on our reputation, results of operations or financial condition or have other material and adverse consequences.

•	Our inability to retain licenses to intellectual property owned by third parties may materially adversely affect our financial results and operations.
Risks Related to Legal, Compliance and Regulations
•	We may not be able to have all our projects validated through a compliance market or by an internationally recognized carbon credits standard body.
•	Carbon pricing initiatives are based on scientific principles that are subject to debate. Failure to maintain international consensus may negatively affect the value of carbon credits.
•	Carbon trading is heavily regulated and new legislation in the jurisdictions in which we operate may materially impact our operations.

Risks Related to FIAC and the Business Combination
•
FIAC’s stockholders can exercise redemption rights with respect to a large number of Class A Common Stock, which may impair FIAC’s ability to complete the Business Combination or optimize its capital structure.

•	You may be unable to ascertain the merits or risks of DevvStream’s operations.
•
The unaudited pro forma financial information included in the section titled “Unaudited Pro Forma Combined Financial Information” may not be representative of New PubCo’s financial condition or results of operations if the Business Combination is consummated.

•
The Combined Company’s ability to be successful following the Business Combination will depend upon the efforts of the New PubCo Board and key personnel and the loss of such persons could negatively impact the operations and profitability of New PubCo’s business.

•	FIAC’s stockholders and DevvStream Shareholders may not realize a benefit from the Business Combination commensurate with the dilution they will experience in connection with the Business Combination.
•
During the pendency of the Business Combination, FIAC and DevvStream may not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement, which could adversely affect their respective businesses.

•
The estimates and assumptions on which DevvStream's financial projections are based may prove to be inaccurate, which may cause DevvStream's actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and the market price of the New PubCo Common Shares.

•
The HC Opinion obtained by the FIAC Board from Houlihan Capital will not be updated to reflect changes in circumstances between signing the Initial Business Combination Agreement and the completion of the Business Combination.

Risks Associated with New PubCo Being a Public Company Listed on the Nasdaq
•
New PubCo will need to improve its operational and financial systems to support its expected growth, increasingly complex business arrangements and rules governing revenue and expense recognition and any inability to do so will materially adversely affect its business and results of operations.

•	DevvStream’s failure to meet Nasdaq’s continued listing requirements could result in a delisting of its shares.
Risks Related to Ownership of New PubCo Common Shares
•	Nasdaq may delist New PubCo’s securities from its exchange.
•	The market price of New PubCo’s Common Shares may decline as a result of the Business Combination.
•	There are no current plans to pay cash dividends on the New PubCo Common Shares for the foreseeable future.
•	New PubCo shareholders may experience dilution in the future.
•
If FIAC public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

Risks Related to Redemption
•
The ability to execute FIAC and DevvStream’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

Risks Related to Taxes
•	Following the SPAC Continuance, New PubCo will be subject to Canadian and United States tax on its worldwide income.
MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
FIAC
The FIAC Units, Class A Common Stock and FIAC Warrants are currently listed on the Nasdaq under the symbols “FIACU,” “FIAC” and “FIACW,” respectively.
The closing price of the FIAC Units, Class A Common Stock and FIAC Warrants on September 12, 2023, the last trading day before announcement of the execution of the Initial Business Combination Agreement, was $10.70, $10.73, and $0.06, respectively. As of   , the most recent closing price of the FIAC Units, Class A Common Stock and FIAC Warrants was $  , $  , and $  , respectively.
Holders of the FIAC Units, Class A Common Stock and FIAC Warrants should obtain current market quotations for their securities. The market price of FIAC’s securities could vary at any time before the Business Combination is consummated.
Holders
As of the Record Date, there were     holders of record of FIAC Units,     holders of record of the Class A Common Stock,     holders of record of the Class B Common Stock and     holders of record of the FIAC Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose FIAC Units, Class A Common Stock and FIAC Warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
FIAC has not paid any cash dividends on its FIAC Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New PubCo’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New PubCo Board at such time. New PubCo’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing.
DevvStream
The Company Shares are traded on the Cboe Canada under the ticker symbol “DESG” and on the OTCQB under the ticker symbol “DSTRF”. On September 12, 2023, the last trading day before announcement of the execution of the Initial Business Combination Agreement, the closing price of the Company Shares on the Cboe Canada and OTCQB was CAD$1.03 and US$0.78, respectively. As of    , the most recent closing price of the Company Shares on the Cboe Canada and OTCQB was CAD$   and US$  , respectively.
Holders of Company Shares should obtain current market quotations for their securities. The market price of the Company Shares could vary at any time before the Business Combination is consummated.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
Introduction
The unaudited pro forma combined financial information of New PubCo has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and presents the combination of the historical financial information of FIAC and DevvStream as adjusted to give effect to the Business Combination and the other related events contemplated by the Business Combination Agreement. The unaudited pro forma combined financial information also gives effect to certain completed or probable transactions to be consummated by FIAC and DevvStream that are not yet reflected in the historical financial information of FIAC or DevvStream and are considered material to investors. These material transactions are described below in the section entitled “— Other Related Events in Connection with the Business Combination” below.
FIAC is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FIAC was incorporated under the laws of the State of Delaware on February 23, 2021. The registration statement for FIAC’s IPO was declared effective on October 27, 2021. On November 1, 2021, FIAC consummated its IPO of 23,000,000 FIAC Units, which included the full exercise of the underwriters’ option to purchase an additional 3,000,000 FIAC Units at the IPO price to cover over-allotments. Each Unit consists of one share of Class A Common Stock and one-half of one FIAC Warrant, with each whole FIAC Warrant entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment. The FIAC Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of IPO, FIAC completed the private sale of 11,200,000 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds to FIAC of $11,200,000.
Upon the closing of the IPO (including the full exercise of the underwriters’ over-allotment option) and the concurrent Private Placement, $234,600,000 was placed in the Trust Account, representing the aggregate redemption value of the Class A Common Stock sold in the IPO, at their redemption value of $10.20 per share.
On April 25, 2023, FIAC held a special meeting of stockholders (the “Extension Meeting”) to amend FIAC’s amended and restated certificate of incorporation to (i) extend the Termination Date by which FIAC has to consummate a Business Combination from May 1, 2023 (the “Original Termination Date”) to August 1, 2023 (the “Charter Extension Date”) and to allow FIAC, without another shareholder vote, to elect to extend the Termination Date to consummate a Business Combination on a monthly basis for up to nine times by an additional one month each time after the Charter Extension Date, by resolution of the FIAC Board if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until May 1, 2024, or a total of up to twelve months after the Original Termination Date, unless the closing of FIAC’s initial Business Combination shall have occurred prior to such date (such amendment, the “Extension Amendment” and such proposal, the “Extension Amendment Proposal”) and (ii) remove the limitation that FIAC may not redeem shares of public stock to the extent that such redemption would result in FIAC having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended), of less than $5,000,000 (such amendment, the “Redemption Limitation Amendment” and such proposal, the “Redemption Limitation Amendment Proposal”). The stockholders of FIAC approved the Extension Amendment Proposal and the Redemption Limitation Amendment at the Extension Meeting on April 26, 2023.
In connection with the First Extension Meeting, the holders of 17,297,209 shares of Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.40 per share, for an aggregate redemption amount of $179,860,588. In connection with the Second Extension Meeting, the holders of 3,985,213 shares of Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.95 per share, for an aggregate redemption amount of $43,640,022.
In connection with the First Extension Meeting, on May 9, 2023, FIAC issued an unsecured promissory note in the total principal amount of up to $1,500,000 (the “Promissory Note”) to the Sponsor, and the Sponsor funded the initial principal amount of $487,500 and, as of December 31, 2023, $1,500,000 was outstanding. Such funds have been deposited into the Trust Account. The Promissory Note does not bear interest and matures upon closing of the FIAC’s initial Business Combination. In the event that FIAC does not consummate a Business Combination, the Promissory Note will be repaid only from amounts remaining outside of the Trust Account, if any. Up to the total principal amount of the Promissory Note may be converted, in whole or in part, at the option of the Lender into warrants of the Company at a price of $1.00 per warrant, which warrants will be identical to the Private Placement Warrants issued to the Sponsor at the time of the IPO.
In connection with the Second Extension Meeting, on December 1, 2023, the Company issued an unsecured promissory note in the total principal amount of up to $1,500,000 (the “Second Promissory Note”) to the Sponsor and the Sponsor funded deposits into the Trust Account. The Second Promissory Note does not bear interest and matures upon closing of the Company’s initial Business Combination. In the event that the Company does not consummate a Business Combination, the Second Promissory Note will be repaid only from amounts remaining outside of the Trust Account, if any. As of March 31, 2024, an aggregate of $650,000 has been drawn under the Second Promissory Note.
Proceeds from promissory notes of $2,150,000 (and related uses) through March 31, 2024 are reflected in FIAC’s historical financial statements presented in the unaudited pro forma condensed combined financial information. Proceeds received and related uses after March 31, 2024 are not reflected in the unaudited condensed consolidated pro forma financial information.
DevvStream is a capex-light carbon credit generation company focused on high-quality and high-return technology-based projects. DevvStream offers investors exposure to carbon credits, a key instrument used to offset emissions of carbon dioxide from industrial activities to reduce the effects of global warming. By utilizing blockchain technology to drive trust and transparency across the credit cycle and through leveraging partnerships with market leaders, DevvStream provides a turnkey solution to help companies generate, manage, and monetize environmental assets through carbon credits.
FIAC and DevvStream have different fiscal year ends. DevvStream’s fiscal year end is the last day in July, or July 31st, and FIAC’s fiscal year end is December 31st. As the fiscal years differ by more than 93 days, pursuant to Rule 11- 02(c)(3) of Regulation S-X for the purposes of presenting the unaudited pro forma condensed combined financial information, the fiscal year end of DevvStream has been conformed to the fiscal year end of FIAC. Following the consummation of the Business Combination, New PubCo will have a July 31st fiscal year end.
The unaudited pro forma combined balance sheet as of March 31, 2024 combines the historical unaudited balance sheet of FIAC as of March 31, 2024, with the historical unaudited consolidated balance sheet of DevvStream as of April 30, 2024, on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on March 31, 2024.
The unaudited pro forma combined statement of operations for the twelve months ended December 31, 2023 combines the historical audited statement of operations of FIAC for the twelve months ended December 31, 2023 with the historical unaudited statement of operations of DevvStream for the 12 months ended January 31, 2024 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on January 1, 2023, the beginning of the earliest period presented.
The 12-month period of DevvStream’s historical statement of operations ending on January 31, 2024 is calculated by taking the unaudited statement of operations results of DevvStream for the six months ended January 31, 2024 and adding the consolidated statements of operations and comprehensive loss of DevvStream for the year ended July 31, 2023 and subtracting the unaudited statement of operations results of DevvStream for the six months ended January 31, 2023.
The unaudited pro forma combined statement of operations for the three months ended March 31, 2024 combines the historical unaudited statement of operations of FIAC for the three months ended March 31, 2024 with the historical unaudited statement of operations of DevvStream for the three months ended April 30, 2024 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•	the historical audited financial statements of FIAC for the fiscal year ended December 31, 2023;
•	the historical unaudited financial statements of FIAC as of and for the three months ended March 31, 2024;
•
the historical unaudited interim condensed consolidated financial statements of DevvStream as of April 30, 2024 and for the three and nine months ended April 30, 2024, the historical audited consolidated financial statements of DevvStream as of and for the year ended July 31, 2023; and

•
other information relating to FIAC and DevvStream included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under the section entitled “The Business Combination Proposal (Proposal 1).”

The unaudited pro forma combined financial information should also be read together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FIAC,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DevvStream,” and other financial information included elsewhere in this proxy statement/prospectus.
Description of the Business Combination
On September 12, 2023, FIAC entered into the Initial Business Combination Agreement, which was subsequently amended by the First Amendment thereto, dated as of May 1, 2024, by and among FIAC, Amalco Sub and DevvStream. Pursuant to the Business Combination Agreement, among other things:
•
Prior to the Effective Time, FIAC will affect the SPAC Continuance and change its name to New PubCo. following the SPAC Continuance, and in accordance with the applicable provisions of the Plan of Arrangement and the BCBCA.

•
The exchange of all 76,103,123 DevvStream Company Shares issued and outstanding immediately prior to the Effective Time for 2,218,011, 2,218,011, and 2,218,011 of New PubCo Common Shares in the no redemptions, 50% redemptions, and maximum redemption scenarios, respectively, as adjusted by the Common Conversion Ratio.

•
The cancellation and conversion of 4,105,000 Company Options and 6,780,000 Company RSUs issued and outstanding immediately prior to the Effective Time into 277,418, 277,418, and 277,418 Converted Options and 458,196, 458,196, 458,196 Converted RSUs in the no redemptions, 50% redemptions, and maximum redemption scenarios, respectively. Unvested Company Options and Company RSUs will accelerate and vest immediately upon the consummation of the Business Combination.

•
The exchange of 8,689,018 Company Warrants issued and outstanding immediately prior to the Effective Time for 587,208, 587,208, and 587,208 of Converted Warrants in the no redemptions, 50% redemptions, and maximum redemption scenarios, respectively. The Converted Warrants shall become exercisable into New PubCo Common Shares in an amount equal to the Company Shares underlying such Company Warrant multiplied by the Common Conversion Ratio (and at an adjusted exercise price equal to the exercise price for such Company Warrant prior to the Effective Time divided by the Common Conversion Ratio).

Other Related Events in Connection with the Business Combination
Other related events that are contemplated to occur in connection with the Business Combination are summarized below:
•
The DevvStream management team is still in the process of negotiating a PIPE financing up to gross proceeds of $25.5 million to support the combined company at closing (the “PIPE Financing”). Since an agreement has not been completed, any proposed PIPE Financing is excluded from these pro forma financial statements. However, if suitable terms for a PIPE Financing cannot be reached, there is a probability there will be insufficient cash in the maximum redemption scenario. This would necessitate the settlement of the Sponsor Working Capital Loan in Private Placement Warrants, along with the recording of accrued expenses in the accompanying pro forma condensed combined balance sheet.

•
DevvStream is in the process of issuing Convertible Bridge Notes, aiming to raise proceeds of up to $7.5 million during the Interim Period, of which $1.0 million has been issued as of April 19, 2024, in accordance with Section 2.12(f) of the Initial Business Combination Agreement and the Convertible Bridge Notes Subscription Agreements. The principal loan amount and all accrued interest for the Convertible Bridge Notes is payable in cash, or may be converted, at each holder’s sole option, into Subordinated Voting Company Shares effective immediately upon Closing. For more information regarding the Convertible Bridge Notes, see the section of this proxy statement/prospectus titled “Certain Relationships and Related Person Transactions — DevvStream — Convertible Bridge Financing.” We have assumed for purposes of this disclosure that these Convertible Bridge Notes will be fully settled and paid in cash upon the consummation of the Business Combination. The Convertible Bridge Notes are referred to as the “Financing Transactions.”

•
In connection with the Business Combination, DevvStream and FIAC are expected to pay $13.4 million of transaction costs and an additional $2.2 million for the repayment of the Sponsor Working Capital Loans and $0.3 million for the settlement of Sponsor accrued administrative fees. In the 50% and maximum redemption scenarios, there will not be sufficient cash to pay these fees at closing, and $7.0 million and $13.2 million are recorded as accrued fees in the accompanying pro forma condensed balance sheet in each of the respective redemption scenarios. Furthermore, within the context of the maximum redemption scenario, the First Sponsor Working Capital Loan is settled through the exchange for 1,500,000 Private Placement Warrants.

Expected Accounting Treatment of the Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, FIAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New PubCo will represent a continuation of the financial statements of DevvStream with the Business Combination treated as the equivalent of DevvStream issuing shares for the net assets of FIAC, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Closing will be those of DevvStream in future reports of New PubCo. DevvStream has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under each of the no redemptions, 50% redemptions and maximum redemptions scenarios:
•	DevvStream Shareholders will have the largest portion of the voting power of New PubCo;
•	DevvStream Shareholders will have the ability to nominate a majority of the members of the New PubCo Board;
•	DevvStream senior management will comprise the senior management roles of New PubCo and be responsible for the day-to-day operations;
•	New PubCo will assume the DevvStream name as DevvStream Corp.; and
•	The intended strategy and operations of New PubCo will continue DevvStream’s current strategy and operations in the post-combination company.
We currently expect the FIAC Warrants and Private Placement Warrants to remain liability classified instruments upon the Closing. New PubCo has preliminarily evaluated the accounting for the Company Warrants, which shall be converted into warrants to purchase shares of New PubCo in accordance with the requirements of ASC 480 and ASC 815-40-15. For purposes of the unaudited pro forma condensed combined financial information, the New PubCo Warrants are classified as permanent equity. However, the evaluation and finalization of accounting conclusions including, but not limited to, classification of the instrument, impact to earnings per share, analysis of any potential embedded derivatives and the impact to other preferred/equity units are ongoing and subject to change.
Basis of Pro Forma Presentation
The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New PubCo upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma combined financial information are described in the accompanying notes.
The unaudited pro forma combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, nor does it reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. The unaudited pro forma combined financial information does not purport to project the future operating results or financial position of New PubCo following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial statements and are subject to change as additional information becomes available and analyses are performed. FIAC and DevvStream have not had any historical operational relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma combined financial information contained herein assumes that the FIAC stockholders approve the Business Combination on the terms and conditions set forth in the Business Combination Agreement. Pursuant to the current certificate of incorporation, FIAC’s public stockholders may elect to redeem their Public Shares for cash even if they approve the Business Combination. FIAC cannot predict how many of its public stockholders will exercise their right to redeem their shares of Class A Common Stocks for cash. The unaudited pro forma combined financial information has been prepared assuming three redemption scenarios after giving effect to the Business Combination, as follows:
•	Assuming No Redemptions: Assuming that no holders of Class A Common Stock exercise redemption rights with respect to their shares for a pro rata share of the funds in the Trust Account.
•
Assuming 50% Redemptions: Assuming that FIAC stockholders holding 858,789 of the Public Shares subject to redemption (prior to the application of the Reverse Split Factor) will exercise their redemption rights for their pro rata share (approximately $11.18 per share) of the funds in the Trust Account. This scenario gives effect to Public Share redemptions for aggregate redemption payments of approximately $9.64 million using a per share redemption price of $11.18 per share.

•
Assuming Maximum Redemptions: Assuming that FIAC stockholders holding 1,717,578 of the Public Shares subject to redemption (prior to the application of the Reverse Split Factor) will exercise their redemption rights for their pro rata share (approximately $11.18 per share) of the funds in the Trust Account. This scenario gives effect to Public Share redemptions for aggregate redemption payments of approximately $19.2 million using a per share redemption price of $11.18 per share. Additionally, due to the cash constraints in the maximum redemption scenario, the First Sponsor Working Capital Loan is expected to be settled in exchange for 1,500,000 Private Placement Warrants.

The public stockholder redemptions are expected to be within the parameters described by the above three scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

The following summarizes the pro forma New PubCo Common Shares issued and outstanding immediately after the Business Combination, presented under the three assumed redemption scenarios:
	Share Ownership in DevvStream Holdings Inc.(1)
	Pro Forma Combined (Assuming No Redemptions)(2)		Pro Forma Combined (Assuming 50% Redemptions)(3)		Pro Forma Combined (Assuming Maximum Redemptions)(4)(5)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Sponsor and initial FIAC shareholders(6)(7)	2,218,011	27.4%	2,218,011	28.7%	2,218,011	30.1%
FIAC public shareholders(8)	736,160	9.1%	368,080	4.8%	—	0.0%
Former DevvStream shareholders(9)	5,143,087	63.5%	5,143,087	66.5%	5,143,087	69.9%
Former DevvStream Convertible Note Holders	—	0.0%	—	0.0%	—	0.0%
Total	8,097,258	100.0%	7,729,178	100.0%	7,361,098	100.0%
(1)
Assumes a Reverse Split Factor of 0.4286, based on the closing price of the Subordinated Voting Company Shares on the Cboe Canada, as of June 28, 2024, converted into United States dollars based on the Bank of Canada daily exchange rate as of June 28, 2024.

(2)	Assumes that no Class A Common Stock is redeemed.
(3)
Assumes 50% of the shares of Class A Common Stock are redeemed for aggregate redemption payments of approximately $9.6 million, assuming a $11.18 per share redemption price and based on shares subject to redemption (prior to the application of the Reverse Split Factor) and funds in the Trust Account as of March 31, 2024.

(4)
Assumes the maximum amount of shares of Class A Common Stock are redeemed for aggregate redemption payments of approximately $19.2 million, assuming a $11.18 per share redemption price and based on shares subject to redemption (prior to the application of the Reverse Split Factor) and funds in the Trust Account as of March 31, 2024.

(5)
Excludes the 921,492 Private Placement Warrants exchanged for the payment of the First Sponsor Working Capital Loan, given the expectation that these warrants will not be in the money at the time of closing.

(6)	Includes 1,478,674 Founder Shares held by FIAC’s Sponsor, 739,337 Founder Shares held by other investors that will convert into New PubCo Common Shares.
(7)	Excludes 4,800,332 Private Placement Warrants as the warrants are not expected to be in the money at Closing.
(8)	Excludes 4,928,912 FIAC Warrants as the warrants are not expected to be in the money at Closing.
(9)
Excludes shares underlying (i) Legacy Warrants, which will be exercisable for 587,208 shares at a weighted average exercise price of $10.80 per share, (ii) Converted Options, which will be exercisable for 277,418 shares at a weighted average exercise price of $9.15 per share and (iii) 458,196 Converted RSUs, as well as shares available for future issuance pursuant to the proposed Equity Incentive Plan.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions. Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2024
(in thousands)
			Assuming No Redemptions			Assuming 50% Redemptions			Assuming Maximum Redemptions
	Focus Impact Acquisition Corp. (Historical)	DevvStream Holdings Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash	$42	$103	$2,475	A	$2,620	$(145)	A	$—	$(145)	A	$—
Restricted Cash	—	—	—		—	—		—	—		—
Income tax receivable	—	—	—		—	—		—	—		—
GST receivable	—	78	—		78	—		78	—		78
Prepaid expenses	1	57	—		58	—		58	—		58
Total current assets	43	238	2,475		2,756	(145)		136	(145)		136
Equipment	—	1	$—		$1	—		1	—		1
Prepaid expenses, non-current	—	—	—		—	—		—	—		—
Investment held in Trust Account	19,205	—	(19,205)	B	—	(19,205)	B	—	(19,205)	B	—
Total assets	$19,248	$239	($16,730)		$2,757	($19,350)		$137	($19,350)		$137

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	5,691	4,836	(10,527)	C	$—	(3,545)	C	$6,982	2,683	C	$13,210
Convertible debenture	—	941	(941)	D	—	(941)	D	—	—	D	941
Derivative liability	—	54	(54)	D	—	(54)	D	—	—		54
Due to related party	—	—	—		—	—		—	—		—
Due to Sponsor	270	—	(270)	C	—	(270)	C	—	(145)	C	125
Franchise taxes payable	50	—	—		50	—		50	—		50
Income taxes payable	107	—	—		107	—		107	—		107
Excise tax payable	2,235	—	—	C	2,235	96	C	2,331	192	C	2,427
Redemption payable	—	—	—		—	—		—	—		—
Promissory note - related party	2,150	—	(2,150)	C	—	(2,150)	C	—	(1,500)	C	650
Total current liabilities	10,503	5,831	(13,942)		2,392	(6,864)		9,470	1,230		17,564
Warrant liability	1,135	—	—		1,135	—		1,135	43		1,178
Marketing agreement	150	—	(150)	C	—	(150)	C	—	—	C	150
Deferred underwriting commissions	—	—	—		—	—		—	—		—
Note Payable	—	—	—		—	—		—	—		—
Total liabilities	11,788	5,831	(14,092)		3,527	(7,014)		10,605	1,273		18,892
Commitments and contingencies:
Class A common stock subject to possible redemption	19,074	—	(19,074)	E	—	(19,074)	E	—	(19,074)	E	—

			Assuming No Redemptions			Assuming 50% Redemptions			Assuming Maximum Redemptions
	Focus Impact Acquisition Corp. (Historical)	DevvStream Holdings Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Equity:
Preferred Equity	—	—	—		—	—		—	—		—
Class A common Stock	1	—	1	F	2	1	F	2	1	F	2
Class B common stock	—	—	—		—	—		—	—		—
Additional paid in capital	—	13,108	5,182	G	18,290	(4,516)	G	8,592	(14,215)	G	(1,107)
Common Shares	—	—	—		—	—		—	—		—
Accumulated other comprehensive loss	—	(17)	—		(17)	—		(17)	—		(17)
Deficit	(11,615)	(18,683)	11,253	H	(19,045)	11,253	H	(19,045)	12,665	H	(17,633)
Total shareholders' equity	(11,614)	(5,592)	16,436		(770)	6,738		(10,468)	(1,549)		(18,755)
Total liabilities and shareholders' equity	$19,248	$239	($16,730)		$2,757	($19,350)		$137	($19,350)		$137

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2024
(in thousands, except share data)
			Assuming No Redemptions			Assuming 50% Redemptions			Assuming Maximum Redemptions
	Focus Impact Acquisition Corp. (Historical)	DevvStream Holdings Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Operating expenses:
Operating costs	1,687	—	(1,687)	I	—	(1,687)	I	—	(1,687)	I	—
Sales and marketing	—	39	—		39	—		39	—		39
Depreciation	—	—	—		—	—		—	—		—
General and administrative	—	103	1,687	I	1,790	1,687	I	1,790	1,687	I	1,790
License fee	—	—	—		—	—		—	—		—
Professional fees	—	943	—		943	—		943	—		943
Salaries and wages	—	202	—		202	—		202	—		202
Share-based compensation	—	262	—		262	—		262	—		262
Total operating expenses	1,687	1,549	—		3,236	—		3,236	—		3,236
Other income
Other Income (expense)	—	—	—		—	—		—	—		—
Interest and accretion expense	—	(33)	1	I	(32)	1	I	(32)	1	I	(32)
Unrealized gain/ (loss) on derivative liability	—	1	(1)		—	(1)		—	(1)		—
Foreign exchange gain (loss)	—	(86)	—		(86)	—		(86)	—		(86)
Unrealized loss on convertible debt	—	(50)	50	N	—	50	N	—	50	N	—
Loss on impairment	—	—	—		—	—		—	—		—
Gain on forgiveness of accounts payable	—	—	—		—	—		—	—		—
Recovery of offering costs allocated to warrants	—	—	—		—	—		—	—		—
Change in fair value of warrant liabilities	(681)	—	—	M	(681)	—	M	(681)	(65)	M	(746)
Operating account interest income	1	—	(1)	I	—	(1)	I	—	(1)	I	—
Income from trust account	254	—	(254)	J	—	(254)	J	—	(254)	J	—
Total other income	(426)	(168)	(205)		(799)	(205)		(799)	(269)		(863)
Income before provision for income taxes	(2,113)	(1,717)	(205)		(4,035)	(205)		(4,035)	(269)		(4,099)
Provision for income taxes	(121)	—	—	K	(121)	—	K	(121)	—	K	(121)
Net (loss) income	$ (2,234)	$ (1,717)	$ (205)		$(4,156)	$(205)		$(4,156)	$(269)		$(4,221)

Pro Forma Earnings Per Share
Basic					$(0.51)			$(0.54)			$(0.57)
Diluted					$(0.51)			$(0.54)			$(0.57)
Pro Forma Number of Shares Used in Computing EPS
Basic (#)					8,097,258			7,729,178			7,361,098
Diluted (#)					8,097,258			7,729,178			7,361,098

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Twelve Months Ended December 31, 2023
(in thousands, except share data)
			Assuming No Redemptions			Assuming 50% Redemptions			Assuming Maximum Redemptions
	Focus Impact Acquisition Corp. (Historical)	DevvStream Holdings Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Operating expenses:
Operating costs	5,220	—	(5,220)	I	—	(5,220)	I	—	(5,220)	I	—
Sales and marketing	—	980	—		980	—		980	—		980
Depreciation	—	2	—		2	—		2	—		2
General and administrative	—	561	5,220	I	5,781	5,220	I	5,781	5,220	I	5,781
License fee	—	—	—		—	—		—	—		—
Professional fees	—	4,608	—		4,608	—		4,608	—		4,608
Salaries and wages	—	804	—		804	—		804	—		804
Share-based compensation	—	1,839	—		1,839	—		1,839	—		1,839
Total operating expenses	5,220	8,794	—		14,014	—		14,014	—		14,014
Other income
Other Income (expense)	—	7	(407)	L	(400)	(407)	L	(400)	(407)	L	(400)
Interest and accretion expense	—	(3)	15	I	12	15	I	12	1,472	I	1,469
Unrealized gain/ (loss) on derivative liability	—	(1)	46		45	46		45	46		45
Foreign exchange gain (loss)	—	25	—		25	—		25	—		25
Unrealized loss on convertible debt	—	—	—	N	—	—	N	—	—	N	—
Loss on impairment	—	—	—		—	—		—	—		—
Gain on forgiveness of accounts payable	—	—	—		—	—		—	—		—
Recovery of offering costs allocated to warrants	310	—	—		310	—		310	—		310
Change in fair value of warrant liabilities	681	—	—	M	681	—	M	681	65	M	746
Operating account interest income	15	—	(15)	I	—	(15)	I	—	(15)	I	—
Income from trust account	5,350	—	(5,350)	J	—	(5,350)	J	—	(5,350)	J	—
Total other income	6,356	28	(5,711)		673	(5,711)		673	(4,190)		2,194
Income before provision for income taxes	1,136	(8,766)	(5,711)		(13,341)	(5,711)		(13,341)	(4,190)		(11,820)
Provision for income taxes	(1,112)	—	—	K	(1,112)	—	K	(1,112)	—	K	(1,112)
Net (loss) income	$24	$ (8,766)	$(5,711)		$(14,453)	$(5,711)		$(14,453)	$ (4,190)		$(12,932)

Pro Forma Earnings Per Share
Basic					$ (1.78)			$(1.87)			$(1.76)
Diluted					$ (1.78)			$(1.87)			$(1.76)
Pro Forma Number of Shares Used in Computing EPS
Basic (#)					8,097,258			7,729,178			7,361,098
Diluted (#)					8,097,258			7,729,178			7,361,098

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, FIAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New PubCo will represent a continuation of the financial statements of DevvStream with the Business Combination treated as the equivalent of DevvStream issuing shares for the net assets of FIAC, accompanied by a recapitalization. The net assets of FIAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of DevvStream in future reports of New PubCo.
FIAC and DevvStream have different fiscal year ends. DevvStream’s fiscal year end is the last day in July, or July 31st, and FIAC’s fiscal year end is December 31st. As the fiscal years differ by more than 93 days, pursuant to Rule 11- 02(c)(3) of Regulation S-X for the purposes of presenting the unaudited pro forma condensed combined financial information, the fiscal year end of DevvStream has been conformed to the fiscal year end of FIAC. Following the consummation of the Business Combination, New PubCo will have a July 31st fiscal year end.
The unaudited pro forma combined balance sheet as of March 31, 2024 combines the historical unaudited balance sheet of FIAC as of March 31, 2024, with the historical unaudited consolidated balance sheet of DevvStream as of April 30, 2024, on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on March 31, 2024.
The unaudited pro forma combined statement of operations for the twelve months ended December 31, 2023 combines the historical audited statement of operations of FIAC for the twelve months ended December 31, 2023 with the historical unaudited statement of operations of DevvStream for the 12 months ended January 31, 2024 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on January 1, 2023, the beginning of the earliest period presented.
The 12-month period of DevvStream’s historical statement of operations ending on January 31, 2024 is calculated by taking the unaudited statement of operations results of DevvStream for the six months ended January 31, 2024 and adding the consolidated statements of operations and comprehensive loss of DevvStream for the year ended July 31, 2023 and subtracting the unaudited statement of operations results of DevvStream for the six months ended January 31, 2023.
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2024 combines the historical unaudited statement of operations of FIAC for the three months ended March 31, 2024 with the historical unaudited statement of operations of DevvStream for the three months ended April 30, 2024 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on January 1, 2023, the beginning of the earliest period presented.
The unaudited pro forma combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•	the historical audited financial statements of FIAC for the fiscal year ended December 31, 2023;
•	the historical unaudited financial statements of FIAC as of and for the three months ended March 31, 2024;
•
the historical unaudited interim condensed consolidated financial statements of DevvStream as of April 30, 2024 and for the three and nine months ended April 30, 2024, and the historical audited consolidated financial statements of DevvStream as of and for the year ended July 31, 2023; and

•
other information relating to FIAC and DevvStream included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under the section entitled “The Business Combination Proposal (Proposal 1).”

The unaudited pro forma combined financial information should also be read together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FIAC,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DevvStream,” and other financial information included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma combined balance sheet as a direct reduction to New PubCo’s additional paid in capital and are assumed to be cash settled. In the maximum redemption scenario, certain transaction costs are presented as accrued and unpaid as of the Closing. One-time direct and incremental transaction costs incurred in connection with the Business Combination allocated to the liability classified warrants are recorded as a charge to accumulated deficit.
Management has not identified any material differences in accounting policies that would require adjustments in the pro forma financial information. Certain reclassifications have been reflected to conform financial statement presentation as described in the notes the pro forma financial statements below.
2. Adjustments to Unaudited Pro Forma Combined Financial Information
The unaudited pro forma combined financial information takes into consideration the effects of adjustments under the no redemptions scenario, 50% redemptions scenario and the maximum redemptions scenario.
Adjustments to Unaudited Pro Forma Combined Balance Sheet
The adjustments included in the unaudited pro forma combined balance sheet as of March 31, 2024, are as follows:
A. Represents pro forma adjustments to cash and cash equivalents to reflect the following:
(in thousands)	No Redemption	50 % Redemption	Maximum Redemption
Reclass of Cash and Securities Held in Trust Account	19,205	19,205	$ 19,205[1]
Payment of Transaction Costs	(13,360)	(6,738)	$(145)[2]
Payment of Sponsor Working Capital Loan	(2,420)	(2,420)	$—[3]
Cash Paid on Redeemed Shares	—	(9,602)	$ (19,205)[4]
Payment of Convertible Bridge Notes	(950)	(950)	$—[5]
Net adjustment	2,475	(145)	(145)
(1)	Reflects the liquidation and reclassification of $19.2 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general corporate use by New PubCo.
(2)
Reflects the cash disbursement for the preliminary estimated direct and incremental transaction costs of $13.4 million, including $6.4 million and $0.1 million to be paid by FIAC and DevvStream, respectively, in connection with the Business Combination prior to, or concurrent with the Closing.

(3)
Reflects the cash disbursement of $2.2 million for the repayment of the First Sponsor Working Capital Loan, Second Sponsor Working Capital Loan and the accrued administrative fees totaling $0.3 million. In the maximum redemption scenario, the First Sponsor Working Capital Loan is settled and exchanged for 1,500,000 Private Placement Warrants which is reflected in Note 2 (E).

(4)
Reflects the cash disbursement for the shares redeemed, 368,080 and 736,160 of Class A Common Stock, in the 50% and maximum redemption scenarios, respectively, at a redemption share price of $11.18 per share.

(5)
Reflects the cash disbursement of $1.0 million for the repayment of the convertible bridge notes, in the max redemption scenario, due to an insufficient amount of cash, the convertible bridge notes will remain outstanding and subject to conversion into New PubCo Common Shares at the closing of the Business Combination or repayable within 10 days after the closing of the Business Combination. While the principal loan amount and all accrued interest for the note payable may be converted, at each holder’s sole option, into Subordinated Voting Company Shares effective immediately upon closing, we have assumed for purposes of this disclosure that this note payable will be fully paid in cash upon the consummation of the Business Combination.

B. Reflects the release of $19.2 million of cash currently held in the Trust Account that becomes available to effectuate the Business Combination and for the general use of New PubCo upon consummation of the Business Combination.
C. Reflects the payment of the Sponsor Working Capital Loans, the accrued administrative fee and previously incurred, expected to be incurred, and accrued transaction costs paid upon consummation of the Business Combination. This adjustment also reflects the accrual of an excise tax calculated at 1% of the shares of Class A Common Stock redeemed in each of the minimum, 50% and maximum redemption scenarios.

Additionally, a portion of these transaction costs is accounted for as a $0.4 million increase in the accumulated deficit. The charge to accumulated deficit is associated with transaction costs allocated to the liability classified warrants, as further discussed in Note 2 (I) and Note 2 (M).
In both the 50% redemption scenario and the maximum redemption scenario, there will not be sufficient cash to pay the transaction expenses at closing. Accordingly, $2.8 million and $2.7 million of direct and incremental transaction expenses that have not yet been incurred are recorded as accrued expenses in the accompanying pro forma condensed combined balance sheet.
The DevvStream and FIAC management teams are attempting to complete a PIPE and/or other financing arrangements to pay these fees at closing. There is no firm commitment for a PIPE or other financing arrangement as of the date of this filing.
D. Reflects the settlement of the $950 thousand principal amount and all accrued interest totaling $941 thousand from associated with the Convertible Bridge Notes and the reversal of $54 thousand of bifurcated derivative liability associated with the convertible note bridge financing and a gain of $45 thousand in the minimum and 50% redemption scenario recorded to accumulated deficit.
E. Reflects the reclassification of shares of Class A Common Stock subject to possible redemption (prior to the application of the Reverse Split Factor) into permanent equity assuming no redemptions and immediate conversion of 1,717,578 shares of Class A Common Stock into New PubCo Common Shares in connection with the Business Combination and 50% redemptions and immediate conversion of 858,789 shares of Class A Common Stock into New PubCo Common Shares in connection with the Business Combination.
F. Represents pro forma adjustments to par value of Class A Common Stock balance to reflect the following:
(in thousands)	Amount
Conversion of Class A Common Stock into New PubCo Common Shares as a result of the Business Combination	1
Net adjustment	$ 1
G. Represents pro forma adjustments to additional paid in capital balance to reflect the following:
(in thousands)	No Redemption	50% Redemption	Maximum Redemption
Reduction in additional paid in capital for accrual of excise tax payable based on number of shares redeemed	—	(96)	(192)
Reduction in additional paid in capital for excess acquisition-related expenses over accrued amounts and recognition of unaccrued and unpaid acquisition-related expenses.	(2,276)	(2,276)	(2,276)
Reflection of the accrued deferred underwriting fees related to the Business Combination	—	—	—
Issuance of New PubCo Common Shares to holders of DevvStream ordinary units at the Closing	(1)	(1)	(1)
Conversion of Class A Common Stock into New Pubco Common Shares as a result of the Business Combination	19,074	9,472	(131)
Elimination of FIAC's historical accumulated deficit in connection with the reverse recapitalization at the Closing	(11,615)	(11,615)	(11,615)
Conversion of the convertible debenture at the completion of the reverse recapitalization	—	—	—
Net adjustment	$5,182	$(4,516)	$ (14,215)
H. Reflects the recognition of $0.4 million of direct and incremental transaction cost allocated to the liability classified warrants and the elimination of FIAC’s historical accumulated deficit with a corresponding adjustment to Additional paid in-capital for New PubCo in connection with the reverse recapitalization at the Closing, which is also reflected in Note 2 (L).

Adjustments to Unaudited Pro Forma Combined Statements of Operations
I. Represents reclassifications to conform FIAC’s financial information to financial statement line items and presentation of New PubCo based on DevvStream’s financial statement presentation.
J. Reflects the elimination of $0.3 million and $5.4 million of interest income for the three months ended March 31, 2024 and for the year ended December 31, 2023, related to historical income from the Trust Account, respectively.
K. The pro forma income statement adjustments do not reflect any income tax effect because DevvStream has a full valuation allowance offsetting any potential tax impact.
L. Reflects the recognition of $0.4 million of direct and incremental transaction costs allocated to the liability classified warrants.
In the maximum redemption scenario, this adjustment also reflects the recognition of a gain of $1.5 million attributable to the extinguishment of the $1.5 million First Sponsor Working Capital Loan in exchange for Private Placement Warrants with a fair value of $108 thousand.
M. Reflects the recognition of additional change in fair value of warrant liabilities, amounting to a loss of $65,000 for the three months ended March 31, 2024, and a gain of $65,000 for the year ended December 31, 2023, assuming that the 1,500,000 additional Private Placement Warrants used to settle the First Sponsor Working Capital Loan were outstanding as of January 1, 2023.
N. Reflects the elimination of the change in fair value of the embedded derivative liability, the change in the fair value of the convertible note and the recognition of a loss on extinguishment associated with the cash settlement of the convertible notes in the minimum and 50% redemption scenarios.
3. Earnings per Share
The pro forma earnings per share calculation represents the net income (loss) per share calculated using the pro forma basic and diluted weighted average shares outstanding of New PubCo Common Shares (assuming a Reverse Split Factor of 0.4286, based on the closing price of the Subordinated Voting Company Shares on the Cboe Canada, as of June 28, 2024, converted into United States dollars based on the Bank of Canada daily exchange rate as of June 28, 2024) as a result of the pro forma adjustments as if the Business Combination had occurred on January 1, 2023, the beginning of annual period. The calculation of weighted average shares outstanding for pro forma basic and diluted net income per share reflects (i) the historical DevvStream shares, as adjusted by the Common Conversion Ratio, outstanding as of the respective original issuance date and (ii) assumes that the new shares issuable relating to the Other Related Events, as adjusted by the Common Conversion Ratio (where applicable), and the Business Combination have been outstanding as of January 1, 2023, the beginning of the earliest period presented. For potentially dilutive securities related to DevvStream’s historical stock-based compensation and DevvStream’s Converted Warrants, the treasury stock method is applied along with the Conversion Ratio to determine the potentially dilutive impact. Under the 50% redemptions scenario, 50% of the shares of Class A Common Stock are assumed to be redeemed by FIAC public stockholders and are eliminated as of January 1, 2023, the beginning of the annual period. Under the maximum redemption scenario, 100% of the shares of Class A Common Stock assumed to be redeemed by FIAC public stockholders and are eliminated as of January 1, 2023, the beginning of the annual period.
The unaudited pro forma combined per share information has been presented under the three assumed redemption scenarios as follows:
	Three Months Ended March 31, 2024
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Numerator:
Net income (loss) attributable to common shareholders - basic and diluted	$(4,156)	$(4,156)	$(4,221)
Denominator:
Sponsor and certain affiliates	2,218,011	2,218,011	2,218,011

	Three Months Ended March 31, 2024
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Public Shareholders	736,160	368,080	—
Former DevvStream shareholders	5,143,087	5,143,087	5,143,087
Former DevvStream convertible note holders	—	—	—
PIPE Investors	—	—	—
Weighted average shares outstanding - basic	8,097,258	7,729,178	7,361,098
Diluted effect of DevvStream stock based compensation	—	—	—
Diluted effect of DevvStream Converted Warrants	—	—	—
Weighted average shares outstanding - diluted	8,097,258	7,729,178	7,361,098

Net income (loss) per share attributable to common shareholders - basic	$(0.51)	$(0.54)	$(0.57)
Net income (loss) per share attributable to common shareholders - diluted	$(0.51)	$(0.54)	$(0.57)
Upon Closing, the following outstanding shares of Common Stock equivalents were excluded from the computation of pro forma diluted net income (loss) per share for the period and scenarios presented because including them would have had an anti-dilutive effect:
	Three Months Ended March 31, 2024
	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Private Placement Warrants	4,800,332	4,800,332	5,443,234
FIAC Warrants	4,928,912	4,928,912	4,928,912
New PubCo Warrants	587,208	587,208	587,208
New PubCo Stock Options	277,418	277,418	277,418
New PubCo RSUs	458,196	458,196	458,196

	Twelve Months Ended December 31, 2023
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Numerator:
Net income (loss) attributable to common shareholders - basic and diluted	$(14,453)	$(14,453)	$(12,932)
Denominator:
Sponsor and certain affiliates	2,218,011	2,218,011	2,218,011
Public Shareholders	736,160	368,080	—
Former DevvStream shareholders	5,143,087	5,143,087	5,143,087
Former DevvStream convertible note holders	—	—	—
Weighted average shares outstanding - basic	8,097,258	7,729,178	7,361,098
Diluted effect of DevvStream stock based compensation	—	—	—
Diluted effect of DevvStream Converted Warrants	—	—	—
Weighted average shares outstanding - diluted	8,097,258	7,729,178	7,361,098

Net income (loss) per share attributable to common shareholders - basic	$(1.78)	$(1.87)	$(1.76)
Net income (loss) per share attributable to common shareholders - diluted	$(1.78)	$(1.87)	$(1.76)
Following the Closing, the following outstanding shares of Common Stock equivalents were excluded from the computation of pro forma diluted net income (loss) per share for the period and scenarios presented because including them would have had an anti-dilutive effect:
	Twelve Months Ended December 31, 2023
	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Private Placement Warrants	4,800,332	4,800,332	5,443,234
FIAC Warrants	4,928,912	4,928,912	4,928,912
New PubCo Warrants	587,208	587,208	587,208
New PubCo Stock Options	277,418	277,418	277,418
New PubCo RSUs	458,196	458,196	458,196

RISK FACTORS
You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.
The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, the Combined Company’s business, financial condition or results of operations. If any of the events described below occur, the Combined Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Combined Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of FIAC and DevvStream. Any reference in this “Risk Factors” section to the “resulting entity” shall mean New PubCo.
Risks Related to DevvStream’s Business and Industry
Unless the context requires otherwise, references to “we,” “us” and “our” in this section refer to DevvStream Holdings Inc. and its subsidiaries prior to the Business Combination and to New PubCo and its subsidiaries following the Business Combination.
We have limited operating history and financial results, which make our future results, prospects and the risks we may encounter difficult to predict. We have not generated any revenue to date.
We have a limited operating history upon which you can evaluate our business and prospects. We have never generated any revenue and are subject to business risks and uncertainties associated with starting a new business, including the risk that we will not achieve our financial objectives as estimated by our management. Since our formation in 2021, our operations to date have been limited primarily to organizing and staffing our company, business planning, raising capital, making carbon credits streaming project investments and signing contracts for the generation and sale of carbon credits. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the renewable energy industry.
The nature of our operations is highly speculative and there is a consequent risk of loss of investment. The success of our activities will depend on management’s ability to implement its strategy and on the availability of opportunities related to carbon credit trading, stream agreements for carbon credits, and greenhouse gas emission avoidance, reduction, and sequestration programs; government regulations; commitments to reduce greenhouse gas emissions by corporations, organizations, and individuals; and general economic conditions. There is no certainty that anticipated outcomes and sustainable revenue streams will be achieved and there is no certainty that we will continue to successfully make acquisitions of carbon credits, streams, or other interests, or that current or future carbon credits, streams, or other interests acquired by us will be profitable. In particular, our future growth and prospects will depend on our ability to expand our portfolio of investments while at the same time maintaining effective cost controls. Any failure to expand would have a material adverse effect on our business, financial condition, and results of operations. Because of the uncertainties and risks associated with these activities, we are unable to accurately and precisely predict the timing and amount of revenues, the extent of any further losses or if or when we might achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.
Our failure to become and remain profitable may depress the market price of our common shares and could impair our ability to raise capital, expand our business, or continue our operations. If we continue to suffer losses as we have in the past, investors may not receive any return on their investment and may lose their entire investment.
We have incurred significant losses and expect to incur additional expenses and continuing losses for the foreseeable future, and we may not achieve or maintain profitability.
We have incurred significant operating losses. Our operating losses were $(6,464,079) and $(3,759,379) for the nine months ended April 30, 2024 and 2023, respectively. We may continue to incur operating losses in the future as we expect to incur additional costs as we develop our business and expand our portfolio of investments, which may be more costly than we expect and may not result in increased revenue, profits or growth in our business. Such costs include increased overhead costs, marketing and promotion costs, general and administrative expenses and costs associated with operating as a public company. Other unanticipated costs may also arise. Our ability to continue as a going concern will depend on the completion of the Business Combination Agreement or our ability to obtain sufficient funding from other sources. Our unaudited condensed consolidated interim financial statements for the nine months ended April 30, 2024 and 2023 do not include any adjustments that might result from the outcome of this uncertainty and have been prepared on a basis that assumes we will continue as a going concern, as described in the notes to our unaudited condensed consolidated interim financial statements included elsewhere in this proxy statement/prospectus.
We have not yet started delivering carbon credits to any current or potential partners, making it difficult to predict our future operating results, and we believe that we will continue to incur operating losses until at least the time we begin delivering carbon credits. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability.
We expect our operating expenses to increase as we further develop our business. We expect the rate at which we incur losses will be higher as we engage in the following activities:
•
researching potential carbon credit screening impact investments and project management opportunities, including conducting third-party feasibility studies as part of the project due diligence process;

•
providing project management services, including initial program development, validation, registry listing, any ongoing data collection, and fees charged by registries for credit issuance, transfer or retirement;

•	purchasing carbon credits generated by ongoing carbon credit streams (in cases where we have not purchased such carbon credits outright, without the need for additional consideration);
•	paying royalties to Devvio, Inc. for sales revenue generated by transactions that use the Devvio Platform (as defined below);
•	attracting and retaining buyers to purchase the carbon credits, through direct sales or on carbon credit marketplaces; and
•	increasing its general and administrative functions to support its growing operations and its responsibilities as a U.S.-listed public company.
Because we will continue to incur the costs and expenses from these efforts before we receive any associated revenue, our losses in future periods could be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in the revenue we anticipate, which would further increase our losses. Furthermore, if our future growth and operating performance fails to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.
We may lack sufficient funds to achieve our planned business objectives and may seek to raise further funds through equity or debt financing or other means. An inability to access the capital or financial markets may limit our ability to fund our ongoing operations and execute our business plan to pursue investments that we may rely on for future growth.
We have had negative cash flow from operations since our inception on August 27, 2021. We will operate at a loss until we are able to realize cash flow from our investments or carbon management contracts. We may require additional financing to fund the business, business expansion, and/or negative cash flow. Our ability to arrange such financing in the future will depend, in part, upon prevailing capital market conditions, as well as business success. There can be no assurance that we will be successful in our efforts to arrange additional financing on satisfactory terms, or at all. We cannot predict with certainty the timing or amount of any such capital requirements. If additional financing is raised by the issuance of shares from treasury, control of our company may change, and the shareholders may suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to operate our business at maximum potential, to expand, to take advantage of other opportunities, or otherwise remain in business.

Our business is reliant on the Devvio Agreement. An inability to realize the expected benefits of using the Devvio Platform pursuant to the Devvio Agreement could have an adverse effect on our business.
On November 28, 2021, we entered into a Strategic Partnership Agreement with Devvio (as amended to date, the “Devvio Agreement”), pursuant to which we became Devvio’s principal business partner for project financing for Devvio’s clients in connection with acquiring rights to greenhouse gas emission or climate change-related credits or offsets. Devvio is a software company. Devvio’s business is to develop blockchain technology, license that technology in multiple industries and applications, provide independent blockchain platforms to customers as a Software-as-a-Service (“SaaS”) product, and provide software development services around the use of those SaaS products. Our technology partnership with Devvio provides us with access to Devvio’s proprietary environmental, social and governance (“ESG”) blockchain platform (the “Devvio Platform”). Through the Devvio Platform, we are able to track and manage data used to generate carbon credits and data around every transaction of the credits on the blockchain. We expect the Devvio Platform to support the transparency, provenance, quality and value of our carbon credits. We believe the Devvio Platform provides us with a competitive advantage in the carbon market space and, as such, any failure to access the Devvio Platform could have an adverse effect on our business, financial condition and results of operations. Further, if Devvio is unable to meet its commitments to us under the Devvio Agreement, our business, financial condition and results of operations could be adversely affected. Additionally, Devvio is a Core Company Securityholder by virtue of holding 100% of our Multiple Voting Shares (representing approximately 63.1% of our voting rights, on a pre-Business Combination basis, as of the date of this proxy statement/prospectus) and will be a significant shareholder of the Combined Company. Mr. Tom Anderson, one of our directors, is also an officer of Devvio and conflicts of interest may arise in connection with his role at Devvio.
For further information regarding the risks related to the Devvio Agreement, see “Risks Related to DevvStream’s Information Technology and Intellectual Property — Our inability to retain licenses to intellectual property owned by third parties may materially adversely affect our financial results and operations.” For information regarding the Devvio Platform see “Information About DevvStream — Devvio Platform.”
If the assumptions used to determine our market opportunity are inaccurate, our future growth rate may be affected and the potential growth of our business may be limited.
Market opportunity estimates and growth strategies are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, and as such the estimates of growth included in this proxy statement/prospectus may prove to be inaccurate and may not be indicative of future growth. As the royalty and stream financing model is relatively new in the carbon credit industry, it may not gain acceptance or experience widespread growth. The majority of our current investment opportunity pipeline represents an estimate by management based on potential transactions which remain under various states of non-binding proposals and negotiations. To date, we have entered into seven definitive agreements and one offtake agreement. There can be no assurance that we will be able to enter into further definitive agreements for or complete the acquisition of, all or any other investments identified in our opportunity pipeline, or successfully monetize any carbon credits we may acquire. Further, our estimate of the total addressable market may not prove to be accurate and, even if the estimate of market opportunity and growth strategy does prove to be accurate, we could fail to capture a significant portion, or any portion, of the available market.
If demand for carbon credits does not grow as expected or develops more slowly than expected, our revenues may stagnate or decline and our business may be adversely affected.
The demand for, and the market price of, carbon credits can be adversely affected by any number of factors, including the implementation of lower emission infrastructure, an increase in the number of projects generating carbon credits, invention of new technology that assists in the avoidance, reduction or sequestration of emissions, increased use of alternative fuels, a decrease in the price of conventional fossil fuels, increased use of renewable energy, and the implementation and operation of carbon pricing initiatives such as carbon taxes and emissions trading systems (“ETSs”). There can be no assurance that carbon pricing initiatives or compliance or voluntary carbon markets will continue to exist. Carbon pricing initiatives may be subject to policy and political changes and may otherwise be diminished, terminated or not renewed upon their expiration. In addition, the demand for carbon credits is driven by the social and political demand to reduce greenhouse gas emissions globally. Any decrease in such social and political demand could limit opportunities in the marketplace for carbon credits and decrease the price of carbon, which would have a material adverse effect on our business, financial condition, and results of operations.

The carbon credit market is competitive, and we expect to face increasing competition in many aspects of our business, which could cause operating results to suffer.
There are many organizations, companies, non-profits, governments, asset managers and individuals that are buyers of carbon credits, or rights to or interest in carbon credits, and there is currently a limited supply of carbon credits, projects to generate future carbon credits and investment opportunities in carbon credits. We expect competitors to enter the carbon credit streaming space, and that many of these competitors will be larger, more established companies with substantial financial resources, operational capabilities, and long track-records in carbon markets. In the future, we may be at a competitive disadvantage in investing in carbon projects, acquiring carbon credits or interests in carbon credits, whether by way of purchases in carbon markets, streams, or other forms of investment, as our future competitors may have greater financial resources and technical staff. Accordingly, there can be no assurance that we will be able to compete successfully against other companies in building a portfolio of carbon credits and carbon credit-related investments. Our inability to acquire carbon credits and streams may result in a material and adverse effect on our profitability, results of operation and financial condition.
The carbon market is an emerging market and its growth is dependent on the development of a commercialized market for carbon credits.
From a global perspective, the market for carbon credits continues to be at a nascent stage. However, there can be no guarantee that the development of carbon markets will continue to occur at the expected rate or at all. Any such delay or failure to further develop a commercialized market could reduce demand for carbon credits or streams, which would significantly harm our expected revenues. Further, we may be unable to recover any losses or expenses incurred, or which we expect to continue to incur, in our investments in or related to carbon credits.
Because our business is significantly concentrated in carbon credits and the carbon market, we are susceptible to adverse economic or regulatory occurrences materially and adversely affecting our performance.
Our business is to invest in carbon credits, and businesses or investments related to carbon credits, and we have only invested in carbon credits streaming projects to date. Adverse events affecting the development and operation of our carbon credits streaming projects may have a material adverse effect on our profitability, financial condition and results of operations. While we intend to continue entering into stream arrangements and investments in a large number of carbon credits with exposure to a wide variety of projects and attributes, we can provide no assurances that we can achieve such diversification. We expect that, at the very least in the near-term, we will continue to have a significant portion of our assets dedicated to a small number of carbon credit projects, businesses and investments related to carbon credits.
Even if we achieve diversification with respect to our carbon credit investments, our investment portfolio will be more at risk to adverse economic or regulatory occurrences affecting carbon credits generally than an investment fund that holds a diversified portfolio of securities, given our concentration in the carbon credit and carbon market space.
We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the market price of our common shares.
While we and our independent registered public accounting firm did not and were not required to perform an audit of our internal control over financial reporting, in connection with the audit of our 2023 consolidated financial statements, we identified control deficiencies in the design and operation of our internal control over financial reporting that constituted a material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected in a timely manner.
We did not design or maintain an effective control environment commensurate with financial reporting requirements. Specifically, we did not consistently have documented evidence of review procedures and, due to resource limitations, did not always maintain segregation of duties between preparing and reviewing analyses, and reconciliations. These control deficiencies could result in a misstatement of our accounts or disclosures that would result in a material misstatement of our financial results that would not be prevented or detected, and accordingly, we determined that these control deficiencies constitute a material weakness.

We are working to remediate the material weakness and are taking steps to strengthen our internal control over financial reporting through the hiring of additional appropriately skilled finance and accounting personnel with the requisite technical knowledge and skills, which may be costly and time consuming. With additional skilled personnel, we are taking appropriate and reasonable steps to remediate this material weakness through the implementation of appropriate segregation of duties, formalization of accounting policies and controls and retention of appropriate expertise for complex accounting transactions. We will not be able to fully remediate these control deficiencies until these steps have been completed and have been operating effectively for a sufficient period of time.
We cannot assure you that the measures we have taken to date and those we expect to take in the future will be sufficient to remediate the material weakness we identified or avoid the identification of additional material weaknesses in the future. If the steps we take do not remediate the material weakness in a timely manner, there could continue to be a reasonable possibility that this material weakness or other control deficiencies could result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis, which could in turn cause the market price of our common shares to decline significantly and make raising capital more difficult. If we fail to remediate our material weakness, identify future material weaknesses in our internal control over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of Sarbanes-Oxley, we may be unable to accurately report our financial results or report them within the timeframes required by law or stock exchange regulations. Failure to comply with Section 404 of Sarbanes-Oxley could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. If additional material weaknesses exist or are discovered in the future, and we are unable to remediate any such material weakness, our reputation, results of operations and financial condition could suffer.
If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.
We are dependent upon the continued availability and commitment of our key management, including Sunny Trinh, Chris Merkel, David Goertz and Bryan Went. The loss of any such members could negatively impact business operations. From time to time, we will also need to identify and retain additional skilled management and specialized technical personnel to efficiently operate the business. The number of persons experienced in carbon markets and the origination, registration, selling and trading of carbon credits is limited, and competition for such persons can be intense. In addition, the number of persons skilled in structuring streams is limited. Recruiting and retaining qualified personnel is critical to our success and there can be no assurance of such success. If we are not successful in attracting and training qualified personnel, our ability to execute our business model and growth strategy could be affected, which could have a material adverse impact on our profitability, results of operations and financial condition.
Certain of our directors, director nominees and/or officers may have interests that compete with ours.
Certain of our directors or director nominees may also serve as directors or officers, or have significant shareholdings in, other companies involved in carbon credits or the carbon markets and, to the extent that such other companies may participate in ventures or markets in which we may participate in, or in ventures or markets which we may seek to participate in, our directors and officers may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In all cases where directors, director nominees and/or officers have an interest in other companies, such other companies may also compete with us for the acquisition of carbon credits, streams, or other investments. Such conflicts of the directors, director nominees and/or officers may result in a material adverse effect on our profitability, results of operation and financial condition.
Our business is substantially reliant on the Devvio Agreement and Devvio is a Core Company Securityholder by virtue of holding 100% of our Multiple Voting Shares (representing approximately 63.1% of our voting rights, on a pre-Business Combination basis, as of the date of this proxy statement/prospectus). One of our directors, Tom Anderson is also an officer of Devvio. As a consequence of the above-described relationships, our business is reliant on an agreement where the counterparties are our directors or officers and, as a result, conflicts of interest at the board and management level are likely to arise. A majority of our directors are independent and our board and management will observe appropriate governance practices to ensure observance of the duties and obligations of our directors and officers to deal fairly and in good faith, and to abstain from participating in major decisions that could reasonably be expected to give rise to conflicts of interests.

For additional information regarding related party transactions and potential conflicts of interests, see “Certain Relationships and Related Person Transactions.”
Increased scrutiny of ESG matters, including our completion of certain ESG initiatives, could have an adverse effect on our business, financial condition and results of operations, result in reputational harm and negatively impact the assessments made by ESG-focused investors when evaluating us.
We are increasingly facing more stringent ESG standards, policies and expectations, and expect to continue to do so as a listed company following the Closing with growing operations. Companies across all industries are facing increasing scrutiny from a variety of stakeholders, including investor advocacy groups, proxy advisory firms, certain institutional investors and lenders, investment funds and other influential investors and rating agencies, related to their ESG and sustainability practices. We generally experience a strong ESG emphasis among our customers, partners and competitors. Some of these stakeholders maintain standards, policies and expectations regarding environmental matters (e.g., climate change and sustainability), social matters (e.g., diversity and human rights) and corporate governance matters (e.g., taking into account employee relations when making business and investment decisions, ethical matters and the composition of the board of directors and various committees). There is no guarantee that we will be able to comply with applicable ESG standards, policies and expectations, or that we will, from the perspective of other stakeholders and the public, appear to be complying with such ESG standards, policies and expectations. If we do not adapt to or comply with investor or other stakeholder standards, policies, or expectations on ESG matters as they continue to evolve, or if we are perceived to have not responded appropriately or quickly enough to growing concern for ESG and sustainability issues, regardless of whether there is a regulatory or legal requirement to do so, we may suffer from reputational damage and our business, financial condition and/or stock price could be materially and adversely affected.
While we may at times engage in or prepare voluntary ESG initiatives and disclosures to respond to stakeholder expectations or to improve our ESG profile, such initiatives and disclosures may be costly and may not have the desired effect. Expectations regarding our management of ESG matters continue to evolve rapidly, in many instances due to factors that are beyond our control. For example, we may ultimately be unable to complete certain initiatives or targets, either on the timelines initially announced or at all, due to technological, cost, or other constraints, which may be within or outside of our control. Moreover, our ESG actions or statements may be based on expectations, assumptions, or third-party information that we currently believe to be reasonable, but which may subsequently be determined to be erroneous or be subject to misinterpretation. If we fail to, or are perceived to fail to, implement certain ESG initiatives or achieve certain ESG objectives, we may be subject to various adverse impacts, including reputational damage and potential stakeholder engagement and/or litigation, even if such initiatives are currently voluntary. Certain market participants, including major institutional investors and capital providers, use third-party benchmarks and scores to assess companies’ ESG profiles in making investment or voting decisions. Unfavorable ESG ratings could lead to increased negative investor sentiment towards us or our industry and to the diversion of investment to other industries, which could negatively impact our share price as well as our access to and cost of capital.
Moreover, because of the industry we are in, any of our operational or strategic efforts may be viewed as relating to our ESG initiatives and, even if those initiatives are undertaken voluntarily, they may still be viewed as relating to our operational and strategic efforts. This means that if we fail, or are perceived to fail, to implement certain ESG initiatives or achieve certain ESG objectives it could have a disproportionately negative impact on our business.
Actual or perceived failure to comply with ESG standards may detrimentally affect our business in a variety of ways. Among others, we could face challenges with procuring investments and financing, whether for general business purposes or for specific projects, and we could have difficulty attracting or retaining employees. Accordingly, failure to establish a sufficiently strong ESG profile relative to our peers could limit our ability to generate and successfully utilize business opportunities. We also note that divergent views regarding ESG principles are emerging in the U.S., and in particular, in U.S. state-level regulation and enforcement efforts. In the future, various U.S. regulators, state actors and other stakeholders may have views on ESG matters, the renewable energy industry, the energy transition or our business that are unfavorable to our business or operations, or such stakeholders may seek to impose additional regulation and restrictions on us or our business. Any such events could have material adverse effects on our business, financial condition, results of operations, cash flow and prospects.

We also expect there will likely be increasing levels of regulation, disclosure-related and otherwise, with respect to ESG matters. We may be subject to ESG or sustainability-related regulation in multiple jurisdictions, including the U.S., and complying with these regulations in multiple jurisdictions may increase the complexity and cost of our compliance efforts. Moreover, increased regulation and increased stakeholder expectations will likely lead to increased costs as well as scrutiny that could heighten all of the risks identified in this risk factor. Additionally, many of our customers and suppliers may be subject to similar expectations, which may augment or create additional risks, including risks that may not be known to us.
Our ability to realize projects could be impaired if we fail to adhere to common ESG standards in our industry. Moreover, such failure could result in reputational damage for us among both potential customers and investors. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.
The market price of our common shares is subject to the price of carbon credits and may decline regardless of our operating performance.
The principal factors anticipated to affect the price of our common shares are factors that may affect the price of carbon credits and are thus beyond our control. The price at which the shares are traded will be influenced by a number of factors, some specific to us and some which may affect listed companies generally. These factors could include our performance, legislative and regulatory changes and general economic, political or regulatory conditions, including the level of commitment to the goals of the United Nations-sponsored Paris Agreement by both governments and corporations and other private and public initiatives aimed at reducing greenhouse gas emissions. Changes in government priorities as a result of government deficits or as a result of changes in the prevailing views concerning the impact of greenhouse gases on climate change could adversely affect the demand for carbon credits and thereby their price. Interpretation and enforcement of environmental legislation will vary by country and is subject to sudden change. Carbon credit prices will also be influenced by infrastructure and technological advances in reducing and sequestering greenhouse gas emissions, and the economics associated with those activities. There can be no assurance that continual fluctuations in the price of carbon credits will not occur. In addition, carbon credits are traded in both the compliance and voluntary markets and the price for a carbon credit varies according to not only the market on which it is traded, but also according to its type, location, vintage, accreditation, and additional social and environmental attributes. It is likely that the market price for our carbon credits will be subject to market trends generally.
Our due diligence process in connection with acquisitions, investments or streaming arrangements that we undertake may not reveal all relevant facts in connection with an acquisition, investment or streaming arrangement.
Before making any decision, we will conduct, or have independent consultants conduct, due diligence investigations that we deem reasonable and appropriate based on the facts and circumstances applicable to each acquisition, investment, or streaming arrangement. When conducting due diligence investigations, we may be required to evaluate important and complex business, environmental, financial, tax, accounting, regulatory, technical, and legal issues. Outside consultants, legal advisors, accountants, and investment banks may be involved in the due diligence process in varying degrees depending on the type of investment. Nevertheless, when conducting due diligence investigations and making an assessment regarding an acquisition, investment or streaming arrangement, we rely on resources available, including information provided by the target of the acquisition or investment, the parties to the streaming arrangement and, in some circumstances, third party investigations. The due diligence investigations that are carried out with respect to any opportunity may not reveal or highlight all relevant facts that may be necessary.
We may not realize the anticipated benefits of past or future acquisitions, and integration of these acquisitions may disrupt our business.
As part of our business strategy, we may seek to grow by acquiring companies and/or assets or establishing joint ventures that we believe will complement our current or future business. Acquisition transactions involve inherent risks, including but not limited to: accurately assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; ability to achieve identified and anticipated operating and financial synergies; unanticipated costs; diversion of management attention; potential loss of our key employees or key employees of any business acquired; unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition; and decline in the value of acquired assets, companies or securities. Any one or more of these factors or other risks could cause us not to realize the anticipated benefits of an acquisition of assets or companies and could have a material adverse effect on our financial condition. We may not effectively select acquisition candidates or negotiate or finance acquisitions or integrate the acquired businesses and their personnel or acquire assets for our business. We cannot guarantee that we can complete any acquisition we pursue on favorable terms, or that any acquisitions completed will ultimately benefit our business.
Our long-term success depends, in part, on properties and assets developed and managed by third-party project developers, owners and operators.
Carbon credits we receive are derived from projects that are operated by third parties. These third parties will be responsible for determining the manner in which the relevant properties are developed, operated and managed, including decisions that could expand, continue or reduce the number of carbon credits generated from a property or an asset. As a holder of streams or other interests, we may have little or no input on such matters. Our interests and those of third parties on the relevant properties or assets may not always be aligned. For example, in some cases, it may be in our best interest to advance development as rapidly as possible to maximize the receipt of near-term carbon credits, while third-party project developers, owners and operators may, in many cases, take a more cautious approach to development as they assume risk on the cost of development and operations. Our inability to control the operations of the properties or assets in which we have a stream or other interest may have a material adverse effect on our profitability, results of operation and financial condition.
We may have limited access to data and disclosure regarding the operations or projects for which we are not developer, owner or operator. This limited access may restrict our ability to assess the value and performance of our operations.
As a holder of streams and other non-operator interests, we do not serve as the project developer, owner or operator, and in almost all cases, we have no input into how the project is developed or the operations are conducted. As a result, we have limited access to data in the operations or to the actual projects themselves. This could affect our ability to assess the value of our streams or enhance their performance. This could also result in delays in the receipt of carbon credits we anticipate based on the stage of development of the applicable properties or assets covered by our streams. In addition, some streams may be subject to confidentiality arrangements which govern the disclosure of information regarding streams, and as such, we may not be in a position to publicly disclose non-public information with respect thereto. The limited access to data and disclosure regarding the operations of the properties or assets in which we have an interest may restrict our ability to assess the value or enhance our performance, which may have a material adverse effect on our profitability, results of operation and financial condition.
Our streams are largely contract-based and the terms of such contracts may not be honored by developers or operators of a project.
Streams are largely contract-based, and the terms of which may be subject to interpretation or technical defects. To the extent grantors of streams and other interests do not abide by their contractual obligations, we may be forced to take legal action to enforce our contractual rights. Further, not all project developers, owners or operators are credit worthy. Such litigation may be time consuming and costly, and there is no guarantee we will succeed. If such litigation leads to an adverse decision to us, our profitability, results of operations and financial condition could be materially adversely affected.
We may acquire future streams in which we have limited control and our interests in such streams may be subject to transfer or other related restrictions.
Future streams may be subject to: (i) buy-down right provisions pursuant to which an operator, developer, or property owner may buy back all or a portion of the stream; (ii) pre-emptive rights pursuant to which parties have the right of first refusal or first offer with respect to a proposed sale or assignment of the stream; or (iii) claw back rights pursuant to which the seller of a stream has the right to re-acquire the stream. Holders of these rights may exercise them such that certain streams may not be available for acquisition by us or that streams held by us may be subject to buy-back rights or first refusal rights upon a sale.

Physical and transition risks arising from climate change, including risks posed by the increased frequency or severity of natural and catastrophic events and regulations or policies related to climate change, may materially adversely affect our business and operations.
A natural disaster, or severe weather conditions, including in connection with climate change, or an accident that damages or otherwise adversely affects any of our current or future operations, assets, or third-party infrastructure could materially and adversely affect our business, financial condition and results of operations. Severe floods, droughts, lightning strikes, earthquakes, extreme wind conditions, severe storms, heatwaves, wildfires, monsoons and other unfavorable weather conditions or natural disasters (including those related to climate change) could disrupt the operation of our projects and may require us to make additional expenditures to mitigate the impact of such events.
The projects we enter into streaming agreements in connection with and/or otherwise invest in to generate carbon credits are subject to risks associated with natural disasters, which could result in temporary or permanent damage to, or destruction of, projects that generate carbon credits. Any such natural disasters could impact the ability of our counterparties to deliver carbon credits to us and therefore adversely affect the viability of any of our investments in such products and may result in a material and adverse effect on our profitability, results of operations and financial conditions. Various actions to mitigate our business risks associated with climate change and other natural and catastrophic events may require us to incur substantial costs and may not be successful, due to, among other things, the uncertainty associated with the longer-term projections associated with managing climate risk. For example, to the extent natural and catastrophic events or severe weather conditions become more frequent and intense, the availability or cost of materials may be adversely impacted and insurance and other operating costs may increase, which may increase the costs of our products and materially adversely affect our profitability, results of operations and financial condition.
The threat of global economic, capital markets and credit disruptions pose risks to our business.
In recent years, global economies have suffered dramatic downturns as a result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis, and a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, inflation, ratings downgrades of certain investments and declining valuations of others. Governments in the United States and elsewhere have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets.
Our performance will depend on the financial health and strength of carbon credit markets and businesses or investments related to carbon credits, which in turn will be dependent on the economic conditions of the markets in which we and our customers operate. A decline in the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect the spending behavior of potential customers. The economic uncertainty in Europe, the United States, India, China and elsewhere arising out of increased monetary inflation may adversely impact our profitability and financial condition. Additionally, a global credit and liquidity crisis could adversely impact the cost and availability of financing and our overall liquidity. Volatility of carbon credit prices could materially and adversely impact our revenues, profits, losses, cash flow and the value of our carbon credit holdings, and continued recessionary pressures could adversely impact demand for carbon credits and our related investments.
Inflation could materially and adversely affect our business and results of operations.
The renewable energy industry has seen long periods of declining equipment costs, which may not continue, or may reverse. Inflation or the absence of cost decreases could adversely affect us by increasing the actual or expected costs of land, raw materials and labor, and other goods and services needed for our projects and investments, which may reduce project profitability. Future increases in actual or expected costs may have an adverse impact on our business, financial condition and results of operations.
Carbon markets, particularly the voluntary markets, are still evolving and there are no assurances that the carbon credits we purchase or generate through our investments will find a market.
The carbon credit market, particularly the voluntary markets, have experienced a high level of price and volume volatility. There is, or there may be in the future, a lack of liquidity for the purchase or sale of carbon credits. We may not be able to purchase or sell the volume of carbon credits as desired in a timely manner, at an attractive price, or at all. The pool of potential purchasers and sellers is limited, and each transaction may require the negotiation of specific provisions. Accordingly, a purchase or sale may take several months or longer to complete. In addition, as the supply of carbon credits is limited, we may experience difficulties purchasing carbon credits. The inability to purchase and sell on a timely basis in sufficient quantities could have a material adverse effect on our business, financial condition and results of operations.
We are subject to economic, political and other risks of doing business globally and in emerging markets.
Our investments may be focused in a particular country, countries, or region and therefore may be susceptible to adverse market, political, regulatory and geographic events affecting that country, countries or region. A significant proportion of our short-term and medium-term opportunities are located outside of North America. Such geographic focus may also subject us and our investments to a higher degree of volatility.
There is no guarantee that future political, or economic instability will not occur in countries in which we operate. The risks we may face with respect to any country where our current or future streams or investments may be located, include unforeseen government actions, acts of god, terrorism, hostage taking, military repression, extreme fluctuations in currency exchange rates, high rates of inflation, labor unrest, the risks of war or civil unrest, expropriation and nationalization, renegotiation or nullification of existing concessions, licenses, permits and contracts, changes in taxation policies, restrictions on foreign exchange and repatriation, and changing political conditions, currency controls, export controls, and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction or other events.
Further, emerging markets are subject to different risks as compared to more developed markets. Operating a business in an emerging market can involve a greater degree of risk than operating a business in more developed markets, including, in some cases, increased political, economic and legal risks. Emerging market governments and judiciaries often exercise broad, unchecked discretion and are susceptible to abuse and corruption. Moreover, financial turmoil in any emerging market country tends to adversely affect the value of investments in all emerging market countries as investors move their money to more stable, developed markets. Financial problems or an increase in the perceived risks associated with investing in companies in emerging economies could dampen foreign investment and adversely affect local economies in which we operate. Generally, investment in emerging markets is only suitable for sophisticated investors who fully appreciate the significance of the risks involved in, and are familiar with, investing in emerging markets.
Any or all of these factors, limitations or the perception thereof could impede our activities, result in the impairment or loss of part or all of our interest in a stream or an investment, or otherwise have a material adverse effect on our valuation and the trading price of our securities.
Our insurance policies may be inadequate, may not cover all of our potential liabilities and may potentially expose us to uncoverable risks.
We cannot give any assurances that insurance coverage for some or all of the risks of loss in the carbon credit industry will be available on commercially reasonable terms, or at all, given the novelty of the industry. To the extent such insurance coverage is available, we cannot give any assurances that it will continue to be available on commercially reasonable terms, that all events that could give rise to a loss or liability are insured, reasonably insurable or that our insurers would be capable of honoring their commitments if an unusually high number of claims are made against their policies. Certain losses, including certain environmental liabilities and business interruption losses, are not ordinarily covered by insurance.
Fluctuations in foreign exchange rates may materially adversely affect our business.
Carbon credits are typically purchased in U.S. currency. Although we currently maintain, report our financial position and results and pay certain operating expenses in the U.S. currency, our functional currency is the Canadian currency. Fluctuation in the U.S. currency exchange rate relative to the Canadian currency could negatively impact the value of our securities. Investment in carbon credits and/or equity securities denominated in a currency other than Canadian currency will be affected by the changes in the value of the Canadian dollar in relation to the value of the currency in which the carbon credit or security is denominated. Because exchange rate fluctuations are beyond our control, there can be no assurance that such fluctuations will not have an adverse effect on our operations or on the trading value of our securities.

Risks Related to DevvStream’s Information Technology and Intellectual Property
Failure of a key information technology system, process or site could have a material adverse effect on our business.
We rely on our information technology (“IT”) systems to operate our business and are dependent upon the availability, capacity, reliability and security of our IT infrastructure and our ability to expand and continually update this infrastructure, to conduct daily operations. In the event that we are unable to secure our software and hardware, effectively upgrade systems and network infrastructure and take other steps to maintain or improve our systems, the operations of such systems could be interrupted or result in loss, corruption or release of confidential data.
The IT systems are subject to a variety of security risks, which are growing in both complexity and frequency and could include potential breakdown, cyber phishing, invasion, virus, cyber-attack, cyber-fraud, security breach, and destruction or interruption of its IT systems by third parties or insiders. Unauthorized access to these systems by employees or third parties could lead to corruption or exposure of confidential fiduciary or proprietary information, in a loss or theft of our financial resources, critical data and information or could result in a loss of control of our technological infrastructure or financial resources, which could have a material adverse effect on our business, financial condition, and results of operations as well as on our reputation.
Although we have implemented cybersecurity protections to safeguard our data, we can provide no assurances that these protections will prevent all cybersecurity breaches.
We have experienced security incidents or breaches in the past, and if we experience any future security incidents or breaches, our reputation may be harmed and we may suffer significant liabilities, any of which could have a material adverse effect on our business and results of operations.
Security incidents, in particular, cyberattacks, computer malware, viruses, social engineering (including phishing attacks), ransomware attacks and hacking are becoming more prevalent. We and our third-party providers, are at risk of security incidents which may affect our investments and the customer data we and our third-party providers process. A security incident could be caused by disasters, insiders or third parties, including through inadvertent acts or omissions, negligence, or malicious acts such as hacking or the use of viruses, ransomware, or malware. In addition, third parties may use phishing, fraud or other forms of deception to induce our employees, suppliers, research partners, or other third parties with whom we do business to disclose information, or to obtain access to our IT systems, facilities, data, or confidential and proprietary information and technologies. For example, in September 2023, an unauthorized third-party gained access to one of our officer’s email accounts through a phishing attack. This cyber-attacker contacted an investor of ours via email, impersonating our officer, resulting in the investor wiring money to the cyber-attacker. Upon discovering that our officer’s email account was compromised, we have worked with a third-party IT service provider to conduct a forensic audit to determine the extent of the security breach. Based on the IT service provider’s findings, we do not believe that the cyber-attacker used the access that they gained to our officer’s account to access any of our other accounts or systems. However, there can be no assurance that the IT service provider’s forensic audit has uncovered all security breaches, nor that the security policies and procedures we have adopted since discovering this security breach will be sufficient to prevent future security breaches.
We may experience cybersecurity incidents and security breaches in the future. Any future security breach suffered by us or our third-party service providers or any unauthorized, accidental or unlawful access or loss of data, or the perception that any such event has occurred, could result in a disruption to our operations, litigation, an obligation to notify regulators and affected individuals, the triggering of indemnification and other contractual obligations to our customers, regulatory investigations, government fines and penalties, reputational damage, loss of sales, customers and prospects, expenses related to mitigation and remediation, and other significant costs and liabilities. In addition, we may incur significant costs and operational consequences in relation to investigating, remediating, and addressing actual or perceived security incidents, as well as the costs to comply with any notification or other obligations resulting from any such incidents. Any of the foregoing could materially affect our business, financial condition, results of operations, cash flow and prospects.

The actual or perceived failure to comply with data privacy and data security laws, regulations and industry standards could have a material adverse effect on our reputation, results of operations or financial condition or have other material and adverse consequences.
We are subject to various laws, related regulations, and industry standards involving data privacy and security. Such laws and regulations relating to data privacy and security are continuously evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied in the past or may not comply now or in the future with all such laws, regulations, requirements and obligations.
Our inability to retain licenses to intellectual property owned by third parties may materially adversely affect our financial results and operations.
Pursuant to the Devvio Agreement, Devvio granted us a worldwide, non-exclusive, non-transferable, non-sublicensable, royalty-free right and license to use, access, and otherwise utilize the Devvio Platform and to process, manipulate, copy, aggregate or otherwise use any data created, owed, produced or provided by us as reasonably required to conduct our streaming business. If this license is terminated, it may hinder our ability to generate or manage data, which could cause significant delays in our operations, and could affect the desirability of any carbon credits we have acquired. Termination of the Devvio Agreement may also result in our having to negotiate new or reinstated agreements with less favorable terms. Further, the license is non-exclusive, so we are not protected from having competitors being able to use the technology. Any of the foregoing may result in a loss of competitive advantage, decrease in our revenue, or increase in our operating expenses, or otherwise materially adversely affect our business, financial condition, results of operations, cash flows and prospects.
If we are unable to obtain, protect or enforce our rights in proprietary technology, brands or other intellectual property, our competitive advantage, business, financial condition, results of operations, cash flow and prospects could be materially adversely affected.
In the future, we may file patent applications, including provisional patent applications, for certain technologies related to our business. We may not be able to accurately predict all the countries where patent protection will ultimately be possible or desirable. If we have failed or fail to timely file a patent application in any such country, we may be precluded from doing so at a later date. In addition, we cannot assure you that any of our patent applications will be granted or will issue as patents. The scope of patent protection could be narrowed during the application process, and accordingly we cannot assure you that the resulting patents would be of sufficient scope to provide us with any meaningful protection or commercial advantage. Furthermore, any patents that we do obtain could be challenged, invalidated or circumvented by others, and our competitors could infringe our patents; however, we cannot assure you that we will learn of all instances of infringement, and even if we become aware of infringement, we cannot assure you that we will have adequate resources to enforce our patents. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.
Risks Related to Legal, Compliance and Regulations
Our business and current and future operations are subject to liabilities and operating restrictions arising from regulatory requirements. We will be subject to regulatory requirements in multiple jurisdictions, which impose substantial compliance requirements on our operations. Our operating costs could be significantly increased in order to comply with new or more stringent regulatory standards in the jurisdictions in which we operate.
We are subject to, and may be adversely affected by changes in, regulatory requirements, customs, duties and other taxes in jurisdictions in which we operate, including Canada, the United States, and African countries. The costs associated with legal compliance may be substantial. In addition, possible future laws and regulations, changes to existing laws and regulations or more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspension of projects generating carbon credits and planned operations and delays in the development of projects generating carbon credits. Moreover, these laws and regulations may allow governmental authorities and private parties to bring lawsuits based upon damages to property and injury to persons resulting from environmental, health and safety impacts of the operations of projects generating carbon credits. Any failure by us or operators of projects in which we invest to comply with laws and regulators could lead to financial restatements, fines, penalties, loss, reduction or expropriation of entitlements, the imposition of additional local or foreign parties as joint venture partners with carried or other interests and other material negative impacts. Further, violations of environmental and other laws, regulations and permit requirements may also result in criminal sanctions or injunctions.
Many foreign, federal, state and local environmental laws, regulations and permitting requirements will apply to projects generating carbon credits and could negatively impact our ability to generate carbon credits. Violations of these laws and permit requirements could also result in negative publicity for us, which, in turn, would have a material adverse effect on our business and results of operations.
From time to time, we may be involved in litigation, regulatory actions or government investigations and inquiries, which could have an adverse impact on our profitability and financial position.
We may, from time to time, be involved in various claims, legal proceedings and disputes arising in the ordinary course of business. It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurances that any such exposure will not be material. If such disputes arise and we are unable to resolve these disputes favorably, it may have a material and adverse effect on our profitability, results of operations and financial condition. Such disputes may also negatively affect our reputation and divert management’s attention from operations.
It may be difficult for our stockholders to acquire jurisdiction and enforce liabilities against our assets based in international jurisdictions.
Some or all of our assets, as well as certain of our directors and officers, reside outside of the United States, including David Goertz, Michael Max Bühler and Stephen Kukucha. As a result, it may not be possible for certain stockholders to enforce their legal rights, to effect service of process upon our directors or executive officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and executive officers under United States federal securities laws.
We may not be able to have all our projects validated through a compliance market or by an internationally recognized carbon credits standard body.
In seeking to acquire and grow a diversified and high-quality portfolio of streams and investments in projects that generate carbon credits over the long term, our intention is to seek to have all such projects validated through a compliance market or by an internationally recognized carbon credits standard body in the voluntary market, such as the Verified Carbon Standard, a widely used greenhouse gas crediting program, administered by Verra, a nonprofit organization that operates standards in environmental and social markets. These standards organizations are meant to increase credibility in the marketplace. We may also seek to have co-benefits validated by standards such as the Climate, Community and Biodiversity Standard, which evaluates land management projects, SOCIALCARBON, an international greenhouse gas standard, or the Sustainable Development Verified Impact Standard, also administered by Verra, which is the standard for certifying the sustainable development benefits of social and environmental projects. Any actual or proposed changes to international carbon standards or verification requirements and/or the implementation of any national or international laws, treaties or regulations by governmental entities and/or any adverse changes to existing governmental policies with respect to carbon credits (including, without limitation, any changes to nationally determined contributions under the Paris Agreement or any other national or international initiatives) may result in a material and adverse effect on our profitability, results of operation and financial condition.
Carbon pricing initiatives are based on scientific principles that are subject to debate. Failure to maintain international consensus may negatively affect the value of carbon credits.
Carbon pricing initiatives, such as ETSs, carbon taxes and carbon credits have arisen primarily due to relative international and scientific consensus with respect to scientific evidence indicating a correlative relationship between the rise in global temperatures and extreme weather events, on the one hand, and the rise in greenhouse gas emissions in the atmosphere, on the other hand. New technologies may arise that may diminish or eliminate the need for carbon markets. Ultimately, the price of carbon credits is determined by the cost of reducing emissions levels. If the price of credits becomes too high it will be more economical for companies to develop or invest in lower emission technologies, thereby suppressing the demand and adversely affecting the price. Regulatory risk related to changes in regulation and enforcement of ETSs can adversely affect market behavior. If fines or other penalties for non-compliance are not enforced, incentives to purchase carbon credits will deteriorate, which can result in a fall in the price of carbon credits and a drop in the value of our assets.
Our business may require numerous permits, licenses and other approvals from various governmental agencies, and the failure to obtain or maintain any of them, or delays in obtaining them, could materially adversely affect us.
We may acquire a property or an interest in a property with the intent to generate carbon credits from activities on that property. These future activities may require licenses and permits from various governmental authorities. We cannot give any assurances that we will be able to obtain or maintain all necessary licenses and permits that may be required to carry out development of our carbon offset projects on any future properties.
Our cross-border operations require us to comply with anti-bribery and anti-corruption laws.
Our activities are subject to a number of laws that prohibit various forms of corruption, including local laws that prohibit both commercial and official bribery and anti-bribery laws that have a global reach. The increasing number and severity of enforcement actions in recent years present particular risks with respect to our business activities to the degree that any employee or other person acting on our behalf might offer, authorize, or make an improper payment to a foreign government official, party official, candidate for political office, or political party, an employee of a foreign state-owned or state-controlled enterprise, or an employee of a public international organization.
We currently have interactions with government entities around the world that expose us to potential risks under anti-corruption and anti-bribery laws. As we increase our international operations, our risks under these laws may increase. In addition, we may participate in relationships with third parties whose conduct could potentially subject us to liability under the anti-corruption laws even if we do not explicitly authorize or have actual knowledge of such activities. We have established policies and procedures designed to assist us and personnel acting on our behalf in complying with applicable anti-bribery laws and regulations; however, these policies and procedures may not prevent violation of these legal requirements, inadvertent or otherwise. Any actual or alleged violation of applicable anti-corruption and anti-bribery laws could result in whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, fines, damages, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, any of which could have a material adverse effect on our reputation, as well as our business, financial condition, results of operations and prospects.
We are subject to legal risks associated with our global operations.
Our operations are subject to risks inherent in conducting business globally. In addition to the cross-border regulatory and legal risks described elsewhere in this proxy statement/prospectus, our business is subject to risks associated with management communication and integration problems resulting from cultural and geographic dispersion. Compliance with laws and regulations applicable to our global operations also substantially increases our cost of doing business in foreign jurisdictions. If we invest substantial time and resources to expand our international operations and are unable to do so successfully and in a timely manner, our business, financial condition, results of operations, cash flow and prospects may suffer. We may be unable to comply with changes in government requirements and regulations, which could harm our business. In many countries, it is common for others to engage in business practices that are prohibited by our internal policies and procedures or other regulations applicable to us. Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, partners and agents will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors, partners or agents could result in delays in revenue recognition, financial reporting misstatements, investigations and enforcement actions, reputational harm, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions, other collateral consequences or the prohibition of the importation or exportation of our platform and could have a material adverse effect on our business, results of operations and financial condition.
Carbon trading is heavily regulated and new legislation in the jurisdictions in which we operate may materially impact our operations.
Carbon trading is regulated by specific jurisdictions pursuant to regional legislation or may be voluntary. When regulated (e.g., in the European Union and in the Western Climate Initiative jurisdictions), governments compel emitters to reduce their greenhouse gas emissions through technological improvements or through the purchase of carbon credits. New legislation may arise in certain compulsory jurisdictions that may render our business plan and knowledge obsolete with respect to carbon credits. With respect to the voluntary trade of carbon credits, there is a significant risk that certain voluntary purchasers of carbon credits may elect to cease the purchase of carbon credits for various reasons that are inherent to their business plans, because of changing economic, political contexts or other conditions that cannot be controlled by us. If voluntary purchasers of carbon credits elect to stop purchasing carbon credits, it could have a material adverse effect on our business, results of operations and financial condition.
Risks Related to FIAC and the Business Combination
Unless the context requires otherwise, references to “FIAC,” “we,” “us” or “our” in this section are to the business and operations of FIAC prior to the Business Combination and to New PubCo and its subsidiaries following the Business Combination.
FIAC’s stockholders can exercise redemption rights with respect to a large number of Class A Common Stock, which may impair FIAC’s ability to complete the Business Combination or optimize its capital structure.
If a larger number of shares are submitted for redemption than FIAC currently expects, FIAC may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account. If FIAC is required to seek additional capital, it may need to borrow funds from the Sponsor, management team or arrange for third-party financing including, but not limited to, dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. Neither the Sponsor, members of FIAC’s management team nor any of their affiliates is under any obligation to advance funds to FIAC in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to FIAC upon completion of FIAC’s initial business combination. Up to $1,500,000 of such loans may be convertible into FIAC Warrants, at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. As of July 8, 2024, there was $2,630,000 outstanding under the Sponsor Working Capital Loans. Third-party financing may not be available on favorable terms to FIAC or at all. Other than the PIPE Financing, prior to the completion of FIAC’s initial business combination, it does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor, as FIAC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. For additional information about the PIPE Financing, see “Unaudited Pro Forma Combined Financial Information—Other Related Events in Connection with the Business Combination.”
If the Business Combination is unsuccessful and you did not submit your shares for redemption you would not receive your pro rata portion of the Trust Account until FIAC liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of an Extension or certain other corporation actions as set forth in the FIAC Charter. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time the Class A Common Stock may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with FIAC’s redemption until FIAC liquidates, consummates an alternative initial business combination, effectuates an Extension or takes certain other actions set forth in the FIAC Charter or you are able to sell your Class A Common Stock in the open market.
You may be unable to ascertain the merits or risks of DevvStream’s operations.
If the Business Combination is consummated, the Combined Company will be affected by numerous risks inherent in DevvStream’s business operations. See “— Risks Related to DevvStream’s Business and Industry.” Although FIAC’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with DevvStream, FIAC cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of FIAC’s control. FIAC also cannot assure you that an investment in FIAC’s securities will not ultimately prove to be less favorable to investors in FIAC than a direct investment, if an opportunity were available, in DevvStream. In addition, if FIAC’s stockholders do not believe that the prospects for the Business Combination are promising, a greater number of stockholders may exercise their redemption rights, which may make it difficult for FIAC to consummate the Business Combination.

There is no assurance that FIAC’s diligence has revealed all material risks that may be present with regard to DevvStream. Subsequent to the completion of the Business Combination, the Combined Company may be required to take write-downs or write-offs, restructuring and impairment or other charges, and could be exposed to other risks and liabilities not disclosed or uncovered during due diligence, that could have a significant negative effect on its post-combination business, financial condition and share price, which could cause you to lose some or all of your investment.
FIAC cannot assure you that the due diligence FIAC has conducted on, and the information and documentation provided by, DevvStream will reveal all material issues that may be present with regard to DevvStream, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of FIAC’s control will not later arise. DevvStream is aware that FIAC must complete an initial business combination on or before November 1, 2024, assuming FIAC extends the period of time to consummate a business combination. Consequently, DevvStream may have obtained leverage over FIAC in negotiating the Business Combination Agreement, knowing that if FIAC does not complete the Business Combination, FIAC may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline. In addition, due to these timing requirements, FIAC has had limited time to conduct due diligence. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if FIAC’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with FIAC’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on FIAC’s liquidity, the fact that FIAC reports charges of this nature could contribute to negative market perceptions about FIAC or FIAC’s securities. In addition, charges of this nature may cause FIAC to violate leverage requirements or other covenants to which it may be subject as a result of it obtaining post-combination debt financing. Accordingly, any stockholders of FIAC who choose to remain stockholders of the Combined Company following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by FIAC’s officers or directors of a duty of care or other fiduciary duty owed by them to FIAC, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
The estimates and assumptions on which DevvStream's financial projections are based may prove to be inaccurate, which may cause DevvStream's actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and the market price of the New PubCo Common Shares.
The projected financial information appearing elsewhere in this proxy statement/prospectus reflect current estimates of future performance and incorporate certain financial and operational assumptions, including (i) the expected timeline for contract development, project validation of carbon credits, and registry listing, (ii) the volume of credits generated, (iii) the realized price of carbon credits, (iv) the expected time to develop additional contracts and projects, (v) that DevvStream will continue to execute with its current team, while also adding certain key hires, and (vi) that DevvStream will incur certain additional costs in connection with becoming a US listed public company. Although Zukin Certification Services, LLC expressed a view to the FIAC Board that there was a reasonable basis for the Initial Financial Projections (as defined below), these assumptions are preliminary and there can be no assurance that the actual results upon which our assumptions are based will be in line with our expectations. Such financial projections, by their nature, become subject to greater uncertainty with each succeeding year. The projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. See “— Risks Related to DevvStream's Business and Industry,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DevvStream” and “Cautionary Note Regarding Forward-Looking Statements.” In addition, whether actual financial results and business developments will be consistent with our expectations and assumptions as reflected in our forecast depends on a number of factors, many of which are outside our control, including, but not limited to the factors set forth under “Cautionary Note Regarding Forward-Looking Statements.” Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, results of operations and financial results. Further, the Initial Financial Projections, which were the projected financial information upon which Zukin expressed a view, were updated on or about April 17, 2024. For more information regarding DevvStream's projections, please see the section entitled “The Business Combination Proposal (Proposal 1) — Certain DevvStream Projected Financial Information.”

The HC Opinion obtained by the FIAC Board from Houlihan Capital will not be updated to reflect changes in circumstances between signing the Initial Business Combination Agreement and the completion of the Business Combination.
The FIAC Board has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Houlihan Capital or any other third party. Changes in the operations and prospects of DevvStream, general market and economic conditions, and other factors that may be beyond the control of DevvStream and FIAC and on which the HC Opinion was based, may alter the value of DevvStream or the trading price of Class A Common Stock at or prior to the time the Business Combination is consummated. Furthermore, whether DevvStream has a fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable) is determined at the time of the entry into the Initial Business Combination Agreement and not thereafter. The lack of a new or updated fairness opinion may lead an increased number of FIAC stockholders who vote against the Business Combination or demand redemption of their Class A Common Stock or if we are able to consummate the Business Combination, high redemptions will impact the amount of capital we have to execute on our business plans as set forth herein.
The HC Opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of such HC Opinion. FIAC does not anticipate asking Houlihan Capital to update the HC Opinion or to request any third party provide a new fairness opinion. The HC Opinion is included as Annex J to this proxy statement/prospectus. For a description of the HC Opinion and a summary of the material financial analyses Houlihan Capital provided to the FIAC Board in connection with rendering such HC Opinion, see “The Business Combination Proposal (Proposal 1) — Opinion of FIAC’s Financial Advisor.”
The unaudited pro forma financial information included in the section titled “Unaudited Pro Forma Combined Financial Information” may not be representative of New PubCo’s financial condition or results of operations if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of New PubCo and your investment decision.
FIAC and DevvStream currently operate as separate companies. FIAC and DevvStream have had no prior history as a combined entity and their respective operations have not previously been managed on a combined basis. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating or financial position of New PubCo. The pro forma statement of earnings does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in the section titled “Unaudited Pro Forma Combined Financial Information” has been derived from FIAC’s and DevvStream’s historical financial statements and certain adjustments and assumptions have been made regarding the Combined Company after giving effect to the Business Combination. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and New PubCo’s financial position and future results of operations.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New PubCo’s financial condition or results of operations following the Closing. Any potential decline in New PubCo’s financial condition or results of operations may cause significant variations in the stock price of New PubCo.
FIAC may issue additional ordinary or preference shares to complete the Business Combination or under the Equity Incentive Plan after completion of the Business Combination, each of which would dilute the interest of FIAC’s stockholders and likely present other risks.
The FIAC Charter authorizes the issuance of up to 500,000,000 shares of Class A Common Stock, par value $0.0001 per share, 50,000,000 shares of Class B Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. There are currently 5,000,000 shares of Class A Common Stock issued and outstanding, excluding 1,717,578 shares subject to possible redemption. There are currently 750,000 shares of Class B Common Stock issued and outstanding. There are currently no shares of preferred stock issued and outstanding. FIAC may issue a substantial number of additional ordinary or preferred shares to complete the Business Combination or under the Equity Incentive Plan after completion of the Business Combination. However, the FIAC

Charter provides, among other things, that prior to FIAC’s initial business combination, FIAC may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination. These provisions of the FIAC Charter, like all other provisions thereof, may be amended with a stockholder vote. FIAC’s executive officers and directors have agreed, pursuant to a written agreement with FIAC, that they will not propose any amendment to the FIAC Charter that would affect the substance or timing of FIAC’s obligation to redeem 100% of its Public Shares if FIAC does not complete the initial business combination by November 1, 2024, unless FIAC provides its public stockholders with the opportunity to redeem their Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and working capital released to FIAC), divided by the number of then outstanding Public Shares.
The issuance of additional shares of common or preferred stock:
•	may significantly dilute the equity interest of existing investors;
•	may subordinate the rights of holders of FIAC Common Stock if preferred stock is issued with rights senior to those afforded FIAC Common Stock;
•
could cause a change in control if a substantial number of shares of FIAC Common Stock are issued, which may affect, among other things, FIAC’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of FIAC’s present officers and directors; and

•	may adversely affect prevailing market prices for FIAC Units, Class A Common Stock and/or FIAC Warrants.
FIAC’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”
As of the Record Date, we had     in cash held in the Trust Account established in connection with FIAC IPO, and     held outside of the Trust Account and available for working capital purposes.
Further, FIAC incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address this need for capital discussed in the section of this proxy statement/prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FIAC.” FIAC cannot assure you that its plans to raise capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about FIAC’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to continue as a going concern.
FIAC is dependent upon its executive officers and directors and their departure could adversely affect FIAC’s ability to operate and to consummate the Business Combination; FIAC’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on FIAC’s ability to complete the Business Combination.
FIAC’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. FIAC believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. FIAC does not have an employment agreement with, or key-man insurance on the life of, any of its executive officers or directors. The unexpected loss of the services of one or more of FIAC’s executive officers or directors could have a detrimental effect on FIAC and the ability to consummate the Business Combination. In addition, FIAC’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of FIAC’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation and FIAC’s directors also serve as officers and board members for other entities. If FIAC’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to FIAC’s affairs which may have a negative impact on FIAC’s ability to consummate the Business Combination.

Certain of FIAC’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by FIAC and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.
Until FIAC consummates its initial business combination, it intends to engage in the business of identifying and combining with one or more businesses. The Sponsor and FIAC’s officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.
FIAC’s officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. The FIAC Charter provides that it renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as FIAC’s director or officer and such opportunity is one FIAC is legally and contractually permitted to undertake and would otherwise be reasonable for FIAC to pursue, and to the extent the director or officer is permitted to refer that opportunity to FIAC without violating any legal obligation.
In the absence of the “corporate opportunity” waiver in the FIAC Charter, certain candidates would not be able to serve as an officer or director. FIAC believes it substantially benefits from having representatives who bring significant, relevant and valuable experience to its management, and, as a result, the inclusion of the “corporate opportunity” waiver in its amended and restated certificate of incorporation provides it with greater flexibility to attract and retain the officers and directors that FIAC feels are the best candidates.
However, the personal and financial interests of FIAC’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause FIAC’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for FIAC’s business combination. Consequently, FIAC’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in FIAC’s stockholders’ best interest, which could negatively impact the timing for a business combination. FIAC is not aware of any such conflicts of interest and does not believe that any such conflicts of interest impacted its search for an acquisition target.
The Combined Company’s ability to be successful following the Business Combination will depend upon the efforts of the New PubCo Board and key personnel and the loss of such persons could negatively impact the operations and profitability of New PubCo’s business.
The Combined Company’s ability to be successful following the Business Combination will be dependent upon the efforts of the New PubCo Board and key personnel. FIAC cannot assure you that New PubCo’s Board and key personnel will be effective or successful or remain with the Combined Company. In connection with the Business Combination, New PubCo intends to hire a Chief Financial Officer and plans to continue to expand existing personnel. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Combined Company’s management to have to expend time and resources helping them become familiar with such requirements.
It is estimated that, pursuant to the Business Combination Agreement, FIAC’s public stockholders will own approximately 9.1% of the equity interests of the Combined Company (assuming no redemptions and excluding (i) shares underlying the Legacy Warrants, the Converted Options and the Converted RSUs and (ii) shares available for future issuance pursuant to the proposed Equity Incentive Plan) and FIAC’s management will not be engaged in the management of the Combined Company’s business. Accordingly, the future performance of the Combined Company will depend upon the quality of the New PubCo Board, management and key personnel of the Combined Company.

FIAC’s key personnel may negotiate employment or consulting agreements with the Combined Company in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.
FIAC’s key personnel may be able to remain with the Combined Company after the completion of the Business Combination only if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations may take place prior to the consummation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or securities of the Combined Company for services they would render to the Combined Company after the completion of the Business Combination. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, FIAC believes the ability of such individuals to remain with the Combined Company after the completion of the Business Combination will not be the determining factor in FIAC’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of FIAC’s key personnel will remain with the Combined Company after the consummation of the Business Combination. FIAC cannot assure you that any of its key personnel will remain in senior management or advisory positions with the Combined Company.
Because the Sponsor and FIAC’s officers and directors will lose their entire investment in FIAC if the Business Combination or an alternative business combination is not completed, and because the Sponsor, officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether DevvStream was appropriate for FIAC’s initial business combination.
The Sponsor, officers and directors currently own 750,000 Founder Shares. In addition, the Sponsor purchased an aggregate of 11,200,000 Private Placement Warrants which will be worthless if FIAC does not complete a business combination. The Founder Shares are automatically convertible into the Class A Common Stock at the Closing. However, the holders of Founder Shares have agreed (A) to vote any shares owned by them in favor of any proposed business combination, (B) not to redeem any shares in connection with a stockholder vote to approve a proposed initial business combination, and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if FIAC fails to complete an initial business combination within the requisite time period.
The personal and financial interests of FIAC’s officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of FIAC’s initial business combination, its Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on FIAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on FIAC’s behalf. However, the Sponsor, officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Such financial interests of the Sponsor, officers and directors may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination.
Some of the FIAC and DevvStream officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.
Certain officers and directors of FIAC and DevvStream participate in arrangements that provide them with interests in the Business Combination that may be different from that of other investors, including, among others, the continued service as an officer or director of New PubCo, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of New PubCo Common Shares, as well as potential direct or indirect interests arising from other business ventures they may be involved with. If the Business Combination is not consummated and FIAC is forced to wind up, dissolve and liquidate in accordance with the FIAC Charter, the 750,000 Founder Shares currently held by the Sponsor and directors and officers of FIAC, which were initially acquired prior to the FIAC IPO for an aggregate purchase price of $25,000 (including the 5,000,000 Founder Shares which were converted into Class A Common Stock pursuant to the FIAC Charter), will be worthless (as the holders have waived liquidation rights with respect to such shares). Such Founder Shares, assuming conversion into Class A Common Stock, had an aggregate market value of approximately $   based upon the closing price of the Class A Common Stock of $   per share on Nasdaq on   . Accordingly, the Sponsor and FIAC’s current officers and directors have interests that may be different from, or in addition to, your interests as a stockholder.
These interests, among others, may influence the officers and directors of FIAC and DevvStream to support or approve the Business Combination. For more information concerning the interests of FIAC and DevvStream executive officers and directors, see the sections titled “The Business Combination Proposal (Proposal 1)— Interests of FIAC’s Directors and Officers in the Business Combination” and “The Business Combination Proposal (Proposal 1) — Interests of DevvStream’s Directors and Officers in the Business Combination” in this proxy statement/prospectus.
FIAC’s stockholders and DevvStream Shareholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.
If New PubCo is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, FIAC’s stockholders and DevvStream Shareholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent New PubCo is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination simultaneously with the Business Combination.
During the pendency of the Business Combination, FIAC and DevvStream may not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement, which could adversely affect their respective businesses. Furthermore, certain provisions of the Business Combination Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.
Covenants in the Business Combination Agreement impede the ability of FIAC and DevvStream to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Business Combination Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a business combination, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s stockholders.
If the conditions to the Amalgamation are not met, the Business Combination may not occur.
Even if the Business Combination is approved by the stockholders of FIAC (including each of the required approvals) and DevvStream, specified conditions must be satisfied or waived to complete the Business Combination. These conditions are described in detail in the Business Combination Agreement and in addition to stockholder consent, include among other requirements, (i) receipt of requisite regulatory approvals and no law or order preventing the transactions, (ii) no pending litigation to enjoin or restrict the Closing, (iii) each party’s representations and warranties being true and correct as of the date of the Initial Business Combination Agreement and as of the Closing (subject to certain materiality thresholds), (iv) each party complying in all material respects with its covenants and agreements, (v) no Material Adverse Effect with respect to a party since the date of the Initial Business Combination Agreement which remains continuing and uncured, (vi) the members of the New PubCo Board being elected or appointed, (vii) an effective registration statement, (viii) the conditional Nasdaq approval, (ix) the Interim Order and the Final Order have been obtained on terms consistent with the Business Combination Agreement; and (x) the SPAC Continuance shall have been consummated. See “The Business Combination Proposal (Proposal 1) — General Description of the Business Combination Agreement — Conditions to the Closing” below for a more complete summary. FIAC and DevvStream cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed and such delay may cause FIAC and DevvStream to each lose some or all of the intended benefits of the Business Combination. If the Business Combination does not occur, FIAC may not be able to find another potential candidate for its initial business combination prior to FIAC’s deadline (up to November 1, 2024), and FIAC will be required to liquidate.

The process of taking a company public by means of a business combination with a special purpose acquisition company (a “SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors who may not have the same benefits as an investor in an underwritten public offering.
Like other business combination transactions and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer also will deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors in underwritten public offerings have the benefit of such diligence. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.
In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities.
In contrast, FIAC and DevvStream have engaged a financial advisor (rather than underwriters) in connection with the Business Combination. The role of a financial advisor typically differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the public sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.
In connection with this proxy statement/prospectus, no parties other than FIAC and DevvStream have conducted an investigation of the disclosure contained herein. In addition, as an unaffiliated investor, stockholders will not be afforded the opportunity to perform their own due diligence investigation of, or otherwise obtain information on, FIAC or DevvStream beyond the information that is contained in this proxy statement/prospectus (or is otherwise publicly available). Stockholders therefore may not have the benefit of the same level of review as an investor in an underwritten public offering, who has the benefit of the underwriters’ evaluation and due diligence investigation of the issuer.
In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Initial Business Combination Agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

There are risks to FIAC stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Company through the Business Combination rather than acquiring securities of DevvStream directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.
Because there is no independent third-party underwriter involved in the Business Combination or the issuance of common shares and warrants in connection therewith, investors will not receive the benefit of an outside independent review of FIAC’s and DevvStream’s respective finances and operations performed in an initial public securities offering. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of FINRA and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.
In addition, the Sponsor and FIAC’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of FIAC’s stockholders generally. Such interests may have influenced FIAC’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
Changes in laws or regulations or how such laws or regulations are interpreted or applied, or a failure to comply with any laws or regulations, may adversely affect FIAC’s business, including its ability to negotiate and complete its initial business combination, and results of operations.
FIAC is and will be subject to laws and regulations enacted by national, regional and local governments and, potentially, foreign jurisdictions. In particular, FIAC will be required to comply with certain SEC and other legal requirements, its business combination may be contingent on its ability to comply with certain laws and regulations and any post-business combination company may be subject to additional laws and regulations. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, including as a result of changes in economic, political, social and government policies, and those changes could have a material adverse effect on FIAC’s business, including its ability to negotiate and complete its initial business combination, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on its business, including its ability to negotiate and complete its initial business combination, and results of operations.
On January 24, 2024, the SEC adopted the SPAC Rules, relating to, among other things, circumstances in which SPACs could potentially be subject to the Investment Company Act and the regulations thereunder. Specifically, the SPAC Rules mandate additional disclosure in business combinations involving SPACs and private operating companies; condensed financial statement requirements applicable to transactions involving shell companies, the use of projections by SPACs in SEC filing in connection with proposed business combination transactions, the potential liability of certain participants in proposed business combination transactions. Compliance with the SPAC Rules may materially adversely affect FIAC’s ability to negotiate and complete its initial business combination and may increase the costs and time related thereto.
Alberta law, the New PubCo Charter and the New PubCo Bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The New PubCo Charter, the New PubCo Bylaws, the ABCA and applicable Canadian securities laws contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by New PubCo’s Board and therefore depress the trading price of the New PubCo Common Shares. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the DevvStream Board or taking other corporate actions, including effecting changes in the management of the Combined Company. Among other things, the New PubCo Charter and the New PubCo Bylaws include provisions regarding:
•	the limitation of the liability of, and the indemnification of, New PubCo’s directors and officers;

•	the procedures for the conduct and scheduling of board and shareholder meetings; and
•
advance notice procedures with which stockholders must comply to nominate candidates to New PubCo’s Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in New PubCo’s Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New PubCo.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in New PubCo’s Board or management.
Any provision of the New PubCo Charter, New PubCo Bylaws or Alberta law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their New PubCo Common Shares and could also affect the price that some investors are willing to pay for New PubCo Common Shares.
In making your investment decision, you should not rely on information in public media that is published by third parties. You should rely only on statements made in this proxy statement/prospectus in determining whether to approve the Business Combination and acquire the Combined Company’s securities.
You should carefully evaluate all of the information in this proxy statement/prospectus. Each of FIAC and DevvStream has in the past received, and may continue to receive, a high degree of media coverage, including coverage that may not be directly attributable to statements made by FIAC or DevvStream’s officers and employees, that incorrectly reports on statements made by FIAC or DevvStream’s officers or employees, or that is misleading. Much of this media coverage expresses opinion on the viability of DevvStream’s business, the likelihood of the business combination being completed and other matters. You should rely only on the information contained in this proxy statement/prospectus in determining whether to approve the Business Combination and acquire the Combined Company’s securities.
DevvStream has broad discretion in the use of the net proceeds post-Closing and may not use them effectively.
DevvStream cannot specify with any certainty the particular uses of the net proceeds that DevvStream will receive pursuant to the Business Combination with FIAC. DevvStream’s management will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and DevvStream may spend or invest these proceeds in a way with which the Combined Company’s stockholders disagree. The failure by DevvStream’s management to apply these funds effectively could harm DevvStream’s business and financial condition. Pending their use, DevvStream may invest the net proceeds from the offering in a manner that does not produce income or that loses value.
The Combined Company’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
The Combined Company will be subject to certain reporting requirements of the Exchange Act. The Combined Company’s disclosure controls and procedures will be designed to reasonably assure that information required to be disclosed in reports to file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Combined Company believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in the control system, misstatements, or insufficient disclosures due to error or fraud may occur and not be detected.
DevvStream’s management team may not successfully or efficiently manage its transition to being a U.S.-listed public company.
Historically, DevvStream has not been subject to the obligations of a U.S.-listed public company, because it is a foreign private issuer and has maintained the listing of its shares on a non-U.S. exchange. Accordingly, as a U.S.-listed public company, DevvStream will incur new obligations relating to its reporting, procedures, and internal controls. These new obligations and attendant scrutiny, including in connection with its previous status as an ex-U.S.-listed foreign private issuer, will require investments of significant time and energy from DevvStream’s executives and could divert their attention away from the day-to-day management of DevvStream’s business, which in turn could adversely affect DevvStream’s financial condition or operating results.
The members of DevvStream’s management team have extensive experience leading complex organizations. However, they have limited experience managing a U.S.-listed publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that specifically govern U.S.-listed public companies.
Following the consummation of the Business Combination, New PubCo may incur significant increased expenses and administrative burdens as a listed public company, which could have an adverse effect on its business, financial condition and results of operations.
Following the consummation of the Business Combination, New PubCo will face increased legal, accounting, administrative and other costs and expenses as a U.S.-listed public company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New PubCo to carry out activities DevvStream has not done previously. For example, New PubCo will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified, New PubCo could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New PubCo’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New PubCo’s status as a U.S.-listed public company may make it more difficult to attract and retain qualified persons to serve on the New PubCo Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New PubCo to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
Similarly, following the consummation of the Business Combination, New PubCo will become a reporting issuer in the Canadian provinces of British Columbia, Alberta and Ontario. Compliance with Canadian reporting issuer requirements will also increase costs and make certain activities more time-consuming. As a Canadian reporting issuer, New PubCo will be subject to additional reporting and other obligations which did not previously apply to FIAC. As a result, New PubCo will face additional legal, administrative and other costs and expenses. Furthermore, if any issues in complying with those requirements are identified, New PubCo could incur additional costs rectifying those issues. These increased costs will require New PubCo to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives.
If third parties bring claims against FIAC, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.20 per share.
FIAC’s placing of funds in trust may not protect those funds from third-party claims against FIAC. Although FIAC has sought to have all vendors and service providers it engages and prospective target businesses it negotiated with execute agreements with FIAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of FIAC’s public stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with FIAC, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of FIAC’s public stockholders. If FIAC is unable to complete a business combination and distribute the proceeds held in trust to FIAC’s public stockholders, the Sponsor has agreed (subject to certain exceptions described elsewhere in this proxy statement/prospectus) that it will be liable to ensure that the proceeds in the Trust Account are not reduced below

$10.20 per share by the claims of target businesses or claims of vendors or other entities that are owed money by FIAC for services rendered or contracted for or products sold to FIAC. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account may be less than $10.20, plus interest, due to such claims.
Additionally, if FIAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against FIAC which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in FIAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of FIAC’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, FIAC may not be able to return to FIAC’s public stockholders at least $10.20. The Sponsor may not have sufficient funds to satisfy its indemnity obligations, as its only assets are securities of FIAC. FIAC has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for FIAC’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.20 per Public Share.
FIAC’s directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to its public stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, FIAC’s independent directors would determine whether to take legal action against Sponsor to enforce its indemnification obligations. While FIAC currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations, it is possible that the independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If the independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to FIAC’s public stockholders may be reduced below $10.20 per share.
If, before distributing the proceeds in the Trust Account to FIAC’s public stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against FIAC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of the FIAC stockholders and the per-share amount that would otherwise be received by FIAC’s stockholders in connection with any liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our public stockholders, FIAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against FIAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in the bankruptcy estate and subject to the claims of third parties with priority over the claims of FIAC’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by FIAC’s stockholders in connection with a liquidation may be reduced.
If, after FIAC distributes the proceeds in the Trust Account to its public stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, a bankruptcy court may seek to recover such proceeds, and FIAC and the FIAC Board may be exposed to claims of punitive damages.
If, after FIAC distribute the proceeds in the Trust Account to its public stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by FIAC’s stockholders. In addition, the FIAC Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and FIAC to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If New PubCo does not file and maintain a current and effective prospectus relating to the New PubCo Common Shares issuable upon exercise of the Warrants, holders will only be able to exercise such Warrants on a “cashless basis.”
If New PubCo does not file and maintain a current and effective prospectus relating to the New PubCo Common Shares issuable upon exercise of the Warrants at the time that holders wish to exercise such Warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of New PubCo Common Shares that holders will receive upon exercise of the Warrants will be fewer than it would have been had such holder exercised its Warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their Warrants for cash if a current and effective prospectus relating to the New PubCo Common Shares issuable upon exercise of the Warrants is available. Under the terms of the warrant agreement, FIAC has agreed to use its best efforts to meet these conditions and to file and maintain a current and effective prospectus relating to the common stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, FIAC cannot assure you that it will be able to do so. If FIAC is unable to do so, the potential “upside” of the holder’s investment in New PubCo may be reduced or the Warrants may expire worthless.
Even if FIAC consummates the Business Combination, there is no guarantee that the FIAC Warrants will ever be in the money; they may expire worthless or the terms of warrants may be amended.
The exercise price for the FIAC Warrants is $11.50 per share of Class A Common Stock. There is no guarantee that the FIAC Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.
In addition, the FIAC Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and FIAC. The warrant agreement provides that the terms of the FIAC Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding FIAC Warrants to make any other change. Accordingly, FIAC may amend the terms of the FIAC Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding FIAC Warrants approve of such amendment. Although FIAC’s ability to amend the terms of the FIAC Warrants with the consent of at least a majority of the then outstanding FIAC Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the FIAC Warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of common stock purchasable upon exercise of a FIAC Warrants.
FIAC’s warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the FIAC Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with FIAC.
FIAC’s warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against FIAC arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that FIAC irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. FIAC will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the FIAC Warrants shall be deemed to have notice of and to have consented to the forum provisions in FIAC’s warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the FIAC Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with FIAC, which may discourage such lawsuits. Alternatively, if a court were to find this provision of FIAC’s warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, FIAC may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect FIAC’s business, financial condition and results of operations and result in a diversion of the time and resources of FIAC’s management and Board.
FIAC has no obligation to net cash settle the Warrants.
In no event will FIAC have any obligation to net cash settle the Warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of Warrants upon consummation of an initial business combination, including the Business Combination, or exercise of the warrants. Accordingly, the Warrants may expire worthless.
FIAC may waive one or more of the conditions to the Business Combination.
FIAC may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by its current Charter and applicable laws. FIAC may not waive the condition that its stockholders approve the Business Combination. Please see the section titled “The Business Combination Proposal (Proposal 1) — General Description of the Business Combination Agreement — Conditions to the Closing” for additional information.
The exercise of discretion by FIAC’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of FIAC’s stockholders.
In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, would require FIAC to agree to amend the Business Combination Agreement to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of DevvStream business, a request by DevvStream to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on DevvStream’s business and would entitle FIAC to terminate the Business Combination Agreement, as applicable. In any of such circumstances, it would be in the discretion of FIAC, acting through the FIAC Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for FIAC and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, FIAC does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, FIAC will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of its stockholders with respect to the Business Combination Proposal.
The Combined Company may redeem the unexpired FIAC Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their FIAC Warrants worthless.
The Combined Company has the ability to redeem outstanding FIAC Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date the Combined Company sends the notice of redemption to the warrant holders. If and when the FIAC Warrants become redeemable by the Combined

Company, the Combined Company may exercise its redemption right even if the Combined Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding FIAC Warrants could force you (i) to exercise your FIAC Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your FIAC Warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding FIAC Warrants are called for redemption, is likely to be substantially less than the market value of your FIAC Warrants. As of     , there were   FIAC Warrants outstanding, which had an estimated aggregated value of approximately $    based on the closing price of $    per FIAC Warrant on Nasdaq on the Record Date. The actual market price of the FIAC Warrants may be higher or lower if and when redeemed by the Combined Company.
In addition, the Combined Company may redeem your FIAC Warrants after they become exercisable for $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of shares of Class A Common Stock determined based on the redemption date and the fair market value of the Class A Common Stock. The value received upon exercise of the FIAC Warrants (1) may be less than the value the holders would have received if they had exercised their FIAC Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares of common stock received is capped at 0.361 shares of Class A Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the FIAC Warrants.
FIAC has not registered the FIAC Common Stock issuable upon exercise of the FIAC Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise FIAC Warrants, thus precluding such investor from being able to exercise its FIAC Warrants except on a cashless basis and potentially causing such FIAC Warrants to expire worthless.
FIAC has not registered the FIAC Common Stock issuable upon exercise of the FIAC Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, FIAC has agreed that as soon as practicable, but in no event later than 20 business days after the closing of our initial business combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration under the Securities Act of the common stock issuable upon exercise of the warrants and thereafter will use its best efforts to cause the same to become effective within 60 business days following its initial business combination and to maintain a current prospectus relating to the common stock issuable upon exercise of the FIAC Warrants, until the expiration of the FIAC Warrants in accordance with the provisions of the warrant agreement. FIAC cannot assure you that it will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the FIAC Warrants are not registered under the Securities Act, FIAC will be required to permit holders to exercise their FIAC Warrants on a cashless basis. However, no FIAC Warrant will be exercisable for cash or on a cashless basis, and FIAC will not be obligated to issue any shares to holders seeking to exercise their FIAC Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if FIAC Common Stock is at the time of any exercise of a FIAC Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, FIAC may, at its option, require holders of FIAC Warrants who exercise their FIAC Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, FIAC will not be required to file or maintain in effect a registration statement, and in the event it does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will FIAC be required to net cash settle any FIAC Warrant, or issue securities or other compensation in exchange for the FIAC Warrants in the event that it is unable to register or qualify the shares underlying the FIAC Warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the FIAC Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such FIAC Warrant shall not be entitled to exercise such FIAC Warrant and such FIAC Warrant may have no value and expire worthless. In such an instance, Sponsor and its permitted transferees (which may include FIAC’s directors and officers) would be able to exercise their warrants and sell the shares of Class A Common Stock underlying their Private Placement Warrants while holders of FIAC Warrants would not be able to exercise their warrants and sell the underlying shares of Class A Common Stock. If and when the FIAC Warrants become redeemable by the Combined Company, the Combined Company may exercise its redemption right even if it is unable to register or qualify the underlying shares of Class A Common Stock for sale under applicable state securities laws and even if an exemption from such registration or qualification is not available. As a result, the Combined Company may redeem the FIAC Warrants as set forth above even if the holders are otherwise unable to exercise their FIAC Warrants.
The Combined Company may be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, may qualify for exemptions from certain corporate governance requirements. If the Combined Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.
Upon the Closing, depending on the number of shares of common stock redeemed by the Combined Company’s public stockholders, the former DevvStream equity holders may control a majority of the voting power of the Combined Company’s outstanding common stock, and New PubCo may then be a “controlled company” within the meaning of applicable rules of Nasdaq upon the Closing. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:
•	that a majority of the board consists of independent directors;
•	for an annual performance evaluation of the nominating and corporate governance and compensation committees;
•
that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.
While DevvStream does not intend to rely on these exemptions, the Combined Company may use these exemptions now or in the future. As a result, the Combined Company’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.
The future exercise of registration rights may adversely affect the market price of New PubCo Common Shares.
Prior to Closing, FIAC will enter into a registration rights agreement that will obligate New PubCo to register the New PubCo Common Shares received by certain significant DevvStream Shareholders as part of the Business Combination, as well as New PubCo Common Shares or Converted Warrants received by Sponsor and its permitted transferees in exchange for the Founder Shares, Private Placement Warrants or other restricted securities acquired prior to or after the Closing. Specifically, within 60 days after the Closing, New PubCo is required to file a registration statement to register the resale of (i)    New PubCo Common Shares that will be issued to Sponsor in exchange for its FIAC Common Stock, (ii)    Converted Private Placement Warrants, (iii)    New PubCo Common Shares underlying the Converted Private Placement Warrants, (iv)    New PubCo Common Shares that will be issued to the Legacy DevvStream Holders in exchange for their Company Shares, (v)    Converted Warrants, (vi)    New PubCo Common Shares underlying the Converted Warrants and (vii) any New PubCo Common Shares, Converted Warrants or Converted Private Placement Warrants otherwise acquired or owned by Sponsor or any Legacy DevvStream Holder following the Closing, to the extent such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an affiliate (as defined in Rule 144) of New PubCo. New PubCo will be obligated to fulfill three demands, excluding short form demands, that it register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination and rights to require New PubCo to register for resale such securities pursuant to Rule 415 under the Securities Act. Sales of a substantial amount of common stock pursuant to a resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell such shares, could reduce the market price of the New PubCo Common Shares.
There is no specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for FIAC to complete a business combination with which a substantial majority of its stockholders do not agree.
The current FIAC Charter does not provide a specified maximum redemption threshold. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by the Combined Company or the persons described above have been entered into with any such investor or holder. FIAC will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other Proposals (as described in this proxy statement/prospectus) at the FIAC Stockholders Meeting.
There may be sales of a substantial amount of New PubCo Common Shares after the Business Combination by FIAC’s current stockholders, and these sales could cause the price of New PubCo Common Shares to fall.
After the Business Combination, on a pro forma basis, there will be approximately 8,097,258 outstanding New PubCo Common Shares (assuming no redemptions by FIAC stockholders). Of FIAC’s issued and outstanding shares that were issued prior to the Business Combination, all will be freely transferable, except for any shares held by FIAC’s “affiliates,” as that term is defined in Rule 144 under the Securities Act. Following completion of the Business Combination, approximately 27.4% of the Combined Company’s outstanding common stock will be held by the Sponsor. This percentage does not take into account (i) the issuance of up to     shares (or options to acquire shares) under the Equity Incentive Plan, (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 4,928,912 shares of FIAC Common Stock that will remain outstanding following the Business Combination or any additional Private Placement Warrants that FIAC may issue to the Sponsor to repay working capital loans owed by FIAC to the Sponsor, or (iii) any shares of common stock surrendered by former DevvStream Shareholders after the consummation of the Business Combination as indemnification payments pursuant to the terms of the Business Combination Agreement.
Future sales of New PubCo Common Shares may cause the market price of New PubCo’s securities to drop significantly, even if its business is doing well.
FIAC entered into a registration rights agreement with respect to the Founder Shares and Class A Common Stock issued or issuable upon the conversion of the Founder Shares, the Private Placement Warrants, including the Class A Common Stock underlying the Private Placement Warrants, and all shares issued to a holder with respect to the securities referred above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, or similar event, which securities FIAC collectively refer to as “registrable securities.” Under the registration rights agreement, FIAC has agreed to register for resale under a registration statement all of the shares held by holders of Founder Shares and issuable upon conversion of FIAC Warrants. The Sponsor is also entitled to two demand registrations. Holders of registrable securities will also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Business Combination.
Upon effectiveness of the registration statements FIAC files pursuant to the registration rights agreements, these parties may sell large amounts of FIAC Common Stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in FIAC’s stock price or putting significant downward pressure on the price of FIAC Common Stock.
Sales of substantial amounts of New PubCo Common Shares in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of Class A Common Stock and make it difficult for it to raise funds through securities offerings in the future.
Future resales of New PubCo Common Shares after the consummation of the Business Combination may cause the market price of New PubCo’s securities to drop significantly, even if New PubCo’s business is doing well.
In connection with the Business Combination, certain DevvStream Shareholders and certain of DevvStream’s officers and directors entered into a lock-up agreement pursuant to which they will be contractually restricted from selling or transferring any of (i) their New PubCo Common Shares held immediately following the Closing and (ii) any of their New PubCo Common Shares that result from converting securities held immediately following the Closing (the “Lock-Up Shares”). Such restrictions begin at Closing and end the earliest of: (a) 360 days from the Closing, (b) the date FIAC consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of FIAC’s stockholders having the right to exchange their FIAC common stock for cash, securities or other property and (c) the date on which the closing sale price of FIAC common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred and fifty (150) days after the Closing.
The Sponsor is subject to a lock-up pursuant to a letter agreement, entered into at the time of the IPO, among FIAC, the Sponsor and the other parties thereto, pursuant to which the Sponsor is subject to a lock-up beginning on the Closing and end the earliest of: (a) one year from the Closing, (b) the date FIAC consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of FIAC’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property and (c) the date on which the closing sale price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred and fifty (150) days after the Closing.
However, following the expiration of such lock-ups, the Sponsor and the holders of Lock-Up Shares will not be restricted from selling New PubCo Common Shares held by them, other than by applicable securities laws. As such, sales of a substantial number of New PubCo Common Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New PubCo Common Shares. Upon completion of the Business Combination, the Sponsor and the holders of Lock-Up Shares (including the New PubCo Common Shares issued as awards as a result of conversion of Company Shares that were reserved for issuance pursuant to DevvStream’s outstanding stock options and unvested restricted stock units outstanding as of immediately prior to the Closing) will collectively beneficially own approximately 75.0% of the outstanding New PubCo Common Shares, assuming that no additional public stockholders redeem their Public Shares in connection with the Business Combination. Assuming approximately 736 thousand shares of Class A Common Stock (prior to the application of the Reverse Split Factor) are redeemed in connection with the Business Combination, in the aggregate, the ownership of the Sponsor and the DevvStream Shareholders would rise to 95.2% of the outstanding New PubCo Common Shares.
The shares held by the Sponsor and the Lock-Up Shares may be sold after the expiration of their applicable lock-up periods. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in New PubCo Common Shares price or the market price of New PubCo Common Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Board will not have the ability to adjourn the meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.
The Board is seeking approval to adjourn the meeting to a later date or dates if, at the meeting, the Business Combination Proposal is not approved. If the Adjournment Proposal is not approved, the Board will not have the ability to adjourn the meeting to a later date and, therefore, the Business Combination would not be completed.
FIAC and DevvStream have incurred and expect to continue to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by FIAC if the Business Combination is not completed.
FIAC and DevvStream expect to incur significant transaction and transition costs associated with the Business Combination and operating as a public company following the Closing. FIAC and DevvStream may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination Agreement, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New PubCo following the Closing. As disclosed in “Unaudited Pro Forma Combined Financial Information — Notes to the Unaudited Pro Forma Combined Financial Information,” expected transaction costs in consummating the Business Combination and related transactions are approximately $13.4 million, approximately $8.2 million of which are attributable to FIAC and approximately $5.18 million of which are attributable to DevvStream. Even if the Business Combination is not completed, FIAC expects to incur approximately $2.05 million in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by FIAC if the Business Combination is not completed.
Following the Closing of the Business Combination, FIAC will not have any right to make damage claims against DevvStream or its shareholders for the breach of any representation, warranty or covenant made by DevvStream in the Business Combination Agreement.
The representations and warranties contained in the Business Combination Agreement will not survive the Closing of the Business Combination, except for those that by their terms apply or are to be performed, in whole or in part, after the Closing. Accordingly, no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy may be brought with respect thereto after the Closing, except for covenants to be performed in whole or in part after the Closing. As a result, FIAC will have no remedy available to it if the Business Combination is consummated and it is later revealed that, at the time of the Business Combination, there was a breach of any of the representations, warranties and covenants made by DevvStream prior to the Closing.
If the funds held outside of the Trust Account are insufficient to allow it to operate until at least November 1, 2024, FIAC’s ability to complete an initial business combination may be adversely affected.
FIAC believes the funds available to it outside of the Trust Account will be sufficient to allow it to operate until it completes its business combination; however, FIAC cannot assure you that its estimate is accurate. If FIAC is required to seek additional capital, it would need to borrow funds from the Sponsor, management team or other third parties to operate or may be forced to liquidate. Neither the Sponsor, members of FIAC’s management team nor any of their affiliates is under any obligation to advance funds to FIAC in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to FIAC upon completion of FIAC’s initial business combination. Up to $1,500,000 of such loans may be convertible into FIAC Warrants, at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. As of July 8, 2024, there was $2,630,000 outstanding under the Sponsor Working Capital Loans. Prior to the completion of FIAC’s initial business combination, it does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as FIAC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. If FIAC is unable to complete its initial business combination because it does not have sufficient funds available to it, FIAC will be forced to cease operations and liquidate the Trust Account. Consequently, FIAC’s public stockholders may only receive an estimated $10.20 per share, or possibly less, on its redemption of its Public Shares, and its warrants will expire worthless.
FIAC’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about FIAC’s ability to continue as a going concern, since FIAC will cease all operations except for the purpose of liquidating if it is unable to complete an initial business combination by November 1, 2024.
As of   , 2024, FIAC had $   of funds held outside of the Trust Account. FIAC may need to raise additional funds in order to meet the expenditures required for operating its business. Further, if FIAC’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, FIAC may have insufficient funds available to operate its business prior to its initial business combination. Moreover, FIAC may need to obtain additional financing either to complete its initial business combination or because it becomes obligated to redeem a significant number of its Public Shares upon completion of its initial business combination, in which case it may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, FIAC would only complete such financing simultaneously with the completion of its initial business combination. If FIAC is unable to complete its initial business combination because it does not have sufficient funds available to it, it will be forced to cease operations and liquidate the Trust Account. In addition, following FIAC’s initial business combination, if cash on hand is insufficient, FIAC may need to obtain additional financing in order to meet its obligations. While FIAC intends to complete the Business Combination before November 1, 2024, there are no assurances that this will happen. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about FIAC’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Resources could be wasted in researching acquisitions that are not completed (including the proposed Business Combination), which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If FIAC has not completed its initial business combination within the required time period, its public stockholders may receive only approximately $10.20 per share, or less than such amount in certain circumstances, on the liquidation of its Trust Account and its warrants will expire worthless.
FIAC anticipates that the investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If FIAC decides not to complete a specific initial business combination, such as the proposed Business Combination, the costs incurred up to that point for the Proposed Transaction likely would not be recoverable. Furthermore, if we reach an agreement relating to a specific target business, such as DevvStream, FIAC may fail to complete its initial business combination for any number of reasons including those beyond its control. Any such event will result in a loss to FIAC of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If FIAC is unable to complete our initial business combination, its public stockholders may receive only approximately $10.20 per share on the liquidation of its Trust Account and its warrants will expire worthless.
FIAC’s ability to consummate an initial business combination may be adversely affected by economic uncertainty and volatility in the financial markets, including as a result of the military conflict in Ukraine.
In late February 2022, Russian military forces invaded Ukraine. Russia’s invasion, the responses of countries and political bodies to Russia’s actions, and the potential for wider conflict may increase financial market volatility and could have adverse effects on regional and global economic markets, including the markets for certain securities and commodities. Following Russia’s actions, various countries, including the United States, Canada, the United Kingdom, Germany, and France, as well as the European Union, issued broad-ranging economic sanctions against Russia. The sanctions consist of the prohibition of trading in certain Russian securities and engaging in certain private transactions, the prohibition of doing business with certain Russian corporate entities, large financial institutions, officials and persons, and the freezing of Russian assets. The sanctions include a possible commitment by certain countries and the European Union to remove selected Russian banks from the Society for Worldwide Interbank Financial Telecommunications, commonly called “SWIFT”, the electronic network that connects banks globally, and imposed restrictive measures to prevent the Russian Central Bank from undermining the impact of the sanctions. A number of large corporations and U.S. states have also announced plans to curtail business dealings with certain Russian businesses.
The imposition of the current sanctions (and potential imposition of further sanctions in response to continued Russian military activity) and other actions undertaken by countries and businesses may adversely impact various sectors of the Russian economy, and the military action has severe impacts on the Ukrainian economy, including its exports and food production. The duration of ongoing hostilities and corresponding sanctions and related events cannot be predicted and may result in a negative impact on the markets and thereby may negatively impact FIAC’s ability to consummate a business combination.
Additionally, in the U.S. and other jurisdictions, central banks have undertaken efforts to combat inflation by raising interest rates, which increase the likelihood of a slowdown in U.S. and global economic growth, and which in turn, have caused, and may continue to cause, declines in the prices of financial assets in the public and private markets as investors react to these and other economic developments. This has also caused, and may continue to cause, market volatility and downward price pressure on the capital markets, which may negatively impact FIAC’s ability to consummate a business combination.

Risks Associated with New PubCo Being a Public Company Listed on the Nasdaq
New PubCo will need to improve its operational and financial systems to support its expected growth, increasingly complex business arrangements, and rules governing revenue and expense recognition and any inability to do so will materially adversely affect its business and results of operations.
To manage the expected growth of its operations and increasing complexity, New PubCo will need to improve its operational and financial systems, procedures, and controls and continue to increase systems automation to reduce reliance on manual operations. Any inability to do so will affect New PubCo’s business and results of operations. Prior to the Closing, DevvStream’s systems, procedures and controls may not be adequate to support its complex arrangements and the rules governing revenue and expense recognition for New PubCo’s future operations and expected growth. Delays or problems associated with any improvement or expansion of New PubCo’s operational and financial systems and controls could adversely affect its relationships with its customers, cause harm to its reputation and brand and could also result in errors in its financial and other reporting. New PubCo expects that complying with these rules and regulations will substantially increase its legal and financial compliance costs and will make some activities more time-consuming and costly. These increased costs will increase New PubCo’s net loss and it cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements.
DevvStream’s failure to meet Nasdaq’s continued listing requirements could result in a delisting of its shares.
If, after listing, DevvStream fails to satisfy Nasdaq’s continued listing requirements, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist its shares. Such a delisting would likely have a negative effect on the price of DevvStream’s shares and would impair your ability to sell or purchase DevvStream’s shares when you wish to do so. In the event of a delisting, DevvStream can provide no assurance that any action taken by it to restore compliance with listing requirements would allow it shares to become listed again, stabilize the market price or improve the liquidity of DevvStream’s shares, prevent its shares from dropping below Nasdaq’s minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.
FIAC’s noncompliance with Nasdaq Listing Rule 5450(a)(2) could result in a delisting of its shares.
On October 16, 2023, FIAC received a written notice from the Listing Qualifications Department of Nasdaq notifying FIAC that it was no longer in compliance with Nasdaq Listing Rule 5450(a)(2), which requires a minimum of 400 total holders for continued listing on the Nasdaq Global Market (the “Minimum Public Holders Rule”). Based on FIAC’s plan of compliance submitted to Nasdaq on November 17, 2023, Nasdaq granted FIAC an extension until April 15, 2024 to regain compliance with the Minimum Public Holders Rule. On April 12, 2024, FIAC achieved compliance with the Minimum Public Holders Rule.
If for any reason Nasdaq delists any of FIAC's securities from trading on its exchange and FIAC is not able to list such securities on another national securities exchange, FIAC expects such securities could be quoted on an over-the-counter market. If this were to occur, FIAC could face significant material adverse consequences, including:
•	a limited availability of market quotations for FIAC securities;
•	reduced liquidity for FIAC securities;
•
a determination that FIAC's Class A Common Stock is a “penny stock” which will require brokers trading in FIAC's Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for FIAC securities;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
If securities or industry analysts do not publish research or reports about New PubCo’s business or publish negative reports about New PubCo’s business, its share price and trading volume could decline.
The trading market for New PubCo’s Common Shares will depend on the research and reports that securities or industry analysts publish about New PubCo or its business. New PubCo does not have any analyst coverage and may not obtain analyst coverage in the future. In the event New PubCo obtains analyst coverage, it will not have any control over such analysts. If one or more of the analysts who cover New PubCo downgrade its shares or change their opinion of New PubCo Common Shares, the share price would likely decline. If one or more of these analysts cease coverage of New PubCo or fail to regularly publish reports on New PubCo, it could lose visibility in the financial markets, which could cause its share price or trading volume to decline.
DevvStream will be an “emerging growth company,” and its reduced SEC reporting requirements may make its shares less attractive to investors.
DevvStream will be an “emerging growth company” as defined in the JOBS Act. DevvStream will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which DevvStream has total annual gross revenue of at least $1.235 billion or (c) in which DevvStream is deemed to be a large accelerated filer, which means the market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of DevvStream’s prior second fiscal quarter, and (ii) the date on which DevvStream issued more than $1.0 billion in non-convertible debt during the prior three-year period. DevvStream intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, such as an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation in DevvStream’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. DevvStream cannot predict if investors will find its shares less attractive because it intends to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find DevvStream’s shares less attractive as a result, there may be a less active, liquid and/or orderly trading market for its shares and the market price and trading volume of its shares may be more volatile and decline significantly.
U.S. and Canadian investors may find it difficult or impossible to effect service of process and enforce judgments against New PubCo, New PubCo directors, and New PubCo executive officers.
New PubCo will be incorporated under the laws of Alberta, Canada. As a result, it may be difficult for U.S. investors to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.
Similarly, certain directors of New PubCo reside outside of Canada. Consequently, it may not be possible for Canadian investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada any judgment of a court of Canada against the directors of New PubCo who reside outside of Canada since a substantial portion of the assets of such person may be located outside of Canada.
The New PubCo Charter, together with the New PubCo Bylaws, and Canadian laws and regulations applicable to New PubCo may adversely affect New PubCo’s ability to take actions that could be deemed beneficial to shareholders of New PubCo.
As a Canadian company, New PubCo will be subject to different corporate requirements than a corporation organized under the laws of the United States. The New PubCo Charter, the New PubCo Bylaws and the ABCA set forth various rights and obligations that are unique to New PubCo as a Canadian company. These requirements may limit or otherwise adversely affect New PubCo’s ability to take actions that could be beneficial to shareholders of New PubCo.
Risks Related to Ownership of New PubCo Common Shares
The nominal purchase price paid by the Sponsor and directors and officers of FIAC for the Founder Shares may significantly dilute the implied value of the Public Shares in the event the parties complete an initial business combination. In addition, the value of the Founder Shares will be significantly greater than the amount the Sponsor and directors and officers of FIAC paid to purchase such shares in the event the parties complete an initial business combination, even if the Business Combination causes the trading price of the New PubCo Common Shares to materially decline.
The nominal purchase price paid by the Sponsor and directors and officers of FIAC for the Founder Shares may significantly dilute the implied value of the Public Shares in the event we complete an initial business combination. In addition, the value of the Founder Shares will be significantly greater than the amount the

Sponsor and directors and officers of FIAC paid to purchase such shares in the event we complete an initial business combination, even if the Business Combination causes the trading price of the New PubCo Common Shares to materially decline. The Sponsor and the directors and officers of FIAC invested an aggregate of $11,225,000 comprised of the $25,000 purchase price for the Founder Shares and the $11,200,000 purchase price for the Private Placement Warrants. The amount held in the Trust Account was approximately $    on the Record Date, implying a value of $    per Public Share. Based on these assumptions, each New PubCo Common Share would have an implied value of $    per share upon completion of the Business Combination, representing a    % decrease from the initial implied value of $    per Public Share. While the implied value of $10.20 per share upon completion of the Business Combination (before taking into account the Reverse Split Factor) would represent a dilution to our public stockholders, this would represent a significant increase in value for the Sponsor and directors and officers of FIAC relative to the price it paid for each Founder Share. Before taking into account the Reverse Split Factor, at approximately $10.20 per share, the 5,175,000 New PubCo Common Shares that the Sponsor and directors and officers of FIAC holding Founder Shares would own upon completion of our initial business combination would have an aggregate implied value of $52,785,000. As a result, even if the trading price of the New PubCo Common Shares significantly declines, the value of the Founder Shares held by the Sponsor and directors and officers of FIAC will be significantly greater than the amount the Sponsor and directors and officers of FIAC paid to purchase such shares. In addition, the Sponsor and directors and officers of FIAC could potentially recoup their entire investment, inclusive of their investment in the Private Placement Warrants, even if the trading price of the New PubCo Common Shares after the Business Combination is as low as $   per share. As a result, the Sponsor and directors and officers of FIAC holding Founder Shares are likely to earn a substantial profit on their investment upon disposition of New PubCo Common Shares even if the trading price of the New PubCo Common Shares declines after the completion of the Business Combination. The Sponsor and directors and officers of FIAC holding Founder Shares may therefore be economically incentivized to complete an initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the public stockholders, rather than liquidating FIAC. This dilution would increase to the extent that public stockholders seek redemptions from the Trust Account for their Public Shares.
An active market for New PubCo’s securities may not develop, which would adversely affect the liquidity and price of New PubCo’s securities.
The price of New PubCo’s securities may vary significantly due to factors specific to New PubCo as well as to general market or economic conditions. Furthermore, an active trading market for New PubCo’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.
Nasdaq may delist New PubCo’s securities from trading on its exchange, which could limit investors’ ability to make transactions in New PubCo’s securities and subject New PubCo to additional trading restrictions.
FIAC’s securities are currently listed on Nasdaq and it is anticipated that, following the Business Combination, New PubCo’s securities will be listed on Nasdaq. However, FIAC cannot assure you that New PubCo’s securities will continue to be listed on Nasdaq in the future. In order to continue listing its securities on Nasdaq, New PubCo must maintain certain financial, distribution and stock price levels. Generally, New PubCo must maintain a minimum number of holders of its securities (generally 400 public holders). Additionally, in connection with the Business Combination, New PubCo will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, New PubCo’s stock price would generally be required to be at least $4.00 per share and New PubCo will be required to have a minimum of 300 round lot holders (with at least 50% of such round lot holders holding securities with a market value of at least $2,500) in order to remain listed on the Nasdaq Stock Market. FIAC cannot assure you that New PubCo will be able to meet those initial listing requirements at that time.
If Nasdaq delists New PubCo’s securities from trading on its exchange and New PubCo is not able to list its securities on another national securities exchange, FIAC expects New PubCo’s securities could be quoted on an over-the-counter market. If this were to occur, New PubCo could face significant material adverse consequences, including:
•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;
•
a determination that New PubCo’s Common Shares are “penny stock” which will require brokers trading in the New PubCo Common Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New PubCo’s securities;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
The market price of New PubCo’s Common Shares may decline as a result of the Business Combination.
The market price of New PubCo’s Common Shares may decline as a result of the Business Combination for a number of reasons including if:
•	investors react negatively to the prospects of New PubCo’s business and the prospects of the Business Combination;
•	the effect of the Business Combination on New PubCo’s business and prospects is not consistent with the expectations of financial or industry analysts; or
•	New PubCo does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.
The price of New PubCo Common Shares may change significantly following the Business Combination and you could lose all or part of your investment as a result.
The trading price of New PubCo Common Shares is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your New PubCo Common Shares at an attractive price due to a number of factors such as those listed in “— Risks Related to DevvStream’s Business and Industry” and the following:
•	results of operations that vary from the expectations of securities analysts and investors;
•	results of operations that vary from those New PubCo’s competitors;
•	changes in expectations as to New PubCo’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;
•	declines in the market prices of stocks generally;
•	strategic actions by New PubCo or its competitors;
•	announcements by New PubCo or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;
•	announcements of estimates by third parties of actual or anticipated changes in the size of New PubCo’s customer base or the level of customer engagement;
•	any significant change in New PubCo’s management;
•	changes in general economic or market conditions or trends in New PubCo’s industry or markets;
•	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New PubCo’s business;
•
additional New PubCo securities being sold or issued into the market by New PubCo or any of the existing stockholders or the anticipation of such sales, including if New PubCo issues shares to satisfy restricted stock unit related tax obligations or if existing stockholders sell shares into the market when applicable “lock-up” periods end;

•	investor perceptions of the investment opportunity associated with New PubCo Common Shares relative to other investment alternatives;
•	the public’s response to press releases or other public announcements by New PubCo or third parties, including New PubCo’s filings with the SEC;

•	litigation involving New PubCo, New PubCo’s industry, or both, or investigations by regulators into New PubCo’s operations or those of New PubCo’s competitors;
•	guidance, if any, that New PubCo provides to the public, any changes in this guidance or New PubCo’s failure to meet this guidance;
•	the development and sustainability of an active trading market for New PubCo Common Shares;
•	actions by institutional or activist stockholders;
•	developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies;
•	changes in accounting standards, policies, guidelines, interpretations or principles; and
•	other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.
These broad market and industry fluctuations may adversely affect the market price of New PubCo Common Shares, regardless of New PubCo’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New PubCo Common Shares is low.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If New PubCo was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from New PubCo’s business regardless of the outcome of such litigation.
Because there are no current plans to pay cash dividends on the New PubCo Common Shares for the foreseeable future, you may not receive any return on investment unless you sell your New PubCo Common Shares at a price greater than what you paid for it.
New PubCo intends to retain future earnings, if any, for future operations, expansion and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on New PubCo Common Shares will be at the sole discretion of the New PubCo Board. The New PubCo Board may take into account general and economic conditions, New PubCo’s financial condition and results of operations, New PubCo’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by New PubCo to its stockholders or by its subsidiaries to it and such other factors as the New PubCo Board may deem relevant. As a result, you may not receive any return on an investment in New PubCo Common Shares unless you sell your New PubCo Common Shares for a price greater than that which you paid for it.
New PubCo shareholders may experience dilution in the future.
Upon consummation of the Business Combination, New PubCo will have New PubCo Warrants outstanding to purchase up to an aggregate of 14,829,100 New PubCo Common Shares. Further, New PubCo may choose to seek third-party financing to provide additional working capital for New PubCo’s business, in which event New PubCo may issue additional New PubCo Common Shares or other equity securities. Following the consummation of the Business Combination, New PubCo may also issue additional New PubCo Common Shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding New PubCo Warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.
The issuance of additional New PubCo Common Shares or other equity securities of equal or senior rank would have the following effects:
•	FIAC's existing stockholders’ proportionate ownership interest in New PubCo will decrease;
•	the amount of cash available per share, including for payment of dividends in the future, may decrease;
•	the relative voting strength of each previously outstanding New PubCo Common Share may be diminished; and
•	the market price of the New PubCo Common Shares may decline.

New PubCo cannot be certain that additional financing will be available on reasonable terms when required, or at all.
From time to time, New PubCo may need additional financing. New PubCo's ability to obtain additional financing, if and when required, will depend on investor demand, New PubCo’s operating performance, the condition of the capital markets, and other factors. If New PubCo raises additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences, or privileges senior to the rights of the Class A Common Stock and New PubCo's shareholders may experience dilution.
If securities or industry analysts do not publish research or reports about New PubCo’s business, if they change their recommendations regarding New PubCo Common Shares or if New PubCo’s operating results do not meet their expectations, the New PubCo Common Shares price and trading volume could decline.
The trading market for New PubCo Common Shares will depend in part on the research and reports that securities or industry analysts publish about New PubCo or its businesses. If no securities or industry analysts commence coverage of New PubCo, the trading price for New PubCo Common Shares could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover New PubCo downgrade its securities or publish unfavorable research about its businesses, or if New PubCo’s operating results do not meet analyst expectations, the trading price of New PubCo Common Shares would likely decline. If one or more of these analysts cease coverage of New PubCo or fail to publish reports on New PubCo regularly, demand for New PubCo Common Shares could decrease, which might cause the New PubCo Common Shares price and trading volume to decline.
Future sales, or the perception of future sales, by New PubCo or its stockholders in the public market following the Business Combination could cause the market price for New PubCo Common Shares to decline.
The sale of New PubCo Common Shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of New PubCo Common Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for New PubCo to sell equity securities in the future at a time and at a price that it deems appropriate.
It is anticipated that at the Closing, FIAC’s public stockholders will retain an ownership interest approximately 9.1% of the outstanding capital stock of the Combined Company, the Sponsor will retain an ownership interest of approximately 27.4% of the outstanding capital stock of the Combined Company and the DevvStream securityholders will own approximately 63.5% of the outstanding capital stock of the Combined Company. The foregoing ownership percentages with respect to the Combined Company following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any stock by FIAC’s public stockholders in connection with the Business Combination, and (ii) no awards are issued under the Equity Incentive Plan. All shares currently held by FIAC public stockholders and all of the stock issued in the Business Combination to existing DevvStream securityholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than New PubCo’s “affiliates” (as defined under Rule 144, including New PubCo’s directors, executive officers and other affiliates. Because the level of stockholder redemptions will not be known until the FIAC Stockholders Meeting, holders of Class A Common Stock will not know at the time of the vote the percentage of the Combined Company’s outstanding capital stock that they will hold.
In connection with the Amalgamation, the Core Company Securityholders, who are expected to own 40.9% of New PubCo Common Shares following the Business Combination (based on the above assumptions and DevvStream’s current stockholdings), have agreed with FIAC, subject to certain exceptions, not to dispose of or hedge any of their New PubCo Common Shares or securities convertible into or exchangeable for New PubCo Common Shares during the period from the date of the Closing continuing through the earliest of: (i) the six-month anniversary of the Closing, (ii) the date on which the Closing price of New PubCo Common Shares equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing, and (iii) such date on which New PubCo completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the New PubCo shareholders having the right to exchange their New PubCo Common Shares for cash, securities or other property. See “The Business Combination Proposal — General Description of the Business Combination Agreement — Lock-up Agreements.”
In addition, the New PubCo Common Shares reserved for future issuance under the Equity Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing 10% of the fully diluted, and as converted, outstanding New PubCo Common Shares immediately following consummation of the Amalgamation are expected to be reserved for future issuance under the Equity Incentive Plan. New PubCo is expected to file one or more registration statements on Form S-8 under the Securities Act to register New PubCo Common Shares or securities convertible into or exchangeable for New PubCo Common Shares issued pursuant to the Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
In the future, New PubCo may also issue its securities in connection with investments or acquisitions. The amount of New PubCo Common Shares issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding New PubCo Common Shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New PubCo shareholders.
FIAC currently is, and New PubCo will be, an emerging growth company within the meaning of the Securities Act, and if New PubCo takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
FIAC is currently and, following the consummation of the Business Combination, New PubCo will be an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. New PubCo, following the Closing, may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New PubCo shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by New PubCo less attractive because New PubCo will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of New PubCo’s securities may be lower than they otherwise would be, there may be a less active trading market for New PubCo’s securities and the trading prices of New PubCo’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. FIAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, New PubCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New PubCo’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
New PubCo will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the FIAC IPO, (ii) the last day of the fiscal year in which New PubCo has total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which New PubCo is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of New PubCo Common Shares held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which New PubCo has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
New PubCo may redeem unexpired FIAC Warrants prior to their exercise at a time that is disadvantageous for FIAC Warrant holders.
New PubCo will have the ability to redeem outstanding FIAC Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New PubCo Common Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date New PubCo sends the notice of redemption to the warrant holders. If and when the FIAC Warrants become redeemable by New PubCo, New PubCo may exercise its redemption right if there is a current registration statement in effect with respect to the New PubCo Common Shares underlying such warrants. Redemption of the outstanding FIAC Warrants could force you to: (i) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding FIAC Warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Placement Warrants (or if issued, any warrants issued upon conversion of Working Capital Loans) will be redeemable by New PubCo for cash so long as they are held by the Sponsor or its permitted transferees.
Risks Related to Redemption
The ability to execute FIAC and DevvStream’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.
In the event the aggregate cash consideration FIAC would be required to pay for all of its Public Shares that are validly submitted for redemption exceeds the aggregate amount of cash needed to execute FIAC and DevvStream’s strategic plan, we may be required to arrange for third-party financing including, but not limited to, dilutive equity issuances or the incurrence of indebtedness at high than desirable levels. This may negatively impact FIAC and DevvStream’s ability to execute on their future strategic plan.
The ability of our stockholders to redeem their Class A Common Stock with respect to a large number of our shares might not allow us to complete the Business Combination or optimize our capital structure.
We do not know how many stockholders may exercise their right to redeem shares of Class A Common Stock prior to the consummation of the Business Combination, and therefore will need to structure the Business Combination based on our expectations as to the number of shares that will be submitted for redemption. If a larger number of shares are submitted for redemption than we initially expect, we may need to restructure the Business Combination to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. The above considerations may limit our ability to complete the most desirable business combination available to us or optimize our capital structure.
Furthermore, all outstanding warrants will continue to be outstanding following the Business Combination notwithstanding the actual redemptions. An aggregate value of our outstanding FIAC Warrants of approximately $   (based on the closing price of the FIAC Warrants of $   as of the Record Date) may be retained by the redeeming stockholders even if there are maximum redemptions. The potential for the issuance of a substantial number of shares of Class A Common Stock upon exercise of these warrants could make FIAC less attractive to investors. Any such issuance will increase the number of issued and outstanding shares of Class A Common Stock and reduce the value of the outstanding Class A Common Stock following the Business Combination. The outstanding warrants could have the effect of depressing the per share price of Class A Common Stock.
There is no guarantee that a FIAC public stockholder’s decision whether to redeem its Class A Common Stock for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.
FIAC cannot assure you as to the price at which a public stockholder may be able to sell the New PubCo Common Shares in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Amalgamation, may cause an increase in the New PubCo stock price, and may result in a lower value realized now than a FIAC stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if a FIAC public stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of New PubCo Common Shares after the consummation of the Amalgamation, and there can be no assurance that a stockholder can sell his, her or its New PubCo Common Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A FIAC public stockholder should consult his, her or its own tax or financial advisor for assistance on how this may affect its individual situation.

If FIAC public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.
FIAC intends to comply with the U.S. federal proxy rules in conducting redemptions in connection with the Amalgamation. However, despite FIAC’s compliance with these rules, if a FIAC stockholder fails to receive FIAC’s proxy materials, such stockholder may not become aware of the opportunity to redeem its FIAC Common Stock. In addition, this proxy statement/prospectus provides the various procedures that must be complied with in order to validly tender or redeem Public Shares. In the event that a public stockholder fails to comply with these or any other procedures, its Public Shares may not be redeemed.
In order to exercise their redemption rights, public stockholders are required to deliver their Public Shares, either physically or electronically using the Depository Trust Company’s DWAC System, to FIAC’s transfer agent prior to the vote at the FIAC Stockholders Meeting. If a public stockholder properly seeks redemption as described in this proxy statement/prospectus and the Business combination is consummated, FIAC will redeem these Public Shares for a pro rata portion of the funds deposited in the Trust Account and the public stockholder will no longer own such Public Shares following the Merger. See the section titled “FIAC Stockholders Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.
If you or a “group” of FIAC stockholders of which you are a part is deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such Public Shares in excess of 15% of the Public Shares.
A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares, without the prior consent of FIAC. However, FIAC stockholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess Public Shares could result in you suffering a material loss on your investment in FIAC if you sell such excess Public Shares in open market transactions. FIAC cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per share redemption price.
The Sponsor, directors or officers or their affiliates may enter into certain non-redemption arrangements with public stockholders, which may influence a vote on a proposed Business Combination and the other Proposals described in this proxy statement/prospectus and reduce the public “float” of New PubCo Common Shares.
The Sponsor, directors or officers or their affiliates may enter into certain non-redemption arrangements with public stockholders either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such an arrangement may include a contractual acknowledgement that such stockholder, although still the record holder of the shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy closing conditions in the Business Combination Agreement regarding required amounts of cash or cash equivalents that FIAC has from any source equal or exceeds certain thresholds where it appears that such requirements would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any incentives to be received by such public stockholders in exchange for entering into any such arrangements has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such stockholders against potential loss in value of their shares, including the granting of put options and the transfer of shares or FIAC Warrants owned by the Sponsor for nominal value to such stockholders. In addition, if such purchases are made, the public “float” of New PubCo Common Shares and the number of beneficial holders of its securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of FIAC securities on the Nasdaq or another national securities exchange or reducing the liquidity of the trading market for FIAC Common Stock. Any FIAC Common Stock subject to an arrangement described above would not be voted in connection with the Business Combination Proposal.
While the purpose of such arrangements would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing, there can be no assurance that such purchases or other transactions, even if consummated, would be successful.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. FIAC will file a Current Report on Form 8-K prior to the FIAC Stockholder Meeting to disclose any arrangements entered into by any of the aforementioned persons. Any such report will include (i) the amount of FIAC Common Stock subject to such non-redemption agreement and the consideration paid; (ii) the purpose of such arrangement; (iii) the impact of such arrangement on the likelihood that the Business Combination Proposal will be approved; (iv) the identities or characteristics of security holders who entered into such arrangement; and (v) the number of shares of FIAC Common Stock for which FIAC has received redemption requests.
A new 1% U.S. federal excise tax could be imposed on us in connection with redemption by us of our shares.
On August 16, 2022, the IR Act was signed into federal law. The IR Act provides for, among other measures, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations. The excise tax is imposed on the repurchasing corporation and the amount of the excise tax is generally 1% of the fair market value of the stock repurchased. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.
As described under “The FIAC Stockholders Meeting — Redemption Rights” if the Termination Date (currently April 1, 2024 (unless further extended)) is extended, FIAC’s public stockholders would have the right to require FIAC to redeem their Public Shares. Any such redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination or otherwise may be subject to the excise tax. Whether and to what extent FIAC would be subject to the excise tax in connection with a business combination would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, (ii) the structure of the Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination), and (iv) the content of regulations and other guidance from the Treasury. The foregoing could cause a reduction in the cash available to complete a business combination and may adversely affect our ability to complete a business combination. Furthermore, whether and to what extent FIAC would be subject to the excise tax and the mechanics for payment of any excise tax in connection with a liquidating distribution in the event FIAC fails to complete a business combination by November 1, 2024 is unclear. Such liquidating distribution would be paid to the holders of Public Shares in accordance with the terms of the FIAC Charter from funds lawfully available, which may impact the amount of cash received with respect to the Public Shares if funds are not lawfully available or if third parties bring claims against FIAC not otherwise covered by the Sponsor’s indemnification obligations.
Risks Related to Taxes
DevvStream’s ability to utilize its net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations, including losses as a result of the Business Combination.
DevvStream has incurred, and DevvStream Amalco is likely to continue incurring significant tax losses, which may be limited in their usability under Canadian and other tax laws, in particular following the Amalgamation and other significant stockholder changes. Although DevvStream neither expects the Business Combination nor any of the ownership changes in the course of past financing rounds to result in a forfeiture of DevvStream’s Canadian tax loss attributes, the realization of future tax savings from such tax loss attributes will be limited under the Tax Act following the Amalgamation and will depend on the tax authorities’ acceptance of their continued availability and DevvStream’s ability to generate future taxable income in Canada against which such losses can be offset.
Following the SPAC Continuance, New PubCo will be subject to Canadian and United States tax on its worldwide income.
Following the SPAC Continuance, New PubCo will be deemed to be a resident of Canada for Canadian federal income tax purposes by virtue of existing under the ABCA, subject to the application of an applicable tax treaty or convention. Accordingly, subject to an applicable tax treaty or convention, New PubCo will be subject to Canadian taxation on its worldwide income, in accordance with the rules set forth in the Income Tax Act (Canada) (the “Tax Act”) generally applicable to corporations residing in Canada.
Notwithstanding that New PubCo will be deemed to be a resident of Canada for Canadian federal income tax purposes, New PubCo will also be treated as a U.S. corporation for U.S. federal income tax purposes, pursuant to Section 7874(b) of the Code, and will be subject to U.S. federal income tax on its worldwide income. As a result, subject to an applicable tax treaty or convention, New PubCo will be subject to taxation both in Canada and the U.S., which could have a material adverse effect on New PubCo’s business, financial condition and results of operations. Accordingly, all prospective New PubCo shareholders and investors should consult with their own tax advisors in this regard.
Dividends, if ever paid, on the New PubCo Common Shares will be subject to Canadian and/or United States withholding tax.
It is currently anticipated that New PubCo will not pay any dividends on the New PubCo Common Shares in the foreseeable future.
To the extent dividends are paid, dividends received by holders of New PubCo Common Shares who are not residents of the U.S. and who are residents of Canada for purposes of the Tax Act will be subject to U.S. withholding tax. Any dividends may not qualify for a reduced rate of withholding tax under the U.S.-Canada income tax treaty (“Canada-U.S. Tax Convention”). Any U.S. withholding taxes paid by or on behalf of a resident of Canada in respect of dividends received on the New PubCo Common Shares may be eligible for foreign tax credit or deduction treatment where applicable under the Tax Act. Generally, a foreign tax credit in respect of a tax paid to a particular foreign country is limited to the Canadian tax otherwise payable in respect of income sourced in that country. Dividends received on the New PubCo Common Shares by a resident of Canada may not be treated as income sourced in the United States for these purposes, such that a foreign tax credit under the Tax Act may not be available. Residents of Canada should consult their own tax advisors with respect to the availability of any foreign tax credits or deductions under the Tax Act in respect of any U.S. withholding taxes applicable to dividends on the New PubCo Common Shares.
Dividends received by stockholders who are residents of the U.S. will not be subject to U.S. withholding tax but will be subject to Canadian withholding tax. Any dividends may not qualify for a reduced rate of withholding tax under the Canada-U.S. Tax Convention. For U.S. federal income tax purposes, a U.S. holder may elect for any taxable year to receive either a credit or a deduction for all foreign income taxes paid by the holder during the year. Dividends paid by us will be characterized as U.S. source income for purposes of the foreign tax credit rules under the Code. Accordingly, U.S. holders generally will not be able to claim a credit for any Canadian tax withheld unless, depending on the circumstances, they have an excess foreign tax credit limitation due to other foreign source income that is subject to a low or zero rate of foreign tax. Subject to certain limitations, a U.S. holder should be able to take a deduction for the U.S. holder’s Canadian tax paid, provided that the U.S. holder has not elected to credit other foreign taxes during the same taxable year.
Dividends received by non-U.S. holders who are not residents of Canada for purposes of the Tax Act will be subject to U.S. withholding tax and will also be subject to Canadian withholding tax. These dividends may not qualify for a reduced rate of U.S. withholding tax under any income tax treaty otherwise applicable to our stockholders, subject to examination of the relevant treaty. These dividends may, however, qualify for a reduced rate of Canadian withholding tax under any income tax treaty otherwise applicable to our stockholders, subject to examination of the relevant treaty.
Each holder of New PubCo Common Shares should seek tax advice, based on such stockholder’s particular facts and circumstances, from an independent tax advisor.
The transfer of New PubCo Common Shares may be subject to U.S. estate and generation-skipping transfer tax.
Because the New PubCo Common Shares will be treated as shares of a U.S. domestic corporation for U.S. federal income tax purposes, the U.S. estate and generation-skipping transfer tax rules generally may apply to the ownership and transfer of the New PubCo Common Shares. Each U.S. holder and non-U.S. holder of New PubCo Common Shares should seek tax advice regarding the applicability of any such U.S. estate or generation-skipping transfer taxes, based on such stockholder’s particular facts and circumstances, from an independent tax advisor.

Changes in tax laws may affect New PubCo and its stockholders and other investors.
There can be no assurance that New PubCo’s Canadian and U.S. federal income tax treatment or an investment in New PubCo will not be modified, prospectively or retroactively, by legislative, judicial or administrative action, in a manner adverse to New PubCo or its stockholders or other investors.

THE FIAC STOCKHOLDERS MEETING
General
FIAC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the FIAC Board for use at the FIAC Stockholders Meeting to be held on     and at any adjournment or postponement thereof. This proxy statement/prospectus provides FIAC’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the FIAC Stockholders Meeting.
Date, Time and Place
The FIAC Stockholders Meeting will be held virtually at     a.m., Eastern Time, on    . FIAC stockholders are encouraged to access the FIAC Stockholders Meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.
Voting Power; Record Date
Only holders of record of Class A Common Stock at the close of business on the Record Date are entitled to notice of the FIAC Stockholders Meeting and to vote at the FIAC Stockholders Meeting and any adjournments or postponements of the FIAC Stockholders Meeting. A complete list of FIAC stockholders of record entitled to vote at the FIAC Stockholders Meeting will be available for ten days before the FIAC Stockholders Meeting at the principal executive offices of FIAC for inspection by stockholders during ordinary business hours for any purpose germane to the FIAC Stockholders Meeting. You are entitled to one vote for each share of Class A Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were     shares of Class A Common Stock outstanding.
Vote of the Sponsor, Directors and Officers
In connection with the FIAC IPO, the Sponsor has entered into agreements pursuant to which each agreed to vote any Class A Common Stock owned by them in favor of the Business Combination, which would include the Business Combination Proposal, the SPAC Continuance Proposal and the other Proposals presented at the FIAC Stockholders Meeting. These agreements apply to the Sponsor as it relates to the shares of Class B Common Stock held by it and the requirement to vote such shares in favor of the Business Combination Proposal and for all other proposals presented to FIAC stockholders in this proxy statement/prospectus. Because the Founder Shares comprise 77% of the outstanding FIAC Common Stock and all of the outstanding Class B Common Stock, in addition to the Founder Shares, no other shares would need to be voted in favor in order to satisfy the vote required for the Charter Proposal (which has a higher vote threshold required than the Business Combination Proposal).
Quorum and Required Vote for Stockholder Proposals
A quorum of FIAC stockholders is necessary to hold a valid meeting. The presence of stockholders holding a majority of the Class A Common Stock entitled to vote at the FIAC Stockholders Meeting constitutes a quorum at the FIAC Stockholders Meeting. Abstentions will be considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the proposals presented at the FIAC Stockholders Meeting. Because all of the matters to be voted on at the FIAC Stockholders Meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed. Therefore, such broker non-votes will not count towards quorum at the FIAC Stockholders Meeting. In the absence of a quorum, the chairman of the FIAC Stockholders Meeting has the power to adjourn the FIAC Stockholders Meeting.
The approval of the Business Combination Proposal and the SPAC Continuance Proposal require the affirmative vote of the holders of a majority of the issued and outstanding FIAC Common Stock as of the Record Date. The approval of the Charter Proposal requires the affirmative vote of (i) the holders of a majority of the issued and outstanding FIAC Common Stock as of the Record Date and (ii) the affirmative vote of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class. Approval of the Nasdaq Proposal, the Advisory Charter Amendment Proposals, the Incentive Plan Proposal and the Adjournment Proposal each requires the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding shares of FIAC Common Stock who are present in person or represented by proxy and entitled to vote thereon at the FIAC Stockholders Meeting. A FIAC stockholder’s failure to vote by proxy or to vote in person at the FIAC Stockholders Meeting will not be counted towards the number of shares of FIAC Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will be counted towards the number of shares of FIAC Common Stock required to validly establish a quorum but the same effect as a vote “AGAINST” the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal or the Adjournment Proposal.
The Incentive Plan Proposal and the Nasdaq Proposal, are conditioned on the approval of the SPAC Continuance Proposal and the Business Combination Proposal (and the SPAC Continuance Proposal and the Business Combination Proposal are conditioned on the approval of the Incentive Plan Proposal and the Nasdaq Proposal), and unless the SPAC Continuance Proposal and the Business Combination Proposal are approved, the Advisory Charter Proposals, the Incentive Plan Proposal and the Nasdaq Proposal will not be presented to the stockholders of FIAC at the FIAC Stockholders Meeting. The Adjournment Proposal is not conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event the SPAC Continuance Proposal, the Business Combination Proposal, the Incentive Plan Proposal and the Nasdaq Proposal do not receive the requisite vote for approval, then FIAC will not consummate the Business Combination. If FIAC does not consummate the Business Combination and fails to complete an initial business combination by November 1, 2024, it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders, unless it seeks and obtains the approval of FIAC stockholders to amend the FIAC Charter to extend such date.
Abstentions and Broker Non-Votes
With respect to each Proposal in this prospectus/proxy statement, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the FIAC Stockholder Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the FIAC Stockholder Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Business Combination Proposal, the SPAC Continuance Proposal and the Charter Proposal, but will have no effect on the outcome of any other proposal in this proxy statement.
Abstentions will be counted in connection with the determination of whether a valid quorum is established. An abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal and the Incentive Plan Proposal, the Advisory Charter Proposals or the Adjournment Proposal.
Recommendation of FIAC Board
The FIAC Board has determined that each of the Proposals is fair to and in the best interests of FIAC and its stockholders, and has approved such proposals. FIAC Board recommends that stockholders:
•	vote “FOR” the Business Combination Proposal;
•	vote “FOR” the SPAC Continuance Proposal;
•	vote “FOR” the Nasdaq Proposal;
•	vote “FOR” the Charter Proposal;
•	vote “FOR” each of the Advisory Charter Proposals;
•	vote “FOR” the Incentive Plan Proposal; and
•	vote “FOR” the Adjournment Proposal, if it is presented at the meeting.

When you consider the recommendation of FIAC Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of FIAC Board and officers have interests in the Business Combination that may be different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things, the fact that:
•
unless FIAC consummates an initial business combination, FIAC’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on FIAC’s behalf. As of July 8, 2024, the Sponsor, officers and directors and their respective affiliates have approximately $40,000 in outstanding reimbursable out-of-pocket expenses. However, the Sponsor, officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed;

•
the Sponsor and directors and officers of FIAC paid an aggregate of $25,000 (or approximately $0.003 per share) for their Founder Shares and $11,200,000 or ($1.00 per warrant) for the Private Placement Warrants and such securities will have a significantly higher value at the time of the Business Combination. Such shares had an aggregate market value of approximately $   million based upon the closing price of the Class A Common Stock of $   per share on Nasdaq on   . As a result of the nominal price of $0.003 per Founder Share paid by the Sponsor and the directors and officers of FIAC compared to the recent market price of the Class A Common Stock, the Sponsor and its affiliates are likely to earn a positive rate of return on their investments in the Founder Shares even if the holders of Class A Common Stock experience a negative rate of return on their investments in the Class A Common Stock;

•
as a condition to the FIAC IPO, the Founder Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Founder Shares cannot be transferred until the earlier of (A) one year after the completion of FIAC’s initial business combination; or (B) subsequent to FIAC’s initial business combination, when the reported last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading-day period commencing at least 150 days after FIAC’s initial business combination, or the date on which FIAC completes a liquidation, merger, stock exchange or other similar transaction that results in all of FIAC’s stockholders having the right to exchange their shares for cash, securities or other property;

•
an aggregate of 11,200,000 Private Placement Warrants were issued to the Sponsor simultaneously with the consummation of the IPO and the underwriters’ exercise of its over-allotment option. Such Private Placement Warrants had an aggregate market value of approximately $   based upon the closing price of the Class A Common Stock of $   per share on Nasdaq on   ;

•	the Sponsor and directors and officers of FIAC have agreed not to redeem any FIAC common stock they hold in connection with a stockholder vote to approve a proposed initial business combination;
•
the Sponsor may loan to FIAC additional funds for working capital purposes prior to the Business Combination. As of July 8, 2024, there was $2,630,000 outstanding under the Sponsor Working Capital Loan and Second Sponsor Working Capital Loan. If the Business Combination is not consummated and FIAC does not otherwise consummate another business combination prior to November 1, 2024, then there will likely be insufficient funds to pay the Sponsor Working Capital Loan and Second Sponsor Working Capital Loan;

•
if the Business Combination is not completed, the Sponsor will not have the potential ownership interest of approximately 27.4% in the No Redemption Scenario or 30.1% in the Maximum Redemption Scenario;

•
if FIAC does not complete an initial business combination by November 1, 2024, a portion of the proceeds from the sale of the Private Placement Warrants and Class B Common Stock will be included in the liquidating distribution to FIAC’s public stockholders. In such event, the 750,000 Founder Shares and 11,200,000 shares of Class A Common Stock underlying the Private Placement Warrants, all of which are held by the Sponsor, directors and officers, would be worthless because they are not entitled to participate in

any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $   as of   , based on the closing price per share of Class A Common Stock of $   per share on Nasdaq on   . Additionally, the Private Placement Warrants will expire worthless if the Trust Account is liquidated, including in the event FIAC is unable to complete an initial business combination within the required time period. The Sponsor has agreed to indemnify FIAC to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share by the claims of prospective target businesses with which FIAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to FIAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account, and shall not apply to any claims under FIAC’s indemnity of the underwriter in the FIAC IPO against certain liabilities;
•
certain of FIAC's directors, officers and affiliates have purchased $500,000 of Convertible Bridge Notes, which are convertible into Company Shares at a 25% discount to DevvStream's 20-day volume weighted average price, subject to a floor of $2.00 per share, which shares will be converted into New PubCo Common Shares upon the consummation of the Business Combination;

•
the Sponsor has extended the Sponsor Working Capital Loans to FIAC in order to provide FIAC with additional working capital, which such amounts may not be repaid if FIAC does not complete an initial business combination; and

•
the Sponsor (including its representatives and affiliates) and FIAC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to FIAC. The Sponsor and FIAC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to FIAC completing its initial business combination. FIAC’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to FIAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in FIAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to FIAC, subject to applicable fiduciary duties. The FIAC Charter provides that to the extent allowed by law, the doctrine of corporate opportunity shall not apply with respect to FIAC or any of its officers or directors, and FIAC renounces any expectancy that any of the directors or officers of FIAC will offer any such corporate opportunity of which he or she may become aware to FIAC, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of FIAC only with respect to a corporate opportunity that was offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of FIAC and such opportunity is one FIAC is legally and contractually permitted to undertake and would otherwise be reasonable for FIAC to pursue. FIAC, however, does not believe that the waiver of the application of the “corporate opportunity” doctrine in the FIAC Charter had any impact on its search for a potential business combination.

Voting Your Shares
Each share of Class A Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your FIAC Common Stock at the FIAC Stockholders Meeting:
1.	Vote by Internet.
•
Before the meeting: Go to https://www.cstproxy.com/focus-impact/2024. Use the Internet to transmit your voting instructions and for electronic delivery information up until 11:59 p.m., Eastern Time, the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

•
During the meeting: Go to https://www.cstproxy.com/focus-impact/2024. You will be able to attend the FIAC Stockholders Meeting online, vote your shares electronically until voting is closed and submit your questions during the FIAC Stockholders Meeting.

2.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way FIAC can be sure that the broker, bank or nominee has not already voted your shares.
Beneficial stockholders who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to    . Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the virtual meeting. After contacting FIAC’s transfer agent, a beneficial holder will receive an email prior to the FIAC Stockholders Meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact FIAC’s transfer agent at least five business days prior to the meeting date.
Stockholders will also have the option to listen to the FIAC Stockholders Meeting by telephone by calling:
•	Within the U.S. and Canada: 1 800-450-7155 (toll-free)
•	Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)
The passcode for telephone access: 5620828#. You will not be able to vote or submit questions unless you register for and log in to the FIAC Stockholders Meeting webcast as described herein.
Revoking Your Proxy
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:
•	you may send another proxy card with a later date;
•	you may notify FIAC’s Chief Executive Officer in writing before the FIAC Stockholders Meeting that you have revoked your proxy; or
•	you may attend the FIAC Stockholders Meeting, revoke your proxy, and vote in person as described above.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your FIAC Common Stock, you may call Morrow Sodali, FIAC’s proxy solicitor, at (800) 662-5200 or by emailing FIAC.info@investor.morrowsodali.com.
No Additional Matters May Be Presented at the FIAC Stockholders Meeting
The FIAC Stockholders Meeting has been called only to consider the approval of the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal and the Adjournment Proposal. Under the FIAC Charter, other than procedural matters incident to the conduct of the FIAC Stockholders Meeting, no other matters may be considered at the FIAC Stockholders Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the FIAC Stockholders Meeting.
Redemption Rights
Pursuant to the FIAC Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Continuance, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the remaining proceeds of the FIAC IPO (calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay FIAC’s taxes). For illustrative purposes, based on funds in the Trust Account of $     on the Record Date, the estimated per share redemption price was approximately $    . A FIAC public stockholder, together with any of their affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of Exchange Act) will be restricted from redeeming in the aggregate their shares or, if part of such a group, the group’s shares, with respect to more than 15% of the shares of FIAC Common Stock included in the FIAC Units without the prior consent of FIAC.
In order to exercise your redemption rights, you must:
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prior to 5:00 p.m., Eastern Time, on     (two business days before the FIAC Stockholders Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, FIAC’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: spacredemptions@continentalstock.com
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in your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of FIAC Common Stock; and

•
deliver your Public Shares either physically or electronically through DTC to FIAC’s transfer agent at least two business days before the FIAC Stockholders Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is FIAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, FIAC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with FIAC’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to FIAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that FIAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting FIAC’s transfer agent at the phone number or address listed above.
Prior to exercising redemption rights, stockholders should verify the market price of FIAC Common Stock as they may receive higher proceeds from the sale of their FIAC Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your FIAC Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in FIAC Common Stock when you wish to sell your shares.
If you exercise your redemption rights, your FIAC Common Stock will cease to be outstanding immediately prior to the Continuance and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not consummated and FIAC otherwise does not consummate an initial business combination by November 1, 2024, FIAC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the FIAC public stockholders and the FIAC Warrants will expire worthless.
Appraisal Rights
FIAC stockholders do not have appraisal rights in connection with the Business Combination or the other proposals.
Proxy Solicitation
FIAC is soliciting proxies on behalf of the FIAC Board. This solicitation is being made by mail but also may be made by telephone or in person. FIAC and its directors, officers and employees may also solicit proxies in person. FIAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. FIAC will bear the cost of the solicitation.
FIAC has hired Morrow Sodali to assist in the proxy solicitation process. FIAC will pay that firm its customary fee plus disbursements.
FIAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. FIAC will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 1)
General
Holders of FIAC Common Stock are being asked to approve and adopt the Business Combination and the Business Combination. FIAC stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement. The Initial Business Combination Agreement and the First Amendment are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/prospectus. Please see the section titled “— The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Because FIAC is holding a stockholder vote on the Business Combination, FIAC may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the FIAC Common Stock by the stockholders represented in person or by proxy and entitled to vote thereon at the FIAC Stockholders Meeting.
The Business Combination Agreement
The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement. Copies of the Initial Business Combination Agreement and the First Amendment are attached as Annex A-1 and Annex A-2, respectively, hereto, which are incorporated herein by reference. Stockholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Initial Business Combination Agreement or other specific dates, which may be updated prior to the Closing. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The disclosure schedules do not disclose any information material to an investment decision that is not already disclosed elsewhere in this proxy statement/prospectus.
General Description of the Business Combination Agreement
On September 12, 2023, FIAC entered into the Initial Business Combination Agreement, which was subsequently amended by the First Amendment thereto, dated as of May 1, 2024, by and among FIAC, Amalco Sub and DevvStream. Pursuant to the Business Combination Agreement, among other things:
(A)	prior to the Effective Time, FIAC will effect the SPAC Continuance and change its name to DevvStream Corp.
(B)
following the SPAC Continuance, and in accordance with the applicable provisions of the Plan of Arrangement and the BCBCA, Amalco Sub and DevvStream will amalgamate to form Amalco, and as a result of the Amalgamation, (i) each Company Share issued and outstanding immediately prior to the Effective Time will be automatically exchanged for that certain number of New PubCo Common Shares equal to the applicable Per Common Share Amalgamation Consideration, (ii) each Company Option and Company RSU issued and outstanding immediately prior to the Effective Time will be cancelled and converted into Converted Options and Converted RSUs, respectively, in an amount equal to the Company Shares underlying such Company Option or Company RSU, respectively, multiplied by the Common Conversion Ratio (and, for Company Options, at an adjusted exercise price equal to the exercise price for such Company Option prior to the Effective Time divided by the Common

Conversion Ratio), (iii) each Company Warrant issued and outstanding immediately prior to the Effective Time shall become exercisable for New PubCo Common Shares in an amount equal to the Company Shares underlying such Company Warrant multiplied by the Common Conversion Ratio (and at an adjusted exercise price equal to the exercise price for such Company Warrant prior to the Effective Time divided by the Common Conversion Ratio), (iv) each holder of Convertible Bridge Notes, if any, issued and outstanding immediately prior to the Effective Time will first receive Company Shares and then New PubCo Common Shares in accordance with the terms of such Convertible Bridge Notes, (v) Amalco will be the resulting entity in the Amalgamation and (vi) each common share of Amalco Sub issued and outstanding immediately prior to the Effective Time will be automatically exchanged for one common share of Amalco.
Consideration
The aggregate consideration to be paid to DevvStream Shareholders is that number of New PubCo Common Shares (or, with respect to Company Options, Company RSUs and Company Warrants, a number of Converted Options, Converted RSUs and Converted Warrants consistent with the aforementioned conversion mechanics) equal to (a)(i) the Reverse Split Factor multiplied by (ii)(x) $145 million plus the aggregate exercise price of all in-the-money Company Options and Company Warrants immediately prior to the Effective Time (or exercised in cash prior to the Effective Time) divided by (y) $10.20, plus (b) solely to the extent any Company Shares are required to be issued to Approved Financing Sources pursuant to Approved Financings in connection with the Closing, (i) each such Company Share multiplied by (ii) the Per Common Share Amalgamation Consideration in respect of such Company Share.
Closing
The Closing will be on a date no later than two business days following the satisfaction or waiver of all of the closing conditions. It is expected that the Closing will occur on or before August 11, 2024.
Representations and Warranties
Under the Business Combination Agreement, DevvStream made customary representations and warranties about it and its subsidiaries relating to: organization; authority; enforceability; governmental approvals; non-contravention; capitalization; financial statements; absence of certain developments; compliance with laws and carbon standards; company permits and registry accounts; carbon credits; litigation; contracts; intellectual property; tax matters; real property; personal property; title to and sufficiency of assets; information supplied for this proxy statement; brokerage; labor matters; employee benefit plans; insurance; books and records; certain business practices; environmental matters; affiliate transactions; the Investment Company Act of 1940; data protection; independent investigation; filings with the Canadian Securities regulator; the HSR Act; and the fairness opinion to be received by DevvStream from Evans & Evans, Inc.
Under the Business Combination Agreement, FIAC and Amalco Sub made customary representations and warranties relating to: organization; authority; enforceability; governmental approvals; non-contravention; capitalization; FIAC’s SEC documents, financial statements and controls; absence of certain changes; compliance with laws; actions, orders and permits; tax matters; employee matters and benefit plans; properties; contracts; affiliate transactions; the Investment Company Act of 1940; FIAC’s status as an Emerging Growth Company; brokerage; FIAC’s Trust Account; the HC Opinion, ownership of the Amalgamation Consideration (as defined in the Business Combination Agreement) and independent investigation.
Covenants of the Parties
Each party to the Business Combination Agreement has agreed to use its reasonable best efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the Interim period, including, but not limited to covenants regarding (i) the provision of access to their offices, properties, books and records, (ii) the operation of their respective businesses in the ordinary course of business, (iii) the provision of financial statements by DevvStream, (iv) filing by FIAC of its reports with the SEC, and efforts regarding Nasdaq listing requirements, (v) no solicitation of other competing transactions, (vi) no trading in securities of DevvStream or FIAC using material non-public information of DevvStream or FIAC by FIAC or DevvStream, respectively (other than to engage in the Arrangement and the Amalgamation in accordance with the Business Combination Agreement), (vii) notifications of certain breaches, consent requirements or other matters, (viii) efforts to obtain third party and regulatory approvals and comply with all government authority requirements, (ix) tax matters and transfer taxes, (x) further assurances to cooperate in order to consummate the Proposed Transactions, including with respect to the applications for the Interim Order and the Final Order and any materials to be delivered by DevvStream to its shareholders in connection with the Business Combination, (xi) a requirement for DevvStream to promptly hold its shareholder meeting and submit the Company Shareholder Approval Matters (as defined in the Business Combination Agreement) and the Proposed Transactions to the vote of its shareholders, (xii) public announcements, (xiii) confidentiality, (xiv) the New PubCo Board and executive officers of New PubCo, (xv) termination of all related party transactions, (xvi) additional financing commitments FIAC may seek to obtain and (xvii) the entry by FIAC, Sponsor and the Legacy DevvStream Holders into the Registration Rights Agreement. There are also certain customary post-Closing covenants regarding (i) indemnification of directors and officers and related insurance and (ii) use of Trust Account proceeds.
FIAC agreed, as promptly as practicable after the date of the Initial Business Combination Agreement, to prepare, with reasonable assistance from DevvStream, and file with the SEC this registration statement on Form S-4 (the “Registration Statement”), including a proxy statement/prospectus in connection with the registration under the Securities Act of (i) the New PubCo Common Shares to be issued as the Common Amalgamation Consideration, (ii) the Convertible Note Shares (as defined in the Business Combination Agreement) to be issued in respect of the Company Shares issued pursuant to the conversion of the Convertible Bridge Notes and (iii) the replacement New PubCo securities to be issued in connection with the SPAC Continuance. This Registration Statement is to contain statement proxy statement/prospectus for the purpose of soliciting proxies from FIAC stockholders to approve the Business Combination Proposal and the other SPAC Shareholder Approval Matters (as defined in the Business Combination Agreement) at the FIAC Stockholders Meeting and provide FIAC stockholders an opportunity in accordance with FIAC’s organizational documents to have their Class A Common Stock redeemed.
As promptly as practicable after the Registration Statement has become effective, DevvStream will call a meeting of its securityholders or otherwise solicit written consents in order to obtain the Required Company Shareholder Approval (as defined in the Business Combination Agreement), and DevvStream shall use its reasonable best efforts to solicit from the DevvStream securityholders proxies in favor of the Arrangement Resolution (as defined in the Business Combination Agreement) and against any resolution submitted by any person that is inconsistent with the Arrangement Resolution and the consummation of any of the Proposed Transactions.
Pursuant to the Business Combination Agreement, FIAC and DevvStream agreed to take all necessary action, including causing the directors of FIAC to resign, so that effective as of the Closing, (i) the New PubCo Board will consist of up to nine (9) individuals, five of whom shall be designated by DevvStream and reasonably acceptable to FIAC, two of whom shall be designated by FIAC and reasonably acceptable to DevvStream and up to two of whom shall be independent directors in accordance with Nasdaq requirements and SEC guidelines and mutually designated by DevvStream and FIAC and (ii) the New PubCo Board will be elected in accordance with the New PubCo Organizational Documents, Nasdaq rules and National Instrument 52-110 for audit committee purposes. At or prior to the Closing, New PubCo will provide each member of the New PubCo Board with a customary director indemnification agreement. Prior to the Closing, New PubCo will enter into employment agreements with each Key Employee (as defined in the Business Combination Agreement), each in a form mutually and reasonably agreed upon by DevvStream and FIAC and to be effective as of the Closing.
Survival and Indemnification
The representations, warranties, agreements and covenants in the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, agreements or covenants, will not survive the Closing, except for agreements or covenants which by their terms contemplate performance after the Closing, which will survive until fully performed by the applicable party in accordance with the terms of any such agreement or covenant. Notwithstanding anything to the contrary contained in the foregoing, none of the provisions set forth in the Business Combination Agreement will be deemed a waiver by any party thereto of any right or remedy which such party may have at law or in equity in the case of Fraud (as defined in the Business Combination Agreement).

Current and former directors and officers of DevvStream, FIAC and Amalco Sub will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement. The New PubCo Organizational Documents (as defined in the Business Combination Agreement), which will be effective upon the consummation of the Proposed Transactions, indemnify any current or former director or officer of New PubCo, any individual who acts or acted at New PubCo’s request as a director or officer, or in a similar capacity, of another entity and their respective heirs and legal representatives to the fullest extent permitted under the ABCA.
Conditions to the Closing
General Conditions
The obligation of the parties to consummate the Proposed Transactions is conditioned on, among other things, the satisfaction or waiver (where permissible) by FIAC and DevvStream of the following conditions: (a) the stockholders of FIAC have approved and adopted the SPAC Shareholder Approval Matters; (b) the shareholders of DevvStream have approved and adopted the Company Shareholder Approval Matters (as defined in the Business Combination Agreement); (c) absence of a Law that makes the Proposed Transactions illegal or otherwise prohibits or enjoins the parties from consummating the same; (d) the Registration Statement has been declared effective by the SEC; (e) the New PubCo Common Shares have been approved for listing on Nasdaq; (f) the shareholders of DevvStream have approved and adopted the Arrangement Resolution in accordance with the Interim Order; (g) the Interim Order and the Final Order (as such terms are defined in the Business Combination Agreement) have been obtained on terms consistent with the Business Combination Agreement; and (h) the SPAC Continuance has been consummated.
FIAC and Amalco Sub Conditions to Closing
The obligations of FIAC, and Amalco Sub to consummate the Proposed Transactions are subject to the satisfaction or waiver by FIAC (where permissible) of the following additional conditions:
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The (i) Company Specified Representations (as defined in the Business Combination Agreement) are true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of the Initial Business Combination Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date), (ii) representations and warranties set forth in Article V (other than Section 5.5) of the Initial Business Combination Agreement, are true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of the Initial Business Combination Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a Company Material Adverse Effect (as defined in the Business Combination Agreement) and (iii) the representations and warranties of DevvStream contained in Section 5.5 of the Initial Business Combination Agreement shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of the Initial Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

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DevvStream shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date.

•	There has been no event that is continuing that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
•	Each of the Key Employees (as defined in the Business Combination Agreement) shall be actively employed or engaged with DevvStream as of the Closing Date.

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DevvStream shall have delivered to FIAC a certificate, dated the Closing Date, signed by an executive officer of DevvStream, certifying as to the satisfaction of the DevvStream Representation Condition, the DevvStream Covenant Condition and the DevvStream MAE Condition (as it relates to DevvStream).

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DevvStream shall have delivered a certificate, signed by the secretary of DevvStream, certifying that true, complete and correct copies of its organizational documents, as in effect on the Closing Date, and the resolutions of DevvStream’s board of directors authorizing and approving the Proposed Transactions are attached to such certificate.

•	DevvStream shall have delivered counterparts of the Registration Rights Agreement executed by each Company Securityholder.
•	The Core Company Securityholders shall be party to the Company Support Agreements.
•	DevvStream shall have delivered executed counterparts of all Key Employment Agreements (as defined in the Business Combination Agreement).
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DevvStream shall have delivered a properly executed certification, dated as of the Closing Date, that meets the requirements of U.S. Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that DevvStream is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code).

DevvStream Conditions to Closing
The obligations of DevvStream to consummate the Proposed Transactions are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
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The (i) SPAC Specified Representations (as defined in the Business Combination Agreement) are true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of the Initial Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date), (ii) representations and warranties set forth in Articles III and IV (other than the SPAC Specified Representations and those contained in Section 3.5 and Section 4.5 of the Initial Business Combination Agreement), without giving effect to materiality, Material Adverse Effect or similar qualifications, are true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which will be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect and (iii) the representations and warranties of FIAC and Amalco Sub, respectively, contained in Section 3.5 and Section 4.5 of the Initial Business Combination Agreement shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of the Initial Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

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Each of FIAC and Amalco Sub, respectively, shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date.

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FIAC shall have delivered to DevvStream a certificate, dated the Closing Date, signed by an authorized officer of FIAC, certifying as to the satisfaction of the FIAC Representation Condition and the FIAC Covenant Condition.

•	FIAC shall have delivered to DevvStream, dated the Closing Date, signed by the Secretary of FIAC certifying that true, complete and correct copies of the FIAC organizational documents (after giving effect to the SPAC Continuance), as in effect on the Closing Date, and as to the resolutions of the FIAC Board unanimously authorizing and approving the Proposed Transactions and respective stockholders or members, as applicable, authorizing and approving the Proposed Transactions.
•	DevvStream shall have received counterparts of the Registration Rights Agreement executed by New PubCo.
•	FIAC and New PubCo shall have delivered to DevvStream resignations of certain directors and executive officers of FIAC and Amalco Sub.
Termination
The Business Combination Agreement may be terminated at any time by DevvStream and FIAC with mutual written consent and by DevvStream or FIAC, respectively, as follows:
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By FIAC or DevvStream, if (i) the Required Company Shareholder Approval (as defined in the Business Combination Agreement) is not obtained at the Company Meeting (as defined in the Business Combination Agreement), (ii) if the required approvals are not obtained at the SPAC Special Meeting, (iii) a law or order prohibits or enjoins the consummation of the Arrangement and has become final and nonappealable, or (iv) the Effective Time does not occur on or before June 12, 2024 subject to a one-time thirty (30)-day extension upon written agreement of the parties (provided, that, if the Registration Statement shall not have been declared effective by the SEC as of the Outside Date, FIAC shall be entitled to one sixty (60)-day extension upon notice to DevvStream) (provided, however, that the right to terminate the Business Combination Agreement under the clause described in this clause will not be available to a party if the inability to satisfy such conditions was due to the failure of such party to perform any of its obligations under the Business Combination Agreement).

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By FIAC or DevvStream if DevvStream’s board of directors or any committee thereof has withdrawn or modified, or publicly proposed or resolved to withdraw, the recommendation that DevvStream Shareholders vote in favor of the DevvStream Shareholder Approval or DevvStream enters into a Superior Proposal (as defined in the Business Combination Agreement).

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By DevvStream upon written notice to FIAC, in the event of a breach of any representation, warranty, covenant or agreement on the part of FIAC or Amalco Sub, such that the FIAC Representation Condition or FIAC Covenant Condition would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by FIAC within 30 Business Days after receipt of written notice thereof, or (ii) is incapable of being cured prior to the Outside Date; provided, that DevvStream will not have the right to terminate if it is then in material breach of the Business Combination Agreement.

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By FIAC upon written notice to DevvStream, in the event of a breach of any representation, warranty, covenant or agreement on the part of DevvStream, such that DevvStream Representation Condition or DevvStream Covenant Condition would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by DevvStream within 30 Business Days after receipt of written notice thereof, or (ii) is incapable of being cured prior to the Outside Date; provided, that FIAC will not have the right to terminate the Business Combination Agreement if it is then in material uncured breach of the Business Combination Agreement.

•	By FIAC upon written notice to DevvStream if there has been a Company Material Adverse Event which is not cured by DevvStream within 30 business days after receipt of written notice thereof.
Waiver
DevvStream agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account held for FIAC stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).
Fees and Expenses
The Business Combination Agreement provides for the following with respect to expenses related to the Proposed Transactions:

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If the Proposed Transactions are consummated, New PubCo will bear Expenses of the parties, including the SPAC Specified Expenses all deferred expenses, including any legal fees of the FIAC IPO due upon consummation of a Business Combination, (as defined in the Business Combination Agreement) and any Excise Tax Liability. The Excise Tax Liability was incurred in connection with two meetings of the stockholders of FIAC to extend the date upon which a business combination could occur, where upon holders of 21,282,422 shares of Class A Common Stock properly exercised their right to redeem their shares. This resulted in an excise tax liability in the amount of $2,235,006 as of December 31, 2023.

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If (a) FIAC or DevvStream terminate the Business Combination Agreement as a result of a mutual written consent, the Required SPAC Shareholder Approval (as defined in the Business Combination Agreement) not being obtained, or the Effective Time not occurring by the Outside Date or (b) DevvStream terminates the Business Combination Agreement due to a breach of any representation or warranty by FIAC or Amalco Sub, then all expenses incurred in connection with the Business Combination Agreement and the Proposed Transactions will be paid by the party incurring such expenses, and no party will have any liability to any other party for any other expenses or fees.

•
If (a) FIAC or DevvStream terminate the Business Combination Agreement due to the Required Company Shareholder Approval (as defined in the Business Combination Agreement) not being obtained or (b) DevvStream terminates the Business Combination Agreement due to a change in recommendation, or the approval, or authorization by the DevvStream Board entering into a Superior Proposal or (c) FIAC terminates the Business Combination Agreement due to a breach of any representation or warranty by DevvStream, DevvStream will pay to FIAC all expenses incurred by FIAC in connection with the Business Combination Agreement and the Proposed Transactions up to the date of such termination (including (i) SPAC Specified Expenses incurred in connection with the transactions, including SPAC Extension Expenses (as defined in the Business Combination Agreement) and (ii) any Excise Tax Liability provided that, solely with respect to Excise Tax Liability, notice of such termination is provided after December 1, 2023).

Trust Account Waiver
DevvStream agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account held for its public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).
Governing Law and Dispute Resolution
The Business Combination Agreement is governed by, and construed in and interpreted in accordance with the Laws of the State of Delaware, and the parties are subject to the non-exclusive jurisdiction of the courts of the State of Delaware, and each party waived its rights to a jury trial in connection therewith.
Related Agreements
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (collectively, the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, copies of each of which are attached hereto, as noted below. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.
Sponsor Side Letter
In connection with signing the Initial Business Combination Agreement, FIAC and the Sponsor entered into the Sponsor Side Letter, pursuant to which the Sponsor agreed to forfeit (i) 10% of its Class B Common Stock effective as of the consummation of the SPAC Continuance at the Closing of the Proposed Transactions and (ii) with the Sponsor’s consent, up to 30% of its Class B Common Stock and/or warrants in connection with financing or non-redemption arrangements, if any, entered into prior to consummation of the Business Combination if any, negotiated by the Effective Date. Pursuant to the Sponsor Side Letter, the Sponsor also agreed to (1) certain transfer restrictions with respect to FIAC securities, lock-up restrictions (terminating upon the earlier of: (A) 360 days after the Closing Date, (B) a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their equity for cash, securities or other property or (C) subsequent to the Closing Date, the closing price of the New PubCo Common Shares equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing) and (2) to vote any FIAC Common Stock held by it in favor of the Business Combination Agreement, the Arrangement Resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing.
The foregoing description of the Sponsor Side Letter is qualified in its entirety by reference to the full text of the Sponsor Side Letter and the Sponsor Side Letter Amendment, the forms of which are attached hereto as Annex I-1 and Annex I-2, respectively.
Company Support and Lock-up Agreement
In connection with signing the Initial Business Combination Agreement, DevvStream, FIAC and the Core Company Securityholders entered into the Company Support Agreements, dated September 12, 2023, pursuant to which (i) each of the Core Company Securityholders agreed to vote any Company Shares held by him, her or it in favor of the Business Combination Agreement, the Arrangement Resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing, and (ii) each of the Core Company Securityholders has agreed to certain transfer restrictions with respect to DevvStream securities prior to the Effective Time and lock-up restrictions with respect to the New PubCo Common Shares to be received by such Core Company Securityholder under the Business Combination Agreement, which lock-up restrictions are consistent with those agreed to by the Sponsor in the Sponsor Side Letter.
The foregoing description of the Company Support Agreements is qualified in its entirety by reference to the full text of the Company Support Agreements, the form of which is attached hereto as Annex E.
Registration Rights Agreement
At the Closing, it is anticipated that FIAC, the Sponsor, and the Legacy DevvStream Holders will enter into the Registration Rights Agreement, pursuant to which, among other things, the Legacy DevvStream Holders and the Sponsor will be granted customary registration rights with respect to shares of the post-Business Combination company. Specifically, within 60 days after the Closing, New PubCo is required to file a registration statement to register the resale of (i)    New PubCo Common Shares that will be issued to Sponsor in exchange for its FIAC Common Stock, (ii)    Converted Private Placement Warrants, (iii)    New PubCo Common Shares underlying the Converted Private Placement Warrants, (iv)    New PubCo Common Shares that will be issued to the Legacy DevvStream Holders in exchange for their Company Shares, (v)    Converted Warrants, (vi)    New PubCo Common Shares underlying the Converted Warrants and (vii)    any New PubCo Common Shares, Converted Warrants or Converted Private Placement Warrants otherwise acquired or owned by Sponsor or any Legacy DevvStream Holder following the Closing, to the extent such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an affiliate (as defined in Rule 144) of New PubCo. Because the Sponsor and the Legacy DevvStream holders acquired their New PubCo Common Shares at an effective price that is less than FIAC’s IPO price of $10.00 per FIAC Unit, such persons may have an incentive to sell such securities even if the trading price of New PubCo Common Shares is less than $10.00 per share following the Closing. Therefore, upon the effectiveness of the aforementioned registration statement and the expiration of any applicable lock-up restrictions, the market price of New PubCo Common Shares may experience negative selling pressure from potential sales by the Sponsor and the Legacy DevvStream Holders. The Registration Rights Agreement will also provide the Sponsor and the Legacy DevvStream Holders with demand and “piggy-back” registration rights, subject to certain requirements and customary conditions. The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement, the form of which is attached hereto as Annex D.

Interests of FIAC’s Directors and Officers in the Business Combination
When you consider the recommendation of FIAC Board in favor of approval of the Proposals, you should keep in mind that FIAC directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:
•
unless FIAC consummates an initial business combination, FIAC’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on FIAC’s behalf. As of July 8, 2024, the Sponsor, officers and directors and their respective affiliates have approximately $40,000 in outstanding reimbursable out-of-pocket expenses. However, the Sponsor, officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed;

•
the Sponsor and directors and officers of FIAC paid an aggregate of $25,000 (or approximately $0.003 per share) for their shares of Class B Common Stock and $11,200,000 (or $1.00 per warrant) for the Private Placement Warrants and such securities will have a significantly higher value at the time of the Business Combination. Such shares had an aggregate market value of approximately $   million based upon the closing price of the Class A Common Stock of $   per share on Nasdaq on   . As a result of the nominal price of $0.003 per share of Class B Common Stock paid by the Sponsor and the directors and officers of FIAC compared to the recent market price of the Class A Common Stock, the Sponsor and its affiliates are likely to earn a positive rate of return on their investments in the Class B Common Stock even if the holders of Class A Common Stock experience a negative rate of return on their investments in the Class A Common Stock;

•
as a condition to the FIAC IPO, the Class B Common Stock became subject to a lock-up whereby, subject to certain limited exceptions, the Founder Shares cannot be transferred until the earlier of (A) one year after the completion of FIAC’s initial business combination; (B) subsequent to FIAC’s initial business combination, when the reported last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing at least 150 days after FIAC’s initial business combination, or the date on which FIAC completes a liquidation, merger or similar transaction that results in all of FIAC’s stockholders having the right to exchange their shares for cash, securities or other property;

•	the Sponsor and directors and officers of FIAC have agreed not to redeem any Class A Common Stock they hold in connection with a stockholder vote to approve a proposed initial business combination;
•
if the Business Combination is not completed, the Sponsor will not have the potential ownership interest of approximately 27.4% in the No Redemption Scenario or 30.1% in the Maximum Redemption Scenario;

•
if FIAC does not complete an initial business combination by November 1, 2024, a portion of the proceeds from the sale of the Private Placement Warrants and Class B Common Stock will be included in the liquidating distribution to FIAC’s public stockholders. In such event, the 750,000 Founder Shares and 11,200,000 shares of Class A Common Stock underlying the Private Placement Warrants, all of which are held by the Sponsor, directors and officers, would be worthless because they are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $   as of   , based on the closing price per share of Class A Common Stock of $   per share on Nasdaq on   . Additionally, the Private Placement Warrants will expire worthless if the Trust Account is liquidated, including in the event FIAC is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify FIAC to ensure that the proceeds in the Trust Account are not reduced below $10.20 per share of Class A Common Stock by the claims of prospective target businesses with which FIAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to FIAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account, and shall not apply to any claims under FIAC’s indemnity of the underwriter in the FIAC IPO against certain liabilities;
•
certain of FIAC's directors, officers and affiliates have purchased $500,000 of Convertible Bridge Notes, which are convertible into Company Shares at a 25% discount to DevvStream's 20-day volume weighted average price, subject to a floor of $2.00 per share, which shares will be converted into New PubCo Common Shares upon the consummation of the Business Combination;

•
the Sponsor has extended the Sponsor Working Capital Loans to FIAC in order to provide FIAC with additional working capital, which such amounts may not be repaid if FIAC does not complete an initial business combination; and

•
the Sponsor (including its representatives and affiliates) and FIAC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to FIAC. The Sponsor and FIAC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to FIAC completing its initial business combination. FIAC’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to FIAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in FIAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to FIAC, subject to applicable fiduciary duties. The FIAC Charter provides that FIAC renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of FIAC and such opportunity is one FIAC is permitted to complete on a reasonable basis, and to the extent the director or officer is permitted to refer that opportunity to FIAC without violating another legal obligation. FIAC, however, does not believe that the waiver of the application of the “corporate opportunity” doctrine in the FIAC Charter had any impact on its search for a potential business combination.

Interests of DevvStream’s Directors and Officers in the Business Combination
When DevvStream Shareholders and other interested persons consider the recommendation of the DevvStream Board in favor of approval of the Business Combination, such persons should keep in mind that the directors and officers of DevvStream may have interests in the Business Combination and other Proposals that may be different from, or in addition to, those of DevvStream Shareholders generally. These interests include, among other things:
•	Sunny Trinh, Chris Merkel, David Goertz and Bryan Went are expected to serve as executive officers of the Combined Company after consummation of the Business Combination;
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Michael Max Bühler, Stephen Kukucha, Jamila Piracci, Ray Quintana and Tom Anderson, who currently serve on the DevvStream Board, may serve as directors of the Combined Company after consummation of the Business Combination, and DevvStream may nominate one or more of its existing directors to serve on the board of the Combined Company after consummation of the Business Combination; and

•
upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, DevvStream’s executive officers are expected to receive grants of stock options and restricted stock units under the Equity Incentive Plan from time to time as determined by the Compensation Committee. In addition, the outstanding DevvStream Options granted to DevvStream’s executive officers and directors under DevvStream’s stock option plan prior to Closing will be assumed and converted to options under the Equity Incentive Plan effective as of the Closing.

Ownership of New PubCo after the Business Combination
It is anticipated that, upon the completion of the Business Combination, FIAC’s public stockholders will retain an ownership interest of approximately 9.1% of the outstanding capital shares of the Combined Company, the Sponsor will retain an ownership interest of approximately 27.4% of the outstanding capital shares of the

Combined Company and the DevvStream securityholders will own approximately 63.5% of the outstanding capital shares of the Combined Company. The foregoing ownership percentages with respect to the Combined Company following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any shares by FIAC’s public stockholders in connection with the Business Combination and (ii) no awards are issued under the Equity Incentive Plan. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by FIAC’s existing stockholders in the Combined Company will be different. Because the level of stockholder redemptions will not be known until the FIAC Stockholders Meeting, holders of Class A Common Stock will not know at the time of the vote the percentage of the Combined Company’s outstanding capital stock that they will hold.
Certificate of Incorporation; Bylaws
Pursuant to the Business Combination Agreement, upon the SPAC Continuance, the FIAC Charter will be replaced by the New PubCo Governing Documents, subject to, among other matters, the approval of the SPAC Continuance Proposal by FIAC stockholders. See “The SPAC Continuance Proposal (Proposal 2).”
Name and Headquarters of the Combined Company
The name of the Combined Company will be DevvStream Corp. and its principal executive offices will be located in Vancouver, British Columbia.
Background of the Business Combination
FIAC is a blank check company which was incorporated on February 23, 2021 in Delaware and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
The terms of the Business Combination Agreement and the related ancillary documents are the result of arm’s-length negotiations between FIAC, DevvStream and their respective representatives and advisors. The following is a brief description of the background of such negotiations and summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation or communication among the parties to the Business Combination Agreement or their representatives.
On March 15, 2021, prior to FIAC’s Initial Public Offering, Sponsor subscribed for an aggregate of 7,187,500 shares of Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.003 per share. Prior to such investment by Sponsor, FIAC had no assets, tangible or intangible. On October 6, 2021, Sponsor surrendered 1,437,500 shares of Class B Common Stock for no consideration, resulting in Sponsor holding 5,750,000 shares of Class B Common Stock. On December 21, 2023, Sponsor converted 5,000,000 shares of Class B Common Stock into Class A Common Stock pursuant to the FIAC Charter, resulting in Sponsor holding 750,000 shares of Class B Common Stock.
On November 1, 2021, FIAC consummated its Initial Public Offering of 23,000,000 FIAC Units at a price of $10.00 per unit generating gross proceeds of $230,000,000 (before underwriting discounts and commissions and offering expenses). FIAC also granted underwriters an option to purchase an additional 3,000,000 FIAC Units at the Initial Public Offering price to cover over-allotments, which was fully exercised by the underwriters. Each unit consists of one share of FIAC Class A Common Stock and one-half of one redeemable FIAC Warrant. Each FIAC Warrant entitles the holder thereof to purchase one share of FIAC Class A Common Stock at an exercise price of $11.50 per share, subject to certain adjustments.
Simultaneously with the consummation of its Initial Public Offering, FIAC consummated the Private Placement of 11,200,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, issued to Sponsor, generating gross proceeds of $11,200,000. Each Private Placement Warrant entitles the holder thereof to purchase one share of FIAC Class A Common Stock at an exercise price of $11.50 per share, subject to certain adjustments. The purchase price of the Private Placement Warrants was added to the net proceeds of the FIAC IPO such that the Trust Account held $234,600,000 of net proceeds at the close of the Initial Public Offering for the benefit of the FIAC public stockholders.
Prior to the consummation of its Initial Public Offering, neither FIAC, nor anyone on its behalf, selected a target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with a target business.

After its Initial Public Offering, FIAC commenced an active search for businesses and assets to pursue a business combination. Representatives of FIAC contacted and were contacted by numerous companies, advisors and other persons with respect to potential transactions. FIAC had contact with numerous potential business combination targets and/or their advisors, which, among other considerations, (i) were motivated to fulfill FIAC’s mission and be positioned as, or further developed as, a social-forward company, (ii) were excited about working with FIAC to realize both shareholder and social value, (iii) were positioned to materially benefit from FIAC’s officers’ and directors’ relationships and knowledge of the target’s industry, (iv) had a strong and experienced management team with a clear vision to either maintaining or creating sustainable cash flows, as applicable and (v) were positioned to benefit from the increased ability to access capital that a public listing would provide and the merits of being a social-forward company.
FIAC evaluated numerous potential business combination targets in addition to DevvStream, and engaged in varying levels of discussions, negotiations and due diligence with respect to those targets based on, among other factors, interest from, and due diligence access granted by, such targets and the terms on which such targets were willing to consider a potential transaction with FIAC (including with respect to valuation). FIAC’s due diligence efforts with potential business combination targets (which included, in many instances, meetings with the senior management of the companies and their respective advisors) included, among other things, investigation and review of (depending on the target): business plan and financial projections (including assumptions, opportunities and risks underlying such plan and projections); historical and expected financial performance; macroeconomic trends impacting the business and the industry in which it operates; competitive positioning versus comparable companies in the applicable industry; growth opportunities; performance history of the senior management team; the target’s technology; potential impact from trends in the overall economy and industry in which the target operates; regulatory environment and benefits/challenges related to such target engaging in a potential transaction with FIAC and becoming a public company thereafter.
Of the approximately 300 potential business combination targets it had identified, FIAC entered into non-disclosure agreements with over 100 (including DevvStream) that FIAC believed were most suitable for a potential business combination, based on, among other things, its and its advisors’ preliminary due diligence and evaluation and analysis. FIAC engaged in varying levels of discussions, due diligence, evaluation, analysis and negotiations with the potential business combination targets with whom it entered into non-disclosure agreements, based on, among other factors: (i) interest from, and due diligence access granted by, each target; (ii) FIAC’s representatives’ and advisors’ evaluations of which targets could best satisfy FIAC’s key criteria for a business combination target; (iii) the receptivity to, or preparedness of, each target with respect to a business combination; and (iv) the terms on which each target was willing to consider a potential business combination. FIAC’s due diligence, evaluation and analysis involved, among other things, due diligence with respect to, and evaluating and analyzing, each potential business combination target’s business (including its existing and potential product or service offerings), technology, historical and projected future performance (as well as other financial information and growth opportunities), management team (as well as its ability to lead a public company) and competitive positioning. Once such preliminary discussions and diligence were completed, FIAC determined to submit indications of interest with respect to approximately 22 potential business combination targets (including DevvStream) that FIAC believed were most suitable for a potential business combination (the “Initial Business Combination Pool”), based on, among other things, its and its advisors’ preliminary due diligence and evaluation and analysis (including, in some instances, resubmissions of indications of interest following such submissions). None of the subsequent negotiations with the Initial Business Combination Pool ultimately resulted in an executed letter of intent, other than with respect to DevvStream and “Company A,” a home appliance provider (as discussed below).
Other that with respect to DevvStream and Company A, FIAC ultimately determined not to proceed with the Initial Business Combination Pool for a variety of reasons, including because (i) the potential counterparty pursued an alternative transaction or strategy, (ii) the potential counterparty did not meet the valuation expectations of FIAC, (iii) based on initial due diligence findings conducted by FIAC’s management, the potential counterparty did not meet the expectations of FIAC in terms of business quality, growth opportunities or otherwise or (iv) FIAC concluded that the opportunity was not as well suited for FIAC (including as compared to DevvStream’s business combination opportunity once FIAC was made aware of such opportunity). Specifically, of the 21 members of the Initial Business Combination Pool (excluding DevvStream), 47% elected not to proceed with a SPAC transaction, 43% were eliminated from FIAC’s screening process in light of on diligence findings and / or value considerations, and 10% were lost in competitive processes.

On January 17, 2023, DevvStream Common Shares commenced trading on the NEO Exchange. In late January 2023, DevvStream management evaluated DevvStream’s capital needs and explored further financing options, including PIPE investments and debt instruments. During this time, DevvStream management spoke to and met with approximately 100 potential investors, including banks, high-net worth individuals, family investment offices and various investment funds. Like a majority of DevvStream’s then-current investors, most of these potential investors were located in Canada. Prior to going public, DevvStream engaged Raymond James Financial (“Raymond James”) and Canadian Imperial Bank of Commerce (“CIBC”) on November 30, 2022 to co-lead a $20,000,000 financing effort, with Jett Capital also participating in the syndicate.
However, by early February 2023, the capital market for carbon credit companies in Canada was declining due, in large part, to underperformance by other carbon companies on the NEO Exchange. This declining carbon market and inadequate short-term capital in the Canadian markets coupled with the lack of publicly-traded carbon companies in the U.S. and an increasing interest in ESG companies in the U.S. led DevvStream management to explore a potential business combination with U.S. special purpose acquisition companies.
During January and February 2023, Sunny Trinh spoke to or met with each of the DevvStream Board members to summarize and discuss efforts by DevvStream management to finance DevvStream’s capital needs. Following these discussions, in February 2023, the DevvStream Board and management team decided to engage Jett Capital as lead advisor to assist with a SPAC transaction given their prior experience with such transactions. Jett Capital introduced DevvStream to four special purpose acquisition companies, including FIAC.
On February 11, 2023, the FIAC management team was first introduced to Company A following a market overview provided by its financial advisors, Cohen & Company (“Cohen”).
On February 17, 2023, representatives of FIAC and DevvStream and their respective advisors met virtually to discuss DevvStream’s business. On February 21, 2023, FIAC and DevvStream executed a confidentiality agreement under which FIAC and DevvStream agreed to exchange confidential information for purposes of further evaluating and, if each party saw fit, pursuing, negotiating and consummating a potential business combination transaction (the “DevvStream NDA”). Following the execution of the DevvStream NDA, on February 21, 2023 and February 22, 2023, the FIAC management team and Jett Capital met virtually to discuss topics in connection with FIAC’s ongoing business diligence of DevvStream.
On February 23, 2023, DevvStream provided FIAC and its representatives with access to a virtual data room and otherwise began providing business and financial due diligence materials to FIAC and its representatives in connection with FIAC’s evaluation of a potential business combination transaction.
On February 27, 2023, members of management of FIAC and DevvStream and their respective advisors met virtually to discuss DevvStream’s business model and outlook and address supplemental business diligence inquiries from FIAC.
Between then and March 11, 2023, members of management of FIAC and DevvStream and their respective advisors held a series of virtual meetings in which they negotiated the financial and other terms of a potential business combination transaction, including DevvStream’s valuation, consideration to be received by DevvStream Shareholders, minimum cash conditions, PIPE funding commitments and New PubCo’s Board composition. The parties also discussed the scope and process for FIAC’s due diligence review of DevvStream in connection with its evaluation of the potential business combination transaction, as well as the overall timeline and process with respect to the potential business combination transaction.
On March 1, 2023, representatives of FIAC and Company A met in person. Throughout March 2023, representatives of FIAC and DevvStream and their respective advisors met virtually and in person to conduct key business and financial diligence including a review of DevvStream’s operations, management, contracts, partnerships, financial models and projections and competitors in the carbon market, and discuss valuation considerations. On March 7, 2023, the FIAC management team and Jett Capital held a virtual meeting to discuss DevvStream’s valuation.
On March 12, 2023, FIAC provided DevvStream an initial non-binding letter of intent with respect to a potential business combination transaction (the “Letter of Intent”). This initial version of the Letter of Intent included a $150,000,000 to $200,000,000 enterprise value of DevvStream, with up to 20% to 30% of consideration issuable to DevvStream Shareholders subject to vesting based on the volume weighted average price (“VWAP”) of the New PubCo Common Shares. Further, this version of the Letter of Intent included (i)

customary lock-up restrictions and registration rights for Sponsor, (ii) forfeiture by Sponsor of 10% of its Founder Shares and Private Placement Warrants in connection with the business combination transaction, and (iii) rights for FIAC to designate two individuals to the initial New PubCo Board.
On March 14, 2023, March 15, 2023, and March 22, 2023, FIAC, DevvStream and their respective representatives met in person to discuss the Letter of Intent, the mechanics of the business combination transaction and DevvStream’s business model and operations, and followed such discussions with numerous meetings via video conference. Following these discussions, on March 19, 2023, DevvStream provided FIAC with a revised version of the Letter of Intent, which provided (i) full acceleration of unvested consideration following a change of control of New PubCo, (ii) a minimum cash condition and PIPE commitment (in each case, in amounts to be determined), (iii) a cap on expenses incurred by FIAC in connection with the business combination transaction (in an amount to be determined), and (iv) seven designees for the initial New PubCo Board, with five directors (including the Chairperson) to be designated by DevvStream and two directors to be designated by FIAC.
During the two weeks following delivery of the revised Letter of Intent, FIAC, DevvStream and their respective advisors and representatives continued discussions regarding the Letter of Intent, the capital requirements for the post-combination company, and financing efforts in connection with a potential business combination and agreed to key parameters of a potential business combination, including (i) a $175,000,000 enterprise value of DevvStream, with 20% of consideration issuable to DevvStream Shareholders subject to vesting terms based on the VWAP of the New PubCo Common Shares (without acceleration upon a change of control) and (ii) no minimum cash consideration or PIPE commitment. Following these discussions, on April 8, 2023, FIAC provided DevvStream with a revised version of the Letter of Intent, including the agreed-upon parameters and forfeiture by Sponsor of up to 30% of its Founder Shares and Private Placement Warrants in connection with securing third-party financing support or non-redemption agreements from FIAC public stockholders. Between April 11, 2023 and April 27, 2023, FIAC, DevvStream and representatives of Jett Capital and Three Peaks Capital (who provided DevvStream assistance and counsel throughout its engagement with FIAC alongside Jett Capital) met on multiple occasions via video conference to discuss the revised Letter of Intent, the capital raise process, carbon pricing and DevvStream’s financial model.
On April 19, 2023, the FIAC management team met in person with the Company A management team and its owners. Following entry into a letter of intent with Company A in late April 2023, the FIAC management team worked closely with Cohen and Kirkland & Ellis LLP (“Kirkland”) to seek financing in support of a potential business combination with Company A (the “Company A Business Combination”).
On May 2, 2023, the DevvStream Board met via video conference to discuss DevvStream’s capital needs and various financing options and provide an update with respect to the potential business combination with FIAC. During this meeting, Mr. Anderson and Mr. Trinh explained the terms of the Letter of Intent to the DevvStream Board and discussed with the DevvStream Board a potential PIPE financing to occur concurrent with the potential business combination with FIAC. Following such discussion, the DevvStream Board approved DevvStream’s entry into the Letter of Intent. Between May 3, 2023 and May 7, 2023, Mr. Anderson, Mr. Trinh and the rest of the directors communicated regularly via e-mail to address and discuss remaining open issues in the Letter of Intent.
On May 7, 2023, the DevvStream Board met via video conference to discuss DevvStream’s capital needs and updates with respect to efforts by DevvStream management to secure necessary financing. During this meeting, Mr. Trinh summarized preliminary discussions between DevvStream management and four SPACs, including continuing interest from two such SPACs (including FIAC). The DevvStream Board also discussed alternatives in the event DevvStream were unable to consummate such a business combination, including listing DevvStream’s capital stock on additional exchanges. Following this discussion, the DevvStream Board concluded that DevvStream management should continue to pursue a potential transaction with FIAC.
On May 8, 2023, FIAC and DevvStream executed the Letter of Intent, which reflected, among other things, the following final negotiated terms: (i) a $175,000,000 enterprise value of DevvStream (based on multiple valuation methodologies, including comparable company trading multiples, discounted cash flow analysis and project-by-project analysis), with 20% of consideration issuable to DevvStream Shareholders subject to vesting terms based on the VWAP of the New PubCo Common Shares, (ii) a 360-day lock-up period for trading of New PubCo Common Shares by Sponsor and the directors, officers and certain shareholders of DevvStream,

(iii) registration rights provided to Sponsor and the directors, officers and certain shareholders of DevvStream, (iv) customary voting and support agreements to be executed by Sponsor and DevvStream, (v) forfeiture by Sponsor of up to 30% of its Founder Shares and Private Placement Warrants, in connection with securing third-party financing support or non-redemption agreements from FIAC public stockholders and (vi) a binding mutual 30-day exclusivity period.
On May 9, 2023, the FIAC Board met via video conference to discuss updates to FIAC’s business combination process and was briefed on FIAC’s intention to pursue a business combination with both DevvStream and Company A and key terms of such business combination, including transaction structure and consideration.
On May 24, 2023, FIAC, DevvStream and their respective legal counsel and financial advisors met via video conference to discuss the process, timeline and documentation involved with the business combination transaction.
Between May 24, 2023 and September 12, 2023, FIAC, DevvStream and their respective representatives and advisors held several meetings in person and met on a weekly basis via video conference to discuss due diligence efforts, capital raise strategy and marketing, necessary audits of DevvStream’s financial statements, carbon pricing models and carbon credit buyers, and key terms and conditions of the business combination transaction.
Throughout June 2023, DevvStream met on numerous occasions via video conference with Jett Capital to discuss opportunities to finance its ongoing operations prior to the consummation of the business combination, including equity offerings, convertible notes and various debt options. On June 27, 2023, DevvStream met in person with Jett Capital and Macquarie Capital to discuss potential financing projects and the purchase of carbon credits.
Between early June and July 2023, members of management of FIAC and Company A had virtual meetings on a weekly basis. In connection with seeking financing for the Company A Business Combination, between June and August 2023, Company A had discussions with a number of potential debt and equity investors and agreed to establish a process to share confidential and material non-public information related to the Company A Business Combination, including a management presentation, with potential investors in support of the Company A Business Combination. Company A and its advisers conducted numerous introductory calls, management presentations and follow-up calls with investors regarding the Company A Business Combination. Additionally, Company A entered into non-disclosure agreements with select investors and provided such investors access to a data room containing additional information regarding the Company A Business Combination. Company A received several indications of interest from investors regarding the provision of financing for the Company A Business Combination.
Between June and August 2023, FIAC discussed the structure and valuation of the Business Combination with Kirkland and Cohen on a regular basis.
Between June 1, 2023 and September 12, 2023, Kirkland provided DevvStream with diligence requests for additional information regarding DevvStream’s and its subsidiaries’ business and operations, including with respect to employee benefits, executive compensation, real estate holdings, technology and intellectual property, environmental, health and safety considerations, international trade and national security matters, and corporate matters.
On June 8, 2023, Kirkland organized a diligence call with DevvStream, its management and its legal and financial advisors, during which Kirkland asked DevvStream further detailed diligence questions with respect to DevvStream’s operations and business.
On each of July 5, 2023 and August 15, 2023, the parties agreed to extend the exclusivity period set forth in the Letter of Intent through August 6, 2023 and September 14, 2023, respectively, based on the parties’ continued progress towards execution of definitive transaction documentation.
On July 13, 2023, the DevvStream Board met via video conference to discuss the status of the potential business combination with FIAC. During this meeting, Mr. Trinh provided an update with respect to public announcement of DevvStream’s execution of the Letter of Intent, timing of the Initial Business Combination Agreement and options for financing DevvStream’s operations during the period prior to the consummation of the business combination. The DevvStream Board also discussed the retention of a reputable independent financial advisor to provide an opinion regarding the fairness, from a financial point of view, of the consideration to be paid to DevvStream in connection with a business combination with FIAC. Following discussion, including with respect to the identity of potential independent financial advisors, the DevvStream Board directed DevvStream’s management to have discussions with Evans & Evans, Inc. (“Evans & Evans”) regarding a potential engagement with respect to such opinion. Following these discussions, DevvStream engaged as Evans & Evans as independent financial advisors.
On July 18, 2023, Kirkland distributed the initial draft of the Initial Business Combination Agreement to Morrison & Foerster LLP (“Morrison Foerster”), DevvStream’s U.S. counsel. On July 20, 2023, DevvStream and representatives of Morrison Foerster and DevvStream’s Canadian counsel, McMillan LLP (“McMillan”), met via video conference to discuss comments to the initial draft of the Initial Business Combination Agreement. On July 24, 2023 and July 31, 2023, Kirkland and Morrison Foerster met via video conference to discuss material key terms in the Initial Business Combination Agreement including each party’s termination rights, payment of termination fees and expenses and treatment of DevvStream’s convertible securities in connection with the business combination. Following these discussions, on August 3, 2023, Morrison Foerster delivered a revised draft of the Initial Business Combination Agreement to Kirkland, which included (i) no-shop obligations applicable to both FIAC and DevvStream, (ii) DevvStream termination rights upon a breach of such obligations by FIAC or the occurrence of certain material adverse effects, (iii) removal of all termination fees, and (iv) an obligation that Sponsor personally satisfy any of FIAC’s transaction-related expenses not otherwise covered by funds left in the Trust Account following the consummation of the business combination.
In conjunction with the negotiation of the Initial Business Combination Agreement, FIAC continued to conduct market and company-specific due diligence with respect to DevvStream. As a result of its continued diligence efforts, the FIAC management team adjusted its internal model to reflect changes in its internal assessments of three key valuation factors: (i) market pricing of carbon credits, (ii) expected delays in DevvStream’s carbon credit generation and (iii) DevvStream’s reduced total carbon credit production, which reduced total EBITDA estimates for calendar year 2024 by approximately 50% from the initial EBITDA projections DevvStream had provided to FIAC. This reduction in DevvStream’s estimated profitability, when combined with adjusted market multiples, reduced DevvStream’s estimated pre-money valuation from $175M to approximately $139M (the “DevvStream Total Estimated Pre-Money Valuation”). In connection with this reduction in the DevvStream Total Estimated Pre-Money Valuation, Sponsor agreed to forfeit 10% of its Founder Shares at the closing of the business combination, thus bringing the DevvStream Total Estimated Pre-Money Valuation to $145M (such updated valuation, the “Adjusted DevvStream Valuation”).
On July 25, 2023, FIAC retained Zukin Certification Services, LLC (“Zukin”) to conduct a review of the basis for the projections of future financial performance provided by DevvStream and the underlying assumptions thereof.
On August 7, 2023, the FIAC management team submitted a presentation on DevvStream and the terms of the Business Combination, including the Adjusted DevvStream Valuation, to the FIAC Board.
On August 8, 2023, FIAC engaged Houlihan Capital, LLC (“Houlihan”) as its financial advisor to render a written opinion as to whether, as of the date of such opinion, the Business Combination is fair to FIAC stockholders from a financial point of view.
On August 10, 2023, members of the management teams of FIAC and DevvStream met via video conference to discuss deal valuation and key terms and conditions of the business combination. As a result of these discussions, FIAC and DevvStream agreed (i) to remove any vesting consideration and adjust the enterprise value of DevvStream in the transaction to $145,000,000 and (ii) that Sponsor would forfeit 10% of its Founder Shares and Private Placement Warrants in addition to up to 30% shares and warrants earmarked for potential financing and non-redemption arrangements.
On August 12, 2023, Kirkland and Morrison Foerster discussed via telephone the revised draft of the Initial Business Combination Agreement and remaining unresolved key terms therein, including termination fees, reimbursement of transaction-related expenses and conversion of DevvStream securities issued pursuant to any bridge financing agreements that might be executed by DevvStream prior to the consummation of the business combination. Following this discussion, on August 16, 2023, Kirkland distributed a revised draft of the Initial Business Combination Agreement to Morrison Foerster, which (i) eliminated DevvStream’s termination rights upon a breach of FIAC’s no-shop obligations or the occurrence of certain material adverse effects and (ii) included various termination fees payable upon certain termination events (including FIAC’s excise tax liability and an additional $1,000,000 fee payable upon a DevvStream termination to accept a superior transaction proposal).
Between August 21, 2023 and September 12, 2023, FIAC, Kirkland and Stikeman Elliott LLP (“Stikeman”), on the one hand, and DevvStream, Morrison Foerster and McMillan, on the other hand, distributed, exchanged and agreed upon numerous drafts of the DevvStream Support and Lock-up Agreement, the Registration Rights Agreement, the Convertible Bridge Note Subscription Agreement (and Form of Convertible Bridge Note), the Sponsor Side Letter, the Support and Lock-up Agreement and the governance documents for the post-combination company (the “Ancillary Agreements”). Over the same period of time, Kirkland, Stikeman, Morrison Foerster and McMillan held numerous conference calls, including biweekly calls, to negotiate certain key terms and conditions of the Ancillary Agreements. For further information related to these agreements, please see “The Business Combination Proposal (Proposal 1) — The Business Combination Agreement — Related Agreements.”
On August 24, 2023, the DevvStream Board met via video conference to discuss DevvStream’s latest operations and financing efforts and the status of the potential business combination with FIAC. During this meeting, Mr. Trinh presented an update including (i) DevvStream’s stock price, pipeline, staff and customer offerings, (ii) the Initial Business Combination Agreement and (iii) DevvStream’s short-term financing options during the period prior to the consummation of the Business Combination (including the Convertible Bridge Financing).
On August 25, 2023, FIAC, DevvStream and their respective advisors met via video conference to discuss and resolve the remaining outstanding key terms in the Initial Business Combination Agreement. As a result of these discussions, FIAC and DevvStream agreed that (i) DevvStream would be responsible for FIAC’s excise tax liability if the Business Combination Agreement were terminated pursuant to certain termination rights, (ii) neither party would have a cap on transaction-related expenses, but would be required to schedule payees of such expenses and (iii) forfeiture by Sponsor of FIAC securities in connection with the business combination transaction would be limited to its Founder Shares. Between August 28, 2023 and September 11, 2023, Kirkland and Morrison Foerster exchanged revised drafts of the Initial Business Combination Agreement, which resulted in (a) FIAC expense reimbursement by DevvStream (including SPAC Specified Expenses (as defined in the Business Combination Agreement) incurred in connection with the transactions, including SPAC Extension Expenses and any Excise Tax Liability; provided that, solely with respect to Excise Tax Liability, notice of such termination is provided after December 1, 2023) if (1) FIAC or DevvStream terminate the Business Combination Agreement due to the Required Company Shareholder Approval (as defined in the Business Combination Agreement) not being obtained, (2) DevvStream terminates the Business Combination Agreement due to a Change in Recommendation (as defined in the Business Combination Agreement) by DevvStream’s Board or DevvStream entering into a Superior Proposal or (3) FIAC terminates the Business Combination Agreement due to a breach of any representation or warranty by DevvStream or a Company Material Adverse Effect (as defined in the Business Combination Agreement), (b) the elimination of the additional $1,000,000 fee payable upon a DevvStream termination to accept a superior transaction proposal and (c) the right of FIAC to extend the outside date under the Business Combination Agreement by 60 days upon notice to DevvStream if the outside date having been reached (absent such extension) is due to the Registration Statement (as defined in the Business Combination Agreement) not having been declared effective by the SEC.
On August 29, 2023, the FIAC Board met virtually to discuss and evaluate the terms of the potential business combination with DevvStream, with representatives of Kirkland, Zukin and Houlihan in attendance for all or a portion of the meeting. During such meeting, representatives of Kirkland reviewed with members of the FIAC Board (i) their fiduciary duties in connection with the Business Combination, (ii) any conflicts with respect to interests of certain parties in the Business Combination (including Houlihan, the members of the FIAC Board and the Sponsor and its affiliates), (iii) the material terms of the Initial Business Combination Agreement and of the Ancillary Agreements and (iv) the resolutions they would be asked to approve if the FIAC Board determined to approve the Business Combination. As part of this discussion, the FIAC Board did not disclose any potential conflicts of interest of its members. The members of the FIAC Board discussed the terms of the Initial Business Combination Agreement and Ancillary Agreements with Kirkland and the other advisors present. Then, representatives from Zukin provided an overview and updates on its reasonable basis review of the projections of financial performance provided by DevvStream in light of some underlying assumptions. Next, FIAC management and the FIAC Board discussed several matters, including the composition of the post-closing New PubCo Board. Then, representatives from Houlihan provided an overview of the process and methodology for its analysis of whether the Business Combination is fair to FIAC public stockholders from a financial point of view and noted that Houlihan did not have any conflicts of interest as part of its engagement. Following Houlihan’s presentation, the members of the FIAC Board and the representatives present discussed the Business Combination, remaining open items, and the process to approve the Proposed Transactions.
In September 2023, Company A determined not to proceed with the Company A Business Combination and to keep operating as a private entity. FIAC ended its engagement with Company A thereafter.
On September 7, 2023, the DevvStream Board met via video conference to discuss the potential business combination with FIAC and the material terms thereof, with representatives of Morrison Foerster and McMillan in attendance and with Evans & Evans in attendance for a portion of such meeting to discuss the status of its fairness opinion with respect to the proposed business combination. The DevvStream Board discussed key updates regarding the business combination since the occurrence of the July 13, 2023 meeting.
On September 7, 2023, September 8, 2023 and September 9, 2023, the disinterested members of the DevvStream Board met via video conference to discuss the proposed amendment to that certain Strategic Partnership Agreement between DevvStream and Devvio, DevvStream’s controlling shareholder (the “Partnership Agreement Amendment”). Certain directors of DevvStream holding ownership interests and/or senior management positions in Devvio recused themselves from the DevvStream Board’s deliberations on the Partnership Agreement Amendment. Pursuant to the Partnership Agreement Amendment, DevvStream, Devvio and DevvStream’s wholly-owned subsidiary, DevvStream, Inc., clarified the scope of the Strategic Partnership Agreement and DevvStream agreed to pay minimum advances towards certain royalty payments of US$1 million by August 1, 2024, US$1.27 million by August 1, 2025 and US$1.27 million by August 1, 2026, subject to the completion of the Transaction.
Between September 5 and September 12, 2023, each of Zukin, which conducted a review of the underlying assumptions of and basis for the projections of future financial performance prepared by DevvStream, and Kirkland provided FIAC with a due diligence report summarizing its key findings with respect to its due diligence review of DevvStream. These reports were provided to the FIAC Board in advance of the videoconference meeting of the FIAC Board on September 12, 2023 (as further described below).
On September 12, 2023, the DevvStream Board met via video conference to evaluate and act on the proposed final terms of the potential business combination with FIAC, with representatives of Morrison Foerster and McMillan in attendance and with Evans & Evans in attendance for a portion of such meeting to deliver its fairness opinion with respect to the proposed business combination. The DevvStream Board discussed any key updates since the occurrence of the September 7, 2023 meeting, including certain FIAC expense allocation and outside date termination extension provisions. Next, a representative from Evans & Evans rendered Evans & Evans’ oral opinion to the DevvStream Board (which was confirmed in writing by delivery of Evans & Evans’ written opinion dated the same date) to the effect that, as of such date, and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the proposed business combination was fair, from a financial point of view, to DevvStream Shareholders. Following further discussion, upon a motion duly made and seconded, the disinterested members of the DevvStream Board, among other things, unanimously (i) declared it advisable, to enter into the Initial Business Combination Agreement, the Partnership Agreement Amendment and the Ancillary Agreements to which the DevvStream is or will be a party and the other transactions contemplated thereby, (ii) adopted and approved the execution, delivery and performance by DevvStream of the Initial Business Combination Agreement, the Partnership Agreement Amendment and the Ancillary Agreements to which DevvStream is or will be a party and the other transactions contemplated thereby, (iii) resolved to recommend that the DevvStream Shareholders entitled to vote thereon vote in favor of the approval of the Initial Business Combination Agreement and other proposals related thereto, and (iv) directed that such proposals, including the proposal to approve the Initial Business Combination Agreement, be submitted to the DevvStream Shareholders for approval.
On September 12, 2023, the FIAC Board met virtually to evaluate and act on the proposed final terms of the potential business combination with DevvStream, with representatives of Kirkland, Zukin and Houlihan in attendance for all or a portion of the meeting. The FIAC Board discussed any key updates since the occurrence of the August 29, 2023 meeting. A representative from Kirkland provided an overview of the transaction and updates to the Initial Business Combination Agreement. Next, representatives from Zukin reviewed their findings as to the projections of financial performance provided by DevvStream, in particular confirming that (a) the assumptions used in such projections, taken as a whole, provided reasonable support for such projections, (b) such projections were consistent with the material factors and assumptions used to construct the projections and took into account the preparers’ informed judgment and (c) there was a reasonable basis for such projections. Next, a representative from Houlihan rendered Houlihan’s oral opinion to the FIAC Board (which was confirmed in writing by delivery of Houlihan’s written opinion dated the same date) to the effect that, as of such date, the Business Combination is fair to the FIAC public stockholders from a financial point of view. Following further discussion, upon a motion duly made and seconded, the FIAC Board, among other things, unanimously (i) approved and adopted the execution, delivery and performance by FIAC of the Initial Business Combination Agreement, the Ancillary Agreements to which FIAC is or will be a party and the consummation of the transactions contemplated thereby (including the Proposed Transactions), (ii) declared that it was advisable, fair to and in the best interests of FIAC and its stockholders to consummate the transactions contemplated by the Initial Business Combination Agreement and the Ancillary Agreements (including the Proposed Transactions), (iii) recommended that the Initial Business Combination Agreement the Ancillary Agreements, the transactions contemplated thereby (including the Proposed Transactions) and other proposals related thereto be submitted to FIAC stockholders for approval and (iv) recommended that FIAC stockholders entitled to vote thereon vote their shares in favor of approving and adopting the Initial Business Combination Agreement, the Ancillary Agreements, the transactions contemplated thereby (including the Proposed Transactions) and other proposals related thereto.
On the evening of September 12, 2023, following the two meetings described above, the parties executed and delivered the Initial Business Combination Agreement and certain other Ancillary Agreements, including the Sponsor Side Letter and the DevvStream Support & Lock-Up Agreements.
On the morning of September 13, 2023, FIAC filed a Current Report on Form 8-K, which filed as exhibits (i) a joint press release, dated September 13, 2023, (ii) an investor presentation providing information on DevvStream and a summary of certain key terms of the Business Combination and (iii) the Initial Business Combination Agreement and certain of the Ancillary Agreements.
On April 4, 2024, DevvStream entered into that certain Non-Circumvent & Success Fee Agreement (the “SRG Agreement”), by and among DevvStream and Silver Rock Group Ltd (“SRG”), pursuant to which SRG will introduce potential investors to DevvStream to provide DevvStream with funding necessary to grow its business. Following the sale of DevvStream securities to investors pursuant to the SRG Agreement, SRG shall be entitled to receive from DevvStream a success fee equal to (a) cash in an amount equal to 5% of the aggregate gross proceeds received by DevvStream from the sale of such securities, plus (b) a number of 5-year warrants to purchase shares of DevvStream common stock with a value equal to 5% of the aggregate gross proceeds received by DevvStream from the sale of such securities (with such warrants priced at the same valuation utilized in the sale of such securities).
On May 1, 2024, FIAC, Amalco Sub and DevvStream entered into Amendment No. 1 to the Business Combination Agreement. See “— Recent Developments — First Amendment” for more information regarding the First Amendment.
On May 1, 2024, FIAC and Sponsor entered into Amendment No. 1 to the Sponsor Side Letter. See “— Recent Developments — Sponsor Side Letter Amendment” for more information regarding the Sponsor Side Letter Amendment.
On May 20, 2024, DevvStream entered into that certain Business Development & Marketing Consultant Agreement, by and among DevvStream and KARLSSON GROUP LIMITED (d.b.a. SCANDINAVIAN ALLIANCE), whereby such party will provide DevvStream with certain business development and marketing services.
On June 12, 2024, FIAC and DevvSream executed that certain Notice of Extension of Outside Date, pursuant to which, in compliance with Section 9.1(b)(iv) of the Business Combination Agreement, the Outside Date was extended to August 11, 2024.
The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the closing of the business combination.

Certain DevvStream Projected Financial Information
On or about August 24, 2023, DevvStream provided FIAC with financial forecasts for the calendar years ending December 31, 2024 and December 31, 2025 (the “Initial Financial Projections”).
On or about April 17, 2024, DevvStream provided FIAC with updated financial forecasts for the calendar year ending December 31, 2024 and December 31, 2025 (the “Updated Financial Projections” and, together with the Initial Financial Projections, collectively, the “Financial Projections”).
The Initial Financial Projections no longer reflect DevvStream’s outlook for the calendar years ending December 31, 2024 and December 31, 2025 and remain included in this proxy statement/prospectus solely because they were made available to FIAC and their respective advisors, including Houlihan, prior to approval by the FIAC Board of the Business Combination and the execution of the Initial Business Combination Agreement, as described elsewhere in this proxy statement/prospectus.
The Financial Projections are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by potential investors or existing stockholders. You are cautioned not to rely on the Financial Projections in making a decision regarding the Business Combination, as the Financial Projections may be materially different from actual results. Please also see “Cautionary Note Regarding Forward-Looking Statements.”
The Initial Financial Projections were based on several key assumptions, including (i) the expected timeline for contract development, project validation of carbon credits, and registry listing, (ii) the volume of credits generated, (iii) the realized price of carbon credits, (iv) the expected time to develop additional contracts and projects, (v) that DevvStream will continue to execute with its current team, while also adding certain key hires, and (vi) that DevvStream will incur certain additional costs in connection with becoming a US listed public company. The Initial Financial Projections do not take into account any circumstances or events occurring after the date on which the Initial Financial Projections were prepared, which was on or around August 24, 2023.
The Updated Financial Projections were prepared to take into account DevvStream’s performance to date for the calendar year ending December 31, 2024, updated information regarding the volume and expected realized price of credits, delays in contract development and validation, delays within carbon registries, as well as macro-economic conditions and negative press expected to result in softening demand for carbon credits and further visibility as to various factors that could impact financial results in calendar year 2024. The Updated Financial Projections were not available to the FIAC Board or Houlihan as of September 12, 2023. The Updated Financial Projections were shared with FIAC’s management and its financial advisors by DevvStream. The Financial Projections also reflect numerous other assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions, and various other factors, all of which are difficult to predict and many of which are beyond DevvStream’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.”
Although the assumptions and estimates on which the Financial Projections are based are believed by DevvStream’s management to be reasonable and based on the best then currently available information, the Financial Projections are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond DevvStream’s and FIAC’s control. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the Financial Projections. The inclusion of the Financial Projections in this proxy statement/prospectus should not be regarded as an indication that DevvStream, FIAC or their respective representatives considered or consider the Financial Projections to be a reliable prediction of future events, and reliance should not be placed on the Financial Projections.
The Financial Projections were disclosed to FIAC for use as a component in its overall evaluation of DevvStream and are included in this proxy statement/prospectus on that account, subject to standard caveats with respect to forward-looking statements. The Financial Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Neither DevvStream’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of DevvStream compared to the information contained in the Financial Projections, and none of them intends to or undertakes any obligation to update or otherwise revise the Financial Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the Financial Projections are shown to be in error, except to the extent required by applicable law. Accordingly, they should not be looked upon as “guidance” of any sort. New PubCo will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.
Neither MNP LLP, DevvStream’s independent auditor, nor any other independent accountant has compiled, reviewed, examined, performed any other assurance procedures, or expressed any form of assurance with respect to the Financial Projections. The report of MNP LLP included in this proxy statement/prospectus relates to DevvStream’s historical audited financial statements and does not extend to the Financial Projections, and should not be read to do so.
In connection with the consideration by the FIAC Board of the proposed Business Combination, FIAC’s management presented to the FIAC Board the Initial Financial Projections. The key elements of the Initial Financial Projections considered at that time by the FIAC Board are summarized below:(1)
(in millions)	Calendar Year Ending December 31, 2024P	Calendar Year Ending December 31, 2025P
Total Revenue	$13	$55.1
EBITDA(2)	$6.7	$45.1
(1)
The following are the Initial Financial Projections presented to the FIAC Board at its meeting on September 12, 2023. Neither FIAC, DevvStream nor any of their respective representatives, affiliates, advisors, officers or directors make any representation to any person with regard to the ultimate performance of the combined company.

(2)
EBITDA is defined as Net income (loss) before interest expense (net of interest income), Income tax expense (benefit) and Depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA, excluding equity-based compensation expense, as well as certain items that DevvStream does not believe directly reflect its core operations and may not be indicative of DevvStream’s recurring business operations. Adjusted EBITDA in the Initial Financial Projections includes management’s estimates for incremental costs associated with being a US listed public company of $3.0 million in the calendar year ending December 31, 2024.

The Updated Financial Projections were prepared and shared with management of FIAC and financial advisors to FIAC and to reflect DevvStream’s updated views on DevvStream’s new venue development and opening schedule, and to reflect the update to the business given the passage of time since the Initial Financial Projections were prepared. The Updated Financial Projections were not available to the FIAC Board or Houlihan as of September 12, 2023, and no longer reflect DevvStream’s outlook for the calendar year ending December 31, 2024. The key elements of the Updated Financial Projections are summarized below:(1)
(in millions)	Calendar Year Ending December 31, 2024P	Calendar Year Ending December 31, 2025P
Total Revenue	$31.2	$131.7
Adjusted EBITDA(2)	$6.6	$12.7
(1)
Neither FIAC, DevvStream nor any of their respective representatives, affiliates, advisors, officers or directors make any representation to any person with regard to the ultimate performance of the combined company.

(2)
EBITDA is defined as Net income (loss) before interest expense (net of interest income), Income tax expense (benefit) and Depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA, excluding equity-based compensation expense, venue pre-opening expenses, as well as certain items that DevvStream does not believe directly reflect its core operations and may not be indicative of DevvStream’s recurring business operations. Adjusted EBITDA in the Updated Financial Projections includes management’s estimates for incremental costs associated with being a public company of $5.7 million in the calendar year ending December 31, 2024.

The non-GAAP financial measure set forth above should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. DevvStream is not providing a quantitative reconciliation of this forward-looking non-GAAP financial measure. In accordance with Item 10(e)(1)(i)(B) of Regulation S-K, a quantitative reconciliation of a forward-looking non-GAAP financial measure is only required to the extent it is available without unreasonable efforts. DevvStream does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation, or to quantify the probable significance of these items. The adjustments required for any such reconciliation of DevvStream’s forward-looking non-GAAP financial measure cannot be accurately forecast by DevvStream, and therefore the reconciliation has been omitted. A reconciliation of the non-GAAP financial measure was not provided to either of the DevvStream Board or FIAC Board in connection with the Business Combination.

Reasonable Basis Review of DevvStream’s Initial Financial Projections and Underlying Assumptions
Zukin was retained by FIAC on July 25, 2023 to provide FIAC with a reasonable basis review (“RBR”) of the Initial Financial Projections and underlying assumptions of DevvStream, dated as of August 24, 2023, set forth above under “— Certain Projected Financial Information of DevvStream.”
An RBR does not provide assurance projections will be realized, and serves a limited purpose as more fully explained below and in the RBR report. On September 12, 2023, Zukin presented its report (the “Zukin Report”) regarding the RBR to the FIAC Board.
Zukin requested certain documents and information from DevvStream regarding the assumptions used to formulate the Initial Financial Projections and the terms of the Business Combination. In addition, Zukin or its agents conducted interviews, either verbally or through written questionnaires, with DevvStream officers who Zukin was informed, by DevvStream and FIAC, as being primarily responsible for the Initial Financial Projections and underlying assumptions. Zukin additionally reviewed publicly available databases and other third-party materials, regarding DevvStream’s market and offerings, both those originally obtained by DevvStream to create the assumptions, and other materials Zukin believed to be relevant.
Zukin’s findings in the course of conducting the RBR, relating to the material assumptions and other material factors used to create the Initial Financial Projections led Zukin to the following conclusions:
1.	The assumptions used, taken as a whole, provide reasonable support for the Initial Financial Projections;
2.
The Initial Financial Projections are consistent with the material factors and assumptions used to construct them, and take into account the preparers of the Initial Financial Projections’ informed judgment; and

3.	There is a reasonable basis for the Initial Financial Projections provided by DevvStream as of September 1, 2023.
Zukin reviewed the reasonable basis for the Initial Financial Projections and the underlying assumptions used to create such projections. Zukin provides no assurance that the projected results will in fact be realized. Many factors, some outside of DevvStream’s control, could cause DevvStream’s performance to fail to meet, or exceed, the forecasts included in the Initial Financial Projections. In the course of its review, Zukin assumed and relied upon the accuracy and completeness of the financial statements of DevvStream, and other information, provided to Zukin by FIAC and DevvStream.
The reasonable basis for projections and assumptions is assessed solely on the date the RBR report was issued, based on information provided to Zukin before that date. Information that became and becomes available after the date of such report may cause the projections or assumptions to not have a reasonable basis, and DevvStream may discover information that leads it to modify its projections.
FIAC has agreed to indemnify Zukin from third party claims arising out of Zukin’s conduct of the RBR and the delivery of the Zukin Report, other than in the event Zukin is determined to have acted in bad faith, committed fraud, to be grossly negligent or to have engaged in willful misconduct. “RBR” is a service mark of Zukin’s.
Reasons for Approval of the Business Combination
The FIAC Board, in evaluating the Business Combination, consulted with FIAC’s management and financial, legal and other advisors. In reaching its unanimous resolution (i) to approve and adopt the execution, delivery and performance by FIAC of the Business Combination Agreement, the Related Agreements to which FIAC is or will be a party and the consummation of the transactions contemplated thereby (including the Proposed Transactions), (ii) that it was advisable, fair to and in the best interests of FIAC and its stockholders to consummate the transactions contemplated by the Business Combination Agreement and the Related Agreements (including the Proposed Transactions), (iii) to recommend that the Business Combination Agreement, the Related Agreements, the transactions contemplated thereby (including the Proposed Transactions) and other proposals related thereto be submitted to FIAC stockholders for approval and (iv) to recommend that FIAC stockholders entitled to vote thereon vote their shares in favor of approving and adopting the Business Combination Agreement, the Related Agreements, the transactions contemplated thereby (including the Proposed Transactions) and other proposals related thereto.

In light of the number of factors it considered in connection with its evaluation of the Business Combination including, but not limited to, the factors discussed below, the FIAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The FIAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the FIAC Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
Before reaching its decision, the FIAC Board discussed the results of the due diligence conducted by FIAC’s management and advisors, which included:
•
Discussion and review of materials provided by the FIAC management team regarding DevvStream, the transaction and consideration to be paid during virtual meetings held on May 9, 2023 and August 7, 2023, particuarly consideration of the upside potential described below.

•
Extensive meetings and calls with DevvStream’s management team to understand and analyze DevvStream’s business, competitive landscape and positioning, technology functionality and features, historical and projected financial performance and project pipeline, among other topics;

•	Review of interviews conducted by FIAC;
•	Review of legal and insurance diligence materials submitted by Kirkland & Ellis LLP and Marsh USA LLC, respectively;
•	Calls, discussions and research reviews with industry experts regarding carbon markets, the regulatory environment and energy transition technologies;
•	Discussion and review of the advantages and implications of DevvStream’s utilization of Devvio’s DevvX blockchain;
•
Other due diligence activities relating to pipeline projects, accounting, legal, tax, insurance, operations and other matters conducted in conjunction with external advisors, including Canadian and U.S. legal firms, among others;

•	Review of DevvStream’s financial statements and valuation analyses;
•	Detailed analysis of DevvStream’s financial projections by FIAC;
•	Third-party review of reasonable basis for DevvStream’s financial projections conducted by Zukin; and
•
Research on comparable and relevant industries, including metals royalty and streaming, yield-based investment companies, proprietary cleantech manufacturers, carbon market intermediaries and renewable energy developers.

The FIAC Board considered a number of factors pertaining to DevvStream and the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the Proposed Transactions, including, but not limited to, the following material factors:
Growing Total Addressable Market. The FIAC Board considered that the global carbon market has grown nearly five-fold between 2018 and 2022 to reach approximately $980.0 billion in 2022, as well as estimates that global carbon demand could reach approximately 5.2 billion tons by 2050 at a market price of approximately $120.0 per ton. The majority of the carbon market volume is concentrated in compliance markets in which governments set pricing terms. The voluntary market involves credits purchased or traded between companies and individuals on a non-compulsory basis to meet organizational goals and is expected to reach approximately $50 billion in volume by 2030 according to estimates from McKinsey. Because DevvStream’s blockchain-based carbon credits cover both compliance and voluntary markets, the FIAC Board believes DevvStream is well-positioned to address the needs of the growing carbon credit market.
Technology-Based Carbon Offset Solutions. Whereas nature-based solutions can provide up to 20% of carbon emission reductions needed by 2050, technology-based solutions are required to provide the remaining 80%. DevvStream focuses on blockchain-based carbon offset solutions, which positions it to play an important role in the carbon credit market moving forward. DevvStream’s utilization of blockchain technology for its carbon offset projects facilitates the measurement and verification of emissions reductions achieved thereby, as well as annual audits thereof, which enhances trust and transparency across the carbon credit lifecycle.
Management Team. DevvStream has a strong team of key management executives with significant experience in technology, finance and ESG.
Strong Project Pipeline. DevvStream’s management team has identified over 140 carbon credit projects, out of which 25 are under active consideration, 8 are under a letter of intent / term sheet and 7 are under contract. The FIAC Board anticipates that DevvStream’s total pipeline represents an investment opportunity totaling more than $500 million.
Due Diligence. The FIAC Board reviewed and discussed in detail the results of the due diligence examination of DevvStream conducted by FIAC’s management team and FIAC’s financial, technical and legal advisors, which included a substantial number of meetings with DevvStream’s management team regarding DevvStream’s business and business plan, operations, prospects and forecasts, valuation analyses with respect to the Business Combination, review of near-term and executable contracts, strategic partnerships and other material matters, as well as general financial, technical, market, legal, tax and accounting due diligence.
Upside Potential. The FIAC Board believes that DevvStream holds substantial upside potential, primarily in light of a combination of the industry and business characteristics outlined above with the relative valuation multiples of projected DevvStream revenue in comparison to comparable publicly-traded, cleantech, renewable, yield and streaming companies in the carbon credit industry trade. As noted in a presentation submitted by the FIAC management team to the Board and the Investor Presentation, the average multiple of revenue and EBITDA projected for comparable companies in 2025 is 4.9x and 10.8x, respectively, whereas the multiple of revenue and EBITDA projected for DevvStream in 2025 at the transaction value is 3.9x and 4.7x, respectively. The FIAC Board believes that when combined with the industry and business characteristics described above, these relative valuation multiples provde a source of potential upside for FIAC stockholders in the transaction.
Uplisting through Business Combination. Foreign companies have successfully utilized SPACs to gain access to the U.S. public markets. Subject to Nasdaq listing approval, the Business Combination would represent an uplisting from the nascent CBOE to Nasdaq for DevvStream. DevvStream’s ability to raise capital is currently restricted by its lack of coverage and limited float, as well as by its limited access to institutional investors. The Business Combination represents an opportunity for DevvStream to raise capital, receive additional coverage and gain higher visibility among retail investors and large institutional investors.
Financial Condition. The FIAC Board reviewed factors such as DevvStream’s historical financial results, outlook and business and financial plans, as well as the financial profiles of publicly traded companies in the metals royalty and streaming, cleantech and renewable energy industries, and certain relevant information provided by and comparative analyses undertaken by Cohen, Jett Capital and Houlihan with respect to precedent transactions and companies that could have been potential alternative transaction counterparties to DevvStream for FIAC. In reviewing these factors, the FIAC Board believed that DevvStream was well-positioned for strong potential future growth in its industry and represented a significant opportunity for value creation for FIAC stockholders.
Fairness Opinion. The FIAC Board took into account the oral opinion of Houlihan (subsequently confirmed in writing), rendered on September 12, 2023, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan in preparing its opinion (attached as Annex J to this proxy statement/prospectus), the Business Combination was fair to the holders of shares of Class A Common Stock from a financial point of view, as more fully described in the section entitled “Proposal No. 1 — The Business Combination Proposal — Opinion of FIAC’S Financial Advisor.”
Conclusion of the Reasonable Basis Review. Zukin’s findings, as presented to the FIAC Board following Zukin’s reasonable basis review, that there is a reasonable basis for the financial projections provided by DevvStream’s management to FIAC. The FIAC Board was not required under the FIAC Charter to obtain the reasonable basis review but did so as part of its due diligence of DevvStream’s financial projections and evaluation of the Business Combination.

Alternative Transactions. FIAC completed its IPO in November 2021 with the objective of consummating an attractive business combination. Since that time, as more fully described in the section entitled “- Background to the Business Combination.” FIAC has evaluated numerous opportunities for a potential business combination. The FIAC Board determined, based on the terms of the Business Combination, its review of DevvStream’s business and the financial data provided to FIAC, including DevvStream’s projected financial statements for the calendar years ended 2023 through 2025, the due diligence of DevvStream conducted by FIAC’s management and FIAC’s advisors and a thorough review of other business combination opportunities reasonably available to FIAC, that the proposed Business Combination represents the best potential business combination for FIAC based upon its evaluation and assessment of numerous other potential acquisition targets.
Consistency with FIAC Business Strategy. DevvStream is consistent with FIAC’s mission to amplify positive impact by targeting its investment into a company that aims to deliver significant impact through the provision of its services to its customers and business partner relationships. Key characteristics of FIAC’s investment target included, among others, alignment with Sustainable Development Goals, focus on the edtech, tech-enabled manufacturing and services, fintech or healthtech sector and significant attention to ESG. The FIAC Board believes that DevvStream is consistent with these criteria.
Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the Related Agreements, and the fact that such terms and conditions were the product of arm’s length negotiations between FIAC and DevvStream.
The FIAC Board also considered a variety of uncertainties and risks and other potentially negative factors related to DevvStream’s business and prospects and related to the Business Combination including, but not limited to, the following:
Macroeconomic Risks. The risk that the future financial performance of DevvStream and New PubCo may not meet the FIAC Board’s expectations due to factors out of DevvStream’s control, including due to economic cycles or other macroeconomic factors (including those set forth in the section entitled “Risk Factors” of this proxy statement/prospectus).
Business and Industry Risks. The risks relating to (i) increased competition in the carbon credit and offset markets in which DevvStream operates, including the potential for new entrants and innovation, (ii) DevvStream’s ability to successfully identify and secure additional carbon streaming projects, and timely develop and expand operations in existing and new markets, (iii) changes in governmental spending and general economic conditions in markets in which DevvStream operates, (iv) dependence on key executive management personnel, some of whom might not choose to remain with New PubCo post-Closing and (v) a resurgence in COVID-19 or the emergence of another global pandemic and other business risks (including those set forth in the section entitled “Risk Factors” of this proxy statement/prospectus).
Potential Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe and the significant fees, expenses and time and effort of management associated with completing the Business Combination.
Transaction Certainty Risk. The risk that the Business Combination and the Proposed Transactions might not be consummated or completed in a timely manner or that the Closing might not occur despite FIAC’s efforts, including by reason of a failure to obtain the approval of FIAC stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.
Redemption Risk. The potential that a significant number of FIAC stockholders may elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the FIAC Charter, which would reduce the gross proceeds to New PubCo from the Business Combination and, therefore, could hinder New PubCo’s ability to continue its development and growth.
Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within FIAC’s control.
Listing Risks. The challenges associated with preparing DevvStream for the applicable disclosure, controls and listing requirements, including compliance with the SEC’s requirements regarding internal controls over financial reporting, to which New PubCo will be subject as a publicly traded company on Nasdaq, and the increases in legal, accounting and compliance expenses that will result from (i) consummating the Business Combination and (ii) maintaining the listing of New PubCo’s securities on Nasdaq following the Business Combination may be greater than DevvStream anticipates.
Liquidation of FIAC. The risks and costs to FIAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in the liquidation of FIAC.
Post-Business Combination Ownership and Corporate Governance in New PubCo. The fact that current FIAC stockholders will hold a minority position in New PubCo, and the fact that the New PubCo Board will be declassified and that all New PubCo directors will be elected annually.
Fees and Expenses. The expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether or not the Business Combination is ultimately consummated.
In addition to considering the factors described above, the FIAC Board also considered other factors including, without limitation:
Interests of Certain Persons. Certain members of the FIAC Board, and executive officers of FIAC may have interests in the Business Combination Proposal, the other proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, those of FIAC stockholders generally (see the section entitled “— Interests of FIAC’s Directors and Officers in the Business Combination” of this proxy statement/prospectus).
Other Risks. The various risks associated with the Business Combination, the business of DevvStream, and the business of FIAC, as described in the section entitled “Risk Factors” of this proxy statement/prospectus.
The FIAC Board concluded that the potential benefits expected to be received by FIAC and its stockholders as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the FIAC Board unanimously resolved (i) to approve and adopt the execution, delivery and performance by FIAC of the Initial Business Combination Agreement, the Related Agreements to which FIAC is or will be a party and the consummation of the transactions contemplated thereby (including the Proposed Transactions), (ii) that it was advisable, fair to and in the best interests of FIAC and its stockholders to consummate the transactions contemplated by the Initial Business Combination Agreement and the Related Agreements (including the Proposed Transactions), (iii) to recommend that the Initial Business Combination Agreement the Related Agreements, the transactions contemplated thereby (including the Proposed Transactions) and other proposals related thereto be submitted to FIAC stockholders for approval, and (iv) to recommend that FIAC stockholders entitled to vote thereon vote their shares in favor of approving and adopting the Initial Business Combination Agreement, the Related Agreements, the transactions contemplated thereby (including the Proposed Transactions) and other proposals related thereto.
Recent Developments
First Amendment
On May 1, 2024, FIAC, Amalco Sub and DevvStream entered into the First Amendment, pursuant to which, among other things:
(i)
Pursuant to the SPAC Continuance, (a) each issued and outstanding FIAC Unit that has not been previously separated into shares of Class A Common Stock and FIAC Warrants prior to the SPAC Continuance shall automatically convert into securities of New PubCo identical to (i) a number of New PubCo Common Shares equal to the Reverse Split Factor and (ii) a number of warrants to purchase one New PubCo Common Share equal to one-half (1/2) of the Reverse Split Factor at an exercise price equal to the Adjusted Exercise Price, (b) each issued and outstanding share of Class A Common Stock that has not been redeemed shall remain outstanding and automatically convert into a number of New PubCo Common Shares equal to the Reverse Split Factor, (c) each issued and outstanding share of Class B Common Stock shall automatically convert into a number of New PubCo Common Shares equal to the Reverse Split Factor or be forfeited in accordance with the Sponsor Side Letter, and (d) each FIAC Warrant and Private Placement Warrant will be assumed by New PubCo and automatically converted into the right to exercise such warrant for a number of New PubCo Common Shares equal to the Reverse Split Factor at an exercise price equal to the Adjusted Exercise Price. No fractional shares or warrants will be issued pursuant to the SPAC

Continuance and only whole shares or warrants will be issued and each person who would otherwise be entitled to a fractional share or warrant (after aggregating all fractional shares or warrants that otherwise would be received by such person) shall instead have the number of shares or warrants issued to such person rounded down in the aggregate to the nearest whole share or warrant; and
(ii)
Pursuant to the Amalgamation, New PubCo shall issue, and the DevvStream Shareholders collectively shall be entitled to receive, in accordance with Section 2.12 of the Business Combination Agreement and the Plan of Arrangement, New PubCo Common Shares equal to (a) the Common Amalgamation Consideration, plus (b) solely to the extent any Company Shares are required to be issued to Approved Financing Sources pursuant to Approved Financings in connection with the Closing, a number of New PubCo Common Shares equal to (i) each such Company Share multiplied by (ii) the Per Common Share Amalgamation Consideration in respect of such Company Share. In no event shall a Company Share be entitled to receive more than the Per Common Share Amalgamation Consideration in respect of each such Company Share.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment. A copy of the First Amendment is attached to this proxy statement/prospectus as Annex A-2 and is incorporated herein by reference.
Sponsor Side Letter Amendment
On May 1, 2024, FIAC and Sponsor entered into the Sponsor Side Letter Amendment, pursuant to which, in connection with the execution and delivery of the First Amendment, among other things, Sponsor agrees and acknowledges that (i) each share of Class B Common Stock (other than those subject to forfeiture pursuant to the Sponsor Side Letter) shall convert only into a number of New PubCo Common Shares (and not any other FIAC shares prior to such automatic conversion) equal to the Reverse Split Factor and (b) that each Private Placement Warrant shall only convert into the right to exercise such warrants for New PubCo Common Shares equal to the Reverse Split Factor. No fractional shares shall be issued and the total number of New PubCo Common Shares to be received by Sponsor shall be rounded down to the nearest whole share after aggregating all New PubCo Common Shares held by Sponsor. As a third-party beneficiary of the Sponsor Side Letter, DevvStream consented in all respects to the Sponsor Side Letter Amendment.
The foregoing description of the Sponsor Side Letter Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Sponsor Side Letter Amendment. A copy of the Sponsor Side Letter Amendment is attached to this proxy statement/prospectus as Annex I-2 and is incorporated herein by reference.
Opinion of FIAC’s Financial Advisor
On September 12, 2023, Houlihan Capital delivered an oral opinion to the FIAC Board, which opinion was subsequently confirmed by delivery of a written opinion dated September 12, 2023 addressed to the FIAC Board, to the effect that, as of the date of the HC Opinion and based upon and subject to the assumptions, conditions and limitations set forth in the HC Opinion, the Business Combination is fair to the holders of shares of Class A Common Stock from a financial point of view.
The full text of the HC Opinion dated September 12, 2023, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the HC Opinion (which are also summarized herein), is attached as Annex J to this proxy statement/prospectus and is incorporated herein by reference. The description of the HC Opinion set forth in this proxy statement/prospectus is qualified in its entirety by the full text of such HC Opinion.
The HC Opinion was provided for the use and benefit of FIAC (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Houlihan Capital provided its consent to the inclusion of the text of its Opinion as part of this proxy statement/prospectus). As described in “— Reasons for Approval of the Business Combination,” the members of the FIAC Board considered a wide variety of factors in connection with their respective evaluations of the Business Combination, including the HC Opinion. Houlihan Capital’s only opinion is the formal written opinion Houlihan Capital has expressed as to whether, as of the date of such opinion, the Business Combination is fair to the holders of shares of Class A Common Stock from a financial point of view. The HC Opinion does not constitute a recommendation to proceed with the Business Combination. The HC Opinion did not address any other aspect or implications of the Business Combination and the

HC Opinion does not constitute an opinion, advice or recommendation as to how any stockholder of FIAC should vote at the FIAC Stockholders Meeting. In addition, the HC Opinion did not in any manner address the prices at which the securities of New PubCo would trade following the consummation of the Business Combination or at any time. The HC Opinion was approved by a Houlihan Capital fairness opinion committee.
In arriving at its opinion, Houlihan Capital, among other things:
•
Held discussions with certain members of FIAC management and DevvStream management regarding the Business Combination, the historical performance and financial projections of DevvStream, and the future outlook for DevvStream;

•	Reviewed information provided by FIAC and DevvStream including, but not limited to:
○	2022 calendar year end unaudited financial statements for DevvStream;
○	Projected financial statements for DevvStream for the calendar years ended 2023 through 2025;
○	Executed letter of intent between FIAC and DevvStream, effective May 8, 2023;
○	FIAC Board presentation draft, dated August 8, 2023;
○	Initial Business Combination Agreement, by and among FIAC and DevvStream, dated September 12, 2023;
○	Reasonable Basis Review of Projections for DevvStream prepared by Zukin Certification Services, dated September 6, 2023; and
○	Capitalization table pro forma for the Business Combination.
•
Discussed with FIAC management and DevvStream management the status of current outstanding legal and environmental claims (if any) and confirmed that any potential related financial exposure has been properly disclosed;

•
Reviewed the industry in which DevvStream operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•	Developed indications of value for DevvStream using generally accepted valuation methodologies; and
•	Reviewed certain other relevant, publicly available information, including economic, industry, and DevvStream specific information.
In connection with its review, Houlihan Capital relied upon and assumed, without independent verification, the accuracy, completeness, and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan Capital and assumed such accuracy and completeness for purposes of rendering an opinion. In addition, Houlihan Capital did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of FIAC or DevvStream, nor, except as stated herein, was it furnished with any such evaluation or appraisal. Houlihan Capital further relied upon the assurances and representations from FIAC management that they are unaware of any facts that would make the information provided to Houlihan Capital to be incomplete or misleading in any material respect for the purposes of the HC Opinion. FIAC management has represented:
(1)	that it directed Houlihan Capital to rely on certain forecasted financial information prepared by DevvStream management as adjusted by FIAC management (the “Forecast”);
(2)	Houlihan Capital had no role whatsoever in the preparation of the Forecast;
(3)	Houlihan Capital was not asked to provide an outside “reasonableness review” of the DevvStream Projections;
(4)	FIAC did not engage Houlihan Capital to audit or otherwise validate any of the Forecast’s underlying inputs and assumptions; and

(5)
that Houlihan Capital accurately summarized and presented the Forecast. Houlihan Capital has not assumed responsibility for any independent verification of this information nor has it assumed any obligation to verify this information.

Nothing came to Houlihan Capital’s attention in the course of the engagement which would lead Houlihan Capital to believe that (i) any information provided to Houlihan Capital or assumptions made by Houlihan Capital are insufficient or inaccurate in any material respect or (ii) it is unreasonable for Houlihan Capital to use and rely upon such information or make such assumptions. For the inherent risks associated with the Forecast, see “Risk Factors — Risks Related to FIAC and the Business Combination — The HC Opinion obtained by the FIAC Board from Houlihan Capital will not be updated to reflect changes in circumstances between signing the Initial Business Combination Agreement and the completion of the Business Combination.”
Houlihan Capital expressed no opinion as to the market price or value of New PubCo’s Common Shares after the announcement or consummation of the Business Combination. Houlihan Capital did not express any opinion as to fair value or the solvency of New PubCo following the closing of the Business Combination. In rendering the HC Opinion, Houlihan Capital assumed that the final executed form of the Initial Business Combination Agreement would not differ in any material respect from the applicable drafts that it reviewed, that the Business Combination would be consummated in accordance with the terms of the Initial Business Combination Agreement without any waiver or modification that could be material to Houlihan Capital’s analysis, and that the parties to the Initial Business Combination Agreement would comply with all the material terms of the Initial Business Combination Agreement. Houlihan Capital assumed, with FIAC Board’s consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Business Combination would be obtained except to the extent that it could not be material to its analysis. Houlihan Capital also was not requested to, and did not, participate in the structuring or negotiation of the Business Combination. Except as described in this summary, FIAC Board imposed no other instructions or limitations on Houlihan Capital with respect to the investigations made or procedures followed by Houlihan Capital in rendering its opinion.
In connection with the preparation of the HC Opinion, Houlihan Capital made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination. The HC Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the HC Opinion. Houlihan Capital is under no obligation to update, revise, reaffirm or withdraw the HC Opinion, or otherwise comment on or consider events occurring after the date of the HC Opinion.
The following is a summary of the material financial and comparative analyses presented by Houlihan Capital to FIAC at its meeting held on September 12, 2023, in connection with the HC Opinion. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Houlihan Capital’s analyses, the tables must be read together with the text of each summary. The summary of Houlihan Capital’s financial analyses described below is not a complete description of the analyses underlying the HC Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.
Several analytical methodologies were employed by Houlihan Capital in the HC Opinion, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the HC Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by Houlihan Capital and in the context of the circumstances of the Business Combination. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the HC Opinion.

The conclusions Houlihan Capital has reached are based on all the analyses and factors presented in the HC Opinion taken as a whole and also on application of its own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. Houlihan Capital therefore gives no opinion as to the value or merit standing alone of any one or more parts of the material that follows.
Valuation Overview
In assessing whether the Business Combination is fair to the holders of shares of Class A Common Stock from a financial point of view, Houlihan Capital compared the price per share at which the holders of shares of Class A Common Stock may redeem their shares against the fair market value per share pro forma for the Business Combination calculated by Houlihan Capital. If the fair market value per share pro forma for the Business Combination exceeds the redemption value ($10.20 per share as of the date of the HC Opinion), then the Business Combination is fair to the holders of shares of Class A Common Stock from a financial point of view.
Houlihan Capital concluded that the Business Combination is fair to the holders of shares of Class A Common Stock from a financial point of view.
DevvStream’s Financial Projections and Analytical Methodologies
FIAC management provided Houlihan Capital with the Forecast, which is further described under the heading “Opinion of FIAC’s Financial Advisor.”
There are three primary approaches that have traditionally been used to estimate fair market value: the adjusted book value approach, the market approach (which includes the guideline public company method and the comparable transactions method), and the income approach, each as briefly described below.
Adjusted Book Value Approach. The adjusted book value approach estimates fair market value based on the principle of substitution, assuming that a prudent investor would pay no more for an asset than the amount for which the asset or property could be reproduced or replaced, less depreciation from physical deterioration and functional and economic obsolescence, if present and measurable. This approach is typically considered appropriate for capital- intensive businesses, real estate holding companies, or other types of holding companies where the value of the entity is derived primarily from the underlying assets held by the entity and not from additional value added from labor or profitable use of the assets owned. This valuation approach may also be used to value companies that are in bankruptcy or liquidation, or those that are otherwise not considered a going concern. Because DevvStream operates as a going concern business and is not asset intensive, Houlihan Capital did not utilize the adjusted book value approach in support of the HC Opinion.
Market Approach. The market approach references actual transactions of the asset to be valued, similar assets, or assets that can otherwise be used to infer the value of the subject asset. The application of methods within the market approach often requires identifying companies comparable to a subject company, observing transaction prices of those companies’ securities, deriving valuation multiples based on the ratio of such transaction prices to financial metrics (e.g., Revenue, EBITDA, Tangible Book Value, Book Value), and then applying selected valuation multiples to the subject company’s same financial metrics.
The Guideline Public Company Method is a valuation method within the Market Approach that involves identifying and selecting guideline public companies with financial and operating characteristics similar to the enterprise being valued. Once publicly traded peer group companies are identified, valuation multiples can be derived from the publicly traded market transaction data (stock prices), adjusted for comparability, and then applied to the financial metrics of the subject enterprise to estimate the value of the subject enterprise’s equity, total invested capital, or enterprise value (total invested capital less cash and cash equivalents) (“Enterprise Value”). Houlihan Capital was able to identify a sufficiently robust set of guideline public companies similar to DevvStream. Therefore, Houlihan Capital utilized the Guideline Public Company Method of the Market Approach to support the HC Opinion.
The Comparable Transactions Method is another commonly used method under the Market Approach. This valuation method involves determining valuation multiples from sales of companies with financial and operating characteristics considered reasonably similar to those of the company being valued and applying representative multiples to the financial metrics of the subject company to estimate value, similar to the Guideline Public Company Method. Houlihan Capital was unable to identify a sufficiently robust set of transactions involving target companies considered reasonably similar to DevvStream for which publicly disclosed data was available to calculate and adjust valuation multiples. Therefore, Houlihan Capital did not utilize the Comparable Transactions Method of the Market Approach in support of the HC Opinion.
Income Approach. The income approach is a calculation of the present value of the future monetary benefits expected to flow to the owner of the subject asset. A commonly applied methodology under the Income Approach is the Discounted Cash Flow (“DCF”) Method. Using a DCF analysis, value is indicated from all the future cash flows attributable to the firm or asset, discounted to present value at an appropriate required rate of return. The Forecast provided to Houlihan Capital included three years of forward projections, at the end of which, DevvStream was not projected to have reached a steady growth rate; therefore, calculating a terminal value within the DCF using a terminal growth rate would not be appropriate. Alternatively, Houlihan Capital considered an exit multiple approach to the terminal value but noted that, due to the difficulty of independently validating future cash flows from the 10-year contracts and DevvStream’s year over year growth, virtually, all of the value in the DCF would have been derived from the terminal exit multiple. Given these considerations, Houlihan Capital did not utilize the income approach in support of the HC Opinion.
Enterprise Value of DevvStream Utilizing the Guideline Public Company Method
Houlihan Capital searched the universe of publicly traded companies for companies with operations that are similar to DevvStream and identified 14 reasonably similar companies. In selecting guideline public companies, Houlihan Capital searched for companies with similar business operations, size, prospects for growth, profitability, and risk. Among other things, DevvStream’s business model, product offerings, technology, geography, market position, and growth profile make it unique such that there are no perfectly comparable companies. The comparison set relied upon by Houlihan Capital therefore includes companies that individually exhibit some of the traits of DevvStream (including streaming and royalty companies in the non-renewable resource sector and carbon capture companies) and collectively encapsulate most of the factors that make DevvStream unique. The guideline public company peer group relied upon by Houlihan Capital is presented in the table below.
DevvStream Guideline Public Companies
Company Name	Ticker	Industry
Altius Minerals Corporation	TSX:ALS	Diversified Metals and Mining
Lithium Royalty Corp.	TSX:LIRC	Diversified Metals and Mining
Metalla Royalty & Streaming Ltd.	TSXV:MTA	Precious Metals and Minerals
Osisko Gold Royalties Ltd	TSX:OR	Gold
Sandstorm Gold Ltd.	TSX:SSL	Gold
Star Royalties Ltd.	TSXV:STRR	Diversified Metals and Mining
Aker Carbon Capture ASA	OB:ACC	Environmental and Facilities Services
Atlantica Sustainable Infrastructure plc	NasdaqGS:AY	Renewable Electricity
Brookfield Renewable Corporation	TSX:BEPC	Renewable Electricity
Clearway Energy, Inc.	NYSE:CWEN.A	Renewable Electricity
LanzaTech Global, Inc.	NasdaqCM:LNZA	Environmental and Facilities Services
Montauk Renewables, Inc.	NasdaqCM:MNTK	Renewable Electricity
ReNew Energy Global Plc	NasdaqGS:RNW	Renewable Electricity
UGE International Ltd.	TSXV:UGE	Construction and Engineering
The key elements of the Forecast considered in the Guideline Public Company Method are summarized below:
	Forecast Year Ended December 31,
(in millions)	2024E	2025E
	(unaudited)
Total Revenue	$13.0	$55.1
Based on a detailed analysis of the selected guideline public companies described above, Houlihan Capital considered multiples of calendar year 2024 and calendar year 2025 revenue for its valuation. In selecting the multiples to apply to DevvStream, Houlihan Capital reviewed the growth expectations (as reflected in the Forecast and through discussions with FIAC management and DevvStream management), risk (as measured by required rates of return) and, with respect to the peer companies incorporated in Houlihan Capital’s analysis, profit margins (as captured by EBITDA margin and capital expenditure requirements) of the guideline public companies identified by Houlihan Capital.
Based on this information and other factors, Houlihan Capital used professional judgment to select multiples that Houlihan Capital believes reflect the relative comparability of DevvStream to the guideline public companies. As of September 12, 2023, the Enterprise Value to calendar year 2024 and calendar year 2025 revenue multiples of the guideline public companies ranged from 2.87x to 21.14x and 1.22x to 16.82x, respectively. Ultimately, Houlihan Capital applied an Enterprise Value to calendar year 2024 revenue multiple of 17.0x (around the 90th percentile of guideline public companies) and an Enterprise Value to calendar year 2025 revenue multiple of 5.5x (around 35th percentile of guideline public companies) for its valuation.
Based on the analyses described above, Houlihan Capital calculated an indicated enterprise value range for DevvStream of between approximately $220.3 million and approximately $303.0 million.
Fairness Opinion Conclusion
Houlihan Capital concluded that, as of the date of the HC Opinion and based upon and subject to the assumptions, conditions and limitations set forth in the HC Opinion, the Business Combination is fair to the holders of shares of Class A Common Stock from a financial point of view.
Houlihan Capital Conflict Disclosure and Fees
Houlihan Capital, a Financial Industry Regulatory Authority (“FINRA”) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Business Combination Agreement or any of their affiliates and has provided no previous investment banking or consulting services to any party to the Business Combination Agreement or any of their affiliates. There is no current agreement between Houlihan Capital, its principals, or affiliates and any party to the Business Combination Agreement or any of their affiliates providing for the provision of future services by Houlihan Capital, its principals, or any of its affiliates to or for the benefit of any party to the Business Combination Agreement or any of their affiliates. Houlihan Capital was engaged on a fixed fee basis. Houlihan Capital’s fees to FIAC for services in connection with issuing the HC Opinion were $250,000.
Opinion of DevvStream’s Financial Advisor
On September 12, 2023, Evans & Evans rendered its opinion that, as of such date, based upon and subject to the various considerations set forth in the DevvStream Fairness Opinion, including the scope of review, limitations and assumptions, the proposed Business Combination is fair, from a financial point of view, to the holders of Company Shares.
The full text of the DevvStream Fairness Opinion is attached as Annex K to this proxy statement/prospectus and is incorporated herein by reference. The DevvStream Fairness Opinion describes the circumstances of engagement, the scope of the review undertaken by Evans & Evans, the market DevvStream operates in, the assumptions made by Evans & Evans, the limitations on the use of the DevvStream Fairness Opinion, and the basis of Evans & Evans’s analyses for the purposes of the DevvStream Fairness Opinion, among other matters. The summary of the DevvStream Fairness Opinion set forth is qualified in its entirety by reference to the full text of the DevvStream Fairness Opinion. The DevvStream Fairness Opinion states that it may not be used, or relied upon, by any person other than the DevvStream Board. However, the DevvStream Fairness Opinion includes the written consent of Evans & Evans to the inclusion of the DevvStream Fairness Opinion in any materials provided to holders of Company Shares, and may be shared with the court approving the Interim Order and the Final Order, the SEC and appropriate securities commissions in Canada.
The DevvStream Fairness Opinion is subject to various assumptions and limitations and is based upon the scope of review described in the DevvStream Fairness Opinion. In addition, the basis of how fairness was determined for the purpose of the DevvStream Fairness Opinion is summarized in the DevvStream Fairness Opinion. The DevvStream Fairness Opinion is expressly limited to these matters. The full text of the DevvStream Fairness Opinion is attached as Annex K to this proxy statement/prospectus and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Evans & Evans in providing its opinion.

Assumptions
The DevvStream Fairness Opinion provides various assumptions, including but not limited to:
•	the completeness, accuracy and fair presentation of all financial information, business plans, forecasts and other information, data, advice, opinions and representations;
•	the Business Combination will be completed substantially on the terms presented to Evans & Evans, consistent with the documents and agreements presented to and reviewed by Evans & Evans;
•	all contracts and agreements presented to and reviewed by Evans & Evans will be executed and enforceable in accordance with their terms and that all parties thereto will comply with the terms therein;
•
there have been no material changes, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of DevvStream or any of its affiliates since the date all information was provided to Evans & Evans;

•	Evans & Evans’s conclusions are based on the latest financial and operational information available for DevvStream as of the date of the DevvStream Fairness Opinion;
•	management of DevvStream has made available to Evans & Evans all information they believe is relevant to the preparation of the DevvStream Fairness Opinion; and
•
DevvStream and FIAC and all of their related parties and their principals had no contingent liabilities, unusual contractual arrangements, or substantial commitments, other than in the ordinary course of business, nor litigation pending or threatened, nor judgements rendered against, other than those disclosed by management that would affect the evaluation or comment.

Limitations
The DevvStream Fairness Opinion is subject to various limitations, including but not limited to:
•
Evans & Evans has relied, without independent verification, upon the truthfulness, accuracy, and completeness of all financial and other information that was that was provided to Evans & Evans by management of DevvStream and any of its affiliates, associates, advisors or otherwise;

•
Evans & Evans has relied upon a written letter of representation from management of DevvStream stating that the information and management’s representations made to Evans & Evans in preparing the DevvStream Fairness Opinion are accurate, correct, and complete, and that there are no material omissions of information that would affect the conclusions contained in the DevvStream Fairness Opinion;

•
the DevvStream Fairness Opinion is based on the economic, market and other conditions prevailing as of the date of the DevvStream Fairness Opinion, and the written and oral information made available to Evans & Evans until the date of the DevvStream Fairness Opinion;

•
the DevvStream Fairness Opinion has been provided for the use of the DevvStream Board and should not be construed as a recommendation to vote in favour of the Business Combination. The DevvStream Fairness Opinion will be one factor, among others, that the DevvStream Board will consider in determining whether to approve and recommend the Business Combination;

•
The reader must consider the DevvStream Fairness Opinion in its entirety, as selecting and relying on only a specific portion of the analysis or factors considered by Evans & Evans, without considering all factors and analyses together, could create a misleading view of the processes underlying the DevvStream Fairness Opinion;

•	Evans & Evans has not provided an opinion as to the price at which any securities of DevvStream, FIAC or the Combined Company will trade on any stock exchange at any time; and
•	The DevvStream Fairness Opinion does not express an opinion as to whether any alternative transaction might have been more beneficial to holders of Company Shares.
Scope of Work
In preparing the DevvStream Fairness Opinion, Evans & Evans reviewed agreements between DevvStream and third parties, and relied upon financial and other information, including prospective financial information, obtained from management, DevvStream’s advisors and from various public, financial and industry sources. Principal information included discussions with management, the DevvStream Board and advisors, DevvStream financial statements, budgets, forecasts and tax returns, corporate documents, DevvStream’s corporate presentation, DevvStream’s public filings, DevvStream share trading information, analyst and industry reports. Evans & Evans has not, to the best of its knowledge, been denied access by Management to any information requested by Evans & Evans.
Approach to Fairness
For the purposes of the DevvStream Fairness Opinion, Evans & Evans considered that the Business Combination would be fair, from a financial point of view, from the perspective of the holders of Company Shares as a group and did not consider the specific circumstances of any particular shareholder, including with regard to income tax considerations.
In addition, Evans & Evans considered, among other things, the following matters:
•	the value of sustainable fund assets in the United States compared to the Canadian market;
•	the equity value of DevvStream as implied by the Business Combination was supported by the net present value of the future cash flows of DevvStream as calculated and assessed by Evans & Evans;
•
the value implied by the Business Combination to DevvStream’s ownership in the Combined Company is a significant premium to the current market capitalization of DevvStream as well as the assessed value outlined in the DevvStream Fairness Opinion;

•
DevvStream, through a SPAC, is likely to have the access to growth capital and liquidity in the market for seeking funding for expansion and development, which could enhance its visibility and credibility, potentially attracting more investors;

•
there remains risk with respect to the cash in FIAC at the close of the Business Combination as FIAC has the option to redeem their shares (or cash out) at the full IPO price of $10.20, and Evans & Evans have found that redemption rates on de-SPAC transactions increased in 2022 and remain elevated in 2023; and

•
there is a risk associated with completing the PIPE Financing as private investment in public equity participation in de-SPAC transactions declined in the first quarter of 2023 and 90% of de-SPAC companies that went public between 2019 and Q1 2023 were trading below their IPO price; however, with respect to DevvStream, there is significant headroom for a decline in share price given the premium implied by the Business Combination.

Independence of Evans & Evans
Evans & Evans has confirmed that it is not the current auditor of DevvStream and is not an associated or affiliated entity or insider of DevvStream. Evans & Evans has also confirmed that it has no past, present or prospective interest in DevvStream or FIAC or any entity that is the subject of the DevvStream Fairness Opinion, and that Evans & Evans have no personal interest with respect to the parties involved. None of the fees received by Evans & Evans were contingent upon the outcome of the Business Combination.
Evans & Evans Conclusion
As of September 12, 2023, the date of the DevvStream Fairness Opinion, based on Evans & Evans’s scope of review, assumptions and limitations, the proposed Business Combination is fair, from a financial point of view, to the holders of Company Shares.
Satisfaction of 80% Test
It is a requirement under Nasdaq Listing Rules that any business acquired by FIAC have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination.
The balance of the funds in the Trust Account as of September 12, 2023, the date of execution of the Initial Business Combination Agreement, was approximately $61,211,295.04 and 80% thereof represents

$48,969,036.03. In reaching its conclusion that the Business Combination satisfied the 80% asset test, the FIAC Board looked at the enterprise value of DevvStream of approximately $145 million. In determining whether the enterprise value described above represents the fair market value of DevvStream, the FIAC Board considered all of the factors described above in this section, and the fact that the purchase price for DevvStream was the result of an arm’s length negotiation with DevvStream management, among other reasons. As a result, the DevvStream Board concluded that the fair market value of the businesses acquired was in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of FIAC’s management team and the FIAC Board, the FIAC Board believes that the members of FIAC’s management team and the FIAC Board are qualified to determine whether the Business Combination satisfies the 80% asset test.
Anticipated Accounting Treatment
The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, FIAC is treated as the “acquired” company for financial reporting purposes. DevvStream has been determined to be the accounting acquirer because existing DevvStream Shareholders, as a group, will retain the largest portion of the voting rights in the Combined Company when contemplating the various redemption scenarios, the executive officers of DevvStream are the initial executive officers of the combined company, and the operations of DevvStream will be the continued operations of the combined company.
Sources and Uses of Funds for the Business Combination
The following tables summarize the estimated sources and uses for funding the Business Combination (all numbers in millions):
No Redemption Scenario
Sources of Funds		Use of Funds
Cash in Trust Account	19,205,223	DevvStream Equity Rollover	145,000,000
PIPE Financing	—	Cash to Pro Forma Balance Sheet	2,620,223
DevvStream Equity Rollover	145,000,000	Transaction Fees & Expenses	13,360,000
Note Payable	—	Sponsor Working Capital Loan and Sponsor Administrative Expenses	2,420,000
Existing Cash on Balance Sheet	145,000	Note Payable Payoff	950,000
Total Sources	164,350,223	Total Uses	$164,350,223
50% Redemption Scenario
Sources of Funds		Use of Funds
Cash in Trust Account	9,602,612	DevvStream Equity Rollover	145,000,000
PIPE Financing	—	Cash to Pro Forma Balance Sheet	—
DevvStream Equity Rollover	145,000,000	Transaction Fees & Expenses	6,377,612
Note Payable	—	Sponsor Working Capital Loan and Sponsor Administrative Expenses	2,420,000
Existing Cash on Balance Sheet	145,000	Note Payable Payoff	950,000
Total Sources	$154,747,612	Total Uses	$154,747,612
Maximum Redemption Scenario
Sources of Funds		Use of Funds
Cash in Trust Account	—	DevvStream Equity Rollover	145,000,000
PIPE Financing	—	Cash to Pro Forma Balance Sheet	—
DevvStream Equity Rollover	145,000,000	Transaction Fees & Expenses	—
Note Payable	—	Sponsor Working Capital Loan and Sponsor Administrative Expenses	145,000
Existing Cash on Balance Sheet	145,000	Note Payable Payoff	—
Total Sources	$145,145,000	Total Uses	$145,145,000

Material United States Federal Income Tax Considerations
The following is a discussion of the material U.S. federal income tax considerations for beneficial owners of Class A Common Stock and FIAC Warrants (collectively, the “FIAC securities”) resulting from (i) the election by holders of Class A Common Stock to have their Class A Common Stock redeemed for cash, (ii) the SPAC Continuance and the adoption of the post-continuance FIAC Articles applicable to U.S. holders of Class A Common Stock that do not elect to have their Class A Common Stock redeemed for cash, (iii) the Business Combination, if it is completed, and (iv) the ownership and disposition of New PubCo Common Shares and New PubCo Warrants (collectively, the “New PubCo securities”) acquired pursuant to the Business Combination. This discussion is limited to considerations relevant to holders that hold FIAC securities or New PubCo securities, as applicable, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare equivalent tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including, but not limited to:
•	the Sponsor, and any directors or officers of FIAC or DevvStream, and their respective affiliates;
•	financial institutions or financial services entities;
•	broker dealers;
•	insurance companies;
•	dealers or traders in securities subject to a mark-to-market method of accounting;
•	persons subject to special tax accounting rules;
•
persons holding FIAC securities or New PubCo securities (prior to, at the time of or following, the Business Combination) as part of a “straddle,” hedge, conversion, constructive sale, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•
“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax and stockholders or other investors therein;

•	U.S. expatriates or former long-term residents of the United States;
•	governments or agencies or instrumentalities thereof;
•
partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) or beneficial owners of partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes);

•	regulated investment companies or real estate investment trusts;
•
persons who received their FIAC securities or New PubCo securities (prior to, at the time of, or following the Business Combination) as applicable, pursuant to the exercise of employee stock options or otherwise as compensation;

•
persons who have owned, own or will own (directly or through attribution) 5% or more (by vote or value) of the outstanding Class A Common Stock or New PubCo Common Shares (excluding treasury shares) as applicable;

•	S corporations (and stockholders thereof); and
•	tax-exempt entities, tax-qualified retirement plans and pension plans.

If you are a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes), the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and the activities of the partnership. Partnerships and their partners (or other owners) should consult their own tax advisors with respect to the consequences to them under the circumstances described herein.
This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. This summary does not address tax reporting requirements. This discussion also does not address the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis. You are urged to consult your own tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
FIAC has not sought, and does not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
As used in this summary, the term “U.S. holder” means a beneficial owner of FIAC securities or New PubCo securities, that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

As used in this summary, a “Non-U.S. holder” means a beneficial owner of FIAC Securities or New PubCo securities, as applicable, that is neither a U.S. holder nor a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes).
Unless the context requires otherwise, references to “we,” “us” or “our” in this section are to the business and operations of FIAC prior to the Business Combination and to New PubCo and its subsidiaries following the Business Combination.
Redemption of Class A Common Stock
In the event that a holder’s Class A Common Stock is redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section titled “The FIAC Stockholders Meeting — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale or exchange of Class A Common Stock, a U.S. holder will be treated in the same manner as described below under the section titled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New PubCo Securities,” and a Non-U.S. holder will be treated in the same manner as described below under the section titled “— Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of New PubCo Securities.” If the redemption does not qualify as a sale or exchange of Class A Common Stock, a U.S. holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section titled “— U.S. Holders — Distributions on New PubCo Common Shares,” and the tax consequences to a Non-U.S. holder described below under the section titled “— Non-U.S. Holder — Distributions on New PubCo Common Shares.”
Whether a redemption of shares of Class A Common Stock qualifies for sale treatment will depend largely on the total number of Class A Common Stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning Private Placement Warrants or FIAC Warrants and any New PubCo securities that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of FIAC’s shares outstanding both before and after the redemption. The redemption of Class A Common Stock generally will be treated as a sale or exchange of Class A Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in FIAC or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale or exchange treatment, a holder takes into account not only shares of Class A Common Stock actually owned by the holder, but also shares of Class A Common Stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock which could be acquired pursuant to the exercise of the Private Placement Warrants or the FIAC Warrants. Moreover, any New PubCo securities that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of FIAC outstanding voting stock actually and constructively owned by the holder immediately following the redemption of Class A Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of FIAC outstanding voting stock actually and constructively owned by such holder immediately before the redemption (taking into account both redemptions by other holders of Class A Common Stock and the New PubCo Common Shares to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (1) all of the Class A Common Stock actually and constructively owned by such holder are redeemed or (2) all of the Class A Common Stock actually owned by such holder are redeemed and such holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and such holder does not constructively own any other stock. The redemption of Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in FIAC. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in FIAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation where such shareholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests are satisfied, then the redemption of Class A Common Stock will be treated as a corporate distribution to the redeemed holder and the tax consequences to a U.S. holder will be as described below under the section titled “U.S. Holders — Distributions on New PubCo Common Shares,” and the tax consequences to a Non-U.S. holder will be as described below under the section titled “Non-U.S. Holders — Distributions on New PubCo Common Shares.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it. A holder should consult its own tax advisors as to the tax consequences of a redemption of all or a portion of their Class A Common Stock.
Tax Classification of New PubCo as a U.S. Domestic Corporation
For U.S. federal income tax purposes, a corporation is generally considered a U.S. or “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” or non-U.S. corporation (or non-U.S. tax resident) if it is not organized in the United States. Notwithstanding the fact that New PubCo is incorporated under the laws of Canada, we expect it will be treated as a U.S. domestic corporation (and therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder.
Under Section 7874 of the Code, a corporation created or organized outside the United States will be treated as a U.S. corporation for U.S. federal income tax purposes if the following conditions are met: (i) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a

U.S. corporation, including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation; (ii) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the country in which the non-U.S. corporation is created or organized relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Test”); and (iii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Ownership Test”).
As a result of the SPAC Continuance, New PubCo will acquire substantially all of the assets held by FIAC. Further, it is not expected that New PubCo will satisfy the substantial business activities test immediately after the SPAC Continuance. Accordingly, the application of Section 7874 to the SPAC Continuance is expected to depend upon satisfaction of the ownership test. Based upon the terms of the SPAC Continuance, the rules for determining share ownership under Section 7874 and the Treasury Regulations promulgated thereunder, and certain factual assumptions, it is expected that all holders of Class A Common Stock immediately prior to the SPAC Continuance will continue to hold all of New PubCo Common Shares immediately after the SPAC Continuance. Therefore, the ownership test will be satisfied and New PubCo will be treated as a U.S. corporation for U.S. federal income tax purposes if the SPAC Continuance is completed. However, whether the ownership test has been satisfied must be finally determined at completion of the SPAC Continuance, by which time there could be changes to the relevant facts and circumstances. In addition, the rules for determining ownership under Section 7874 are complex, unclear and the subject of recent and ongoing legislative and regulatory review and change. Accordingly, there can be no assurance that the IRS would not assert that New PubCo should be treated as a non-U.S. corporation for U.S. federal income tax purposes or that such an assertion would not be sustained by a court. If the IRS were to successfully challenge New PubCo’s status as a U.S. corporation for U.S. federal income tax purposes, the tax consequences described herein would be materially and fundamentally different. For example, in such circumstances, U.S. holders of FIAC securities could recognize gain as a result of the SPAC Continuance.
The remainder of this discussion assumes that New PubCo will be treated as a U.S. corporation for U.S. federal income tax purposes.
A number of significant and complicated U.S. federal income tax consequences may result from such classification, and this summary does not attempt to describe all such U.S. federal income tax consequences. Section 7874 of the Code and the Treasury Regulations promulgated thereunder do not address all of the possible tax consequences that arise from New PubCo being treated as a U.S. domestic corporation for U.S. federal income tax purposes. Accordingly, there may be additional or unforeseen U.S. federal income tax consequences to New PubCo that are not discussed in this summary.
Generally, New PubCo will be subject to U.S. federal income tax on its worldwide taxable income (regardless of whether such income is “U.S. source” or “foreign source”) and will be required to file a U.S. federal income tax return annually with the IRS. New PubCo anticipates that it will also be subject to tax in Canada. It is unclear how the foreign tax credit rules under the Code will operate in certain circumstances, given the treatment of New PubCo as a U.S. domestic corporation for U.S. federal income tax purposes and the taxation of New PubCo in Canada. Accordingly, it is possible that New PubCo will be subject to double taxation with respect to all or part of its taxable income. It is anticipated that such U.S. federal income, and Canadian, tax treatment will continue indefinitely and that the New PubCo Common Shares will be treated indefinitely as shares in a U.S. domestic corporation for U.S. federal income tax purposes, notwithstanding future transfers.
U.S. Holders
This section applies to you if you are a “U.S. holder.”
SPAC Continuance
The SPAC Continuance is intended to qualify as an “F reorganization” pursuant to Section 368(a) of the Code. Accordingly, a U.S. holder that is deemed to exchange FIAC securities (as a Delaware corporation) for New PubCo securities (as continued to the Province of Alberta, Canada) following the SPAC Continuance in pursuance of the plan of reorganization should not recognize capital gain or loss on the deemed exchange. Each such U.S. holder will have the same aggregate basis in its New PubCo securities after the SPAC Continuance as such U.S. holder had in the corresponding FIAC securities immediately prior to the SPAC Continuance. Such U.S. holder’s holding period in the New PubCo securities immediately following the SPAC Continuance will include such U.S. holder’s holding period in the corresponding FIAC securities immediately prior to the SPAC Continuance. Although the matter is not entirely clear, these consequences to the U.S. holders assume, and we intend to take the position, that the adoption of the post-continuance FIAC Articles in connection with the SPAC Continuance does not have any U.S. federal income tax consequences to U.S. holders. All U.S. holders of FIAC securities are urged to consult their tax advisers with respect to the potential tax consequences to them of the SPAC Continuance.
Ownership of New PubCo Common Shares and Warrants
Distributions on New PubCo Common Shares. A corporate distribution by New PubCo generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from New PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in the New PubCo Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the New PubCo Common Shares and will be treated as described below under the section titled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New PubCo Securities.”
Dividends paid by New PubCo to a U.S. holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid by New PubCo to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements for New PubCo Common Shares with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Dividends received by a U.S. holder generally will not be subject to U.S. withholding tax but will be subject to Canadian withholding tax. Such dividends may not qualify for a reduced rate of withholding tax under the Canada-U.S. Tax Convention. For U.S. federal income tax purposes, a U.S. holder may elect for any taxable year to receive either a credit or a deduction for all foreign income taxes paid by the holder during the year. Dividends paid by New PubCo will be characterized as U.S. source income for purposes of the foreign tax credit rules under the Code. Accordingly, U.S. holders generally will not be able to claim a credit for any Canadian tax withheld unless, depending on the circumstances, they have an excess foreign tax credit limitation due to other foreign source income that is subject to a low or zero rate of foreign tax. Subject to certain limitations, a U.S. holder should be able to take a deduction for the U.S. holder’s Canadian tax paid, provided that the U.S. holder has not elected to credit other foreign taxes during the same taxable year.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New PubCo Securities. Upon a U.S. holder’s sale, taxable exchange or other taxable disposition of New PubCo Securities, such U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition of New PubCo Securities and the U.S. holder’s adjusted tax basis in the corresponding New PubCo Securities. A U.S. holder’s adjusted tax basis in its New PubCo Securities generally will equal such U.S. holder’s acquisition cost (and, in the case of New PubCo Common Shares, less any prior distributions paid to such U.S. holder with respect to its New PubCo Common Shares treated as a return of capital). Any such capital gain or loss generally will be long-term capital gain or loss if such U.S. holder’s holding period for the relevant New PubCo Securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of New PubCo Securities (i.e., New PubCo Securities purchased or acquired on different dates or at different prices) should consult their own tax advisors to determine how the above rules apply to them.
Exercise or Lapse of a New PubCo Warrant. A U.S. holder generally will not recognize gain or loss upon the acquisition of a New PubCo Common Share on the exercise of a New PubCo Warrant for cash. A U.S. holder’s tax basis in New PubCo Common Shares received upon exercise of a New PubCo Warrant generally should be an amount equal to the sum of the U.S. holder’s tax basis in the New PubCo Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for the New PubCo Common Shares received upon exercise of a New PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the New PubCo Warrant and will not include the period during which the U.S. holder held the New PubCo Warrant. If a New PubCo Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the New PubCo Warrant.
The tax consequences of a cashless exercise of a New PubCo Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the New PubCo Common Shares received would equal the holder’s basis in the New PubCo Warrants exercised therefor. If the cashless exercise were treated as a recapitalization, the holding period of the New PubCo Common Shares would include the holding period of the New PubCo Warrants exercised therefor. However, if the cashless exercise were treated as not being a realization event, a U.S. holder’s holding period in the New PubCo Common Shares may instead be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the New PubCo Warrants.
It is also possible that a cashless exercise of a New PubCo Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of New PubCo Warrants having a value equal to the aggregate exercise price of the total number of New PubCo Warrants to be exercised (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the total exercise price for the total number of warrants to be exercised and (ii) the U.S. holder’s adjusted basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the New PubCo Common Shares received would equal the U.S. holder’s tax basis in the New PubCo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the New PubCo Common Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the New PubCo Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of New PubCo Warrants.
Possible Constructive Dividends. The terms of each New PubCo Warrant provide for an adjustment to the number of New PubCo Common Shares for which the New PubCo Warrant may be exercised or to the exercise price of the New PubCo Warrant in certain events, as discussed in the section of this proxy statement/prospectus titled “Description of Securities of New PubCo.” An adjustment that has the effect of preventing dilution generally is not taxable. A U.S. holder of a New PubCo Warrant would, however, be treated as receiving a constructive distribution from New PubCo if, for example, the adjustment increases the holder’s proportionate interest in New PubCo’s assets or earnings and profits (e.g., through an increase in the number of New PubCo Common Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the New PubCo Common Shares which is taxable to the U.S. holders of such shares as described under “—Distributions on New PubCo Common Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from New PubCo equal to the fair market value of such increased interest.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.”
SPAC Continuance
The U.S. federal income tax consequences of the SPAC Continuance to non-U.S. holders generally will correspond to the U.S. federal income tax consequences described above under “— U.S. Holders — SPAC Continuance,” except that, to the extent the SPAC Continuance results in a taxable exchange of FIAC securities, the tax consequences for a non-U.S. holder of recognizing gain in such a taxable exchange would correspond to the tax consequences of recognizing gain on a sale or other disposition of New PubCo securities described below under the heading “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of New PubCo Securities.”

Ownership of New PubCo Common Shares and Warrants
Distributions on New PubCo Common Shares. A corporate distribution by New PubCo, to the extent paid out of New PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, under certain income tax treaties, such dividend is not attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder), New PubCo will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its New PubCo Common Shares and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the New PubCo Common Shares, which will be treated as described below under the section titled “— Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of New PubCo Securities.”
The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).
Gain on Sale, Taxable Exchange or Other Taxable Disposition of New PubCo Securities. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of a sale, taxable exchange or other taxable disposition of New PubCo securities, unless:
•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•	such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or
•
New PubCo is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held the New PubCo securities and, in the circumstance in which such New PubCo securities are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of that class of New PubCo securities at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the New PubCo securities. There can be no assurance that the New PubCo securities will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30 percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30 percent (30%).
If the third bullet point above applies to a Non-U.S. holder, any gain recognized by such Non-U.S. holder in the disposition will be subject to tax at generally applicable U.S. federal income tax rates. In addition, New PubCo may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Exercise or Lapse of a New PubCo Warrant. The U.S. federal income tax characterization of a non-U.S. holder’s exercise of a New PubCo Warrant, or the lapse of a New PubCo Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax characterization of the exercise or lapse of a warrant by a U.S. holder, as described above in the section titled “— U.S. Holders — Exercise or Lapse of a New PubCo Warrant.” To the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs for a non-U.S. holder’s gain on the sale or other disposition of New PubCo Warrants.
Possible Constructive Dividends. The characterization for U.S. federal income tax purposes of adjustments to the number of New PubCo Common Shares for which a New PubCo Warrant may be exercised or the exercise price of a New PubCo Warrant in certain events will generally correspond to the U.S. federal income tax characterization of such adjustments with respect to a U.S. holder’s New PubCo Warrant, as described above under “— U.S. Holders — Possible Constructive Distributions.” The U.S. federal income tax consequences for a non-U.S. holder of a constructive distribution would be the same as the U.S. federal income tax consequences of receiving a cash distribution from New PubCo equal to the fair market value of the increased interest in New PubCo’s assets or earnings and profits, as described above under “— Distributions on New PubCo Common Shares.”
Information Reporting and Backup Withholding
Dividend payments with respect to Class A Common Stock and proceeds from the sale, taxable exchange or taxable redemption of Class A Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding at a twenty-four percent (24%) rate. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
Amounts treated as dividends that are paid to a Non-U.S. holder are generally subject to reporting on IRS Form 1042-S even if the payments are exempt from withholding. A Non-U.S. holder generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
FATCA Withholding Taxes
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30 percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on Class A Common Stock and New PubCo Common Shares. Previously, withholding with respect to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest was scheduled to begin on January 1, 2019; however, such withholding has been eliminated under proposed U.S. Treasury regulations, which can be relied on until final regulations become effective. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or applicable IRS Form W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. All holders of Class A Common Stock should consult their tax advisers regarding the effects of FATCA on a redemption of Class A Common Stock.
THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO THE REDEMPTIONS, THE SPAC CONTINUANCE AND THE

ADOPTION OF THE POST-CONTINUANCE FIAC ARTICLES, THE BUSINESS COMBINATION AND THE OWNERSHIP AND DISPOSITION OF NEW PUBCO SECURITIES WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH HOLDER OF CLASS A COMMON STOCK. HOLDERS OF CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE FOREGOING, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.
Certain Canadian Federal Income Tax Considerations
The following is, as of the date of this proxy statement/prospectus, a general summary of the principal Canadian federal income tax considerations under the Tax Act and the regulations thereunder (the “Regulations”) generally applicable to a holder of Per Common Share Amalgamation Consideration, being New PubCo Common Shares received by such holder in exchange for issued and outstanding Company Shares pursuant to the Amalgamation after the SPAC Continuance. This summary only applies to such a holder who, at all relevant times and for the purposes of the Tax Act, beneficially owns such New PubCo Common Shares and Company Shares, deals at arm’s length with FIAC and FIAC’s underwriters, is not affiliated with FIAC or FIAC’s underwriters, and holds such New PubCo Common Shares and Company Shares as capital property (each, a “Holder”), all within the meaning of the Tax Act. The New PubCo Common Shares will generally be considered to be capital property to a Holder unless the Holder holds or uses the New PubCo Common Shares or is deemed to hold or use New PubCo Common Shares in the course of carrying on a business of trading or dealing in securities or has acquired them or is deemed to have acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade.
This summary does not apply to a Holder (a) that is a “financial institution” for purposes of the mark-to-market rules contained in the Tax Act; (b) an interest in which is or would constitute a “tax shelter investment” as defined in the Tax Act; (c) that is a “specified financial institution” as defined in the Tax Act; (d) that is a corporation resident in Canada (for the purposes of the Tax Act) or a corporation that does not deal at arm’s length with a corporation resident in Canada, and that is or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of New PubCo Common Shares, controlled by a non-resident person, or group of non-resident persons not dealing at arm’s length for the purposes of the “foreign affiliate dumping” rules in Section 212.3 of the Tax Act, all within the meaning of the Tax Act; (e) that reports its “Canadian tax results”, as defined in the Tax Act, in a currency other than Canadian currency; (f) that is exempt from tax under the Tax Act; (g) that has entered into, or will enter into, a “synthetic disposition arrangement” or a “derivative forward agreement” with respect to New PubCo Common Shares, as those terms are defined in the Tax Act; (h) that has received or will receive New PubCo Common Shares as a result of the exercise of an employee stock option, settlement of a restricted stock unit or pursuant to any other equity-based compensation plan; or (i) that receives dividends on its New PubCo Common Shares under, or as part of, a “dividend rental arrangement” as defined in the Tax Act. Such Holders should consult their own tax advisors with respect to their acquisition and holding of New PubCo Common Shares.
This summary does not address (a) the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of New PubCo Common Shares, (b) the tax considerations applicable to holders of stock options, restricted stock units or any other equity-based compensation award, or (c) the tax considerations applicable in respect of the SPAC Continuance or the Business Combination, except only in respect of the Amalgamation and as expressly set out below under the heading “— SPAC Continuance.”
This summary is based on the current provisions of the Tax Act and the Regulations in force as of the date of this proxy statement/prospectus, specific proposals to amend the Tax Act and the Regulations (the “Tax Proposals”) which have been announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Canada United States Tax Convention (1980) (the “Canada-U.S. Tax Convention”), and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date hereof. This summary assumes that the Tax Proposals will be enacted in the form proposed and does not take into account or anticipate any other changes in law or any changes in the CRA’s administrative policies and assessing practices, whether by way of judicial, legislative or governmental decision or action, nor does it take into account any other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein. No assurances can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial, or administrative changes will not modify or change the statements expressed herein.
This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the Amalgamation or the acquisition or holding of New PubCo Common Shares. This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business, or income tax advice to any particular Holder. Holders should consult their own income tax advisors with respect to the tax consequences applicable to them based on their own particular circumstances.
SPAC Continuance
As discussed in more detail under the heading “The SPAC Continuance Proposal (Proposal 2)” in this proxy statement/prospectus, upon the SPAC Continuance, the DCGL will cease to apply to FIAC and FIAC will thereupon become subject to the BCBCA. The SPAC Continuance, in and of itself, will not create a new legal entity, affect the continuity of FIAC as a legal entity, or result in a disposition, for purposes of the Tax Act, by FIAC stockholders of the issued and outstanding shares they hold in FIAC at the time of the SPAC Continuance.
Amounts Determined in Canadian Dollars
Generally, for purposes of the Tax Act, all amounts relating to New PubCo Common Shares (including dividends, cost, adjusted cost base, and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars or other currencies must be converted into Canadian dollars using the daily exchange rate published by the Bank of Canada on the particular date the particular amount arose, or such other rate of exchange as may be accepted by the CRA. Holders may therefore realize additional income or gain by virtue of changes in foreign exchange rates and are advised to consult with their own tax advisors in this regard. Currency tax issues are not discussed further in this summary.
Residents of Canada
The following portion of this summary is generally applicable to a Holder who, for the purposes of the Tax Act, is resident or deemed to be resident in Canada at all relevant times (each, a “Resident Holder”). Certain Resident Holders whose New PubCo Common Shares might not otherwise qualify as capital property may be entitled to make an irrevocable election pursuant to subsection 39(4) of the Tax Act to have New PubCo Common Shares, and every other “Canadian security,” as defined in the Tax Act, owned by such Resident Holder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. Resident Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances.
Amalgamation
Under the Tax Act, a Resident Holder who is not a Dissenting Resident Holder (as defined below) should not realize a capital gain or a capital loss as a result of the exchange of that Resident Holder’s Company Shares for New PubCo Common Shares (and no other consideration) pursuant to the Amalgamation. The cost to that Resident Holder of the New PubCo Common Shares received on the Amalgamation will be equal to the total adjusted cost base of the Company Shares to that Resident Holder immediately before the Amalgamation.
A Resident Holder who is paid for their Company Shares by New PubCo or Amalco pursuant to the valid exercise of a statutory dissent right in respect of the Amalgamation (a “Dissenting Resident Holder”) will be considered to have disposed of those Company Shares for proceeds of disposition equal to the amount paid, other than interest awarded by a court. Under certain published administrative practices of the CRA, such a disposition of Company Shares should generally give rise to a capital gain or capital loss (rather than a deemed dividend) equal to the amount by which the proceeds of disposition of those Company Shares exceed (or are exceeded by) the aggregate adjusted cost base of those Company Shares to that Dissenting Resident Holder. Because of the uncertainty under the Tax Act as to whether such amount paid to a Dissenting Resident Holder will give rise to a capital gain (or capital loss) rather than a deemed dividend, Dissenting Resident Holders should consult their own tax advisors in this regard.

Taxation of Dividends
In the case of a Resident Holder who is an individual (including certain trusts), dividends (including deemed dividends) received on New PubCo Common Shares will be included in the Resident Holder’s income and be subject to the gross up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations, including the enhanced gross up and dividend tax credit for “eligible dividends” properly designated as such by FIAC. There may be limitations on the ability of FIAC to designate dividends as eligible dividends. Taxable dividends received by such Resident Holder who is an individual (including certain trusts) may give rise to minimum tax under the Tax Act.
In the case of a Resident Holder that is a corporation, such dividends (including deemed dividends) received on New PubCo Common Shares will be included in the Resident Holder’s income and will normally be deductible in computing such Resident Holder’s taxable income, subject to certain restrictions and special rules under the Tax Act. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received or deemed to be received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors with respect to the application of subsection 55(2) of the Tax Act having regard to their own circumstances.
A Resident Holder that is a “private corporation” or “subject corporation,” as such terms are defined in the Tax Act, may be liable to pay a refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on New PubCo Common Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income for the year.
Disposition of New PubCo Common Shares
A Resident Holder who disposes of, or is deemed to have disposed of, a New PubCo Common Share (other than to FIAC, unless purchased by FIAC in the open market in the manner in which shares are normally purchased by any member of the public in the open market) will realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition in respect of the New PubCo Common Share exceed (or are exceeded by) the aggregate of the adjusted cost base to the Resident Holder of such New PubCo Common Share immediately before the disposition or deemed disposition and any reasonable expenses incurred for the purpose of making the disposition. The adjusted cost base to a Resident Holder of a New PubCo Common Share will be determined by averaging the cost of that New PubCo Common Share with the adjusted cost base (determined immediately before the acquisition of the New PubCo Common Share) of all other New PubCo Common Shares held as capital property at that time by the Resident Holder. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading “— Taxation of Capital Gains and Losses.”
Taxation of Capital Gains and Losses
Generally, one half of any capital gain (a “taxable capital gain”) realized by a Resident Holder must be included in the Resident Holder’s income for the taxation year in which the disposition occurs. Subject to and in accordance with the provisions of the Tax Act, one half of any capital loss incurred by a Resident Holder (an “allowable capital loss”) must generally be deducted from taxable capital gains realized by the Resident Holder in the taxation year in which the disposition occurs. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition generally may be carried back and deducted in the three preceding taxation years or carried forward and deducted in any subsequent year against taxable capital gains realized in such years, in the circumstances and to the extent provided in the Tax Act.
A capital loss realized on the disposition of a New PubCo Common Share by a Resident Holder that is a corporation may in certain circumstances be reduced by the amount of dividends which have been previously received or deemed to have been received by the Resident Holder on the New PubCo Common Shares. Similar rules may apply where a corporation is, directly or indirectly through a trust or partnership, a member of a partnership or a beneficiary of a trust that owns New PubCo Common Shares. A Resident Holder to which these rules may be relevant is urged to consult its own tax advisor.
Capital gains realized by an individual (including certain trusts) may result in the individual paying minimum tax under the Tax Act.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation,” as defined in the Tax Act, or a “substantive CCPC,” as defined in the Tax Proposals, may be liable to pay an additional refundable tax on its “aggregate investment income,” which is defined in the Tax Act to include an amount in respect of taxable capital gains.
Non-Residents of Canada
The following portion of this summary is generally applicable to a Holder who, for purposes of the Tax Act and at all relevant times, is neither resident nor deemed to be resident in Canada and does not use or hold, and will not be deemed to use or hold, New PubCo Common Shares in a business carried on in Canada (each, a “Non-Resident Holder”). The term “U.S. Holder” solely for the purposes of this summary under the heading “Certain Canadian Federal Income Tax Considerations,” means a Non-Resident Holder who, for purposes of the Canada-U.S. Tax Convention, is at all relevant times a resident of the United States and is a “qualifying person” within the meaning of the Canada-U.S. Tax Convention. In some circumstances, persons deriving amounts through fiscally transparent entities (including limited liability companies) may not be entitled to benefits under the Canada-U.S. Tax Convention. U.S. Holders are urged to consult their own tax advisors to determine their entitlement to benefits under the Canada-U.S. Tax Convention based on their particular circumstances.
Special considerations, which are not discussed in this summary, may apply to a Non-Resident Holder that is (a) an insurer that carries on an insurance business in Canada and elsewhere; (b) an “authorized foreign bank” as defined in the Tax Act; or (c) a “foreign affiliate,” as defined in the Tax Act, of a person resident in Canada. Such Non-Resident Holders should consult their own advisors.
Amalgamation
Under the Tax Act, a Non-Resident Holder who is not a Dissenting Non-Resident Holder (as defined below) should not realize a capital gain or a capital loss as a result of the exchange of that Non-Resident Holder’s Company Shares for New PubCo Common Shares (and no other consideration) pursuant to the Amalgamation. The cost to that Non-Resident Holder of the New PubCo Common Shares received on the Amalgamation will be equal to the total adjusted cost base of the Company Shares to that Non-Resident Holder immediately before the Amalgamation.
A Non-Resident Holder who is paid for their Company Shares by New PubCo or Amalco pursuant to the valid exercise of a statutory dissent right in respect of the Amalgamation (a “Dissenting Non-Resident Holder”) will be considered to have disposed of those Company Shares for proceeds of disposition equal to the amount paid, other than interest awarded by a court. Under certain published administrative practices of the CRA, such a disposition of Company Shares should generally give rise to a capital gain or capital loss (rather than a deemed dividend) equal to the amount by which the proceeds of disposition of those Company Shares exceed (or are exceeded by) the aggregate adjusted cost base of those Company Shares to that Dissenting Non-Resident Holder. Because of the uncertainty under the Tax Act as to whether such amount paid to a Dissenting Non-Resident Holder will give rise to a capital gain (or capital loss) rather than a deemed dividend, Dissenting Non-Resident Holders should consult their own tax advisors in this regard. Any interest awarded by a court and paid by New PubCo or Amalco should not be subject to withholding tax under the Tax Act.
Taxation of Dividends
Subject to an applicable tax treaty or convention, dividends paid or credited, or deemed to be paid or credited, to a Non-Resident Holder on New PubCo Common Shares will be subject to Canadian withholding tax under the Tax Act at the rate of 25% of the gross amount of the dividend. Such rate is generally reduced under the Canada-U.S. Tax Convention to 15% if the beneficial owner of such dividend is a U.S. Holder. The rate of withholding tax is further reduced to 5% if the beneficial owner of such dividend is a U.S. Holder that is a company that owns, directly or indirectly, at least 10% of the voting stock of FIAC. In addition, under the Canada-U.S. Tax Convention, dividends may be exempt from such Canadian withholding tax if paid to certain U.S. Holders that are qualifying religious, scientific, literary, educational or charitable tax exempt organizations or qualifying trusts, companies, organizations or arrangements operated exclusively to administer or provide pension, retirement or employee benefits or benefits for the self-employed under one or more funds or plans established to provide pension or retirement benefits or other employee benefits that are exempt from tax in the United States and that have complied with specific administrative procedures.

The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting, of which Canada is a signatory, affects many of Canada’s tax treaties and conventions (but not the Canada-U.S. Tax Convention), including the ability to claim benefits under those tax treaties and conventions. As a result, Non-Resident Holders should consult their own tax advisors to determine their entitlement to relief under any particular applicable tax treaty or convention in their particular circumstances.
Disposition of New PubCo Common Shares
A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of New PubCo Common Shares, unless New PubCo Common Shares constitute “taxable Canadian property,” as defined in the Tax Act, of the Non-Resident Holder at the time of the disposition and are not “treaty-protected property,” as defined in the Tax Act, of the Non-Resident Holder at the time of the disposition.
Generally, as long as New PubCo Common Shares are then listed on a designated stock exchange (which currently includes Nasdaq), New PubCo Common Shares will not constitute “taxable Canadian property” of a Non-Resident Holder at that time unless at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (a) the Non-Resident Holder, persons with which the Non-Resident Holder does not deal at arm’s length, partnerships whose members include, either directly or indirectly through one or more partnerships, the Non-Resident Holder or persons which do not deal at arm’s length with the Non-Resident Holder, or any combination of them, owned 25% or more of the issued shares of any class or series of shares in the capital of FIAC, and (b) more than 50% of the fair market value of New PubCo Common Shares was derived, directly or indirectly, from one or any combination of real or immovable property situated in Canada, “Canadian resource properties,” “timber resource properties” (each as defined in the Tax Act), and options in respect of or interests in, or for civil law rights in, any such property (whether or not such property exists). Notwithstanding the foregoing, a New PubCo Common Share may also be deemed to be taxable Canadian property of a Non-Resident Holder in certain circumstances.
Even if the New PubCo Common Shares are considered to be “taxable Canadian property” to a Non-Resident Holder, the Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of New PubCo Common Shares if New PubCo Common Shares are “treaty-protected property” of the Non-Resident Holder at the time of the disposition. In the case of a U.S. Holder, the New PubCo Common Shares of such U.S. Holder will generally constitute “treaty-protected property” for purposes of the Tax Act unless the value of the New PubCo Common Shares are derived principally from real property situated in Canada. For this purpose, “real property” has the meaning that term has under the laws of Canada and includes any option or similar right in respect thereof and usufruct of real property, rights to explore for or to exploit mineral deposits, sources and other natural resources and rights to amounts computed by reference to the amount or value of production from such resources.
If New PubCo Common Shares are taxable Canadian property of a Non-Resident Holder and are not treaty-protected property of the Non-Resident Holder at the time of their disposition, the consequences above under “— Residents of Canada — Disposition of New PubCo Common Shares” and “— Residents of Canada — Taxation of Capital Gains and Losses” will generally apply.
Non-Resident Holders whose New PubCo Common Shares are taxable Canadian property should consult their own advisors.
Eligibility for Investment
New PubCo Common Shares, if issued on the date hereof and listed on a “designated stock exchange” as defined in the Tax Act (which includes Nasdaq), would at that time be a “qualified investment” under the Tax Act and the Regulations for a trust governed by a “registered retirement savings plan” (“RRSP”), “registered retirement income fund” (“RRIF”), “tax-free savings account” (“TFSA”), “registered education savings plan” (“RESP”), “deferred profit sharing plan,” “registered disability savings plan” (“RDSP”) or “first home savings account” (“FHSA”), as those terms are defined in the Tax Act.
Notwithstanding that New PubCo Common Shares may be a qualified investment for an RRSP, RRIF, TFSA, RESP, RDSP or FHSA (each, a “Registered Plan”), if such New PubCo Common Shares are a “prohibited investment” within the meaning of the Tax Act for a Registered Plan, the holder, annuitant or subscriber of the Registered Plan, as the case may be, will be subject to penalty taxes as set out in the Tax Act. New PubCo Common Shares will generally be a “prohibited investment” for a Registered Plan if the holder, annuitant or subscriber, as the case may be, does not deal at arm’s length with FIAC for the purposes of the Tax Act or has a “significant interest,” as defined in the Tax Act, in FIAC, unless New PubCo Common Shares are “excluded property” within the meaning of the Tax Act, for the Registered Plan.
Holders and annuitants of Registered Plans should consult their own tax advisors with respect to whether any of its New PubCo Common Shares would be prohibited investments having regard to their particular circumstances.
Material Differences in Shareholder Rights
See “The SPAC Continuance Proposal (Proposal 2) — Comparison of DGCL and ABCA” for a summary comparison of certain provisions of the DGCL and the ABCA. This summary is not intended to be exhaustive and is qualified in its entirety by the full provisions of the DGCL, the ABCA, and the governing documents of FIAC or Amalco, as applicable.
Vote Required for Approval
The Business Combination is conditioned on the approval of the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal and the Charter Proposal at the FIAC Stockholders Meeting. Approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of FIAC Common Stock. A stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well a broker non-vote or abstention, will have the same effect as a vote “AGAINST” the Business Combination Proposal.
The Sponsor and FIAC’s directors and officers have agreed to vote any FIAC Common Stock owned by them in favor of the Business Combination pursuant to the Sponsor Side Letter. As of the Record Date, such stockholders beneficially owned 5,750,000 shares of FIAC Common Stock, excluding shares issuable upon the exercise of warrants, amounting to approximately 77% of the outstanding shares of FIAC Common Stock. Accordingly, the Business Combination Proposal will be approved if the Sponsor votes in favor of such Proposal, even if all other stockholders vote against such Proposal. As of the date hereof, the Sponsor and FIAC’s directors and officers have not purchased any additional FIAC Common Stock.
Recommendation of the FIAC Board
THE FIAC BOARD RECOMMENDS THAT FIAC STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of FIAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FIAC and its stockholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, FIAC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal (Proposal 1) — Interests of FIAC’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE SPAC CONTINUANCE PROPOSAL (PROPOSAL 2)
General
FIAC is currently incorporated as a Delaware corporation. Pursuant to the Business Combination Agreement and subject to the terms and conditions contained therein, in connection with the Business Combination, FIAC proposes to be continued from the State of Delaware to the Province of Alberta, Canada, and continue as a company existing under the ABCA. This transaction is known as a “continuance” under Alberta law. As discussed in this proxy statement/prospectus, FIAC stockholders are being asked to consider and vote upon a proposal to approve the SPAC Continuance, and in connection therewith, the adoption of the post-continuance FIAC Articles in substantially the form attached to this proxy statement/prospectus as Annex B. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the SPAC Continuance. In particular, you are directed to the Business Combination Agreement. Copies of the Initial Business Combination Agreement and the First Amendment are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/prospectus.
Effect of Continuance
Upon the SPAC Continuance, the DGCL will cease to apply to FIAC, and FIAC will thereupon become subject to the ABCA. The SPAC Continuance will not create a new legal entity, affect the continuity of FIAC or result in a change in its business. The FIAC Board would continue to constitute the board of directors of FIAC upon the SPAC Continuance becoming effective.
The SPAC Continuance will not affect FIAC’s status as a listed company on Nasdaq, as a reporting issuer under the securities laws of the United States, and FIAC would remain subject to the requirements of such laws.
As of the Effective Time of the SPAC Continuance, the FIAC Charter will be replaced with the post-continuance FIAC Articles under the ABCA, the legal domicile of FIAC will be the Province of Alberta and FIAC will no longer be subject to the provisions of the DGCL.
Comparison of DGCL and ABCA
Following the SPAC Continuance, FIAC will be governed by the ABCA. Although the rights and privileges of stockholders under the ABCA are in certain instances comparable to those under the DGCL, there are several notable differences, and stockholders are advised to review the information contained in this proxy statement and to consult with their professional advisors. The following is a summary comparison of certain provisions of the DGCL and the ABCA. This summary is not intended to be exhaustive and is qualified in its entirety by the full provisions of the DGCL, the ABCA, and the governing documents of FIAC and New PubCo, as applicable. The following summary does not generally reflect any of the rules of Nasdaq or securities laws that may apply to FIAC or New PubCo, as applicable.
	DGCL	ABCA
Authorized Capital
A Delaware corporation may only issue the number of shares that is authorized by its certificate of incorporation and stockholder approval must be obtained to amend the certificate of incorporation to authorize the issuance of additional shares.
Under the ABCA, a company has the authority to issue an unlimited number of shares. Under Alberta law, there is no franchise tax on authorized capital stock.

Pre-emptive Rights	The DGCL does not contain provisions in respect to pre-emptive rights to receive additional shares.	Under the ABCA, shareholders have no pre-emptive rights to receive additional shares unless such rights are provided in the articles of the company or its unanimous shareholders agreement.

	DGCL	ABCA

Under ABCA, if the articles or a unanimous shareholder agreement provides, no shares of a class shall be issued unless the shares have first been offered to the shareholders holding shares of that class, and those shareholders have a pre-emptive right to acquire the offered shares in proportion to their holdings of the shares of that class, at the same price and on the same terms as those shares are to be offered to others.

Notwithstanding that the articles provide pre-emptive rights, shareholders have no pre-emptive right in respect of shares to be issued (a) for a consideration other than money, (b) as a share dividend, or (c) pursuant to the exercise of conversion privileges, options or rights previously granted by the corporation.

Declaration of Dividends, Distributions, Repurchases and Redemptions
Under the DGCL, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of:

 • Surplus of the corporation,which is defined as net assets less statutory capital; or

 •  If no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year.

If, however, the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the board of directors shall not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if such repurchase or redemption would impair the capital of the corporation. A corporation may, however,

Unless a company’s articles provide otherwise, a company may declare a dividend in money or property (including by issuing shares by way of dividend) unless there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of the company’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

Further, under the ABCA, the purchase or other acquisition by a company of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends, as set out above. A company is permitted, under its articles, to acquire any of its shares, subject to the special rights and restrictions attached to such class or series of shares and the approval of its board of directors.

Shares issued by a company and purchased, redeemed or otherwise acquired by it shall be cancelled or, if the articles limit the number of authorized shares of a class or series, may be restored to the status of authorized but unissued shares of the class.

	DGCL	ABCA

purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets to a preference over another class or series of its shares if such shares will be retired and the capital reduced.
Pursuant to the ABCA, except in limited circumstances set out in the ABCA, a company shall not hold shares in itself.

Compulsory Acquisitions
Under certain circumstances, the DGCL permits an acquiring party to compulsorily acquire the shares of minority holders by acquiring pursuant to a tender offer the requisite number of shares required to adopt a merger agreement by such corporation’s organizational documents (the “Offeror”). If an Offeror has obtained the requisite number of shares to which the offer relates, the Offeror may require any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering stockholders will be compelled to sell their shares.

The ABCA provides that if, within 120 days after the making of an offer to acquire shares, or any class of shares, of a company, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice within 180 days after the date of the offer, to acquire (on the same terms on which the offeror acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer. Offerees may apply to the court, within 20 days of the offeror paying the money or transferring the consideration for the shares, and the court may set a different price or terms of payment and may make any consequential orders or directions as it considers appropriate.

Size of Board of Directors
The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.

The ABCA states that a company shall have one or more directors but a reporting issuer whose shares are held by more than one person shall have not fewer than 3 directors, at least 2 of whom are not officers or employees of the company or its affiliates.

Director Qualifications
The DGCL has no similar requirements; however, the governance standards of both the Nasdaq Capital Market and the Toronto Stock Exchange require a majority of a listed company’s directors to be independent.
Both the ABCA and certain applicable provincial securities legislation and policies, prescribe director independence requirements.

	DGCL	ABCA
Election and Appointment of Directors	The DGCL does not contain provisions with respect of the appointment and election of directors.
The ABCA provides for the election of directors by an ordinary resolution at an annual meeting of shareholders.

An “ordinary resolution” means a resolution (1) passed by a majority of the votes cast by the shareholders who voted in respect of that resolution, or (2) signed by all the shareholders entitled to vote on that resolution.

Removal and Term of Directors
Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

Under the ABCA, provided that the articles of a company do not provide for cumulative voting, shareholders of the company may, by ordinary resolution passed at a special meeting, remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an “ordinary resolution” at a meeting of the shareholders of that class or series.
All directors are eligible for re-election or re-appointment.

Fiduciary Duties of Directors and Officers	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
Directors of a company incorporated under the ABCA have fiduciary obligations to the company. The ABCA requires directors and officers of an Alberta company, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Conflicts of Interest of Directors	The DGCL does not contain provisions with respect to the conflict of interest of directors.
Under the ABCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interests of the company; (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; (iii) act in accordance with the ABCA and the regulations thereunder; and (iv) subject to (i) to (iii), act in accordance with the articles and bylaws of the company. These statutory duties are in addition to duties under common law and equity.

DGCL	ABCA

The ABCA provides that a director or senior officer of a company holds a disclosable interest in a contract or transaction if the contract or transaction is material to the company, the company has entered, or proposes to enter, into the contract or transaction, either of (a) the director or senior officer has a material interest in the contract or transaction or (b) the director or senior officer is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction, and the interest is known by the director or senior officer or reasonably ought to have been known.

The ABCA provides that a director of a company is required to disclose his or her interest with respect to a material contract or transaction or proposed material contract or transaction, with the company.

Under the ABCA, directors do not have to abstain from voting on matters related to director compensation.

A director or senior officer of a company may be liable to account to the company for any profit that accrues to the director or senior officer under or as a result of a contract or transaction in which the director or senior officer holds a disclosable interest.

A contract or transaction in respect of which such conflict of interest disclosure has been made may be approved by the directors or by a special resolution.

A director who has a disclosable interest in a contract or transaction is not entitled to vote on any directors’ resolution to approve that contract or transaction.

	DGCL	ABCA
Indemnification of Directors and Officers
A corporation is generally permitted to indemnify its directors and officers acting in good faith. A corporation is generally permitted to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

Under the ABCA and pursuant to FIAC’s current bylaws, FIAC will indemnify present or former directors or officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment that is reasonably incurred by the individual in relation to any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us. In order to qualify for indemnification such directors or officers must:

1) have acted honestly and in good faith with a view to the best interests of the corporation; and

2) in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his conduct was lawful.

The ABCA also provides that such persons are entitled to indemnity from the company in respect of all costs, charges and expenses reasonably incurred in connection with the defense of any such proceeding if the person was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the person ought to have done, and otherwise meets the qualifications for indemnity described above.

Limitation on Director Liability
Permits the limiting or eliminating of the monetary liability of a director or officer to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.

Under the ABCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interests of the company; (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; (iii) act in accordance with the ABCA and the regulations thereunder; and (iv) subject to (i) to (iii), act in accordance with the articles and bylaws of the company. These statutory duties are in addition to duties under common law and equity.

	DGCL	ABCA

No provision in a contract or the articles of a company may relieve a director or officer of a company from the above duties.

Under the ABCA, a director is not liable for certain acts if the director has otherwise complied with his or her duties and relied, in good faith, on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (ii) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (iii) a statement of fact represented to the director by an officer of the company to be correct, or (iv) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate or that information or representation was fraudulently made or inaccurate. Further, a director is not liable if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the ABCA.

Shareholder Meetings	The DGCL provides that a special meeting of the stockholders may be called by the board of directors or by any person or persons as may be authorized by the certificate of incorporation or bylaws.
The ABCA provides that the directors shall call an annual meeting of shareholders not later than 18 months after (i) the date of its incorporation or (ii) the date of its certificate of amalgamation, in the case of an amalgamated company, and subsequently not later than 15 months after holding the last preceding annual meeting, and may at any time call a special meeting of shareholders. Under the ABCA, the registered holders or beneficial owners of not less than 5% of the issued shares of a company that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition, but the beneficial owners of shares do not hereby acquire the direct right to vote at the meeting that is the subject of the requisition.

	DGCL	ABCA
Notice of Meetings	The DGCL does not specify the manner that notice of meetings is to be served.
Under the ABCA, a company must send notice of the date and time and, if applicable, the location of a general meeting of the company at least (a) if the company to which the period relates is a public company, 21 days and not more than 50 days before the meeting, or (b) if the company to which the period relates is not a public company, the company’s bylaws may provide that the notice period is not less than 7 days and not more than 60 days before the meeting (x) to each shareholder entitled to attend the meeting, (y) to each director, and (z) to the auditor of the company.

Special Meetings	The DGCL does not specify the manner that special meetings may be called.	The ABCA does not specify the manner that special meetings may be called.

Requisition of Meetings by Stockholders	The DGCL does not specify the manner that stockholders may requisition a meeting of the stockholders.
Under the ABCA, the registered holders or beneficial owners of not less than 5% of the issued shares of a company that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of the stockholders for the purposes stated in the requisition, but the beneficial owners of shares do not thereby acquire the direct right to vote at the meeting that is the subject of the requisition. Upon receiving such a requisition, the directors must call a meeting of stockholders to transact the business stated in the requisition unless (i) a record date has been fixed; (ii) the directors have called a meeting of shareholders and have given notice of the meeting; or (iii) the business of the proposed meeting includes certain matters enumerated in the ABCA whereby the directors are not required to call a meeting.

Subject to certain exceptions, if the directors do not call a shareholders’ meeting within 21 days after receiving the requisition, any registered holder or beneficial owner of shares who signed the requisition may call the meeting.

	DGCL	ABCA
Record Date; Notice Provisions
The DGCL does not specify requirements with respect to the manner for setting a record date for determining the stockholders entitled to receive notice of a meeting or the manner that notice of a stockholders meeting is to be provided.

The ABCA provides that the directors can fix in advance a date as the record date for the purpose of determining stockholders (i) entitled to receive payment of a dividend; (ii) entitled to participate in a liquidation or distribution; (iii) entitled to notice of a meeting of stockholders; or (iv) entitled to vote at a meeting of stockholders. Such record date must not precede by more than 50 days the date on which the action in (i) or (ii) is to be taken. For the purpose of determining shareholders entitled to receive notice of or to vote at a meeting of shareholders, such record date must not precede by more than 50 days or by less than 21 days the date on which the meeting is to be held.

If no record date is set, (a) the record date for determining the stockholders who are entitled to notice of, or to vote at, a meeting of stockholders is (i) close of business on the day immediately preceding the first date on which notice is sent, or (ii) if no notice is sent, the day on which the meeting is held, and (b) the record date for determining stockholders for any other purpose other than to establish a shareholder’s right to receive notice of or to vote as a meeting, is close of business on the date on which the directors pass the resolution relating to the matter for which the record date is required.

Shareholder Proposals	The DGCL does not specify the manner that a stockholder’s proposal should be presented for a shareholder’s meeting.
Under the ABCA, a registered holder or beneficial owner of shares may submit to the company notice of any matter related to the business or affairs of the company that the registered holder or beneficial owner of shares proposes to raise at the meeting, and discuss at the meeting any matter in respect of which the registered holder or beneficial owner of the shares would have been entitled to submit a proposal.

To be eligible to make a proposal, a person must: (a) be a registered holder or beneficial owner of at least one percent (1%) of all issued voting shares of the company for at least six months or with a fair market value of a least $2,000 for at least six months; (b) have the support of other registered holders or beneficial

DGCL	ABCA

owners of shares of at least five percent of the issued voting shares of the company; (c) provide to the company his or her name and address and the names and addresses of those registered holders or beneficial owners of shares who support the proposal; and (d) continue to hold or own the prescribed number of shares up to and including the day of the meeting at which the proposal is to be made.

Under the ABCA, subject to certain exemptions, if so requested by the registered holder or beneficial owner of shares, the company shall include in the management proxy circular or attach to it a statement by the registered holder or beneficial owner of shares of not more than 200 words in support of the proposal, and the name and address of the registered holder or beneficial owner of shares.

If a company refuses to include a proposal in a management proxy circular, the company shall, within 10 days after receiving the proposal, notify the registered holder or beneficial owner of shares submitting the proposal of its intention to omit the proposal from the management proxy circular and send to the registered holder or beneficial owner of shares a statement of the reasons for the refusal.

The registered holder or beneficial owner of shares to whom such notice is sent may apply to the court for a review of the company’s decision. The court may restrain the holding of the annual general meeting in relation to which the proposal is made and may make any other order it considers appropriate. The company or any person claiming to be aggrieved by a proposal may apply to the court for an order permitting or requiring the company to refrain from processing the proposal and the court, if it is satisfied, may make such order as it considers appropriate.

	DGCL	ABCA
Quorum
Quorum is a majority of shares entitled to vote at the meeting present in person or represented by proxy unless otherwise set in the constitutional documents, but cannot be less than one third of shares entitled to vote at the meeting.

The ABCA provides that, unless the bylaws provide otherwise, a quorum of shareholders is present at a meeting of shareholders (irrespective of the number of persons actually present at the meeting) if holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy.

Voting Rights
Subject to the articles of continuance, matters which require stockholder approval, whether under Delaware statute or the company’s articles of continuance, are determined (subject to quorum requirements) by simple majority of the shares present and voting at a meeting of stockholders. Where the proposed action requires approval by “special resolution” (such as the amendment of the company’s constitutional documents) the approval of not less than two-thirds of the shares present and voting at a meeting of stockholders is required.

Generally, matters passed at a shareholder meeting are required to be passed by ordinary resolution, other than actions which are required by the ABCA or a company’s articles to be passed by a greater number of the votes cast.

Under the ABCA, an ordinary resolution means a resolution (a) passed by a majority of the votes cast by the shareholders who voted in respect of that resolution, or (b) signed by all the shareholders entitled to vote on that resolution.

Under the ABCA, a special resolution means a resolution passed by a majority of not less than 2/3 of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution.

The proposed post-continuance FIAC Articles specify that a 2/3 majority of votes cast on the resolution will constitute a special majority.

Amendments to Governing Documents
Under the DGCL, the board of directors must first recommend the amendment to the governing documents to the stockholder unless the board determines that, because of conflict of interest or other special circumstances, it cannot make a recommendation. Unless a greater level of approval is required by the governing documents or by the board (which can condition its submission of a proposed amendment on any basis), the amendment must be approved by (i) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ appraisal rights and (ii) a majority of the votes cast by any other voting group entitled to vote on the amendment.The

Under the ABCA, amendments to the articles generally requires approval by special resolution of the voting shares. If the proposed amendment would affect a particular class of securities in certain specified ways, the holders of shares of that class would be entitled to vote separately as a class on the proposed amendment, whether or not the shares otherwise carry the right to vote. The ABCA allows the directors, by resolution, to make, amend or repeal any bylaws that regulate the business or affairs of the company. When directors make, amend or repeal a bylaw, they are required under the ABCA to submit the change to shareholders at the next meeting of shareholders. Shareholders may confirm,

	DGCL	ABCA

DGCL also provides that the board of directors may amend or repeal a corporation’s bylaws unless the governing documents reserve the power exclusively to the stockholders in whole or in part or unless the shareholders, in amending, adding or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. The foregoing notwithstanding, the stockholders may amend or repeal a corporation’s bylaws even though the bylaws may also be amended or repealed by the board of directors.

reject or amend the bylaw, the amendment or the repeal with the approval of a majority of the votes cast by shareholders who voted on the resolution. If a bylaw, or an amendment or a repeal of a bylaw, is rejected by the shareholders, or if the directors do not submit a bylaw, or an amendment or a repeal of a bylaw, to the shareholders, the bylaw, amendment or repeal ceases to be effective and no subsequent resolution of the directors to make, amend or repeal a bylaw having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

Dissent Rights
The DGCL grants the holder of any class or series of shares to dissent from and obtain payment of the fair value of his shares with respect to:

• any plan of merger to which the corporation is a party (other than mergers with certain subsidiary corporations) requiring shareholder approval;

• any plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

• if the stockholder is entitled to vote on the plan; the sale or exchange of all or substantially all of the property of the corporation other than in the normal course of business;

• if the stockholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan through which all of the net proceeds of sale will be distributed to the shareholders within one year;

• an amendment to the articles that materially and adversely affects the dissenting stockholder because it (i) alters or abolishes a preferential right, (ii) creates, alters or abolishes a right in respect of redemption,

The ABCA provides that shareholders of a company entitled to vote on certain matters are entitled to exercise dissent rights and demand payment for the fair value of their shares in connection with specified matters, including, among others:

• an amendment to our articles to add, change or remove any provisions restricting the issue or transfer of shares;

• amend our articles to add, change or remove any restrictions on the business or businesses that the company may carry on;

• any amalgamation with another company (other than with certain affiliated companies);

• a continuance under the laws of another jurisdiction; and

• a sale, lease or exchange of all or substantially all the property of the company other than in the ordinary course of business.

However, a stockholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

	DGCL	ABCA

(iii) alters or abolishes a preemptive right, (iv) excludes or limits the right of shares to be voted on any matter or to accumulate votes, or (v) reduces the number of shares owned by a stockholder to a fractional share if the fractional share so created is to be acquired for cash; and

• any corporate action taken pursuant to a stockholder vote to the extent the articles, bylaws or a resolution of the board provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

Oppression Remedy
The DGCL does not contain a similar remedy, although causes of action seeking to obtain comparable remedies can be asserted against a corporation and its affiliates under any of several common law theories.

The ABCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to or that unfairly disregard the interests of any security holder, creditor, director or officer of the company if an application is made to a court by a “complainant.”

A “complainant” with respect to a company means any of the following:

• a present or former registered holder or beneficial owner of a security of the company or any of its affiliates;

• a present or former director or officer of the company or of any of its affiliates;

• a creditor in respect of an application under a derivative action; or

• any other person who, in the discretion of the court, is a proper person to make the application.

The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants.

	DGCL	ABCA
Derivative Actions
Under Delaware law a stockholder may bring a derivative action on behalf of the corporation to enforce a corporate right, including the breach of a director’s duty to the corporation. Delaware law requires that the plaintiff in a derivative suit be a stockholder of the corporation at the time of the wrong complained of and remain so throughout the duration of the suit; that the plaintiff make a demand on the directors of the corporation to assert the corporate claim unless the demand would be futile; and that the plaintiff is an adequate representative of the other stockholders.

Under the ABCA, a complainant may also apply to the court for permission to bring an action in the name of, and on behalf of, the corporation, or to intervene in an existing action to which the company or its subsidiary is a party, for the purpose of prosecuting, defending or discontinuing an action on the company’s behalf or on behalf of its subsidiary. Under the ABCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that:

(1) the complainant has given reasonable notice to the directors of the company or its subsidiary of the complainant’s intention to apply to the court if the directors of the corporation or its subsidiary do not bring, diligently prosecute, defend or discontinue the action,

(2) the complainant is acting in good faith, and

(3) it appears to be in the interests of the company or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the ABCA, the court in a derivative action may make any order it sees fit including orders pertaining to the control or conduct of the lawsuit by the complainant or the making of payments to former and present shareholders and payment of reasonable legal fees incurred by the complainant.

Right to Inspect	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.
Under the ABCA, directors and shareholders, including their agents and legal representatives, may, without charge, inspect certain of the records of a company.

Under the ABCA, upon payment of a reasonable fee, a person is entitled during usual business hours to examine certain corporate records, such as the securities register and a list of shareholders, and to make copies of or extracts from such documents.

	DGCL	ABCA
Voluntary Dissolution
A company may be wound up voluntarily in a number of ways:

(i) Automatically, if its articles of continuance provide that on the termination of any period or the happening of any event, the company shall be wound up and dissolved;

(ii) When the period fixed by the articles of continuance for the duration of the company expires, or when an event occurs which, under the articles of continuance, causes the company to be wound up and dissolved;

(iii) If the stockholders of the company pass a special resolution requiring the company to be wound up voluntarily and appointing a liquidator of their choice; or

(iv) If the stockholders of the company pass an ordinary resolution requiring it to be wound up voluntarily because it is unable to pay its debts as they fall due.

The commencement of voluntary liquidation does not require sanction or action by the court.

A company that has been liquidated and dissolved cannot be revived as a legal person.

Pursuant to the ABCA, a company may be voluntary dissolved under the following circumstances:

(i) a company that has not issued any shares and that has no property and no liabilities may be dissolved at any time by resolution of all the directors;

(ii) a company that has no property and no liabilities may be dissolved by special resolution of the shareholders or, if it has issued more than one class of shares, by special resolutions of the holders of each class whether or not they are otherwise entitled to vote;

(iii) a company whose liabilities have been fully assumed by its parent company may be dissolved by special resolution of the shareholders or, if it has issued more than one class of shares, by special resolutions of each class whether or not they are otherwise entitled to vote, if (a) the parent company is a Canadian company, (b) the parent company has not less than 90% of the shares of the company, and (c) an officer of the parent company provides a statutory declaration that the liabilities of the company have been fully assumed by the parent company.

(iv) a company that has property or liabilities, or both, may be dissolved by special resolution of the shareholders or, if it has issued more than one class of shares, by special resolutions of the holders of each class whether or not they are otherwise entitled to vote, if (a) by the special resolution or resolutions the shareholders authorize the directors to cause the company to distribute all property and discharge all liabilities, and (b) the company has distributed all property and discharged all liabilities before it submits its articles of dissolution.

	DGCL	ABCA
Involuntary Dissolution
A company may be involuntary wound up by the Delaware court. A petition to the Delaware court for a winding up order may be made by the company itself, a creditor (including a contingent or prospective creditor) or a stockholder of the company (with some narrow exceptions).
A company may be involuntarily dissolved by order of the liquidator appointed under the ABCA or by order of a court under the ABCA in certain circumstances.

Shareholder Consent in Lieu of Meeting
Under the DGCL, unless otherwise limited by the certificate of incorporation, stockholders may act by written consent without a meeting if holders of outstanding stock representing not less than the minimum number of votes that would be necessary to take the action at an annual or special meeting execute a written consent providing for the action.

Under the ABCA, a resolution in writing signed by all of the shareholders entitled to vote on that resolution is as valid as if it had been passed at a meeting of shareholders. Where a corporation is not a reporting issuer, a resolution in writing signed by the holders of at least 2/3rds of the shares entitled to vote on a resolution or at a meeting is as valid as if it had been passed at a meeting of shareholders.

Vacancies on Board of Directors
Delaware law provides that a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

Under the ABCA, a vacancy among the directors created by the removal of a director may be filled at a meeting of shareholders at which the director is removed. The ABCA also allows a vacancy on the board to be filled by a quorum of directors, except when the vacancy is a result of a failure to elect the number or minimum number of directors required by the articles. Unless the articles, by-laws or unanimous shareholders agreement provide otherwise, if there is not a quorum of directors, or if there has been a failure to elect the minimum number of directors required by the company’s articles, the directors then in office shall forthwith call a special meeting of shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

In addition, the ABCA authorizes the directors to, if the articles so provide, between annual general meetings, appoint one or more additional directors of the company to serve until the next annual general meeting, so long as the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual meeting of the company.

	DGCL	ABCA
Business Combinations
Section 203 of the DGCL provides, with some exceptions, that a Delaware corporation may not engage in any business combination with a person, or an affiliate or associate of such person, who is an interested stockholder for three years from the time that person became an interested stockholder unless:

• the board of directors approved the transaction before the “interested stockholder” obtained such status;

• upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of a Delaware corporation’s outstanding voting stock at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and are also officers and (ii) employee stock plans in which the participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in the tender or exchange offer; or

• on or subsequent to such date, the business combination or merger is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by two-thirds of the holders of the outstanding common stock not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock.

A corporation may, at its option, exclude itself from the coverage of Section 203 by an appropriate provision in its certificate of incorporation. Although there is no comparable provision relating to business combinations under the ABCA, restrictions on business combinations do exist under applicable Canadian provincial securities laws. Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (“MI 61-101”) which is applicable to reporting issuers in Alberta, contains detailed requirements in connection with “related party transactions.” A “related party transaction” as defined under MI 61-101 means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities or assuming liabilities. A “related party” as defined in MI 61-101 includes (1) directors and senior officers of the issuer; (2) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities; and (3) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the proxy circular sent to securityholders in connection with a related party transaction where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the disinterested shareholders of the issuer have approved the related party transaction by a simple majority of the votes cast.

	DGCL	ABCA
Anti-Takeover Effects
Some powers granted to companies under Delaware law may allow a Delaware corporation to make itself potentially less vulnerable to hostile takeover attempts. These powers include the ability to:

• implement a staggered board of directors, which prevents an immediate change in control of the board;

• require that notice of nominations for directors be given to the corporation prior to a meeting where directors will be elected, which may give management an opportunity to make a greater effort to solicit its own proxies;

•  only allow the board of directors to call a special meeting of stockholders, which may deny a raider the ability to call a meeting to make disruptive changes;

•  eliminate stockholders’ action by written consent, which would require a raider to attend a meeting of stockholders to approve any proposed action by the corporation;

• remove a director from a staggered board only for cause, which gives some protection to directors on a staggered board from arbitrary removal;

• provide that the power to determine the number of directors and to fill vacancies be vested solely in the board, so that the incumbent board, not a raider, would control vacant board positions;

• provide for supermajority voting in some circumstances, including mergers and certificate of incorporation amendments; and

• issue “blank check” preferred stock, which may be used to make a corporation less attractive to a raider.

The ABCA does not restrict related party transactions; however, in Canada, takeovers and other related party transactions are addressed in provincial securities legislation and policies which may apply, including MI 61-101, as discussed above.

	DGCL	ABCA
Exclusive Forum Provision
The proposed certificate of incorporation of DevvStream provides that, unless DevvStream consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, employees or agents to it or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, its proposed certificate of incorporation or proposed bylaws, or (iv) any action asserting a claim against it that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein.

Vote Required for Approval
The approval of the SPAC Continuance Proposal will require the affirmative vote of the holders of a majority in voting power of the outstanding shares of FIAC Common Stock.
Given that the Sponsor owns 5,000,000 shares of the outstanding Class A Common Stock and 750,000 shares of the outstanding Class B Common Stock (amounting to approximately 77% of the outstanding shares of FIAC Common Stock), the SPAC Continuance Proposal will be approved if the Sponsor votes in favor of such Proposal, even if all other stockholders vote against such Proposal. The Sponsor has agreed to vote its shares in favor of the SPAC Continuance Proposal.
The SPAC Continuance Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the SPAC Continuance Proposal will have no effect, even if approved by FIAC’s stockholders.
Recommendation of the FIAC Board
THE FIAC BOARD RECOMMENDS THAT FIAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SPAC CONTINUANCE PROPOSAL.
The existence of financial and personal interests of one or more of FIAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FIAC and its stockholders and what he. she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, FIAC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal (Proposal 1) — Interests of FIAC’s Directors and Officers in the Business Combination” for a further discussion of these considerations for a further discussion of these considerations.

THE NASDAQ PROPOSAL (PROPOSAL 3)
Overview
FIAC is proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635 (a), (b) and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
Pursuant to the ABCA, it is anticipated that FIAC will pay to the DevvStream Shareholders, as of immediately prior to the Effective Time, that number of New PubCo Common Shares (or, with respect to Company Options, Company RSUs and Company Warrants, a number of Converted Options, Converted RSUs and Converted Warrants consistent with the aforementioned conversion mechanics) equal to (a)(i) the Reverse Split Factor multiplied by (ii)(x) $145 million plus the aggregate exercise price of all in-the-money Company Options and Company Warrants outstanding immediately prior to the Effective Time (or exercised in cash prior to the Effective Time) divided by (y) $10.20, plus (b) solely to the extent any Company Shares are required to be issued to Approved Financing Sources pursuant to Approved Financings in connection with the Closing, (i) each such Company Share multiplied by (ii) the Per Common Share Amalgamation Consideration in respect of such Company Share.
If the Nasdaq Proposal is adopted, 5,143,087 New PubCo Common Shares will be issued to the DevvStream Shareholders as consideration in the Business Combination (assuming a Reverse Split Factor of 0.4286, based on the closing price of the Subordinated Voting Company Shares on the Cboe Canada, as of June 28, 2024, converted into United States dollars based on the Bank of Canada daily exchange rate as of June 28, 2024), and it is anticipated that the DevvStream Shareholders will hold 63.5% of the outstanding New PubCo Common Shares immediately following the Closing. These percentages exclude outstanding Warrants and assumes that (i) no Class A Common Stock is redeemed in connection with the Business Combination, (ii) no awards are issued under the Equity Incentive Plan, and (iii) FIAC does not engage in any other kind of equity financing prior to the Closing. The following table sets forth an illustrative range of the potential Business Combination consideration issuable to DevvStream Shareholders based on various DevvStream Subordinated Voting Share prices, ranging from $0.24 to $1.06, which reflect the 52-week price range for DevvStream Subordinated Voting Shares as of June 28, 2024, plus or minus approximately 10%, as applicable.
DevvStream SVS Price ($USD)	Common Conversion Ratio	Value of New PubCo Common Shares Received by DevvStream Shareholders per share	Aggregate Value of New PubCo Common Shares Received by DevvStream Shareholders	New PubCo Common Shares Received by DevvStream Shareholders	Percent of New PubCo Common Shares to be Held by DevvStream Shareholders
$0.24	0.060	$33.70	$153,896,226	4,566,187	63.5%
$0.31	0.078	$26.09	$153,896,226	5,897,992	63.5%
$0.39	0.098	$20.74	$153,896,226	7,420,054	63.5%
$0.46	0.115	$17.58	$153,896,226	8,751,859	63.5%
$0.54	0.135	$14.98	$153,896,226	10,273,922	63.5%
$0.61	0.1525	$13.26	$153,896,226	11,605,726	63.5%
$0.69	0.173	$11.72	$153,896,226	13,127,789	63.5%
$0.76	0.190	$10.64	$153,896,226	14,459,593	63.5%
$0.84	0.210	$9.63	$153,896,226	15,981,656	63.5%
$0.91	0.228	$8.89	$153,896,226	17,313,460	63.5%
$0.99	0.248	$8.17	$153,896,226	18,835,523	63.5%
$1.06	0.265	$7.63	$153,896,226	20,167,328	63.5%

Vote Required for Approval
The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority in voting power of the outstanding shares of FIAC Common Stock. If any of the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal or the Incentive Plan Proposal fails to receive the required stockholder approval, the Business Combination will not be completed.
Given that the Sponsor owns 5,000,000 shares of the outstanding Class A Common Stock and 750,000 shares of the outstanding Class B Common Stock (amounting to approximately 77% of the outstanding shares of FIAC Common Stock), the Nasdaq Proposal will be approved if the Sponsor votes in favor of such Proposal, even if all other stockholders vote against such Proposal. The Sponsor has agreed to vote its shares in favor of the Nasdaq Proposal.
Recommendation of the FIAC Board
THE FIAC BOARD RECOMMENDS THAT FIAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.
The existence of financial and personal interests of one or more of FIAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FIAC and its stockholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, FIAC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal (Proposal 1) — Interests of FIAC’s Directors and Officers in the Business Combination” for a further discussion of these considerations for a further discussion of these considerations.

THE CHARTER PROPOSAL (PROPOSAL 4)
Overview
FIAC is asking its stockholders to vote upon a proposal to approve and adopt the New PubCo Charter and New PubCo Bylaws, which if approved would take effect upon the Closing. A copy of the New PubCo Charter is attached hereto as Annex C.
The New PubCo Charter differs in material respects from the FIAC Charter, and we urge stockholders to carefully consult the full text of the new PubCo Charter. The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. Therefore, if the Business Combination Proposal and the Nasdaq Proposal are not approved, the Charter Proposal will have no effect, even if approved by FIAC stockholders.
Reasons for Revisions
The New PubCo Charter and the New PubCo Bylaws were negotiated as part of the Business Combination Agreement.
Vote Required for Approval
The approval of the Charter Proposal requires the affirmative vote of (i) the holders of a majority of the issued and outstanding FIAC Common Stock as of the Record Date and (ii) the affirmative vote of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class. The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the FIAC Stockholders Meeting. If the Business Combination Proposal or the Nasdaq Proposal are not approved, the Charter Proposal will have no effect, even if approved by our stockholders.
Given that the Sponsor owns 5,000,000 shares of the outstanding Class A Common Stock and 750,000 shares of the outstanding Class B Common Stock (amounting to approximately 77% of the outstanding shares of FIAC Common Stock), the Charter Proposal will be approved if the Sponsor votes in favor of such Proposal, even if all other stockholders vote against such Proposal. The Sponsor has agreed to vote its shares in favor of the Charter Proposal.
A stockholder’s failure to vote by proxy or to vote in person at the FIAC Stockholders Meeting, as well as broker non-vote or abstention, will have the same effect as a vote “AGAINST” the Charter Proposal.
Recommendation of the FIAC Board
THE FIAC BOARD RECOMMENDS THAT FIAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

THE ADVISORY CHARTER PROPOSALS
(ADVISORY PROPOSALS 5A THROUGH 5H)
Overview
FIAC is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain differences between the FIAC Charter and the New PubCo Governing Documents. These proposals are being presented in accordance with SEC guidance and will be voted upon on an advisory basis, and are not binding on FIAC or the FIAC Board (separate and apart from the approval of the SPAC Continuance Proposal and the Business Combination Proposal). By presenting these proposals separately, FIAC intends to provide stockholders a means to communicate their separate views on important governance provisions to the Board. In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Company. Furthermore, the Business Combination is not conditioned upon the separate approval of the Advisory Charter Proposals (separate and apart from approval of the SPAC Continuance Proposal and the Business Combination Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, FIAC intends that the post-continuance FIAC Articles will take effect upon consummation of the SPAC Continuance (assuming approval of the SPAC Continuance Proposal and the Business Combination Proposal).
Name Change — to provide that the name of FIAC shall be changed to “DevvStream Corp.” (Advisory Proposal 5A);
Amendment of Blank Check Provisions — to remove and change certain provisions in the FIAC Charter related to FIAC’s status as a special purpose acquisition company (Advisory Proposal 5B);
Change in Authorized Shares — to authorize an unlimited number of New PubCo Common Shares and an unlimited number of preferred shares issuable in series with such terms as are determined by the New PubCo Board from time to time (Advisory Proposal 5C);
Change in Quorum — to provide that the quorum required for shareholder meetings is a minimum of 33 1/3% of shares entitled to vote thereon (Advisory Proposal 5D);
Removal of Directors — to provide that stockholders may remove a director by resolution of not less than a simple majority of the votes cast in respect thereof (Advisory Proposal 5E);
Advance Notice — to provide that the time period to provide notice of the time and place of a meeting of shareholders is not less than twenty-one (21) days and not more than fifty (50) days before the meeting (Advisory Proposal 5F);
Forum Selection — to provide that, unless New PubCo consents in writing to the selection of an alternative forum, the Courts of the Province of Alberta, Canada shall be the sole and exclusive forum for certain disputes involving New PubCo, including derivative actions or proceedings brought on behalf of New PubCo (Advisory Proposal 5G); and
Shareholder Nominations — to provide that stockholder nominations for the board of directors must be given not less than 30 days prior to the date of the annual meeting of stockholders (Advisory Proposal 5H).
Why FIAC is Seeking Stockholder Approval
These proposals are being presented in accordance with SEC guidance. By presenting these proposals separately, FIAC intends to provide stockholders a means to communicate their separate views on important governance provisions to the Board. In the judgment of the Board, these provisions are necessary to adequately address the needs of the combined company.
Vote Required for Approval
Each of the Advisory Charter Proposals, each of which is a non-binding vote, assuming that a quorum is present at the FIAC Stockholders Meeting, will be approved only if at least a majority of the votes cast at the FIAC Stockholders Meeting and entitled to vote thereon vote “FOR” each of the Advisory Charter Proposals. Failure to vote by proxy or to vote in person at the FIAC Stockholders Meeting, abstentions will have the same effect as a vote “AGAINST” each of the Advisory Charter Proposals and broker non-votes will have no effect on the outcome of the vote on the Incentive Plan Proposal.

As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on FIAC or its Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the SPAC Continuance Proposal and the Business Combination Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, FIAC intends that the post-continuance FIAC Articles will take effect upon consummation of the Business Combination (assuming approval of the SPAC Continuance Proposal and the Business Combination Proposal).
Given that the Sponsor owns 5,000,000 shares of the outstanding Class A Common Stock and 750,000 shares of the outstanding Class B Common Stock (amounting to approximately 77% of the outstanding shares of FIAC Common Stock), the Advisory Charter Proposals will be approved if the Sponsor votes in favor of such Proposal, even if all other stockholders vote against such Proposal. The Sponsor has agreed to vote its shares in favor of the Advisory Charter Proposals.
Recommendation of the FIAC Board
THE FIAC BOARD RECOMMENDS THAT FIAC STOCKHOLDERS VOTE “FOR” APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

THE INCENTIVE PLAN PROPOSAL (PROPOSAL 6)
We are seeking stockholder approval for the DevvStream Corp. 2024 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan is being adopted in connection with the Business Combination and will become effective immediately prior to the Closing (subject to approval by FIAC’s stockholders). The DevvStream Holdings Inc. 2022 Equity Incentive Plan and the DevvStream Inc. (formerly DevvESG Streaming, Inc.) 2022 Non-Qualified Stock Option Plan (collectively, the “Company Equity Incentive Plans”) will terminate as of immediately prior to the Effective Time and no additional awards will be granted under the Company Equity Incentive Plans following such termination. The Equity Incentive Plan, if approved by FIAC’s stockholders, will allow New PubCo to provide equity awards as part of New PubCo’s compensation program, an important tool for motivating, attracting and retaining talented employees and other service providers and for providing incentives that promote New PubCo’s business and increased stockholder value.
Both the FIAC Board and the DevvStream Board as well as their respective compensation committees, believe that long-term incentive compensation programs help align more closely the interests of management, employees and stockholders to create long-term stockholder value. Equity plans such as the Equity Incentive Plan increase New PubCo’s ability to achieve this objective and, by allowing for several different forms of long-term incentive awards, help New PubCo to recruit, reward, motivate, and retain talented personnel. Both the FIAC Board and the DevvStream Board and their respective compensation committees believe that the approval of the Equity Incentive Plan is essential to New PubCo’s continued success, and in particular, New PubCo’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which New PubCo will compete. Such awards also are crucial to New PubCo’s ability to motivate employees to achieve its goals.
Summary of the Equity Incentive Plan
The following paragraphs provide a summary of the principal features of the Equity Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the Equity Incentive Plan and is qualified in its entirety by the specific language of the Equity Incentive Plan. A copy of the Equity Incentive Plan is attached as Annex F to this proxy statement/prospectus.
Purposes. The purposes of the Equity Incentive Plan are to align the interests of eligible participants with New PubCo’s stockholders by providing incentive compensation tied to New PubCo’s performance and to advance New PubCo’s interests and increase stockholder value by attracting, retaining and motivating personnel. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other awards as the administrator of the Equity Incentive Plan may determine.
Shares Available. The maximum number of New PubCo Common Shares that may be issued under the Equity Incentive Plan is    shares. The number of New PubCo Common Shares reserved for issuance under the Equity Incentive Plan will automatically increase on the first business day of each fiscal year of New PubCo, beginning with New PubCo’s fiscal year following the fiscal year of the Effective Date, by a number equal to the lesser of (1) five percent (5%) of the number of New PubCo Common Shares outstanding on the last day of the immediately preceding fiscal year of New PubCo, calculated on a fully diluted basis, or (2) such lesser number of New PubCo Common Shares as determined by the New PubCo Board. The maximum number of New PubCo Common Shares that may be issued upon the exercise of incentive stock options (“ISOs”) under the Equity Incentive Plan is    shares.
Shares issued under the Equity Incentive Plan will be authorized but unissued or reacquired New PubCo Common Shares. Shares subject to awards granted under the Equity Incentive Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the Equity Incentive Plan. Additionally, shares issued pursuant to awards under the Equity Incentive Plan that New PubCo repurchases or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations to an award, will become available for future grant under the Equity Incentive Plan.
Plan Administration. New PubCo Board, or a duly authorized committee of New PubCo Board, will administer the Equity Incentive Plan (as applicable, the “administrator”). The administrator may delegate to one or more of New PubCo’s officers the authority to (1) designate employees (other than officers) to receive specified awards, and (2) determine the number of shares subject to such awards.

The administrator has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of awards, if any, the number of shares subject to each award, the fair market value of a New PubCo Common Share, the vesting schedule applicable to the awards, including any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements for use under the Equity Incentive Plan. In addition, subject to the terms of the Equity Incentive Plan, the administrator also has the power to modify outstanding awards under the Equity Incentive Plan, including the authority to reduce the exercise price (or strike price) of any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.
Eligibility. Any employee, officer, non-employee director, or any person who is a consultant or other personal service provider of New PubCo Board or any of its affiliates is eligible to participate in the Equity Incentive Plan, at the administrator’s discretion. In its determination of eligible participants, the administrator may consider any and all factors it considers relevant or appropriate, and designation of a participant in any year does not require the administrator to designate that person to receive an award in any other year. Following the Closing, we expect New PubCo to have seven non-employee directors, and as of the date of this proxy statement/prospectus, we expect New PubCo and its subsidiaries to have approximately twelve employees and two consultants, in each case, that will be eligible to participate in the Equity Incentive Plan.
Types of Awards. The Equity Incentive Plan provides for the grant of ISOs, nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards and other awards (collectively, “awards”). ISOs may be granted only to employees of New PubCo, employees of a “parent corporation” of New PubCo or employees of a “subsidiary corporation” of New PubCo (as such terms are defined in Sections 424(c) and (f) of the Code). All other awards may be granted to New PubCo’s employees, officers, non-employee directors and consultants and the employees and consultants of New PubCo’s affiliates.
Stock Options. A stock option granted under the Equity Incentive Plan entitles a participant to purchase a specified number of New PubCo Common Shares during a specified term at an exercise price. ISOs and NSOs are granted pursuant to stock option agreements adopted by the administrator. The administrator determines the exercise price for a stock option, within the terms and conditions of the Equity Incentive Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a New PubCo Common Share on the date of grant. Options granted under the Equity Incentive Plan vest at the rate specified in the stock option agreement as determined by the administrator.
The administrator determines the term of stock options granted under the Equity Incentive Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with New PubCo, or any of its affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that either an exercise of the option or an immediate sale of shares acquired upon exercise of the option following such a termination of service is prohibited by applicable securities laws or New PubCo’s insider trading policy, provided that an option term may not be extended beyond 10 years (or such shorter option term, as set forth in the applicable stock option agreement). If an optionholder’s service relationship with New PubCo or any of its affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months. In the event of a termination for cause, options generally terminate immediately upon such termination. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the administrator and set forth in the applicable option grant agreements and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO and (5) other legal consideration approved by the administrator.
Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of New PubCo Common Shares with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of New PubCo stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as NSOs. No ISOs may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New PubCo’s total combined voting power or that of any of New PubCo’s or subsidiary corporations, unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Stock Appreciation Rights. A stock appreciation right (“SAR”) granted under the Equity Incentive Plan entitles a participant to the right to receive, upon exercise or other payment of the SAR, an amount in cash, New PubCo Common Shares or a combination of both, equal to the product of (a) the excess of (1) the fair market value of one New PubCo Common Share on the date of exercise or payment of the SAR, over (2) the strike price of such SAR, and (b) the number of New PubCo Common Shares as to which such SAR is exercised or paid. Stock appreciation rights are granted pursuant to SAR grant agreements adopted by the administrator. The administrator determines the strike price for a SAR, which generally cannot be less than 100% of the fair market value of common stock on the date of grant. A SAR granted under the Equity Incentive Plan vests at the rate specified in the SAR agreement as determined by the administrator.
The administrator determines the term of SARs granted under the Equity Incentive Plan, up to a maximum of 10 years. Unless the terms of a participant’s SAR agreement provide otherwise, if a participant’s service relationship with New PubCo or any of its affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested SAR for a period of three months following the cessation of service. The SAR term may be further extended in the event that exercise of the SAR following such a termination of service is prohibited by applicable securities laws, provided that a SAR term may not be extended beyond 10 years (or such shorter option term, as set forth in the applicable stock option agreement). If a participant’s service relationship with New PubCo or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested SAR for a period of 12 months in the event of disability or death. In the event of a termination for cause, SARs generally terminate immediately upon such termination. In no event may a SAR be exercised beyond the expiration of its term.
Restricted Stock Awards. A restricted stock award granted under the Equity Incentive Plan is a grant of a specified number of New PubCo Common Shares to a participant, subject to vesting restrictions as specified in the award. Restricted stock awards may be granted in consideration for cash, check, bank draft or money order, services rendered to New PubCo or its affiliates or any other form of legal consideration. New PubCo Common Shares acquired under a restricted stock award may, but need not, be subject to a share repurchase option in New PubCo’s favor in accordance with a vesting schedule to be determined by the administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.
Restricted Stock Unit Awards. A restricted stock unit (an “RSU”) granted under the Equity Incentive Plan provides a participant with to the right to receive, upon vesting and settlement of the restricted stock unit, one New PubCo Common Share per vested unit, or an amount in cash equal to the fair market value of one share, as determined by the administrator. Restricted stock unit awards are granted pursuant to RSU award agreements adopted by the administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. Additionally, dividend equivalents may be credited in respect of shares covered by a RSU award. Except as otherwise provided in the applicable award agreement, RSUs that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.
Performance Awards. The Equity Incentive Plan permits the grant of performance-based stock and cash awards. The administrator can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, New PubCo Common Shares.

The performance goals may be based on any measure of performance selected by the administrator. The administrator may establish performance goals on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.
Other Awards. The administrator may grant other awards based in whole or in part by reference to New PubCo Common Shares. The administrator will set the number of shares under the award and all other terms and conditions of such awards.
Non-Transferability of Awards. Except as provided in the applicable award agreement, the Equity Incentive Plan generally will not allow for the transfer of awards other than, in the case of options and SARs, by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.
Dissolution or Liquidation. Unless otherwise provided in the award agreements, if there is a proposed liquidation or dissolution of New PubCo, all awards, to the extent that they have not been previously exercised or vested, will terminate immediately before the consummation of such event. However, the New PubCo Board may determine to cause some or all awards to become fully vested or exercisable before the dissolution or liquidation.
Corporate Transaction. In the event of a corporate transaction, the New PubCo Board may take any one or more of the following actions in respect of outstanding awards, as determined by the New PubCo Board in its sole discretion and without participant consent: (i) cancel such awards in exchange for an amount of cash or securities, where in the case of stock options and stock appreciation rights, the value of such amount will be equal to the in-the-money spread value of such awards; (ii) provide for the assumption or substitution of such awards with new awards that will substantially preserve the applicable terms of any affected awards previously granted under the Equity Incentive Plan; (iii) modify the terms of such awards to add events, conditions or circumstances (including termination of employment or service within a specified period after a corporate transaction) upon which the vesting of such awards will accelerate; (iv) deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue after closing or (v) provide that for a period of at least 20 days prior to the corporate transaction, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the corporate transaction will be exercisable and that any stock options or stock appreciation rights not exercised prior to the consummation of the corporate transaction will terminate after the closing.
Under the Equity Incentive Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of New PubCo’s assets, (2) a sale or other disposition of at least 50% of the total combined voting power of New PubCo’s outstanding securities, (3) a merger, consolidation or similar transaction following which New PubCo is not the surviving entity, (4) a merger, consolidation or similar transaction following which New PubCo is the surviving entity but (x) the shares of common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction or (y) the securities possessing more than 50% of the total combined voting power of New PubCo’s outstanding securities are transferred to a person or persons different from those who held such securities prior to such merger or (5) a complete liquidation or dissolution of New PubCo.
Forfeiture and Clawback. Awards will be subject to any clawback policy New PubCo is required to adopt pursuant to the listing standards of any national securities exchange or association on which New PubCo securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit or return to New PubCo or reimburse New PubCo for all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of New PubCo as described in the first sentence of this paragraph or with applicable laws.
Amendment or Termination. The Equity Incentive Plan will become effective upon the later to occur of (a) its adoption by the FIAC Board or (b) the Closing date, and will continue in effect until terminated by the administrator in accordance with its terms. However, no incentive stock options may be granted after the ten-year anniversary of the earlier of the adoption of the New PubCo Equity Incentive Plan by the FIAC Board or the approval of the New PubCo Equity Incentive Plan by FIAC’s stockholders. In addition, the administrator will have the authority to amend, suspend, or terminate the Equity Incentive Plan or any part of the Equity Incentive Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent. No awards may be granted under the Equity Incentive Plan while it is suspended or after it is terminated. The administrator has the authority to, subject to the consent of any participant whose award is materially impaired, reduce the exercise price (or strike price) of any outstanding options or SARs, cancel any outstanding options or SARs and grant substitution awards in the form of options, SARs, restricted stock, RSUs or other awards, cash and/or other valuable consideration; or take other actions that are treated as a repricing under generally accepted accounting principles.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Equity Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances. This summary is not intended as tax advice to participants, and participants should consult their own tax advisors.
Incentive Stock Options
A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant or exercise of an option that qualifies as an incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the date of exercise of the option, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price.
However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise of the option (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized with respect to the share disposition, there will be no ordinary income, and such loss will be a capital loss.
For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the date of exercise of the option is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise (unless the shares are disposed of in the same year as the option exercise). In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits.
Nonstatutory Stock Options
A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant of such an option. However, upon exercising the option, the participant generally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale or other disposition of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.
Stock Appreciation Rights
In general, no taxable income for ordinary income tax purposes is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards
A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant, pursuant to Section 83(b) of the Code, may elect to accelerate the ordinary income tax event to the date of acquisition of the shares by filing an election with the IRS generally no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Restricted Stock Units and Performance Awards
There generally are no immediate tax consequences of receiving an award of restricted stock units or a performance award. A participant who is granted restricted stock units or performance awards generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the time of settlement of the award upon vesting. If the participant is an employee, generally such ordinary income is subject to income tax withholding and certain employment tax withholdings. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.
Section 409A
Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards with a deferral feature granted under the Equity Incentive Plan to a participant subject to U.S. income tax will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.
Tax Effect for New PubCo
New PubCo generally will be entitled to a tax deduction in connection with an award under the Equity Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to the New PubCo chief executive officer and certain “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND NEW PUBCO WITH RESPECT TO AWARDS UNDER THE EQUITY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. JURISDICTION IN WHICH THE PARTICIPANT MAY RESIDE.
New Plan Benefits
The number of awards that an employee, officer, director, or consultant may receive under the Equity Incentive Plan is in the discretion of the administrator and therefore cannot be determined in advance. FIAC previously has not sponsored an equity incentive plan, and, therefore, the aggregate number of New PubCo Common Shares which would have been received by or allocated to the New PubCo named executive officers, executive officers, as a group, directors who are not executive officers, as a group, and all other current employees who are not executive officers, as a group is not determinable. As of   , 2024, the closing price of Class A Common Stock was $  .

Equity Compensation Plan Information
As of the date of this proxy statement/prospectus, FIAC did not maintain any equity compensation plans.
Registration with the SEC
If the Equity Incentive Plan is approved by FIAC’s stockholders and becomes effective, New PubCo intends to file a registration statement on Form S-8 with the SEC registering the shares reserved for issuance under the Equity Incentive Plan as soon as reasonably practicable after New PubCo becomes eligible to use such form after the Closing.
Vote Required for Approval
The approval of the Incentive Plan Proposal will require the affirmative vote (in person or by proxy) of the holders of at least a majority of the votes cast by the holders of the issued and outstanding FIAC Common Stock who are present and entitled to vote thereon at the FIAC Stockholder Meeting.
Given that the Sponsor owns 5,000,000 shares of the outstanding Class A Common Stock and 750,000 shares of the outstanding Class B Common Stock (amounting to approximately 77% of the outstanding shares of FIAC Common Stock), the Incentive Plan Proposal will be approved if the Sponsor votes in favor of such Proposal, even if all other stockholders vote against such Proposal. The Sponsor has agreed to vote its shares in favor of the Incentive Plan Proposal.
Adoption of the Equity Incentive Plan is conditioned on the consummation of the Business Combination and, under the Business Combination Agreement, the Closing is conditioned on the adoption of the Equity Incentive Plan. Accordingly, if the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal or the Charter Proposal is not approved and the applicable condition in the Business Combination Agreement is not waived, the Incentive Plan Proposal will not be presented at the Special Meeting. If the Incentive Plan Proposal is not approved and one or more of the parties refuses to waive the related closing condition in the Business Combination Agreement, the parties will not consummate the Business Combination and the other Proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.
Recommendation of the FIAC Board of Directors
THE FIAC BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of FIAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FIAC and its stockholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, FIAC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal (Proposal 1) — Interests of FIAC’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL (PROPOSAL 7)
Overview
The Adjournment Proposal, if adopted, will allow the FIAC Board to adjourn the FIAC Stockholders Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to FIAC’s stockholders in the event that based upon the tabulated vote at the time of the FIAC Stockholders Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Incentive Plan Proposal or the Nasdaq Proposal. In no event will FIAC Board adjourn the FIAC Stockholders Meeting or consummate the Business Combination beyond the date by which it may properly do so under the FIAC Charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by FIAC’s stockholders, the FIAC Board may not be able to adjourn the FIAC Stockholders Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Required Proposals.
Vote Required for Approval
The Adjournment Proposal, if presented, will require the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding shares of FIAC Common Stock who are present in person or represented by proxy and entitled to vote thereon at the FIAC Stockholders Meeting.
Recommendation of the FIAC Board
THE FIAC BOARD RECOMMENDS THAT FIAC’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of FIAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FIAC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, FIAC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal (Proposal 1) — Interests of FIAC’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

INFORMATION ABOUT FIAC
Overview
FIAC is a blank check company incorporated in Delaware on February 23, 2021, formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.
Significant Activities Since Inception
The registration statement for FIAC’s Initial Public Offering was declared effective on October 27, 2021. On November 1, 2021, FIAC consummated its Initial Public Offering of 23,000,000 FIAC Units, at $10.00 per FIAC Unit, generating gross proceeds of $230,000,000. FIAC granted the underwriters a 45-day option to purchase up to an additional 3,000,000 FIAC Units at the IPO price to cover over-allotments, if any.
Simultaneously with the consummation of the closing of the Offering, FIAC consummated the Private Placement of an aggregate of 11,200,000 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant, generating total gross proceeds of $11,200,000.
On November 1, 2021, the underwriters exercised the over-allotment option in full, and the closing of the issuance and sale of the additional FIAC Units occurred. The total aggregate issuance by FIAC of 3,000,000 FIAC Units at a price of $10.00 per FIAC Unit resulted in total gross proceeds of $30,000,000.
Following the closing of the IPO on November 1, 2021 and the full exercise of the underwriters’ over-allotment, $234,600,000 from the net proceeds of the sale of the FIAC Units in the IPO and the sale of the Private Placement Warrants were placed in the Trust Account, and invested in U.S. government securities, within the meaning set forth in the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act.
Effecting our Initial Business Combination
We are not presently engaged in, and will not engage in, any operations for an indefinite period of time following our IPO. We intend to effectuate our initial business combination using cash from the proceeds of our IPO and the Private Placement of the Private Placement Warrants, our capital stock, debt or a combination of these as the consideration to be paid in our initial business combination. We may seek to complete our initial business combination with a company or business that may be financially unstable or in its early stages of development or growth, which would subject us to the numerous risks inherent in such companies and businesses.
If our initial business combination is paid for using equity or debt securities, or not all of the funds released from the Trust Account are used for payment of the consideration in connection with our business combination or used for redemptions of purchases of our Class A Common Stock, we may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations of the post-transaction company, the payment of principal or interest due on indebtedness incurred in completing our initial business combination, to fund the purchase of other companies or for working capital.
We may seek to raise additional funds through a private offering of debt or equity securities in connection with the completion of our initial business combination, and we may effectuate our initial business combination using the proceeds of such offering rather than using the amounts held in the Trust Account. Subject to compliance with applicable securities laws, we would expect to complete such financing only simultaneously with the completion of our business combination. In the case of an initial business combination funded with assets other than the Trust Account assets, our tender offer documents or proxy materials disclosing the business combination would disclose the terms of the financing and, only if required by law, we would seek stockholder approval of such financing. There are no prohibitions on our ability to raise funds privately or through loans in connection with our initial business combination.
Selection of a Target Business and Structuring of our Initial Business Combination
Our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of our assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. The fair market value of the target or targets will be determined by our Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. If our Board is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm or from an independent accounting firm, with respect to the satisfaction of such criteria. We do not intend to purchase multiple businesses in unrelated industries in conjunction with our initial business combination. Subject to this requirement, our management will have virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although we will not be permitted to effectuate our initial business combination with another blank check company or a similar company with nominal operations.
In any case, we will only complete an initial business combination in which we own or acquire 50% or more of the outstanding voting securities of the target or otherwise acquire a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. If we own or acquire less than 100% of the equity interests or assets of a target business or businesses, the portion of such business or businesses that are owned or acquired by the post-transaction company is what will be valued for purposes of the 80% of net assets test. There is no basis for investors in our IPO to evaluate the possible merits or risks of any target business with which we may ultimately complete our business combination.
To the extent we effect our business combination with a company or business that may be financially unstable or in its early stages of development or growth we may be affected by numerous risks inherent in such company or business. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.
In evaluating a prospective target business, we expect to conduct a thorough due diligence review, which will encompass, among other things, meetings with incumbent management and employees, document reviews, interviews of customers and suppliers, inspection of facilities, as well as a review of financial and other information that will be made available to us.
The time required to select and evaluate a target business and to structure and complete our initial business combination, and the costs associated with this process, are not currently ascertainable with any degree of certainty. Any costs incurred with respect to the identification and evaluation of, and negotiation with, a prospective target business with which our business combination is not ultimately completed will result in our incurring losses and will reduce the funds we can use to complete another business combination. In addition, we have agreed not to enter into a definitive agreement regarding an initial business combination without the prior consent of our Sponsor.
Redemption Rights for Public Holders Prior to the Continuance
FIAC will provide public stockholders with the opportunity to redeem all or a portion of their Class A Common Stock upon the completion of the initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the completion of the initial business combination including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account was initially anticipated to be approximately $10.20 per Public Share.
The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (i) to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of our initial business combination and a stockholder vote to approve an amendment to the FIAC Charter (A) that would modify the substance or timing of our obligation to provide holders of shares of Class A Common Stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within 18 months from the closing of our Initial Public Offering or (B) with respect to any other provision relating to the rights of holders of our Class A Common Stock; and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if we fail to consummate an initial business combination within 18 months from the closing of our Initial Public Offering (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within the prescribed time frame).
Submission of FIAC’s Initial Business Combination to a Stockholder Vote
FIAC is providing its public stockholders with redemption rights upon consummation of our initial business combination. Public stockholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on our initial business combination. Unlike many other blank check companies, FIAC’s public stockholders are not required to vote against our initial business combination in order to exercise their redemption rights. If our initial business combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.
Our initial stockholders will count toward this quorum and have agreed to (i) vote their Founder Shares and any Public Shares purchased during or after our IPO in favor of our initial business combination and (ii) waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of our IPO.
Limitation on Redemption Rights
Notwithstanding the foregoing, the FIAC Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our IPO.
Employees
We currently have two officers. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.
Facilities
Our executive offices are located at 1345 Avenue of the Americas, 33rd Floor, New York, New York 10105, and our telephone number is (212) 213-0243. Our executive offices are provided to us by an affiliate of our Sponsor. Commencing on the date that FIAC’s securities were first listed on Nasdaq through the earlier of the consummation of the initial business combination and FIAC’s liquidation, FIAC began to reimburse an affiliate of the Sponsor for office space, administrative and support services provided to FIAC in the amount of $10,000 per month. We consider our current office space adequate for our current operations.
Legal Proceedings
There is no litigation currently pending or, to the knowledge of our management, contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

FIAC’S MANAGEMENT
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to FIAC and its subsidiaries before the Business Combination.
Directors and Executive Officers
The directors and executive officers of FIAC are as follows as of the date of this proxy statement/prospectus:
Name	Age	Position
Carl Stanton	56	Chief Executive Officer
Ernest Lyles	45	Chief Financial Officer
Wray Thorn	52	Chief Investment Officer
Howard Sanders	57	Lead Director
Troy Carter	51	Director
Dawanna Williams	55	Director
Dia Simms	48	Director
Carl M. Stanton, Chief Executive Officer and Director. Carl is a Partner and Co-Founder of Focus Impact Partners, LLC and currently serves as our Chief Executive Officer and director and as the Chief Executive Officer and a director of Focus Impact BH3 Acquisition Company, a special purpose acquisition corporation (Nasdaq: BHAC). Carl brings nearly three decades of experience in leading companies across transformative Private Equity/Alternative Asset management with a proven track record in creating shareholder value. Carl has unique knowledge and skills across all facets of Asset Management. He is a team builder and has managed and co-led two Alternative Asset Management firms totaling over $4.5 billion AUM, and has delivered best-in-class investment performance results along with colleagues over multiple funds. He has advised CEOs, CFOs, and boards of directors of multiple companies and spread managerial, financial, and strategic best practices with demonstrated expertise in value creation strategies including revenue growth strategies, industry transformation, cost control, supply chain management, and technology best practices. Carl has also served as Board Member to more than 15 portfolio companies across Industrial Products & Services, Transportation & Logistics and Consumer industries; including his current role as a Board Member of Skipper Pets, Inc.
Carl is former Managing Partner and Head of Private Equity for Invesco Private Capital, a division of Invesco, Ltd. (NYSE: IVZ), which managed private investment vehicles across private equity, venture capital, and real estate. At Invesco Private Capital, Carl was responsible for overseeing multiple alternative asset investment Funds and served as Chair of Investment Committee for domestic PE efforts. Prior to Invesco, Carl served as Managing Partner and co-owner at Wellspring Capital Management LLC, a private equity investment firm focused on control investments in growing companies in the industrial products & services, healthcare and consumer industries. He oversaw and approved all investments as a member of the Investment Committee. At the time of his retirement in 2015, the firm had invested more than $2.5 billion in 35 platform companies and achieved top-tier investment results.
Currently, Carl serves as the Founder of cbGrowth Partners, which focuses on sustainable investments, and serves as Advisor to Auldbrass Partners. Previously, Carl worked at Dimeling, Schreiber & Park, Peter J Solomon & Co, Associates, and Ernst & Young Corporate Finance LLC. Mr. Stanton holds a BS degree in Accounting from the University of Alabama and an MBA degree from Harvard Business School. He resides in New York with his family and serves as Trustee, Treasurer and Head of Finance and Endowment Committee of Christ Church United Methodist, a nonprofit organization. He also serves as Board of Visitors at the University of Alabama, College of Commerce.
Ernest D. Lyles II, Chief Financial Officer. Ernest serves as our Chief Financial Officer and as the Chief Financial Officer and a director of Focus Impact BH3 Acquisition Company, a special purpose acquisition corporation (Nasdaq: BHAC). Ernest is also the Founder and a Managing Partner of The HiGro Group, a private equity firm focused on buyout investing in the lower middle market, which he founded in 2016. In addition to serving as a board member on HiGro’s portfolio companies, Ernest co-manages all aspects of the firm’s investment activities, growth initiatives and talent development.

Prior to founding The HiGro Group, Ernest spent a decade as an investment banker with UBS Investment Bank where his tenure included advising the world’s most notable corporations and private equity firms. As the head of Technology Enabled Services banking practice, Ernest became the most senior African-American investment banker within the firm’s industry coverage groups. In addition to his over $10 billion of transaction and advisory experience, Ernest served as Head of the Diversity Task Force and Head of the Howard University recruiting team among other internal committees.
A native of Shepherdstown, West Virginia, Ernest attended public schools and earned a full merit scholarship to attend Shepherd University, where he earned a Bachelors of Science degree with concentrations in Political Science and Business Administration. Upon graduation, Ernest enrolled in the Howard University School of Law, where he also interned at both the JC Watts Companies.
Ernest has held expert discussions on entrepreneurship, mentorship, private equity, impact investing and work-life balance. His speaking engagements have included companies such as Google, HEC Paris, McGuire Woods and Nomura. An avid art collector, Ernest has also been featured in publications such as “The Black Market: A Guide to Art Collecting.
Ernest currently lives in Harlem, New York, where he is actively engaged in civic and faith initiatives including Trustee to Scan Boys and Girls Harbor, Founder of The UTULIVU Alliance, Member of the Economic Club of New York, and Fellow in the Council of Urban Professionals.
Wray T. Thorn, Chief Investment Officer. Wray is a Partner and Co-Founder of Focus Impact Partners, LLC and currently serves as our Chief Investment Officer and as the Chief Investment Officer and a director of Focus Impact BH3 Acquisition Company, a special purpose acquisition corporation (Nasdaq: BHAC). Wray is also the Founder and Chief Executive of Clear Heights Capital, a private investment firm committed to helping companies realize their growth and development objectives and a Board Member of Skipper Pets, Inc. Wray is deeply involved in building and leading businesses to source, structure, finance and make private investments as well as helping companies, organizations and executives realize their growth and development objectives. With three decades of experience as a Chief Investment Officer, investment leader and lead director, Wray has firsthand knowledge of investment firm leadership, private investing company value creation, asset allocation strategy and practice and risk management frameworks. Wray has also been at the forefront of proactive impact investing and applying data and technology to innovate private investing.
Prior to founding Focus Impact and Clear Heights Capital, Wray was Managing Director and Chief Investment Officer—Private Investments at Two Sigma Investments. Wray architected and led the firm’s private equity (Sightway Capital), venture capital (Two Sigma Ventures) and impact (Two Sigma Impact) investment businesses as Chief Executive and Chief Investment Officer of TSPI, LP and Chair & Venture Partner of TSV. Initially on behalf of private capital and expanding to include institutional investors, Wray grew the private investment businesses during his 9-year tenure to nearly $4 billion in AUM and 90 team members and was a leader in the creation of Hamilton Insurance Group and the incubation of Two Sigma’s insurance technology activities. Prior to Two Sigma, Wray was a Senior Managing Director with Marathon Asset Management, where he developed the firm’s private equity investment activities and played a role in many new business opportunities and capital formation initiatives, including the firm’s direct lending business and its participation in the US Treasury’s Legacy Securities Public-Private Investment Program. Prior to Marathon, Wray evaluated and executed management buyout transactions as a Director with Fox Paine & Co. and as a Principal at Dubilier & Co. Wray began his career in the financial analyst program at Chemical Bank (today, J.P. Morgan) as an Associate in the Acquisition Finance Group.
Wray has been involved in approximately 300 transactions, add-on acquisitions, realizations, corporate financings, fundraisings and other principal transactions with aggregate consideration in excess of $32 billion, including direct private equity, venture and third-party managed fund investments representing more than $3 billion in invested capital. Wray has been a part of driving shareholder value creation and corporate growth as member of boards, advisory boards and committees or as an adviser for more than 45 companies and investment funds, across industries including technology, financial services, education, consumer services and real assets. Working with both private capital organizations and institutional investors, Wray has architected and led multiple private investment businesses, defining investment objectives, devising strategy, recruiting team members, setting culture, developing investor and financing relationships, and managing investment processes and decisions.

Wray is committed to giving back to the community, serving as Co-Chair of the Board of Youth, INC, as Vice Chair of the Board and Chair of the Investment Committee for Futures and Options, as a grant monitor and event committee chair for Hour Children, and as an Associate of the Harvard College Fund. In his 15+ years working with Youth, INC, a venture philanthropy nonprofit organization in New York City, Wray has engaged in many aspects of the organization’s growth and development including recruiting senior leadership, leading strategic planning initiatives, chairing the governance and compensation committees and being a part of raising more than $100 million to impact the lives of NYC youth by empowering more than 175 grass-roots non-profits that serve them. Wray earned an A.B. from Harvard University.
Howard L. Sanders, Lead Director. Howard Sanders serves as our lead director and is the managing member of Auldbrass Partners, a growth-focused private equity firm investing primarily in secondaries transactions, which he founded in 2011. Mr. Sanders heads Auldbrass Partners’ transactional sourcing, deal execution, investment strategy and business development. Mr. Sanders has led successful Auldbrass Partners investments in SaaS (Software as a Service), PaaS (Platform as a Service), tech-enabled manufacturing and services, healthcare and EdTech companies. Before founding Auldbrass Partners, Mr. Sanders was a Managing Director at Citigroup where he was responsible for managing and directing Citi Holdings’ proprietary investments in private equity, hedge funds and real estate. Prior to Citi, Mr. Sanders was a Vice President in mergers and acquisitions for Deutsche Bank (a successor to James D. Wolfensohn and Co.). Mr. Sanders also previously served as an adjunct professor at Columbia Business School.
Mr. Sanders is currently a board member of the Partnership for New York City Foundation, the Riverside Church in the City of New York and the Undergraduate Executive Board of the Wharton School at the University of Pennsylvania. Mr. Sanders holds a Master of Business Administration from Harvard University and a Bachelor of Science from the Wharton School at the University of Pennsylvania.
Troy Carter, Independent Director. Troy serves as our independent director and is the founder and CEO of Q&A, a music technology company focused on building software solutions for recording artists via distribution and analytics. Troy currently serves as a director of Focus Impact BH3 Acquisition Company, a special purpose acquisition corporation (Nasdaq: BHAC). He also serves as an advisor to the NBA Players Association. He previously served as an advisor to the Prince Estate. Prior to founding Q&A, Troy was Global Head of Creator Services at Spotify from 2016 to 2018 and then served in a consulting role for CEO Daniel Ek until 2019. Troy serves on the boards of WeTransfer and SoundCloud, and served as an advisor to Lyft. He is also an active early stage investor, including in companies such as Uber, Lyft, Dropbox, Spotify, Slack, Warby Parker, Gimlet Media, and Thrive Market. Troy previously founded the entertainment company, Atom Factory, in 2008, where he worked with Lady Gaga, John Legend and Meghan Trainor.
Troy is an executive member on the boards of trustees at The Aspen Institute and the Los Angeles County Museum of Art as well as a Henry Crown Fellow. In addition, he is a member of the United Nations Foundation Global Entrepreneurs Council. Troy also has served on the boards of directors of the Los Angeles Mayor’s Council for Technology & Innovation and CalArts. Troy has previously been included on Fast Company’s list of most creative people and on Billboard’s Power 100 list, an annual ranking the music industry’s top influencers.
Dawanna Williams, Independent Director. Ms. Williams serves as our independent director and as the managing principal at Dabar Development Partners, which Ms. Williams founded over 15 years ago. Dabar has developed over 3,000 apartments units covering more than 2 million square feet of mixed-use developments and has had principal involvement in development projects awarded by NYC’s Department of Housing Preservation and Development, NYC’s Economic Development Corporation, and New York City’s Housing Authority. As managing principal, Ms. Williams is involved in all executive aspects of business operations, from developing strategic priorities to executing development projects to risk management to establishing firm values and standards. Prior to Dabar, Ms. Williams served as General Counsel at Victory Education Partners and as a senior associate in the commercial real estate group at Sidley Austin LLP.
Ms. Williams serves on the board of directors of ACRES Commercial Realty Corp. (NYSE: ACR), a real estate investment trust that is primarily focused on originating, holding and managing commercial real estate, mortgage loans and other commercial real estate-related debt investments, Compass, Inc. (NYSE: COMP), a publicly-traded, technology-enabled residential real estate brokerage company, and Ares Industrial Real Estate Income Trust Inc., a real estate investment trust. Ms. Williams also serves on the board of directors of the Apollo Theater, chairing the real estate committee, and on the board of directors for the New York City Trust for

Cultural Resources. Ms. Williams also serves on the board of directors of the New York Real Estate Chamber. Ms. Williams earned an A.B. from Smith College in economics and government, a Master of Public Administration from Harvard University Kennedy School of Government, and a Doctor of Jurisprudence from the University of Maryland School of Law.
Dia Simms, Independent Director. Dia serves as our independent director and as the Executive Chairwoman of the Board of Lobos 1707 Tequila & Mezcal, an award-winning, independent spirits brand that launched in November 2020. Before being appointed Executive Chairwoman, Dia led Lobos 1707 as its CEO, alongside Founder and Chief Creative Officer Diego Osorio with early backing by sports and cultural icon, LeBron James. Dia currently serves as a director of Focus Impact BH3 Acquisition Company, a special purpose acquisition corporation (Nasdaq: BHAC). Dia is also Co-Founder of Pronghorn, a 10-year initiative to drive diversity, equity and inclusion in the spirits industry. Dia spent almost fifteen years working alongside Sean “Diddy” Combs at Combs Enterprises. In 2017, Dia was named President of Combs Enterprises, making her the first president in the company’s thirty-year history other than Sean Combs himself. In her role as President, she oversaw multi-billion-dollar brands under the Combs empire, including CÎROC Ultra-Premium Vodka, Blue Flame Agency, AQUAhydrate, Bad Boy Entertainment, Sean John and Revolt TV. Of note, Dia led the transformation of CÎROC Ultra-Premium Vodka from infancy to a multibillion dollar value brand.
Along with a lengthy list of accolades, Dia is Board Chair of Pronghorn, Board Vice Chair of Saint Liberty Whiskey, Advisor to Touch Capital and director on the FIAC Board. Dia holds a B.S. degree in Psychology from Morgan State University and a Master’s degree in Management from the Florida Institute of Technology.
Number and Terms of Office of Officers and Directors
We have four directors as of the date hereof. Our Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Troy Carter, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Howard Sanders, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Dawanna Williams and Dia Simms, will expire at the third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.
Prior to the completion of an initial business combination, any vacancy on the Board may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the Board for any reason.
Pursuant to an agreement to be entered into concurrently with the issuance and sale of the securities in our IPO, our Sponsor, upon consummation of an initial business combination will be entitled to nominate three individuals for election to our Board.
Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the Board.
Director Independence
Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person that, in the opinion of the FIAC Board, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with FIAC). Our Board has determined that Troy Carter and Dawanna Williams are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Pursuant to Nasdaq’s phase-in rules for newly listed companies, we have one year from the date on which we are first listed on Nasdaq to for a majority of our Board be independent. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation
Prior to the completion of our initial business combination, none of our officers or directors will receive any cash compensation for services rendered to us. Commencing on the date that FIAC’s securities were first listed on Nasdaq, FIAC began to reimburse an affiliate of the Sponsor for office space, administrative and support services provided to FIAC in the amount of $10,000 per month. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. No compensation of any kind, including finder’s and consulting fees, will be paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of our initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers or directors, or our or their affiliates.
After the completion of our initial business combination, directors or members of our management team who continue to provide services to the Company may be paid consulting or management fees from the Combined Company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the Combined Company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our Board.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Committees of the Board of Directors
Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the nominating and compensation committees of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
We have established an audit committee of the Board. Troy Carter, Dia Simms and Dawanna Williams serve as members of our audit committee, and Dawanna Williams serves as chairman of the audit committee. Under Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Our Board has determined that each of Troy Carter, Dia Simms and Dawanna Williams are independent.
Each member of the audit committee is financially literate and our Board has determined that Dawanna Williams qualifies as an “audit committee financial expert” as defined in applicable SEC rules, and chairs the audit committee.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:
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the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

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pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent registered public accounting firm all relationships they have with us in order to evaluate their continued independence;
•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm; and
•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations.
Compensation Committee
We have established a compensation committee of the Board. The members of our compensation committee are Troy Carter, Dia Simms and Dawanna Williams, and Troy Carter serves as chairman of the compensation committee. Under Nasdaq listing standards, we are required to have a compensation committee composed entirely of independent directors. Our Board has determined that each of Troy Carter, Dia Simms and Dawanna Williams are independent.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our executive officers’ compensation, evaluating our executive officers’ performance in light of such goals and objectives and determining and approving the remuneration (if any) of our executive officers based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other officers;
•	reviewing on an annual basis our executive compensation policies and plans; and
•	implementing and administering our incentive compensation equity-based remuneration plans.
Notwithstanding the foregoing, as indicated above, other than the $10,000 per month administrative fee payable to an affiliate of our Sponsor and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our initial stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of a business combination.
Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor and will be directly responsible for the appointment, compensation and oversight of the work of any such advisor. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other advisor, the compensation committee will consider the independence of each such advisor, including the factors required by Nasdaq and the SEC.
Director Nominations
We do not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the Board.
The Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in the FIAC Charter and bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our Board.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Conflicts of Interest
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present business combination opportunities to such entity. Accordingly, in the future, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We do not believe, however, that any fiduciary duties or contractual obligations of our officers arising in the future would materially undermine our ability to complete our business combination.
Potential investors should also be aware of the following other potential conflicts of interest:
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None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

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In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

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Our initial stockholders have agreed (i) to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of our initial business combination and a stockholder vote to approve an amendment to the FIAC Charter (A) that would modify the substance or timing of our obligation to provide holders of shares of Class A Common Stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within 18 months from the closing of our IPO or (B) with respect to any other provision relating to the rights of holders of our Class A Common Stock; and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if we fail to consummate an initial business combination within 18 months from the closing of our IPO (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within the prescribed time frame). If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of our Public Shares, and the Private Placement Warrants will expire worthless. With certain limited exceptions, the Founder Shares will not be transferable, assignable by our Sponsor until the earlier of: (A) one year after the completion of our initial business combination; or (B) subsequent to our initial business combination, (x) if the closing price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading-day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of FIAC Common Stock for cash, securities or other property. With certain limited exceptions, the Private Placement Warrants and the Class A Common Stock underlying such warrants, will not be transferable, assignable or saleable by our Sponsor or its permitted transferees until 30 days after the completion of our initial business combination. Since our Sponsor and officers and directors may directly or indirectly own FIAC Common Stock and FIAC Warrants following our IPO, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.
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Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

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Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our Sponsor or an affiliate of our Sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

The conflicts described above may not be resolved in our favor.
In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:
•	the corporation could financially undertake the opportunity;
•	the opportunity is within the corporation’s line of business; and
•	it would not be fair to FIAC and its stockholders for the opportunity not to be brought to the attention of the corporation.
Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities.
Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:
Individual	Entity	Entity’s Business	Affiliation
Carl Stanton	Westwood Estate Wines	Food and Beverage	Managing Partner
	cbGrowth Partners	Investments	Founder
	Focus Impact BH3 Acquisition Company	Blank Check Company	Chief Executive Officer and Director
	Skipper Pets, Inc.	Consumer and Pet Services	Director
Ernest Lyles	The HiGro Group	Private Equity	Founder and Managing Partner
	Focus Impact BH3 Acquisition Company	Blank Check Company	Chief Financial Officer and Director
Wray Thorn	Clear Heights Capital	Private Equity and Venture Capital	Founder and Chief Executive Officer
	Youth, Inc.	Nonprofit Organization	Co-Chair of Board of Directors
	Futures and Options	Nonprofit Organization	Director and Chair of Investment Committee of Board
	Sailfish Productions	Entertainment and Media	General Manager
	Focus Impact BH3 Acquisition Company	Blank Check Company	Chief Investment Officer and Director
	Skipper Pets, Inc.	Consumer and Pet Services	Director
Howard Sanders	Auldbrass Partners L.P.	Private Equity	Founder and Managing Member

Individual	Entity	Entity’s Business	Affiliation
Troy Carter	Q&A	Technology and Multimedia	Founder and Chief Executive Officer
	The Aspen Institute	Nonprofit Organization	Executive Member on the Board of Trustees
	Los Angeles County Museum of Art	Museum	Executive Member on the Board of Trustees
	Focus Impact BH3 Acquisition Company	Blank Check Company	Director
Dawanna Williams	Dabar Development Partners	Real Estate	Managing Principal
	ACRES Commercial Realty Corp.	Real Estate	Director
	Ares Industrial Real Estate Income Trust Inc.	Real Estate	Director
	Compass, Inc.	Real Estate	Director
Dia Simms	Lobos 1707 Tequila & Mezcal	Food and Beverages	Chief Executive Officer
	Tilt Holdings Inc.	Cannabis-Focused Holding Company	Director
	Focus Impact BH3 Acquisition Company	Blank Check Company	Director
Accordingly, if any of the above executive officers or directors becomes aware of a business combination opportunity which is suitable for any of the above entities to which he or she has current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We do not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect our ability to complete our business combination. The FIAC Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of FIAC and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.
We are not prohibited from pursuing an initial business combination with a company that is affiliated with or related to Auldbrass Partners, our Sponsor, officers, directors or members of our advisory board. In the event we seek to complete our initial business combination with a company that is affiliated with or related to any of Auldbrass Partners, our Sponsor, officers, directors or members of our advisory board, we, or a committee of independent and disinterested directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to FIAC from a financial point of view. We are not required to obtain such an opinion in any other context.
We have agreed not to enter into a definitive agreement regarding an initial business combination without the prior consent of our Sponsor. In the event that we submit our initial business combination to our public stockholders for a vote, our initial stockholders have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the offering in favor of our initial business combination and our officers and directors have also agreed to vote any Public Shares purchased during or after the IPO in favor of our initial business combination.
Limitation on Liability and Indemnification of Officers and Directors
The FIAC Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the FIAC Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the FIAC Charter. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIAC
The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement.
Overview
We are a blank check company incorporated on February 23, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
Our Sponsor is Focus Impact Sponsor, LLC, a Delaware limited liability company. The registration statement for our Initial Public Offering was declared effective on October 27, 2021. On November 1, 2021, we consummated the FIAC IPO of 23,000,000 FIAC Units, including the full exercise of the underwriters’ over-allotment option to purchase 3,000,000 FIAC Units, at a purchase price of $10.00 per unit.
Simultaneously with the closing of the IPO, we completed the private sale of 11,200,000 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds to us of $11,200,000.
Upon the closing of the Initial Public Offering, $10.20 per FIAC Unit sold in the Initial Public Offering (including the full exercise of the underwriters’ over-allotment option) and the proceeds of the sale of the Private Placement Warrants, are held in the Trust Account and will be invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (a) the completion of our initial business combination, (b) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend the FIAC Charter (i) to modify the substance or timing of our obligation to provide holders of our Class A Common Stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by the Termination Date or (ii) with respect to any other provisions relating to the rights of holders of our Class A Common Stock, and (c) the redemption of our Public Shares if we have not consummated our initial business combination by the Termination Date, subject to applicable law.
The FIAC Charter provides that we will have until the Termination Date to complete the initial business combination. If we do not complete the initial business combination by the Termination Date, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the FIAC public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
Extension of Combination Period
On April 25, 2023, we held the Extension Meeting to amend the FIAC Charter to (i) extend the Termination Date from the Original Termination Date to the Charter Extension Date and to allow us, without another shareholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to nine times by an additional one month each time after the Charter Extension Date, by resolution of our Board if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until May 1, 2024, or a total of up to twelve months after the Original Termination Date, unless the closing of our initial business combination shall have occurred prior to such date and (ii) remove the limitation that we may not redeem shares of public stock to the extent that such redemption would result in us having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, of less than $5,000,000. The stockholders of the Company approved the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal at the Extension Meeting and on April 26, 2023, we filed the Extension Amendment and the Redemption Limitation Amendment with the Secretary of State of Delaware.
In connection with the vote to approve the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, the holders of 17,297,209 shares of Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.40 per share, for an aggregate redemption amount of $179,860,588.
As disclosed in the proxy statement relating to the Extension Meeting, the Sponsor agreed that if the Extension Amendment Proposal is approved, it or one or more of its affiliates, members or third-party designees (such person, a “Lender”) will contribute to us as a loan, within ten (10) business days of the date of the Extension Meeting, of the lesser of (a) an aggregate of $487,500 or (b) $0.0975 per share that is not redeemed in connection with the Extension Meeting, to be deposited into the Trust Account. In addition, the Lender may contribute to us the lesser of (a) $162,500 or (b) $0.0325 per each share of public stock that is not redeemed in connection with the Extension Meeting as a loan to be deposited into the Trust Account for each of nine one-month extensions following August 1, 2023. Because the Extension Amendment Proposal was approved, the Sponsor deposited $487,500 into the Trust Account, and the Termination Date was extended to August 1, 2023.
In association with the approval of the Extension Amendment Proposal, on May 9, 2023, we issued the Promissory Note to the Sponsor and the Sponsor funded deposits into the Trust Account. The Promissory Note does not bear interest and matures upon closing of our initial business combination. In the event that we do not consummate an initial business combination, the Promissory Note will be repaid only from amounts remaining outside of the Trust Account, if any. Up to the total principal amount of the Promissory Note may be converted, in whole or in part, at the option of the Lender, into warrants of the Company at a price of $1.00 per warrant, which warrants will be identical to the Private Placement Warrants issued to the Sponsor at the time of the Initial Public Offering.
In connection with the extension of the Termination Date, on December 1, 2023, the Company issued the Second Promissory Note to the Sponsor and the Sponsor funded deposits into the Trust Account. The Second Promissory Note does not bear interest and matures upon closing of the Company’s Initial Business Combination. In the event that the Company does not consummate an Initial Business Combination, the Second Promissory Note will be repaid only from amounts remaining outside of the trust account, if any.
On December 29, 2023, we held the Second Extension Meeting to amend the FIAC Charter to (i) extend the Termination Date from January 1, 2024 to the Second Charter Extension Date and to allow us, without another stockholder vote, to elect to extend the Termination Date to consummate an initial business combination on a monthly basis for up to seven times by an additional one month each time after the Second Charter Extension Date, by resolution of the Company’s board of directors if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until November 1, 2024, or a total of up to ten months after January 1, 2024, unless the closing of our initial business combination shall have occurred prior to such date. Our stockholders approved the Second Extension Amendment Proposal at the Second Extension Meeting and on December 29, 2023, we filed the Second Extension Amendment with the Secretary of State of Delaware.
In connection with the vote to approve the Second Extension Amendment Proposal, the holders of 3,985,213 shares of Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.95 per share, for an aggregate redemption amount of approximately $43,640,022. As of December 31, 2023, funds related to these redemptions have not been distributed and are reported on the consolidated balance sheet as redemption payable.
As disclosed in the proxy statement relating to the Second Extension Meeting, the Sponsor agreed that if the Second Extension Amendment Proposal is approved, the Lender would deposit into the Trust Account the lesser of (a) $120,000 and (b) $0.06 per public share that is not redeemed in connection with the Second Extension Meeting. In addition, in the event the Company does not consummate an Initial Business Combination by

April 1, 2024, the Lender may contribute to the Company the lesser of (a) $40,000 or (b) $0.02 per each public share that is not redeemed in connection with the Second Extension Meeting as a loan to be deposited into the Trust Account for each of seven one-month extensions following April 1, 2024. Because the Second Extension Amendment Proposal was approved, the Sponsor deposited $103,055 into the Trust Account, and the Termination Date was extended to April 1, 2024. In each of March 2024, April 2024, May 2024 and June 2024, the Sponsor deposited $34,352 into the Trust Account extending the Termination Date to August 1, 2024, which can be extended to November 1, 2024 (with required funding of the Trust Account).
On March 27, 2024, the Company transferred $75,773 to the Trust Account related to excess funds withdrawn and the timing of the payment of taxes. The excess withdrawal of funds from the Trust Account is reported on the condensed consolidated balance sheet as restricted cash.
As of July 8, 2024, the Company has deposited an aggregate of $1,540,460 into the Trust Account to extend the Termination Date to August 1, 2024, which can be extended to November 1, 2024 (with required funding of the Trust Account).
Conversion of Class B Common Stock to Class A Common Stock
On December 21, 2023, the Sponsor converted 5,000,000 shares of Class B common stock into shares of Class A Common Stock. Notwithstanding the conversions, the Sponsor will not be entitled to receive any monies held in the Trust Account as a result of its ownership of shares of Class A Common Stock issued upon conversion of the Class B Common Stock. Following such conversion and taking into account the redemptions described above, we have an aggregate of 6,717,578 shares of Class A Common Stock issued and outstanding and an aggregate of 750,000 shares of Class B Common Stock issued and outstanding.
Proposed Business Combination
On September 12, 2023, we entered into the Initial Business Combination Agreement, by and among FIAC, Amalco Sub and DevvStream, which was subsequently amended by the First Amendment thereto, dated as of May 1, 2024. Pursuant to the Business Combination Agreement, among other things FIAC will acquire DevvStream for consideration of shares in FIAC following its continuance to the Province of Alberta (as further explained below). The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the mergers and the other transactions contemplated thereby, are summarized below.
Structure of the Business Combination
The acquisition is structured as a continuance followed by an amalgamation transaction, resulting in the following:
(a) Prior to the Effective Time, FIAC will continue from the State of Delaware under the DGCL to the Province of Alberta under the ABCA and change its name to DevvStream Corp.;
(b) Following the SPAC Continuance, and in accordance with the applicable provisions of the Plan of Arrangement and the BCBCA, Amalco Sub and DevvStream will amalgamate to form one corporate entity in accordance with the terms of the BCBCA, and as a result of the Amalgamation, (i) each Company Share issued and outstanding immediately prior to the Effective Time will be automatically exchanged for that certain number of New PubCo Common Shares equal to the applicable Per Common Share Amalgamation Consideration, (ii) each Company Option and Company RSU issued and outstanding immediately prior to the Effective Time will be cancelled and converted into Converted Options and Converted RSUs, respectively, in an amount equal to the Company Shares underlying such Company Option or Company RSU, respectively, multiplied by the Common Conversion Ratio (and, for Company Options, at an adjusted exercise price equal to the exercise price for such Company Option prior to the Effective Time divided by the Common Conversion Ratio), (iii) each Company Warrant issued and outstanding immediately prior to the Effective Time shall become exercisable for New PubCo Common Shares in an amount equal to the Company Shares underlying such Company Warrant multiplied by the Common Conversion Ratio (and at an adjusted exercise price equal to the exercise price for such Company Warrant prior to the Effective Time divided by the Common Conversion Ratio), (iv) each holder of Company Convertible Notes, if any, issued and outstanding immediately prior to the Effective Time will first receive Company Shares and then New

PubCo Common Shares in accordance with the terms of such Company Convertible Notes and (v) each common share of Amalco Sub issued and outstanding immediately prior to the Effective Time will be automatically exchanged for one common share of Amalco;
(c) Simultaneously with the execution of the Initial Business Combination Agreement, FIAC and the Sponsor entered into the Sponsor Side Letter, pursuant to which, among other things, the Sponsor agreed to forfeit (i) 10% of its Founder Shares effective as of the consummation of the SPAC Continuance at the Closing of the Proposed Transactions and (ii) with the Sponsor’s consent, up to 30% of its Founder Shares and/or Private Placement Warrants in connection with financing or non-redemption arrangements, if any, entered into prior to consummation of the Business Combination. Pursuant to the Sponsor Side Letter, the Sponsor also agreed to (1) certain transfer restrictions with respect to our securities, lock-up restrictions (terminating upon the earlier of: (A) 360 days after the Closing Date, (B) a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New PubCo’s shareholders having the right to exchange their equity for cash, securities or other property or (C) subsequent to the Closing Date, the closing price of the New PubCo Common Shares equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing) and (2) to vote any shares of FIAC Common Stock held by it in favor of the Business Combination Agreement, the Arrangement Resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing; and
(d) In addition, contemporaneously with the execution of the Initial Business Combination Agreement, DevvStream, FIAC and each of the Core Company Securityholders entered into the Company Support Agreements, pursuant to which, among other things, (i) each of the Core Company Securityholders agreed to vote any Company Shares held by him, her or it in favor of the Business Combination Agreement, the Arrangement Resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing, and (ii) each of the Core Company Securityholders has agreed to certain transfer restrictions with respect to DevvStream securities prior to the Effective Time and lock-up restrictions with respect to the New PubCo Common Shares to be received by such Core Company Securityholder under the Business Combination Agreement, which lock-up restrictions are consistent with those agreed to by the Sponsor in the Sponsor Side Letter.
Consideration
The aggregate consideration to be paid to DevvStream shareholders and securityholders is that number of New PubCo Common Shares (or, with respect to Company Options, Company RSUs and Company Warrants, a number of Converted Options, Converted RSUs and Converted Warrants consistent with the aforementioned conversion mechanics) equal to (a)(i) the Reverse Split Factor multiplied by (ii)(x) $145 million plus the aggregate exercise price of all in-the-money Company Options and Company Warrants immediately prior to the Effective Time (or exercised in cash prior to the Effective Time) divided by (y) $10.20, plus (b) solely to the extent any Company Shares are required to be issued to Approved Financing Sources pursuant to Approved Financings in connection with the Closing, (i) each such Company Share multiplied by (ii) the Per Common Share Amalgamation Consideration in respect of such Company Share, (the “Share Consideration”). The Share Consideration is allocated among DevvStream shareholders and securityholders as set forth in the Business Combination Agreement.
Closing
The Closing will be on a date no later than two Business Days following the satisfaction or waiver of all of the closing conditions. It is expected that the Closing will occur on or before August 11, 2024. The Business Combination Agreement contains customary representations, warranties and covenants of (a) DevvStream and (b) FIAC and Amalco Sub relating to, among other things, their ability and authority to enter into the Business Combination Agreement and their capitalization and operations.
Expenses
The Business Combination Agreement provides for the following with respect to expenses related to the Proposed Transactions:

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If the Proposed Transactions are consummated, New PubCo will bear expenses of the parties, including the SPAC Specified Expenses (as defined in the Business Combination Agreement), all deferred expenses, including any legal fees of the Initial Public Offering due upon consummation of a business combination and any Excise Tax Liability.

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If (a) FIAC or DevvStream terminate the Business Combination Agreement as a result of a mutual written consent, the Required SPAC Shareholder Approval (as defined in the Business Combination Agreement) not being obtained, or the Effective Time not occurring by the Outside Date or (b) DevvStream terminates the Business Combination Agreement due to a breach of any representation or warranty by FIAC or Amalco Sub, then all expenses incurred in connection with the Business Combination Agreement and the Proposed Transactions will be paid by the party incurring such expenses, and no party will have any liability to any other party for any other expenses or fees.

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If (a) FIAC or DevvStream terminate the Business Combination Agreement due to the Required Company Shareholder Approval (as defined in the Business Combination Agreement) not being obtained or (b) DevvStream terminates the Business Combination Agreement due to a Change in Recommendation (as defined in the Business Combination Agreement), or the approval, or authorization by the DevvStream Board or DevvStream entering into a Superior Proposal or (c) FIAC terminates the Business Combination Agreement due to a breach of any representation or warranty by DevvStream or a Company Material Adverse Effect, DevvStream will pay to FIAC all expenses incurred by FIAC in connection with the Business Combination Agreement and the Proposed Transactions up to the date of such termination (including (i) SPAC Specified Expenses incurred in connection with the transactions, including SPAC Extension Expenses (as defined in the Business Combination Agreement) and (ii) any Excise Tax Liability provided that, solely with respect to Excise Tax Liability, notice of such termination is provided after December 1, 2023).

Sponsor Side Letter
In connection with signing the Initial Business Combination Agreement, FIAC and the Sponsor entered into the Sponsor Side Letter, dated September 12, 2023, pursuant to which the Sponsor agreed to forfeit (i) 10% of its Founder Shares effective as of the consummation of the SPAC Continuance at the closing of the Proposed Transactions and (ii) with the Sponsor’s consent, up to 30% of its Founder Shares and/or Private Placement Warrants in connection with financing or non-redemption arrangements, if any, entered into prior to consummation of the Business Combination if any, negotiated by the Effective Date. Pursuant to the Sponsor Side Letter, the Sponsor also agreed to (1) certain transfer restrictions with respect to our securities, lock-up restrictions (terminating upon the earlier of: (A) 360 days after the Closing Date, (B) a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their equity for cash, securities or other property or (C) subsequent to the Closing Date, the closing price of the New PubCo Common Shares equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing) and (2) to vote any shares of FIAC Common Stock held by it in favor of the Business Combination Agreement, the Arrangement Resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing.
Amendment No. 1 to the Sponsor Side Letter
Concurrently with the execution of the First Amendment, FIAC and the Sponsor entered into Amendment No. 1 to the Sponsor Side Letter, pursuant to which, among other things, the Sponsor agreed and acknowledged that (i) each share of Class B common stock (other than those subject to forfeiture pursuant to the Sponsor Side Letter) shall convert only into a number of New PubCo Common Shares (and not any other FIAC shares prior to such automatic conversion) equal to the Reverse Split Factor and (ii) that each Private Placement Warrant shall only convert into the right to exercise such warrants for New PubCo Common Shares equal to the Reverse Split Factor. No fractional shares shall be issued and the total number of New PubCo Common Shares to be received by the Sponsor shall be rounded down to the nearest whole share after aggregating all New PubCo Common Shares held by the Sponsor. As a third-party beneficiary of the Sponsor Side Letter, DevvStream consented in all respects to the Sponsor Side Letter Amendment.

Company Support & Lock-up Agreement
In connection with signing the Initial Business Combination Agreement, DevvStream, FIAC and the Core Company Securityholders entered into the Company Support Agreements, dated September 12, 2023, pursuant to which (i) each of the Core Company Securityholders agreed to vote any Company Shares held by him, her or it in favor of the Business Combination Agreement, the Arrangement Resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing, and (ii) each of the Core Company Securityholders has agreed to certain transfer restrictions with respect to DevvStream securities prior to the Effective Time and lock-up restrictions with respect to the New PubCo Common Shares to be received by such Core Company Securityholder under the Business Combination Agreement, which lock-up restrictions are consistent with those agreed to by the Sponsor in the Sponsor Side Letter.
Registration Rights Agreement
At the closing of the Business Combination, it is anticipated that FIAC, Sponsor and the Legacy DevvStream Holders will enter into an Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the Legacy DevvStream Holders and Sponsor will be granted customary registration rights with respect to shares of New PubCo.
Financial and Capital Market Advisors
The Company has engaged J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”), to act as its (i) its financial advisor and capital markets advisor in connection with the Business Combination and (ii) its placement agent in connection with a private placement of debt, equity, equity-linked or convertible securities (the “Securities”) or other capital or debt raising transaction in connection with the Business Combination (the “Offering”, and, together with the Business Combination, each an “Offering Transaction” and collectively the “Offering Transactions”).
The Company will pay CCM the sum of (i) an advisory fee in an amount equal to $2,500,000 simultaneously with the closing of the Business Combination (the “Advisory Fee”) plus (ii) a transaction fee in connection with the Offering of an amount equal to 4.0% of the sum of (A) the gross proceeds raised from investors and received by Company or DevvStream simultaneously with or before the closing of the Offering and (B) the proceeds released from the Trust Account in connection with the Business Combination with respect to any stockholder of the Company that (x) entered into a non-redemption or other similar agreement or (y) did not redeem the Company’s common stock, in each instance to the extent such stockholder was identified to the Company by CCM (collectively, the “Offering Fee” and together with the Advisory Fee, the “Transaction Fee”); provided, however, CCM shall receive no fee for any gross proceeds received from, or non-redemptions obtained from any investors holding capital stock of DevvStream (other than any investor who acquired their capital stock of DevvStream in open market activities). The Transaction Fee shall be payable to CCM simultaneously with the closing of the Offering Transaction. In addition, the Company may, in its sole discretion, pay to CCM a discretionary fee in an amount up to $500,000 (the “Discretionary Fee”), simultaneously with the closing of the Business Combination, if the Company determines in its discretion and reasonable judgment that the performance of CCM in connection with its leadership role in connection with the Offering Transaction warrants such additional fee, taking into account, without limitation, (a) timing of the Offering Transaction, (b) quality and delivery of services and advice hereunder, and (c) overall valuation attributable to the Offering Transaction. No Advisory Fee, Offering Fee or Discretionary Fee shall be due to CCM if the Company does not complete the Business Combination.
Liquidity, Capital Resources and Going Concern
In connection with our assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management believes that the funds which we have available following the completion of the Initial Public Offering may not enable it to sustain operations for a period of at least one-year from the issuance date of the financial statements included in this proxy statement/prospectus. Based on the foregoing, management believes that we may not have sufficient working capital to meet its needs through the earlier of the consummation of an initial business combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, performing due diligence on prospective target businesses, paying for travel expenditures, and structuring, negotiating and consummating an initial business combination.

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution, should we be unable to complete an initial business combination, raises substantial doubt about our ability to continue as a going concern. We have until May 1, 2024, which can be extended to November 1, 2024 (with required funding of the Trust Account) to consummate a business combination. It is uncertain that we will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 1, 2024, which can be extended to November 1, 2024 (with required funding of the Trust Account).
Risks and Uncertainties
Our results of operations and ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending and geopolitical instability, such as the military conflict in the Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.
Inflation Reduction Act of 2022 (the “IR Act”)
On August 16, 2022, the IR Act was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of aspects of the excise tax (including its application and operation with respect to SPACs) remain unclear and such interim operating rules are subject to change.
Because the application of this excise tax is not entirely clear, any redemption or other repurchase effected by the Company, in connection with our initial business combination, extension vote or otherwise, may be subject to this excise tax. Because any such excise tax would be payable by the Company and not by the redeeming holders, it could cause a reduction in the value of the Company’s Class A Common Stock, cash available with which to effectuate an initial business combination or cash available for distribution in a subsequent liquidation. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination will depend on a number of factors, including (i) the structure of the business combination, (ii) the fair market value of the redemptions and repurchases in connection with the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or any other equity issuances within the same taxable year of the business combination) and (iv) the content of any subsequent regulations, clarifications, and other guidance issued by the Treasury. Further, the application of the excise tax in respect of distributions pursuant to a liquidation of a publicly traded U.S. corporation is uncertain and has not been addressed by the Treasury in regulations, and it is possible that the proceeds held in the Trust Account could be used to pay any excise tax owed by the Company in the event the Company is unable to complete a business combination in the required time and redeem 100% of the remaining Class A Common Stock in accordance with the FIAC Charter, in which case the amount that would otherwise be received by the public stockholders in connection with the Company’s liquidation would be reduced.
Results of Operations
As of March 31, 2024, we have not commenced any operations. All activity for the period from February 23, 2021 (inception) through March 31, 2024 relates to our formation and the Initial Public Offering, and since the closing of the Initial Public Offering, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after the completion of our initial business combination, at the earliest. We will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended March 31, 2024, we had net loss of $2,234,269 resulting from operating costs of $1,687,227, the change in fair value of warrants of $681,000, and provision for income taxes of $121,281, partially offset by interest income from operating account of $1,249 and trust earnings of $253,990.
For the three months ended March 31, 2023, we had net income of $1,522,559 resulting from interest income from operating account of $5,283 and $2,534,447 in trust earnings partially offset by $522,843 in provision for income taxes and $494,328 in operating costs.
For the year ended December 31, 2023, we had net income of $23,947 resulting from the change in fair value of warrants of $681,000, warrant transaction costs of $309,534, interest income from operating account of $14,786 and trust earnings of $5,350,288, partially offset by provision for income taxes of $1,111,731 and operating costs of $5,219,930.
For the year ended December 31, 2022, we had net income of $11,635,200 resulting from the change in fair value of warrants of $10,669,000, interest income from operating account of $7,413 and trust earnings of $3,443,975, partially offset by provision for income taxes of $645,442 and operating costs of $1,829,746.
Contractual Obligations
Except as described below, we do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.
On May 9, 2023, we issued the Promissory Note in the total principal amount of up to $1,500,000 to the Sponsor, and the Sponsor funded the initial principal amount of $487,500. On August 1, 2023, we drew $162,500 pursuant to the Promissory Note, which funds we deposited into the Trust Account for our public stockholders. This deposit enabled us to extend the Termination Date from August 1, 2023 to September 1, 2023. On September 1, 2023, we drew $162,500 pursuant to the Promissory Note, which funds we deposited into the Trust Account for our public stockholders. This deposit enabled us to extend the Termination Date from September 1, 2023 to October 1, 2023. On October 1, 2023, we drew $162,500 pursuant to the Promissory Note, which funds we deposited into the Trust Account for our public stockholders. This deposit enabled us to extend the Termination Date from October 1, 2023 to November 1, 2023. On November 1, 2023, we drew $162,500 pursuant to the Promissory Note, which funds we deposited into the Trust Account for our public stockholders. This deposit enabled us to extend the Termination Date from November 1, 2023 to December 1, 2023. On November 30, 2023, we drew $162,500 pursuant to the promissory note underlying the Second Sponsor Working Capital Loan, which funds we deposited into the Trust Account for our public stockholders. This deposit enabled us to extend the Termination Date from December 1, 2023 to January 1, 2024. In connection with the Second Extension Meeting, FIAC’s Sponsor agreed that if the Second Extension Proposal was approved, the Sponsor would deposit into the Trust Account the lesser of (a) $120,000 and (b) $0.06 per share of Class A Common Stock that was not redeemed in connection with the Second Extension Meeting. Because the Second Extension Proposal was approved, the Sponsor deposited $103,055 into the Trust Account, and the Termination Date was extended to April 1, 2024 (unless further extended). These extensions were permitted under the FIAC Charter and provided us with additional time to complete our initial business combination. We also drew $50,000, $100,000, $187,500 and $25,000 in September 2023, October 2023, November 2023 and December 2023, respectively, pursuant to the Promissory Note for working capital. Further, in December 2023, we withdrew $205,000 pursuant to the Second Promissory Note for working capital.

Administrative Services Agreement
We agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support provided to us. Upon completion of an initial business combination or our liquidation, we will cease paying these monthly fees.
Registration and Stockholder Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights and stockholder agreement to be signed prior to the consummation of the Initial Public Offering, requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act.
Underwriter Agreement
The underwriters were entitled to a deferred underwriting fee of approximately $0.376 per unit sold in the Initial Public Offering, or $8,650,000 in the aggregate (including the commission related to the underwriters’ exercise of the over-allotment option) upon the completion of the Company’s initial business combination. In the third quarter of 2023, the underwriters waived any right to receive the deferred underwriting fee and will therefore receive no additional underwriting fee in connection with the Closing of the Business Combination. As a result, the Company recognized $309,534 of income and $8,340,466 was recorded to accumulated deficit in relation to the reduction of the deferred underwriting fee. As of December 31, 2023 and 2022, the deferred underwriting fee is $0 and $8,650,000, respectively.
To account for the waiver of the deferred underwriting fee, the Company analogized to the SEC staff’s guidance on accounting for reducing a liability for “trailing fees”. Upon the waiver of the deferred underwriter fee, the Company reduced the deferred underwriting fee liability to $0 and reversed the previously recorded cost of issuing the instruments in the Initial Public Offering, which included recognizing a contra-expense of $309,534, which is the amount previously allocated to liability classified warrants and expensed upon the Initial Public Offering, and reduced the accumulated deficit and increased income available to Class B Common Stock by $8,650,000, which was previously allocated to the Class A Common Stock subject to redemption and accretion recognized at the Initial Public Offering date.
Each of Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, CastleOak Securities, L.P. and Siebert Williams Shank & Co., LLC (collectively, the “FIAC IPO Underwriters”) contacted FIAC prior to the public announcement of the proposed Business Combination to indicate that they would waive their respective entitlements to the payment of any deferred compensation with respect to the Business Combination in connection with their roles as underwriters of the FIAC IPO. The FIAC IPO Underwriters did not provide reasons for such waivers, FIAC did not seek out the reasons for such waivers, and FIAC will not speculate regarding such reasons. FIAC has not engaged, and has not received any services from, the FIAC IPO Underwriters except in connection with the consummation of the FIAC IPO. The FIAC IPO Underwriters did not have any role in the identification or evaluation of DevvStream as a business combination target for FIAC. FIAC did not expect the FIAC IPO Underwriters to provide a service in connection with the closing of the Business Combination; therefore, the waiver by each of the FIAC IPO Underwriters of its respective deferred compensation has not created any role in connection with the Closing of the Business Combination that FIAC is seeking to fill.
Each of the FIAC IPO Underwriters has informed FIAC that it is not responsible for any portion of this proxy statement/prospectus which form a part of this registration statement, and FIAC is not aware of any disagreements with any of the FIAC IPO Underwriters regarding disclosure in this proxy statement/prospectus. Each of the FIAC IPO Underwriters’ waivers of their respective deferred compensation indicates that they do not want to be associated with the disclosure or the underlying business analysis related to the Business Combination. As a result of the waivers by the FIAC IPO Underwriters of their deferred compensation, the transactions fees payable by FIAC will be reduced by an aggregate amount equal to the deferred compensation attributable to the FIAC IPO Underwriters, as reflected in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Combined Financial Information.”
Marketing Fee Agreement
We engaged advisors to assist in validating existing acquisition strategies and providing recommendations or potential amendments and refinements to said strategy. The fee structure is set as a minimum of $150,000 due upon an initial business combination for advisory services. If the advisors provide lead information of a potential target company in an initial business combination, we will pay the advisors between $2,000,000 and $6,000,000 (the “Marketing Advisory Fee”) upon successful close of an initial business combination. The advisors did not provide lead information related to the proposed Business Combination. As such, if the proposed Business Combination is consummated, the advisors are not due the Marketing Advisory Fee.
Critical Accounting Estimates
Warrants
We account for the Warrants issued in connection with the Initial Public Offering and Private Placement in accordance with the guidance contained in FASB ASC 815 “Derivatives and Hedging” whereby under that provision the Warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, we classified the warrant instrument as a liability at fair value and will adjust the instrument to fair value at each reporting period. This liability will be re-measured at each balance sheet date until the Warrants are exercised or expire, and any change in fair value will be recognized in our statement of operations. The fair value of Warrants was estimated using an internal valuation model. Our valuation model utilized inputs such as assumed share prices, volatility, discount factors and other assumptions and may not be reflective of the price at which they can be settled. Such warrant classification is also subject to re-evaluation at each reporting period.
Inflation
We do not believe that inflation had a material impact on our business, revenues or operating results during the period presented.
Emerging Growth Company Status
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

INFORMATION ABOUT DEVVSTREAM
For purposes of this section, “DevvStream”, “Company”, “we” “us”, and “our” refer to DevvStream Holdings Inc., and its consolidated subsidiaries, prior to the Business Combination.
Overview
DevvStream is a carbon credit generation company focused on seeking capital expenditure light, high quality, high return, technology-based projects. We aim to offer our partners the enhanced ability to generate or purchase carbon credits, a financial instrument used to reduce or offset emissions of carbon dioxide or equivalent greenhouse gasses from industrial activities and other operations in order to reduce the effects of global warming.
By seeking to utilize Devvio’s blockchain technology—which we believe will increase trust and transparency across the carbon credit cycle without utilizing any tokenization or cryptocurrency capabilities—and leveraging partnerships with market leaders to verify, validate and trade generated carbon credits, we aim to provide turnkey solutions to help companies generate, manage and monetize environmental assets through carbon credits. The blockchain technology will be used in conjunction with DevvStream’s platform to track, manage and store data only. It will do so to keep an immutable record of the data. The blockchain technology will not be used to track any assets. The blockchain technology will not create a record of carbon credits. Carbon credits are tracked by third parties in traditional registries and those registries show ownership of the carbon credits. We will not use the blockchain technology to create or track any type of crypto asset, and our use of the blockchain does not involve or require the integration of any token or other crypto asset to support its functionality, nor do we have any plans to do so in the future. Although we utilize blockchain software as part of our technology capabilities, we are not a cryptocurrency company, we do not have a coin or token, and investors should not expect any type of cryptocurrency or token functionality or investments in the future.
Our business model is focused on two forms of carbon credit generation activity: (1) making direct investments in projects or companies that generate or are actively involved, directly or indirectly, with carbon credit markets; and (2) providing project management for such companies and projects. Our choice of carbon credit generation activity is intended to meet the highest environmental integrity criteria such as the Core Carbon Principles (“CCPs”) and the United Nations Sustainable Development Goals (“SDGs”), as well as additional environmental integrity criteria, on an activity-by-activity basis. Accordingly, we anticipate that most, if not all, of our activities will have further social, environmental, and economic benefits in addition to their carbon reduction or removal potential. While we are currently pre-revenue, we aim to deliver long-term cash flow growth through the monetization of our carbon credit portfolio through direct sales to buyers referred from third-party buyers, or on carbon credit marketplaces.
Our Business Model – Direct Investment
Through our direct investment model, we seek to incentivize and accelerate the creation of carbon offset projects and/or companies by providing up-front capital, in return for rights to carbon credits generated by such projects and/or companies. These projects are expected to provide a long-term contractual revenue stream, as we expect our rights to carbon credits generated by such projects and/or companies will have durations of up to 30 years. For each direct investment, we will target retention of 90% to 100% of the carbon credits generated and a payback period of two years (for each project carbon credit stream with a ten or more year duration).
Our Business Model – Project Management
Through our project management model, we seek to act as a carbon project manager controlling all major aspects of carbon credit generation providing a long-term contractual revenue stream. Our carbon project management model is designed to help generate streams of revenue for other companies, municipalities and other organizations through the technology-focused generation of carbon credits. In this role, we would partner with entities engaging in activities that reduce energy consumption or greenhouse gas emissions and provide turnkey services allowing these entities to generate and monetize the associated carbon credits, in exchange for a portion of those credits. Since the process of generating carbon credits is very complicated and tedious, most of these companies do not have the expertise or resources to do it. As a result, DevvStream is able to fill this role of generating carbon credits on their behalf at no cost to the companies. Instead, we will typically aim to retain approximately 25% of the carbon credit stream generated. This model is also lucrative for us since there are minimal upfront investments on our part. The majority of these investments are the costs to register, validate, verify and certify the carbon credits generated from the projects and typically is less than $150,000 per project. We anticipate that the project management stream of our business will make up substantially all of our operations by 2025.
History of DevvStream
DevvStream Inc., our wholly-owned operating subsidiary, was incorporated in Delaware on August 27, 2021, under the name “18798 Corp.” On October 7, 2021, 18798 Corp. changed its name to “DevvESG Streaming Inc.”, and on February 1, 2022, subsequently changed its name to “DevvStream Inc.” DevvStream Inc. was formed to operate as an ESG principled, technology-based, impact-investing company focused on high quality and high return carbon credit generating projects.
On November 4, 2022, DevvStream Inc. completed a business combination transaction (the “2022 Business Combination”) with 1319738 B.C. Ltd., 1338292 B.C. Ltd., Devv Subco Inc., and DevvESG Streaming Finco Ltd., pursuant to which 1319738 B.C. Ltd., acquired all of the issued and outstanding securities of DevvStream Inc. by way of a three-cornered merger. In connection with the 2022 Business Combination, 1319738 B.C. Ltd. changed its name to “DevvStream Holdings Inc.” Upon closing of the 2022 Business Combination, DevvStream Inc. became a wholly owned subsidiary of DevvStream, and the business of DevvStream Inc. became the business of DevvStream. On January 17, 2023, DevvStream’s subordinate voting shares were listed and posted for trading on the NEO Exchange. On September 12, 2023, DevvStream entered into the Initial Business Combination Agreement.
Our Industry and Market Opportunity
Overview of Carbon Credits
Carbon credits—each equal to one metric ton of carbon dioxide removed or avoided—are designed to help organizations advance decarbonization efforts by funding environmentally-conscious projects. Carbon credits are generated in two ways: (i) nature-based solutions; and (ii) technology-based solutions. They can be traded directly between companies, organizations and countries, or on exchanges where carbon credits are sold and purchased. Companies or individuals may use carbon markets to compensate for their greenhouse gas emissions by purchasing carbon credits from an entity that removes or reduces their greenhouse gas emissions. Carbon markets exist around the world in many different forms, although they can generally be divided into mandatory (compliance) markets and voluntary markets.
Nature-based Solutions vs. Technology-based Solutions
Nature-based solutions include the protection, restoration, and management of natural ecosystems and currently make up the majority of the carbon credit market. Technology-based solutions leverage innovative technology to further avoid or reduce carbon emissions and include examples such as energy efficiency, fuel switching and methane avoidance. Recent studies done by American University shows that nature-based solutions will only contribute 20% of the carbon reductions needed to meet our global net zero goals. The other 80% needs to come from technology, which is where we plan to target. Accordingly, our business model focuses on generating carbon credits through efficient, repeatable, and scalable technology-based solutions. Approximately 90% of DevvStream’s credits for 2025 are expected to be technology-based, which we believe will provide enhanced credibility and transparency for buyers.
Compliance Markets vs. Voluntary Markets
Compliance markets are created and regulated by government bodies and are usually set up as cap-and-trade emission trading schemes. In compliance markets, corporations buy and sell compliance carbon offsets to comply with the cap or limit imposed on their emissions by the government. Compliance markets are usually tied to a specific jurisdiction—for example, the European Union Emissions Trading System (“ETS”) is only applicable to entities domiciled in the European Union.
Voluntary markets, on the other hand, are traditionally set up by independent non-governmental organizations or various types of private consortia. In voluntary markets, carbon credits can be generated from projects including but not limited to, improved energy efficiency, forestry and land use, renewable energy, agriculture, transportation, household devices, biomass and biogas facilities, waste disposal, carbon capture, utilization and storage (“CCS/CCUS”), wetland restoration and other industrial projects. Voluntary markets set rules frameworks for sellers and buyers to trade offsets under a public registry. In voluntary markets, organizations choose to voluntarily offset emissions that otherwise would not be possible, or very expensive, by purchasing carbon emission reductions. Demand for voluntary carbon offsets is driven by companies seeking to address pressure from customers and investors to reduce their carbon footprint, as well as entities that purchase offsets before emissions reductions are required by regulation. In voluntary markets, a carbon credit represents one ton of carbon dioxide (“tCO2”) or the carbon dioxide equivalent (“tCO2e”) of another greenhouse gas (based on the amount of heat it traps in the atmosphere) that is prevented from entering or being absorbed from the atmosphere. Every 4.60 tCO2e removed from the atmosphere is the equivalent of removing one average passenger vehicle for a year.
Trends Related to Carbon Credits
The global carbon credit market is expected to grow significantly, due to increasing investment and demand from corporations and countries looking to reduce their carbon footprint and meet net zero goals. The rapidly growing global carbon credit market is expected to attract funding from various financial institutions, such as venture capital firms and investment banks. International non-profit organizations are also investing in the carbon credit market in order to fund and promote scalable climate and environmental action. For instance, in June 2021, the World Bank Group announced its new Climate Change Action Plan. This new Climate Change Action Plan aims to deliver record levels of climate finance to developing countries, reduce emissions, strengthen adaptation, and align financial flows with the goals of Paris Agreement. It also builds on the World Bank Group’s achievements under its first Climate Change Action Plan, which delivered over $83 billion in climate finance over five years, including a record $21.4 billion in 2020. Our management is currently in discussions with financial institutions looking to invest in sustainability and climate change projects and technologies, which could present us with potential opportunities to engage in larger and more projects and provide us with access to other projects that such institutions are assessing or already investing.
Many companies, as well as government organizations, are committing to reduce carbon emissions through voluntary initiatives. The growth of these initiatives is further encouraging other organizations to commit to participating in the voluntary carbon credit markets. Thus, we anticipate these initiatives will provide major business opportunities for market players in the near future. According to the World Bank’s Carbon Pricing Dashboard, which provides tracking data on all existing and emerging carbon pricing jurisdictions worldwide, there are currently sixty-five carbon pricing initiatives, a continuation of the increase from fifty initiatives in 2019 to sixty-one initiatives in 2020.
In 2023, the included initiatives would collectively cover 11.66 billion tCO2e, or about 23% of the estimated global greenhouse gas emissions. Further, with China commencing operation of its new ETS, there is hope that the next few years will see a significant decrease in emissions from the world’s largest emitter of greenhouse gasses. Recent estimates project that the voluntary carbon market could reach a yearly traded value of as much as $250 billion by 2030 and even reach $1.5 trillion in yearly traded value by 2050. Similarly, McKinsey estimates that annual global demand for carbon credits could reach up to 1.5 to 2.0 gigatons of carbon dioxide (“GtCO2”) by 2030 and up to 7.0 to 13.0 GtCO2 by 2050, driven by the need for organizations to use carbon credits to offset emissions. The global carbon credit market traded value was $978.56 billion in 2022 and is expected to reach $2.68 trillion by 2028, representing a compound annual growth rate of 18.23% during the forecast period of 2023 to 2028.
In addition to projected growth in the size of the carbon credit market, we anticipate continued strength in the price of carbon credits themselves. Factors that may impact the pricing of particular carbon credits include the quality of the carbon credits and social impact (which will be a criterion used by DevvStream in selecting which investment opportunities and projects to pursue). Following the drop in carbon prices after the 2008 financial crisis, the EU developed the Market Stability Reserve in order to control the supply of carbon units, which led to the sharp rise in carbon prices in 2018. The carbon price of the EU ETS, which had never consistently traded for more than €30 per credit, jumped up to more than €50 per credit in May 2021 and was €85.22 per credit as of December 1, 2022. This is a significant increase from the €18 per credit price in 2020, and our management believes that prices could continue to rise as the EU strives to meet its emissions reduction goals and carbon allowances become less available.

Likewise, carbon prices in other markets are reaching all-time highs. As of November 1, 2023, the weighted carbon price was $49.54 per credit according to the IHS Markit Global Carbon Index (which is designed to track carbon credit markets globally by consolidating data from the European Union Allowances, California Carbon Allowances and Regional Greenhouse Gas Initiative), up from around $20 per credit near the end of 2020. Before December of 2020, the IHS Markit Global Carbon Index weighted carbon price had not risen above $22.16 per credit, as shown in the graphic below.
Five-Year Global Carbon Index (USD)

Weighted Carbon Price
60
50
40
30
20
10
0
56.8658
44.985
8.986
2018
2019
2020
2021
2022
2023

As of the date of this proxy statement/prospectus, the market price of carbon credits in the voluntary market can range from $1 to over $100 per ton of tC02e. For example, Swiss Reinsurance Company Ltd, one of the world’s largest reinsurers, is currently paying $100 per carbon credit in connection with its commitment to achieving net-zero greenhouse gas emissions in its operations and is expected to increase its purchase price per credit to $200 by 2030.
Our Business Model
Overview of Streaming
A carbon credit stream is a flexible, customizable financing alternative that allows developers, aggregators, and/or owners of projects which require substantial capital to bring projects to fruition, advancing the transition to a low-carbon future. Similar financing structures, including streams and royalties, have been used extensively in the music, publishing, pharmaceutical, franchising and precious and base metals sectors to provide an alternative to traditional sources of capital at an attractive cost. In a stream agreement, the holder makes an upfront payment in exchange for the right to purchase all, a fixed percentage of, or a specified amount of the subject of the stream at a pre-agreed upon price or a percentage of a reference price for the term of the agreement, which is typically for a long term.
A carbon credit stream is a contractual agreement whereby the stream purchaser makes an upfront payment (in the form of cash, shares, or other consideration) in return for the right to receive all, or a portion of, the future carbon credits generated by a project or an asset over the term of the agreement. An additional payment may be paid per carbon credit to the project or asset developer or owner when the carbon credits are delivered to the stream purchaser or when the carbon credits are sold by the stream purchaser.
Benefits of streams to the project developer or asset owner include an upfront payment and annual income over the project life. The developer or owner may use the upfront payment to fund project development on existing or new project activities, verification of carbon credits or for general corporate purposes.
Revenue Streams
Our business model is focused on two forms of carbon credit generation activity. The two activity types, which we call our “direct investment model” and our “project management model,” can be distinguished based on whether a partner or DevvStream leads the development and maintenance of the offset project. On partner-led contracts under our direct investment model, the partner will manage all costs to develop and manage initial and ongoing program management, while DevvStream receives a share of the credits generated. On DevvStream-led contracts under our project management model, we will bear the costs of generating and certifying the carbon credits for those projects. This includes contract development, validation, registry listing, any ongoing data collection and fees charged by registries for credit issuance, transfer or retirement. In either model, stream interests (which are not typically working interests in a property or an asset) are established through a contract between the holder and the property or asset owner.
While subsequent payments beyond the initial deployment of capital is a common function of typical royalty agreements, the majority of the agreements that we intend to put in place will allow DevvStream to own a portion of the future carbon credits outright without additional consideration (although there may be costs associated with managing the project or program depending on DevvStream’s involvement during the term of the contract).
DevvStream uses third-party greenhouse gas project evaluation and quantification studies as part of their project due diligence process in selecting projects. Third-party studies provide confirmation that the project aligns to offset criteria including ISO140640-2 and CCPs, reducing the risk of not meeting these after the offset project is completed. It also provides an estimate of carbon credits generated and the expected crediting period, according to selected quantification methodologies. The studies also identify potential risks which may prevent the generation of high-quality credits related to offset quality criteria, such as clear ownership, additionality, permanence and leakage. The third-party consultant used is based on experience and expertise in the carbon market that is tied to the specific project that is being evaluated.
In certain cases, once we select a project, we may assist the owner with implementation of the carbon offset project, including feasibility studies, registration, validation, and verification, all of which may be too costly and complex for an owner to do on its own. In this case, we will maintain a controlling interest in the offset project, the quality of the credits generated, and the issuance and trading timing and format. Given the collective experience of our management team and the DevvStream Board, we believe we are ideally positioned to select projects and provide stream or royalty financing to those projects which will benefit from this financing structure.
Impact Investment
Our purpose is to generate positive, measurable social and environmental impact alongside attractive returns for stakeholders. We intend to achieve this through the provision of innovative capital solutions for projects that demonstrably advance the transition to a low-carbon future, with a particular focus on projects with Co-Benefits (as defined below) in alliance with principles of ESG. This focus begins at the identification of potential investments. Due to the nature of our business, capital will necessarily be deployed to projects that combat climate change. For DevvStream, however, while every carbon credit represents one ton of CO2e in the atmosphere, not every carbon credit is equal in its contribution to a sustainable future.
Management will seek, wherever possible, investments that make a sustainable impact beyond the removal, avoidance or sequestering of greenhouse gas emissions. DevvStream’s sustainable investment screen, through our analysis, will ensure the consideration of factors that may augment the sustainable impact of our capital beyond advancing climate action, while also ensuring attractive financial returns. Additional considerations may take the form of protecting endangered species, improving the lives of people in under-developed nations, providing measurable tangible benefits to the communities in the project area, or other activities which advance sustainable development (“Co-Benefits”). It is our belief that by focusing on these goals, the carbon credits we expect to receive will attract a premium, which should increase the financial returns to shareholders. Given the decades long relationships that are expected to result from carbon streams, we believe it is important to partner with developers and project operators who share our goal to be instrumental in the transition to a sustainable, low-carbon economy.
Our choice of investments will meet the highest environmental integrity criteria such as ISO141064-2, the CCPs, SDGs, as well as additional environmental integrity criteria, on an activity-by-activity basis. Accordingly, we anticipate that most, if not all, of our projects will have additional social, environmental, and economic co-benefits in addition to their carbon reduction or removal potential. DevvStream aims to deliver long-term cash flow growth through the monetization of its carbon credit portfolio through direct sales to third-party buyers, or on carbon credit marketplaces.

We plan to make investments in a broad range of projects that generate carbon credits. In addition to the more common nature-based projects, we plan to also invest in a broad range of projects covering most carbon-mitigation activities, including renewable and non-renewable energy generation, energy and fuel efficiency, avoidance of the emission of potent gases such as hydrofluorocarbons and sulfur hexafluoride, waste handling and disposal and potentially CCS/CCUS.
On November 24, 2022, we established an Investment Committee which will assist our board of directors in reviewing all investment and disposition proposals for us, recommend to our board approval or rejection of proposed transactions by us, and where the approval of the Investment Committee is required, approve or reject proposed transactions by us. The Investment Committee reviews all investment proposals presented to the board to ensure compliance with our investment restrictions, available capital and due diligence thresholds, along with alignment with our environmental, social and governance strategy.
Project Management
DevvStream acts as a carbon project manager controlling all major aspects of carbon credit generation within a project, again providing a long-term contractual revenue stream with minimal operating requirements. Our project management model is designed to help generate streams of revenue for other companies, municipalities and other organizations through the technology-focused generation of carbon credits. In this role, we would partner with entities that reduce energy consumption or greenhouse gas emissions and provide turnkey services allowing these entities to generate and monetize the associated carbon credits, in exchange for a portion of those credits. Since the process of generating carbon credits is very complicated and tedious, most of these companies do not have the expertise or resources to do it. As a result, DevvStream is able to fill this role of generating carbon credits on their behalf at no cost to the companies. Instead, we will typically aim to retain approximately 25% of the carbon credit stream generated, This model is also lucrative for us since there are minimal upfront investments on our part. The majority of these investments are the costs to register, validate, verify and certify the carbon credits generated from the projects and typically is less than $150,000 per project. We currently anticipate that the project management stream of our business will make up substantially all of our operations by 2025.
Project Assessment
In order to assess our project pipeline to choose the best opportunities, we have developed our proprietary Project Brief Assessment Tool (“PBAT”). PBAT is designed to undertake an efficient and reliable initial assessment of potential project opportunities, whether within our pipeline or for third-party projects, to decide which project opportunities to move forward with. First, PBAT conducts a project assessment using thirty-two unique weighted categories covering commercial, technical, financial, and legal aspects of each project and provides a systematic and methodical process to mitigate the investment risk for every opportunity. In connection with PBAT, we also utilize third-party consultants where necessary to properly assess specific risk and feasibility factors associated with a prospective project. Third-party feasibility studies provide confirmation that carbon credits can be generated along with giving us a more exact estimate of the number of expected credits. The studies also highlight any potential risk of not being able to generate credits.
Devvio Blockchain
Pursuant to the Devvio Agreement, Devvio provides us with access to its proprietary blockchain, DevvX, which we intend to use in conjunction with our platform to store all relevant data related to the generation of carbon credits, including project design documents, quantification methodologies, validation and verification reports, project/program specific data and registry credit issuance. The DevvX blockchain is currently fully developed and functional to store all relevant data for our needs. By using DevvX, we believe we will be able to provide full provenance, trust and transparency in every carbon credit generated, thus improving their quality. We believe this will allow us to target investments in projects with the highest-grade carbon credits and highest possible commensurate return.
Carbon credits have historically been stored (including the data behind them) on spreadsheets, private databases or public registries. These methods of credit registry are susceptible to a lack of trust in the accuracy and amount of data used to generate the credits from each project, along with concerns around the possibility of being double counted. This affects the quality and the value of the credits. On the other hand, our platform will use the DevvX blockchain to store all data related to our carbon credits to provide full provenance and transparency for every carbon credit we generate.

Devvio is a software company. Devvio’s business is to develop blockchain technology, license that technology in multiple industries and applications, provide independent blockchain platforms to customers as a SaaS product in those industries and applications, and provide software development services around the use of those SaaS products.
DevvX provides an independent blockchain for any application and, when using the DevvX blockchain, we operate our own blockchain that is unrelated to any other DevvX user’s blockchain. Although other companies utilize an independent DevvX blockchain as Devvio customers, those companies’ blockchains are not now, nor are they contemplated to be, interoperable with the DevvX blockchain platform that we intend to use.
Verification and Validation
We have engaged leading offset developers and greenhouse gas accounting firms to assist with establishing the strategic approach to maximize revenue potential while minimizing risk, determining appropriate voluntary carbon credit methodologies and developing voluntary offset projects leveraging existing greenhouse gas quantification methodologies for four initial projects. These methodologies are internationally recognized. All our projects are intended to meet or exceed the requirements set out by companies seeking to offset their corporate emissions by purchasing carbon credits. These requirements include a clear description of any environmental claims, a conservative baseline of carbon credits generated, demonstration of all additionality barriers (including financial barriers), no leakage, permanence and third-party verification.
The price of a carbon credit is based in part on its perceived ‘quality’, which is primarily a function of (1) project location and type, (2) alignment to predetermined ‘high quality’ criteria (which includes third-party independent validation and verification processes) set out by program authorities and (3) additional ‘co-benefits’, including social, economic and health benefits. All project data from our portfolio will be stored on our platform and will be fully verified. We believe the use of the DevvX blockchain within our platform will minimize the risk of double-counting carbon credits and enhance the reliability of the data being used to form the basis of the offset underlying the carbon credits. This, in turn, makes the validation and certification process more seamless, as compared to legacy carbon credit data storage methods. We expect that this will increase the perceived quality of carbon credits generated.
The consensus mechanism for validating transactions on the DevvStream blockchain is permissioned (i.e., only we and algorithms managed by us are granted permission to participate in the consensus process for validating transactions), so there are no third-party validators, and validators are simply algorithms managed by Devvio. Only we will have permission to write to the DevvStream blockchain using an Application Programming Interface (API) key, but read access is expected to be public. Because read access of the DevvStream blockchain platform is expected to be public, data recorded on the DevvStream blockchain will be fully anonymized, with customer-specific information being recorded separate from the DevvStream blockchain. Accordingly, no privacy methodologies are expected to be used with respect to the data recorded on the DevvStream blockchain. Because there are no assets tracked on the DevvStream blockchain, the DevvStream blockchain will not utilize any fraud, theft or loss mechanisms. Any data recorded on the DevvStream blockchain represents a record at the time the data is recorded. If there is an incorrect input, then a new record can be added later, that has the most up to date, correct information. The DevvStream blockchain will not connect to other blockchains.
Offset programs set the project design, implementation, monitoring and reporting criteria against which a project’s carbon offsetting activities and/or environmental and social benefits can be verified. In voluntary markets, a number of standards have emerged with the intent to increase credibility in the marketplace. Some of the more commonly used and internationally recognized standards include the Verified Carbon Standard Program by Verra, Gold Standard, Global Carbon Council and American Carbon Registry.
One of the major roles of fully-fledged offset programs is to develop and/or publish greenhouse gas quantification methodologies. The methodology(ies) applied during the initial project design stage will directly influence the projected greenhouse gas emission reductions and/or removals generated by the project during the project crediting period. The project developer/owner is responsible for, among other things, selecting the applicable methodology, engaging in the registration process with the applicable standard organization, and leading in the annual verification process that ensures the continued generation of credits over the crediting period of the project.

Xpansiv Relationship
DevvStream plans to use Xpansiv DataSystems Inc. (“Xpansiv”)’s trading platform, the premier global marketplace for ESG-inclusive products. Xpansiv has the largest marketplace for environmental credits and has had the largest number of carbon credit transactions globally, with over one billion environmental credits having been processed through Xpansiv. Xpansiv acts as an efficient channel to offer high quality carbon credits to buyers and is expected to provide liquidity for our portfolio of carbon credits. Additionally, Xpansiv’s CBL Market and Environmental Management Account allow DevvStream to manage its credits held on multiple registries from one convenient location, including the sale of credits to partners. It is anticipated that a portion of our carbon credit buyers will come through Xpansiv.
Examples of Our Current Projects and Programs
The following is a brief summary of our active projects and programs:
LED Lighting Program
We are in the process of rolling out an LED lighting program in multiple countries in Africa to replace 100-watt incandescent light bulbs with 8-watt LED bulbs. The purpose of the program is to reduce the energy usage from lighting by 93% and to provide improved indoor lighting to the general population. On April 11, 2022, we partnered with LED Greenlight International Inc. (“Greenlight”) for proposed project finance and carbon credit assignment transactions. Greenlight has completed a successful pilot project where 10,000 incandescent 100-watt light bulbs were replaced with 8-watt LED bulbs. The Greenlight pilot, conducted on Annobon Island, a part of Equatorial Guinea and located off the west coast of Africa, provided an annual energy savings of approximately 2.7 million kWh. The majority of electricity on Annobon Island comes from diesel-powered generators, which have a high level of carbon output. Based on the pilot, we estimate that for every 10,000 bulbs replaced the project would reduce approximately 1,400 metric tons of CO2 annually and the country would save approximately $178,000 in diesel fuel annually. DevvStream anticipates developing relationships with additional partners in the future as we continue to advance this program.
Well Sealant Program
Our well sealant program is designed to provide funding to plug orphaned and abandoned oil or gas wells located in North America. We will target the highest methane-emitting wells, which are expected to generate enough carbon credits to pay back the investment in approximately two years. On April 11, 2022, we partnered with Devvio and TS-Nano Sealants LLC (“TS-Nano”), a company engaged in the business of designing, manufacturing, supplying, installing and producing field engineering for applications of polymer nanocomposite sealant, including an advanced sealant technology that is uses to plug wells. A study completed by TS-Nano indicates that TS-Nano’s sealant can dramatically reduce the flow rate of greenhouse gases after one sealant injection, which in turn significantly cuts greenhouse gas emissions. Since its inception, TS-Nano’s sealants have been applied in four countries and has plugged over 20 wells. We expect to continue sealing wells, both with TS-Nano, and with additional partners. We have also submitted a new methodology to the Global Carbon Council to obtain worldwide eligibility for carbon credits from plugging abandoned and orphaned oil wells.
Memorandum of Understanding with Ryoden Corporation
We have entered into a memorandum of understanding with Ryoden Corporation, a Mitsubishi Electric Corporation group company and global supplier of heating, ventilation, and air conditioning, factory automation, building and electronic systems. The envisioned partnership aims to explore the generation of high-quality and transparent carbon credits using leading technologies from the Japanese market.
Memorandum of Understanding with Bluegrace Energy
We have entered into a memorandum of understanding with Bluegrace Energy to become the exclusive carbon credit manager for an Amazon rainforest protection project spanning up to 8.3 million hectares in Bolivia. This innovative conservation project aims to generate carbon credits using a novel technology-driven methodology that is currently under development. We will provide carbon credit management services and will receive a portion of any resulting credits.

Carbon Credit Purchase Agreement
On August 14, 2023, we announced a multi-year carbon credit purchase agreement with a Canadian subsidiary of a large investor-owned energy company. Under this agreement, the customer will acquire 250,000 compliance carbon credits generated by DevvStream over a minimum three-year term, with the potential for an additional 400,000 credits. Carbon credits can only become eligible for trading on compliance markets if they are produced in alignment with relevant national, regional and/or international policies and legislation. The credits will be produced in accordance with compliance programs in Alberta and British Columbia, subject to certain regulatory requirements. The first delivery of carbon credits is expected by December 31, 2024.
Management Agreement with AgriLedger
We have entered into an exclusive carbon credits management agreement with AgriLedger, a global advisement and consultative service specializing in carbon offset strategies and renewable energy solutions for industrial, agricultural, and municipal clients. Under this agreement, we receive exclusive rights to carbon credits generated by AgriLedger’s projects and will manage the creation, validation, certification, registration, storage, security and liquidation of project credits.
Management Agreement with Prosper Technologies
We have entered into an exclusive carbon credit management agreement with Prosper Technologies. Prosper specializes in gas infusion technologies for water treatment. Prosper’s patented gas infusion process results in the creation of stable, highly oxygenated water at a fraction of the cost and with significantly lower energy consumption than (up to 83%) alternative methods. This reduction in energy allows us to generate carbon credits. We have exclusive rights to carbon credits generated by Prosper’s projects and will additionally manage the creation, validation, certification, registration, storage, security and liquidation of project credits.
Offtake Agreement with BC Road Builders and Heavy Construction Association
We have entered into an offtake agreement with the British Columbia Road Builders and Heavy Construction Association (“BCRB”). We have committed to pre-purchasing 25,000 carbon credits generated by BCRB’s greenhouse gas reduction program during 2024 and 2025. BCRB’s program is a carbon offset project aimed at reducing carbon emissions associated with road construction and maintenance activities. Pursuant to the offtake agreement, DevvStream will also have a right of first refusal for any additional credits beyond the 25,000 carbon credits we have pre-paid for generated by BCRB.
Our Growth Strategy and Carbon Credit Pipeline
We intend to work with a wide variety of project developers across the globe in a broad range of verticals within the sustainability industry. Our project pipeline is diversified across various project types, including energy efficiency (e.g., industrial efficiency solutions for factories), emission reduction (e.g., electric vehicle charging), renewable energy (e.g. solar power distribution), sequestration of greenhouse gases (e.g. direct air capture through HVAC systems) and plastics (e.g. ocean plastic recovery and plastic conversion to energy and fuel). Our management believes that our current project pipeline represents an opportunity to generate up to 30 million carbon credits per year, across many of the 140 projects in our pipeline.
In addition to our relationship with Devvio, we have entered into the following agreements with a number of third parties in order to expand our access to carbon credit generating investment opportunities:
United Cities North America Agreement
On August 14, 2023, we entered into a partnership agreement (the “UCNA Agreement”) with United Cities North America, Inc. (“UCNA”), a company that creates and builds sustainable cities and communities with net zero carbon emissions (“Smart Cities”). The UCNA Agreement contemplates that UCNA and DevvStream will partner and collaborate on future developments for the benefit of their respective businesses, principally through referrals from UCNA to DevvStream for investment opportunities in Smart Cities. Under the terms of the UCNA Agreement, UCNA will identify and provide us with notice of any prospective Smart Cities which may offer carbon streaming investment opportunities, and we will pay referral fees to UCNA based on a percentage of revenue derived from such investments.

Marmota Joint Venture
In January 2023, we launched Marmota, a joint venture between DevvStream and 1824400 Alberta Limited. Brian Storseth, a former member of Canada’s Parliament and owner of iPolitics and Wellington Dupont, a North American public affairs firm with offices in Washington, D.C. and Ottawa, is the controlling shareholder of 18244000 Alberta Limited. We hold a 10% equity stake in the joint venture.
Marmota’s primary focus is the implementation of large-scale, technology-based decarbonization projects that generate revenue directly from carbon markets. Marmota seeks to enable organizations and governments at every level—municipal, provincial, and federal—to meet their sustainability objectives, generate high-value technology-based carbon credits, facilitate their participation in voluntary carbon markets, and help establish or expand their compliance market programs. Marmota has begun discussions with multiple Canadian municipalities for carbon projects to result in the production of carbon credits. Marmota is actively seeking similar engagements across Canada with organizations in both the public and private sector.
Global Green Relationship
We signed a memorandum of understanding in December of 2022 with Global Green, a sustainability-focused non-governmental organization. Global Green is the American affiliate of Green Cross International, an international non-governmental organization founded by former President of the Soviet Union, Mikhail Gorbachev, in 1993 to foster a global value shift toward a sustainable and secure future. Global Green works throughout the U.S. to create green cities, neighborhoods, affordable housing, schools to protect environmental health, improve livability, support our planet’s natural systems, and to address climate change and create resilient and sustainable communities.
Under the memorandum of understanding, Global Green will introduce us to entities and groups that can benefit from carbon credits or need assistance to generate, validate, register and monetize carbon credits. We will introduce emission reducing technologies to Global Green, and provide funding for Global Green’s initiatives, programs and projects through the use of carbon credits. The memorandum of understanding is expected to strengthen our connection to the United Nations and will provide us with access to corporate buyers and investors at both the municipal and state levels in the United States.
In January 2023, DevvStream and Global Green launched a carbon program in the United States. The program is designed to introduce advanced emissions-reducing technologies to Global Green’s extensive network of local and federal government organizations, Fortune 100 companies, academic institutions, and private foundations, while providing funding for sustainability initiatives, programs and projects through the use of carbon offset credits.
Our Competition and Competitive Advantage
DevvStream faces competition from other organizations, companies, non-profits, governments, asset managers and individuals that are, or may be, in the process of offering similar services. Some of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources than us. Given the increasing focus on carbon projects, the industry is highly competitive and rapidly evolving, and we expect the level of competition to continue to increase. See “Risk Factors — Risks Related to DevvStream’s Business and Industry — The carbon credit market is competitive, and we expect to face increasing competition in many aspects of our business, which could cause operating results to suffer” for more information.
Our current and potential competitors consist primarily of other organizations with a focus on carbon markets and the origination, registration, selling and trading of carbon credits. There is an increasing number of companies and organizations providing financing solutions and development expertise for carbon projects.
Our management believes the following factors and competitive advantages differentiate us from other companies providing similar services:
Focus on Technology-based Solutions to Climate Change
Our key focus is on technology-based solutions to climate change, while the majority of our competitors focus on nature-based solutions. As discussed above, nature-based solutions involve conserving, restoring or better managing natural ecosystems to remove carbon dioxide from the atmosphere, whereas technology-based solutions involve innovations that focus on the development of new technology and the use of such technology to reduce emissions or remove carbon-dioxide from the atmosphere.
A recent study estimates that nature-based solutions could contribute about 20% of mitigation needed between now and 2050 to keep global warning below two degrees Celsius, whereas the remaining 80% would have to come from other solutions including technology-based solutions. Accordingly, we believe that the market opportunities for technology-based solutions is significantly larger than that of nature-based solutions.
By focusing on technology-based projects to generate carbon credits, we are able to offer multiple advantages over nature-based solutions. These advantages include:
•	More accurate quantification due to the verifiable measurement of environmental benefits;
•	Quicker implementation compared to nature-based projects;
•	Easier replication or scalability than nature-based projects;
•	Often more financially efficient than nature-based projects due to lower costs;
•	More predictable and consistent results than nature-based projects; and
•	Alignment with many of the United Nations’ SDGs.
Participation in both the Voluntary and Compliance Market
Our competitors operate almost exclusively in the voluntary market, whereas our business model involves investing in and managing projects in both the voluntary and compliance carbon markets.
The compliance carbon market is currently much larger than the voluntary carbon market. The voluntary carbon market has shown growth in recent years, with 2021 levels posting a nearly 60% increase from 2020 levels. Recent estimates project that the voluntary carbon market could reach a yearly traded value of as much as $250 billion by 2030 and even reach $1.5 trillion in yearly traded value by 2050. Additionally, the value of carbon credits in the compliance market can be much higher than those in the voluntary market—for example, the average price of LCFS Low Carbon Fuel Standard compliance credits in British Columbia, Canada was $443.48 CAD in the fourth quarter of 2022.
We are seeking to access the compliance carbon market by working with various government agencies to either expand their current compliance programs to include technology-based credits, or if they do not have a program, then to assist them with creating one.
Use of Devvio’s Proprietary Blockchain
As discussed above, we will use Devvio’s proprietary blockchain with our platform to manage all data and transactions around each carbon credit generated by us. We believe this will provide more transparency and improved trust with respect to the provenance of the carbon credits we generate, which we believe will increase the quality and value of our carbon credits, as compared to those generated or acquired by many of our competitors.
Devvio Agreement
We entered into the Devvio Agreement on November 28, 2021, pursuant to which we became Devvio’s principal business partner for project financing for Devvio’s clients in connection with acquiring rights to greenhouse gas emission or climate change related credits or offsets. Pursuant to the Devvio Agreement, Devvio granted us a worldwide, non-exclusive, non-transferable, non-sublicensable, right and license (the “License”) to exclusively use, access, and otherwise utilize Devvio’s blockchain (as described below) in connection with our business, and to process, manipulate, copy, aggregate or otherwise use any data created, owned, produced or provided by us and compiled by or through the Devvio Platform, as reasonably required for our needs or our client’s needs. DevvStream pays royalties to Devvio equal to 5% of all sales revenue for transactions that use the Devvio blockchain and, pursuant to the Devvio Agreement, DevvStream prepaid $2,000,000 towards these royalties. Further, in July 2024, DevvStream agreed to additional prepaid royalty payments of a minimum of $1,000,000 by August 1, 2025 and $1,270,000 by August 1, 2026 and 2027. As of the date of this proxy statement/prospectus, DevvStream is pre-revenue and no royalty payments (other than prepaid royalties) have been incurred or paid.

During the term of the Devvio Agreement and while we actively maintain client data on the Devvio blockchain, in the event that Devvio is approached, becomes aware of, or has any opportunity to pursue a potential referral initiating from the Devvio blockchain that is based in or materially connected to North America which we could support, then Devvio shall promptly but in any event within five (5) business days of becoming aware of such opportunity notify us in writing of such opportunity and grant us the exclusive right of first refusal to pursue, negotiate and/or engage such opportunity (the “ROFR”). Under the ROFR, we have a period of 10 business days to inform Devvio in writing of our intention to exercise the ROFR. If we fail to exercise the ROFR, Devvio will have the right to pursue such opportunity independently of DevvStream and our ROFR will expire for such opportunity.
Additionally, during the term of the Devvio Agreement, in the event that Devvio is approached, becomes aware of, or has any opportunity to pursue a potential referral initiating from the Devvio blockchain, which we could support, then DevvStream will have the right to participate in a pro-rata share of 20% of the economics in any such opportunity amongst other streaming entities using the Devvio Platform who are geographical exclusive partners with Devvio, each of which getting an equal share. DevvStream’s pro-rata participation rights to such opportunity will be a minimum of 4% of such economics. During the term of the Devvio Agreement, in the event that DevvStream exercises a ROFR (each, a “Devvio Accepted Platform Opportunity”), Devvio will have the right to participate in 40% of the economics in any such Devvio Accepted Platform Opportunity, 20% of which will be available to Devvio and 20% of which will be available to the other platform partners on a pro-rata basis.
The term of the Devvio Agreement will continue perpetually unless an event of termination set out below occurs:
(1)
at any time immediately upon notice by one party if the other party is in material breach of the agreement and such material breach is not remedied within forty-five days following notice from the terminating party to the breaching party setting out the reasonable particulars of such breach;

(2)	starting from 2028, if advance royalty payments fall below $1,000,000 in any year;
(3)
immediately by either party if the other party is dissolved, has its existence terminated, has a receiver appointed over all or any material part of its property, has an assignment made for the benefit of its creditors, has a petition in bankruptcy made by it or against it, has commenced by or against it any proceedings under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness or composition or extension of indebtedness, in each case where it is not being contested in good faith by such other party;

(4)
upon a minimum of thirty days’ prior written notice by Devvio to DevvStream in the event that we fail to actively conduct our Streaming Business (as defined in the Devvio Agreement) for a period of at least six (6) months;

(5)	by either party upon written notice to the other party in the event of a direct or indirect change of control of such other party without the prior written consent of the first party; or
(6)	as otherwise mutually agreed in writing by the parties.
Government Regulation
We operate in an industry that is subject to many established environmental regulations. Greenhouse gas emissions are subject to environmental laws and regulations in the various jurisdictions in which our partners and customers have operations. In the normal course of business, our customers and partners may be involved in legal proceedings under various environmental laws across the globe relating to greenhouse gas emissions or remediation with respect to various environmental risks.
Our current and potential partners’ operations are within jurisdictions that have, or are developing, regulatory regimes governing emissions of greenhouse gasses, including carbon dioxide. These include existing coverage under the European Union Emission Trading System, the California cap-and-trade scheme, India’s Performance, Achieve and Trade scheme, South Africa’s Trade Exposure and Greenhouse Gas Benchmark

Regulations, the Tokyo Cap-and-Trade Program, China’s Emission Trading Scheme and any potential expansions of these policies or related policies. In addition, the U.S. Environmental Protection Agency requires mandatory reporting of greenhouse gas emissions and is regulating greenhouse gas emissions for new constructions and major modifications to existing facilities.
Growing public concern regarding greenhouse gas emissions may result in more international, national or regional requirements to reduce or mitigate the effects of such greenhouse gas emissions. We cannot predict how, or the extent to which, such regulation may affect our customers and partners, and ultimately help or harm our business. Such changes may include regulation regarding the pricing of greenhouse gas emissions or other climate change regulations. It is difficult to estimate the likelihood of such regulations coming into effect, or predict the potential impact they may have on our customers. Potential consequences of new obligations could include increased technology, transportation, material and administrative costs, and may require us to make additional investments to our customers and their operations. We cannot determine at this time if the costs of compliance with these regulations will be material to our business or operations. Any failure by us to comply with any requirements of such regulations could subject us to potentially significant liabilities, monetary damages and fines or suspensions. Although we have not incurred, and do not currently anticipate, any material liabilities in connection with such regulations, we may be required to make expenditures related to such regulation in the future.
Trademarks and Licenses
We have a variety of intangible assets as is typical for businesses such as ours.
Our DevvStream brand is a registered trademark in the United States and other countries.
Pursuant to the Devvio Agreement, Devvio granted us the License to use, access, and otherwise utilize the Devvio blockchain, and to process, manipulate, copy, aggregate or otherwise use any data created, owned, produced or provided by us and compiled by or through the Devvio blockchain, as reasonably required for our needs or our client’s needs.
We have trademark rights in our logo and other identifiers of our services and products. Further, we hold copyrights on our website and will register copyrights when we believe that the benefits to our business are justified.
Our management consistently evaluates the importance of obtaining intellectual property protection for our brands, applications and protocols and maintaining trade secrets. When applicable to and merited by our business, we will seek to obtain, license and enforce patents, protect our proprietary information and maintain trade secret protection without infringing the proprietary rights of third parties. We will also make use of trade secrets, proprietary unpatented information and trademarks to protect our technology and enhance our competitive position.
We cannot assure you that any patent which we may be issued in the future will protect our intellectual property rights or provide us with any competitive advantage. While there is no active litigation involving any of our intellectual property rights and we have not received any notices of patent infringement, we may be required to enforce or defend our intellectual property rights against third parties in the future. See “Risk Factors—Risks Related to DevvStream’s Information Technology and Intellectual Property” for additional information regarding these and other risks related to our intellectual property portfolio and their potential effect on us.
Specialized Skills and Knowledge
A number of aspects of our business require specialized skills and knowledge. Our management has specialized skills and knowledge in the areas of carbon markets and the origination, registration, selling and trading of carbon credits. The number of persons experienced in carbon markets and the origination, registration, selling and trading of carbon credits is limited, and competition for such persons can be intense. In addition, the number of persons skilled in structuring streams is limited. Recruiting and retaining qualified personnel is critical to our success and there can be no assurance of such success.
A majority of carbon credit developers focus almost entirely on nature-based projects. As a result, their expertise are mostly in areas of botany, forestry and biology. The DevvStream team, on the other hand, are made up of mostly engineers, including several with PhDs. In addition, our team has carbon credit experts who have helped develop or manage government programs such as British Columbia’s LCFS Low Carbon Fuel Standard program.
Our management team has acquired specialized skills and knowledge in the areas of carbon markets and the origination, registration, selling and trading of carbon credits through years of experience. Our CEO, Sunny

Trinh, has over 25 years of experience working in technology, corporate social responsibility, ESG and carbon markets. Our Head of Carbon, David Oliver, has over 15 years of experience in the compliance and voluntary carbon markets. Mr. Oliver has served as a carbon monetization advisor to industry leaders as well as multiple levels of government in Canada.
Employees
As of the date of this proxy statement/prospectus, we have a total of three full-time employees and seven independent contractors.
Legal Proceedings
We have not been, are not currently a party to, nor are we aware of, any legal proceeding or claim which, in the opinion of management, is likely to materially adversely affect our business or financial results or condition. From time to time, we may be subject to various claims, lawsuits and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits and other proceedings may range in complexity and result in substantial uncertainty; it is possible that they may result in damages, fines, penalties, non-monetary sanctions or relief.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF DEVVSTREAM
The following discussion and analysis should be read in conjunction with DevvStream’s unaudited condensed consolidated interim financial statements and related notes for the three and nine month periods ended April 30, 2024 and 2023 (“unaudited condensed consolidated interim financial statements”), which have been prepared in accordance with US GAAP and are included elsewhere in this proxy statement/prospectus. It should also be read in conjunction with Devvstream’s audited consolidated financial statements and related notes for the year ended July 31, 2023 and for the period from incorporation on August 27, 2021 to July 31, 2022 (“consolidated financial statements”), which have been prepared in accordance with US GAAP and are included elsewhere in this proxy statement/prospectus. The discussion and the analysis should also be read together with the section of this proxy statement/prospectus titled “Information about DevvStream.” This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus. All figures are in US dollars unless otherwise noted. Unless the context otherwise requires, for the purposes of this section, “DevvStream,” “we,” “us,” “our,” or the “Company” refer to DevvStream Holdings Inc. and its subsidiaries.
Company Overview
DevvStream is a technology-based sustainability company that advances the development and monetization of environmental assets, with an initial focus on carbon markets. DevvStream works with governments and corporations worldwide to achieve their sustainability goals through the implementation of curated green technology projects that generate renewable energy, improve energy efficiencies, eliminate or reduce emissions, and sequester carbon directly from the air—creating carbon credits in the process. We are headquartered in Vancouver, British Columbia.
Company Formation and Reverse Takeover Transaction
We were incorporated under the British Columbia Business Corporations Act on August 13, 2021. On December 17, 2021 (and as amended on March 30, 2022, May 18, 2022, August 11, 2022 and October 24, 2022), we entered into a business combination agreement (the “Transaction Agreement”) with DevvStream Inc. (“DESG”) and DevvESG Streaming Finco Ltd. (“Finco”). The transaction closed on November 4, 2022 and constituted a reverse takeover of DevvStream by DESG. We changed our name from 1319738 B.C. Ltd. to DevvStream Holdings Inc. upon the completion of the transaction.
Pursuant to the Transaction Agreement, we acquired all of the issued and outstanding Subordinate Voting Shares (“SVS”) and Multiple Voting Shares (“MVS”) of DESG by way of a three-cornered amalgamation among DevvStream, DESG and a Delaware subsidiary of DevvStream (the “Transaction”). Former SVS holders of DESG received one of our SVS for each SVS held and former MVS holders of DESG received one of our MVS for each MVS held.
Pursuant to the Transaction Agreement, we and Finco were required to complete private placements for aggregate gross proceeds of $10,000,000 (the “DESG Financing” and “Finco Financing”, respectively). The DESG Financing consisted of a unit private placement for our units at a price of CAD$0.80 per unit. Each unit under the DESG Financing consisted of one SVS and one SVS purchase warrant exercisable at a price of CAD$1.50 per share for a period of 24 months from the closing date of the Transaction. The Finco Financing consisted of a special warrant private placement at a price of CAD$0.80 per special warrant. Each special warrant converted into one unit of Finco consisting of one common share and one common share purchase warrant. Each Finco common share purchase warrant entitles the holder to purchase, upon exercise thereof, one Finco common share at a price of CAD$1.50 per share for a period of 24 months from the closing date of the Transaction.
In connection with the closing of the Transaction, we completed a consolidation of our shares on the basis of 28.09 pre-consolidation shares for each post-consolidation share.
DESG is deemed as the acquirer for accounting purposes, and therefore its assets, liabilities and operations are included in the consolidated financial statements at their historical carrying value. Our operations are considered to be a continuance of the business and operations of DESG from the date of its incorporation on August 27, 2021. Our results of operations are those of DESG, with our operations and Finco’s operations both being included from November 4, 2022, the closing date of the Transaction, onwards.
Recent Developments
Proposed Transaction with FIAC
On September 12, 2023 (and as amended May 1, 2024), we entered into a Business Combination Agreement with FIAC (the “Business Combination” or the “De-SPAC Transaction”). FIAC is a special purpose acquisition corporation focused on amplifying social impact through the pursuit of a merger or business combination with socially forward companies. The Business Combination is structured as an amalgamation of DevvStream into a wholly owned subsidiary of FIAC, following FIAC’s redomiciling as an Alberta company. FIAC will be renamed DevvStream Corp. and continue the business of the Company following the amalgamation. It is a condition of the transaction that the securities of the Combined Company will be listed on NASDAQ.
The aggregate transaction consideration deliverable to our shareholders shall be a number of newly issued shares of common stock (or shares of common stock issuable upon the exercise or conversion of other outstanding securities of the Company that are converted as a part of the transaction) of the Combined Company, after taking into account any adjustments pursuant to the Business Combination Agreement, equal to $145 million plus the aggregate exercise price of our outstanding options and warrants, with each share of common stock of the Combined Company valued at US$10.20 per share for the purposes of the transaction. Based on the aggregate transaction consideration, assuming full dilution and a US dollar to Canadian Dollar exchange rate of 1.34, this implies a deemed per share value of CAD$2.16 for our SVS on a pre-Business Combination basis.
Completion of the Business Combination is subject to customary closing conditions, including all requisite approvals by our shareholders and FIAC stockholders, the listing approval of NASDAQ and the effectiveness of the registration statement with the SEC. We are expected to delist from the Cboe Canada stock exchange on closing.
Amended Agreement with Devvio
On September 12, 2023, the Company amended their existing strategic partnership agreement with Devvio, a related party. The Company has committed to making specific payments to Devvio. They will provide a minimum advance of $1,000,000 by August 1, 2024, followed by $1,270,000 by August 1, 2025 and August 1, 2026. Additionally, starting from 2027, if advance royalty payments fall below $1,000,000 in any year, Devvio has the right to terminate the Strategic Partnership Agreement. On July 8, 2024, the parties further amended the agreement such that the minimum advances extended by one year and are now due as follows: $1,000,000 by August 1, 2025, followed by $1,270,000 by August 1, 2026 and August 1, 2027. Additionally starting in calendar year 2028, if advance royalty payments fall below $1,000,000 in any year, Devvio has the right to terminate the Strategic Partnership Agreement.
Results of Operations — Three Months Ended April 30, 2024 Comparison Against the Three Months Ended April 30, 2023
	For the Three Months Ended April 30, 2024	For the Three Months Ended April 30, 2023
Sales and marketing	38,756	162,619
Depreciation	450	463
General and administrative	103,229	164,246
Professional fees	942,688	516,487
Salaries and wages	201,570	185,594
Share-based compensation	262,433	471,477
Total operating expenses	(1,549,126)	(1,500,886)
Other income	—	—
Accretion and interest expense	(33,133)	(906)
Unrealized gain on derivative liability	500	—

	For the Three Months Ended April 30, 2024	For the Three Months Ended April 30, 2023
Unrealized loss on convertible debt	(50,000)	—
Foreign exchange gain (loss)	(85,860)	14,876
Net loss	(1,717,619)	(1,486,916)
During the three months ended April 30, 2024, we incurred a net loss of $1,717,619 compared to net loss of $1,486,916 for the three months ended April 30, 2023. An analysis of the increase in net loss of $230,703, including the major components our results for the periods, is below.
Share-based compensation
During the three months ended April 30, 2024, we incurred share-based compensation of $262,433 compared to share-based compensation of $471,477 for the three months ended April 30, 2023. Share-based payments relating to the vesting of RSUs decreased by $118,695. Share-based payments relating to the vesting of Options decreased by $90,349.
Professional fees
During the three months ended April 30, 2024, we incurred $942,688 in professional fees, the majority of which relate to legal fees incurred relating to the Business Combination. During the three months ended April 30, 2023, we incurred $516,487 in professional fees relating to legal fees incurred for the Transaction, general corporate matters and consulting fees related to advisory services.
Salaries and wages
During the three months ended April 30, 2024 and 2023, we incurred salaries and wages of $201,570 and $185,594, respectively, the majority of which were to officers of the Company.
Sales and marketing
Sales and marketing expenses for the three months ended April 30, 2024 and 2023 amounted to $38,756 and $162,619, respectively. These costs primarily related to publications, industry events and investor relations subsequent to our successful listing on the Cboe Exchange and the OTCQB.
General and administrative
General and administrative expenses for the three months ended April 30, 2024 and 2023 amounted to $103,229 and $164,246, respectively, and primarily comprised of insurance costs, filing fees and rent. The decrease is primarily a result of a decrease in financing advisory fees.
Foreign exchange gain (loss)
During the three months ended April 30, 2024 and 2023, we recognized a foreign exchange gain (loss) of $(85,860) and $14,876, respectively. The foreign exchange gain (loss) is the result of fluctuations in the Canadian dollar against the US dollar, as we hold cash balances and have accounts payable denominated in both Canadian and US dollars.
Unrealized loss on derivative liability and convertible debt
During the three months ended April 30, 2024, we recognized a gain on derivative liability of $500 and a loss on convertible debt measured at fair value through profit and loss of $50,000, respectively, related to the convertible debt financings completed in January 2024 and April 2024. Please refer to Note 6 of the Financial Statements.

Results of Operations — Nine months ended April 30, 2024 Comparison Against the Nine Months Ended April 30, 2023
	For the Nine Months ended April 30, 2024	For the Nine Months Ended April 30, 2023
Sales and marketing	365,406	423,395
Depreciation	1,374	1,387
General and administrative	393,231	336,406
Professional fees	4,263,900	1,248,164
Salaries and wages	617,400	574,086
Share-based compensation	1,048,750	1,257,985
Total operating expenses	(6,690,061)	(3,841,423)
Other income	—	3,597
Accretion and interest expense	(35,677)	(906)
Unrealized loss on derivative liability	(700)	—
Unrealized loss on convertible debt	(50,000)	—
Foreign exchange gain (loss)	(51,755)	79,353
Net loss	(6,828,193)	(3,759,379)
During the nine months ended April 30, 2024, we incurred a net loss of $6,828,193 compared to net loss of $3,759,379 for the nine months ended April 30, 2023. An analysis of the increase in net loss of $3,068,814 including the major components our results for the periods, is below.
Share-based compensation
During the nine months ended April 30, 2024, we incurred share-based compensation of $1,048,750 compared to share-based compensation of $1,257,985 for the nine months ended April 30, 2023. Share-based payments relating to the vesting of options increased by $108,725 during the nine months ended April 30, 2024 compared to the nine months ended April 30, 2023. This was offset by a decrease in share-based payments relating to the vesting of RSU’s of $317,960.
Professional fees
During the nine months ended April 30, 2024, we incurred $4,263,900 in professional fees, the majority of which relate to legal, audit and accounting fees incurred relating to the Business Combination. During the nine months ended April 30, 2023, we incurred $1,248,164 in professional fees relating to legal fees incurred for the Transaction, general corporate matters and consulting fees related to advisory services. Transaction costs of $114,930 were incurred as part of the Transaction and recorded within professional fees during the nine months ended April 30, 2023.
Salaries and wages
During the nine months ended April 30, 2024 and 2023, we incurred salaries and wages of $617,400 and $574,086 respectively, the majority of which were to officers of the Company.
Sales and marketing
Sales and marketing expenses for the nine months ended April 30, 2024 and 2023 amounted to $365,406 and $423,395, respectively. These costs primarily related to publications, industry events and investor relations subsequent to our successful listing on the Cboe Exchange and the OTCQB.
General and administrative
General and administrative expenses for the nine months ended April 30, 2024 and 2023 amounted to $393,231 and $336,406, respectively, and primarily comprised of insurance costs, filing fees and rent. The increase is a result of increased filing fees relating to the Business Combination.

Foreign exchange gain
During the nine months ended April 30, 2024 and 2023, we recognized a foreign exchange gain/(loss) of $(51,755) and $79,353, respectively. The foreign exchange gain is the result of fluctuations in the Canadian dollar against the US dollar, as we hold cash balances and have accounts payable denominated in both Canadian and US dollars.
Unrealized loss on derivative liability and convertible debt
During the three months ended April 30, 2024, we recognized a loss on derivative liability of $700 and a loss on convertible debt measured at fair value through profit and loss of $50,000, respectively, related to the convertible debt financings completed in January 2024 and April 2024. Please refer to Note 6 of the Financial Statements.
Results of Operations — Fiscal Year Ended July 31, 2023 Comparison Against the Period from Incorporation on August 27, 2021 to July 31, 2022
	For the Fiscal Year Ended July 31, 2023 $	Period from Incorporation on August 27, 2021 to July 31, 2022 $
Sales and marketing	914,409	214,446
Depreciation	1,849	973
General and administrative	443,549	194,001
License fee	—	1,574,854
Professional fees	1,994,826	681,987
Salaries and wages	777,112	506,617
Share-based compensation	1,838,811	946,007
Total operating expenses	(5,970,556)	(4,118,885)
Other income	10,139	—
Loss on impairment	—	(1,781,824)
Foreign exchange gain (loss)	55,764	(49,119)
Net loss	(5,904,653)	(5,949,828)
During the fiscal year ended July 31, 2023, we incurred a net loss of $5,904,653 compared to net loss of $5,949,828 for the period from incorporation on August 27, 2021 to July 31, 2022 (the “comparative prior period”). An analysis of the decrease in net loss of $45,175, including the major components our results for the periods, is below.
License fee
During the fiscal year ended July 31, 2023, we incurred license fee expense of $0 compared to license fee expense of $1,574,854 for the comparative prior period. The decrease is due to us entering into a strategic partnership agreement in the comparative prior period with Devvio in which we paid a license fee to access Devvio’s online platform where ESG data is tracked under Devvio’s blockchain.
Loss on impairment
During the fiscal year ended July 31, 2023, we incurred impairment loss of $0 compared to impairment loss of $1,781,824 for the comparative prior period. The impairment loss was related to the impairment of our intangible assets that were recorded in connection with the strategic partnership agreement with Devvio and with the streaming rights agreement with TS-Nano. These assets were fully impaired in the comparative prior period.
Share-based compensation
During the fiscal year ended July 31, 2023, we incurred share-based compensation of $1,838,811 compared to share-based compensation of $946,007 for the comparative prior period. The increase is due to the increased number of securities vesting during the year ended July 31, 2023 in comparison to the comparative prior period, including vesting of stock options and restricted stock units, and the incremental fair value increase of finders’ warrants to account for the modification of such warrants during the fiscal year ended July 31, 2023.

Professional fees
During the fiscal year ended July 31, 2023, we incurred professional fees of $1,994,826 compared to professional fees of $681,987 for the comparative prior period. The increase is due to the closing of the Transaction, successfully listing on the NEO Exchange and the OTCQB, and advisory services to support strategic corporate transactions thereafter.
Salaries and wages
During the fiscal year ended July 31, 2023, we incurred salaries and wages of $777,112 compared to salaries and wages of $506,617 for the prior comparative period. The increase is due an increase in compensation to our officers, an increase in personnel, and the comparative prior period did not constitute a full fiscal year. Head count increased for the fiscal year ended July 31, 2023 from the comparative prior period in order to support the firm’s increased operations and business activities.
Sales and marketing
Sales and marketing expenses for the fiscal year ended July 31, 2023 of $914,409 related to publications, industry events and investor relations engagement as we successfully listed on the NEO Exchange. During the comparative prior period, we incurred sales and marketing expenses of $214,446 related to investor relations, website design and video production.
General and administrative
General and administrative expenses for the fiscal year ended July 31, 2023 amounted to $443,549 and primarily comprised of insurance costs and filing fees. General and administrative expenses for the period from incorporation on August 27, 2021 to July 31, 2022 of $194,001 consisted mainly of filing fees as we prepared to list our shares on the NEO Exchange.
Foreign exchange gain (loss)
During the fiscal year ended July 31, 2023 and the comparative prior period, we recognized a foreign exchange gain (loss) of $55,764 and $(49,119), respectively. The foreign exchange gain (loss) is the result of fluctuations in the Canadian dollar against the US dollar as we hold cash balances and have accounts payable denominated in both Canadian dollars and US dollars.
Liquidity and Capital Resources
We continually monitor and manage cash flow to assess the liquidity necessary to fund operations and capital projects. We manage our capital resources and adjust them to take into account changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust our capital resources, we may, where necessary, control the amount of working capital, pursue financing or manage the timing of our capital expenditures. As of April 30, 2024, we had a working capital deficit of $5,592,872 (current assets of $237,805, less current liabilities of $5,830,678) and as of July 31, 2023, we had a working capital deficit of $57,583 (current assets of $851,069, less current liabilities of $908,652).
Our continuing operations are dependent upon our ability to obtain debt or equity financing until such time that we achieve profitable operations. There can be no assurance that we will gain adequate market acceptance for our products or be able to generate sufficient gross margins to reach profitability.
Since our inception, we have incurred operating losses and have experienced negative cash flows from operations. We do not anticipate that cash on hand will be adequate to satisfy our obligations in the ordinary course of business over the next 12 months. Based on this assessment, we have material uncertainties about our business that may cast substantial doubt about our ability to continue as a going concern. Accordingly, our ability to continue as a going concern is dependent upon our ability to raise sufficient funds to pay ongoing operating expenditures and to meet our obligations. See further discussion related to our ability to continue as a going concern within “— Critical Accounting Policies and Estimates.”
As of April 30, 2024 and July 31, 2023, we had $102,989 and $489,971 in cash, respectively. We are actively managing current cash flows until such time that we are profitable.

The chart below highlights our cash flows for the periods indicated:
	For the Nine Months ended April 30, 2024 $	For the Nine Months Ended April 30, 2023 $	For the Fiscal Year Ended July 31, 2023 $	Period from Incorporation on August 27, 2021, to July 31, 2022 $
Net cash provided by (used in):
Operating activities	(1,421,362)	(2,388,647)	(3,408,144)	(3,469,653)
Investing activities	—	10	10	(1,287,708)
Financing activities	1,039,629	—	301,984	8,610,606
Effect of exchange rate changes on cash	(5,248)	(177,385)	(159,534)	(97,590)
(Decrease)/Increase in cash	(386,981)	(2,566,022)	(3,265,684)	3,755,655
Cash Used in Operating Activities
Our net cash used in operating activities is primarily due to cash payments for operating expenses that we incur in the day-to-day operations of the business. Net cash used in operating activities for the nine months ended April 30, 2024 was $1,421,362 compared to $2,388,647 for the nine months ended April 30, 2023. The loss for the nine months ended April 30, 2024 of $6,828,193 was offset by $4,225,710 in changes in working capital items and $1,181,121 in non-cash items consisting mainly of share-based compensation. This compares to a loss of $3,759,379 for the prior period, that was offset by $111,360 in changes in working capital items and $1,259,372 in non-cash items consisting mainly of share-based compensation.
Net cash used in operating activities for the fiscal year ended July 31, 2023 was $3,408,144 compared to $3,469,653 for the comparative prior period. The loss for the fiscal year ended July 31, 2023 of $5,904,653 was offset by $662,391 in changes in working capital items and $1,834,118 in non-cash items consisting mainly of share-based compensation expense. This compares to a loss of $5,949,828 for the comparative prior period, including $248,629 in changes in working capital items and offset by $2,728,804 in noncash items consisting mainly of share-based compensation and the loss on impairment for the comparative prior period.
Cash Provided by (Used in) Investing Activities
Net cash provided by investing activities for the nine months ended April 30, 2024 was $nil, compared to $10 in the nine months ended April 30, 2023. Net cash provided by investing activities for the nine months ended April 30, 2023 relates to the Transaction.
Net cash provided by investing activities for the fiscal year ended July 31, 2023 was $10 and relates to the Transaction. Net cash provided by investing activities during the comparative prior period was $(1,287,708) which relates to our purchases of computer equipment totaling $5,860 and purchases of intangible assets totaling $1,281,848.
Cash Provided by Financing Activities
We have funded our business to date from the issuance of our common stock and convertible debentures through private placements, from proceeds from the exercises of warrants, and from loans from related parties.
Net cash provided by financing activities for the nine months ended April 30, 2024 was $1,039,629 compared to $nil for the nine months ended April 30, 2023. The following financing activities occurred during the nine months ended April 30, 2024:
(1)	Exercise of share purchase warrants:
On August 4, 2023, we issued 600,000 shares for the exercise of 600,000 share purchase warrants, at an exercise price of CAD$0.20 per share for gross proceeds of $89,826.
On August 22, 2023, we issued 416,667 shares for the exercise of 416,667 share purchase warrants, at an exercise price of CAD$0.20 per share for gross proceeds of $61,535.
On September 22, 2023, we issued 166,666 shares for the exercise of 166,666 share purchase warrants, at an exercise price of CAD$0.20 per share for gross proceeds of $24,752.

(2)	Non-brokered private placement of unsecured convertible notes:
During the nine months ended April 30 2024, the Company closed several tranches of convertible debenture offerings under the following terms:
Tranche 1 (Related Party Convertible Debt - Devvio)
On January 12, 2024, the Company close the first tranche of unsecured convertible notes in the principal amount of $100,000 with a significant shareholder that will bear interest at a rate of 5.3% per annum, payable at maturity, subject to acceleration if the Company completes the De-SPAC transaction and the debentures are not converted. The maturity is November 6, 2024. The Company has the right to prepay the whole or any portion of the principal amount, and together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment.
In the event the Company completes a De-SPAC transaction, the principal amount and accrued interest are convertible into SVS of the Company at the option of the lender, as follows:
•
At a conversion price equal to the greater of (a) $7.65 multiplied by the common conversion ratio stipulated by the business combination agreement (the “Common Conversion Ratio”), and (b) CAD$1.03. The shares are thereafter exchanged for common shares of Focus Impact at the Common Conversion Ratio.

•
If the Company completes the De-SPAC transaction, and the convertible notes are not converted into shares, the maturity date will accelerate and the principal plus interest will become repayable within 10 days after the closing of the De-SPAC transaction.

In the event the Company does not complete a De-SPAC transaction at the earliest of October 8, 2024 (270 days from the issuance date of the notes) and the termination of the business combination agreement with Focus Impact (Note 1), the principal and accrued interest are convertible into units consisting of one SVS and half of a share purchase warrant, at the option of the lender, as follows:
•	At a conversion price equal to the greater of (a) the 30-day volume weighted average trading price (“VWAP”) of the shares on Cboe Canada stock exchange and (b) CAD$1.03.
•
Each warrant will carry the right to purchase a share with an exercise price equal to the greater of (a) a 20% premium on the 30-day VWAP and (b) the floor price of CAD$1.03. The warrants will expire 2 years after the conversion date.

The conversion price is subject to certain anti-dilution provisions.
The Tranche 1 convertible debentures were determined to be a financial instrument comprising a host debt component and a conversion feature which is an embedded derivative that required bifurcation. On initial recognition, the embedded derivative was valued first, and the residual value was assigned to the host financial debt component. The fair value of the derivative liability at issuance was estimated to be $45,000 using the Monte Carlo model.
The prepayment option and the accelerated repayment condition were not separately accounted for as they were determined to be clearly and closely related to the host contract.
Tranche 2
On January 12, 2024, the Company closed the second tranche of unsecured convertible notes in the principal amount of $100,000 that bear interest at the rate of 15% per annum, payable only in Company securities on the Conversion Date, or payable in cash in connection with a Liquidating Event or Event of Default.
In the event the Company completes a De-SPAC transaction, the principal amount and accrued interest automatically convert into SVS of the Company as follows:
•
At a conversion price equal to the greater of (a) $7.65 multiplied by the Common Conversion Ratio, and (b) CAD$1.03. The shares are thereafter exchanged for common shares of Focus Impact at the Common Conversion Ratio

•	The shares are thereafter exchanged for common shares of Focus Impact at the common conversion ratio.
In the event the Company does not complete a De-SPAC transaction at the earliest of October 8, 2024 (270 days from the issuance date of the notes), and the termination of the business combination agreement with Focus Impact, the principal and accrued interest are automatically convertible into units consisting of one SVS and half of a share purchase warrant, as follows:
•	At a conversion price equal to the greater of (a) the 30-day VWAP of the shares on Cboe Canada stock exchange and (b) CAD$1.03.
•
Each warrant will carry the right to purchase a share with an exercise price equal to the greater of (a) a 20% premium on the 30-day VWAP and (b) the floor price of CAD$1.03. The warrants will expire 2 years after the conversion date.

The conversion price is subject to certain anti-dilution provisions.
The Tranche 2 convertible debentures are liability classified and initially recorded at fair value with subsequent changes in fair value being recorded in profit and loss (“FVTPL”). The fair value of the unsecured convertible notes at issuance was estimated to be $100,000. As at April 30, 2024, the Company revalued the debt using a Monte Carlo Simulation and recorded a change in fair value of $50,000 in Other income as an unrealized loss on convertible debt.
Tranche 3 (Focus Impact Convertible Debt)
The third tranche of unsecured convertible notes in the principal amount of $500,000 was received in four installments: $150,000 on November 6, 2023, $150,000 on January 9, 2024, $100,000 on March 28, 2024 and $100,000 on April 19, 2024 (Note 12). The debentures will bear interest at a rate of 5.3% per annum, payable at maturity, subject to acceleration if the Company completes the De-SPAC transaction (Note 1) and the debentures are not converted. The maturity date for all advances is November 6, 2024. The Company has the right to prepay the whole or any portion of the principal amount, together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment.
In the event the Company completes a De-SPAC transaction, the principal amount and accrued interest are convertible into SVS of the Company at the option of the lender, as follows:
•	At a conversion price equal to the greater of (a) a 25% discount to the 20-day VWAP of the shares on the Cboe Exchange multiplied by the Common Conversion Ratio, and (b) $2.00.
•	The shares are thereafter exchanged for common shares of Focus Impact at the common conversion ratio.
•
If the Company completes the De-SPAC transaction, and the convertible notes are not converted into shares, the maturity date will accelerate and the principal plus interest will become repayable within 10 days after the closing of the De-SPAC transaction.

In the event the Company does not complete a De-SPAC transaction on the earlier of October 8, 2024 (270 days from the issuance date of the notes), or the termination of the business combination agreement with Focus Impact, the principal and accrued interest are convertible into units consisting of one SVS and half of a share purchase warrant, at the option of the lender, as follows:
•
At a conversion price equal to the greater of (a) a 25% discount to the 20-day VWAP of the shares on the Cboe Exchange calculated on the conversion date and b) the floor price defined as the current market price on the date of announcement of the offering which was CAD$0.475.

•
Each warrant will carry the right to purchase a share with an exercise price equal to the greater of (a) a 20% premium on the 20-day VWAP and (b) the floor price defined as the current market price on the date of announcement of the offering which was CAD $0.475.

•	The warrants will expire 2 years after the conversion date.
The conversion price is subject to certain anti-dilution provisions.

The Tranche 3 convertible debentures were determined to be a financial instrument comprising a host debt component and a conversion feature which is an embedded derivative that required. On initial recognition, the embedded derivative was valued first, and the residual value was assigned to the host financial debt component. The fair value of the derivative liability at issuance was estimated to be $5,200 and using the Monte Carlo model.
Tranche 4 (Related Party Convertible Debt)
On April 23, 2024, the Company closed the fourth tranche of unsecured convertible notes in the principal amount of $250,000 with a company controlled by a director of the Company that will bear interest at a rate of 5.3% per annum, payable at maturity, subject to acceleration if the Company completes the De-SPAC transaction and the debentures are not converted. The maturity is February 15, 2025. The Company has the right to prepay the whole or any portion of the principal amount, and together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment.
In the event the Company completes a De-SPAC transaction, the principal amount and accrued interest are convertible into SVS of the Company at the option of the lender, as follows:
•
At a conversion price equal to the greater of (a) the price that is a 25% discount to the 20-day VWAP of the shares on Cboe Canada stock exchange, and (b) $2. The shares are thereafter exchanged for common shares of Focus Impact at the Common Conversion Ratio.

•
If the Company completes the De-SPAC transaction, and the convertible notes are not converted into shares, the maturity date will accelerate and the principal plus interest will become repayable within 10 days after the closing of the De-SPAC transaction.

In the event the Company does not complete a De-SPAC transaction at the earliest of January 18, 2025 (270 days from the issuance date of the notes) and the termination of the business combination agreement with Focus Impact (Note 1), the principal and accrued interest are convertible into units consisting of one SVS and half of a share purchase warrant, at the option of the lender, as follows:
•	At a conversion price equal to the greater of (a) the price that is a 25% discount to the 20-day VWAP of the shares on Cboe Canada stock exchange and (b) CAD$0.475.
•
Each warrant will carry the right to purchase a share with an exercise price equal to the greater of (a) a 20% premium on the 30-day VWAP and (b) the floor price of CAD$0.475. The warrants will expire 2 years after the conversion date.

The conversion price is subject to certain anti-dilution provisions.
The Tranche 4 convertible debentures were determined to be a financial instrument comprising a host debt component and a conversion feature which is an embedded derivative that required bifurcation. On initial recognition, the embedded derivative was valued first, and the residual value was assigned to the host financial debt component. The fair value of the derivative liability at issuance was estimated to be $2,750 using the Monte Carlo model.
The prepayment option and the accelerated repayment condition were not separately accounted for as they were determined to be clearly and closely related to the host contract.
In connection with the issuance of these convertible debentures, the Company incurred $47,772 in directly attributable transaction costs. $36,484 was allocated to the host financial liability. $3,743 was allocated to the embedded derivative and recorded immediately in the consolidated statement of profit and loss. The balance of $7,545 was allocated to the convertible debentures classified as FVTPL and recorded immediately in the consolidated statement of profit and loss.
Contractual Obligations
Prepaid Royalties Agreement with Devvio
On September 12, 2023, the Company amended their existing strategic partnership agreement with Devvio, a related party. The Company has committed to making specific payments to Devvio. They will provide a minimum advance of $1,000,000 by August 1, 2024, followed by $1,270,000 by August 1, 2025 and August 1, 2026. Additionally, starting from 2027, if advance royalty payments fall below $1,000,000 in any year, Devvio has the right to terminate the Strategic Partnership Agreement. On July 8, 2024, the parties further amended the agreement such that the minimum advances extended by one year and are now due as follows: $1,000,000 by August 1, 2025, followed by $1,270,000 by August 1, 2026 and August 1, 2027. Additionally starting in calendar year 2028, if advance royalty payments fall below $1,000,000 in any year, Devvio has the right to terminate the Strategic Partnership Agreement.
For more information regarding our related party transactions, see the section of this proxy statement/prospectus entitled “Certain Relationships and Related Party Transactions — DevvStream — Devvio Agreement,” and see “Note 11 — Commitments and contingencies” included in the notes to the unaudited condensed consolidated interim financial statements, included elsewhere in this proxy statement/prospectus.
Quantitative and Qualitative Disclosures about Market Risk
Our board of directors have overall responsibility for the establishment and oversight of our risk management policies on an annual basis. Management identifies and evaluates our financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.
Our financial instruments consist of cash, GST receivable, accounts payable and accrued liabilities, and convertible debt. The carrying value of the Company’s cash, GST receivable and accounts payable and accrued liabilities approximate their fair value due to their short terms to maturity.
Our risk exposures and the impact on our financial instruments are summarized below:
Credit Risk
Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Our credit risk is primarily attributable to our liquid financial assets including cash. Our financial assets are cash and GST receivable. Our maximum exposure to credit risk, as at period end, is the carrying value of our financial assets, being $180,600 and $539,379 as of April 30, 2024 and July 31, 2023, respectively. We hold cash with major financial institutions and with a publicly traded payment processing company therefore minimizing our credit risk.
Liquidity Risk
Liquidity risk is the risk that we will not be able to meet financial obligations as they fall due. We manage liquidity by maintaining adequate cash balances and by raising equity and debt financings. We have no assurance that such financings will be available on favorable terms in the future. In general, we attempt to avoid exposure to liquidity risk by obtaining corporate financing through the issuance of shares.
As of April 30, 2024, we had cash of $102,989 to settle current liabilities of $5,830,678 which fall due for payment within twelve months of the statement of financial position. As of July 31, 2023, we had cash of $489,971 to settle current liabilities of $908,652 which fall due for payment within twelve months of the statement of financial position. All of our contractual obligations are current and due within one year.
Refer to “— Liquidity and Capital Resources” above.
Market Risk
Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect our income or value of holdings or financial instruments. As of April 30, 2024 and July 31, 2023, we had cash denominated in US dollars that is exposed to foreign exchange risk of $102,344 and $395,336, respectively. As of April 30, 2024 and July 31, 2023, a 10% strengthening or weakening in the Canadian dollar against the US dollar with all other variables held constant would have an unfavorable or favorable impact of approximately $10,000 and $30,000, respectively.
Inflation Risk
We do not believe that inflation had a significant impact on our results of operations for any periods presented in our condensed consolidated interim financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

Capital Management
Capital is comprised of our shareholders’ equity (deficiency) and any debt that we may issue. Our objectives when managing capital are to maintain financial strength and to protect our ability to meet ongoing liabilities, to continue as a going concern, to maintain creditworthiness and to maximize returns for our shareholders over the long term. Protecting the ability to pay current and future liabilities includes maintaining capital above minimum regulatory levels, current financial strength rating requirements and internally determined capital guidelines and calculated risk management levels. We manage capital structure to maximize financial flexibility by making adjustments in response to changes in economic conditions and the risk characteristics of the underlying assets and business opportunities. We do not presently utilize any quantitative measures to monitor our capital, but rather we rely on our management’s expertise to sustain the future development of the business. Management reviews its capital management approach on an ongoing basis and believes that this approach, given our size, is reasonable.
There were no changes to our approach to capital management during the period. We are not subject to externally imposed capital requirements.
Critical Accounting Policies and Estimates
Our unaudited condensed consolidated interim financial statements are prepared in accordance with generally accepted accounting principles in the U.S. The preparation of our unaudited condensed consolidated interim financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our unaudited condensed consolidated interim financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are described in more detail in the notes to our unaudited condensed consolidated interim financial statements, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.
Valuation of embedded derivatives
In measuring the fair value of its derivative liabilities, the Company uses judgment to determine key assumptions used in the valuation models applied. With respect to the Monte Carlo model, the Company’s probability of the Business Combination closing was considered a significant assumption. Management elected not to carry the entire instrument at fair value.
Going Concern
Since our inception, we have incurred operating losses and have experienced negative cash flows from operations. Accordingly, our ability to continue as a going concern is dependent upon our ability to raise sufficient funds to pay ongoing operating expenditures and to meet our obligations. Based on this assessment, we have material uncertainties about our business that may cast substantial doubt about our ability to continue as a going concern. Our unaudited condensed consolidated interim financial statements do not give effect to any adjustments that are required to realize our assets and discharge our liabilities in other than the normal course of business and at amounts different from those reflected in our financial statements. Such adjustments could be material.
Stock Compensation
We recognize stock compensation expense in accordance with ASC 718, Stock Compensation. In situations where equity instruments are issued to non-employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at fair value of the share-based payment.
The fair value of the options and warrants granted to employees is estimated on the grant date using the Black-Scholes option pricing model. We use a third-party valuation firm to assist in calculating the fair value of our options and warrants. This valuation model requires us to make assumptions and judgments about the variables used in the calculation, including the volatility of our common stock and assumed risk-free interest rate, expected price volatility, and expected life.
Since we do not have sufficient trading history of our common stock, we estimate the expected volatility of our options and warrants at the grant date by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected term of the options. We use the U.S. Treasury yield for our risk-free interest rate that corresponds with the expected term. We determine the expected term based on the average period the options and warrants are expected to remain outstanding using the simplified method, generally calculated as the midpoint of the vesting term and contractual expiration period, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. We utilize a dividend yield of zero, as we do not currently issue dividends, nor do we expect to do so in the future. Forfeitures are accounted for and are recognized in calculating net expense in the period in which they occur.
Sales and Marketing
We expense costs relating to advertising and promotion either as costs are incurred or the first time the advertising takes place.
Salaries, Wages and Professional Fees
We record an expense for salaries, wages and professional fees as these expenses are incurred.
Off-Balance Sheet Arrangements
We have not entered into any material off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.
Emerging Growth Company Status
The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies, and our financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.
We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of this offering, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
Further, even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.
Evaluation of Disclosure of Controls and Procedures
Based on an evaluation as of July 31, 2023, our management, including the Chief Executive Officer and Chief Financial Officer, has concluded that our disclosure controls and procedures (as defined in Rule 13a-15(e)

under the Exchange Act) were not effective to provide reasonable assurance because of a material weakness in our internal control over financial reporting as described below. There have been no changes during the nine months ended April 30, 2024.
While we and our independent registered public accounting firm did not and were not required to perform an audit of our internal control over financial reporting, in connection with the audit of our 2023 consolidated financial statements, we identified control deficiencies in the design and operation of our internal control over financial reporting that constituted a material weakness.
Material Weakness
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected in a timely manner.
We did not design or maintain an effective control environment commensurate with financial reporting requirements. Specifically, we did not consistently have documented evidence of review procedures and, due to resource limitations, did not always maintain segregation of duties between preparing and reviewing analyses, and reconciliations.
The above material weakness did not result in a material misstatement of our unaudited condensed consolidated financial statements or our consolidated financial statements, however, it could result in a misstatement of our account balances or disclosures that would result in a material misstatement that would not be prevented or detected.
Remediation Activities
We are working to remediate the material weakness and are taking steps to strengthen our internal control over financial reporting through the continued hiring of additional appropriately skilled finance and accounting personnel with the requisite technical knowledge and skills. With the additional skilled personnel, we are taking appropriate and reasonable steps to remediate this material weakness through the implementation of appropriate segregation of duties, formalization of accounting policies and controls and retention of appropriate expertise for complex accounting transactions. We will not be able to fully remediate these control deficiencies until these steps have been completed and have been operating effectively for a sufficient period of time. Management will continue to review and make necessary changes to the overall design of our internal control environment, as well as policies and procedures to improve the overall effectiveness of internal control over financial reporting. The material weakness will not be considered remediated, however, until the applicable controls operate for a sufficient period of time and management has concluded that these controls are operating effectively.

DESCRIPTION OF SECURITIES OF NEW PUBCO
This section of the proxy statement/prospectus includes a description of the material terms of the New PubCo Governing Documents and applicable Canadian law as will be in effect upon Closing of the Business Combination. The following is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. Unless stated otherwise, this description does not address any (proposed) provisions of Canadian law that have not become effective as per the date of this proxy statement/prospectus. The description is qualified in its entirety by reference to the complete text of the New PubCo Articles, which is attached as Annex B to this proxy statement/prospectus, and the New PubCo Bylaws, which is attached as Annex C to this proxy statement/prospectus. We urge you to read the full text of the New PubCo Articles and the New PubCo Bylaws.
Authorized Share Capital
The authorized share capital of New PubCo consists of an unlimited number of New PubCo Common Shares and unlimited number of preferred shares (the “New PubCo Preferred Shares”), issuable in series.
Share Terms
New PubCo Common Shares
Voting Rights
The holders of New PubCo Common Shares are entitled to receive notice of, to attend and to one vote per New PubCo Common Share held at any meeting of shareholders of New PubCo, except meetings at which only holders of a different class or series of shares of New PubCo are entitled to vote.
Dividend Rights
Subject to the prior satisfaction of all preferential rights and privileges attached to any other class or series of shares of New PubCo ranking in priority to the New PubCo Common Shares in respect of dividends, the holders of New PubCo Common Shares are entitled to receive dividends at such times and in such amounts as the New PubCo Board may determine from time to time.
Liquidation
Subject to the prior satisfaction of all preferential rights and privileges attached to any other class or series of shares of New PubCo ranking in priority to the New PubCo Common Shares in respect of return of capital on dissolution, upon the voluntary or involuntary liquidation, dissolution or winding-up of New PubCo or any other distribution of its assets among the shareholders of New PubCo for the purpose of winding up its affairs (such event, a “Distribution”), holders of New PubCo Common Shares shall be entitled to receive all declared but unpaid dividends thereon and thereafter to share ratably in such assets of New PubCo as are available with respect to such Distribution.
New PubCo Preferred Shares
Subject to filing the articles of amendment in accordance with the ABCA, the New PubCo Board may: (a) at any time and from time to time issue New PubCo Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the New PubCo Board; and (b) from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each such series, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series in accordance with the ABCA. The issuance of New PubCo Preferred Shares could have the effect of decreasing the trading price of New PubCo Common Shares, restricting dividends on New PubCo’s share capital, diluting the voting power of New PubCo Common Shares, impairing the liquidation rights of New PubCo’s share capital, or delaying or preventing a change in control of New PubCo.
At Closing, no New PubCo Preferred Shares will be issued and outstanding.
Notices
The New PubCo Bylaws provide that, a notice of the time and place of each meeting of shareholders of New PubCo will be sent not less than twenty-one (21) days and not more than fifty (50) days before the meeting to each shareholder entitled to vote at the meeting.

For the purpose of determining shareholders of New PubCo entitled to receive notice of or to vote at a meeting of shareholders of New PubCo, the directors of New PubCo may fix in advance a date as the record date for such determination, but that record date will not precede by more than fifty (50) days or by less than twenty-one (21) days the date on which such meeting is to be held.
Amendment/Variation of Class Rights
Under the ABCA, certain fundamental changes, such as changes to a corporation’s articles, changes to authorized share capital, continuances out of province, certain amalgamations, sales, leases or other exchanges of all or substantially all of the property of a corporation (other than in the ordinary course of business of the corporation), certain liquidations, certain dissolutions, and certain arrangements are required to be approved by special resolution.
A special resolution under the ABCA is a resolution: (i) passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of such resolution; or (ii) signed by all shareholders entitled to vote on the resolution.
In certain cases, an action that prejudices, adds restrictions to or interferes with rights or privileges attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected by special resolution.
New PubCo Directors — Appointment and Retirement
The New PubCo Bylaws provide that, subject to the limitations and requirements provided in the New PubCo Articles, the number of directors of New PubCo shall be determined from time to time by resolution of the shareholders of New PubCo or the New PubCo Board. The New PubCo Articles provide that New PubCo will have a board of directors consisting of a minimum of 3 directors and a maximum of 15 directors. Pursuant to the ABCA, if New PubCo is a reporting issuer, the New PubCo Board shall not have less than 3 directors.
Directors are generally elected by shareholders by ordinary resolution; however, the New PubCo Articles also provide that the New PubCo Board may, between annual general meetings of shareholders, appoint one or more additional directors to serve until the next annual general meeting, but the number of additional directors so appointed may not at any time exceed one-third of the number of directors who held office at the expiration of the previous annual general meeting.
The New PubCo Bylaws provide that director nominees may be made at the discretion of the New PubCo Board as well as by shareholders of New PubCo if made in accordance with the Advance Notice Provisions of the New PubCo Bylaws. The Advance Notice Provisions in the New PubCo Bylaws set forth the procedure requiring advance notice to New PubCo from a shareholder who intends to nominate a person for election as a director of New PubCo. Among other things, the Advance Notice Provisions provide for a deadline by which a shareholder must notify New PubCo of an intention to nominate directors prior to any meeting of shareholders at which directors are to be elected and specify the information that the nominating shareholder must include in such notice in order for the director nominees to be eligible for nomination and election at the meeting. The full particulars of the requirements of the Advance Notice Provisions are set forth in the New PubCo Bylaws attached as Annex C to this proxy statement/prospectus.
New PubCo Directors — Voting
Questions arising at any meeting of the New PubCo Board will be decided by a majority of votes. In the case of an equality of votes, the chair of the meeting will not have a second or casting vote. A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors is as valid as if it had been passed at a meeting of directors or committee of directors, as the case may be. A resolution in writing dealing with all matters required by the ABCA to be dealt with at a meeting of directors, and signed by all the directors entitled to vote at that meeting, satisfies all the requirements of the ABCA relating to meetings of directors.
Powers and Duties of New PubCo Directors
Under the ABCA, the directors of New PubCo are charged with the management, or supervision of the management, of the business and affairs of New PubCo. In discharging their responsibilities and exercising their powers, the ABCA requires that the directors: (a) act honestly and in good faith with a view to the best interests of the corporation; and (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. These duties are commonly referred to as the directors’ “fiduciary duty” and “duty of care,” respectively. Further the directors’ responsibilities may not be delegated (or abdicated) to shareholders, unless provided for in a unanimous shareholders’ agreement, and include the obligation to consider the best interests of the corporation and, particularly in respect of directors’ duty of care, it may be appropriate for the directors to consider (and not unfairly disregard) a broad set of stakeholder interests including the interests of shareholders, employees, suppliers, creditors, consumers, government and the environment.
Directors’ and Officers’ Indemnity
Under subsection 124(1) of the ABCA, except in respect of an action by or on behalf of New PubCo to procure a judgment in New PubCo’s favor, New PubCo may indemnify a current or former director or officer or a person who acts or acted at New PubCo’s request as a director or officer of a body corporate of which New PubCo is or was a shareholder or creditor and the heirs and legal representatives of any such persons (each, an “Indemnified Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person is involved by reason of being or having been director or officer of New PubCo, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of New PubCo, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful.
Notwithstanding the foregoing, subsection 124(3) of the ABCA provides that an Indemnified Person is entitled to indemnity from New PubCo in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of New PubCo, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the conditions set out in subsection 124(1) of the ABCA. Under subsection 124(3.1) of the ABCA, New PubCo may advance funds to an Indemnified Person in order to defray the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the conditions set out in subsection 124(3) of the ABCA. The indemnification may be made in connection with a derivative action only with court approval and only if the conditions set out in subsection 124(1) of the ABCA are met.
Subject to the aforementioned prohibitions on indemnification, an Indemnified Person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the individual acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.
As permitted by the ABCA, the New PubCo’s Bylaws will require New PubCo to indemnify directors or officers of New PubCo, former directors or officers of New PubCo or other individuals who, at New PubCo’s request, act or acted as directors or officers or in a similar capacity of another entity of which New PubCo is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the fullest extent permitted by the ABCA. Because the New PubCo’s Bylaws will require that indemnification be subject to the ABCA, any indemnification that New PubCo provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.
New PubCo may also, pursuant to subsection 124(4) of the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each person referred to in subsection 124(1) of the ABCA against any liability incurred by such person as a result of their holding office in New PubCo or a related body corporate.

Take Over Provisions
National Instrument 62-104 — Take Over Bids and Issuer Bids (“NI 62-104”) is applicable to New PubCo and provides that a takeover bid is triggered when a person makes an offer to acquire outstanding voting securities or equity securities of a class made to one or more persons, any of whom are in the local jurisdiction, where the securities subject to the offer to acquire, together with the offeror’s securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. When a takeover bid is triggered, an offeror must comply with certain requirements. These include making the offer of identical consideration to all holders of the class of security that is the subject of the bid, making a public announcement of the bid in a newspaper and sending out a bid circular to securityholders which explains the terms and conditions of the bid. Directors of an issuer whose securities are the subject of a takeover bid are required to evaluate the proposed bid and circulate a directors’ circular indicating whether they recommend to accept or reject the bid or state that they are unable to make, or are not making, a recommendation regarding the bid. Strict timelines must be adhered to. NI 62-104 also contains a number of exemptions to the takeover bid and issuer bid requirements.
Compulsory Acquisitions
Subsection 195(2) of the ABCA provides that, if within the time limited in a takeover bid for its acceptance or within 120 days after the date of a takeover bid, whichever period is shorter, the bid is accepted by the holders of not less than 90% of the shares of any class of shares of a corporation to which the takeover bid relates, other than shares of that class held at the date of the takeover bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on the bid being so accepted and on complying with the ABCA, to acquire the shares of that class held by an offeree who does not accept the takeover bid.
Reporting Obligations under Canadian Securities Law
Upon the Closing of the Business Combination, New PubCo will become a reporting issuer in the provinces of British Columbia, Alberta and Ontario and will become subject to continuous disclosure and other reporting obligations under applicable Canadian securities law. Among other things, these continuous disclosure obligations include the requirement for a reporting issuer to file annual and quarterly financial statements together with related management’s discussion and analysis, and prepare and file reports upon the occurrence of any “material change” (as defined under applicable Canadian securities law). In addition, a reporting issuer’s “reporting insiders” (as defined under applicable Canadian securities law) are required to file reports with respect to, among other things, their beneficial ownership of, or control or direction over, securities of the issuer and their interests in, and rights and obligations associated with, related financial instruments.
Listing of New PubCo Securities
New PubCo will apply to have the New PubCo Common Shares and New PubCo Warrants listed on Nasdaq. Listing is subject to the approval of Nasdaq in accordance with its original listing requirements. There can be no assurance that Nasdaq will approve New PubCo’s listing applications. Any such listing of the New PubCo Common Shares and the New PubCo Warrants will be conditional upon New PubCo fulfilling all of the listing requirements and conditions of Nasdaq. It is anticipated that upon the Closing the New PubCo Common Shares and New PubCo Warrants will be listed on Nasdaq under the ticker symbol “DEVS” and “DEVSW”, respectively.
Certain Insider Trading and Market Manipulation Laws
Canadian and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this proxy statement/prospectus and should not be viewed as legal advice for specific circumstances.
In connection with its listing on Nasdaq, New PubCo intends to adopt an insider trading policy to provide for, among other things, rules on transactions by members of the New PubCo Board, New PubCo officers and New PubCo employees in respect of securities of New PubCo or financial instruments, the value of which is determined by the value of the New PubCo securities.
United States
United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material non-public information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the New PubCo Board, officers and other employees of New PubCo may not purchase or sell shares or other securities of New PubCo when he or she is in possession of material, non-public information about New PubCo (including New PubCo’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about New PubCo.
Canada
Canadian securities laws prohibit any person or company in a special relationship with an issuer from purchasing or selling a security with the knowledge of a material fact or material change that has not been generally disclosed (known as “material, non-public information”). Further, Canadian securities laws also prohibit: (i) an issuer and any person or company in a special relationship with the issuer, other than when it is necessary in the course of business, from informing another person or company of a material fact or material change with respect to the issuer before the material fact or material change has been generally disclosed (known as “tipping”); and (ii) an issuer and any person or company in a special relationship with an issuer, with knowledge of a material fact or material change with respect to the issuer that has not been generally disclosed, from recommending or encouraging another person or company: (A) to purchase or sell a security of the issuer; or (B) to enter into a transaction involving a security the value of which is derived from or varies materially with the market price or value of a security of the issuer. A “security” includes not just equity securities, but any security (e.g., derivatives).
A person or company is in a special relationship with an issuer if: (a) the person or company is an insider, affiliate or associate of (i) the issuer, (ii) a person or company that is considering or evaluating whether to make a takeover bid, or a person or company that is proposing to make a takeover bid, for the securities of the issuer, or (iii) a person or company that is considering or evaluating whether, or a person or company that is proposing, (A) to become a party to a reorganization, amalgamation, merger or arrangement or a similar business combination with the issuer, or (B) to acquire a substantial portion of the property of the issuer; (b) the person or company has engaged, is engaging, is considering or evaluating whether to engage, or proposes to engage, in any business or professional activity with or on behalf of (i) the issuer, or (ii) a person or company described in clause (a)(ii) or (iii) above; (c) the person is a director, officer or employee of (i) the issuer, (ii) a subsidiary of the issuer, (iii) a person or company that controls the issuer, directly or indirectly, or (iv) a person or company described in clause (a)(ii) or (iii) or (b) above; (d) the person or company learned of material, non-public information about the issuer while the person or company was a person or company described in clause (a), (b) or (c) above; or (e) the person or company (i) learns of material, non-public information about the issuer from any other person or company described in this section, including a person or company described in this clause, and (ii) knows or ought reasonably to have known that the other person or company is a person or company in a special relationship with the issuer. Thus, directors, officers and employees of New PubCo may not purchase or sell New PubCo Common Shares or other securities of New PubCo when he or she is in possession of material, non-public information regarding New PubCo (including New PubCo’s business, prospects or financial condition), nor may they inform (or “tip”) anyone else of such material, non-public information regarding New PubCo.
Rule 144
All New PubCo Common Shares received by FIAC stockholders in the Business Combination are expected to be freely tradable, except that New PubCo Common Shares received in the Business Combination by persons who become affiliates of New PubCo for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, pursuant to an effective registration under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of New PubCo generally include individuals or entities that control, are controlled by or are under common control with, New PubCo and may include the directors and executive officers of New PubCo as well as its principal shareholders.
Registration Rights
Pursuant to the Amended and Restated Registration Rights Agreement, among other matters provided for therein, New PubCo will agree that, within 60 calendar days after Closing of the Business Combination, New PubCo will file the Resale Registration Statement with the SEC and New PubCo will use its commercially reasonable efforts to cause the Resale Registration Statement to become effective by the SEC as soon as reasonably practicable after the initial filing thereof. In certain circumstances, certain holders of New PubCo securities under the Investor Rights Agreement will be entitled to customary piggyback registration rights and may demand New PubCo’s assistance with underwritten offerings and block trades. As of the Closing Date, approximately     New PubCo Common Shares (including approximately 7,840,000 New PubCo Common Shares issuable with respect to Private Placement Warrants) will constitute “Registrable Securities” eligible for resale pursuant to the Resale Registration Statement. Because the Sponsor and the Legacy DevvStream holders acquired their New PubCo Common Shares at an effective price that is less than FIAC’s IPO price of $10.00 per FIAC Unit, such persons may have an incentive to sell such securities even if the trading price of New PubCo Common Shares is less than $10.00 per share following the Closing. Therefore, upon the effectiveness of the aforementioned registration statement and the expiration of any applicable lock-up restrictions, the market price of New PubCo Common Shares may experience negative selling pressure from potential sales by the Sponsor and the Legacy DevvStream Holders.
New PubCo Warrants
New PubCo will assume the FIAC Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of the Business Combination Agreement, and each FIAC Warrant then outstanding and unexercised will automatically without any action on the part of its holder be converted into a New PubCo Warrant. Each New PubCo Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding FIAC Warrant immediately prior to the SPAC Amalgamation, except to the extent such terms or conditions are rendered inoperative by the Business Combination. Accordingly, following the SPAC Amalgamation: (A) each New PubCo Warrant will be exercisable solely for New PubCo Common Shares; (B) the number of New PubCo Common Shares subject to each New PubCo Warrant will be equal to the number of Class A Common Stock subject to the applicable FIAC Warrant; and (C) the per share exercise price for the New PubCo Common Shares issuable upon exercise of such New PubCo Warrant will be equal to the per share exercise price for the Class A Common Stock subject to the applicable FIAC Warrant, as in effect immediately prior to the SPAC Amalgamation. The terms of the FIAC Warrant Agreement are described below.
FIAC Warrants
Each FIAC Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Initial Business Combination. Pursuant to the FIAC Warrant Agreement, a FIAC Warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means only a whole warrant may be exercised at a given time by a FIAC Warrant holder. The warrants will expire five years after the completion of the Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
FIAC will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a FIAC Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to FIAC satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No FIAC Warrant will be exercisable and FIAC will not be obligated to issue a share of Class A Common Stock upon exercise of a FIAC Warrant unless the share of Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the FIAC Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a FIAC Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will FIAC be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised FIAC Warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.
FIAC has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Initial Business Combination, FIAC will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common

Stock issuable upon exercise of the FIAC Warrants, and FIAC will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A Common Stock until the FIAC Warrants expire or are redeemed, as specified in the FIAC Warrant Agreement; provided that if the Class A Common Stock is at the time of any exercise of a FIAC Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, FIAC may, at its option, require holders of FIAC Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event FIAC so elects, FIAC will not be required to file or maintain in effect a registration statement, but FIAC will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the FIAC Warrants is not effective by the 60th day after the closing of the Initial Business Combination, FIAC Warrant holders may, until such time as there is an effective registration statement and during any period when FIAC will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but FIAC will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the FIAC Warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the FIAC Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the FIAC Warrants by (y) the fair market value and (B) the product of 0.361 and the number of FIAC Warrants being exercised by such holder. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of FIAC Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.
Once the FIAC Warrants become exercisable, FIAC may redeem the outstanding FIAC Warrants (except as described herein with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption to each FIAC Warrant holder; and
•
if, and only if, the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before FIAC sends the notice of redemption to the FIAC Warrant holders.

FIAC will not redeem the FIAC Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the FIAC Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the FIAC Warrants become redeemable by FIAC, FIAC may exercise its redemption right even if FIAC is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
FIAC has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and FIAC issues a notice of redemption of the FIAC Warrants, each FIAC Warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a FIAC Warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of FIAC Warrants when the price per share of Class A Common Stock equals or exceeds $10.00.
Once the FIAC Warrants become exercisable, FIAC may redeem the outstanding warrants:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Class A Common Stock (as defined below) except as otherwise described below;

•
if, and only if, the closing price of Class A Common Stock equals or exceeds $10.00 per Public Share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before FIAC sends the notice of redemption to the FIAC Warrant holders; and

•
if the closing price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which FIAC sends the notice of redemption to the FIAC Warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding FIAC Warrants, as described above.

Beginning on the date the notice of redemption is given until the FIAC Warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by FIAC pursuant to this redemption feature, based on the “fair market value” of Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their FIAC Warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of FIAC Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the FIAC Warrants, each as set forth in the table below. FIAC will provide the FIAC Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
Pursuant to the FIAC Warrant Agreement, references above to shares of Class A Common Stock shall include a security other than shares of Class A Common Stock into which the shares of Class A Common Stock have been converted or exchanged for in the event FIAC is not the surviving company in the Initial Business Combination. The numbers in the table below will not be adjusted when determining the number of shares of Class A Common Stock to be issued upon exercise of the FIAC Warrants following the Initial Business Combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a FIAC Warrant or the exercise price of a FIAC Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a FIAC Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a FIAC Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a FIAC Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a FIAC Warrant. If the exercise price of a FIAC Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.
Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each FIAC Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the FIAC Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the FIAC Warrants, holders may choose to, in connection with this redemption feature, exercise their FIAC Warrants for 0.277 shares of Class A Common Stock for each FIAC Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the FIAC Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the FIAC Warrants, holders may choose to, in connection with this redemption feature, exercise their FIAC

Warrants for 0.298 shares of Class A Common Stock for each FIAC Warrant. In no event will the FIAC Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the FIAC Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by FIAC pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding FIAC Warrants to be redeemed when the Class A Common Stock is trading at or above $10.00 per Public Share, which may be at a time when the trading price of Class A Common Stock is below the exercise price of the FIAC Warrants. FIAC has established this redemption feature to provide FIAC with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of FIAC Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their FIAC Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the of this prospectus. This redemption right provides FIAC with an additional mechanism by which to redeem all of the outstanding warrants, and therefore to have certainty as its capital structure as the FIAC Warrants would no longer be outstanding and would have been exercised or redeemed. FIAC will be required to pay the applicable redemption price to FIAC Warrant holders if it chooses to exercise this redemption right and it will allow FIAC to quickly proceed with a redemption of the warrants if FIAC determines it is in FIAC’s best interest to do so. As such, FIAC would redeem the warrants in this manner when FIAC believes it is in its best interest to update its capital structure to remove the FIAC Warrants and pay the redemption price to the FIAC Warrant holders.
As stated above, FIAC can redeem the FIAC Warrants when the Class A Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to FIAC’s capital structure and cash position while providing FIAC Warrant holders with the opportunity to exercise their FIAC Warrants on a cashless basis for the applicable number of shares. If FIAC chooses to redeem the FIAC Warrants when the Class A Common Stock is trading at a price below the exercise price of the warrants, this could result in the FIAC Warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A Common Stock if and when the Class A Common Stock was trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, FIAC will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the FIAC Warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the FIAC Warrant Agreement (for instance, following the Initial Business Combination), the FIAC Warrants may be exercised for such security. At such time as the FIAC Warrants become exercisable for a security other than the Class A Common Stock, FIAC (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption procedures.
A holder of a FIAC Warrant may notify FIAC in writing in the event such holder elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.
If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each FIAC Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering made to all or substantially all holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of the Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if FIAC, at any time while the FIAC Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of Class A Common Stock on account of such shares of Class A Common Stock (or other securities into which the FIAC Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each FIAC Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of shares of Class A Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of shares of Class A Common Stock in connection with a stockholder vote to amend FIACs amended and restated certificate of incorporation (A) to modify the substance or timing of FIAC’s obligation to redeem 100% of the Public Shares if FIAC does not complete the Initial Business Combination within 18 months from the closing of the FIAC IPO, or (B) with respect to any other provisions relating to the rights of holders of Class A Common Stock, or (e) in connection with the redemption of the Public Shares upon FIAC’s failure to complete its initial business combination, then the FIAC Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each FIAC Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the FIAC Warrants is adjusted, as described above, the FIAC Warrant exercise price will be adjusted by multiplying the FIAC Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the FIAC Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In addition, if (x) FIAC issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the FIAC Board and, in the case of any such issuance to Sponsor or its affiliates, without taking into account any FIAC Founder Shares held by Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of shares of Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which FIAC consummates the Initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the FIAC Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “— Redemption of FIAC Warrants when the price per share of Class A Common Stock equals or exceeds $18.00” and “— Redemption of FIAC Warrants when the price per shares of Class A Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of FIAC Warrants when the price per share of Class A Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of FIAC with or into another corporation (other than a consolidation or merger in which FIAC is the continuing corporation and that does not result in any reclassification or reorganization of FIAC’s outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of FIAC as an entirety or substantially as an entirety in connection with which FIAC is dissolved, the holders of the FIAC Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the FIAC Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the FIAC Warrants would have received if such holder had exercised their FIAC Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each FIAC Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by FIAC in connection with redemption rights held by stockholders of FIAC as provided for in FIAC’s amended and restated certificate of incorporation or as a result of the redemption of shares of Class A Common Stock by FIAC in connection with the presentation of the Initial Business Combination to the stockholders of FIAC for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A Common Stock, the holder of a FIAC Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such holder had exercised the FIAC Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the FIAC Warrant Agreement. If less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of shares of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the FIAC Warrant properly exercises the FIAC Warrant within thirty days following public disclosure of such transaction, the FIAC Warrant exercise price will be reduced as specified in the FIAC Warrant Agreement based on the Black-Scholes value (as defined in the FIAC Warrant Agreement) of the FIAC Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the FIAC Warrants when an extraordinary transaction occurs during the exercise period of the FIAC Warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the FIAC Warrants when an extraordinary transaction occurs during the exercise period of the FIAC Warrants pursuant to which the holders of the FIAC Warrants otherwise do not receive the full potential value of the FIAC Warrants.
The FIAC Warrants will be issued in registered form under a FIAC Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and FIAC.
The FIAC Warrant Agreement provides that the terms of the FIAC Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake or defective provision, (ii) amending the provisions relating to cash dividends on shares of common stock as contemplated by and in accordance with the FIAC Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the FIAC Warrant Agreement as the parties to the FIAC Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the FIAC Warrants, provided that the approval by the holders of at least 50% of the then-outstanding FIAC Warrants is required to make any change that adversely affects the interests of the registered holders of FIAC Warrants.
The FIAC Warrants may be exercised upon surrender of the FIAC Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the FIAC Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to FIAC, for the number of FIAC Warrants being exercised. The FIAC Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their FIAC Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the FIAC Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the FIAC Warrants. If, upon exercise of the FIAC Warrants, a holder would be entitled to receive a fractional interest in a share, FIAC will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the FIAC Warrant holder.
FIAC has agreed that, subject to applicable law, any action, proceeding or claim against FIAC arising out of or relating in any way to the FIAC Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and FIAC irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until 30 days after the completion of the Initial Business Combination (except, among other limited exceptions, to FIAC’s officers and directors and other persons or entities affiliated with Sponsor) and they will not be redeemable under certain redemption scenarios by FIAC so long as they are held by Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the FIAC Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by FIAC under all redemption scenarios and exercisable by the holders on the same basis as the FIAC Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Placement Warrants by (y) the fair market value.
The “fair market value” shall mean the average reported closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Legacy Warrants
On November 4, 2022, the DevvStream completed a business combination transaction (the “2022 Business Combination”) with DevvStream Inc. (“DESI”), 1338292 B.C. Ltd., Devv Subco Inc., and DevvESG Streaming Finco Ltd. (“Finco”), pursuant to which 1319738 B.C. Ltd., acquired all of the issued and outstanding securities of DevvStream Inc. by way of a three-cornered merger. In connection with the 2022 Business Combination, DevvStream issued replacement warrants (the “Replacement Warrants”) to former holders of warrants of DESI and Finco, in exchange for the cancellation of such warrants.
On May 1, 2023, DevvStream announced the implementation of a warrant exercise incentive program (the “Incentive Program”) intended to encourage the early exercise of the Replacement Warrants (other than the Legacy DESI 2021 Warrants). The terms of each eligible Replacement Warrant were amended to reduce the exercise price from CAD$1.50 to CAD$1.20. Furthermore, for every two eligible Legacy Warrants exercised between May 1, 2023 and June 30, 2023, DevvStream offered holders the right to receive one new DevvStream Subordinate Voting Share purchase warrant (the “Incentive Warrants,” and together with the Replacement Warrants, the “Legacy Warrants”) for no additional consideration. On July 14, 2023, DevvStream announced that the Incentive Program was extended from June 20, 2023 to August 31, 2023.
New PubCo will assume the Legacy Warrants and enter into such amendments thereto as are necessary to give effect to the provisions of the Business Combination Agreement, and each Legacy Warrant then outstanding and unexercised will automatically without any action on the part of its holder be converted into a warrant to purchase New PubCo Common Shares, subject to substantially the same terms and conditions (including exercisability terms) as were applicable to the corresponding Legacy Warrant immediately prior to the Business Combination (the “New PubCo Legacy Warrants”). Accordingly, following the Business Combination: (A) each New PubCo Warrant will be exercisable solely for New PubCo Common Shares; (B) the number of New PubCo Common Shares subject to each New PubCo Legacy Warrant will be equal to the number of DevvStream Subordinate Voting Shares subject to the applicable Legacy Warrant, multiplied by the Common Conversion Ratio; and (C) the per share exercise price for the New PubCo Common Shares issuable upon exercise of such New PubCo Legacy Warrant will be equal to the per share exercise price for the DevvStream Subordinate Voting Shares subject to the applicable Legacy Warrant, as in effect immediately prior to the Business Combination. The terms of the Legacy Warrants are described below.
Legacy DESI 2021 Warrants
In connection with the 2022 Business Combination, DevvStream issued 3,999,999 warrants to purchase DevvStream Subordinate Voting Shares with an exercise price of CAD$0.20 per share, subject to customary adjustments, to former holders of certain DESI warrants. As of the date of this proxy statement/prospectus, 1,816,666 Legacy DESI 2021 Warrants are currently outstanding, which are immediately exercisable and will expire on October 7, 2026.
Legacy DESI 2022 Warrants
In connection with the 2022 Business Combination, DevvStream issued 3,521,875 warrants to purchase DevvStream Subordinate Voting Shares with an exercise price of CAD$1.50 per share, subject to customary adjustments, to former holders of certain DESI warrants. As of the date of this proxy statement/prospectus, 3,351,875 Legacy DESI 2022 Warrants are currently outstanding, which are immediately exercisable and will expire on November 4, 2024.
Legacy Finco Warrants
In connection with the 2022 Business Combination, DevvStream issued 2,728,123 warrants to purchase DevvStream Subordinate Voting Shares with an exercise price of CAD$1.50 per share, subject to customary adjustments, to former holders of certain Finco warrants. As of the date of this proxy statement/prospectus, 2,728,123 Legacy Finco Warrants are currently outstanding, which are immediately exercisable and will expire on November 4, 2024.
Legacy Finder’s Warrants
In connection with the 2022 Business Combination, DevvStream issued 707,350 warrants to purchase DevvStream Subordinate Voting Shares with an exercise price of CAD$1.50 per share, subject to customary adjustments, to former holders of certain DESI and Finco finder’s warrants. As of the date of this proxy statement/prospectus, 707,350 Legacy Finder’s Warrants are currently outstanding, which are immediately exercisable and will expire on November 4, 2024.
Incentive Warrants
In connection with the Incentive Program, DevvStream issued 85,000 Incentive Warrants with an exercise price of CAD$2.00 per share, subject to customary adjustments, to former holders of certain Replacement Warrants. As of the date of this proxy statement/prospectus, 85,000 Incentive Warrants are currently outstanding, which are immediately exercisable and will expire on June 30, 2025.
Transfer Agent and Warrant Agent
The transfer agent for the New PubCo Common Shares in the United States is expected to be Continental Stock Transfer & Trust Company. Each person investing in New PubCo Common Shares to be held through Computershare must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a shareholder of New PubCo.
For as long as any New PubCo Common Shares are listed on Nasdaq or on any other stock exchange operating in the United States, the laws of the State of New York will apply to the property law aspects of the New PubCo Common Shares reflected in the register administered by New PubCo’s transfer agent.
New PubCo will list the New PubCo Common Shares in registered form and such New PubCo Common Shares, through New PubCo’s transfer agent, will not be certificated. Upon formation, we expect New PubCo to appoint Continental Stock Transfer & Trust Company as its agent to maintain the shareholders’ register of New PubCo on behalf of the New PubCo Board and to act as transfer agent and registrar for the New PubCo Common Shares. The New PubCo Common Shares will be traded on Nasdaq in book-entry form.
The warrant agent for the New PubCo Warrants is expected to be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
Rule 144
Subject to the below, pursuant to Rule 144, a person who has beneficially owned restricted shares of FIAC Common Stock or FIAC Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of FIAC’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) FIAC is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as FIAC was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of FIAC Common Stock for at least six months but who are its affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	1% of the total number of Class A Common Stock (or after the Closing, New PubCo Common Shares) then outstanding; or
•
the average weekly reported trading volume of the Class A Common Stock (or after the Closing, New PubCo Common Shares) then during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by FIAC’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about FIAC.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, FIAC’s Initial Stockholders will be able to sell their Class B Common Stock and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after FIAC has completed its initial business combination.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of the outstanding FIAC Common Stock shares as of June 28, 2024 (pre-Business Combination) and the currently expected ownership of New PubCo Common Shares upon the Closing of the Business Combination by:
•	each person known by FIAC to be the beneficial owner of more than 5% of any class of FIAC Common Stock as of June 28, 2024;
•	each person known by FIAC who is expected to become the beneficial owner of more than 5% of the New PubCo Common Shares upon the Closing of the Business Combination;
•	each of FIAC’s current executive officers and directors;
•	each person who is currently expected to become an executive officer or director of the Combined Company upon the Closing of the Business Combination;
•	all of FIAC’s current directors and executive officers as a group; and
•	all of New PubCo’s currently expected directors and executive officers following consummation of the Business Combination as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants, within 60 days. Shares subject to warrants that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding such warrant for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to FIAC, FIAC believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
In the table below, percentage ownership after the Business Combinations assumes (i) the issuance of     shares of Class A Common Stock in the PIPE Financing and there is no additional PIPE Financing after the execution date of the Initial Business Combination Agreement, (ii) the issuance of 5,143,087 New PubCo Common Shares pursuant to the Business Combination Agreement, (iii) a Reverse Split Factor of 0.4286 (based on the closing price of the Subordinated Voting Company Shares on the Cboe Canada, as of June 28, 2024, converted into United States dollars based on the Bank of Canada daily exchange rate as of June 28, 2024), and (iv) two scenarios: (a) no shares of Class A Common Stock are redeemed and (b) the maximum number of shares of Class A Common Stock are redeemed (i.e., 1,717,578 shares of Class A Common Stock are redeemed). The beneficial ownership percentages set forth below do not take into account the issuance of any shares upon completion of the Business Combination under the Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex F.
Unless otherwise indicated, FIAC believes that all persons named in the table have sole voting and investment power with respect to all FIAC common stock beneficially owned by them.
See “Unaudited Pro Forma Combined Financial Information” for information with respect to assumptions underlying New PubCo share calculations, ownership percentages and redemption scenarios.

Pre-Business Combination Beneficial Ownership Table
	Prior to the Business Combination(2)		After the Business Combination(1)
			No Redemptions		Maximum Redemption
Name of Beneficial Owners	Number of Shares	%	Number of Shares	%	Number of Shares	%
Five Percent Holders Prior to the Business Combination(3)
Focus Impact Sponsor, LLC(2)(4)	5,750,000	20.0	2,218,011	30.3	2,218,011	33.3
Directors and Executive Officers Prior to the Business Combination(3)
Carl Stanton(5)	—	—	—	—	—	—
Ernest Lyles(5)	—	—	—	—	—	—
Howard Sanders(5)	—	—	—	—	—	—
Troy Carter(5)	—	—	—	—	—	—
Dawanna Williams(5)	—	—	—	—	—	—
Wray Thorn(5)	—	—	—	—	—	—
Dia Simms(5)	—	—	—	—	—	—
All directors and executive officers as a group prior to the Business Combination (7 persons)	—	—	—	—	—	—
Directors and Executive Officers After the Business Combination(6)
Sunny Trinh(7)	—	—	414,003	4.6	414,003	5.1
David Goertz	—	—	—	—	—	—
Chris Merkel(8)	—	—	11,778	*	11,778	*
Bryan Went(9)	—	—	11,778	*	11,778	*
Wray Thorn(5)	—	—	—	—	—	—
Carl Stanton(5)	—	—	—	—	—	—
Michael Max Bühler(10)	—	—	8,566	*	8,566	*
Stephen Kukucha(11)	—	—	19,629	*	19,629	*
Jamila Piracci(12)	—	—	11,778	*	11,778	*
Ray Quintana(13)	—	—	19,629	*	19,629	*
Tom Anderson(14)	—	—	3,338,787	39.0	3,338,787	42.8
All directors and executive officers as a group after the Business Combination (11 individuals)	—	—	3,835,948	44.5	3,835,948	49.0
Five Percent Holders After the Business Combination
Focus Impact Sponsor, LLC(2)(4)	5,750,000	20.0	2,218,011	30.3	2,218,011	33.3
Devvio, Inc.(15)	—	—	3,319,158	38.8	3,319,158	42.7

*	Less than one percent.
(1)
Assumes a Reverse Split Factor of 0.4286, based on the closing price of the Subordinated Voting Company Shares on the Cboe Canada, as of June 28, 2024, converted into United States dollars based on the Bank of Canada daily exchange rate as of June 28, 2024.

(2)
Interests shown for the period prior to the Business Combination consist of 5,000,000 shares of Class A Common Stock and 750,000 shares of Class B Common Stock. In the Sponsor Side Letter, Sponsor agreed to forfeit 575,000 shares of Class B Common Stock upon the Closing of the Business Combination. Such shares of Class B Common Stock are convertible into shares of Class A Common Stock at the Reverse Split Factor, subject to adjustment, as more fully described under the heading “Description of Securities – Founder Shares” of the final prospectus (File No. 333-255448), filed in connection with the FIAC IPO.

(3)	Unless otherwise noted, the business address of each of the following entities or individuals is 1345 Avenue of the Americas, 33rd Floor, New York, NY, 10105.
(4)
Sponsor is governed by a four-member board of managers composed of Carl Stanton, Ernest Lyles, Howard Sanders and Wray Thorn. Each manager has one vote, and the approval of a majority of the managers is required to approve an action of Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to Sponsor. Based upon the foregoing analysis, no individual manager of Sponsor exercises voting or dispositive control over any of the securities held by our sponsor, even those in which such manager directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. Carl Stanton, Ernest Lyles, Howard Sanders and Wray Thorn, individually and together with their controlled affiliates, collectively, own approximately 43.8% of the membership interests in Sponsor. In the Sponsor Side Letter, Sponsor agreed to forfeit 575,000 Founders Shares upon the Closing of the Business Combination. This does not give effect to the (a) 4,800,332 shares of Class A Common Stock underlying the 4,800,332 Private Placement Warrants that are held by Sponsor and (b) up to 1,500,000 shares of Class A Common Stock underlying the FIAC Warrants pursuant to any Working Capital Loans. Assuming the exercise of all Private Placement Warrants and other FIAC Warrants held by Sponsor (and all other sources of possible dilution), Sponsor’s beneficial ownership interest in New PubCo would be approximately 11.9% under the No Redemption Scenario and 11.5% under the Maximum Redemption Scenario subject to the assumptions described under the section titled “Unaudited Pro Forma Combined Financial Information”.
(5)
Does not include any shares indirectly owned by this individual as a result of his membership interest in Sponsor. Sponsor’s officers and directors are deemed to be FIAC’s “promoter” as such term is defined under federal securities laws.

(6)	Unless otherwise noted, the business address of each of the following entities or individuals is 2133-1177 West Hastings Street Vancouver, BC V6E 2K3.
(7)	Represents 414,003 shares of New PubCo Common Stock underlying 414,003 Converted RSUs.
(8)	Represents 11,778 shares of New PubCo Common Stock underlying 11,778 Converted RSUs.
(9)	Represents 11,778 shares of New PubCo Common Stock underlying 11,778 Converted RSUs.
(10)	Represents 8,566 shares of New PubCo Common Stock issuable upon the exercise of 8,566 Converted Options.
(11)	Represents 19,629 shares of New PubCo Common Stock issuable upon the exercise of 19,629 Converted Options.
(12)	Represents 11,778 shares of New PubCo Common Stock issuable upon the exercise of 11,778 Converted Options.
(13)	Represents 19,629 shares of New PubCo Common Stock issuable upon the exercise of 19,629 Converted Options.
(14)
Consists of (a) 19,629 shares of New PubCo Common Stock issuable upon the exercise of 19,629 Converted Options held by Mr. Anderson and (b) 3,319,158 shares of New PubCo Common Stock issuable upon conversion of 4,650,000 Multiple Voting Company Shares in connection with the closing of the Business Combination and directly beneficially owned by Devvio. Mr. Anderson is the founder and chief executive officer of Devvio and as a result, may be deemed to indirectly beneficially own the shares of New PubCo Common Stock that are directly beneficially owned by Devvio. Mr. Anderson disclaims beneficial ownership other than to the extent of any pecuniary interest he may have therein. The business address of Devvio is 6300 Riverside Plaza Ln NW, Suite 100, Albuquerque, NM 87120.

(15)
Consists of 3,319,158 shares of New PubCo Common Stock issuable upon conversion of 4,650,000 Multiple Voting Company Shares in connection with the closing of the Business Combination. The business address of Devvio is 6300 Riverside Plaza Ln NW, Suite 100, Albuquerque, NM 87120.

MANAGEMENT AFTER THE BUSINESS COMBINATION
Management and Board of Directors
The following persons are expected to be elected or appointed by the FIAC Board to serve as executive officers and directors of the Combined Company following the Business Combination.
Name	Age	Position(s)
Executive Officers:
Sunny Trinh	53	Chief Executive Officer
David Goertz	44	Chief Financial Officer
Chris Merkel	57	Chief Operating Officer
Bryan Went	45	Chief Revenue Officer
Director Nominees:
Wray Thorn(1)	52	Director Nominee
Carl Stanton(1)	56	Director Nominee
Michael Max Bühler(2)	50	Director Nominee
Stephen Kukucha(2)	56	Director Nominee
Jamila Piracci(2)	51	Director Nominee
Ray Quintana(2)	61	Director Nominee
Tom Anderson(2)	49	Director Nominee
(1)	FIAC designee.
(2)	DevvStream designee.
Information regarding the executive officers, key employees, and directors following the Business Combination is set forth below:
Executive Officers
Sunny Trinh
Mr. Sunny Trinh is expected to serve as Chief Executive Officer of New PubCo following completion of the Business Combination. Mr. Trinh has served as Chief Executive Officer of DevvStream for the past two years and brings over 25 years of experience in the technology sector and directly in developing new verticals in ESG and carbon markets. Mr. Trinh also served as the Chief Digital Alchemist for Devvio, where he utilized their blockchain technology to develop solutions and new business models in the ESG and carbon markets. Mr. Trinh continues to advise Devvio in an informal capacity, and also advises Envviron SAS in an informal capacity regarding ESG matters. Prior to DevvStream, Mr. Trinh led innovation as the vice president of Strategic Partnerships and Ecosystem at Avnet Inc. (AVT: NASDAQ). He was also the chief operating officer for Jooster and vice president of sales for Arrow Electronics (ARW: NYSE) where he led the design team for a Corvette driven by a quadriplegic. Mr. Trinh also co-founded and served as Chief Executive Officer for 9:Fish Surfboards and was an adjunct professor for California Lutheran University’s master’s in business administration program, where he started the school’s technology tract. He also holds a patent on electronic accessories for cell phones. Mr. Trinh received his bachelor’s degree and master’s degree in engineering from Harvey Mudd College and his master’s in business administration from California Lutheran University.
David Goertz
Mr. David Goertz is expected to serve as the Chief Financial Officer of New PubCo following the completion of the Business Combination. Mr. Goertz has served as the Chief Financial Officer of DevvStream since November 2022. Mr. Goertz is a partner with Dale Matheson Carr-Hilton Labonte, LLP Chartered Professional Accountants, where he has worked since 2005 and became a partner in 2011. Mr. Goertz provides accounting, assurance, taxation and business advisory services to private and public companies, not-for-profit organizations and incorporate professionals. Mr. Goertz has an extensive background in public company operations, restructurings, acquisitions and initial public offerings. Mr. Goertz also has a specialized knowledge of the manufacturing, mining, real estate and technology industries. Mr. Goertz received his bachelor’s degree from the University of Victoria and has been a Chartered Professional Accountant since 2004.

Chris Merkel
Mr. Chris Merkel is expected to serve as the Chief Operating Officer of New PubCo following the completion of the Business Combination. Mr. Merkel has served as the Chief Operating Officer of DevvStream since December 2021. Prior to joining DevvStream, Mr. Merkel spent 24 years managing strategic customers, growing technical services verticals and held sales leadership roles at Avnet (AVT: NASDAQ) and Arrow Electronics (ARW:NYSE). He has engaged with companies at every stage, from pre-funded startups to global enterprises in markets such as the internet-of-things, consumer, industrial and medical. Mr. Merkel spent five years with Sierra Pacific Industries in a general sales and operations management role. Mr. Merkel has over 30 years of sales, operations and general management experience successfully managing diverse teams and projects.
Bryan Went
Mr. Bryan Went is expected to serve as the Chief Revenue Officer of New PubCo following the completion of the Business Combination. Mr. Went has served as the Chief Revenue Officer of DevvStream since February 2022, and oversees corporate partnerships and the global project pipeline expansion. Mr. Went is the co-founder and co-chief executive officer of Matter Labs, a corporate innovation lab that focuses on solving problems in the technology industry at a local level. He also serves on the board of directors at FATHOMWERX, a public-private consortium and technical innovation lab located in Ventura County, California. Mr. Went has approximately 15 years of experience as a founder, executive and investor in sustainability and blockchain technologies.
Non-Employee Directors
Wray Thorn
Mr. Wray Thorn is expected to serve as a Director of New PubCo following the completion of the Business Combination. Mr. Thorn is a Partner and Co-Founder of Focus Impact Partners, LLC and currently serves as the Chief Investment Officer of Focus Impact Acquisition Corp. He also serves as the Chief Investment Officer and a director of Focus Impact BH3 Acquisition Company, a special purpose acquisition corporation (Nasdaq: BHAC). Mr. Thorn is also the Founder and Chief Executive of Clear Heights Capital and a Board Member of Skipper Pets, Inc. Previously, Mr. Thorn was Managing Director and Chief Investment Officer - Private Investments at Two Sigma Investments, where he architected and led the firm’s private equity (Sightway Capital), venture capital (Two Sigma Ventures) and impact (Two Sigma Impact) investment businesses and was a leader in the creation of Hamilton Insurance Group and the incubation of Two Sigma’s insurance technology activities. With approximately three decades of experience as a chief investment officer, investment leader and lead director, Mr. Thorn has firsthand knowledge of investment firm leadership, private investing company value creation, asset allocation strategy and practice and risk management frameworks. Mr. Thorn has built and led businesses to source, structure, finance and make private investments, to allocate and risk manage capital across private investment strategies and to help companies, organizations and executives realize their growth and development objectives. Mr. Thorn has also been at the forefront of proactive impact investing and applying data and technology to innovate private investing. Mr. Thorn also serves as Co-Chair of the Board of Youth, INC, as Vice Chair of the Board and Chair of the Investment Committee for Futures and Options, as a grant monitor and event committee chair for Hour Children, and as an Associate of the Harvard College Fund.
Carl Stanton
Mr. Carl Stanton is expected to serve as a Director of New PubCo following the completion of the Business Combination. Mr. Stanton is a Partner and Co-Founder of Focus Impact Partners, LLC and currently serves as the Chief Executive Officer. He also serves as the Chief Executive Officer and a director of Focus Impact BH3 Acquisition Company, a special purpose acquisition corporation (Nasdaq: BHAC). Mr. Stanton brings nearly three decades of experience in leading companies across transformative Private Equity/Alternative Asset management with a proven track record in creating shareholder value. Mr. Stanton has unique knowledge and skills across all facets of Asset Management. He is a team builder and has managed and co-led two Alternative Asset Management firms totaling over $4.5 billion AUM, and has delivered best-in-class investment performance results along with colleagues over multiple funds. He has advised CEOs, CFOs, and boards of directors of multiple companies and spread managerial, financial, and strategic best practices with demonstrated expertise in value creation strategies including revenue growth strategies, industry transformation, cost control, supply chain management, and technology best practices. Mr. Stanton has also served as Board Member to more than 15 portfolio companies across Industrial Products & Services, Transportation & Logistics and Consumer industries; including his current role as a Board Member of Skipper Pets, Inc.
Michael Max Bühler
Mr. Michael Max Bühler is expected to serve as a Director of New PubCo following the completion of the Business Combination. Mr. Bühler is a member of various international committees, including the T20/G20 Task Force on Infrastructure Investment and the OECD Blue Dot Network. Mr. Bühler is actively involved in the formation of a data cooperative for the construction industry and sits on the board of the International Resilience and Sustainability (inRES) Partnership, supporting Botswana’s digital transformation. Currently, Mr. Bühler is a Professor of Construction Business Management at the University of Applied Sciences in Constance, Germany, with research interests in infrastructure planning and global challenges. Previously, he led initiatives at the World Economic Forum and worked with Deloitte in Vancouver. He also held roles at Bilfinger Berger in North America. He has over 25 years of experience in construction and real estate. Mr. Bühler has a PhD in civil engineering and an MBA with finance and accounting specialization.
Stephen Kukucha
Mr. Stephen Kukucha is expected to serve as a Director of New PubCo following the completion of the Business Combination. Mr. Kukucha is a partner at PacBridge Partners with over twenty years of experience in clean technology, renewable power, investing and their intersection with public policy. At PacBridge Capital Partners, he specializes in providing early stage and growth capital to companies seeking to take disruptive technologies and build scalable businesses. PacBridge is based in Hong Kong and Vancouver and invests in opportunities globally, with a particular focus in Asia and North America. As well, Stephen also serves as a Senior Advisor to Fort Capital Partners, focusing on origination of M&A, capital raising and advisory transactions. Prior to his current roles, Mr. Kukucha practiced law and was in a leadership position at Ballard Power Systems - leading their global External Affairs group (including emerging market business development in Asia). Following Ballard, Mr. Kukucha founded both a renewable power company and a strategic advisory firm. Mr. Kukucha also served as Chief Executive Officer and a director of CERO Technologies from April 2023 to June 2024, and as a director of Sustainable Development Technology Canada (SDTC) from March 2021 to May 2024. Mr. Kukucha has a Bachelor of Arts from the University of British Columbia and a Bachelor of Laws from the University of New Brunswick and graduated from the ICD-Rotman, Directors Education Program and became a member of the Institute of Corporate Directors, ICD.D.
Jamila Piracci
Ms. Jamila Piracci is expected to serve as a Director of New PubCo following the completion of the Business Combination. Ms. Piracci is the Founder of Roos Innovations, a financial services and commodities consultancy firm. She also serves on the boards of the Futures Industry Association and Fiùtur Information Exchange Inc., and is a member of the advisory boards of Hidden Road and Itegriti Corporation. Prior to becoming a consultant, Ms. Piracci led the National Futures Association’s regulatory program from 2011 to 2019, overseeing swap dealers under the Dodd-Frank Act, including creating NFA’s program. Ms. Piracci previously worked at the Federal Reserve Bank of New York, where she was an attorney with a primary focus on orderly liquidation authority and resolution planning under the Dodd-Frank Act, as well as on market and other developments pertaining to OTC derivatives. Ms. Piracci also spent nearly a decade advising a range of OTC derivatives market participants, including dealer banks, investment managers, and energy firms. In addition, she was an Assistant General Counsel at the International Swaps and Derivatives Association, where she chaired working groups developing market documentation and best practices primarily in the credit derivatives area. Ms. Piracci received her J.D. from Cornell Law School and MBA from the S.C. Johnson Graduate School of Management at Cornell University. Ms. Piracci earned her B.A. from Harvard-Radcliffe College at Harvard University.
Ray Quintana
Mr. Ray Quintana is expected to serve as a Director of New PubCo following the completion of the Business Combination. Mr. Quintana currently serves as CEO and President of Envviron SAS, a French wealth management company, and as CEO and President of the Forevver Association, a Swiss Non-Profit focused on investing and creating positive impact in the ESG space. Prior to the Forevver Association, Mr. Quintana was the Global President and a Board Member of Devvio. His responsibilities include assisting the Chairman and CEO develop and execute the company’s strategic plan. He was also involved in connecting investors, partners, customers and team members with Devvio. Mr. Quintana has also held strategy and corporate development positions for a number of technology companies including Texas Instruments and Robert Bosch Corporation and has served on the board of directors of Sarcos, Bayotech, Trilumina, Eurekite, OPNT, Clearflight Solutions, Masterson Industries, SoundEnergy and LeverageRock. Mr. Quintana was a CGMS Fellow at the University of Michigan, Ross School of Business where he received his MBA in Corporate Strategy & Strategic Finance.
Tom Anderson
Mr. Tom Anderson is expected to serve as a Director of New PubCo following the completion of the Business Combination. Mr. Anderson is an entrepreneur and businessman with experience in fundraising, securities, and Fintech applications. Mr. Anderson also has experience in intellectual property, start-up growth, robotics, scientific visualization, mobile apps, video game technology, virtual reality, artificial intelligence, and user interface design. Mr. Anderson founded Novint Technologies, a robotics company involved in the development of consumer 3D touch devices. At Novint, he was involved in capital raising activities and oversaw Novint’s operations, including technical, marketing, sales, HR, legal, and intellectual property efforts. Mr. Anderson also assisted in the development of business plans, business models and other development projects while at Novint and was involved with the company’s going public process. Mr. Anderson then served in various roles at Novint including CEO and CFO until October 2011. Mr. Anderson, then founded Devvio. At Devvio, he designed and patented a blockchain protocol used for Fintech and financial exchange use cases and also designed and patented blockchain technologies relating to privacy, identity verification, smart contracts and Fintech application user interfaces. Mr. Anderson is the winner of an NMSBA Innovation Award, a Sandia National Laboratories Entrepreneurial Spirit Award, Consumer Electronics Show (CES) Innovations Award, an R&D 100 Award, a Federal Laboratory Consortium (FLC) award and 2002 Time Magazine Coolest Technology of the Year Award. Mr. Anderson graduated with a Master of Science in Electrical Engineering from the University of Washington and holds a Bachelor of Science (Magna Cum Laude) from the University of New Mexico.
Board of Directors
Director Independence
Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors and of certain board committees. Following the Business Combination, the New PubCo Board will review the composition and committees of the New PubCo Board and the independence of each director.
Committees of the Board of Directors
The New PubCo Board will have the authority to appoint committees to perform certain management and administration functions. Upon the Closing, the New PubCo Board is expected to have a standing audit committee, compensation committee, and nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the New PubCo Board. Following the Closing, the charters for each of these committees will be available on the Combined Company’s website.
Audit Committee
The audit committee of the New PubCo Board is expected to consist of Michael Max Bühler, Stephen Kukucha and Jamila Piracci. The FIAC Board has determined that each proposed member is independent under the Nasdaq listing standards and Rule 10A-3(b)(1) under the Exchange Act. The chairperson of the audit committee is expected to be Michael Max Bühler. Following the Business Combination, the New PubCo Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq.

The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:
•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Combined Company’s financial statements;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing policies on risk assessment and risk management;
•	reviewing related party transactions;
•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes the Combined Company’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.
Compensation Committee
The compensation committee of the New PubCo Board is expected to consist of Jamila Piracci, Stephen Kukucha, Ray Quintana, Tom Anderson and Carl Stanton. The FIAC Board has determined each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of the compensation committee is expected to be Jamila Piracci. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.
Specific responsibilities of the compensation committee will include:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to the Combined Company’s Chief Executive Officer’s compensation, evaluating the Combined Company’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Combined Company’s Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of the Combined Company’s other executive officers;
•	reviewing and recommending to the New PubCo Board the compensation of the Combined Company’s directors;
•	reviewing the Combined Company’s executive compensation policies and plans;
•
reviewing and approving, or recommending that the New PubCo Board approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for the Combined Company’s executive officers and other senior management, as appropriate;

•	administering the Combined Company’s incentive compensation equity-based incentive plans;
•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;
•	assisting management in complying with the Combined Company’s proxy statement and annual report disclosure requirements;

•	if required, producing a report on executive compensation to be included in the Combined Company’s annual proxy statement;
•	reviewing and establishing general policies relating to compensation and benefits of the Combined Company’s employees; and
•	reviewing the Combined Company’s overall compensation philosophy.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee of the New PubCo Board is expected to consist of Stephen Kukucha, Jamila Piracci, Ray Quintana and Carl Stanton. The FIAC Board has determined each proposed member is independent under Nasdaq listing standards. The chairperson of the nominating and corporate governance committee is expected to be Stephen Kukucha.
Specific responsibilities of the nominating and corporate governance committee include:
•	identifying, evaluating and selecting, or recommending that the New PubCo Board approves, nominees for election to the New PubCo Board;
•	evaluating the performance of the New PubCo Board and of individual directors;
•	reviewing developments in corporate governance practices;
•	evaluating the adequacy of the Combined Company’s corporate governance practices and reporting;
•	reviewing management succession plans; and
•	developing and making recommendations to the New PubCo Board regarding corporate governance guidelines and matters.
Code of Business Conduct and Ethics
The Combined Company will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Following the Closing, the Code of Business Conduct and Ethics will be available on the Combined Company’s website at https://www.devvstream.com. Information contained on or accessible through such website is not a part of this proxy statement/prospectus, and the inclusion of the website address in this proxy statement/prospectus is an inactive textual reference only. The Combined Company intends to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.
Compensation Committee Interlocks and Insider Participation
None of Combined Company’s expected executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on either company’s compensation committee.

EXECUTIVE AND DIRECTOR COMPENSATION OF DEVVSTREAM
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “DevvStream,” “we,” “us” or “our” refers to DevvStream Holdings Inc. prior to the consummation of the Business Combination and to the Combined Company and its consolidated subsidiaries following the Business Combination. As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies” and “smaller reporting companies” as such terms are defined in the Securities Act and the Exchange Act, and the rules promulgated thereunder.
Summary Compensation Table
The following table presents information regarding the compensation paid by DevvStream to Sunny Trinh, our Chief Executive Officer, David Goertz, our Chief Financial Officer, and Bryan Went, our Chief Revenue Officer, during the fiscal year ended July 31, 2023. We refer to these individuals as our “named executive officers.”
Name and Position	Year	Salary ($USD)	Bonus ($USD)	Stock Awards ($USD)	Option Awards ($USD)	Non-Equity Annual Incentive Plan Compensation ($USD)	Non-Equity Long Term Incentive Plan Compensation ($USD)	All Other Compensation ($USD)	Total ($USD)
Sunny Trinh Chief Executive Officer	2023	250,000	—	906,863	—	—	—	—	1,156,863
Chris Merkel Chief Operating Officer	2023	180,000	—	32,062	—	—	—	—	212,062
Bryan Went Chief Revenue Officer	2023	180,000	—	54,720	—	—	—	—	234,720
Narrative to the Summary Compensation Table
2023 Annual Base Salary
We pay our named executive officers a base salary to compensate them for services rendered to DevvStream. The base salary payable to our named executive officers is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
Equity Compensation
We have granted stock options to our employees, including our named executive officers, under the Equity Incentive Plan in order to attract and retain them, as well as to align their interests with the interests of our shareholders. Equity awards are granted to executives and employees taking into account a number of factors, including the amount and term of awards previously granted, base salary and bonuses and competitive factors.
In connection with the Business Combination, and subject to approval by FIAC’s stockholders, we will adopt the Equity Incentive Plan. If approved by FIAC’s stockholders, the Equity Incentive Plan will be effective as of the date immediately preceding the Closing. For additional information about the Equity Incentive Plan, see the section titled “The Incentive Plan Proposal (Proposal 6)” section of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached hereto as Annex F.
Pension Plan Benefits
We do not have any pension plans for our directors, officers or employees.
Perquisites and Other Personal Benefits
We determine perquisites on a case-by-case basis and will provide a perquisite to a named executive officer when we believe it is necessary to attract or retain the named executive officer. We did not provide any perquisites or personal benefits to our named executive officers not otherwise made available to our other employees in 2023.
Executive Compensation Arrangements
Employment Agreements
We previously entered into employment agreements with Mr. Trinh, Mr. Merkel and Mr. Went that set forth the terms and conditions of their employment, including initial base salary as well as other compensation elements.

Under the terms of Mr. Trinh’s employment agreement, in connection with a termination of his employment from the Company without “Just Cause” (as defined therein), subject to his execution of a release of claims in favor of the Company, Mr. Trinh is entitled to receive (i) 18 months’ notice (or, at the Company’s discretion, payment of 18 months’ base salary in lieu of notice) and (ii) accelerated vesting of all unvested equity awards which would have otherwise vested over the 18-month period following his termination date.
The employment agreement with Mr. Went provides that, in connection with a termination of his employment from the Company without “Just Cause” (as defined therein), subject to his execution of a release of claims in favor of the Company, he is entitled to receive 12 months’ notice (or, at the Company’s discretion, payment of 12 months’ base salary in lieu of notice).
Under the terms of Mr. Merkel’s employment agreement, in connection with a termination of his employment from the Company without “Just Cause” (as defined therein), subject to his execution of a release of claims in favor of the Company, Mr. Merkel is entitled to receive (i) 12 months’ notice (or, at the Company’s discretion, payment of 12 months’ base salary in lieu of notice) and (ii) accelerated vesting of all unvested equity awards which would have otherwise vested over the 12-month period following his termination date.
The employment agreements do not provide for any change in control or other post-transaction or post-termination payments. We have not previously offered or had in place for our named executive officers any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control.
Director Compensation
We have not historically maintained a formal non-employee director compensation program but have made stock and option grants to non-employee directors when determined appropriate. Additionally, we provide reimbursement to our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and its committees.
In April 2024, the compensation committee of our board of directors approved additional cash compensation of $3,000 per month for the period from April 2023 to April 2024, or $36,000 in the aggregate, to be paid to each of Mr. Bühler, Mr. Kukucha and Ms. Piracci following the consummation of the Business Combination. We intend to approve and implement a compensation program for our non-employee directors, to be effective in connection with the consummation of the Business Combination.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
FIAC
Class B Common Stock
In March 2021, the Sponsor acquired 7,187,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the FIAC IPO. The per share purchase price of the Founder Shares was determined by dividing the amount of cash contributed to FIAC by the aggregate number of Founder Shares issued. In October 2021, the Sponsor surrendered 1,437,500 Founder Shares resulting in the Sponsor holding 5,750,000 Founder Shares. On December 21, 2023, the Sponsor converted 5,000,000 shares of Class B Common Stock into Class A Common Stock pursuant to the FIAC Charter, resulting in the Sponsor holding 750,000 shares of Class B Common Stock. The Founder Shares will automatically convert into shares of Class A Common Stock upon consummation of the Business Combination at the Reverse Split Factor, subject to certain adjustments. In the Sponsor Side Letter, Sponsor agreed to forfeit an additional 575,000 Founder Shares upon consummation of the Business Combination, which shares will be automatically cancelled for no consideration therefor. Additionally, pursuant to the Sponsor Side Letter, Sponsor waived any right to adjustment or other anti-dilution protections with respect to the rate at which the Founder Shares convert into other shares of FIAC Common Stock or New PubCo Common Shares.
The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination; or (B) subsequent to the initial business combination, (x) if the closing price of the FIAC’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading-day period commencing at least 150 days after the initial business combination, or (y) the date on which FIAC completes a liquidation, merger, stock exchange or other similar transaction that results in all of FIAC’s stockholders having the right to exchange their Public Shares for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the FIAC IPO, the Sponsor, pursuant to a written agreement, purchased 11,200,000 Private Placement Warrants for a purchase price of $1.00 per warrant in the Private Placement. Each Private Placement Warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share. The Private Placement Warrants (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
Promissory Notes
No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, officers and directors or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
Prior to the closing of our IPO, the Sponsor agreed to loan us up to $300,000 to be used for a portion of the expenses of our IPO. The loan was repaid upon the closing of our IPO out of the offering proceeds not held in the Trust Account.
In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of FIAC’s officers and directors may, but are not obligated to, loan FIAC funds as may be required (the “Working Capital Loans”). If FIAC completes an initial business combination, FIAC would repay such loaned amounts out of the proceeds of the Trust Account released to FIAC. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the initial business combination does not close, FIAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. On May 9, 2023, FIAC issued the Promissory Note to the Sponsor, and the Sponsor funded the initial principal amount of $487,500.
On August 1, 2023, FIAC drew $162,500 pursuant to the Promissory Note, which funds FIAC deposited into the Trust Account for its public stockholders. These deposits enabled FIAC to extend the Termination Date from August 1, 2023 to September 1, 2023. On September 1, 2023, FIAC drew $162,500 pursuant to the Promissory Note, which funds FIAC deposited into the Trust Account for its public stockholders. This deposit enabled FIAC to extend the Termination Date from September 1, 2023 to October 1, 2023. On October 1, 2023, FIAC drew $162,500 pursuant to the Promissory Note, which funds FIAC deposited into the Trust Account for its public stockholders. This deposit enabled FIAC to extend the Termination Date from October 1, 2023 to November 1, 2023. On November 1, 2023, FIAC drew $162,500 pursuant to the Promissory Note, which funds FIAC deposited into the Trust Account for its public stockholders. This deposit enabled FIAC to extend the Termination Date from November 1, 2023 to December 1, 2023. On November 30, 2023, FIAC drew $162,500 pursuant to the promissory note underlying the Second Sponsor Working Capital Loan, which funds FIAC deposited into the Trust Account for its public stockholders. This deposit enabled FIAC to extend the Termination Date from December 1, 2023 to January 1, 2024. In connection with the Second Extension Meeting, FIAC’s Sponsor agreed that if the Second Extension Proposal was approved, the Sponsor would deposit into the Trust Account the lesser of (a) $120,000 and (b) $0.06 per share of Class A Common Stock that was not redeemed in connection with the Second Extension Meeting. Because the Second Extension Proposal was approved, the Sponsor deposited $103,055 into the Trust Account, and the Termination Date was extended to April 1, 2024 (unless further extended). These extensions were permitted under the FIAC Charter and provided FIAC with additional time to complete its initial business combination. We also drew $50,000, $100,000, $187,500 and $25,000 in September 2023, October 2023, November 2023 and December 2023, respectively, pursuant to the Promissory Note for working capital.
On November 30, 2023, FIAC issued a promissory note underlying the Second Sponsor Working Capital Loan to the Sponsor. On the same date, the Sponsor funded an initial principal amount of $170,000. Further, in December 2023, we withdrew $205,000 pursuant to the Second Promissory Note for working capital.
Other Relationships
After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the Combined Company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
We have entered into a registration rights and stockholder rights agreement pursuant to which the Sponsor will be entitled to certain registration rights with respect to the Private Placement Warrants, the warrants issuable upon conversion of Working Capital Loans (if any) and the Class A Common Stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares, and, upon consummation of our initial business combination, to nominate three individuals for election to our board of directors, which is described under the section of the final prospectus filed on October 29, 2021 titled “Description of Securities — Registration and Stockholder Rights.”
Office Space, Secretarial and Administrative Services
FIAC agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support provided to FIAC. Upon completion of the initial business combination or FIAC’s liquidation, FIAC will cease paying these monthly fees. For the three months ended March 31, 2024 and 2023, FIAC incurred $30,000 in administrative support fees. No amounts have been paid for the administrative fee. At March 31, 2024 and December 31, 2023, $270,000 and $240,000 was reported on the condensed balance sheets under due to related party for this fee, respectively.

Sponsor Side Letter
In connection with signing the Initial Business Combination Agreement, FIAC and the Sponsor entered into the Sponsor Side Letter, pursuant to which the Sponsor agreed to forfeit (i) 10% of its Class B Common Stock effective as of the consummation of the SPAC Continuance at the Closing of the Proposed Transactions and (ii) with the Sponsor’s consent, up to 30% of its Class B Common Stock and/or warrants in connection with financing or non-redemption arrangements, if any, entered into prior to consummation of the Business Combination if any, negotiated by the Effective Date. Pursuant to the Sponsor Side Letter, the Sponsor also agreed to (1) certain transfer restrictions with respect to FIAC securities, lock-up restrictions (terminating upon the earlier of: (A) 360 days after the Closing Date, (B) a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their equity for cash, securities or other property or (C) subsequent to the Closing Date, the closing price of the New PubCo Common Shares equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing) and (2) to vote any FIAC Common Stock held by it in favor of the Business Combination Agreement, the Arrangement Resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing.
DevvStream
Devvio Agreement
DevvStream is a party to the Devvio Agreement, pursuant to which DevvStream became Devvio’s principal business partner for project financing for Devvio’s clients in connection with acquiring rights to greenhouse gas emission or climate change-related credits or offsets. A member of DevvStream’s Board, Mr. Tom Anderson, is the chief executive officer of Devvio. Sunny Trinh, Chief Executive Officer of DevvStream, advises Devvio in an informal capacity.
Pursuant to the Devvio Agreement, Devvio became a Core Company Securityholder by virtue of holding 100% of DevvStream's Multiple Voting Company Shares (representing approximately 63.1% of DevvStream's voting rights, on a pre-Business Combination basis, as of the date of this proxy statement/prospectus) in exchange for the License and ROFR. Devvio must also ensure that, during the term of the Devvio Agreement, it does not have an ownership position equal to or greater than 5 percent in any other company listed on a North American stock exchange conducting a similar or competing business to DevvStream’s business. In addition to the Multiple Voting Company Shares, DevvStream paid Devvio CAD $2,500,000 as a prepayment for royalties of sales revenue for transactions using the Devvio Platform. In July 2024, DevvStream agreed to an additional prepaid royalty payment amount of a minimum of $1,000,000, to be paid by August 1, 2025 and $1,270,000 to be paid by August 1, 2026 and 2027.
The term of the Devvio Agreement will continue perpetually unless an event of termination set out below occurs:
(i)
at any time immediately upon notice by one party if the other party is in material breach of the agreement and such material breach is not remedied within forty-five days following notice from the terminating party to the breaching party setting out the reasonable particulars of such breach;

(ii)	starting from 2028, if advance royalty payments fall below $1,000,000 in any year;
(iii)
immediately by either party if the other party is dissolved, has its existence terminated, has a receiver appointed over all or any material part of its property, has an assignment made for the benefit of its creditors, has a petition in bankruptcy made by it or against it, has commenced by or against it any proceedings under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness or composition or extension of indebtedness, in each case where same is not being contested in good faith by such other party;

(iv)
upon a minimum of thirty days’ prior written notice by Devvio to DevvStream in the event that DevvStream fails to actively conduct its Streaming Business (as defined in the Devvio Agreement) for a period of at least six (6) months;

(v)	by either party upon written notice to the other party in the event of a direct or indirect change of control of such other party without the prior written consent of the first party; or

(vi)	as otherwise mutually agreed in writing by the parties.
For more information regarding the Devvio Agreement, see the section of this proxy statement/prospectus titled “Information About DevvStream — Our Business Model — Devvio Platform.”
Convertible Bridge Financing
On November 29, 2023, in connection with the transactions contemplated by the Business Combination Agreement, DevvStream entered into convertible note subscription agreements with Devvio and Focus Impact Partners, LLC (the “2023 Convertible Bridge Note Investors”), pursuant to which DevvStream has borrowed $100,000 from Devvio in exchange for the issuance of an unsecured convertible note (the “Devvio Convertible Bridge Note”) to Devvio and $150,000 from Focus Impact Partners, LLC in exchange for the issuance of an unsecured convertible note (the “Focus Impact Convertible Bridge Note,” and together with the Devvio Convertible Bridge Note, the “2023 Convertible Bridge Notes”) to Focus Impact Partners, LLC.
On January 12, 2024, DevvStream entered into a letter agreement with Focus Impact Partners, LLC, pursuant to which DevvStream amended the terms of the Focus Impact Convertible Bridge Note and borrowed an additional $150,000 from Focus Impact Partners, LLC under the Focus Impact Convertible Bridge Note. On March 29, 2024, DevvStream borrowed an additional $100,000 from Focus Impact Partners, LLC under the Focus Impact Convertible Bridge Note, and on April 19, 2024, DevvStream borrowed an additional $100,000 from Focus Impact Partners, LLC under the Focus Impact Convertible Bridge Note.
On February 28, 2024, DevvStream entered into a convertible note subscription agreement with Envviron SAS (“Envviron,” and together with the 2023 Convertible Bridge Note Investors, the “Convertible Bridge Note Investors”), pursuant to which DevvStream has borrowed $250,000 from Envviron in exchange for the issuance of an unsecured convertible note (the “Envviron Convertible Bridge Note,” and together with the 2023 Convertible Bridge Notes, the “Convertible Bridge Notes”) to Envviron. A member of DevvStream’s Board, Mr. Ray Quintana, is the chief executive officer, president and sole owner of Envviron SAS. Mr. Quintana is also the chief executive officer and president of the Forevver Association. Sunny Trinh, Chief Executive Officer of DevvStream, advises Envviron SAS in an informal capacity regarding ESG matters.
The Convertible Bridge Notes provide for an interest rate of 5.3% per annum, with a maturity date twelve months after the date the principal loan amount is advanced. No payments are due with respect to the principal loan amount or the accrued interest until the maturity date, and no payments of principal or interest have been made on the Convertible Bridge Notes to date.
Upon completion of the Business Combination, the maturity date for the Convertible Bridge Notes will accelerate and the total principal and interest amounts will become repayable within ten business days following the Closing. The principal loan amount and all accrued interest of the Convertible Bridge Notes will be payable in cash, or may be converted, at the holder's sole option, effective immediately upon the Closing, into Subordinated Voting Company Shares.
The number of Subordinated Voting Company Shares into which the Devvio Convertible Bridge Note may be converted into is equal to the quotient obtained by dividing (A)(i) the principal loan amount and all accrued interest divided by (ii) $7.65 by (B) the Common Conversion Ratio. The number of Subordinated Voting Company shares into which the Focus Impact Convertible Bridge Note and the Envviron Convertible Bridge Note may be converted into is equal to the quotient obtained by dividing (A) the principal loan amount and all accrued interest by (B) the price that is a 25% discount to the 20-day volume weighted average trading price of the Subordinated Voting Common Shares on the Cboe Canada (the “VWAP”) on the date of conversion, converted into U.S. dollars based on the Bank of Canada daily exchange rate on the last business day prior to the date of conversion. Thereafter pursuant to and in accordance with the terms of the Business Combination, such Subordinated Voting Common Shares will be exchanged for New PubCo Common Shares. If the number of Subordinated Voting Common Shares issued is greater than the number of Subordinated Voting Common Shares equal to the principal loan amount and all accrued interest (the “Maximum Shares”) divided by the applicable floor price (the “Floor Price”), then the amount of Subordinated Voting Common Shares issued will be equal to the Maximum Shares. The Floor Price applicable to the Devvio Convertible Bridge Note will be CAD$1.03. The Floor Price applicable to the Focus Impact Convertible Bridge Note and the Envviron Convertible Bridge Note will be (A) $2.00 if the Business Combination is completed, and (B) CAD$0.475 if the Business Combination is not completed.

If the Business Combination is not completed, the principal loan amount and all accrued interest for each of the Convertible Bridge Notes will be convertible into units (the “Units”) consisting of one Subordinated Voting Common Shares and one-half of a Subordinated Voting Common Shares purchase warrant. The Units will be convertible at a conversion price per Unit equal to the greater of (i) the 30-day on the date of delivery of a notice of conversion (the “Conversion Date”), converted into U.S. dollars based on the Bank of Canada daily exchange rate on the last business day prior to the Conversion Date, and (ii) the applicable Floor Price. Warrants underlying the Units will carry the right to purchase a Subordinated Voting Common Shares with an exercise price per warrant equal to the greater of (i) 20% premium to such VWAP, and (b) the applicable Floor Price. Any warrants issued pursuant to the Units will expire two years following the Conversion Date.
Company Support & Lock-Up Agreement
In connection with signing the Initial Business Combination Agreement, DevvStream, FIAC and the Core Company Securityholders entered into the Company Support Agreements, dated September 12, 2023, pursuant to which (i) each of the Core Company Securityholders agreed to vote any Company Shares held by him, her or it in favor of the Business Combination Agreement, the Arrangement Resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing, and (ii) each of the Core Company Securityholders has agreed to certain transfer restrictions with respect to DevvStream securities prior to the Effective Time and lock-up restrictions with respect to the New PubCo Common Shares to be received by such Core Company Securityholder under the Business Combination Agreement, which lock-up restrictions are consistent with those agreed to by the Sponsor in the Sponsor Side Letter.
Amended and Restated Registration Rights Agreement
At Closing, it is anticipated that the FIAC, the Sponsor, and the Legacy DevvStream Holders will enter into the Registration Rights Agreement, pursuant to which, among other things, the Legacy DevvStream Holders and the Sponsor will be granted customary registration rights with respect to shares of New PubCo.

APPRAISAL RIGHTS
FIAC stockholders do not have appraisal rights in connection with the Business Combination under the DGCL.
LEGAL MATTERS
Stikeman Elliot LLP has passed on the validity of the New PubCo Common Shares offered by this proxy statement/prospectus. Kirkland & Ellis LLP has passed on the validity of the New PubCo Warrants offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of FIAC as of December 31, 2023 and 2022 and for the years ended December 31, 2023, and 2022 included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report included herein, which report includes an explanatory paragraph about FIAC’s ability to continue as a going concern. Such financial statements have been so included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of DevvStream as of July 31, 2023 and 2022 and for the year ended July 31, 2023 and the period from incorporation on August 27, 2021 to July 31, 2022 included in this proxy statement/prospectus have been audited by MNP LLP an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion, and included in this proxy statement/prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
TRANSFER AGENT AND REGISTRAR
The transfer agent and registrar for FIAC’s securities is Continental Stock Transfer & Trust Company.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, FIAC and servicers that it employs to deliver communications to FIAC’s stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, FIAC will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that FIAC deliver single copies of FIAC’s proxy statement in the future. Stockholders may notify FIAC of their requests by calling or writing FIAC at its principal executive offices at 1345 Avenue of the Americas, 33rd Floor, New York, New York 10105, (212) 213-0243. Following the Business Combination, communications should be sent to 2133 - 1177 W. Hastings Street Vancouver, BC V6E 2K3 British Columbia, Canada.

SUBMISSION OF STOCKHOLDER PROPOSALS
The FIAC Board is aware of no other matter that may be brought before the FIAC Stockholders Meeting. However, if any matter other than the Proposals, or related matters should properly come before such meetings, the persons named in the enclosed proxy will vote proxies in accordance with their judgment on those matters.
Under the laws of the State of Delaware, only business stated in the notice of the special meeting may be transacted at such meeting.
FUTURE SHAREHOLDER PROPOSALS
If the Business Combination is completed, you will be entitled to attend and participate in New PubCo’s annual meetings of shareholders. If New PubCo holds a 2024 annual meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2024 annual meeting will be held. If the 2024 annual meeting of shareholders is held, shareholder proposals will be eligible for consideration by the New PubCo Board for inclusion in the proxy statement for the 2024 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act.
STOCKHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with the FIAC Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Carl Stanton, Chief Executive Officer, Focus Impact Acquisition Corp., 1345 Avenue of the Americas, 33rd Floor, New York, New York 10105. Following the Business Combination, such communications should be sent to Sunny Trinh, Chief Executive Officer, DevvStream Holdings Inc., 2133 - 1177 W. Hastings Street, Vancouver, BC V6E 2K3 British Columbia, Canada. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES UNDER
U.S. SECURITIES LAWS
DevvStream is a corporation incorporated under the laws of the Province of British Columbia, and New PubCo will be a corporation incorporated under the laws of the Province of Alberta. David Goertz, Michael Max Bühler and Stephen Kukucha, each of whom will serve as either a director or an executive officer of New PubCo as of the Closing, reside outside the United States. Some or all of New PubCo’s assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon New PubCo or those persons or to enforce against New PubCo or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action predicated upon civil liability provisions of the federal securities laws of the United States or other laws of the United States.
DevvStream has appointed CT Corporation System as its agent upon whom process may be served in any action brought against DevvStream under the laws of the United States arising out of this offering or any purchase or sale of securities in connection with this offering. In addition, investors should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against New PubCo, its officers or directors, or other said persons, predicated upon the civil liability provisions of the federal securities laws of the United States or other laws of the United States or (ii) would enforce, in original actions, liabilities against New PubCo or such directors, officers or experts predicated upon the federal securities laws of the United States or other laws of the United States. In addition, there is doubt as to the applicability of the civil liability provisions of federal securities laws of the United States to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.
WHERE YOU CAN FIND MORE INFORMATION
FIAC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
FIAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access FIAC’s filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at: http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the FIAC Stockholders Meeting, you should contact FIAC by telephone or in writing at the following address and telephone number:
Carl Stanton
Chief Executive Officer
1345 Avenue of the Americas, 33rd Floor
New York, New York 10105
(212) 213-0243
You may also obtain these documents by requesting them in writing or by telephone from FIAC’s proxy solicitor at the following address and telephone number:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400

If you are a stockholder of FIAC and would like to request documents, please do so by    , in order to receive them before the FIAC Stockholders Meeting. If you request any documents from FIAC, FIAC will mail them to you by first class mail, or another equally prompt means.
All information contained or incorporated by reference in this proxy statement/prospectus relating to FIAC has been supplied by FIAC, and all such information relating to DevvStream has been supplied by DevvStream. Information provided by either FIAC or DevvStream does not constitute any representation, estimate or projection of any other party. DevvStream’s website is https://www.devvstream.com/ The information on this website is neither incorporated by reference into this proxy statement/prospectus, or into any other filings with, or into any other information furnished or submitted to, the SEC.
This document is a proxy statement of FIAC for the FIAC Stockholders Meeting and constitutes a prospectus of FIAC under the Securities Act with respect to the shares of Common Stock to be issued to DevvStream Shareholders under the Business Combination Agreement. FIAC has not authorized anyone to give any information or make any representation about the Business Combination, FIAC or DevvStream that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

DevvStream Holdings Inc. Condensed Consolidated Interim Financial Statements (Unaudited)
Condensed Consolidated Interim Balance Sheets as of April 30, 2024 and July 31, 2023	F-55
Condensed Consolidated Interim Statements of Loss and Comprehensive Loss	F-56
Condensed Consolidated Interim Statements of Changes in Shareholders’ Deficiency	F-57
Condensed Consolidated Interim Statements of Cash Flows	F-58
Notes to the Condensed Consolidated Interim Financial Statements	F-59
DevvStream Holdings Inc. Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID: 1930)	F-74
Consolidated Balance Sheets as of July 31, 2023 and 2022	F-75
Consolidated Statements of Operations and Comprehensive Loss for the year ended July 31, 2023 and for the period from incorporation on August 27, 2021 to July 31, 2022	F-76
Consolidated Statements of Changes in Shareholders' Equity (Deficiency) for the year ended July 31, 2023 and for the period from incorporation on August 27, 2021 to July 31, 2022	F-77
Consolidated Statements of Cash Flows for the year ended July 31, 2023 and for the period from incorporation on August 27, 2021 to July 31, 2022	F-78
Notes to the Consolidated Financial Statements	F-79

FOCUS IMPACT ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2024 (Unaudited)	December 31, 2023
Assets:
Current assets:
Cash	$41,577	$224,394
Restricted cash	—	75,773
Income tax receivable	—	13,937
Prepaid expenses	1,296	4,091
Total current asset	42,873	318,195

Cash held in Trust Account	19,205,223	62,418,210
Total assets	$19,248,096	$62,736,405

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$5,690,852	$4,408,080
Due to Sponsor	270,000	240,000
Franchise taxes payable	49,896	40,030
Income taxes payable	107,344	—
Excise tax payable	2,235,006	2,235,006
Redemption payable	—	43,640,022
Promissory note - related party	2,150,000	1,875,000
Total current liabilities	10,503,098	52,438,138

Warrant liability	1,135,000	454,000
Marketing agreement	150,000	150,000
Total liabilities	11,788,098	53,042,138

Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption, 1,717,578 shares at redemption value of $11.14 and 10.98 per share as of March 31, 2024 and December 31, 2023, respectively	19,074,076	18,853,961

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; 5,000,000 issued and outstanding, (excluding 1,717,578 shares subject to possible redemption), as of March 31, 2024 and December 31, 2023, respectively	500	500
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 750,000 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	75	75
Additional paid-in capital	—	—
Accumulated deficit	(11,614,653)	(9,160,269)
Total stockholders’ deficit	(11,614,078)	(9,159,694)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$19,248,096	$62,736,405
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FOCUS IMPACT ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended March 31,
	2024	2023
Operating costs	$1,687,227	$494,328
Loss from operations	(1,687,227)	(494,328)

Other (Expense) Income
Change in fair value of warrant liabilities	(681,000)	—
Operating account interest income	1,249	5,283
Income from trust account	253,990	2,534,447
Total other (expense) income, net	(425,761)	2,539,730

(Loss) income before provision for income taxes	(2,112,988)	2,045,402
Provision for income taxes	(121,281)	(522,843)
Net (loss) income	$(2,234,269)	$1,522,559

Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	1,717,578	23,000,000
Basic and diluted net (loss) income per share, Class A common stock subject to possible redemption	$(0.30)	$0.05
Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B common stock	5,750,000	5,750,000
Basic and diluted net (loss) income per share, non-redeemable Class A and Class B common stock	$(0.30)	$0.05
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FOCUS IMPACT ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2024
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2024	5,000,000	$500	750,000	$75	$—	$(9,160,269)	$(9,159,694)
Net loss	—	—	—	—	—	(2,234,269)	(2,234,269)
Remeasurement of Class A common stock subject to possible redemption to redemption amount	—	—	—	—	—	(220,115)	(220,115)
Balance as of March 31, 2024	5,000,000	$500	750,000	$75	$—	$(11,614,653)	$(11,614,078)
FOR THE THREE MONTHS ENDED MARCH 31, 2023
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount
Balance as of January 1, 2023	5,750,000	$575	$—	$(9,955,785)	$(9,955,210)
Net income	—	—	—	1,522,559	1,522,559
Remeasurement of Class A common stock subject to possible redemption to redemption amount	—	—	—	(1,961,604)	(1,961,604)
Balance as of March 31, 2023	5,750,000	$575	$—	$(10,394,830)	$(10,394,255)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FOCUS IMPACT ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(2,234,269)	$1,522,559
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Change in fair value of warrant liability	681,000	—
Income from investments held in Trust Account	(253,990)	(2,534,447)
Changes in assets and liabilities:
Prepaid expenses	2,795	96,376
Accounts payable and accrued expenses	1,282,772	138,058
Franchise tax payable	9,866	(13,283)
Due to related party	30,000	30,000
Income taxes payable	121,281	95,314
Net cash used in operating activities	(360,545)	(665,423)

Cash flows from investing activities:
Investments in trust account	(137,406)	—
Funds withdrawn for redemptions	43,640,022	—
Withdrawal of investments held in Trust for taxes	40,134	—
Return of excess withdrawals for taxes	(75,773)	—
Net cash provided by investing activities	43,466,977	—

Cash flows from financing activities:
Redemption of common stock	(43,640,022)	—
Proceeds from issuance of promissory note to related party	275,000	—
Net cash used in financing activities	(43,365,022)	—

Net change in cash	(258,590)	(665,423)
Cash, beginning of the period	300,167	1,426,006
Cash, end of the period	$41,577	$760,583

Supplemental disclosure of cash flow information:
Accretion for Class A common stock to redemption amount	$220,115	$1,961,604
Payment of federal income taxes	$—	427,529
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FOCUS IMPACT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2024
Note 1 - Organization and Business Operations
Organization and General
Focus Impact Acquisition Corp. (the “Company” or “FIAC”) is a blank check company incorporated in Delaware on February 23, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2024, the Company had not commenced any operations. All activity for the period from February 23, 2021 (inception) through March 31, 2024 relates to the Company’s formation and the Initial Public Offering (“IPO”) (as defined below), and since the closing of the IPO, the search for a prospective and consummation of an Initial Business Combination. The Company will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.
Sponsor and Financing
The Company’s sponsor is Focus Impact Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).
The registration statement for the Company’s IPO was declared effective on October 27, 2021 (the “Effective Date”). On November 1, 2021, the Company consummated its IPO of 23,000,000 units (the “Units”) which included the exercise of the underwriters’ option to purchase an additional 3,000,000 Units at the IPO price to cover over-allotments. Each Unit consists of one share of Class A common stock, $0.0001 par value per share (the “Class A common stock”), and one-half of one redeemable warrant (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $230,000,000, which is discussed in Note 3.
Simultaneously with the closing of IPO the Company completed the private sale of 11,200,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds to the Company of $11,200,000.
Upon the closing of the IPO (including the full exercise of the underwriters’ over-allotment option) and the private placement, $234,600,000 has been placed in a trust account (the “Trust Account”), representing the redemption value of the Class A common stock sold in the IPO, at their redemption value of $10.20 per share.
Nasdaq rules provide that the Initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable) at the time of the Company signing a definitive agreement in connection with the Initial Business Combination. The Company will only complete an Initial Business Combination if the post-Initial Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect an Initial Business Combination.
Upon the closing of the IPO, $10.20 per Unit sold in the IPO (including the full exercise of the underwriters’ over-allotment option) and the proceeds of the sale of the Private Placement Warrants, are held in a trust account (“Trust Account”) and will be invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The trust account is intended as a holding place for funds pending the earliest to occur of: (a) the completion of the Initial Business Combination, (b) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to provide holders of the Company’s Class A common stock the right to have their shares redeemed in connection with the Initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete the Initial Business Combination by June 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account) or (ii) with respect to any other provisions relating to the rights of holders of the Company’s Class A common stock, and (c) the redemption of the Company’s public shares if the Company has not consummated the Initial Business Combination by June 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account) subject to applicable law.
The Company will provide its public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon the completion of the Initial Business Combination either (i) in connection with a stockholder meeting called to approve the Initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Initial Business Combination or conduct a tender offer will be made by the Company, solely in the Company’s discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek stockholder approval under the law or stock exchange listing requirement. The public stockholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations. The amount in the Trust Account is initially anticipated to be approximately $10.20 per public share. All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with an Initial Business Combination and in connection with certain amendments to the amended and restated certificate of incorporation. In accordance with SEC and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital). The Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place. In such case, the Company will proceed with an Initial Business Combination, and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Initial Business Combination.
The Company’s amended and restated certificate of incorporation provides that the Company will have until the Termination Date (as defined below) to complete the Initial Business Combination. If the Company does not complete the Initial Business Combination by the Termination Date, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor, officers and directors entered into a letter agreement with us, pursuant to which they have agreed (i) to waive their redemption rights with respect to any founder shares and public shares held by them in connection with the completion of the Initial Business Combination and a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) that would modify the substance or timing of the

Company’s obligation to provide holders of shares of Class A common stock the right to have their shares redeemed in connection with the Initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete the Initial Business Combination by June 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account) or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A commons stock and (ii) to waive their rights to liquidating distributions from the trust account with respect to any founder shares they hold if the Company fails to consummate an Initial Business Combination by June 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account) (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if the Company fails to complete the Initial Business Combination within the prescribed time frame). Further, the Company has agreed not to enter into a definitive agreement regarding an Initial Business Combination without the prior consent of the Sponsor. If the Company submits the Initial Business Combination to the Company’s public stockholders for a vote, the Company will complete the Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.20 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay the Company’s franchise and income taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the Company’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company. The Company has not asked the Sponsor to reserve for such indemnification obligations. None of the Company’s officers will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Extension of Combination Period
On April 25, 2023, the Company held a special meeting of stockholders (the “Extension Meeting”) to amend the Company’s amended and restated certificate of incorporation to (i) extend the date (the “Termination Date”) by which the Company has to consummate an Initial Business Combination from May 1, 2023 (the “Original Termination Date”) to August 1, 2023 (the “Charter Extension Date”) and to allow the Company, without another shareholder vote, to elect to extend the Termination Date to consummate an Initial Business Combination on a monthly basis for up to nine times by an additional one month each time after the Charter Extension Date, by resolution of the Company’s board of directors if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until May 1, 2024, or a total of up to twelve months after the Original Termination Date, unless the closing of the Company’s Initial Business Combination shall have occurred prior to such date (such amendment, the “Extension Amendment” and such proposal, the “Extension Amendment Proposal”) and (ii) remove the limitation that the Company may not redeem shares of public stock to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended, of less than $5,000,000 (such amendment, the “Redemption Limitation Amendment” and such proposal, the “Redemption Limitation Amendment Proposal”). The shareholders of the Company approved the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal at the Extension Meeting and on April 26, 2023, the Company filed the Extension Amendment and the Redemption Limitation Amendment with the Secretary of State of Delaware.
In connection with the vote to approve the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, the holders of 17,297,209 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.40 per share, for an aggregate redemption amount of $179,860,588.
As disclosed in the proxy statement relating to the Extension Meeting, the Sponsor agreed that if the Extension Amendment Proposal is approved, it or one or more of its affiliates, members or third-party designees (the “Lender”) will contribute to the Company as a loan, within ten (10) business days of the date of the Extension Meeting, of the lesser of (a) an aggregate of $487,500 or (b) $0.0975 per share that is not redeemed in connection with the Extension Meeting, to be deposited into the Trust Account. In addition, in the event the Company does not consummate an Initial Business Combination by August 1, 2023, the Lender may contribute to the Company the lesser of (a) $162,500 or (b) $0.0325 per each share of public stock that is not redeemed in connection with the Extension Meeting as a loan to be deposited into the Trust Account for each of nine one-month extensions following August 1, 2023. Because the Extension Amendment Proposal was approved, the Sponsor deposited $487,500 into the Trust Account, and the Termination Date was extended to August 1, 2023. From August 2023 through December 2023, the Sponsor deposited an aggregate of $812,500 into the Trust Account extending the Termination Date to January 1, 2024.
On December 29, 2023, the Company held a special meeting of stockholders (the “Second Extension Meeting”) to amend the Company’s amended and restated certificate of incorporation to extend the Termination Date from January 1, 2024 to April 1, 2024 (the “Second Charter Extension Date”) and to allow the Company, without another stockholder vote, to elect to extend the Termination Date to consummate an Initial Business Combination on a monthly basis for up to seven times by an additional one month each time after the Second Charter Extension Date, by resolution of the Company’s board of directors if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until November 1, 2024, or a total of up to ten months after January 1, 2024, unless the closing of the Company’s Initial Business Combination shall have occurred prior to such date (such amendment, the “Second Extension Amendment” and such proposal, the “Second Extension Amendment Proposal”). The stockholders of the Company approved the Second Extension Amendment Proposal at the Second Extension Meeting and on December 29, 2023, the Company filed the Second Extension Amendment with the Secretary of State of Delaware.
In connection with the vote to approve the Second Extension Amendment Proposal, the holders of 3,985,213 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.95 per share, for an aggregate redemption amount of approximately $43,640,022.
As disclosed in the proxy statement relating to the Second Extension Meeting, the Sponsor agreed that if the Second Extension Amendment Proposal is approved, the Lender would deposit into the Trust Account the lesser of (a) $120,000 and (b) $0.06 per public share that is not redeemed in connection with the Second Extension Meeting. In addition, in the event the Company does not consummate an Initial Business Combination by April 1, 2024, the Lender may contribute to the Company the lesser of (a) $40,000 or (b) $0.02 per each public share that is not redeemed in connection with the Second Extension Meeting as a loan to be deposited into the Trust Account for each of seven one-month extensions following April 1, 2024. Because the Second Extension Amendment Proposal was approved, the Sponsor deposited $103,055 into the Trust Account, and the Termination Date was extended to April 1, 2024. In each of March 2024 and April 2024, the Sponsor deposited $34,352 into the Trust Account extending the Termination Date to June 1, 2024, which can be extended to November 1, 2024 (with required funding of the Trust Account).
At December 31, 2023, the Company had $75,773 of restricted cash related to funds withdrawn from the Trust Account reserved to the payment of taxes. On March 27, 2024, the Company transferred $75,773 to the Trust Account related to excess funds withdrawn and the timing of the payment of taxes and no longer has restricted cash.
Promissory Notes
In connection with the approval of the Extension Amendment Proposal, on May 9, 2023, the Company issued an unsecured promissory note in the total principal amount of up to $1,500,000 (the “Promissory Note”) to the Sponsor and the Sponsor funded deposits into the Trust Account. The Promissory Note does not bear interest and matures upon closing of the Company’s Initial Business Combination. In the event that the Company does not consummate an Initial Business Combination, the Promissory Note will be repaid only from amounts remaining outside of the Trust Account, if any. Up to the total principal amount of the Promissory Note may be converted, in whole or in part, at the option of the Lender into warrants of the Company at a price of $1.00 per warrant, which warrants will be identical to the Private Placement Warrants issued to the sponsor at the time of the Company’s initial public offering. As of March 31, 2024, an aggregate of $1,500,000 has been drawn under the Promissory Note.
In connection with the extension of the Termination Date, on December 1, 2023, the Company issued an unsecured promissory note in the total principal amount of up to $1,500,000 (the “Second Promissory Note”) to the Sponsor and the Sponsor funded deposits into the Trust Account. The Second Promissory Note does not bear interest and matures upon closing of the Company’s Initial Business Combination. In the event that the Company does not consummate an Initial Business Combination, the Second Promissory Note will be repaid only from amounts remaining outside of the trust account, if any. As of March 31, 2024, an aggregate of $650,000 has been drawn under the Second Promissory Note.
Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard
On October 16, 2023, the Company, received a written notice (the “Notice”) from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was no longer in compliance with Nasdaq Listing Rule 5450(a)(2), which requires a minimum of 400 total holders for continued listing on the Nasdaq Global Market (the “Minimum Public Holders Rule”).
Based on the Company’s plan of compliance submitted to Nasdaq on November 17, 2023, Nasdaq granted the Company an extension until April 15, 2024 to regain compliance with the Minimum Public Holders Rule. On April 12, 2024, the Company regained compliance with the Minimum Public Holders Rule.
Conversion of Class B common stock to Class A common stock
On December 21, 2023, the Sponsor, converted 5,000,000 shares of the company’s Class B common stock, par value $0.0001 per share (the “Class B common stock”) to shares of Class A common stock. Notwithstanding the conversions, the Sponsor will not be entitled to receive any monies held in the Trust Account as a result of its ownership of shares of Class A common stock issued upon conversion of the Class B common stock. The converted shares of Class A common stock hold no interest in the Trust Account and are non-redeemable. Following such conversion and taking into account the redemptions described above, we have an aggregate of 6,717,578 shares of Class A common stock issued and outstanding and an aggregate of 750,000 shares of Class B common stock issued and outstanding.
Proposed Business Combination
On September 12, 2023, FIAC entered into a Business Combination Agreement (as amended on May 1, 2024 and as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”), by and among FIAC, Focus Impact Amalco Sub Ltd., a company existing under the laws of the Province of British Columbia (“Amalco Sub”) and DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia (“DevvStream”). Pursuant to the Business Combination Agreement, among other things FIAC will acquire DevvStream for consideration of shares in FIAC following its continuance to the Province of Alberta (as further explained below). The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the mergers and the other transactions contemplated thereby, are summarized below.
Structure of the Business Combination
The acquisition is structured as a continuance followed by an amalgamation transaction, resulting in the following:
(a)
prior to the effective time of the Amalgamation (as defined below) (the “Effective Time”), FIAC will continue (the “FIAC Continuance”) from the State of Delaware under the Delaware General Corporation Law (“DGCL”) to the Province of Alberta under the Business Corporations Act (Alberta) (“ABCA”) and change its name to DevvStream Corp. (“New PubCo”).

(b)
following the FIAC Continuance, and in accordance with the applicable provisions of the Plan of Arrangement and the Business Corporations Act (British Columbia) (the “BCBCA”), Amalco Sub and DevvStream will amalgamate to form one corporate entity (“Amalco”) in accordance with the terms of the BCBCA (the “Amalgamation”), and as a result of the Amalgamation, (i) each multiple voting share of DevvStream, without par value (the “Multiple Voting Company Shares”) and each subordinate voting share of DevvStream, without par value (the “Subordinated Voting Company Shares” and together with the Multiple Voting Company Shares, the “Company Shares”) issued and outstanding immediately prior to the Effective Time will be automatically exchanged for that certain number of common shares of New PubCo (“New PubCo Common Shares”) equal to the applicable Per Common Share Amalgamation Consideration (as defined below), (ii) each option to purchase Company Shares (each a “Company Option”) and each restricted stock unit representing the right to receive payment in Company Shares (a “Company RSU”) issued and outstanding immediately prior to the Effective Time will be cancelled and converted into an option to purchase a number of New PubCo Common Shares (“Converted Options”) and New PubCo restricted stock units, representing the right to receive a number of New PubCo Common Shares (“Converted RSUs”), respectively, in an amount equal to the Company Shares underlying such Company Option or Company RSU, respectively, multiplied by the Common Conversion Ratio (as defined below, and, for Company Options, at an adjusted exercise price equal to the exercise price for such Company Option prior to the Effective Time divided by the Common Conversion Ratio), (iii) each warrant exercisable for Company Shares (a “Company Warrant”) issued and outstanding immediately prior to the Effective Time shall become exercisable for New PubCo Common Shares in an amount equal to the Company Shares underlying such Company Warrant multiplied by the Common Conversion Ratio (and at an adjusted exercise price equal to the exercise price for such Company Warrant prior to the Effective Time divided by the Common Conversion Ratio), (iv) each holder of convertible notes to be issued by DevvStream (the “Company Convertible Notes”), if any, issued and outstanding immediately prior to the Effective Time will first receive Company Shares and then New PubCo Common Shares in accordance with the terms of such Company Convertible Notes and (v) each common share of Amalco Sub issued and outstanding immediately prior to the Effective Time will be automatically exchanged for one common share of Amalco (the FIAC Continuance and the Amalgamation, together with the other transactions related thereto, the “Proposed Transactions”).
The “Per Common Share Amalgamation Consideration” means (i) with respect to each Multiple Voting Company Share, an amount of New PubCo Common Shares equal to (a) ten (10), multiplied by (b) the Common Conversion Ratio, and (ii) with respect to each Subordinated Voting Company Share, an amount of New PubCo Common Shares equal to the Common Conversion Ratio. The “Common Conversion Ratio” means, in respect of a common share of DevvStream, the number equal to the Common Amalgamation Consideration divided by the Fully Diluted Common Shares Outstanding. The “Common Amalgamation Consideration” means (a)(i) $145 million plus (ii) the aggregate exercise price of all in-the-money Company Options and Company Warrants outstanding immediately prior to the Effective Time (or exercised in cash prior to the Effective Time) divided by (b) $10.20. The “Fully Diluted Common Shares Outstanding” means, without duplication, at any measurement time (a)(i) ten (10), multiplied by (ii) the aggregate number of Multiple Voting Company Shares that are issued and outstanding, plus (b) the aggregate number of Subordinated Voting Company Shares that are issued and outstanding, plus (c) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the exercise and conversion of the Company Options in accordance therewith, plus (d) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the exercise and conversion of the Company Warrants in accordance therewith, plus (e) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the vesting of the Company RSUs in accordance therewith.
(c)
Simultaneously with the execution of the Business Combination Agreement, FIAC and the sponsor entered into a Sponsor Side Letter (as defined below), pursuant to which, among other things, the sponsor agreed to forfeit (i) 10% of its founder shares effective as of the consummation of the FIAC Continuance at the closing of the Proposed Transactions and (ii) with the sponsor’s consent, up to 30% of its founder shares and/or Private Placement Warrants in connection with financing or non-redemption arrangements, if any, entered into prior to consummation of the Business Combination. Pursuant to the Sponsor Side Letter, the sponsor also agreed to (1) certain transfer restrictions with respect to our securities, lock-up restrictions (terminating upon the earlier of: (A) 360 days after the closing date of the Business Combination (the “Closing Date”), (B) a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their equity for cash, securities or other property or (C) subsequent to the Closing Date, the closing price of the New Pubco Common Shares equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the closing of the Business Combination (the “Closing”)) and (2) to vote any FIAC shares held by it in favor of the Business Combination Agreement, the arrangement resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing.

(d)
In addition, contemporaneously with the execution of the Business Combination Agreement, DevvStream, FIAC and each of Devvio, Inc., the majority and controlling shareholder of DevvStream, and DevvStream’s directors and officers (the “Core Company Securityholders”) entered into Company Support & Lock-Up Agreements (the “Company Support Agreements”), pursuant to which, among other things, (i) each of the Core Company Securityholders agreed to vote any Company Shares held by him, her or it in favor of the Business Combination Agreement, the arrangement resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing, and (ii) each of the Core Company Securityholders has agreed to certain transfer restrictions with respect to DevvStream securities prior to the Effective Time and lock-up restrictions with respect to the New PubCo Common Shares to be received by such Core Company Securityholder under the Business Combination Agreement, which lock-up restrictions are consistent with those agreed to by the sponsor in the Sponsor Side Letter.
Consideration
The aggregate consideration to be paid to DevvStream shareholders and securityholders is that number of New PubCo Common Shares (or, with respect to Company Options, Company RSUs and Company Warrants, a number of Converted Options, Converted RSUs and Converted Warrants consistent with the aforementioned conversion mechanics) equal to (a) (i) $145 million plus (ii) the aggregate exercise price of all in-the-money options and warrants immediately prior to the Effective Time (or exercised in cash prior to the Effective Time) divided by (b) $10.20 (the “Share Consideration”). The Share Consideration is allocated among DevvStream shareholders and securityholders as set forth in the Business Combination Agreement.
Closing
The Closing will be on a date no later than two business days following the satisfaction or waiver of all of the closing conditions. It is expected that the Closing will occur on or before August 11, 2024.
Representations, Warranties and Covenants
The Business Combination Agreement contains customary representations, warranties and covenants of (a) DevvStream and (b) FIAC and Amalco Sub relating to, among other things, their ability and authority to enter into the Business Combination Agreement and their capitalization and operations.
Conditions to Closing
General Conditions
The obligation of the parties to consummate the Proposed Transactions is conditioned on, among other things, the satisfaction or waiver (where permissible) by FIAC and DevvStream of the following conditions: (a) the stockholders of FIAC have approved and adopted the SPAC Shareholder Approval Matters (as defined in the Business Combination Agreement); (b) the shareholders of DevvStream have approved and adopted the Company Shareholder Approval Matters (as defined in the Business Combination Agreement); (c) absence of a law that makes the Proposed Transactions illegal or otherwise prohibits or enjoins the parties from consummating the same; (d) the registration statement has been declared effective by the SEC; (e) the New PubCo Common Shares have been approved for listing on Nasdaq; (f) shareholders of DevvStream have approved and adopted the arrangement resolution in accordance with the Interim Order; (g) the Interim Order and the Final Order (as such terms are defined in the Business Combination Agreement) have been obtained on terms consistent with the Business Combination Agreement and (h) the FIAC Continuance has been consummated.
FIAC and Amalco Sub Conditions to Closing
The obligations of FIAC, and Amalco Sub to consummate the Proposed Transactions are subject to the satisfaction or waiver by FIAC (where permissible) of the following additional conditions:
•
The (i) Company Specified Representations (as defined in the Business Combination Agreement) are true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of the Business Combination Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date), (ii) representations and warranties set forth in Article V (other than

Section 5.5), are true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of the Business Combination Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a Company Material Adverse Effect (as defined in the Business Combination Agreement) and (iii) the representations and warranties of DevvStream contained in Section 5.5 shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of the Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date) (collectively, the “DevvStream Representation Condition”).
•
DevvStream shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date (the “DevvStream Covenant Condition”).

•	There has been no event that is continuing that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “DevvStream MAE Condition”).
•	Each of the Key Employees (as defined in the Business Combination Agreement) shall be actively employed or engaged with DevvStream as of the Closing Date.
•
DevvStream shall have delivered to FIAC a certificate, dated the Closing Date, signed by an executive officer of DevvStream, certifying as to the satisfaction of the DevvStream Representation Condition, the DevvStream Covenant Condition and the DevvStream MAE Condition (as it relates to DevvStream).

•
DevvStream shall have delivered a certificate, signed by the secretary of DevvStream, certifying that true, complete and correct copies of its organizational documents, as in effect on the Closing Date, and the resolutions of DevvStream’s board of directors authorizing and approving the Proposed Transactions are attached to such certificate.

•	DevvStream shall have delivered counterparts of the Registration Rights Agreement (as defined below) executed by each holder of shares, options or warrants of Devvstream.
•	The Core Company Securityholders shall be party to a Company Support Agreement.
•	DevvStream shall have delivered executed counterparts of all Key Employment Agreements (as defined in the Business Combination Agreement).
•
DevvStream shall have delivered a properly executed certification, dated as of the Closing Date, that meets the requirements of U.S. Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that DevvStream is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code).

Devvstream Conditions to Closing
The obligations of DevvStream to consummate the Proposed Transactions are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
•
The (i) SPAC Specified Representations (as defined in the Business Combination Agreement) are true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of the Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date), (ii) representations and warranties set forth in Articles III and IV (other than the SPAC Specified Representations and those contained in Section 3.5 and Section 4.5 of the Business Combination Agreement), without giving effect to materiality, Material Adverse Effect or similar qualifications, are true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which will be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect (as defined in the Business Combination Agreement) and (iii) the representations and warranties of FIAC and Amalco Sub, respectively, contained in Section 3.5 and Section 4.5 shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of the Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date) (the “FIAC Representation Condition”).
•
Each of FIAC and Amalco Sub, respectively, shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date (the “FIAC Covenant Condition”).

•
FIAC shall have delivered to DevvStream a certificate, dated the Closing Date, signed by an authorized officer of FIAC, certifying as to the satisfaction of the FIAC Representation Condition and the FIAC Covenant Condition.

•
FIAC shall have delivered to DevvStream, dated the Closing Date, signed by the Secretary of FIAC certifying certifying that true, complete and correct copies of its organizational documents (after giving effect to the FIAC Continuance), as in effect on the Closing Date, and as to the resolutions of FIAC’s board of directors unanimously authorizing and approving the Proposed Transactions and respective stockholders or members, as applicable, authorizing and approving the Proposed Transactions.

•	DevvStream shall have received counterparts of the Registration Rights Agreement executed by New PubCo.
•	FIAC and New PubCo shall have delivered to DevvStream resignations of certain directors and executive officers of FIAC and Amalco Sub.
Termination
The Business Combination Agreement may be terminated at any time by DevvStream and FIAC with mutual written consent and by DevvStream or FIAC, respectively, as follows:
1.
By FIAC or DevvStream, if (i) the Required Company Shareholder Approval (as defined in the Business Combination Agreement) is not obtained at Company Meeting (as defined in the Business Combination Agreement), (ii) if the required approvals are not obtained at the SPAC Special Meeting (as defined in the Business Combination Agreement), (iii) a law or orders prohibits or enjoins the consummation of the arrangement and has become final and nonappealable, or (iv) the Effective Time does not occur on or before June 12, 2024 subject to a one-time thirty (30)-day extension upon written agreement of the parties (provided, that, if the registration statement shall not have been declared effective by the SEC as of the Outside Date, the FIAC shall be entitled to one sixty (60)-day extension upon notice to DevvStream) (the “Outside Date”) (provided, however, that the right to terminate the Business Combination Agreement under the clause described in this clause will not be available to a party if the inability to satisfy such conditions was due to the failure of such party to perform any of its obligations under the Business Combination Agreement).

2.
By FIAC or DevvStream if DevvStream’s board of directors or any committee thereof has withdrawn or modified, or publicly proposed or resolved to withdraw, the recommendation that DevvStream shareholders vote in favor of DevvStream shareholder approval or DevvStream enters into a Superior Proposal (as defined in the Business Combination Agreement).

3.
By DevvStream upon written notice to FIAC, in the event of a breach of any representation, warranty, covenant or agreement on the part of FIAC or Amalco Sub, such that the FIAC Representation Condition or FIAC Covenant Condition would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by FIAC within 30 business days after receipt of written notice thereof, or (ii) is incapable of being cured prior to the Outside Date; provided, that DevvStream will not have the right to terminate if it is then in material breach of the Business Combination Agreement.

4.
By FIAC upon written notice to DevvStream, in the event of a breach of any representation, warranty, covenant or agreement on the part of DevvStream, such that DevvStream Representation Condition or DevvStream Covenant Condition would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by DevvStream within 30 business days after receipt of written notice thereof, or (ii) is incapable of being cured prior to the Outside Date; provided, that FIAC will not have the right to terminate the Business Combination Agreement if it is then in material uncured breach of the Business Combination Agreement.

5.	By FIAC upon written notice to DevvStream if there has been a Company Material Adverse Effect which is not cured by DevvStream within 30 business days after receipt of written notice thereof.
Expenses
The Business Combination Agreement provides for the following with respect to expenses related to the Proposed Transactions
•
If the Proposed Transactions are consummated, New PubCo will bear expenses of the parties, including the SPAC Specified Expenses (as defined in the Business Combination Agreement), all deferred expenses, including any legal fees of the FIAC initial public offering due upon consummation of a Business Combination and any Excise Tax Liability (as defined below). The Excise Tax Liability was incurred in connection with two meetings of the stockholders of FIAC to extend the date upon which a business combination could occur, where upon holders of an aggregate of 21,282,422 public shares of FIAC properly exercised their right to redeem their shares. This resulted in an excise tax liability in the amount of $2,235,006 as of December 31, 2023 (the “Excise Tax Liability”).

•
If (a) FIAC or DevvStream terminate the Business Combination Agreement as a result of a mutual written consent, the Required SPAC Shareholder Approval (as defined in the Business Combination Agreement) not being obtained, or the Effective Time not occurring by the Outside Date or (b) DevvStream terminates the Business Combination Agreement due to a breach of any representation or warranty by FIAC or Amalco Sub, then all expenses incurred in connection with the Business Combination Agreement and the Proposed Transactions will be paid by the party incurring such expenses, and no party will have any liability to any other party for any other expenses or fees.

•
If (a) FIAC or DevvStream terminate the Business Combination Agreement due to the Required Company Shareholder Approval not being obtained or (b) DevvStream terminates the Business Combination Agreement due to a change in recommendation, or the approval, or authorization by DevvStream’s board of directors or DevvStream entering into a Superior Proposal or (c) FIAC terminates the Business Combination Agreement due to a breach of any representation or warranty by DevvStream or a Company Material Adverse Effect, DevvStream will pay to FIAC all expenses incurred by FIAC in connection with the Business Combination Agreement and the Proposed Transactions up to the date of such termination (including (i) SPAC Specified Expenses incurred in connection with the transactions, including SPAC Extension Expenses (as defined in the Business Combination Agreement) and (ii) any Excise Tax Liability provided that, solely with respect to Excise Tax Liability, notice of such termination is provided after December 1, 2023).

Amendment No. 1 to the Business Combination Agreement
On May 1, 2024, FIAC, Amalco Sub and DevvStream entered into Amendment No. 1 to the initial Business Combination Agreement (the “First Amendment”), which amends the initial Business Combination Agreement. The First Amendment provides, among other things, that:
(i)
Pursuant to the FIAC Continuance, (a) each issued and outstanding unit of FIAC, consisting of (I) one share of Class A common stock, and (II) one-half of one redeemable warrant exercisable for one share of Class A Common Stock, that has not been previously separated into its component securities prior to the FIAC Continuance shall automatically convert into securities of New PubCo identical to (i) a number of New PubCo Common Shares equal to the Reverse Split Factor (as defined below) and (ii) a number of warrants to purchase one New PubCo Common Share equal to one-half (1/2) of the Reverse Split Factor at an exercise price equal to the Adjusted Exercise Price (as defined below), (b) each issued and outstanding share of Class A common stock that has not been redeemed shall remain outstanding and automatically convert into a number of New PubCo Common Shares equal to the Reverse Split Factor, (c) each issued and outstanding share of Class B common stock, shall automatically convert into a number of New PubCo Common Shares equal to the Reverse Split Factor or be forfeited in accordance with the Sponsor Side Letter, as amended, and (d) each Public Warrant and Private Placement Warrant, will be assumed by New PubCo and automatically converted into the right to exercise such warrant for a number of New PubCo Common Shares equal to the Reverse Split Factor at an exercise price equal to the Adjusted Exercise Price. Any fractional shares or warrants to be issued pursuant to the FIAC Continuance will be rounded down to the nearest whole share or warrant; and
(ii)
Pursuant to the Amalgamation, New PubCo shall issue, and the holders of Company Shares collectively shall be entitled to receive a number of New PubCo Common Shares equal to (a) the Amended Common Amalgamation Consideration (as defined below), plus (b) solely to the extent any Multiple Voting Company Shares and Subordinated Voting Company Shares are required to be issued to Approved Financing Sources (as defined below) pursuant to Approved Financings (as defined below) in connection with the Closing, a number of New PubCo Common Shares equal to (i) each such Company Share multiplied by (ii) the Per Common Share Amalgamation Consideration (as defined below) in respect of such Company Share.

The “Amended Common Amalgamation Consideration” means, with respect to the Company Shares, Company Options and Company Warrants, a number of New PubCo Common Shares equal to the product of (A) the Reverse Split Factor, multiplied by (B) the Common Amalgamation Consideration. For the avoidance of doubt, “Fully Diluted Common Shares Outstanding” shall not include any Subordinated Voting Company Shares to be issued (including pursuant to the exercise and conversion of Company Warrants) to any Approved Financing Source pursuant to an Approved Financing. The “Approved Financing Source” means a person engaged by DevvStream after the date of the First Amendment to act as an investment bank, financial advisor, broker or similar advisor in connection with any financing which has been approved by FIAC in accordance with the terms of the Business Combination Agreement (an “Approved Financing”). The “Reverse Split Factor” means an amount equal to the lesser of (a) the quotient obtained by dividing the Final Company Share Price by $0.6316 and (b) one. The “Final Company Share Price” means the closing price of the Subordinated Voting Company Shares on the Cboe Canada stock exchange, as of the end of last trading day prior to the Closing (and if there is no such closing price on the last trading day prior to the Closing, the closing price of the Subordinated Voting Company Shares on the last trading day prior to the Closing on which there is such a closing price), converted into United States dollars based on the Bank of Canada daily exchange rate on the last business day prior to the Closing. The “Adjusted Exercise Price” means $11.50 multiplied by a fraction (x) the numerator of which is the number of shares of common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of common stock purchasable immediately thereafter.
Sponsor Side Letter
In connection with signing the Business Combination Agreement, FIAC and the Sponsor entered into a letter agreement, dated September 12, 2023, as amended (the “Sponsor Side Letter”), pursuant to which the Sponsor agreed to forfeit (i) 10% of its founder shares effective as of the consummation of the Continuance at the closing of the Proposed Transactions and (ii) with FIAC Sponsor’s consent, up to 30% of its SPAC Class B Shares and/or Private Placement Warrants in connection with financing or non-redemption arrangements, if any, entered into prior to consummation of the Business Combination if any, negotiated by the Effective Date. Pursuant to the Sponsor Side Letter, the Sponsor also agreed to (1) certain transfer restrictions with respect to FIAC securities, lock-up restrictions (terminating upon the earlier of: (A) 360 days after the Closing Date, (B) a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their equity for cash, securities or other property or (C) subsequent to the Closing Date, the closing price of the New Pubco Common Shares equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing) and (2) to vote any SPAC Shares held by it in favor of the Business Combination Agreement, the arrangement resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing.
Amendment No. 1 to the Sponsor Side Letter
Concurrently with the execution of the First Amendment, FIAC and the Sponsor entered into Amendment No. 1 to the Sponsor Side Letter (the “Sponsor Side Letter Amendment”), pursuant to which, among other things, the Sponsor agreed and acknowledged that (i) each share of Class B common stock (other than those subject to forfeiture pursuant to the Sponsor Side Letter) shall convert only into a number of New PubCo Common Shares (and not any other FIAC shares prior to such automatic conversion) equal to the Reverse Split Factor and (ii) that each Private Placement Warrant shall only convert into the right to exercise such warrants for New PubCo Common Shares equal to the Reverse Split Factor. No fractional shares shall be issued and the total number of New PubCo Common Shares to be received by the Sponsor shall be rounded down to the nearest whole share after aggregating all New PubCo Common Shares held by the Sponsor. As a third-party beneficiary of the Sponsor Side Letter, DevvStream consented in all respects to the Sponsor Side Letter Amendment.
Company Support & Lock-up Agreement
In connection with signing the Business Combination Agreement, Devvstream, FIAC and the Core Company Securityholders entered into the Company Support Agreements, dated September 12, 2023, pursuant to which (i) each of the Core Company Securityholders agreed to vote any Company Shares held by him, her or it in favor of the Business Combination Agreement, the arrangement resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing, and (ii) each of the Core Company Securityholders has agreed to certain transfer restrictions with respect to DevvStream securities prior to the Effective Time and lock-up restrictions with respect to the New PubCo Common Shares to be received by such Core Company Securityholder under the Business Combination Agreement, which lock-up restrictions are consistent with those agreed to by the Sponsor in the Sponsor Side Letter.
Registration Rights Agreement
At the closing of the Business Combination, it is anticipated that the FIAC, the sponsor, and certain existing holders of Devvstream securities (the “Legacy Devvstream Holders”) will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Legacy Devvstream Holders and the sponsor will be granted customary registration rights with respect to shares of the post-Business Combination company.
For additional information about the Business Combination, please refer to our registration statement on Form S-4 initially filed with the SEC on December 4, 2023, as amended from time to time.
Financial and Capital Market Advisors
The Company has engaged J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”), to act as its (i) its financial advisor and capital markets advisor in connection with the Business Combination and (ii) its placement agent in connection with a private placement of debt, equity, equity-linked or convertible securities (the “Securities”) or other capital or debt raising transaction in connection with the Business Combination (the “Offering”, and, together with the Business Combination, each a “Transaction” and collectively the “Transactions”).
The Company will pay CCM the sum of (i) an advisory fee in an amount equal to $2,500,000 simultaneously with the closing of the Business Combination (the “Advisory Fee”) plus (ii) a transaction fee in connection with the Offering of an amount equal to 4.0% of the sum of (A) the gross proceeds raised from investors and received by Company or DevvStream simultaneously with or before the closing of the Offering and (B) the proceeds released from the Trust Account in connection with the Business Combination with respect to any stockholder of the Company that (x) entered into a non-redemption or other similar agreement or (y) did not redeem the Company’s common stock, in each instance to the extent such stockholder was identified to the Company by CCM (collectively, the “Offering Fee” and together with the Advisory Fee, the “Transaction Fee”); provided, however, CCM shall receive no fee for any gross proceeds received from, or non-redemptions obtained from any investors holding capital stock of DevvStream (other than any investor who acquired their capital stock of DevvStream in open market activities). The Transaction Fee shall be payable to CCM simultaneously with the closing of the Transaction. In addition, the Company may, in its sole discretion, pay to CCM a discretionary fee in an amount up to $500,000 (the “Discretionary Fee”), simultaneously with the closing of the Business Combination, if the Company determines in its discretion and reasonable judgment that the performance of CCM in connection with its leadership role in connection with the Transaction warrants such additional fee, taking into account, without limitation, (a) timing of the Transaction, (b) quality and delivery of services and advice hereunder, and (c) overall valuation attributable to the Transaction. No Advisory Fee, Offering Fee or Discretionary Fee shall be due to CCM if the Company does not complete the Business Combination.

Risks and Uncertainties
The Company’s results of operations and ability to complete an Initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond the Company’s control. The Company’s business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending and geopolitical instability, such as the military conflict in the Ukraine. The Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and the Company’s ability to complete an Initial business combination.
Consideration of Inflation Reduction Act Excise Tax
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of aspects of the excise tax (including its application and operation with respect to SPACs) remain unclear and such interim operating rules are subject to change.
Because the application of this excise tax is not entirely clear, any redemption or other repurchase effected by the Company, in connection with an Initial Business Combination, extension vote or otherwise, may be subject to this excise tax. Because any such excise tax would be payable by the Company and not by the redeeming holders, it could cause a reduction in the value of the Company’s Class A common stock, cash available with which to effectuate an Initial Business Combination or cash available for distribution in a subsequent liquidation. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination will depend on a number of factors, including (i) the structure of the business combination, (ii) the fair market value of the redemptions and repurchases in connection with the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or any other equity issuances within the same taxable year of the business combination) and (iv) the content of any subsequent regulations, clarifications, and other guidance issued by the Treasury. Further, the application of the excise tax in respect of distributions pursuant to a liquidation of a publicly traded U.S. corporation is uncertain and has not been addressed by the Treasury in regulations, and it is possible that the proceeds held in the Trust Account could be used to pay any excise tax owed by the Company in the event the Company is unable to complete a business combination in the required time and redeem 100% of the remaining Class A common stock in accordance with the Company’s amended and restated certificate of incorporation, in which case the amount that would otherwise be received by the public stockholders in connection with the Company’s liquidation would be reduced.
Liquidity and Capital Resources, Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management believes that the funds which the Company has available following the completion of the IPO may not enable it to sustain operations for a period of at least one-year from the issuance date of these financial statements. Based on the foregoing, management believes that the Company may not have sufficient working capital to meet its needs through the earlier of the consummation of the Business Combination or one year from this filing.

Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective Initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation, working capital deficiency, and subsequent dissolution, should the Company be unable to complete an Initial Business Combination, raises substantial doubt about the Company’s ability to continue as a going concern. The Company has until June 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account) to consummate an Initial Business Combination. It is uncertain that the Company will be able to consummate an Initial Business Combination by this time. If an Initial Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account).
Note 2 - Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of March 31, 2024 and December 31, 2023, the Company had cash of $41,577 and $224,394, respectively, and no cash equivalents. At March 31, 2024 and December 31, 2023, the Company also had $0 and $75,773 of restricted cash related to funds withdrawn from the Trust Account reserved to the payment of taxes.
Cash Held in Trust Account
As of March 31, 2024 and December 31, 2023, funds held in Trust Account consisted of interest bearing demand deposits and generally have a readily determinable fair value. Interest on the demand deposit account is included in income from Trust Account in the accompanying statements of operations.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of March 31, 2024 and December 31, 2023, the Company had not experienced losses on this account and management believes the Company was not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed consolidated balance sheet, primarily due to its short-term nature.
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.
Level 2—Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.
Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
Net (Loss) Income Per Common Stock
The Company has two classes of common stock, which are referred to as redeemable Class A common stock and non-redeemable Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of stockholders. Private and public warrants to purchase 22,700,000 Class A common stock at $11.50 per share were issued on November 1, 2021. No warrants were exercised during the period ended March 31, 2024 and December 31, 2023. The calculation of diluted (loss) income per common stock does not consider the effect of the warrants issued in connection with (i) the Initial Public Offering, (ii) the exercise of the over-allotment and (iii) the Private Placement since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net (loss) income per common stock is the same as basic net (loss) income per common stock for the periods. Accretion associated with the redeemable Class A common stock is excluded from (loss) income per common stock as the redemption value approximates fair value.

	For the Three Months Ended March 31,
	2024		2023
	Redeemable Class A	Non-redeemable Class A and Class B	Redeemable Class A	Non-redeemable Class A and Class B
Basic diluted net (loss) income per share
Numerator:
Allocation of net (loss) income	$(513,892)	$(1,720,377)	$1,218,047	$304,512
Denominator:
Weighted average shares outstanding	1,717,578	5,750,000	23,000,000	5,750,000
Basic and diluted net (loss) income per share	$(0.30)	$(0.30)	$0.05	$0.05
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the condensed consolidated statement of operations. Derivative assets and liabilities are classified in the condensed consolidated balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the condensed consolidated balance sheet date.
Warrant Liability
The Company accounted for the 22,700,000 warrants issued in connection with the IPO and Private Placement in accordance with the guidance contained in FASB ASC 815 “Derivatives and Hedging” whereby under that provision the warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classified the warrant instrument as a liability at fair value and will adjust the instrument to fair value at each reporting period. This liability will be re-measured at each balance sheet date until the warrants are exercised or expire, and any change in fair value will be recognized in the Company’s condensed consolidated statement of operations. The fair value of privately-held warrants was estimated using an internal valuation model. Our valuation model utilized inputs such as assumed share prices, volatility, discount factors and other assumptions and may not be reflective of the price at which they can be settled. Such warrant classification is also subject to re-evaluation at each reporting period.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of March 31, 2024 and December 31, 2023, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was (5.7)% and 25.6% for the three months ended March 31, 2024 and 2023, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three months ended March 31, 2024 and 2023, primarily due to changes in fair value in warrant liability, non-deductible transaction costs, state and city taxes and the valuation allowance on the deferred tax assets. Additionally, the effective tax rate differs from the statutory tax rate of 21% for the three months ended March 31, 2024 due to Initial Business Combination expenses and New York State and City taxes.
While ASC 740 identifies usage of an effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the Company’s change in fair value of warrants (or any other change in fair value of a complex financial instrument), the timing of any potential business combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC 740-270-25-3 which states,

“If an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (benefit) but is otherwise able to make a reasonable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable income and associated income tax provision based on actual results through March 31, 2024.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States, New York State and New York City as its only “major” tax jurisdiction.
The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Common Stock Subject to Possible Redemption
All of the common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all shares of Class A common stock have been classified outside of permanent equity.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
As of March 31, 2024 and December 31, 2023, the Class A common stock subject to possible redemption reflected on the condensed consolidated balance sheet are reconciled in the following table:

	March 31, 2024	December 31, 2023
As of beginning of the period	$18,853,961	$237,020,680
Less:
Redemptions	—	(223,500,610)
Plus:
Extension funding of Trust Account	137,406	1,300,000
Remeasurement adjustment of carrying value to redemption value	82,709	4,033,891
Class A common stock subject to possible redemption	$19,074,076	$18,853,961
At December 31, 2023, an excess of $75,773 was withdrawn from the interest earned in the Trust Account related to the timing of payments of taxes. During the first quarter of 2024, the Company has repaid the excess withdrawals from the Trust Account.

Recent Accounting Pronouncements
In August 2020, FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. The Company adopted ASU 2020-06 on January 1, 2022 and the standard was applied on a full retrospective basis. There was no material impact on the Company’s financial position, results of operations or cash flows.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
Note 3 - Initial Public Offering
On November 1, 2021, the Company sold 23,000,000 Units at a purchase price of $10.00 per Unit which included the exercise of the underwriters’ option to purchase an additional 3,000,000 Units at the initial public offering price to cover over-allotments. Each Unit had an offering price of $10.00 and consists of one share of Class A common stock of the Company, par value $0.0001 per share, and one-half of one warrant of the Company. Each full Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share.
Following the closing of the IPO on November 1, 2021, $234,600,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was deposited into the Trust Account. The net proceeds deposited into the Trust Account will be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.
Public Warrants
Each whole warrant entitles the registered holder to purchase one whole share of the Class A common stock at a price of $11.50 per share, subject to adjustment, at any time commencing on the later of twelve months from the closing of the IPO and 30 days after the completion of the Initial Business Combination. The warrants will expire five years after the completion of the Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants, and the Company will use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at the Company’s option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, will not be required to file or maintain in effect a registration statement, but will use commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but will use commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) the product of 0.361 and the number of whole warrants being exercised by such holder. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise the Company’s redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.
Once the warrants become exercisable, we may redeem the outstanding warrants:
•	in whole and not in part;
•	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption;
•
if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Note 4 - Private Placement
On November 1, 2021, simultaneously with the closing of the IPO, the Company completed the private sale of 11,200,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds to the Company of $11,200,000.

A portion of the proceeds from the Private Placement Warrants has been added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete an Initial Business Combination by the Termination Date, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the public shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Initial Business Combination and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis.
The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to any founder shares and public shares held by them in connection with the completion of the Initial Business Combination and a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) that would modify the substance or timing of the Company’s obligation to provide holders of shares of Class A common stock the right to have their shares redeemed in connection with the Initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete the Initial Business Combination until June 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account) or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A commons stock and (ii) to waive their rights to liquidating distributions from the trust account with respect to any founder shares they hold if the Company fails to consummate an Initial Business Combination until June 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account) (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if the Company fails to complete the Initial Business Combination within the prescribed time frame). Further, the Company has agreed not to enter into a definitive agreement regarding an Initial Business Combination without the prior consent of the Sponsor.
Note 5 - Related Party Transactions
Founder Shares
The Sponsor paid $25,000 to the Company in consideration for 5,750,000 shares of Class B common stock.
The founder shares will automatically convert into shares of Class A common stock upon consummation of an Initial Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 8.
Pursuant to the Sponsor Side Letter, the Sponsor agreed to (1) certain transfer restrictions with respect to the Company’s securities, lock-up restrictions (terminating upon the earlier of: (A) 360 days after the Closing Date, (B) a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their equity for cash, securities or other property or (C) subsequent to the Closing Date, the closing price of the New Pubco Common Shares equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing) and (2) to vote any Company shares held by it in favor of the Business Combination Agreement, the Arrangement Resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing.
Related Party Loans
In order to finance transaction costs in connection with an intended Initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes an Initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the Initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. On May 9, 2023, the Company issued an unsecured promissory note in the total principal amount of up to $1,500,000 (the “Promissory Note”) to the Sponsor. At March 31, 2024 and December 31, 2023, $1,500,000 was outstanding and reported on the condensed consolidated balance sheets as a component of Promissory note - related party.
On December 1, 2023, the Company issued an unsecured promissory note in the total principal amount of up to $1,500,000 (the “Promissory Note”) to the Sponsor. The Promissory Note does not bear interest and matures upon closing of the Company’s Initial Business Combination. In the event that the Company does not consummate an Initial Business Combination, the Promissory Note will be repaid only from amounts remaining outside of the Trust Account, if any. As of March 31, 2024 and December 31, 2023, $650,000 and $375,000, respectively, was outstanding and reported on the condensed consolidated balance sheets as a component of Promissory note - related party.
Administrative Fees
The Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support provided to the Company. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2024 and 2023, the Company incurred $30,000 in administrative support fees. No amounts have been paid for the administrative fee. At March 31, 2024 and December 31, 2023, $270,000 and $240,000, respectively, is reported on the condensed consolidated balance sheets under due to related party for this fee.
Note 6 - Commitments and Contingencies
Registration and Stockholder Rights
The holders of the founder shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the founder shares) will be entitled to registration rights pursuant to a registration rights and stockholder agreement to be signed prior to the consummation of the IPO, requiring the Company to register such securities for resale (in the case of the founder shares, only after conversion to the Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.
Underwriter Agreement
The underwriters were entitled to a deferred underwriting fee of approximately $0.376 per unit sold in the IPO, or $8,650,000 in the aggregate (including the fee related to the underwriters’ exercise of the over-allotment option) upon the completion of the Company’s Initial Business Combination. In the third quarter 2023, the underwriters waived any right to receive the deferred underwriting fee and will therefore receive no additional underwriting fee in connection with the Closing. As a result, the Company recognized $309,534 of income and $8,340,466 was recorded to accumulated deficit in relation to the reduction of the deferred underwriting fee. As of March 31, 2024 and December 31, 2023, the deferred underwriting fee is $0.
The Company complies with ASC 405 “Liabilities” and derecognized the deferred underwriting fee liability upon being released of the obligation by the underwriters. To account for the waiver of the deferred underwriting fee, the Company reduced the deferred underwriting fee liability to $0 and reversed the previously recorded cost of issuing the instruments in the IPO, which included recognizing a contra-expense of $309,534, which is the amount previously allocated to liability classified warrants and expensed upon the IPO, and reduced the accumulated deficit and increased income available to Class B common stock by $8,650,000, which was previously allocated to the Class A common stock subject to redemption and accretion recognized at the IPO date.
Marketing Fee Agreement
The Company engaged advisors to assist the Company in validating existing acquisition strategies and providing recommendations or potential amendments and refinements to said strategy. The fee structure is set as a minimum of $150,000 due upon an Initial Business Combination for advisory services. If the advisors provide lead information of a potential target company in an Initial Business Combination, the Company will pay the advisors between $2,000,000 and $6,000,000 (“Advisory Fee”) upon successful close of the Initial Business Combination. The advisors did not provide lead information related to the proposed Business Combination. As such, if the proposed Business Combination is consummated, the advisors are not due the Advisory Fee.
Excise Tax
In connection with the extension meetings to amend the Company’s amended and restated certificate of incorporation, holders of 21,282,422 shares of Class A common stock properly exercised their right to redeem their shares of Class A common stock for an aggregate redemption amount of $223,500,610. As such, the Company has recorded a 1% excise tax liability in the amount of $2,235,006 on the condensed consolidated balance sheets as of March 31, 2024 and December 31, 2023. The liability does not impact the condensed consolidated statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available.
This excise tax liability can be offset by future share issuances within the same fiscal year which will be evaluated and adjusted in the period in which the issuances occur.
Note 7 - Recurring Fair Value Measurements
At March 31, 2024 and December 31, 2023, funds held in the Trust Account are held in an interest bearing demand deposit account. Fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets.
Under the guidance in ASC 815-40 the warrants do not meet the criteria for equity classification. As such, these financial instruments must be recorded on the condensed consolidated balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, these financial instruments valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed consolidated statement of operations.
The Company’s warrant liability for the Private Placement Warrants is based on valuation models utilizing inputs from observable and unobservable markets. The inputs used to determine the fair value of the Private Warrant liability, is classified within Level 3 of the fair value hierarchy.
The Company’s Public Warrants are trading on the Nasdaq Stock Market LLC (“NASDAQ”) and the Company’s Public Warrant liability was based on unadjusted quoted prices in an active market (NASDAQ) for identical assets or liabilities that the Company has the ability to access. The fair value of the Public Warrant liability is classified within Level 1 of the fair value hierarchy.
The Company’s Promissory Note contains an embedded option whereby up to $1,500,000 of the Promissory Note may be converted into the Company’s warrants. The embedded Working Capital Loan conversion option is accounted for as a liability in accordance with ACS 815-40 on the balance sheet and is measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value in the condensed consolidated statement of operations. Valuation of the Working Capital Loan conversion option was derived from the valuation of the underlying Private Placement Warrants and is classified as a level 3 valuation.

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of March 31, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	March 31, 2024
	Level 1	Level 2	Level 3
Assets
Cash held in Trust Account	$19,205,223	$—	$—
Liabilities
Public Warrants	$575,000	$—	$—
Private Warrants	$—	$—	$560,000
Working Capital Loan Conversion Option	$—	$—	$—

	December 31, 2023
	Level 1	Level 2	Level 3
Assets
Cash held in Trust Account	$62,418,210	$—	$—
Liabilities
Public Warrants	$230,000	$—	$—
Private Warrants	$—	$—	$224,000
Working Capital Loan Conversion Option	$—	$—	$—
Measurement
The Private Warrants were valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement.
The key inputs into the binomial lattice model were as follows at March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
Input
Risk-free interest rate	4.17%	3.81%
Expected term to Initial Business Combination (years)	0.25	0.25
Expected volatility	de minimis	de minimis
Common stock price	$11.03	$10.89
Dividend yield	0.0%	0.0%
The following table provides a reconciliation of changes in fair value of the beginning and ending balances for the Company’s warrants classified as Level 3 for the period ended March 31, 2024 and 2023:

December 31, 2023	$224,000
Change in fair value	336,000
March 31, 2024	$560,000

December 31, 2022	$560,000
Change in fair value	—
March 31, 2023	$560,000
Note 8 - Stockholders’ Deficit
Preferred Stock
The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2024 and December 31, 2023, there were no shares of preferred stock issued or outstanding.

Class A Common Stock
On December 21, 2023, the Sponsor converted 5,000,000 shares of Class B common stock into shares of Class A common stock. Notwithstanding the conversions, the Sponsor will not be entitled to receive any monies held in the Trust Account as a result of its ownership of shares of Class A common stock issued upon conversion of the Class B common stock.
The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of March 31, 2024 and December 31, 2023, there were 5,000,000 shares of Class A common stock issued or outstanding, excluding 1,717,578 shares subject to possible redemption, respectively.
Class B Common Stock
The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each common stock. At March 31, 2024 and December 31, 2023, there were 750,000 shares of Class B common stock issued and outstanding.
Other than with regard to the election of directors prior to the consummation of an Initial Business Combination, holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of an Initial Business Combination, or earlier at the option of the holder thereof, on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of an Initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the IPO plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with an Initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in an Initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
Note 9 - Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring through the date the condensed consolidated financial statements were issued, require potential adjustment to or disclosure in the condensed consolidated financial statements and did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Focus Impact Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Focus Impact Acquisition Corp. (the “Company”) as of December 31, 2023 and December 31, 2022, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and December 31, 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. As further described in Note 1 to the consolidated financial statements, the Company is a Special Purpose Acquisition Corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses on or before May 1, 2024 or make deposits monthly into Company’s trust account to extend the business combination deadline by an additional six months through November 1, 2024. The Company entered into a business combination agreement with a business combination target on September 12, 2023; however, the completion of this transaction is subject to the approval of the Company’s stockholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to May 1, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after May 1, 2024, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
New York, New York
April 5, 2024

FOCUS IMPACT ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS
	December 31,
	2023	2022
Assets:
Current assets:
Cash	$224,394	$1,426,006
Restricted cash	75,773	—
Income tax receivable	13,937	—
Prepaid expenses	4,091	367,169
Total current asset	318,195	1,793,175

Cash and Investment held in Trust Account	62,418,210	237,038,010
Total assets	$62,736,405	$238,831,185

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$4,408,080	$1,001,990
Due to Sponsor	240,000	120,000
Franchise taxes payable	40,030	63,283
Income taxes payable	—	645,442
Excise tax payable	2,235,006	—
Redemption payable	43,640,022	—
Promissory note - related party	1,875,000	—
Total current liabilities	52,438,138	1,830,715

Warrant liability	454,000	1,135,000
Marketing agreement	150,000	150,000
Deferred underwriting fee	—	8,650,000
Total liabilities	53,042,138	11,765,715
Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption, 1,717,578 and 23,000,000 shares at redemption value of $10.98 and 10.31 per share as of December 31, 2023 and 2022, respectively	18,853,961	237,020,680

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; 5,000,000 and none issued and outstanding, (excluding 1,717,578 and 23,000,000 shares subject to possible redemption), respectively	500	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 750,000 and 5,750,000 shares issued and outstanding, respectively	75	575
Additional paid-in capital	—	—
Accumulated deficit	(9,160,269)	(9,955,785)
Total stockholders’ deficit	(9,159,694)	(9,955,210)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$62,736,405	$238,831,185
The accompanying notes are an integral part of these consolidated financial statements.

FOCUS IMPACT ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Year Ended December 31,
	2023	2022
Operating costs	$5,219,930	$1,784,832
Marketing service fee	—	150,000
Loss from operations	(5,219,930)	(1,934,832)

Other Income
Change in fair value of warrant liabilities	681,000	10,669,000
Recovery of offering costs allocated to warrants	309,534	—
Operating account interest income	14,786	7,413
Income from Trust Account	5,350,288	3,433,975
Total other income	6,355,608	14,110,388

Income before provision for income taxes	1,135,678	12,175,556
Provision for income taxes	(1,111,731)	(645,442)
Net income	$23,947	$11,530,114

Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	11,072,452	23,000,000
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00	$0.40
Basic and diluted weighted average shares outstanding, Class A (non-redeemable) and Class B common stock	5,750,000	5,750,000
Basic and diluted net income per share, Class A (non-redeemable) and Class B common stock	$0.00	$0.40
The accompanying notes are an integral part of these consolidated financial statements.

FOCUS IMPACT ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	—	$—	5,750,000	$575	$—	$(19,065,219)	$(19,064,644)
Accretion for Class A common stock to redemption amount	—	—	—	—	—	(2,420,680)	(2,420,680)
Net income	—	—	—	—	—	11,530,114	11,530,114
Balance as of December 31, 2022	—	—	5,750,000	575	—	(9,955,785)	(9,955,210)
Excise tax payable in connection with redemptions	—	—	—	—	—	(2,235,006)	(2,235,006)
Extension funding of Trust Account	—	—	—	—	—	(1,300,000)	(1,300,000)
Waiver of Deferred Underwriting Fee	—	—	—	—	—	8,340,466	8,340,466
Conversion of Class B common stock to Class A common stock	5,000,000	500	(5,000,000)	(500)	—	—	—
Accretion for Class A common stock to redemption amount	—	—	—	—	—	(4,033,891)	(4,033,891)
Net income	—	—	—	—	—	23,947	23,947
Balance as of December 31, 2023	5,000,000	$500	750,000	$75	$—	$(9,160,269)	$(9,159,694)
The accompanying notes are an integral part of these consolidated financial statements.

FOCUS IMPACT ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$23,947	$11,530,114
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	(681,000)	(10,669,000)
Recovery of offering costs allocated to warrants	(309,534)	—
Income from investments held in Trust Account	(5,350,288)	(3,433,975)
Changes in assets and liabilities:
Prepaid expenses	363,078	452,365
Accounts payable and accrued expenses	3,406,090	345,676
Franchise tax payable	(23,253)	645,442
Marketing service fee	—	150,000
Due to related party	120,000	120,000
Income taxes payable	(659,379)	(107,676)
Net cash used in operating activities	(3,110,339)	(967,054)

Cash flows from investing activities:
Trust extension funding	(1,300,000)	—
Cash withdrawn from Trust Account in connection with redemption	179,860,588	—
Cash withdrawn from Trust Account to pay taxes obligation	1,409,500	999,121
Net cash provided by investing activities	179,970,088	999,121

Cash flows from financing activities:
Redemption of common stock	(179,860,588)	—
Proceeds from issuance of promissory note to related party	1,875,000	—
Net cash used in financing activities	(177,985,588)	—

Net change in cash	(1,125,839)	32,067
Cash, beginning of the year	1,426,006	1,393,939
Cash, end of the year	$300,167	$1,426,006

Supplemental disclosure of cash flow information:
Remeasurement adjustment of carrying value of Class A common stock to redemption amount	$5,333,891	$2,420,680
Conversion of Class B common stock to Class A common stock	$500	$—
Excise tax payable in connection with redemption	$2,235,006	$—
Impact of the waiver of deferred commission by the underwriters	$8,340,466	$—
Payable to redeemable shareholders	$43,640,022	$—
Income taxes paid	$1,770,029	$—
The accompanying notes are an integral part of these consolidated financial statements.

FOCUS IMPACT ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023
Note 1 - Organization and Business Operations
Organization and General
Focus Impact Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on February 23, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2023, the Company had not commenced any operations. All activity for the period from February 23, 2021 (inception) through December 31, 2023 relates to the Company’s formation and the Initial Public Offering (“IPO”) (as defined below), and since the closing of the IPO, the search for a prospective initial business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.
Sponsor and Financing
The Company’s sponsor is Focus Impact Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).
The registration statement for the Company’s IPO was declared effective on October 27, 2021 (the “Effective Date”). On November 1, 2021, the Company consummated its IPO of 23,000,000 units (the “Units”) which included the exercise of the underwriters’ option to purchase an additional 3,000,000 Units at the IPO price to cover over-allotments. Each Unit consists of one share of Class A common stock, $0.0001 par value per share (the “Class A common stock”), and one-half of one redeemable warrant (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $230,000,000, which is discussed in Note 3.
Simultaneously with the closing of IPO the Company completed the private sale of 11,200,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds to the Company of $11,200,000.
Upon the closing of the IPO (including the full exercise of the underwriters’ over-allotment option) and the private placement, $234,600,000 has been placed in a trust account (the “Trust Account”), representing the redemption value of the Class A common stock sold in the IPO, at their redemption value of $10.20 per share.
Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable) at the time of the Company signing a definitive agreement in connection with the Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.
Upon the closing of the IPO, $10.20 per Unit sold in the IPO (including the full exercise of the underwriters’ over-allotment option) and the proceeds of the sale of the Private Placement Warrants, are held in a trust account (“Trust Account”) and will be invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The trust account is intended as a holding place for funds pending the earliest to occur of: (a) the completion of the initial Business Combination, (b) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to provide holders of the Company’s Class A common stock the right to have their shares redeemed in connection with the initial Business

Combination or to redeem 100% of the Company’s public shares if the Company does not complete the initial Business Combination by May 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account) or (ii) with respect to any other provisions relating to the rights of holders of the Company’s Class A common stock, and (c) the redemption of the Company’s public shares if the Company has not consummated the initial Business Combination by May 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account) subject to applicable law.
The Company will provide its public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in the Company’s discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek stockholder approval under the law or stock exchange listing requirement. The public stockholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations. The amount in the Trust Account is initially anticipated to be approximately $10.20 per public share. All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with an initial Business Combination and in connection with certain amendments to the amended and restated certificate of incorporation. In accordance with SEC and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.
The Company’s amended and restated certificate of incorporation provides that the Company will have until the Termination Date (as defined below) to complete the initial Business Combination. If the Company does not complete the initial Business Combination by the Termination Date, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor, officers and directors entered into a letter agreement with us, pursuant to which they have agreed (i) to waive their redemption rights with respect to any founder shares and public shares held by them in connection with the completion of the initial Business Combination and a stockholder vote to approve an amendment to the

Company’s amended and restated certificate of incorporation (A) that would modify the substance or timing of the Company’s obligation to provide holders of shares of Class A common stock the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete the initial Business Combination by May 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account) or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A commons stock and (ii) to waive their rights to liquidating distributions from the trust account with respect to any founder shares they hold if the Company fails to consummate an initial Business Combination by May 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account) (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame). Further, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor. If the Company submits the initial Business Combination to the Company’s public stockholders for a vote, the Company will complete the initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial Business Combination.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.20 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay the Company’s franchise and income taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the Company’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company. The Company has not asked the Sponsor to reserve for such indemnification obligations. None of the Company’s officers will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Extension of Combination Period
On April 25, 2023, the Company held a special meeting of stockholders (the “Extension Meeting”) to amend the Company’s amended and restated certificate of incorporation to (i) extend the date (the “Termination Date”) by which the Company has to consummate a Business Combination from May 1, 2023 (the “Original Termination Date”) to August 1, 2023 (the “Charter Extension Date”) and to allow the Company, without another shareholder vote, to elect to extend the Termination Date to consummate a Business Combination on a monthly basis for up to nine times by an additional one month each time after the Charter Extension Date, by resolution of the Company’s board of directors if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until May 1, 2024, or a total of up to twelve months after the Original Termination Date, unless the closing of the Company’s initial Business Combination shall have occurred prior to such date (such amendment, the “Extension Amendment” and such proposal, the “Extension Amendment Proposal”) and (ii) remove the limitation that the Company may not redeem shares of public stock to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended, of less than $5,000,000 (such amendment, the “Redemption Limitation Amendment” and such proposal, the “Redemption Limitation Amendment Proposal”). The shareholders of the Company approved the Extension Amendment Proposal and the Redemption Limitation Amendment at the Extension Meeting and on April 26, 2023, the Company filed the Extension Amendment and the Redemption Limitation Amendment with the Secretary of State of Delaware.
In connection with the vote to approve the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, the holders of 17,297,209 shares of Class A common stock, par value $0.0001 per share, of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.40 per share, for an aggregate redemption amount of $179,860,588.
As disclosed in the proxy statement relating to the Extension Meeting, the Sponsor agreed that if the Extension Amendment Proposal is approved, it or one or more of its affiliates, members or third-party designees (the “Lender”)

will contribute to the Company as a loan, within ten (10) business days of the date of the Extension Meeting, of the lesser of (a) an aggregate of $487,500 or (b) $0.0975 per share that is not redeemed in connection with the Extension Meeting, to be deposited into the Trust Account. In addition, in the event the Company does not consummate an initial business combination by August 1, 2023, the Lender may contribute to the Company the lesser of (a) $162,500 or (b) $0.0325 per each share of public stock that is not redeemed in connection with the Extension Meeting as a loan to be deposited into the Trust Account for each of nine one-month extensions following August 1, 2023. On October 31, 2023, the Company deposited an additional $162,500 in the Trust Account to extend the Termination Date to December 1, 2023. On December 1, 2023, the Company deposited an additional $162,500 in the Trust Account to extend the Termination Date to January 1, 2024. As of December 31, 2023 a total of $1,300,000 has been paid regarding the extensions.
In association with the approval of the Extension Amendment Proposal, on May 9, 2023, the Company issued an unsecured promissory note in the total principal amount of up to $1,500,000 (the “Promissory Note”) to the Sponsor and the Sponsor funded deposits into the Trust Account. The Promissory Note does not bear interest and matures upon closing of the Company’s initial Business Combination. In the event that the Company does not consummate a Business Combination, the Promissory Note will be repaid only from amounts remaining outside of the Trust Account, if any. Up to the total principal amount of the Promissory Note may be converted, in whole or in part, at the option of the Lender into warrants of the Company at a price of $1.00 per warrant, which warrants will be identical to the Private Placement Warrants issued to the Sponsor at the time of the IPO.
On December 29, 2023, the Company held a special meeting of stockholders (the “Extension Meeting 2”) to amend the Company’s amended and restated certificate of incorporation to (i) extend the Termination Date from January 1, 2024 to April 1, 2024 (the “Charter Extension Date 2”) and to allow the Company, without another stockholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to seven times by an additional one month each time after the Charter Extension Date 2, by resolution of the Company’s board of directors if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until November 1, 2024, or a total of up to ten months after January 1, 2024, unless the closing of the Company’s initial Business Combination shall have occurred prior to such date (such amendment, the “Extension Amendment 2” and such proposal, the “Extension Amendment Proposal 2”). The stockholders of the Company approved the Extension Amendment Proposal 2 at the Extension Meeting 2 and on December 29, 2023, the Company filed the Extension Amendment 2 with the Secretary of State of Delaware.
In connection with the vote to approve the Extension Amendment Proposal 2, the holders of 3,985,213 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.95 per share, for an aggregate redemption amount of approximately $43,640,022. As of December 31, 2023, funds related to these redemptions have not been distributed and are reported on the consolidated balance sheet as redemption payable.
Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard
On October 16, 2023, the Company, received a written notice (the “Notice”) from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was no longer in compliance with Nasdaq Listing Rule 5450(a)(2), which requires a minimum of 400 total holders for continued listing on the Nasdaq Global Market (the “Minimum Public Holders Rule”).
Based on the Company’s plan of compliance submitted to Nasdaq on November 17, 2023, Nasdaq granted the Company an extension until April 15, 2024 to regain compliance with the Minimum Public Holders Rule. In the event the Company does not regain compliance with the Minimum Public Holders Rule, Nasdaq will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal Nasdaq’s determination to a Listing Qualifications Panel.
Additionally, on December 21, 2023, the Sponsor, converted 5,000,000 shares of the company’s Class B common stock to Class A common stock. The converted shares of Class A common stock hold no interest in the Trust Account and are non-redeemable.
Proposed Business Combination
On September 12, 2023, Focus Impact Acquisition Corp., a Delaware corporation (“FIAC”) entered into a Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”), by and among FIAC, Focus Impact Amalco Sub Ltd., a wholly-owned subsidiary of FIAC and a company existing under the laws of the Province of British Columbia (“Amalco Sub”) and DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia (“Devvstream”). Pursuant to the Business Combination Agreement, among other things FIAC will acquire DevvStream for consideration of shares in FIAC following its continuance to the Province of Alberta (as further explained below). The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the mergers and the other transactions contemplated thereby, are summarized below.
Structure of the Business Combination
The acquisition is structured as a continuance followed by an amalgamation transaction, resulting in the following:
(a)
prior to the Effective Time, FIAC will continue (the “FIAC Continuance”) from the State of Delaware under the Delaware General Corporation Law (“DGCL”) to the Province of Alberta under the Business Corporations Act (Alberta) (“ABCA”) and change its name to DevvStream Corp. (“New PubCo”).

(b)
following the FIAC Continuance, and in accordance with the applicable provisions of the Plan of Arrangement and the Business Corporations Act (British Columbia) (the “BCBCA”), Amalco Sub and DevvStream will amalgamate to form one corporate entity (“Amalco”) in accordance with the terms of the BCBCA (the “Amalgamation”), and as a result of the Amalgamation, (i) each Company Share issued and outstanding immediately prior to the Effective Time will be automatically exchanged for that certain number of New PubCo Common Shares equal to the applicable Per Common Share Amalgamation Consideration, (ii) each Company Option and Company RSU issued and outstanding immediately prior to the Effective Time will be cancelled and converted into Converted Options and Converted RSUs, respectively, in an amount equal to the Company Shares underlying such Company Option or Company RSU, respectively, multiplied by the Common Conversion Ratio (and, for Company Options, at an adjusted exercise price equal to the exercise price for such Company Option prior to the Effective Time divided by the Common Conversion Ratio), (iii) each Company Warrant issued and outstanding immediately prior to the Effective Time shall become exercisable for New PubCo Common Shares in an amount equal to the Company Shares underlying such Company Warrant multiplied by the Common Conversion Ratio (and at an adjusted exercise price equal to the exercise price for such Company Warrant prior to the Effective Time divided by the Common Conversion Ratio), (iv) each holder of Company Convertible Notes, if any, issued and outstanding immediately prior to the Effective Time will first receive Company Shares and then New PubCo Common Shares in accordance with the terms of such Company Convertible Notes and (v) each common share of Amalco Sub issued and outstanding immediately prior to the Effective Time will be automatically exchanged for one common share of Amalco (the FIAC Continuance and the Amalgamation, together with the other transactions related thereto, the “Proposed Transactions”).

(c)
Simultaneously with the execution of the Business Combination Agreement, FIAC and Focus Impact Sponsor, LLC, a Delaware limited liability company (“FIAC Sponsor”) entered into a Sponsor Side Letter, pursuant to which, among other things, FIAC Sponsor agreed to forfeit (i) 10% of its SPAC Class B Shares effective as of the consummation of the Continuance at the closing of the Proposed Transactions and (ii) with FIAC Sponsor’s consent, up to 30% of its SPAC Class B Shares and/or warrants in connection with financing or non-redemption arrangements, if any, entered into prior to consummation of the Business Combination Pursuant to the Sponsor Side Letter, FIAC Sponsor also agreed to (1) certain transfer restrictions with respect to SPAC securities, lock-up restrictions (terminating upon the earlier of: (A) 360 days after the Closing Date, (B) a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their equity for cash, securities or other property or (C) subsequent to the Closing Date, the closing price of the New Pubco Common Shares equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing) and (2) to vote any FIAC shares held by it in favor of the Business Combination Agreement, the Arrangement Resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing.

(d)
In addition, contemporaneously with the execution of the Business Combination Agreement, DevvStream, FIAC and each of Devvio, Inc., the majority and controlling shareholder of DevvStream, and DevvStream’s directors and officers (the “Core Company Securityholders”) entered into Company Support & Lock-Up

Agreements (the “Company Support Agreements”), pursuant to which, among other things, (i) each of the Core Company Securityholders agreed to vote any Company Shares held by him, her or it in favor of the Business Combination Agreement, the Arrangement Resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing, and (ii) each of the Core Company Securityholders has agreed to certain transfer restrictions with respect to DevvStream securities prior to the Effective Time and lock-up restrictions with respect to the New PubCo Common Shares to be received by such Core Company Securityholder under the Business Combination Agreement, which lock-up restrictions are consistent with those agreed to by FIAC Sponsor in the Sponsor Side Letter.
Consideration
The aggregate consideration to be paid to DevvStream shareholders and securityholders is that number of New PubCo Common Shares (or, with respect to Company Options, Company RSUs and Company Warrants, a number of Converted Options, Converted Options and Converted Warrants consistent with the aforementioned conversion mechanics) equal to (a)(i) $145 million plus (ii) the aggregate exercise price of all in-the-money options and warrants immediately prior to the Effective Time (or exercised in cash prior to the Effective Time) divided by (b) $10.20 (the “Share Consideration”). The Share Consideration is allocated among DevvStream shareholders and securityholders as set forth in the Business Combination Agreement.
Closing
The Closing will be on a date no later than two Business Days following the satisfaction or waiver of all of the closing conditions. It is expected that the Closing will occur on or before June 12, 2024. The Business Combination Agreement contains customary representations, warranties and covenants of (a) DevvStream and (b) FIAC and Amalco Sub relating to, among other things, their ability and authority to enter into the Business Combination Agreement and their capitalization and operations.
Expenses
The Business Combination Agreement provides for the following with respect to expenses related to the Proposed Transactions
•	If the Proposed Transactions are consummated, New PubCo will bear Expenses of the parties, including the SPAC Specified Expenses and any Excise Tax Liability (as defined below).
•
If (a) FIAC or DevvStream terminate the Business Combination Agreement as a result of a mutual written consent, the Required SPAC Shareholder Approval not being obtained, or the Effective Time not occurring by the Outside Date or (b) DevvStream terminates the Business Combination Agreement due to a breach of any representation or warranty by FIAC or Amalco Sub, then all Expenses incurred in connection with the Business Combination Agreement and the Proposed Transactions will be paid by the party incurring such Expenses, and no party will have any liability to any other party for any other expenses or fees.

•
If (a) FIAC or DevvStream terminate the Business Combination Agreement due to the Required Company Shareholder Approval not being obtained or (b) DevvStream terminates the Business Combination Agreement due to a Change in Recommendation by DevvStream’s board of directors or DevvStream entering into a Superior Proposal or (c) FIAC terminates the Business Combination Agreement due to a breach of any representation or warranty by DevvStream or a Company Material Adverse Effect, DevvStream will pay to FIAC all Expenses incurred by FIAC in connection with the Business Combination Agreement and the Proposed Transactions up to the date of such termination (including (i) SPAC Specified Expenses incurred in connection with the transactions, including SPAC Extension Expenses and (ii) any Excise Tax Liability provided that, solely with respect to Excise Tax Liability, notice of such termination is provided after December 1, 2023).

Sponsor Side Letter
In connection with signing the Business Combination Agreement, FIAC and FIAC Sponsor entered into a letter agreement, dated September 12, 2023 (the “Sponsor Side Letter”), pursuant to which FIAC Sponsor agreed to forfeit (i) 10% of its SPAC Class B Shares effective as of the consummation of the Continuance at the closing of the Proposed Transactions and (ii) with FIAC Sponsor’s consent, up to 30% of its SPAC Class B Shares and/or warrants in connection with financing or non-redemption arrangements, if any, entered into prior to consummation of the Business Combination if any, negotiated by the Effective Date. Pursuant to the Sponsor Side Letter, FIAC Sponsor also agreed to (1) certain transfer restrictions with respect to SPAC securities, lock-up restrictions (terminating upon the earlier of: (A) 360 days after the Closing Date, (B) a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their equity for cash, securities or other property or (C) subsequent to the Closing Date, the closing price of the New Pubco Common Shares equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing) and (2) to vote any SPAC Shares held by it in favor of the Business Combination Agreement, the Arrangement Resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing.
Company Support & Lock-up Agreement
In connection with signing the Business Combination Agreement, Devvstream, FIAC and the Core Company Securityholders entered into the Company Support Agreements, dated September 12, 2023, pursuant to which (i) each of the Core Company Securityholders agreed to vote any Company Shares held by him, her or it in favor of the Business Combination Agreement, the Arrangement Resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing, and (ii) each of the Core Company Securityholders has agreed to certain transfer restrictions with respect to DevvStream securities prior to the Effective Time and lock-up restrictions with respect to the New PubCo Common Shares to be received by such Core Company Securityholder under the Business Combination Agreement, which lock-up restrictions are consistent with those agreed to by FIAC Sponsor in the Sponsor Side Letter.
Financial and Capital Market Advisors
The Company has engaged (the “Engagement”) J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”), to act as its (i) its financial advisor and capital markets advisor in connection with a possible acquisition of DevvStream (“Target”) (the “Sale Transaction”) and (ii) its placement agent in connection with a private placement of debt, equity, equity-linked or convertible securities (the “Securities”) or other capital or debt raising transaction in connection with the Sale Transaction (the “Offering”, and, together with the Sale Transaction, each a “Transaction” and collectively the “Transactions”).
The Company will pay CCM the sum of (i) an advisory fee in an amount equal to $2,500,000 simultaneously with the closing of the Sale Transaction plus (ii) a transaction fee in connection with the Offering of an amount equal to 4.0% of the sum of (A) the gross proceeds raised from investors and received by Company or Target simultaneously with or before the closing of the Offering and (B) the proceeds released from the Trust Account in connection with the Business Combination with respect to any stockholder of Client that (x) entered into a non-redemption or other similar agreement or (y) did not redeem the Company’s common stock, in each instance to the extent such stockholder was identified to the Company by CCM (collectively, the “Offering Fee” and together with the Advisory Fee, the “Transaction Fee”); provided, however, CCM shall receive no fee for any gross proceeds received from, or non-redemptions obtained from any investors holding capital stock of Target (other than any investor who acquired their capital stock of Target in open market activities). The Transaction Fee shall be payable to CCM simultaneously with the closing of the Transaction. In addition, the Company may, in its sole discretion, pay to CCM a discretionary fee in an amount up to $500,000 (the “Discretionary Fee”), simultaneously with the closing of the Sale Transaction, if the Company determines in its discretion and reasonable judgment that the performance of CCM in connection with its leadership role in connection with the Transaction warrants such additional fee, taking into account, without limitation, (a) timing of the Transaction, (b) quality and delivery of services and advice hereunder, and (c) overall valuation attributable to the Transaction. No Advisory Fee, Offering Fee or Discretionary Fee shall be due to CCM if the Company does not complete the Sale Transaction.
Risks and Uncertainties
The Company’s results of operations and ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond the Company’s control. The Company’s business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending and geopolitical instability, such as the military conflict in the Ukraine. The Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and the Company’s ability to complete an initial business combination.
Consideration of Inflation Reduction Act Excise Tax
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of aspects of the excise tax (including its application and operation with respect to SPACs) remain unclear and such interim operating rules are subject to change.
Because the application of this excise tax is not entirely clear, any redemption or other repurchase effected by the Company, in connection with a Business Combination, extension vote or otherwise, may be subject to this excise tax. Because any such excise tax would be payable by the Company and not by the redeeming holders, it could cause a reduction in the value of the Company’s Class A common stock, cash available with which to effectuate a Business Combination or cash available for distribution in a subsequent liquidation. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination will depend on a number of factors, including (i) the structure of the Business Combination, (ii) the fair market value of the redemptions and repurchases in connection with the Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the Business Combination (or any other equity issuances within the same taxable year of the Business Combination) and (iv) the content of any subsequent regulations, clarifications, and other guidance issued by the Treasury. Further, the application of the excise tax in respect of distributions pursuant to a liquidation of a publicly traded U.S. corporation is uncertain and has not been addressed by the Treasury in regulations, and it is possible that the proceeds held in the Trust Account could be used to pay any excise tax owed by the Company in the event the Company is unable to complete a Business Combination in the required time and redeem 100% of the remaining Class A common stock in accordance with the Company’s amended and restated certificate of incorporation, in which case the amount that would otherwise be received by the public stockholders in connection with the Company’s liquidation would be reduced.
Liquidity and Capital Resources, Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management believes that the funds which the Company has available following the completion of the IPO may not enable it to sustain operations for a period of at least one-year from the issuance date of these financial statements. Based on the foregoing, management believes that the Company may not have sufficient working capital to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation, working capital deficiency, and subsequent dissolution, should the Company be unable to complete a Business Combination, raises substantial doubt about the Company’s ability to continue as a going concern. The Company has until May 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account) to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account).
Note 2 - Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statement is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the consolidated financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2023 and 2022, the Company had cash of $224,394 and $1,426,006, respectively, and no cash equivalents. At December 31, 2023, the Company also had $75,773 of restricted cash related to funds withdrawn from the Trust Account reserved to the payment of taxes.
Cash and Investment Held in Trust Account
As of December 31, 2023, funds held in Trust Account consisted of interest bearing demand deposits and generally have a readily determinable fair value. Interest on the demand deposit account is included in income from cash and investments held in Trust Account in the accompanying statements of operations.

At December 31, 2022, investments held in the Trust Account are held in a money market fund characterized as Level 1 investments within the fair value hierarchy under ASC 820 (as defined below).
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of December 31, 2023 and 2022, the Company had not experienced losses on this account and management believes the Company was not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheet, primarily due to its short-term nature.
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.
Level 2—Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.
Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Net Income Per Common Stock
The Company has two classes of common stock, which are referred to as Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of stockholders. Private and public warrants to purchase 22,700,000 Class A common stock at $11.50 per share were issued on November 1, 2021. No warrants were exercised during the year ended December 31, 2023 and 2022. The calculation of diluted income per common stock does not consider the effect of the warrants issued in connection with (i) the Initial Public Offering, (ii) the exercise of the over-allotment and (iii) the Private Placement since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net income per common stock is the same as basic net income per common stock for the periods. Accretion associated with the redeemable Class A common stock is excluded from income per common stock as the redemption value approximates fair value.

	For the Year Ended December 31,
	2023		2022
	Redeemable Class A	Non-redeemable Class A and Class B	Redeemable Class A	Non-redeemable Class A and Class B
Basic and diluted net income per share
Numerator:
Allocation of net income	$15,762	$8,185	$9,224,091	$2,306,023
Denominator:
Weighted average shares outstanding	11,072,452	5,750,000	23,000,000	5,750,000
Basic and diluted net income per share	$0.00	$0.00	$0.40	$0.40
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the consolidated statement of operations. Derivative assets and liabilities are classified in the consolidated balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the consolidated balance sheet date.
Warrant Liability
The Company accounted for the 22,700,000 warrants issued in connection with the IPO and Private Placement in accordance with the guidance contained in FASB ASC 815 “Derivatives and Hedging” whereby under that provision the warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classified the warrant instrument as a liability at fair value and will adjust the instrument to fair value at each reporting period. This liability will be re-measured at each balance sheet date until the warrants are exercised or expire, and any change in fair value will be recognized in the Company’s consolidated statement of operations. The fair value of privately-held warrants was estimated using an internal valuation model. Our valuation model utilized inputs such as assumed share prices, volatility, discount factors and other assumptions and may not be reflective of the price at which they can be settled. Such warrant classification is also subject to re-evaluation at each reporting period.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2023 and 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was 97.9% and 5.3% for the year ended December 31, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2023 and 2022, primarily due to changes in fair value in warrant liability, warrant transaction costs, business combination expenses and the valuation allowance on the deferred tax assets.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction.
The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Common Stock Subject to Possible Redemption
All of the common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all shares of Class A common stock have been classified outside of permanent equity.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
As of December 31, 2023 and 2022, the Class A common stock subject to possible redemption reflected on the consolidated balance sheet are reconciled in the following table:

	December 31, 2023	December 31, 2022
As of beginning of the period	$237,020,680	$234,600,000
Less:
Redemptions	(223,500,610)	—
Plus:
Extension funding of Trust Account	1,300,000	—
Remeasurement adjustment of carrying value to redemption value	4,033,891	2,420,680
Class A common stock subject to possible redemption	$18,853,961	$237,020,680
At December 31, 2023, an excess of $75,773 was withdrawn from the interest earned in the Trust Account related to the timing of payments of taxes. As of the date of this filing, the Company has repaid the excess withdrawals from the Trust Account.
Recent Accounting Pronouncements
In August 2020, FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. The Company adopted ASU 2020-06 on January 1, 2022 and the standard was applied on a full retrospective basis. There was no material impact on the Company’s financial position, results of operations or cash flows.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
Note 3 - Initial Public Offering
On November 1, 2021, the Company sold 23,000,000 Units at a purchase price of $10.00 per Unit which included the exercise of the underwriters’ option to purchase an additional 3,000,000 Units at the initial public offering price to cover over-allotments. Each Unit had an offering price of $10.00 and consists of one share of Class A common stock of the Company, par value $0.0001 per share, and one-half of one warrant of the Company. Each full Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share.
Following the closing of the IPO on November 1, 2021, $234,600,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was deposited into the Trust Account. The net proceeds deposited into the Trust Account will be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.
Public Warrants
Each whole warrant entitles the registered holder to purchase one whole share of the Class A common stock at a price of $11.50 per share, subject to adjustment, at any time commencing on the later of twelve months from the closing of the IPO and 30 days after the completion of the initial Business Combination. The warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants, and the Company will use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at the Company’s option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, will not be required to file or maintain in effect a registration statement, but will use commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but will use commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) the product of 0.361 and the number of whole warrants being exercised by such holder. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise the Company’s redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.
Once the warrants become exercisable, we may redeem the outstanding warrants:
•	in whole and not in part;
•	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption;
•
if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Note 4 - Private Placement
On November 1, 2021, simultaneously with the closing of the IPO, the Company completed the private sale of 11,200,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds to the Company of $11,200,000.
A portion of the proceeds from the Private Placement Warrants has been added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination by the Termination Date, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the public shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis.
The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to any founder shares and public shares held by them in connection with the completion of the initial Business Combination and a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) that would modify the substance or timing of the Company’s obligation to provide holders of shares of Class A common stock the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete the initial Business Combination until May 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account) or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A commons stock and (ii) to waive their rights to liquidating distributions from the trust account with respect to any founder shares they hold if the Company fails to consummate an initial Business Combination until May 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account) (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame). Further, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Note 5 - Related Party Transactions
Founder Shares
The Sponsor paid $25,000 to the Company in consideration for 5,750,000 shares of Class B common stock.
The founder shares will automatically convert into shares of Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 8.
Pursuant to the Sponsor Side Letter, the Sponsor agreed to (1) certain transfer restrictions with respect to the Company's securities, lock-up restrictions (terminating upon the earlier of: (A) 360 days after the Closing Date, (B) a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New PubCo's stockholders having the right to exchange their equity for cash, securities or other property or (C) subsequent to the Closing Date, the closing price of the New Pubco Common Shares equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing) and (2) to vote any Company shares held by it in favor of the Business Combination Agreement, the Arrangement Resolution and the Proposed Transactions, and provided customary representations and warranties and covenants related to the foregoing.
Related Party Loans
In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes an initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. On May 9, 2023, the Company issued an unsecured promissory note in the total principal amount of up to $1,500,000 (the “Promissory Note”) to the Sponsor. At December 31, 2023 and 2022, $1,500,000 and $0 was outstanding and reported on the consolidated balance sheets as Promissory note - related party.
On December 1, 2023, the Company issued an unsecured promissory note in the total principal amount of up to $1,500,000 (the “Promissory Note”) to the Sponsor. The Promissory Note does not bear interest and matures upon closing of the Company’s initial Business Combination. In the event that the Company does not consummate a Business Combination, the Promissory Note will be repaid only from amounts remaining outside of the Trust Account, if any. As of December 31, 2023, $375,000 was outstanding and reported on the consolidated balance sheets as Promissory note - related party.
Administrative Fees
The Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2023 and 2022, the Company incurred $120,000 in administrative support fees. No amounts have been paid for the administrative fee. At December 31, 2023 and 2022, $240,000 and $120,000 is reported on the consolidated balance sheets under due to related party for this fee, respectively.
Note 6 - Commitments and Contingencies
Registration and Stockholder Rights
The holders of the founder shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the founder shares) will be entitled to registration rights pursuant to a registration rights and stockholder agreement to be signed prior to the consummation of the IPO, requiring the Company to register such securities for resale (in the case of the founder shares, only after conversion to the Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.
Underwriter Agreement
The underwriters were entitled to a deferred underwriting fee of approximately $0.376 per unit sold in the IPO, or $8,650,000 in the aggregate (including the fee related to the underwriters’ exercise of the over-allotment option) upon the completion of the Company’s initial Business Combination. In the third quarter 2023, the underwriters waived any right to receive the deferred underwriting fee and will therefore receive no additional underwriting fee in connection with the Closing. As a result, the Company recognized $309,534 of income and $8,340,466 was recorded to accumulated deficit in relation to the reduction of the deferred underwriting fee. As of December 31, 2023 and 2022, the deferred underwriting fee is $0 and $8,650,000, respectively.
The Company complies with ASC 405 “Liabilities” and derecognized the deferred underwriting fee liability upon being released of the obligation by the underwriters. To account for the waiver of the deferred underwriting fee, the Company reduced the deferred underwriting fee liability to $0 and reversed the previously recorded cost of issuing the instruments in the IPO, which included recognizing a contra-expense of $309,534, which is the amount previously allocated to liability classified warrants and expensed upon the IPO, and reduced the accumulated deficit and increased income available to Class B common stock by $8,650,000, which was previously allocated to the Class A common stock subject to redemption and accretion recognized at the IPO date.
Marketing Fee Agreement
The Company engaged advisors to assist the Company in validating existing acquisition strategies and providing recommendations or potential amendments and refinements to said strategy. The fee structure is set as a minimum of $150,000 due upon a Business Combination for advisory services. If the advisors provide lead information of a potential target company in a Business Combination, the Company will pay the advisors between $2,000,000 and $6,000,000 (“Advisory Fee”) upon successful close of the Business Combination. The advisors did not provide lead information related to the proposed Business Combination. As such, if the proposed Business Combination is consummated, the advisors are not due the Advisory Fee.
Excise Tax
In connection with the extension meetings to amend the Company’s amended and restated certificate of incorporation, holders of 21,282,422 shares of Class A common stock properly exercised their right to redeem their shares of Class A common stock for an aggregate redemption amount of $223,500,610. As such, the Company has recorded a 1% excise tax liability in the amount of $2,235,006 on the consolidated balance sheets as of December 31, 2023. The liability does not impact the consolidated statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available.
This excise tax liability can be offset by future share issuances within the same fiscal year which will be evaluated and adjusted in the period in which the issuances occur.
Note 7 - Recurring Fair Value Measurements
At December 31, 2023, investments held in the Trust Account are held in an interest bearing demand deposit account and at December 31, 2022, substantially all of the Company’s trust assets on the consolidated balance sheet consist of U. S. Money Market funds which are classified as cash equivalents. Fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets.
Under the guidance in ASC 815-40 the warrants do not meet the criteria for equity classification. As such, these financial instruments must be recorded on the consolidated balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, these financial instruments valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s consolidated statement of operations.
The Company’s warrant liability for the Private Placement Warrants is based on valuation models utilizing inputs from observable and unobservable markets. The inputs used to determine the fair value of the Private Warrant liability, is classified within Level 3 of the fair value hierarchy.
The Company’s Public Warrants are trading on the Nasdaq Stock Market LLC (“NASDAQ”) and the Company’s warrant liability was based on unadjusted quoted prices in an active market (NASDAQ) for identical assets or liabilities that the Company has the ability to access. The fair value of the Public Warrant liability is classified within Level 1 of the fair value hierarchy.
The Company’s Promissory Note contains an embedded option whereby up to $1,500,000 of the Promissory Note may be converted into the Company’s warrants. The embedded Working Capital Loan conversion option is accounted for as a liability in accordance with ACS 815-40 on the balance sheet and is measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value in the consolidated statement of operations. Valuation of the Working Capital Loan conversion option was derived from the valuation of the underlying Private Placement Warrants and is classified as a level 3 valuation.
The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2023 and 2022, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	December 31, 2023
	Level 1	Level 2	Level 3
Assets
Investments held in Trust Account	$62,418,210	$ —	$—
Liabilities
Public Warrants	$230,000	$—	$—
Private Warrants	$—	$—	$224,000
Working Capital Loan Conversion Option	$—	$—	$—

	December 31, 2022
	Level 1	Level 2	Level 3
Assets
Investments held in Trust Account	$237,038,010	$ —	$—
Liabilities
Public Warrants	$575,000	$—	$—
Private Warrants	$—	$—	$560,000

Measurement
The Private Warrants were valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement.
The key inputs into the binomial lattice model were as follows at December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
Input
Risk-free interest rate	3.81%	3.95%
Expected term to initial Business Combination (years)	0.25	0.25
Expected volatility	de minimis%	de minimis
Common stock price	$10.89	$10.18
Dividend yield	0.0%	0.0%
The following table provides a reconciliation of changes in fair value of the beginning and ending balances for the Company’s warrants classified as Level 3 for the period ended December 31, 2023 and December 31, 2022:

Fair value of the Private Placement Warrants measured with level 3
December 31, 2021	$5,824,000
Change in fair value	(5,264,000)
December 31, 2022	$560,000
December 31, 2022	$560,000
Change in fair value	(336,000)
December 31, 2023	$224,000
Note 8 - Stockholders’ Deficit
Preferred Stock
The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.
Class A Common Stock
On December 21, 2023, the Sponsor converted 5,000,000 shares of Class B common stock into shares of Class A common stock. Notwithstanding the conversions, the Sponsor will not be entitled to receive any monies held in the Trust Account as a result of its ownership of shares of Class A common stock issued upon conversion of the Class B common stock.
The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of December 31, 2023 and 2022, there were 5,000,000 and no shares of Class A common stock issued or outstanding, excluding 1,717,578 and 23,000,000 shares subject to possible redemption, respectively.
Class B Common Stock
The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each common stock. At December 31, 2023 and 2022, there were 750,000 and 5,750,000 shares of Class B common stock issued and outstanding, respectively.
Other than with regard to the election of directors prior to the consummation of a Business Combination, holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination, or earlier at the option of the holder thereof, on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the IPO plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
Note 9- Income Tax
The Company’s net deferred tax assets at December 31, 2023 and 2022 are as follows:

	December 31, 2023	December 31, 2022
Deferred tax asset
Federal net operating loss	$—	$—
Organizational costs/Startup expenses	966,411	418,972
Total deferred tax asset	966,411	418,972
Valuation allowance	(966,411)	(418,972)
Deferred tax asset, net of allowance	$—	$—
The income tax provision for the year ended December 31, 2023 and 2022 consists of the following:

	December 31, 2023	December 31, 2022
Federal
Current	$1,078,985	$645,442
Deferred	(531,316)	(329,066)
State and Local
Current	32,746	—
Deferred	(16,125)	—
Change in valuation allowance	547,441	329,066
Income tax provision	$1,111,731	$645,442
As of December 31, 2023 and 2022, the Company had $0 of U.S. federal net operating loss carryovers, which do not expire, and no state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2023 and 2022, the change in the valuation allowance was $547,441 and $329,066, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2023 and 2022 is as follows:

	December 31, 2023	December 31, 2022
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.6%	0.0%
Tax penalty	0.1%	0.0%
Change in fair value of warrant liability	(13.0)%	(18.4)%
Warrant transaction costs	(5.9)%	0.0%
Business Combination expenses	47.4%	0.0%
Change in valuation allowance	47.7%	2.7%
Income tax provision	97.9%	5.3%
The Company files US federal and New York City and State tax returns and is subject to examination by various taxing authorities.
The Company’s effective tax rates for the period presented differ from the expected (statutory) rates due to the recording of full valuation allowances on deferred tax assets, changes in fair value of warrants and transaction costs associated with warrants.
Note 10 - Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring through the date the consolidated financial statements were issued, require potential adjustment to or disclosure in the consolidated financial statements and did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.
On January 8, 2024, the Sponsor deposited $103,055 in the Trust Account extending the Termination Date to April 1, 2024 and in March 2024, the Sponsor deposited $34,352 in the Trust Account extending the Termination Date to May 1, 2024, which can be extended to November 1, 2024 (with required funding in the Trust Account).
On March 27, 2024, the Company transferred $75,773 to the Trust Account related to related to excess funds withdrawn and the timing of the payment of taxes.

DevvStream Holdings Inc.
CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS
(Unaudited - Expressed in United States dollars)
As at	Notes	April 30, 2024	July 31, 2023
ASSETS
Current assets
Cash		$102,990	$489,971
GST receivable		77,611	49,408
Prepaid expenses		57,205	311,690
Total current assets		237,806	851,069

Equipment		1,357	2,821
Total assets		$239,163	$853,890

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current liabilities
Accounts payable and accrued liabilities	5	$4,836,165	$908,652
Convertible debenture	6	940,863	—
Derivative liability	6	53,650	—
Total current liabilities		5,830,678	908,652

Shareholders’ deficiency
Common shares (No par value, unlimited common shares authorized; 29,603,123 SVS and 4,650,000 MVS issued and outstanding) (July 31, 2023 – 28,419,790 SVS and 4,650,000 MVS)	7	—	—
Additional paid in capital	7	13,108,152	11,883,289
Accumulated other comprehensive loss		(16,993)	(83,570)
Deficit		(18,682,674)	(11,854,481)
Total shareholders’ deficiency		(5,591,515)	(54,762)
Total liabilities and shareholders’ deficiency		$239,163	$853,890

Nature of operations and going concern	1
Commitments	11
Subsequent events	12
See accompanying notes to the unaudited condensed consolidated interim financial statements.

DevvStream Holding Inc.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF LOSS AND
COMPREHENSIVE LOSS
(Unaudited - Expressed in United States dollars)
	Notes	Nine months ended April 30, 2024	Nine months ended April 30, 2023	Three months ended April 30, 2024	Three months ended April 30, 2023
Operating expenses
Advertising and promotion		$365,406	$423,395	$38,756	$162,619
Depreciation		1,374	1,387	450	463
General and administrative		393,231	336,406	103,229	164,246
Professional fees		4,263,900	1,248,164	942,688	516,487
Salaries and wages		617,400	574,086	201,570	185,594
Share-based compensation	7	1,048,750	1,257,985	262,433	471,477
Total operating expenses		(6,690,061)	(3,841,423)	(1,549,126)	(1,500,886)

Other income (expense)
Other income		—	3,597	—	—
Interest and accretion expense	6	(35,677)	(906)	(33,133)	(906)
Unrealized gain (loss) on derivative liability	6	(700)	—	500	—
Unrealized (loss) on convertible debt – FVTPL		(50,000)	—	(50,000)	—
Foreign exchange gain (loss)		(51,755)	79,353	(85,860)	14,876

Net loss		$(6,828,193)	$(3,759,379)	$(1,717,619)	$(1,486,916)

Other comprehensive gain (loss)
Foreign currency translation		66,577	(8,616)	107,513	(17,153)
Net loss and comprehensive loss		(6,761,616)	(3,767,995)	(1,610,106)	(1,504,069)

Weighted average number of shares – Basic and diluted		34,175,629	29,541,622	34,253,123	31,899,790

Loss per share – Basic and diluted		$(0.20)	$(0.13)	$(0.05)	$(0.05)
See accompanying notes to the unaudited condensed consolidated interim financial statements.

Devvstream Holdings Inc.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIENCY
(Unaudited - Expressed in United States dollars)
	Note	Number of Subordinate Voting Shares (“SVS”)	Number of Multiple Voting Shares (“MVS”)	Additional Paid-in Capital	Accumulated Deficit	Accumulated other comprehensive (loss)	Total shareholders’ equity (deficiency)
Balance, July 31, 2022		20,543,751	4,650,000	$6,818,147	$(5,949,828)	$(84,448)	$783,871
Share based compensation – RSUs	7	—	—	794,669	—	—	794,669
Share based compensation – Options	7	—	—	463,316	—	—	463,316
Shares and warrants issued on RTO	4	6,706,039	—	3,721,852	—	—	3,721,852
Recapitalization on RTO	4	—	—	(797,505)	—	—	(797,505)
Foreign currency translation		—	—	—	—	(8,616)	(8,616)
Net loss		—	—	—	(3,759,379)	—	(3,759,379)
Balance, April 30, 2023		27,249,790	4,650,000	11,000,479	(9,709,207)	(93,064)	1,198,208
Balance, July 31, 2023		28,419,790	4,650,000	11,883,289	(11,854,481)	(83,570)	(54,762)
Share based compensation – RSUs	7	—	—	476,709	—	—	476,709
Share based compensation – Options	7	—	—	572,041	—	—	572,041
Shares issued for warrant exercises	7	1,183,333	—	176,113	—	—	176,113
Foreign currency translation		—	—	—	—	66,577	66,577
Net loss		—	—	—	(6,828,193)	—	(6,828,193)
Balance, April 30, 2024		29,603,123	4,650,000	13,108,152	(18,682,674)	(16,993)	(5,591,515)
See accompanying notes to the unaudited condensed consolidated interim financial statements.

DevvStream Holdings Inc.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS
(Unaudited - Expressed in United States dollars)
	For the nine months ended April 30, 2024	For the nine months ended April 30, 2023
Operating activities
Net loss for the period	$(6,828,193)	$(3,759,379)
Items not affecting cash:
Depreciation	1,374	1,387
Non-cash general and administrative expenses	50,000	—
Share based compensation	1,048,750	1,257,985
Unrealized loss on derivative liability	700	—
Unrealized loss on convertible debt	50,000	—
Accrued interest	7,224	—
Accretion expense	23,073	—

Changes in non-cash working capital items:
Other receivables	(30,406)	(26,474)
Prepaid expenses	245,941	68,654
Accounts payable and accrued liabilities	4,010,175	69,180
Net cash used in operating activities	(1,421,362)	(2,388,647)

Investing activities
Cash assumed on RTO	—	10
Net cash provided by investing activities	—	10

Financing activities
Proceeds from issuance of convertible debentures, net of issuance costs	863,516	—
Proceeds from warrant exercise	176,113	—
Net cash provided by financing activities	1,039,629	—

Effect of exchange rate changes on cash	(5,248)	(177,385)

Net decrease in cash	(386,981)	(2,566,022)
Cash, Beginning	489,971	3,755,655
Cash, Ending	$102,990	$1,189,633

Supplemental information:
Fair value of securities issued for the acquisition of DevvStream Inc. (Note 4)		$3,721,852
Financing costs in accounts payable and accrued liabilities	$41,039
See accompanying notes to the unaudited condensed consolidated interim financial statements.

DevvStream Holdings Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited - Expressed in United States dollars)
For the nine months ended April 30, 2024 and 2023
1. Nature of operations and going concern
DevvStream Holdings Inc. (the “Company” or “Devv Holdings”) was incorporated under the British Columbia Business Corporations Act on August 13, 2021. The head office is located at 2133 – 1177 West Hastings Street, Vancouver, BC V6E 2K3 and records and registered office is located at 1500 – 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7.
On November 4, 2022, the Company completed a reverse takeover (“RTO”) with DevvStream Inc. (“DESG”) and DevvESG Streaming Finco Ltd. (“Finco”), (the “Transaction”). DESG is an Environmental Social and Governance (“ESG”) principled, high-tech, impact investing company focused on high quality and high return carbon credit generating projects. DESG is deemed as the acquirer for accounting purposes, and therefore its assets, liabilities and operations are included in the condensed consolidated interim financial statements at their historical carrying value. The Company’s operations are considered to be a continuance of the business and operations of DESG from its date of incorporation on August 27, 2021, with the Company and Finco’s operations being included from November 4, 2022, the closing date of the Transaction, onwards.
The Company is a public company which is listed on the Cboe Exchange under the symbol “DESG”.
On September 12, 2023 (and as amended on May 1, 2024), the Company entered into a business combination agreement (“BCA”) with Focus Impact Acquisition Corp. (“Focus Impact”). Focus Impact is a special purpose acquisition corporation focused on amplifying social impact through the pursuit of a merger or business combination with socially forward companies. The transaction is structured as an amalgamation of the Company into a wholly owned subsidiary of Focus Impact, following Focus Impact’s redomiciling as an Alberta company. Focus Impact will be renamed “DevvStream Corp.” (the “Combined Company”) and continue the business of the Company following the amalgamation. It is a condition of the transaction that the securities of the Combined Company will be listed on the Nasdaq Stock Exchange (“NASDAQ”). This transaction is also referred to as the “De-SPAC.”
The aggregate transaction consideration deliverable to the Company’s shareholders shall be a number of newly issued shares of common stock (or shares of common stock issuable upon the exercise or conversion of other outstanding securities of the Company that are converted as a part of the transaction) of the Combined Company equal to $145 million plus the aggregate exercise price of the outstanding options and warrants of the Company, with each share of common stock of the Combined Company valued at US$10.20 per share for the purposes of the transaction.
Completion of the transaction is subject to customary closing conditions, including all requisite approvals by the shareholders of the Company and Focus Impact, the listing approval of NASDAQ and the effectiveness of the registration statement with the SEC. The Company is expected to delist from the Cboe Canada stock exchange on closing. The proposed transaction has not closed as at the date of these financial statements.
These condensed consolidated interim financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. As at April 30, 2024, the Company has a working capital deficit, incurred negative cash flows and losses since inception and has generated no revenue to date. These matters are indicators of material uncertainty that raise substantial doubt about the Company’s ability to continue as a going concern for at least twelve months from the issuance of these condensed consolidated interim financial statements.
The Company’s ability to continue its operations and to realize assets at their carrying values is dependent upon its ability to raise adequate financing from external sources and generate profits and positive cash flows from operations in order to carry out its business objectives. The Company will require additional capital for to fund its operations, to evaluate strategic opportunities, and for working capital purposes. The closing of the BCA should provide the Company with sufficient cash flow to meet its requirements. However, there is no assurance

DevvStream Holdings Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited - Expressed in United States dollars)
For the nine months ended April 30, 2024 and 2023
1. Nature of operations and going concern (continued)
that the Company will be able to secure such financing on favourable terms or that the BCA will close. These condensed consolidated interim financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern. Such adjustments could be material.
2. Basis of preparation
(a) Statement of compliance
These condensed consolidated interim financial statements have been prepared on a going concern basis in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions in Article 10 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission (the “SEC”), effective for the nine months ended April 30, 2024.
Certain information or footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying condensed consolidated interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The condensed consolidated interim financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended July 31, 2023. The interim period results do not necessary indicate the results that may be expected for any other interim period or for the full fiscal year.
These condensed consolidated interim financial statements have been prepared on a historical cost basis. In addition, these condensed consolidated interim financial statements have been prepared using the accrual basis of accounting, except for the cash flow information.
(b) Basis of consolidation
These condensed consolidated interim financial statements include the accounts of the Company and entities controlled by the Company. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. All intercompany balances and transactions, income and expenses have been eliminated upon consolidation.
As of April 30, 2024, the Company’s subsidiaries were:
Name of subsidiary	Place of incorporation	Ownership
DESG	Delaware, USA	100%
Finco	British Columbia, Canada	100%
On November 10, 2022, the Company made an investment into Marmota Solutions Incorporated (“Marmota”). On the date of the initial investment, the Company owned 50% of Marmota and accounted for the investment as an equity investment.
On October 16, 2023, the Company reduced its interest in Marmota to 10% by returning common shares to Marmota for cancellation in consideration of $19.
(c) Variable interest entities (“VIE”)
A VIE is an entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to control the entity's activities or do not substantially participate in the gains and losses of the entity. Upon inception of a contractual

DevvStream Holdings Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited - Expressed in United States dollars)
For the nine months ended April 30, 2024 and 2023
2. Basis of preparation (continued)
agreement, and thereafter, if a reconsideration event occurs, the Company performs an assessment to determine whether the arrangement contains a variable interest in an entity and whether that entity is a VIE. The primary beneficiary of a VIE is the party that has both the power to direct the activities that most significantly impact the VIE's economic performance and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. Where the Company concludes that it is the primary beneficiary of a VIE, the Company consolidates the accounts of that VIE.
(d) Functional and presentation currencies
The condensed consolidated interim financial statements of the Company are presented in United States dollars, while the functional currency of the Company and its subsidiaries is the Canadian dollar.
(e) Use of estimates and judgments
In preparing these condensed consolidated interim financial statements, management has made judgements, estimates and assumptions that affect the applicability of the Company’s accounting policies. In preparing these condensed consolidated interim financial statements, the significant estimates and critical judgments were the same as those applied to the audited consolidated financial statements as at and for the year ended July 31, 2023 except for the addition below:
Valuation of embedded derivatives
In measuring the fair value of its derivative liabilities, the Company uses judgment to determine key assumptions used in the valuation models applied. With respect to the Monte Carlo model, the Company’s probability of the De-SPAC transaction closing (Note 6) was considered a significant assumption. Management elected not to carry the entire instrument at fair value.
(f) Emerging growth company
The Company will be an “Emerging Growth Company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it has taken advantage of certain exemptions that are not applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial reporting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.
The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public and private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

DevvStream Holdings Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited - Expressed in United States dollars)
For the nine months ended April 30, 2024 and 2023
3. Significant accounting policies
The significant accounting policies applied in the preparation of these condensed consolidated interim financial statements are consistent with the accounting policies disclosed in the Company’s audited consolidated financial statements for the year ended July 31, 2023 except for the addition below:
Embedded Derivatives
An embedded derivative is a component of a hybrid contract that also includes a non-derivative host, with the effect that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative.
If a hybrid contract contains a host that is not an asset, embedded derivatives are recorded at fair value separately from the host contract when their economic characteristics and risks are not clearly and closely related to those of the host contract. Subsequent changes in fair value are recorded in the statements of loss and comprehensive loss.
The derivative component of the hybrid financial instrument is measured at fair value through profit and loss. Subsequent changes in fair value are recorded in the statements of loss and comprehensive loss.
Embedded components continue to be evaluated each period to ensure they continue to meet the definition of an embedded derivative.
4. Reverse takeover
On December 17, 2021, (and as amended on March 30, 2022, May 18, 2022, August 11, 2022, and October 24, 2022), the Company, a wholly-owned Canadian subsidiary of the Company (“BC Subco”), a wholly-owned Delaware subsidiary of the company (“Delaware Subco”), DESG and Finco, a related party of the Company, entered into an amalgamation agreement (the “Amalgamation Agreement”). Under the Amalgamation Agreement, the Company consolidated all of its issued and outstanding common shares on a 28.09:1 basis and amended its articles to redesignate the common shares as subordinate voting shares (“Subordinate Voting Shares”) and create a new class of multiple voting shares (“Multiple Voting Shares”). Under the Amalgamation Agreement, Delaware Subco amalgamated with DESG and BC Subco amalgamated with Finco.
All the outstanding DESG Subordinate Voting Shares and Finco common shares were exchanged for Subordinate Voting Shares of the Company on a one for one basis. All the outstanding DESG Multiple Voting Shares were exchanged for Multiple Voting Shares of the Company on a one for one basis. In addition, all of the outstanding convertible securities of DESG and Finco were exchanged for securities of the Company on a one for one basis and on substantially the same economic terms and conditions. The Transaction was completed on November 4, 2022.
In consideration for the Transaction, the Company issued 20,543,751 Subordinate Voting Shares to former holders of subordinate voting shares of DESG, 5,456,250 Subordinate Voting Shares to former holders of common shares of Finco and 4,650,000 Multiple Voting Shares the former holder of multiple voting shares of DESG. The former shareholders of the Company retained 1,249,789 Subordinate Voting Shares. The fair value per share was estimated to be CAD$0.60 ($0.44) based on DESG’s recent financings.
As at November 4, 2022, Finco had 2,997,975 warrants outstanding exercisable at CAD$1.50 expiring on November 4, 2024. The fair value of the warrants was estimated to be $760,932 based on the Black-Scholes Option Pricing Model using the following assumptions: share price – CAD $0.60, expected dividend yield - 0%, expected–volatility - 150%, risk-free interest rate – 4.08% and an expected remaining life – 2 years. Expected volatility was estimated by using the annualized historical volatility of publicly traded companies that the Company considers to be comparable. The expected warrant life represents the period of time that warrants granted are expected to be outstanding. The risk-free interest rate is based on Canadian government bonds with a remaining term equal to the expected life of the warrants.
Immediately after the completion of the Transaction, the former holders of DESG’s shares owned 91% of the shares of the combined entity. As a result of the Transaction, the former shareholders of DESG acquired control

DevvStream Holdings Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited - Expressed in United States dollars)
For the nine months ended April 30, 2024 and 2023
4. Reverse takeover (continued)
of the Company, thereby constituting a reverse takeover (“RTO”) of the Company. The RTO was determined to be a purchase of the Company and Finco’s net assets by the shareholders of DESG.
The Transaction was accounted for as a capital transaction of DESG and equivalent to the issuance of shares by DESG for the net assets of the Company and Finco accompanied by a recapitalization as the Company did not qualify as a business according to the definition in ASC 805 “Business Combinations” and met the definition of a non-operating public shell. As a result, the transaction has been accounted for as an asset acquisition with DESG being identified as the acquirer and the Company and Finco being treated as the accounting acquiree with the transaction being measured at the fair value of the equity consideration issued to the Company and Finco shareholders. DESG is the continuing entity from the date of its incorporation on August 27, 2021.
The excess of the fair value of the shares issued over the value of the net monetary assets acquired has been recognized as a reduction in equity.
The purchase price is allocated as follows:
Fair value of shares retained by former shareholders of the Company (1,249,789 post 28.09:1 consolidation shares at CAD$0.60 ($0.44))	$551,820
Fair value of shares issued to former shareholders of Finco (5,456,250 shares at CAD$0.60 ($0.44))	2,409,100
Fair value of replacement Finco warrants	760,932
Amounts due to Finco	(3,014,157)
Amounts due from the Company	14,425
Total consideration	722,120

Net Assets (Liabilities) Acquired of the Company and Finco:
Cash	$10
Accounts payable and accrued liabilities	(75,396)
Total net assets (liabilities)	$(75,386)

Reduction to additional paid-in capital as a result of the recapitalization	$797,506
Transaction costs of $114,930 were incurred as part of the Transaction and recorded within professional fees in the statements of operations and comprehensive loss.
5. Accounts payable and accrued liabilities
	April 30, 2024	July 31, 2023
Accounts payable	$4,071,114	$490,287
Accrued liabilities	765,051	418,365
	$4,836,165	$908,652
6. Convertible notes
During the nine months ended April 30 2024, the Company closed several tranches of convertible debenture offerings under the following terms:
Tranche 1 (Related Party Convertible Debt – Devvio (Note 11(b))
On January 12, 2024, the Company closed the first tranche of unsecured convertible notes in the principal amount of $100,000 with Devvio that will bear interest at a rate of 5.3% per annum, payable at maturity, subject to acceleration if the Company completes the De-SPAC transaction and the debentures are not converted. The

DevvStream Holdings Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited - Expressed in United States dollars)
For the nine months ended April 30, 2024 and 2023
6. Convertible notes (continued)
maturity is November 6, 2024. The Company has the right to prepay the whole or any portion of the principal amount, and together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment. Devvio is a related party to the Company through its ownership, as Devvio holds 100% of the Company’s MVS, and one of Devvio’s officers, directors and principal owners is a director of the Company.
In the event the Company completes a De-SPAC transaction, the principal amount and accrued interest are convertible into SVS of the Company at the option of the lender, as follows:
•
At a conversion price equal to the greater of (a) $7.65 multiplied by the common conversion ratio stipulated by the business combination agreement (the “Common Conversion Ratio”), and (b) CAD$1.03. The shares are thereafter exchanged for common shares of Focus Impact at the Common Conversion Ratio.

•
If the Company completes the De-SPAC transaction, and the convertible notes are not converted into shares, the maturity date will accelerate and the principal plus interest will become repayable within 10 days after the closing of the De-SPAC transaction.

In the event the Company does not complete a De-SPAC transaction at the earliest of October 8, 2024 (270 days from the issuance date of the notes) and the termination of the business combination agreement with Focus Impact (Note 1), the principal and accrued interest are convertible into units consisting of one SVS and half of a share purchase warrant, at the option of the lender, as follows:
•	At a conversion price equal to the greater of (a) the 30-day volume weighted average trading price (“VWAP”) of the shares on Cboe Canada stock exchange and (b) CAD$1.03.
•
Each warrant will carry the right to purchase a share with an exercise price equal to the greater of (a) a 20% premium on the 30-day VWAP and (b) the floor price of CAD$1.03. The warrants will expire 2 years after the conversion date.

The conversion price is subject to certain anti-dilution provisions.
The Tranche 1 convertible debentures were determined to be a financial instrument comprising a host debt component and a conversion feature which is an embedded derivative that required bifurcation. On initial recognition, the embedded derivative was valued first, and the residual value was assigned to the host financial debt component. The fair value of the derivative liability at issuance was estimated to be $45,000 using the Monte Carlo model.
The prepayment option and the accelerated repayment condition were not separately accounted for as they were determined to be clearly and closely related to the host contract.
Tranche 2
On January 12, 2024, the Company closed the second tranche of unsecured convertible notes in the principal amount of $100,000 that bear interest at the rate of 15% per annum, payable only in Company securities on the Conversion Date, or payable in cash in connection with a Liquidating Event or Event of Default.
In the event the Company completes a De-SPAC transaction, the principal amount and accrued interest automatically convert into SVS of the Company as follows:
•
At a conversion price equal to the greater of (a) $7.65 multiplied by the Common Conversion Ratio, and (b) CAD$1.03. The shares are thereafter exchanged for common shares of Focus Impact at the Common Conversion Ratio

•	The shares are thereafter exchanged for common shares of Focus Impact at the common conversion ratio.
In the event the Company does not complete a De-SPAC transaction at the earliest of October 8, 2024 (270 days from the issuance date of the notes), and the termination of the business combination agreement with Focus Impact, the principal and accrued interest are automatically convertible into units consisting of one SVS and half of a share purchase warrant, as follows:

DevvStream Holdings Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited - Expressed in United States dollars)
For the nine months ended April 30, 2024 and 2023
6. Convertible notes (continued)
•	At a conversion price equal to the greater of (a) the 30-day VWAP of the shares on Cboe Canada stock exchange and (b) CAD$1.03.
•
Each warrant will carry the right to purchase a share with an exercise price equal to the greater of (a) a 20% premium on the 30-day VWAP and (b) the floor price of CAD$1.03. The warrants will expire 2 years after the conversion date.

The conversion price is subject to certain anti-dilution provisions.
The Tranche 2 convertible debentures are liability classified and initially recorded at fair value with subsequent changes in fair value being recorded in profit and loss (“FVTPL”). The fair value of the unsecured convertible notes at issuance was estimated to be $100,000. As at April 30, 2024, the Company revalued the debt using a Monte Carlo Simulation and recorded a change in fair value of $50,000 in Other income as an unrealized loss on convertible debt.
Tranche 3 (Focus Impact Convertible Debt (Note 1))
The third tranche of unsecured convertible notes in the principal amount of $500,000 was received in four installments: $150,000 on November 6, 2023, $150,000 on January 9, 2024, $100,000 on March 28, 2024 and $100,000 on April 19, 2024 (Note 12). The debentures will bear interest at a rate of 5.3% per annum, payable at maturity, subject to acceleration if the Company completes the De-SPAC transaction (Note 1) and the debentures are not converted. The maturity date for all advances is November 6, 2024. The Company has the right to prepay the whole or any portion of the principal amount, together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment.
In the event the Company completes a De-SPAC transaction, the principal amount and accrued interest are convertible into SVS of the Company at the option of the lender, as follows:
•	At a conversion price equal to the greater of (a) a 25% discount to the 20-day VWAP of the shares on the Cboe Exchange multiplied by the Common Conversion Ratio, and (b) $2.00.
•	The shares are thereafter exchanged for common shares of Focus Impact at the common conversion ratio.
•
If the Company completes the De-SPAC transaction, and the convertible notes are not converted into shares, the maturity date will accelerate and the principal plus interest will become repayable within 10 days after the closing of the De-SPAC transaction.

In the event the Company does not complete a De-SPAC transaction of October 8, 2024 (270 days from the issuance date of the notes), or the termination of the business combination agreement with Focus Impact, the principal and accrued interest are convertible into units consisting of one SVS and half of a share purchase warrant, at the option of the lender, as follows:
•
At a conversion price equal to the greater of (a) a 25% discount to the 20-day VWAP of the shares on the Cboe Exchange calculated on the conversion date and b) the floor price defined as the current market price on the date of announcement of the offering which was CAD$0.475.

•
Each warrant will carry the right to purchase a share with an exercise price equal to the greater of (a) a 20% premium on the 20-day VWAP and (b) the floor price defined as the current market price on the date of announcement of the offering which was CAD $0.475.

•	The warrants will expire 2 years after the conversion date.
The conversion price is subject to certain anti-dilution provisions.

DevvStream Holdings Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited - Expressed in United States dollars)
For the nine months ended April 30, 2024 and 2023
6. Convertible notes (continued)
The Tranche 3 convertible debentures were determined to be a financial instrument comprising a host debt component and a conversion feature which is an embedded derivative that required bifurcation. On initial recognition, the embedded derivative was valued first, and the residual value was assigned to the host financial debt component. The fair value of the derivative liability at issuance was estimated to be $5,200 and using the Monte Carlo model.
The prepayment option and the accelerated repayment condition were not separately accounted for as they were determined to be clearly and closely related to the host contract.
Tranche 4 (Related Party Convertible Debt – Environn))
On April 23, 2024, the Company closed the fourth tranche of unsecured convertible notes in the principal amount of $250,000 with Environn (a company controlled by a director of the Company) that will bear interest at a rate of 5.3% per annum, payable at maturity, subject to acceleration if the Company completes the De-SPAC transaction and the debentures are not converted. The maturity is February 15, 2025. The Company has the right to prepay the whole or any portion of the principal amount, and together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment.
In the event the Company completes a De-SPAC transaction, the principal amount and accrued interest are convertible into SVS of the Company at the option of the lender, as follows:
•
At a conversion price equal to the greater of (a) the price that is a 25% discount to the 20-day VWAP of the shares on Cboe Canada stock exchange, and (b) $2.00. The shares are thereafter exchanged for common shares of Focus Impact at the Common Conversion Ratio.

•
If the Company completes the De-SPAC transaction, and the convertible notes are not converted into shares, the maturity date will accelerate and the principal plus interest will become repayable within 10 days after the closing of the De-SPAC transaction.

In the event the Company does not complete a De-SPAC transaction at the earliest of January 18, 2025 (270 days from the issuance date of the notes) and the termination of the business combination agreement with Focus Impact (Note 1), the principal and accrued interest are convertible into units consisting of one SVS and half of a share purchase warrant, at the option of the lender, as follows:
•	At a conversion price equal to the greater of (a) the price that is a 25% discount to the 20-day VWAP of the shares on Cboe Canada stock exchange and (b) CAD$0.475.
•
Each warrant will carry the right to purchase a share with an exercise price equal to the greater of (a) a 20% premium on the 30-day VWAP and (b) the floor price of CAD$0.475. The warrants will expire 2 years after the conversion date.

The conversion price is subject to certain anti-dilution provisions.
The Tranche 4 convertible debentures were determined to be a financial instrument comprising a host debt component and a conversion feature which is an embedded derivative that required bifurcation. On initial recognition, the embedded derivative was valued first, and the residual value was assigned to the host financial debt component. The fair value of the derivative liability at issuance was estimated to be $2,750 using the Monte Carlo model.
The prepayment option and the accelerated repayment condition were not separately accounted for as they were determined to be clearly and closely related to the host contract.
In connection with the issuance of these convertible debentures, the Company incurred $47,772 in directly attributable transaction costs. $36,484 was allocated to the host financial liability, $3,743 was allocated to the embedded derivative and recorded immediately in the consolidated statement of profit and loss as general and administrative expenses. The balance of $7,545 was allocated to the convertible debentures classified as FVTPL and recorded immediately in the consolidated statement of profit and loss as general and administrative expenses.

DevvStream Holdings Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited - Expressed in United States dollars)
For the nine months ended April 30, 2024 and 2023
6. Convertible notes (continued)
A continuity of the Company’s convertible debentures is as follows:
Balance as at August 1, 2023	$—
Issued	950,000
Fair value of embedded derivative	(52,950)
Transaction costs	(36,484)
Accretion	23,073
Interest	7,224
Unrealized loss on convertible debt – FVTPL	50,000
Balance as at April 30, 2024	$940,863
Below is a continuity of the embedded derivative liability:
Balance as at August 1, 2023	$—
Derivative liability component of certain issued convertible debentures	52,950
Loss on revaluation	700
Balance as at April 30, 2024	$53,650
The key inputs used in the Monte Carlo model for the derivative liability and the convertible debt carried at FVTPL were as follows:
	At initial measurement	As at April 30, 2024
Probability of De-SPAC Transaction closing	90%	90%
Risk-free interest rate	4.62% to 4.87%	4.80% to 4.87%
Expected term (years)	0.55 to 0.82	0.44 to 0.80
Expected annual volatility for the Company	87.5% to 120%	100% to 115%
Expected annual volatility for Focus Impact	5%	2.5% to 5%
Common conversion ratio	0.155	0.155
Foreign exchange rate	0.727 to 0.747	0.728
7. Share capital
(a) Authorized
The Company is authorized to issue an unlimited number of SVS without par value and an unlimited number of MVS without par value.
Each MVS can be converted into SVS at a rate of one MVS to 10 SVS and carries 10 voting rights per MVS.
(b) Shares issued
Shares issued during the nine months ended April 30, 2024
On August 4, 2023 the Company issued 600,000 shares for the exercise of 600,000 share purchase warrants, at an exercise price of CAD$0.20 per share.
On August 22, 2023 the Company issued 416,667 shares for the exercise of 416,667 share purchase warrants, at an exercise price of CAD$0.20 per share.
On September 22, 2023 the Company issued 166,666 shares for the exercise of 166,666 share purchase warrants, at an exercise price of CAD$0.20 per share.

DevvStream Holdings Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited - Expressed in United States dollars)
For the nine months ended April 30, 2024 and 2023
7. Share capital (continued)
Shares issued during the nine months ended April 30, 2023
On November 4, 2022, the Company closed the Transaction and issued 6,706,039 SVS to former shareholders of Devv Holdings and Finco for consideration of $2,960,920 (Note 4).
(c) Share purchase warrants
The continuity of share purchase warrants is as follows:
	Number of warrants	Weighted Average Exercise price	Remaining life (Years)
Balance, July 31, 2022	7,959,376	CAD$0.70	1.80
Replacement Finco Warrants	2,997,975	CAD$1.20	1.27
Issued	85,000	CAD$2.00	1.92
Exercised	(1,170,000)	CAD$0.35	—
Balance, July 31, 2023	9,872,351	CAD$0.90	1.85
Exercised	(1,183,333)	CAD$0.20	—
Balance, April 30, 2024	8,689,018	CAD$1.00	0.93
As at April 30, 2024, the following share purchase warrants were outstanding:
Number of warrants outstanding	Exercise price	Expiry date
6,787,351	CAD$1.20	November 7, 2024
85,000	CAD$2.00	June 30, 2025
1,816,667	CAD$0.20	September 29, 2026
8,689,018
(d) Options
The continuity of the Company’s stock options is as follows:
	Number of options	Weighted average exercise price
Outstanding, July 31, 2022	1,980,000	CAD$0.80
Granted	2,125,000	CAD$0.89
Outstanding, July 31, 2023 and April 30, 2024	4,105,000	CAD$0.85
Exercisable, July 31, 2023	693,750	CAD$0.81
Exercisable, April 30, 2024	1,654,500	CAD$0.83
As at April 30, 2024, the weighted average remaining contractual life of outstanding options is 7.34 years (July 31, 2023 – 8.09 years).
As at April 30, 2024, the following stock options were outstanding and exercisable:
Number of options outstanding	Exercise price	Expiry date	Number of options exercisable
175,000	CAD$0.80	January 17, 2028	87,500
550,000	CAD$1.11	May 15, 2028	137,500
50,000	CAD$1.18	June 26, 2028	12,500
1,500,000	CAD$0.80	January 17, 2032	600,000
360,000	CAD$0.80	March 1, 2032	144,000

DevvStream Holdings Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited - Expressed in United States dollars)
For the nine months ended April 30, 2024 and 2023
7. Share capital (continued)
Number of options outstanding	Exercise price	Expiry date	Number of options exercisable
60,000	CAD$0.80	March 14, 2032	24,000
60,000	CAD$0.80	April 13, 2032	24,000
500,000	CAD$0.80	October 12, 2032	200,000
850,000	CAD$0.80	February 6, 2033	425,000
4,105,000			1,654,500
Stock options issued during the nine months ended April 30, 2024
No stock options were issued during the nine months ended April 30, 2024.
Stock options issued during the nine months ended April 30, 2023
On October 19, 2022, the Company granted 500,000 options with an exercise price of CAD$0.80 and a grant date fair value of $212,144. 10% of the options vest upon the Company’s listing on a recognized stock exchange which occurred on January 17, 2023 (the “Listing Date”), and 15% of the options vest every six months thereafter.
On January 17, 2023, the Company granted 175,000 options with an exercise price of CAD$0.80 and a grant date fair value of $79,180. 25% of the options vest every six months from their date of grant.
On February 6, 2023, the Company granted 850,000 options with an exercise price of CAD$0.80 and a grant date fair value of $393,786. 25% of the options vest every six months from their date of grant.
The fair value of stock options granted were estimated using the Black-Scholes Option Pricing Model with the following assumptions:
Assumptions
Risk-free interest rate	2.93% - 3.52%
Expected volatility	150%
Fair value of underlying share	CAD$0.60 - CAD$0.67
Exercise price	CAD$0.80
Dividend yield	0%
Expected life (years)	5.00 - 10.00
Expected volatility was estimated by using the annualized historical volatility of publicly traded companies that the Company considers to be comparable. The expected option life represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on Canadian government bonds with a remaining term equal to the expected life of the options.
Share-based compensation – Options
Share-based payments relating to the vesting of options for the nine months ended April 30, 2024 was $572,041 (nine months ended April 30, 2023 - $463,316).
(e) Restricted stock units (“RSUs”)
No RSUs were granted during the nine months ended April 30, 2024 or the nine months ended April 30, 2023.
As at April 30, 2024, the Company had 6,780,000 (April 30, 2023 – 6,780,000) restricted stock units (“RSUs”) outstanding, of which 2,728,000 (April 30, 2023 – 692,000) had vested. All vested RSU’s are to be settled by December 31st of the calendar year in which the RSUs vest.

DevvStream Holdings Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited - Expressed in United States dollars)
For the nine months ended April 30, 2024 and 2023
7. Share capital (continued)
As at April 30, 2024, the following RSUs were outstanding and vested:
Number of RSUs outstanding	Grant date	Number of RSUs vested
60,000	November 30, 2021	40,000
2,500,000	December 24, 2021	1,000,000
120,000	March 1, 2022	48,000
4,100,000	March 14, 2022	1,640,000
6,780,000		2,728,000
As at April 30, 2023 the following RSUs were outstanding and vested:
Number of RSUs outstanding	Grant date	Number of RSUs vested
60,000	November 30, 2021	20,000
2,500,000	December 24, 2021	250,000
120,000	March 1, 2022	12,000
4,100,000	March 14, 2022	410,000
6,780,000		692,000
Stock-based compensation – RSU’s
Share-based payments relating to the vesting of RSUs for the nine months ended April 30, 2024 was $476,709 (nine months ended April 30, 2023 - $794,669).
8. Related party transactions and balances
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.
The Company has identified its directors and senior officers as its key management personnel and the compensation costs for key management personnel and companies related to them are recorded at their exchange amounts as agreed upon by transacting parties. The compensation recorded to key management personnel during nine months ended April 30, 2024 and 2023 are as follows:
	Nine months ended April 30, 2024	Nine months ended April 30, 2023	Three months ended April 30, 2024	Three months ended April 30, 2023
Salaries and wages	$473,923	$461,772	$150,154	$157,581
Professional fees	123,207	126,349	33,151	49,720
Share based compensation	741,727	1,092,122	193,339	341,086
	$1,338,857	$1,680,243	$376,644	$548,387
At April 30, 2024, the Company had amounts owing and accrued liabilities of $258,272 (July 31, 2023 - $23,534) payable to directors and officers of the Company for salaries, expense reimbursements and professional fees. These amounts are non-interest bearing and have no terms of repayment.
During the nine months ended April 30, 2024, the Company issued convertible debentures to Devvio and Environn who are related parties to the Company (Note 6).

DevvStream Holdings Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited - Expressed in United States dollars)
For the nine months ended April 30, 2024 and 2023
9. Financial instruments
(a) Classification of financial instruments
Financial assets included in the statement of financial position are as follows:
	Level in fair value hierarchy	April 30, 2024	July 31, 2023
Amortized cost:
Cash		$102,990	$489,971
GST receivable		77,611	49,408
		$180,601	$539,379
Financial liabilities included in the statement of financial position are as follows:
	Level in fair value hierarchy	April 30, 2024	July 31, 2023
Amortized cost:
Accounts payable and accrued liabilities		$4,836,165	$908,652
Convertible debt		790,863	—

FVTPL:
Derivative liability	Level 3	53,650	—
Convertible debt – FVTPL	Level 3	150,000
		$5,830,678	$908,652
Fair value
Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:
•	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;
•	Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and
•	Level 3 – Inputs that are not based on observable market data.
The carrying value of the Company’s cash, GST receivable and accounts payable and accrued liabilities approximate their fair value due to their short terms to maturity.
(b) Credit risk
The Company’s principal financial assets are cash and trade accounts receivable. The Company’s credit risk is primarily concentrated in its cash which is held with institutions with a high credit worthiness. Credit risk is not concentrated with any particular customer. The Company’s accounts receivable consists primarily of GST receivable.
The Company’s maximum credit risk exposure is $180,601.
(c) Liquidity risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis.

DevvStream Holdings Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited - Expressed in United States dollars)
For the nine months ended April 30, 2024 and 2023
9. Financial instruments (continued)
Historically, the Company’s primary source of funding has been the issuance of equity securities and convertible debt for cash. The Company also expects that the closing of the BCA should provide the Company with sufficient cash flow to meet its requirements, however, there are no assurances that the BCA will close. The Company’s access to financing is always uncertain. There can be no assurance of continued access to significant equity funding.
The following is an analysis of the contractual maturities of the Company’s financial liabilities as at April 30, 2024:
	Within one year	Between one and five years	More than five years
Accounts payable and accrued expenses	$4,836,165	$—	$—
Convertible debt	$884,341	—	—
(d) Foreign exchange risk
Foreign currency risk arises from fluctuations in foreign currencies versus the United States dollar that could adversely affect reported balances and transactions denominated in those currencies. As at April 30, 2024, a portion of the Company’s financial assets are held in Canadian dollars. The Company’s objective in managing its foreign currency risk is to minimize its net exposure to foreign currency cash flows by transacting, to the greatest extent possible, with third parties in United States dollars. The Company does not currently use foreign exchange contracts to hedge its exposure of its foreign currency cash flows as management has determined that this risk is not significant at this point in time. The Company is not exposed to any material foreign currency risk.
At April 30, 2024, the Company has cash of $102,344 denominated in US dollars that is exposed to foreign exchange risk. A 10% strengthening or weakening in the Canadian dollar against the US dollar with all other variables held constant would have an unfavorable or favorable impact of approximately $10,000.
(e) Interest rate risk
Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to any material interest rate risk.
(f) Capital Management
In the management of capital, the Company includes components of shareholders’ equity. The Company aims to manage its capital resources to ensure financial strength and to maximize its financial flexibility by maintaining strong liquidity and by utilizing alternative sources of capital including equity, debt and bank loans or lines of credit to fund continued growth. The Company sets the amount of capital in proportion to risk and based on the availability of funding sources. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. Issuance of equity has been the primary source of capital to date. Additional debt and/or equity financing may be pursued in future as deemed appropriate to balance debt and equity. To maintain or adjust the capital structure, the Company may issue new shares, take on additional debt or sell assets to reduce debt.
10. Segmented information
The Company operates in one reportable operating segment – the development and monetization of environmental assets. The Company has not generated revenue to date and as such has no reportable segment revenues. The Company’s assets are located in Canada.
11. Commitments and contingencies
a)	On March 7, 2023, the Company entered into a carbon credit streaming agreement with BC Road Builders and Heavy Construction Association (“BCRB”) pursuant to which the Company will

DevvStream Holdings Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited - Expressed in United States dollars)
For the nine months ended April 30, 2024 and 2023
11. Commitments and contingencies (continued)
pre-purchase 25,000 carbon credits generated by BCRB's green house gas reduction program (the “BCRB Agreement”). The BCRB Agreement requires the Company to pay an initial contribution of $140,000 subject to certain conditions being met by BCRB. As of April 30, 2024, these conditions had not been met and no payments had been made pursuant to the BCRB Agreement. A further payment of $210,000 becomes due one year subsequent to the initial contribution.
b)
On September 12, 2023, the Company amended their existing strategic partnership agreement with Devvio, a related party. The Company has committed to making specific payments to Devvio. They will provide a minimum advance of $1,000,000 by August 1, 2024, followed by $1,270,000 by August 1, 2025 and August 1, 2026. Additionally, starting from 2027, if advance royalty payments fall below $1,000,000 in any year, Devvio has the right to terminate the Strategic Partnership Agreement. On July 8, 2024, the parties further amended the agreement such that the minimum advances extended by one year and are now due as follows: $1,000,000 by August 1, 2025, followed by $1,270,000 by August 1, 2026 and August 1, 2027. Additionally starting in calendar year 2028, if advance royalty payments fall below $1,000,000 in any year, Devvio has the right to terminate the Strategic Partnership Agreement.

c)
On February 16, 2024, the Company entered into a licensing agreement with Greenlines Technology Inc. for the use of certain technologies. The Company has agreed to pay $42,000 within 15 days of the closing of the BCA. Commencing January 1, 2025, the Company has agreed to pay an annual fee of $12,000 of the first day of each calendar year for the use of the technology.

d)
From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. At April 30, 2024, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations. There are also no proceedings in which any of the Company’s directors, officers or affiliates is an adverse party or has a material interest adverse to the Company’s interest.

12. Subsequent events
On June 6, 2024, the Company granted 1,163,572 RSUs to certain employees and consultants with a greant date fair value of $323,072. Each vested RSU can be exchanged for one SVS of the Company for no additional consideration. The RSUs will vest as follows: 10% on the 6-month anniversary of the grant date and 15% every 6 months thereafter for a period of 36 months.
On June 13, 2024, the Company received an additional advance of $50,000 from Focus Impact under the same terms as the third tranche of unsecured convertible notes (Note 6).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of DevvStream Holdings Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of DevvStream Holdings Inc. (the “Company”) as of July 31, 2023 and 2022 and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity (deficiency), and cash flows for the year ended July 31, 2023 and the period from incorporation on August 27, 2021 to July 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”).
In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of July 31, 2023 and 2022, and the results of its consolidated operations and its consolidated cash flows for the year ended July 31, 2023 and the period from incorporation on August 27, 2021 to July 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Material Uncertainty Related to Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a working capital deficit, negative cash flows and losses since inception and requires additional capital to fund its operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ MNP LLP
Toronto, Ontario	Chartered Professional Accountants
December 1, 2023	Licensed Public Accountants
We have served as the Company’s auditor since 2022

DevvStream Holdings Inc.
CONSOLIDATED BALANCE SHEETS
(Expressed in United States dollars)
As at	Notes	July 31, 2023	July 31, 2022
ASSETS
Current assets
Cash		$489,971	$3,755,655
GST receivable		49,408	4,704
Prepaid expenses		311,690	442,256
Total current assets		851,069	4,202,615

Equipment		2,821	4,839
Total assets		$853,890	$4,207,454

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities
Accounts payable and accrued liabilities	7	$908,652	$200,743
Due to DevvESG Streaming Finco Ltd.	4	—	3,222,840
Total current liabilities		908,652	3,423,583

Shareholders’ equity (deficiency)
Common shares (No par value, unlimited common shares authorized; 28,419,790 SVS and 4,650,000 MVS issued and outstanding) (2022 – 20,543,751 SVS and 4,650,000 MVS)	8	—	—
Additional paid in capital	8	11,883,289	6,818,147
Accumulated other comprehensive loss		(83,570)	(84,448)
Deficit		(11,854,481)	(5,949,828)
Total shareholders’ equity (deficiency)		(54,762)	783,871
Total liabilities and shareholders’ equity (deficiency)		$853,890	$4,207,454

Nature of operations and going concern	1
Commitments	13
Subsequent events	14
See accompanying notes to the consolidated financial statements.

DevvStream Holding Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Expressed in United States dollars)
	Note	Year ended July 31, 2023	For the period from incorporation on August 27, 2021 to July 31, 2022
Operating expenses
Sales and marketing		$914,409	$214,446
Depreciation		1,849	973
General and administrative		443,549	194,001
License fee	5	—	1,574,854
Professional fees	9	1,994,826	681,987
Salaries and wages	9	777,112	506,617
Share – based compensation	8, 9	1,838,811	946,007
Total operating expenses		(5,970,556)	(4,118,885)
Other income/expenses
Other income		10,139	—
Foreign exchange gain (loss)		55,764	(49,119)
Loss on impairment	5, 6	—	(1,781,824)

Net loss		$(5,904,653)	$(5,949,828)

Other comprehensive loss
Foreign currency translation		878	(84,448)
Net loss and comprehensive loss		(5,903,775)	(6,034,276)

Weighted average number of shares – Basic and diluted		30,398,859	19,024,798

Loss per share – Basic and diluted		$(0.19)	$(0.32)
See accompanying notes to the consolidated financial statements.

Devvstream Holdings Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIENCY)
(Expressed in United States dollars)
	Note	Number of Subordinate Voting Stock	Number of Multiple Voting Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total shareholders’ equity (deficiency)
Balance, August 27, 2021		—	—	$—	$—	$—	$—
Shares and units issued for cash net of issuance costs	8	20,543,751	—	5,356,193	—	—	5,356,193
Shares issued for intangible asset	8	—	4,650,000	515,947	—	—	515,947
Share based compensation – RSUs	8	—	—	696,716	—	—	696,716
Share based compensation – Options	8	—	—	249,291	—	—	249,291
Foreign currency translation		—	—	—	—	(84,448)	(84,448)
Net loss		—	—	—	(5,949,828)	—	(5,949,828)
Balance, July 31, 2022		20,543,751	4,650,000	$6,818,147	$(5,949,828)	$(84,448)	$783,871
Share based compensation – RSUs	8	—	—	1,036,325	—	—	1,036,325
Share based compensation – Options	8	—	—	778,742	—	—	778,742
Shares issued for warrant exercises	8	1,170,000	—	301,984	—	—	301,984
Shares and warrants issued on RTO	4	6,706,039	—	3,721,852	—	—	3,721,852
Recapitalization on RTO	4			(797,505)			(797,505)
Warrant fair value modification	8	—	—	23,744	—	—	23,744
Foreign currency translation		—	—	—	—	878	878
Net loss		—	—	—	(5,904,653)	—	(5,904,653)
Balance, July 31, 2023		28,419,790	4,650,000	$11,883,289	$(11,854,481)	$(83,570)	$(54,762)
See accompanying notes to the consolidated financial statements.

DevvStream Holdings Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in United States dollars)
	For the year ended July 31, 2023	For the period from incorporation on August 27, 2021 to July 31, 2022
Operating activities
Net loss for the period	$(5,904,653)	$(5,949,828)
Items not affecting cash:
Depreciation	1,849	973
Share based compensation	1,838,811	946,007
Loss on impairment	—	1,781,824
Gain on forgiveness of accounts payable	(6,542)	—

Changes in non-cash working capital items:
Other receivables	(44,147)	(4,750)
Prepaid expenses	115,817	(446,588)
Accounts payable and accrued liabilities	590,721	202,709
Net cash used in operating activities	(3,408,144)	(3,469,653)

Investing activities
Cash assumed on RTO	10	—
Purchase of intangible assets	—	(1,281,848)
Purchase of property and equipment	—	(5,860)
Net cash provided by (used in) financing activities	10	(1,287,708)

Financing activities
Proceeds from issuance of shares	—	5,356,194
Proceeds from warrant exercise	301,984	—
Amounts due to DevvESG Streaming Finco Ltd.	—	3,254,412
Net cash provided by financing activities	301,984	8,610,606

Effect of exchange rate changes on cash	(159,534)	(97,590)

Net increase (decrease) in cash	(3,265,684)	3,755,655
Cash, Beginning	3,755,655	—
Cash, Ending	$489,971	$3,755,655

Supplemental information:
Taxes paid	$—	$—
Interest paid	$—	$—
Fair value of securities issued for the acquisition of DevvStream Inc. (Note 4)	$3,721,852	$—
Amounts reclassified from additional paid in capital to share capital upon exercise of warrants (Note 9)	$22,407	$—
Shares issued for intangible assets (Notes 6 and 9)	—	515,947
Share issuance costs in accounts payable and accrued liabilities	$—	$6,593
See accompanying notes to the consolidated financial statements.

DevvStream Holdings Inc.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the year ended July 31, 2023 and period from incorporation on August 27, 2021 to July 31, 2022
1. Nature of operations and going concern
DevvStream Holdings Inc. (the “Company” or “Devv Holdings”) was incorporated under the British Columbia Business Corporations Act on August 13, 2021. The head office is located at 2133 – 1177 West Hastings Street, Vancouver, BC V6E 2K3 and records and registered office is located at 1500 – 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7.
On November 4, 2022, the Company completed a reverse takeover (“RTO”) with DevvStream Inc. (“DESG”) and DevvESG Streaming Finco Ltd. (“Finco”), (the “Transaction”) (Note 4). DESG is an Environmental Social and Governance (“ESG”) principled, high-tech, impact investing company focused on high quality and high return carbon credit generating projects. DESG is deemed as the acquirer for accounting purposes, and therefore its assets, liabilities and operations are included in the consolidated financial statements at their historical carrying value. The Company’s operations are considered to be a continuance of the business and operations of DESG from its date of incorporation on August 27, 2021, with the Company and Finco’s operations being included from November 4, 2022, the closing date of the Transaction, onwards.
The Company is a public company which is listed on the Cboe Exchange under the symbol “DESG”.
These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. As at July 31, 2023, the Company has a working capital deficit, incurred negative cash flows and losses since inception and has generated no revenue to date. These matters, when considered in the aggregate raise substantial doubt about the Company’s ability to continue as a going concern for at least twelve months from the issuance of these consolidated financial statements.
The Company’s ability to continue its operations and to realize assets at their carrying values is dependent upon its ability to raise adequate financing from external sources and generate profits and positive cash flows from operations in order to carry out its business objectives. The Company will require additional capital for to fund its operations, to evaluate strategic opportunities, and for working capital purposes. However, there is no assurance that the Company will be able to secure such financing on favourable terms. Subsequent to the year ended July 31, 2023, the Company obtained additional cash through the exercise of warrants and has entered into a business combination agreement. These consolidated financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern. Such adjustments could be material.
2. Basis of preparation
(a) Statement of compliance
These consolidated financial statements reflect the accounts of the Company and have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for financial information. These consolidated financial statements have been prepared on a going concern basis, under the historical cost convention.
(c) Basis of consolidation
These consolidated financial statements include the accounts of the Company and entities controlled by the Company. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. All intercompany balances and transactions, income and expenses have been eliminated upon consolidation.
As of July 31, 2023, the Company’s subsidiaries were:
Name of subsidiary	Place of incorporation	Ownership
DESG	Delaware, USA	100%
Finco	British Columbia, Canada	100%

2. Basis of preparation (continued)
On November 10, 2022, the Company made an investment into Marmota Solutions Incorporated (“Marmota”). On the date of the initial investment, the Company owned 50% of Marmota and accounted for the investment as an equity investment. As at July 31, 2023, the Company held a 32% interest in Marmota. Subsequent to the year ended July 31, 2023, the Company’s interest in Marmota was reduced to 10% (Note 15).
(d) Variable interest entities (“VIE”)
A VIE is an entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to control the entity's activities or do not substantially participate in the gains and losses of the entity. Upon inception of a contractual agreement, and thereafter, if a reconsideration event occurs, the Company performs an assessment to determine whether the arrangement contains a variable interest in an entity and whether that entity is a VIE. The primary beneficiary of a VIE is the party that has both the power to direct the activities that most significantly impact the VIE's economic performance and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. Where the Company concludes that it is the primary beneficiary of a VIE, the Company consolidates the accounts of that VIE.
(e) Functional and presentation currencies
The consolidated financial statements of the Company are presented in United States dollars, while the functional currency of the Company and its subsidiaries is the Canadian dollar.
(f) Use of estimates and judgments
The preparation of consolidated financial statements in conformity with US GAAP requires the Company’s management to make judgments, estimates and assumptions about future events that the amounts reported in the consolidated financial statements. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are made prospectively.
Key estimates made by management with respect to the areas noted have been disclosed in the notes to these consolidated financial statements.
Fair value of consideration in RTO
The fair value of consideration to acquire the Company in the RTO comprised of common shares and replacement warrants. The share price of DESG as at the date of issuance is a significant estimate. In determining the estimate, management considered recent financings. The replacement warrants were valued using the Black-Scholes option pricing model which utilizes subjective assumptions such as fair value of the underlying share, expected price volatility, expected life and estimated forfeitures.
Equity-settled share-based payments
Share-based payments are measured at fair value. Options and warrants are measured using the Black-Scholes option pricing model based on estimated fair values of all share-based awards at the date of grant. The Black-Scholes option pricing model utilizes subjective assumptions such as fair value of the underlying share, expected price volatility, expected life and estimated forfeitures. Non-market vesting conditions are estimated initially and re-assessed every reporting period. Changes in these input assumptions can significantly affect the fair value estimate.
Functional currency
The Company and its subsidiaries are required to determine their functional currencies based on the primary economic environment in which each entity operates. In order to do that, management has to analyze several factors, including which currency mainly influences the cost of undertaking the business activities, in which currency the entity has received financing, and in which currency it keeps its receipts from operating activities. Management uses its judgment to determine which factors are most important when the above indicators are mixed and the functional currency is not obvious.

2. Basis of preparation (continued)
Going concern
The assessment of the Company’s ability to continue as a going concern and to raise sufficient funds to pay its ongoing operating expenditures and to meet its liabilities for the ensuing year, involves significant judgment based on historical experience and other factors, including expectation of future events that are believed to be reasonable under the circumstances.
Valuation of intangible assets
To value the acquired intangible asset, the Company engaged a third-party valuation firm to perform a valuation as of the date of acquisition. In determining the fair value of the intangible asset, the total development cost including the developer premium that had been incurred in developing the intangible asset was utilized as a proxy for the fair market value of the intangible asset. Changes in the input assumptions around the developer premium and the value of the work conducted by Devvio can significantly impact the fair value estimate. The Company estimates the recoverable amount of the acquired intangible assets to be $Nil as at July 31, 2022. As such, the entire cost of the intangible assets was impaired to $Nil at July 31, 2022.
(g) Emerging growth company
The Company is an “Emerging Growth Company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it has taken advantage of certain exemptions that are not applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial reporting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.
The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public and private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
3. Significant accounting policies
The accounting policies set out below have been applied in the preparation of these consolidated financial statements. These policies have been applied consistently in the period unless otherwise stated.
(a) Additional paid in capital
Additional paid in capital is presented at the value of the shares issued as the Company’s shares have no stated par value. Transaction costs directly attributable to the issuance of common shares are recognized as a deduction from equity. Transactions with shareholders are disclosed separately in equity.
The proceeds from the exercise of stock options or warrants together with amounts previously recorded in additional paid in capital over the vesting periods are recorded as additional paid in capital.
Share units
The Company uses the relative fair value method with respect to the measurement of shares and warrants issued as private placement units. Under the relative fair value method, the Company first determines the fair value of the common shares and warrants issued in a private placement, calculates the total fair value of the issued units, and then allocates the proceeds received between the common shares and warrants based on their respective percent of the total fair value.

3. Significant accounting policies(continued)
Warrants modification
The modification of warrants is accounted for as a cancellation of the old warrants, and the issuance of post-modification warrants as the new warrants. The fair value incremental calculated on the modification would be considered an additional cost of issuing equity as part of the exchange of the old instrument for the new instrument. The impact of modifications to warrants previously issued for services is recognized as share based compensation n the consolidated statements of operations and comprehensive loss.
(b) Share-based payments
The Company records stock-based compensation in accordance with ASC 718 (“Compensation – Stock Compensation”) using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.
The Company uses the Black-Scholes option pricing model to calculate the fair value of stock-based awards. This model is affected by the Company’s stock price as well as assumptions regarding a number of subjective variables. These subjective variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, and actual and projected stock option exercise behaviors. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the statement of operations over the requisite service period.
The Company records restricted stock units based on their fair value at grant date and recognizes compensation expense on a graded basis over the vesting period. In circumstances where the restricted stock units vest on the date of grant, the expense would be immediately recognized on grant.
The cumulative expense is recognized for equity-settled transactions at each reporting date until the vesting date reflects the Company’s best estimate of the number of equity instruments that will ultimately vest. At the end of each reporting period, the Company re-assesses its estimates of the number of awards that are expected to vest and recognizes the impact of the revisions in the consolidated statements of loss and comprehensive loss. No expense is recognized for awards that do not ultimately vest.
Where the terms of an equity settled award are modified, the minimum expense recognized is the grant date fair value of the unmodified award, provided the original terms of the award are met. An additional expense or its reduction is recognized for any modification which increases or decreases the total fair value of the share-based payment arrangement or is otherwise beneficial to the employee as measured at the date of modification. Where an award is cancelled by the Company or the counterparty, any remaining element of the fair value of the award is expensed immediately or reversed through profit or loss, depending on the type of cancellation.
(c) Equipment
Equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the asset using the following annual rates:
Computer equipment	3 years
(d) Impairment of non-financial assets
The Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances that could trigger a review include, but are not limited to: significant decreases in the market price of the assets; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the assets; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the assets; and current expectation that the assets will more likely than not be sold or disposed significantly before the end of their estimated useful life.
When indicators of potential impairment are present the Company prepares a projected undiscounted cash flow analysis for the respective asset or asset group. If the sum of the undiscounted cash flows is less than the carrying

3. Significant accounting policies(continued)
value of the asset or asset group, an impairment loss is recognized equal to the excess of the carrying value over the fair value, if any. Fair value can be determined using a market approach, income approach or cost approach. Recognized impairment losses are not reversed.
(e) Foreign currency translation
Foreign currency transactions and balances
Foreign currency transactions are translated into the functional currency of the Company, using the exchange rates prevailing at the dates of the transactions, with the resulting foreign exchange gains and losses recognized in the consolidated statements of loss and comprehensive loss. The foreign exchange gains and losses resulting from the remeasurement of monetary items denominated in foreign currency at year end exchange rates are recognized in the consolidated statements operations and comprehensive loss.
Non-monetary items are not retranslated at year end and are measured at historical cost (translated using the exchange rates at the transaction date), except for non-monetary items measured at fair value which are translated using the exchange rates at the date when fair value was determined.
Translation to presentation currency
The Company has a functional currency of the Canadian dollar and a presentation currency of the US dollar. For presentation, assets and liabilities have been translated into US Dollar at the closing rate at the reporting date and income and expenses are translated at average exchange rates prevailing during the period. Foreign currency translation gains and losses are recognized in other comprehensive loss.
(f) Investment in associate
The Company accounts for its investment in Marmota as an equity investment. Management has assessed that the Company has significant influence for the following reasons:
(i)	The Company held 33.25% of the voting rights (Notes 2 and 14); and
(ii)	The Company has representation on Marmota’s Board of Directors.
As a result, the Company includes the results of Marmota in its consolidated financial statements through equity accounting.
Under equity accounting, the investment is initially recognized at cost, and the carrying amount is increased or decreased to recognize the investor’s shares of profit or loss of the associate. The Company’s share of income or loss of associates is recognized in the consolidated statement of loss and comprehensive loss prior to the date that it became an investment entity.
Dilution gains and losses arising from changes in interest in investments in associates where significant influence is retained are recognized in the consolidated statements of loss and comprehensive loss.
The initial equity investment in Marmota was $25. During the year ended July 31, 2023, the Company’s share of Marmota’s loss exceeded the Company’s total investment in Marmota, resulting in a carrying value of the investment of $Nil as of July 31, 2023.
(g) Financial Instruments
A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.
At initial recognition, the Company classifies and measures its financial instruments as one of the following:
•	held to maturity (amortized cost);
•	available for sale (fair value through other comprehensive income);
•	otherwise, they are classified as trading (fair value through net income).

3. Significant accounting policies(continued)
Financial assets are classified and measured at fair value with subsequent changes in fair value recognized in either profit and loss as they arise unless restrictive criteria are met for classifying and measuring the asset at either amortized cost or FVOCI. Financial liabilities are measured at amortized costs unless they are elected to be or required to be measured at fair value through profit and loss.
Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred, and the Company has transferred all risks and rewards of ownership. Financial liabilities are derecognized when the obligations specified in the contract are discharged, cancelled, or expire.
Fair value is the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Fair value measurements for invested assets are categorized into levels within a fair value hierarchy based on the nature of the valuation inputs (Levels 1, 2 or 3).
The three levels are defined based on the observability of significant inputs to the measurement, as follows:
•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;
•	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and
•	Level 3: one or more significant inputs used in a valuation technique are unobservable in determining fair values of the asset or liability.
Determination of fair value and the resulting hierarchy requires the use of observable market data whenever available. The classification of an asset or liability in the hierarchy is based upon the lowest level of input that is significant to the measurement of fair value.
The Company's cash, GST receivable, accounts payable and accrued liabilities and amounts due to DevvESG Streaming Finco Ltd. approximate fair value due to their short-term nature.
(h) Intangible assets
Intangible assets are recognized when it is probable that the use of the asset will generate future economic benefits, the economic benefits can be controlled by the Company and the costs of the asset can be determined reliably. Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is recognized in net loss as incurred.
Intangible assets that have finite useful lives are measured at cost less accumulated amortization and any accumulated impairment losses.
Amortization is recognized in the statements of loss and comprehensive loss on a straight-line basis over the estimated useful lives of the finite life of intangible assets. Intangible assets in development are not amortized and reflect the cost of developing the intangible asset, which are not yet available for their intended use. Intangible assets in development will start to be amortized when they are available for their intended use. At July 31, 2023 and 2022, the Company has indefinite life intangible assets with a carrying value of $Nil (Note 5).
(i) Income taxes
The Company's tax provision consists of taxes currently payable or receivable, plus any change during the period in deferred tax assets and liabilities. The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settles. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that is it more likely than note that some portion of the deferred tax asset will not be realized.
During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting for income taxes requires a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if available

3. Significant accounting policies(continued)
evidence indicates it is more likely than not that the tax position will be fully sustained upon review by taxing authorities, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount with a greater than 50 percent likelihood of being realized upon ultimate settlement. For tax positions that are 50 percent or less likely of being sustained upon audit, the Company does not recognize any portion of that benefit in the financial statements.
(j) Loss per share
Basic loss per share is calculated by dividing the net loss attributable to the common shareholders of the Company by the weighted average number of subordinate voting stock outstanding and reduced by any shares held in escrow during the reporting period. Diluted loss per share is calculated by dividing the net loss applicable to subordinate voting stock by the sum of the weighted average number of subordinate voting stock issued and outstanding, all additional subordinate voting stock that would have been outstanding if potentially dilutive instruments were converted and reduced by any shares held in escrow. If these computations prove to be anti-dilutive, diluted loss per share is the same as basic loss per share.
(k) Advertising
The Company expenses advertising costs when the advertising first takes place. Advertising expense was approximately $914,409 for the year ended July 31, 2023 (2022 – $214,446).
(l) Operating segments
Operating segments are components of the Company that engage in business activities which generate revenues and incur expenses. The operations of an operating segment are distinct, and the operating results are regularly reviewed by the CODM for the purposes of resource allocation decisions and assessing its performance. The Company has assessed the above criteria and has determined that the entity as a whole is one operating segment comprising of a single operating segment.
(l) Standards issued but not yet effective
Convertible Instruments and Contracts in an Entity’s Own Equity (ASU 2020-06)
In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40),” which simplifies the accounting for convertible instruments, reduces complexity for preparers and practitioners and improves the decision usefulness and relevance of the information provided to financial statement users. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company has determined that there will not be any significant impact on its consolidated financial statements from adopting this standard.
4. Reverse takeover
On December 17, 2021, (and as amended on March 30, 2022, May 18, 2022, August 11, 2022, and October 24, 2022), the Company, a wholly-owned Canadian subsidiary of the Company (“BC Subco”), a wholly-owned Delaware subsidiary of the company (“Delaware Subco”), DESG and Finco, a related party of the Company, entered into an amalgamation agreement (the “Amalgamation Agreement”). Under the Amalgamation Agreement, the Company consolidated all of its issued and outstanding common shares on a 28.09:1 basis and amended its articles to redesignate the common shares as subordinate voting shares (“Subordinate Voting Shares”) and create a new class of multiple voting shares (“Multiple Voting Shares”). Under the Amalgamation Agreement, Delaware Subco amalgamated with DESG and BC Subco amalgamated with Finco.
All the outstanding DESG Subordinate Voting Shares and Finco common shares were exchanged for Subordinate Voting Shares of the Company on a one for one basis. All the outstanding DESG Multiple Voting Shares were

4. Reverse takeover(continued)
exchanged for Multiple Voting Shares of the Company on a one for one basis. In addition, all of the outstanding convertible securities of DESG and Finco were exchanged for securities of the Company on a one for one basis and on substantially the same economic terms and conditions. The Transaction was completed on November 4, 2022.
In consideration for the Transaction, the Company issued 20,543,751 Subordinate Voting Shares to former holders of subordinate voting shares of DESG, 5,456,250 Subordinate Voting Shares to former holders of common shares of Finco and 4,650,000 Multiple Voting Shares the former holder of multiple voting shares of DESG. The former shareholders of the Company retained 1,249,789 Subordinate Voting Shares. The fair value per share was estimated to be CAD$0.60 ($0.44) based on DESG’s recent financings.
As at November 4, 2022, Finco had 2,997,975 warrants outstanding exercisable at CAD$1.50 expiring on November 4, 2024. The fair value of the warrants was estimated to be $760,932 based on the Black-Scholes Option Pricing Model using the following assumptions: share price – CAD $0.60, expected dividend yield - 0%, expected–volatility - 150%, risk-free interest rate – 4.08% and an expected remaining life – 2 years. Expected volatility was estimated by using the annualized historical volatility of publicly traded companies that the Company considers to be comparable. The expected warrant life represents the period of time that warrants granted are expected to be outstanding. The risk-free interest rate is based on Canadian government bonds with a remaining term equal to the expected life of the warrants.
Immediately after the completion of the Transaction, the former holders of DESG’s shares owned 91% of the shares of the combined entity. As a result of the Transaction, the former shareholders of DESG acquired control of the Company, thereby constituting a reverse takeover (“RTO”) of the Company. The RTO was determined to be a purchase of the Company and Finco’s net assets by the shareholders of DESG.
The Transaction is accounted for as a capital transaction of DESG and equivalent to the issuance of shares by DESG for the net assets of the Company and Finco accompanied by a recapitalization as the Company did not qualify as a business according to the definition in ASC 805 “Business Combinations” and met the definition of a non-operating public shell. As a result, the transaction has been accounted for as an asset acquisition with DESG being identified as the acquirer and the Company and Finco being treated as the accounting acquiree with the transaction being measured at the fair value of the equity consideration issued to the Company and Finco shareholders. DESG is the continuing entity from the date of its incorporation on August 27, 2021.
The excess of the fair value of the shares issued over the value of the net monetary assets acquired has been recognized as a reduction of equity.
The purchase price is allocated as follows:
Fair value of shares retained by former shareholders of the Company (1,249,789 post 28.09:1 consolidation shares at CAD$0.60 ($0.44))	$551,820
Fair value of shares issued to former shareholders of Finco (5,456,250 shares at CAD$0.60 ($0.44))	2,409,100
Fair value of replacement Finco warrants	760,932
Amounts due to Finco	(3,014,157)
Amounts due from the Company	14,425
Total consideration	722,120

Net Assets (Liabilities) Acquired of PubCo and Finco:
Cash	$10
Accounts payable and accrued liabilities	(75,396)
Total net assets (liabilities)	$(75,386)

Reduction to additional paid-in capital as a result of the recapitalization	$797,506
Transaction costs of $114,930 were incurred as part of the Transaction and recorded within professional fees in the statements of operations and comprehensive loss.

5. Intangible assets
On November 30, 2021, the Company entered into a strategic partnership agreement with Devvio, a related party of the Company, whereby, the Company issued 4,650,000 MVS (Note 8) to acquire a license valued at $515,947 to access Devvio Inc.’s in process online platform where ESG data is tracked under Devvio’s platform. The platform will provide affiliated services through various partnerships to improve ESG ratings. The strategic partnership agreement provides the Company a perpetual first right of refusal (“ROFR”) for any opportunity to pursue a potential financing of a green project in North America referred from the Devvio platform. The ROFR is related to green projects in North America which the Company could support via financing. Furthermore, the Company has a right to participate in a pro-rata share of 20% of the economics in any Global Opportunity related to green projects identified from the Devvio platform outside of North America. Two of Devvio’s officers are directors of the Company.
For the eventual and continued use of the Devvio platform, the Company will pay to Devvio a sale fee of 5% of all sale revenue related to the sale of Carbon Credits which will be stored on Devvio’s platform (the “Fee”). The Fee is in consideration for the Company’s eventual use of Devvio’s platform to process, manipulate, copy, aggregate or otherwise use any data created, owned, produced or provided by the Company and compiled by or through the Devvio platform, of which the Company has paid CAD$2,000,000 ($1,574,854) which was impaired at July 31, 2022.
The Company determined that the intangible asset has an indefinite useful life as the strategic partnership agreement will continue in perpetuity and the Devvio platform will be maintained and continuously upgraded by Devvio into the foreseeable future.
The fair value of the share issuance was determined to be to be CAD$0.14 (approximately $0.11) per MVS, based on the valuation performed by a third-party valuation firm on the intangible asset acquired.
The Company also capitalized legal and professional fees of $12,122 to the intangible asset during the period from incorporation on August 27, 2021 to July 31, 2022.
As at July 31, 2022, the Company assessed that the recoverable amount of the intangible asset to be $Nil. As such, during the period from incorporation on August 27, 2021 to July 31, 2022, the Company fully impaired the intangible asset, resulting in a net book value of $Nil as at July 31, 2022 and recognized an impairment loss of $531,824 during the period ended July 31, 2022.
6. Streaming rights
On April 22, 2022, the Company, Devvio and TS-Nano, both related parties, entered into a carbon credit streaming agreement. The Company and TS-Nano have two directors in common (Note 9).
As part of the agreement, the Company provided TS-Nano funding of $1,250,000 to develop, produce and install the polymer nanocomposite sealants (the “Capping Technology”). In return, the Company will have the exclusive right to the carbon credits relating to any of the projects undertaken by TS-Nano from the effective date of the agreement until the cost of the all projects undertaken by TS-Nano from that period is equal to or greater than $1,250,000. During the period from incorporation on August 27, 2021 to July 31, 2022, the exclusive rights to the carbon credits were initially recognized as intangible assets and subsequently fully impaired for an amount of $1,250,000.
7. Accounts payable and accrued liabilities
	July 31, 2023	July 31, 2022
Accounts payable	$490,287	$177,560
Accrued liabilities	418,365	23,183
	$908,652	$200,743
8. Share capital
(a) Authorized
The Company is authorized to issue an unlimited number of SVS with no par value and an unlimited number of MVS with no par value.
Each MVS can be converted into SVS at a rate of one MVS to 10 SVS and carries 10 voting rights per MVS.

8. Share capital(continued)
(b) Shares issued
During the year ended July 31, 2023:
On November 4, 2022, the Company closed the Transaction and issued 6,706,039 SVS to former shareholders of Devv Holdings and Finco for consideration of $2,960,920 (Note 4).
On May 10, 2023 the Company issued 1,170,000 shares for the exercise of 1,170,000 share purchase warrants, 1,000,000 of which were exercised at CAD$0.20 per share, and 170,000 of which were exercised at CAD$1.20, for total cash proceeds of CAD$404,000 ($301,984).
During the period from incorporation on August 27, 2021 to July 31, 2022:
On September 29, 2021, the Company issued 8,000,001 units of the Company for gross proceeds of CAD$160,000 ($125,579). Each unit consists of one SVS and one-half SVS purchase warrant. Each whole warrant is exercisable at CAD$0.20 for a period of 60 months. The warrants were valued at CAD$42,597 (approximately $33,433) using the relative fair value method. The fair value of the warrants was estimated using the Black-Scholes option pricing model using the following assumptions:
Assumptions	July 31, 2022
Risk-free interest rate	1.09%
Expected volatility	150%
Fair value of underlying share	CAD$0.02
Dividend yield	0%
Expected life	5 years
On October 20, 2021, the Company issued 1,950,000 SVS of the Company for gross proceeds of CAD$117,000 ($93,893).
On October 22, 2021, the Company issued 1,050,000 SVS of the Company for gross proceeds of CAD$210,000 ($169,944).
On November 26, 2021, the Company issued 2,500,000 SVS of the Company for gross proceeds of CAD$1,000,000 ($783,024).
On November 30, 2021, the Company issued 4,650,000 MVS for the acquisition of licenses (Note 5). Each MVS can be converted into SVS at a rate of one MVS to 10 SVS and carries 10 voting rights per MVS.
On January 17, 2022, in relation to the Transaction, the Company completed private placements for gross proceeds of CAD$5,635,000 ($4,500,798) through the issuance of 7,043,750 units at CAD$0.80 ($0.64) per unit. Each unit consists of one SVS and one half SVS purchase warrant exercisable at a price of CAD$1.50 per share for a period of 24 months from the closing date of the Transaction. The warrants were valued at $1,147,030 using the relative fair value method. In relation to the private placement, the Company paid CAD$350,000 ($279,553) in cash finder’s fees and granted 437,500 finder’s warrants with a fair value of $106,174. The finder’s warrants have the same terms as the warrants attached to the units.
The fair value of the warrants and finders’ warrants was estimated using the Black-Scholes option pricing model using the following assumptions:
Assumptions	July 31, 2022
Risk-free interest rate	1.27%
Expected volatility	150%
Fair value of underlying share	CAD$0.60
Dividend yield	0%
Expected life	2.79 years

8. Share capital(continued)
Expected volatility was estimated by using the annualized historical volatility of publicly traded companies that the Company considers to be comparable. The expected warrant life represents the period of time that warrants granted are expected to be outstanding. The risk-free interest rate is based on Canadian government bonds with a remaining term equal to the expected life of the warrants.
During the period from incorporation on August 27, 2021 to July 31, 2022, the Company paid $37,491 in legal fees recognized as share issuance costs.
(c) Share purchase warrants
The continuity of share purchase warrants is as follows:
	Number of warrants	Weighted Average Exercise price	Remaining life (Years)
Balance, August 27, 2021		—	—
Issued pursuant to private placement	7,521,876	CAD$0.67	2.28
Finder’s warrants	437,500	CAD$1.20	1.27
Balance, July 31, 2022	7,959,376	CAD$0.70	1.80
Replacement Finco Warrants (Note 4)	2,997,975	CAD$1.20	1.27
Issued	85,000	CAD$2.00	1.92
Exercised	(1,170,000)	CAD$0.35	—
Balance, July 31, 2023	9,872,351	CAD$0.90	1.85
As at July 31, 2023, the following share purchase warrants were outstanding:
Number of warrants outstanding	Exercise price	Expiry date
6,787,351	CAD$1.20	November 7, 2024
85,000	CAD$2.00	June 30, 2025
3,000,000	CAD$0.20	September 29, 2026
9,872,351
On May 1, 2023, the Company announced the implementation of a Warrant Exercise Incentive Program (the “Incentive Program”), to reduce the exercise price of warrants priced at CAD$1.50 per share to CAD$1.20 per share, (the “Eligible Warrants”).
Under the Incentive Program, the Company offered holders of Eligible Warrants the right to receive one new share purchase warrant (a “New Warrant”) for each two Eligible Warrants exercised between May 1, 2023 and June 30, 2023, and subsequently extended to August 30, 2023. Each New Warrant will entitle the holder to acquire one additional share of the Company at an exercise price of CAD$2.00 per share until June 30, 2025.
On May 10, 2023, 170,000 Eligible Warrants were exercised, and 85,000 New Warrants were subsequently issued. As part of the issuances, $37,379 was assigned to the value of the New Warrants using the relative fair value method.
The modification of warrants resulting from the Incentive Program resulted in $23,744 being recorded to share-based compensation from the modification of previously granted finder’s warrants.

8. Share capital(continued)
(d) Options
The continuity of the Company’s stock options is as follows:
	Number of options	Weighted average exercise price
Outstanding, August 27, 2021	—	—
Granted	1,980,000	CAD$0.80
Outstanding, July 31, 2022	1,980,000	CAD$0.80
Granted	2,125,000	CAD$0.89
Outstanding, July 31, 2023	4,105,000	CAD$0.85
Exercisable, July 31, 2023	693,750	CAD$0.81
As at July 31, 2023, the weighted average remaining contractual life of outstanding options is 8.09 years (2022 – 9.51 years).
As at July 31, 2023, the following stock options were outstanding and exercisable:
Number of options outstanding	Exercise price	Expiry date	Number of options exercisable
175,000	CAD$0.80	January 17, 2028	43,750
550,000	CAD$1.11	May 15, 2028	30,000
50,000	CAD$1.18	June 26, 2028	—
1,500,000	CAD$0.80	January 17, 2032	375,000
360,000	CAD$0.80	March 1, 2032	90,000
60,000	CAD$0.80	March 14, 2032	15,000
60,000	CAD$0.80	April 13, 2032	15,000
500,000	CAD$0.80	October 12, 2032	125,000
850,000	CAD$0.80	February 6, 2033	—
4,105,000			693,750
On October 19, 2022, the Company granted 500,000 options with an exercise price of CAD$0.80 and a grant date fair value of $212,144. 10% of the options vest upon the Company’s listing on a recognized stock exchange which occurred on January 17, 2023 (the “Listing Date”), and 15% of the options vest every six months thereafter.
On January 17, 2023, the Company granted 175,000 options with an exercise price of CAD$0.80 and a grant date fair value of $79,180. 25% of the options vest every six months from their date of grant.
On February 6, 2023, the Company granted 850,000 options with an exercise price of CAD$0.80 and a grant date fair value of $393,786. 25% of the options vest every six months from their date of grant.
On May 15, 2023, the Company granted 300,000 options with an exercise price of CAD$1.11 and a grant date fair value of $203,989. 10% of the options vest one month from their date of grant, and 15% vest every six months thereafter.
On May 15, 2023, the Company granted 250,000 options with an exercise price of CAD$1.11 and a grant date fair value of $169,991. 25% of the options vest every six months from their date of grant.
On June 26, 2023, the Company granted 50,000 options with an exercise price of CAD$1.18 and a grant date fair value of $41,026. 25% of the options vest every six months from their date of grant.
During the period from incorporation on August 27, 2021 to July 31, 2022, the Company granted 1,500,000 options on January 17, 2022 with a grant date fair value of $700,270, 360,000 options on March 1, 2022 with a grant date fair value of $165,846, 60,000 options on March 14, 2022 with a grant date fair value of $27,465, and a further 60,000 options on April 13, 2022 with a grant date fair value of $27,836, for a total of 1,980,000 options, at an exercise price of CAD$0.80 per option.

8. Share capital(continued)
Share-based payments relating to the vesting of options for the year ended July 31, 2023 was $778,742 (2022 - $249,291).
The fair value of stock options granted during the year ended July 31, 2023 and the period from incorporation on August 27, 2021 to July 31, 2022 was estimated using the Black-Scholes Option Pricing Model with the following assumptions:
Assumptions	For the year ended July 31, 2023	For the period from incorporation on August 27, 2021 to July 31, 2022
Risk-free interest rate	2.93 – 3.70%	1.76 – 2.66%
Expected volatility	150%	150%
Fair value of underlying share	CAD$0.60 – CAD$1.18	CAD$0.60
Exercise price	CAD$0.80 – CAD$1.18	CAD$0.80
Dividend yield	0%	0%
Expected life (years)	5.00 – 10.00	10.00
Expected volatility was estimated by using the annualized historical volatility of publicly traded companies that the Company considers to be comparable. The expected option life represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on Canadian government bonds with a remaining term equal to the expected life of the options.
(e) Restricted stock units (“RSUs”)
No RSUs were granted during the year ended July 31, 2023.
During the period from incorporation on August 27, 2021 to July 31, 2022, the Company granted the following RSUs:
On November 30, 2021, the Company granted 60,000 RSUs with a grant date fair value of $24,000 to a consultant of the Company. Each vested RSU can be exchanged for one SVS of the Company for no additional consideration. The RSUs will vest as follows:
•	20,000 on the first anniversary of the grant date
•	20,000 on the second anniversary of the grant date
•	20,000 on the third anniversary of the grant date
On December 24, 2021, the Company granted 2,500,000 RSUs with a grant date fair value of $1,000,000 to certain officers of the Company. Each vested RSU can be exchanged for one SVS of the Company for no additional consideration. The RSUs will vest as follows:
•	250,000 on the Listing Date
•	375,000 six months from the Listing Date
•	375,000 12 months from the Listing Date
•	375,000 18 months from the Listing Date
•	375,000 24 months from the Listing Date
•	375,000 30 months from the Listing Date
•	375,000 36 months from the Listing Date
On March 1, 2022, the Company granted 120,000 RSUs with a grant date fair value of $48,000 to a consultant of the Company. Each vested RSU can be exchanged for one SVS of the Company for no additional consideration. The RSUs will vest as follows:
•	12,000 on the Listing Date
•	18,000 six months from the Listing Date

8. Share capital(continued)
•	18,000 12 months from the Listing Date
•	18,000 18 months from the Listing Date
•	18,000 24 months from the Listing Date
•	18,000 30 months from the Listing Date
•	18,000 36 months from the Listing Date
On March 14, 2022, the Company granted 4,100,000 RSUs with a grant date fair value of $2,443,325 to certain officers of the Company. Each vested RSU can be exchanged for one SVS of the Company for no additional consideration. The RSUs will vest as follows:
•	410,000 on the Listing Date
•	615,000 six months from the Listing Date
•	615,000 12 months from the Listing Date
•	615,000 18 months from the Listing Date
•	615,000 24 months from the Listing Date
•	615,000 30 months from the Listing Date
•	615,000 36 months from the Listing Date
Share-based payments relating to the vesting of RSUs for the year ended July 31, 2023 was $1,036,325 (Period from incorporation on August 27, 2021 to July 31, 2022 - $696,716).
As at July 31, 2023, the Company had 6,780,000 (2022 – 6,780,000) restricted stock units (“RSUs”) outstanding, of which 1,700,000 (2022 – Nil) had vested. All vested RSU’s are to be settled by December 31st of the calendar year in which the RSUs vest.
As at July 31, 2023, the following RSUs were outstanding and vested:
Number of RSUs outstanding	Grant date	Number of RSUs vested
60,000	November 30, 2021	20,000
2,500,000	December 24, 2021	625,000
120,000	March 1, 2022	30,000
4,100,000	March 14, 2022	1,025,000
6,780,000		1,700,000
9. Related party transactions and balances
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.
The Company has identified its directors and senior officers as its key management personnel and the compensation costs for key management personnel and companies related to them are recorded at their exchange amounts as agreed upon by transacting parties. The compensation recorded to management personnel during the year ended July 31, 2023 and from the period of incorporation on August 27, 2021 to July 31, 2022 is as follows:

9. Related party transactions and balances(continued)
	Year ended July 31, 2023	For the period from incorporation on August 27, 2021 to July 31, 2022
Salaries and wages	$610,000	$436,392
Professional fees	231,252	106,221
Share based compensation	1,472,342	910,743
	$2,313,594	$1,453,356
During the period from incorporation on August 27, 2021 to July 31, 2022, a director of the Company subscribed to 2,666,667 shares for proceeds of CAD$53,333 ($41,996).
During the period from incorporation on August 27, 2021 to July 31, 2022, the Company and Devvio entered into a strategic partnership agreement (Note 5). In September 2023, the agreement was amended (Note 15).
During the period from incorporation on August 27, 2021 to July 31, 2022, the Company, Devvio and TS-Nano entered into a carbon credit streaming agreement (Note 6).
During the year ended July 31, 2023, a related party of the Company was issued 180,000 shares from the exercise of 180,000 share purchase warrants, for proceeds of CAD$36,000 ($26,910).
At July 31, 2023, the Company had amounts owing and accrued liabilities of $23,534 (July 31, 2022 - $6,437) payable to directors and officers of the Company for salaries and professional fees. These amounts are non-interest bearing and have no terms of repayment.
At July 31, 2022, the Company had amounts owing to Finco, a corporation controlled by a director, of $3,222,840 for funds provided as financing to the Company in connection with the Amalgamation Agreement (Note 4). At July 31, 2023, Finco is a wholly owned subsidiary of the Company and intercompany balances have been eliminated on consolidation (Note 2). The amount is non-interest bearing and has no terms or repayment.
10. Financial instruments
As at July 31, 2023, the Company’s financial instruments consist of cash, GST receivable and accounts payable and accrued liabilities. The Company classifies cash and GST receivable as financial assets held at amortized cost. The Company classifies accounts payable and accrued liabilities as financial liabilities which are held at amortized cost. The fair value of all of the Company’s financial instruments approximates their carrying value due to the short-term nature of the financial instruments.
The risk exposure arising from these financial instruments is summarized as follows:
(a) Credit risk
The Company’s financial assets are cash and GST receivable. The Company’s maximum exposure to credit risk, as at period end, is the carrying value of its financial assets, being $539,379. The Company holds its cash with major financial institutions and with a publicly traded payment processing company therefore minimizing the Company’s credit risk.
(b) Liquidity risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity by maintaining adequate cash balances and by raising equity financings. The Company has no assurance that such financings will be available on favorable terms. In general, the Company attempts to avoid exposure to liquidity risk by obtaining corporate financing through the issuance of shares.
As at July 31, 2023, the Company had cash of $489,971 to settle current liabilities of $908,652 which fall due for payment within twelve months of the statement of financial position. All of the Company’s contractual obligations are current and due within one year.
(c) Market risk
Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Company’s income or value of its holdings or financial instruments. At July 31, 2023, the Company

10. Financial instruments(continued)
has cash of $395,336 denominated in US dollars that is exposed to foreign exchange risk. A 10% strengthening or weakening in the Canadian dollar against the US dollar with all other variables held constant would have an unfavorable or favorable impact of approximately $30,000.
11. Income taxes
A reconciliation between the effective income tax rate and the federal statutory income tax rate is as follows:
	July 31, 2023	July 31, 2022
Domestic	$ (5,090,737)	$ (5,949,828)
International	(813,916)	—
Earnings/(Loss) before income taxes	$(5,904,653)	$ (5,949,828)
	July 31, 2023	July 31, 2022
Expected recovery at statutory rate	(1,239,977)	(1,254,678)
Permanent book/tax differences	21,517	18,592
Change in valuation allowance	1,267,017	1,236,086
Tax rate differential	(48,835)	—
Impact of foreign currency translation	278	—
Total tax benefit	$—	$—
The effective tax rate for 2023 is materially consistent with the prior year comparable period due to the continued full valuation allowance recorded against net deferred tax assets:
Deferred Income Tax
The significant components of the deferred tax assets and liabilities consisted of the following:
	July 31, 2023	July 31, 2022
Deferred tax assets
Net operating loss carryforwards	$5,436,464	$850,788
Unexercised share-based compensation	2,777,205	946,815
Capital start-up costs	3,370,274	4,046,896
Unrealized foreign exchange gain/loss	—	46,512
Total gross deferred tax assets	11,583,943	5,891,011

Valuation allowance	(11,580,807)	(5,889,984)

Total deferred tax assets, net of valuation allowance	3,136	1,027

Deferred tax liability
Depreciation	(592)	(1,027)
Unrealized foreign exchange gain/loss	(2,544)	—
Total gross deferred tax liabilities	(3,136)	(1,027)

Net deferred tax asset	$—	$—
In assessing the realizability of deferred tax assets, management considers all positive and negative evidence to determine whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, primarily related to the history of cumulative operating losses, the net

11. Income taxes(continued)
deferred tax assets are fully offset by a valuation allowance at July 31, 2023 and 2022. As of July 31, 2023, the Company recorded a valuation allowance of $11,580,807 compared to $5,889,984 as of July 31, 2022.
As of July 31, 2023, the Company had $Nil of unrecognized tax benefits. The Company's policy is to recognize interest and penalties related to income tax matters in income tax expense. As of both July 31, 2023 and July 31, 2022 the Company had accrued $Nil for net interest and penalties.
As of July 31, 2023, the Company had Canadian federal net operating loss carryforwards (“NOLs”) of $746,271 which have a 20-year expiration period and will begin to expire in 2040, and U.S. federal NOLs of $4,690,192 which can be carried forward indefinitely.
DevvStream Holdings Inc. is subject to U.S. federal tax, as well as various foreign jurisdictions including Canadian federal and provincial tax that impose an income tax. The years that remain subject to examination are 2021 and onwards.
U.S. Income Tax Status
U.S. federal tax legislation was enacted in 2004 to address perceived U.S. tax concerns in “corporate inversion” transactions. A “corporate inversion” generally occurs when a non-U.S. corporation acquires “substantially all” of the equity interests in, or the assets of, a U.S. corporation or partnership, if, after the acquisition, former equity holders of the U.S. corporation or partnership own a specified level of stock in the non-U.S. corporation. The tax consequences of these rules depend upon the percentage identity of stock ownership that results. Generally, in the “80-percent identity” transactions, i.e. former equity holders of the U.S. corporation owns 80% or more of the equity of the non-U.S. acquiring entity (excluding certain equity interests), the tax benefits of the inversion are limited by treating the non-U.S. acquiring entity as a domestic entity for U.S. tax purposes, DevvStream Holdings Inc. is subject to both Canadian and US tax. Note, the ownership percentage is computed under section 7874 which varies from legal ownership.
Management is of the view that a corporate inversion has resulted from the RTO transaction completed on November 4, 2022. Management has determined that DevvStream Holdings Inc. is subject to the “80 percent” identity with respect to the transactions undertaken. The tax implication resulting from this transaction would be annual filing of US corporate income tax return and additional withholding tax payment to IRS on future distribution to minority shareholders.
12. Segmented information
The Company operates in one reportable operating segment – the development and monetization of environmental assets. The Company has not generated revenue to date and as such has no reportable segment revenues. The Company’s assets are located in Canada.
13. Commitments and contingencies
•
On March 7, 2023, the Company entered into a carbon credit streaming agreement with BC Road Builders and Heavy Construction Association (“BCRB”) pursuant to which the Company will pre-purchase 25,000 carbon credits generated by BCRB’s greenhouse gas reduction program (the “BCRB Agreement”). The BCRB Agreement requires the Company to pay an initial contribution of $140,000 subject to certain conditions being met by BCRB. As of July 31, 2023, these conditions had not been met and no payments had been made pursuant to the BCRB Agreement. A further payment of $210,000 becomes due one year subsequent to the initial contribution.

•
On September 12, 2023, the Company amended their existing strategic partnership agreement with Devvio, Inc. (Note 5). As part of this amendment, the Company has committed to making specific payments to Devvio. They will provide a minimum advance of $1,000,000 by August 1, 2024, followed by $1,270,000 by August 1, 2025 and August 1, 2026. Additionally, starting from 2027, if advance royalty payments fall below $1,000,000 in any year, Devvio has the right to terminate the Strategic Partnership Agreement.

13. Commitments and contingencies(continued)
•
From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. At July 31, 2023 and 2022, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations. There are also no proceedings in which any of the Company’s directors, officers or affiliates is an adverse party or has a material interest adverse to the Company’s interest.

14. Subsequent events
•	On August 4, 2023, the Company issued 600,000 shares for the exercise of 600,000 share purchase warrants for cash proceeds of CAD$120,000 ($89,807).
•	On August 22, 2023, the Company issued 416,667 shares for the exercise of 416,667 share purchase warrants for cash proceeds of CAD$83,333 ($61,526).
•
On September 12, 2023, the Company entered into a business combination agreement with Focus Impact Acquisition Corp. (“Focus Impact”). Focus Impact is a special purpose acquisition corporation focused on amplifying social impact through the pursuit of a merger or business combination with socially forward companies. The transaction is structured as an amalgamation of the Company into a wholly owned subsidiary of Focus Impact, following Focus Impact’s redomiciling as an Alberta company. Focus Impact will be renamed “DevvStream Corp.” (the “Combined Company”) and continue the business of the Company following the amalgamation. It is a condition of the transaction that the securities of the Combined Company will be listed on the Nasdaq Stock Exchange (“NASDAQ”).

The aggregate transaction consideration deliverable to the Company’s shareholders shall be a number of newly issued shares of common stock (or shares of common stock issuable upon the exercise or conversion of other outstanding securities of the Company that are converted as a part of the transaction) of the Combined Company equal to $145 million plus the aggregate exercise price of the outstanding options and warrants of the Company, with each share of common stock of the Combined Company valued at US$10.20 per share for the purposes of the transaction. Based on the aggregate transaction consideration, assuming full dilution and a US dollar to Canadian Dollar exchange rate of 1.34, this implies a deemed per share value of CAD$2.16 for the Company’s SVS.
Completion of the transaction is subject to customary closing conditions, including all requisite approvals by the shareholders of the Company and Focus Impact, the listing approval of NASDAQ and the effectiveness of the registration statement with the U.S. Securities and Exchange Commission (“SEC”). The Company is expected to delist from the Cboe Canada stock exchange on closing.
•
On September 12, 2023, the Company amended their existing strategic partnership agreement with Devvio, Inc. (Note 5). As part of this amendment, the Company has committed to making specific payments to Devvio. They will provide a minimum advance of $1,000,000 by August 1, 2024, followed by $1,270,000 by August 1, 2025 and August 1, 2026. Additionally, starting from 2027, if advance royalty payments fall below $1,000,000 in any year, Devvio has the right to terminate the Strategic Partnership Agreement.

•	On September 27, 2023, the Company issued 166,666 shares for the exercise of 166,666 share purchase warrants for cash proceeds of CAD$33,200 ($24,644).
•	On October 16, 2023, the Company reduced its interest in Marmota to 10% by returning common shares to Marmota for cancellation in consideration of $19 (Note 2).
•
On November 6, 2023, the Company received proceeds of $250,000 in conjunction with a financing of convertible debt. The convertible debt bears interest at 5.30% per annum and is due on November 6, 2024. The convertible debt and any accrued interest is convertible at the option of the holder based on the following terms:

°	In the event that the Transaction is completed, into a number of SVS equal to the quotient obtained by dividing (A) the amount outstanding divided by $7.65 by (B) $10.20; or
°
In the event that the Transaction is not completed by the later of (A) 270 days from November 6, 2023 or (B) the termination date, the amounts outstanding will be convertible into units (“Units”) at a conversion price per Unit equal to the greater of (I) the 30 day volume weighted average trading price of the Company’s shares on the Cboe Exchange (“VWAP”) on the date of delivery of a notice of conversion,

14. Subsequent events(continued)
converted into United States dollars based on the Bank of Canada daily exchange rate on the last business day prior to the conversion date, and (II) CA$1.03. Each Unit will consist of one share and one-half of a warrant. Each warrant will be exercisable at a price the greater of (a) a 20% premium to such VWAP, and (b) CA$1.03, and will expire two years from the conversion date.
The convertible debt also has an acceleration clause; in the event the Transaction closes, the outstanding amounts under the convertible debt are repayable within 10 business days after the closing of the Transaction.

Annex A-1
BUSINESS COMBINATION AGREEMENT

by and among

Focus Impact Acquisition Corp.,

Focus Impact Amalco Sub Ltd.

and

DevvStream Holdings Inc.

Dated as of September 12, 2023
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A-1-2

TABLE OF CONTENTS (cont’d)
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TABLE OF CONTENTS (cont’d)
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TABLE OF CONTENTS (cont’d)
Page
ARTICLE XII DEFINITIONS		A-67
12.1	Certain Definitions	A-67
EXHIBITS

Exhibit A	-	Plan of Arrangement	A-82
Exhibit B	-	New PubCo Organizational Documents	A-83
Exhibit C	-	Sponsor Side Letter	A-84
Exhibit D	-	Company Support & Lock-Up Agreement	A-85
Exhibit E	-	Registration Rights Agreement	A-86
Exhibit F	-	Arrangement Resolution	A-87

SCHEDULES

Schedule A	-	Core Company Securityholders	A-88
Schedule B	-	Company Securityholders Party to the Registration Rights Agreement	A-89
Schedule C	-	Company Capital Expenditures Budget	A-90
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BUSINESS COMBINATION AGREEMENT
THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of September 12, 2023 by and among:
A. Focus Impact Acquisition Corp., a Delaware corporation (the “SPAC”);
B. Focus Impact Amalco Sub Ltd., a company existing under the Laws of the Province of British Columbia (“Amalco Sub”); and
C. DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia (the “Company”).
The SPAC, Amalco Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meaning set forth in Article XII.
RECITALS:
WHEREAS, the SPAC is a blank check company incorporated in Delaware and formed for the sole purpose of consummating an initial business combination, as such term is used in the final prospectus of the SPAC, dated as of October 27, 2021 (the “IPO Prospectus,” and such initial business combination, the “Business Combination”);
WHEREAS, Amalco Sub is a wholly-owned, direct Subsidiary of the SPAC, and was newly formed for the sole purpose of consummating the transactions contemplated by this Agreement, including the Amalgamation;
WHEREAS, the Parties intend to carry out the Business Combination, which shall include the Amalgamation, by way of an arrangement on the terms and subject to the conditions set forth in a plan of arrangement under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”), substantially in the form attached hereto as Exhibit A (the “Plan of Arrangement”), and in accordance with the terms of this Agreement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement, or made at the direction of the Court in the Final Order with the prior written consent of the Company and the SPAC, each acting reasonably (such arrangement, the “Arrangement”);
WHEREAS, on the terms and subject to the conditions of this Agreement and the Plan of Arrangement:
A. Prior to the Closing (on the Closing Date), the SPAC will continue (the “SPAC Continuance”) from the State of Delaware under the Delaware General Corporation Law (“DGCL”) to the Province of Alberta under the Business Corporations Act (Alberta) (the “ABCA”) (the SPAC is referred to herein for the periods following the effectiveness of the SPAC Continuance as the “New PubCo”); and
B. following the SPAC Continuance, on the Closing Date, and in accordance with the applicable provisions of the BCBCA and the Plan of Arrangement, Amalco Sub and the Company will amalgamate (the “Amalgamation”) in accordance with the terms of the BCBCA to form one corporate entity (“Amalco”), and, in connection with the Arrangement, (i) each Company Share issued and outstanding immediately prior to the Effective Time will be automatically exchanged for that certain number of New PubCo Common Shares equal to the applicable Per Common Share Amalgamation Consideration, (ii) each Company Option and Company RSU issued and outstanding immediately prior to the Effective Time will be assumed by New PubCo and shall be converted into Converted Options and Converted RSUs, respectively, in an amount as set forth herein, respectively, (iii) each Company Warrant will be assumed by New PubCo representing the right to receive, in respect of each Converted Warrant upon the exercise thereof, New PubCo Common Shares as provided for hereunder, (iv) each holder of Company Convertible Notes will first receive Company Shares (which, for the avoidance of doubt, shall not be included in the Fully Diluted Common Shares Outstanding) and then New PubCo Common Shares in accordance with the terms of such Company Convertible Notes, and (v) each common share of Amalco Sub will be automatically exchanged for a common share of Amalco;
WHEREAS, in accordance with the terms hereof, the SPAC shall provide an opportunity for the SPAC Shareholders to have their issued and outstanding SPAC Shares redeemed effective prior to the SPAC Continuance on the terms and subject to the conditions set forth in this Agreement and the SPAC’s Organizational Documents in connection with obtaining the Required SPAC Shareholder Approval;
WHEREAS, for U.S. federal and state income tax purposes, each of the Parties hereby intends that, to the greatest extent permitted by Law, (i) as a result of, and following, the SPAC Continuance, New PubCo will, in
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addition to being a taxable Canadian corporation for purposes of the ITA, be treated as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code (the “Inversion”), (ii) the SPAC Continuance will be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (the “Intended SPAC Tax Treatment”), and further intends that, to the greatest extent permitted by Law, (iii) the Arrangement will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the U.S. Treasury Regulations promulgated thereunder (the “Intended Company Tax Treatment”, and together with the Intended SPAC Tax Treatment and the Inversion, the “Intended Tax Treatment”), (iv) each of the Parties will be a party to the reorganization under Section 368(b) of the Code, and (v) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code and U.S. Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);
WHEREAS, the SPAC Board has unanimously (i) determined that the Business Combination is in the best interests of the SPAC and its stockholders, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which it is a party, (ii) approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated hereunder and thereby, including the SPAC Continuance and the Arrangement, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the transactions contemplated hereunder be submitted to the SPAC Shareholders for their approval;
WHEREAS, the disinterested members of the Company Board have unanimously (i) determined that the Arrangement is fair to the Company Shareholders, (ii) determined that the Arrangement is in the best interests of the Company, (iii) approved this Agreement, the Ancillary Documents to which it is a party, and the transactions contemplated hereunder and thereunder, including the Arrangement, on the terms and subject to the conditions of this Agreement, and (iv) resolved to recommend that the Company Shareholders vote in favor of the Arrangement Resolution;
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the entry into this Agreement, Focus Impact Sponsor, LLC (the “Sponsor”), the SPAC and the other individual parties thereto entered into that certain Sponsor Side Letter, in the form attached hereto as Exhibit C (the “Sponsor Side Letter”);
WHEREAS, as a condition and inducement to the SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company Securityholders set forth on Schedule A (the “Core Company Securityholders”) have executed and delivered to the SPAC and the Company a Support & Lock-Up Agreement, substantially in the form attached hereto as Exhibit D (the “Company Support & Lock-Up Agreement”), pursuant to which, among other things, (i) each of the Core Company Securityholders has agreed to vote any Company Shares held by him or her in favor of (A) the Arrangement Resolution, and (B) the proposed transactions contemplated by this Agreement, and (ii) each of the Core Company Securityholder has agreed to certain lock-up restrictions with respect to the New PubCo Common Shares to be received by him, her or it hereunder; and
WHEREAS, simultaneously with the Closing, New PubCo, the Sponsor (and certain members of the Sponsor) and the Company Securityholders set forth on Schedule B shall enter into the Registration Rights Agreement (as defined herein).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I

CLOSING
1.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII or unless this Agreement is earlier terminated in accordance with Article IX, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of executed documents on a date and at a time to be agreed upon by the Parties, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or, if permissible, waived (other than those conditions that by their
A-1-7

nature are required to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction, or if permissible, waiver of such conditions at the Closing), or at such other date, time or place (including remotely) as the Parties may mutually agree (the date and time at which the Closing is actually held being the “Closing Date”).
ARTICLE II

PLAN OF ARRANGEMENT
2.1 Plan of Arrangement. The Company and the SPAC agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. The Parties shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.
2.2 Interim Order. The Company shall apply in a manner reasonably acceptable to the SPAC, and by such date as necessary in order to comply with the timeline for the Company Meeting provided in Section 2.3, pursuant to Section 288 of the BCBCA and, in cooperation with the SPAC, prepare, file and pursue a motion for the Interim Order, which must provide, among other things:
(a) for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;
(b) that the required level of approval for the Arrangement Resolution shall be:
(i) two-thirds of the votes cast on such resolution by the Company Shareholders present in person or represented by proxy at the Company Meeting;
(ii) if required under MI 61-101, a simple majority of the votes cast on such resolution by the Company Shareholders (other than the Company Shareholders excluded for purpose of such vote under MI 61-101) present in person or represented by proxy at the Company Meeting, voting in accordance with Part 8 of MI 61-101 or any exemption therefrom;
(c) that the record date for the Company Shareholders entitled to receive notice of and to vote at the Company Meeting will not change in respect or as a consequence of any adjournment(s) or postponement(s) of the Company Meeting, unless required by Law;
(d) that, in all other respects, the terms, restrictions and conditions of the Company’s Organizational Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;
(e) for the grant of Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated in the Plan of Arrangement;
(f) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;
(g) that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court; and
(h) for such other matters as the Parties may agree are required to complete the Arrangement.
2.3 The Company Meeting.
The Company shall:
(a) subject to and in accordance with the terms of this Agreement, the Interim Order, the Company’s Organizational Documents and Law, file a notice of meeting and record date as soon as reasonably practicable after the Registration Statement has been declared effective by the SEC (and no later than three (3) Business Days thereafter) to set the record date for the Company Shareholders entitled to vote at the Company Meeting and will conduct the Company Meeting as soon as reasonably practicable thereafter (and no later than forty-five (45) days after filing the notice of meeting and record date), and not adjourn, postpone or cancel (or
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propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the SPAC, acting reasonably, or as required by Law or by a Governmental Authority; provided, that the Company shall not change the record date without the prior written consent of the SPAC (such consent not to be unreasonably withheld, conditioned or delayed);
(b) subject to the terms of this Agreement, use reasonable best efforts to solicit proxies in favor of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the SPAC and at the Company’s sole expense, using proxy solicitation services firms to solicit proxies in favor of the approval of the Arrangement Resolution; provided, however, that the Company shall not be obligated to solicit proxies in favor of the Arrangement Resolution in the event that the Company Board withdraws or modifies the Company Board Recommendation in accordance with Section 6.6;
(c) give notice to the SPAC of the Company Meeting and allow the SPAC’s representatives and legal counsel to attend the Company Meeting;
(d) as promptly as reasonably practicable, advise the SPAC, at such times as the SPAC may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Meeting, and promptly following receipt of proxy tallies over the last three (3) Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution and provide the right to the SPAC to demand up to one postponement or adjournment of the Company Meeting if, based on the tally of proxies, the Company will not receive the Required Company Shareholder Approval; provided, that the Company Meeting, so postponed or adjourned, shall not be later than ten (10) Business Days prior to the Outside Date (without the consent of the SPAC, not to be unreasonably withheld, conditioned or delayed);
(e) promptly advise the SPAC of any material communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the Arrangement and any purported exercise or withdrawal of Dissent Rights by Company Shareholders; and
(f) not make any payment or settlement offer, or agree to any payment or settlement with respect to Dissent Rights, without the prior written consent of the SPAC, acting reasonably.
2.4 The Company Circular.
(a) Subject to the SPAC’s compliance with Section 2.4(d), the Company shall as promptly as reasonably practicable prepare and complete, in consultation with the SPAC as contemplated by this Section 2.4(a), the Company Circular together with any other documents required by applicable Law in connection with the Company Meeting, and the Company shall, promptly after obtaining the Interim Order, cause the Company Circular and such other documents to be filed and sent to each Company Shareholder and other Persons as required by the Interim Order and Law, in each case so as to permit the Company Meeting to be held by the date specified in Section 2.3.
(b) The Company shall ensure that the Company Circular complies in all material respects with applicable Law, does not contain any misrepresentation (as that term is defined in the Securities Act (British Columbia)) (provided, that the Company shall not be responsible for the accuracy of any information furnished by the SPAC for purposes of inclusion in the Company Circular pursuant to Section 2.4(d)) and provides the Company Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (i) a copy of the Company Fairness Opinion; (ii) a statement that the Company Board has determined that the Arrangement is in the best interests of the Company and is fair from a financial perspective to the Company Shareholders and the disinterested members of the Company Board unanimously recommend that Company Shareholders vote in favor of the Arrangement Resolution (the “Company Board Recommendation”); and (iii) a statement that each executive officer and director of the Company who owns Company Shares or holds Company Options, Company RSUs or Company Warrants intends to vote all of such Person’s Company Shares (including any Company Shares issued upon the exercise of any Company Options or Company Warrants or settlement of Company RSUs, if any) in favor of the
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Arrangement Resolution and the transactions contemplated hereby. The Company Circular shall advise the Company’s securityholders of the applicable resale restrictions under National Instrument 45-102, if any, that will apply to the securities received in connection with the Arrangement.
(c) The Company shall give the SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall accept the reasonable comments made by the SPAC and its legal counsel, and agrees that all information relating solely to the SPAC or any of its affiliates included in the Company Circular must be in a form consistent in all material respects with the information provided to the Company by the SPAC. The Company shall provide the SPAC with a final copy of the Company Circular in connection with its mailing to Company Shareholders. For the avoidance of doubt, the information about the Company in the Company Circular shall be materially consistent with the information supplied by the Company for inclusion in the Registration Statement.
(d) The SPAC shall provide to the Company all information regarding the SPAC and its affiliates as required by the Interim Order or Laws for inclusion in the Company Circular or in any amendments or supplements to such Company Circular. The SPAC shall ensure that such information does not include any misrepresentation (as that term is defined in the Securities Act (British Columbia)) concerning the SPAC or its affiliates.
(e) Each Party shall promptly notify the other Parties if it becomes aware that the Company Circular contains a misrepresentation (as that term is defined in the Securities Act (British Columbia)), or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Company Shareholders and, if required by the Court or by Law, file the same with any other Governmental Authority.
2.5 Final Order. If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA, as soon as reasonably practicable, but in any event not later than the later of: (a) three (3) Business Days after the date on which the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order; and (b) three (3) Business Days after the receipt of the Required SPAC Shareholder Approval.
2.6 Court Proceedings.
(a) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall diligently pursue, and cooperate with the SPAC in diligently pursuing, the Interim Order and the Final Order, and the Company will provide the SPAC and its legal counsel with reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, prior to the service and filing of such materials, and will accept the reasonable comments of the SPAC and its legal counsel with respect to any information required to be supplied by the SPAC and included in such materials. The Company will not file any material with the Court in connection with the Plan of Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with the SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, that the SPAC is not required to agree or consent to any increase or variation in the form of the consideration payable hereunder or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Plan of Arrangement. In addition, the Company will not object to legal counsel to the SPAC making such submissions on the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably; provided, that the SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. The Company will also provide legal counsel to the SPAC with copies of any notice and evidence served on the Company or its legal counsel in respect of the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or Final Order. The Company shall also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement
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and the Plan of Arrangement and, if at any time after the issuance of the Final Order and prior to the Effective Date, the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, the SPAC.
2.7 SPAC Continuance; Plan of Arrangement Steps.
The following shall occur on the terms and subject to the conditions of this Agreement and (in the case of clause (c) below) the Plan of Arrangement.
(a) In accordance with its Organizational Documents, on the Closing Date after all the conditions set forth in Article VIII have been satisfied or, if permissible, waived (other than those conditions that by their nature are required to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction, or if permissible, waiver of such conditions at the Closing), prior to the SPAC Continuance, the SPAC shall effect the Redemption (including making the required payments in respect thereof or irrevocably directing such payments to occur).
(b) On the Closing Date, but prior to the Closing, after all the conditions set forth in Article VIII have been satisfied or, if permissible, waived (other than those conditions that by their nature are required to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction, or if permissible, waiver of such conditions at the Closing), following the Redemption as contemplated in clause (a) above, the SPAC will effect the SPAC Continuance, thereby continuing from the State of Delaware to the Province of Alberta under the applicable provisions of the DGCL and the ABCA. Pursuant to the SPAC Continuance, (i) the articles of continuance and by-laws of New PubCo shall be amended and restated in substantially the form attached hereto as Exhibit B (the “New PubCo Organizational Documents”), (ii) all of the issued and outstanding SPAC Securities that are SPAC Class A Shares and that have not been redeemed shall remain outstanding and automatically convert into New PubCo Common Shares on a one-for-one basis, except that each issued and outstanding SPAC Unit that has not been previously separated into SPAC Class A Shares and SPAC Public Warrants prior to the SPAC Continuance shall be converted into securities of New PubCo as a corporation existing under the Laws of the Province of Alberta identical to one (1) New PubCo Common Share and one-half (1/2) of one New PubCo Public Warrant; provided, however, that no such fractional warrants will be issued, and only whole warrants will be issued and each Person who would otherwise be entitled to a fractional warrant (after aggregating all fractional warrants that otherwise would be received by such Person) shall instead have the number of warrants issued to such Person rounded down in the aggregate to the nearest whole warrant, pursuant to the SPAC Continuance, (iii) the SPAC Securities that are SPAC Class B Shares shall convert into New PubCo Common Shares on a one-for-one basis or be forfeited in accordance with the Sponsor Side Letter and (iv) the SPAC Public Warrants and the SPAC Private Placement Warrants will be assumed by New PubCo and converted into the right to exercise such warrants for New PubCo Common Shares. Prior to consummating the SPAC Continuance, the SPAC will allow the Company reasonable time to review and comment on the documents needed to effectuate the SPAC Continuance. For the avoidance of doubt, the Parties agree that references in this Agreement to the “SPAC” shall refer to the SPAC before giving effect to the SPAC Continuance, and references in this Agreement to “New PubCo” shall refer to such entity after giving effect to the SPAC Continuance.
(c) In accordance with the applicable provisions of the BCBCA, at the Closing, Amalco Sub and the Company will, as part of the Plan of Arrangement, consummate the Amalgamation, pursuant to which Amalco Sub and the Company will amalgamate in accordance with the provisions of the BCBCA.
2.8 Arrangement; Effective Time. From and after the Effective Time, the steps to be carried out pursuant to the Arrangement shall become effective in accordance with the Plan of Arrangement. The Arrangement shall become effective on the Closing Date. Each of the Parties, on or before the Effective Date, will proceed to file any documents as required pursuant to Section 292 of the BCBCA, and such other documents as may be required to give effect to the Arrangement pursuant to Division 5 of Part 9 of the BCBCA, whereupon at the Effective Time on the Effective Date, the transactions comprising the Arrangement will be deemed to occur in the order set out in the Plan of Arrangement without any further act or formality. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the BCBCA.
2.9 Organizational Documents. At the Effective Time, by virtue of the Amalgamation, the notice of articles and articles of Amalco shall be in the form agreed by the Company and the SPAC promptly following the date hereof.
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2.10 Directors and Officers.
(a) As part of the Plan of Arrangement, (i) the chief executive officer and chief financial officer of the Company immediately prior to the Effective Time shall be the directors of Amalco, with each such director to hold office in accordance with the Organizational Documents of Amalco, and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of Amalco, with each such officer to hold office in accordance with the Organizational Documents of Amalco.
(b) The Parties shall cause (i) the board of directors of New PubCo as of immediately following the Closing to consist of those individuals contemplated by Section 6.15(a), and (ii) the officers of New PubCo as of immediately following the Closing to consist of those individuals contemplated by Section 6.15(b), each to hold office in accordance with the ABCA and the New PubCo Organizational Documents until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.
2.11 Amalgamation Consideration. Pursuant to the Amalgamation, New PubCo shall issue, and the Company Shareholders collectively shall be entitled to receive, in accordance with Section 2.12 and the Plan of Arrangement, New PubCo Securities consisting of the Common Amalgamation Consideration.
2.12 Effect of Arrangement on Company Securities.
(a) Pursuant to the Plan of Arrangement and without any action on the part of any Person, each Company Share issued and outstanding immediately prior to the Effective Time (the “Effective Time Outstanding Company Shares”) will, subject to the terms and conditions of this Agreement, the Ancillary Documents and the Plan of Arrangement and the transactions contemplated hereby and thereby, be automatically exchanged for a number of New PubCo Common Shares equal to the applicable Per Common Share Amalgamation Consideration in respect of each Company Share.
(b) Such exchange shall be effectuated in accordance with Section 2.14.
(c) At or prior to the Effective Time, the Company’s Board (or, if appropriate, any committee thereof administering the Company Equity Incentive Plan) shall adopt such resolutions, the form and substance of which the Company will allow the SPAC reasonable time to review and comment on, and take such other actions as may be required to adjust the terms of all Company Equity Awards as necessary to provide that, unless otherwise agreed between the Company, the SPAC and the Company Option or Company RSU holder, at the Effective Time, pursuant to the Plan of Arrangement, each outstanding Company Equity Award issued and outstanding immediately prior to the Effective Time will automatically, without any action on the part of the Parties or the holder thereof, be cancelled and converted as follows:
(i) Each outstanding Company Option, whether vested or unvested, will automatically, without any action on the part of the Parties or the holder thereof, be cancelled and converted into an option to purchase (A) a number of New PubCo Common Shares (rounded down to the nearest whole share) equal to the product of (I) the number of Company Shares underlying such Company Option, multiplied by (II) the applicable Common Conversion Ratio, (B) at an exercise price per share (rounded up to the nearest whole cent) equal to the (I) exercise price per share of such Company Option immediately prior to the Effective Time divided by (II) the applicable Common Conversion Ratio (each, a “Converted Option”); provided, however, that such conversion shall occur in a manner intended to comply with the requirements of Section 409A of the Code and subsection 7(1.4) of the ITA, and therefore, notwithstanding the foregoing, in the event that: (I) the excess of the aggregate fair market value of the New PubCo Common Shares subject to a Converted Option, determined immediately after the Effective Time, over the aggregate option exercise price for such New PubCo Common Shares pursuant to such Converted Option (such excess referred to as the “Converted Option ITM Amount”) would otherwise exceed (II) the excess of the aggregate fair market value of the Company Shares subject to the Company Option in exchange for which the Converted Option was granted, determined immediately prior to the Effective Time, over the aggregate option exercise price for the Company Shares pursuant to such Company Option (such excess referred to as the “Company Option ITM Amount”), the previous provisions shall be adjusted with effect at and from the Effective Time so that the Converted Option ITM Amount of the Converted Option does not exceed the Company Option ITM Amount of the Company Option in accordance with subsection 7(1.4) of the ITA and, to the extent applicable, Section 409A of the Code, but only to the extent necessary and in a manner
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that does not otherwise (except to the extent necessary to comply with subsection 7(1.4) of the ITA and Section 409A of the Code) adversely affect the holder of the Converted Option. Each Converted Option shall be subject to substantially the same terms and conditions as were applicable under such Company Option and the Company Equity Incentive Plan immediately prior to the Effective Time (including with respect to vesting and restrictions on transfer), except for (1) terms rendered inoperative by reason of the transactions contemplated by this Agreement or (2) such other immaterial administrative or ministerial changes as the New PubCo Board (or the compensation committee of the New PubCo Board) may determine in good faith are appropriate to effectuate the administration of the Converted Options; and
(ii) Each outstanding Company RSU will automatically, without any action on the part of the Parties or the holder thereof, be cancelled and converted into a New PubCo restricted stock unit (a “Converted RSU”) representing the right to receive a number of New PubCo Common Shares (rounded to the nearest whole share), equal to the product of (A) the number of Company Shares underlying such Company RSU, multiplied by (B) the Common Conversion Ratio. Each Converted RSU shall be subject to substantially the same terms and conditions as were applicable under such Company RSU immediately prior to the Effective Time (including with respect to vesting and restrictions on transfer), except for (1) terms rendered inoperative by reason of the transactions contemplated by this Agreement or (2) such other immaterial administrative or ministerial changes as the New PubCo Board (or the compensation committee of the New PubCo Board) may determine in good faith are appropriate to effectuate the administration of the Converted RSUs.
(d) As part of the Plan of Arrangement, each Company Warrant issued and outstanding immediately prior to the Effective Time will, in accordance with its terms, become exercisable for New PubCo Common Shares (a “Converted Warrant”) and will provide the holder the right to acquire, subject to substantially the same terms and conditions as were applicable under such Company Warrant, (i) a number of New PubCo Common Shares (rounded down to the nearest whole share) equal to the product of (A) the number of Company Shares underlying such Company Warrant, multiplied by (B) the Common Conversion Ratio, (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (B) the Common Conversion Ratio.
(e) As soon as practicable after the Closing Date, New PubCo shall deliver to the holders of Converted Options, Converted RSUs and Converted Warrants appropriate notices (the form and substance of which notices shall be subject to review and approval of the SPAC and the Company) setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Options, Converted RSUs and Converted Warrants shall continue in accordance with the terms and conditions of this Agreement, including this Section 2.12. For the avoidance of doubt, all Converted Options and Converted RSUs shall continue to be held subject to the vesting and other terms that were subject to the related Company Options and Company RSUs prior to the Effective Time.
(f) As part of the Plan of Arrangement, at the Effective Time, each Company Convertible Note outstanding at the Effective Time shall be fully and finally settled in accordance with its terms and converted first into Company Shares (for the avoidance of doubt, which shall not be included in the Fully Diluted Common Shares Outstanding) and then into a number of New PubCo Common Shares as set forth in the terms of the Convertible Note (the “Convertible Note Shares”), which Convertible Note Shares shall be held in accordance with the terms of such Company Convertible Note and the applicable Company Convertible Note Subscription Agreement.
(g) As part of the Plan of Arrangement, each share of Amalco Sub issued and outstanding immediately prior to the Effective Time shall be exchanged for one newly issued, fully paid and non-assessable common share of Amalco.
(h) Prior to the Effective Time, the Company shall take all necessary actions to terminate the Company Equity Incentive Plan, effective as of immediately prior to the Effective Time; provided, that the Converted Options and Converted RSUs shall continue to be governed by the terms of the Company Equity Incentive Plan, subject to the adjustments in this Section 2.12.
2.13 Treasury Stock. At the Effective Time, if there are any Company Securities that are owned by the Company as treasury securities, such securities shall be canceled without any conversion or exchange thereof, and no payment or distribution shall be made with respect thereto.
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2.14 Surrender of Company Securities and Payment of Amalgamation Consideration.
(a) At or prior to the Effective Time, New PubCo shall (i) appoint Odyssey Trust Company as Canadian co-transfer agent (to the extent required) and as an agent (or other agents reasonably acceptable to the SPAC and the Company) (collectively, the “Exchange Agent”) for the purposes set forth in this Section 2.14 and (ii) deposit, or cause to be deposited, with the Exchange Agent, (A) the Common Amalgamation Consideration to be issued pursuant to the Amalgamation and (B) the Convertible Note Shares to be issued pursuant to conversion of the Company Convertible Notes.
(b) At or prior to the Effective Time, New PubCo shall send, or shall cause the Exchange Agent to send, to each Company Shareholder holding Company Securities evidenced by Certificates (the “Certificates”) or represented by book-entry (the “Book-Entry Shares”) and not held by the Depository Trust Company (“DTC”) or the Canadian Depository for Securities (“CDS”), a letter of transmittal for use in such exchange, in a form to be mutually agreed upon by the Parties (the “Letter of Transmittal”) (which shall specify that the delivery of the exchanged New PubCo Common Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal and, if applicable, the appropriate Certificates, if any (or a Lost Certificate Affidavit)), to the Exchange Agent for use in such exchange.
(c) With respect to Book-Entry Shares, including the New PubCo Common Shares, held through the DTC or CDS, the SPAC and the Company shall cooperate to establish procedures with the Exchange Agent, DTC or CDS to ensure that the Exchange Agent will transmit to DTC or CDS, as the case may be (or their respective nominees) as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares held of record by DTC or CDS (or their respective nominees) in accordance with customary surrender procedures, the applicable New PubCo Common Shares to be exchanged for such Book-Entry Shares held through the DTC or CDS, as applicable.
(d) Each Company Shareholder shall be entitled to receive the applicable Common Amalgamation Consideration in respect of the Company Shares tendered for exchange within thirty (30) days after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s), if any, for its Company Shares (each, a “Company Certificate”) (or a Lost Certificate Affidavit), (ii) a properly completed and duly executed Letter of Transmittal and (iii) such other documents as may be reasonably requested by the Exchange Agent or New PubCo. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive the Common Amalgamation Consideration attributable to such Company Shareholder.
(e) If any portion of the Common Amalgamation Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that: (i) the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company’s Organizational Documents, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Common Amalgamation Consideration, or the Person in whose name such portion of the Common Amalgamation Consideration is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or New PubCo, and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(f) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Certificate to the Exchange Agent, the Company Shareholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to New PubCo (a “Lost Certificate Affidavit”), which at the reasonable discretion of New PubCo may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against New PubCo or the Company or their respective agents with respect to the Company Shares represented by the Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.14(f) shall be treated as a Company Certificate for all purposes of this Agreement.
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(g) After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, the Transmittal Documents are presented to New PubCo or the Exchange Agent, the Company Shares and any Company Certificates representing such Company Shares shall be exchanged for the applicable portion of the Common Amalgamation Consideration and in accordance with the procedures set forth in this Section 2.14. No dividends or other distributions declared or made after the date of this Agreement with respect to New PubCo Common Shares with a record date after the Effective Time will be paid to the holders of any Company Shares that have not yet been surrendered with respect to the New PubCo Common Shares to be issued upon surrender thereof until the holders of record of such Company Shares shall surrender the Company Certificates, if any (or provide a Lost Certificate Affidavit), or provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates, if any (or delivery of a Lost Certificate Affidavit) and delivery of the other Transmittal Documents, New PubCo shall promptly deliver to the record holders thereof, without interest, the certificates (if any) or Direct Registration System advices representing the New PubCo Common Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such New PubCo Common Shares.
(h) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities.
(i) Notwithstanding anything to the contrary contained herein, no fraction of a New PubCo Common Share will be issued by virtue of the Amalgamation or the other transactions contemplated by this Agreement, and each Person who would otherwise be entitled to a fraction of a New PubCo Common Share (after aggregating all fractional New PubCo Common Shares that otherwise would be received by such holder) shall instead have the number of New PubCo Common Shares issued to such Person rounded down in the aggregate to the nearest whole New PubCo Common Share.
2.15 Withholding. The SPAC, New PubCo and the Exchange Agent shall be entitled to deduct and withhold from the Common Amalgamation Consideration and any other amounts issuable or payable hereunder (whether in cash or kind) such amounts as the applicable party may be required to deduct and withhold therefrom under any applicable Law in respect of Taxes; provided, however, that before making any deduction or withholding pursuant to this Section 2.15 (other than with respect to compensatory payments or as a result of the Company failing to deliver the certification required by Section 8.3(d)(vi)), SPAC and New PubCo shall use commercially reasonable efforts to give the Company at least five (5) Business Days prior written notice of any anticipated deduction or withholding (together with any legal basis thereof) to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding. SPAC and New PubCo shall reasonably consult and cooperate with the Company or the applicable Company Shareholder in good faith to minimize or eliminate, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by cooperating with the submission of any certificates or forms to establish an exemption from, reduction in or refund of any such deduction or withholding. To the extent that any amounts are so deducted, withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The SPAC, New PubCo and the Exchange Agent, as applicable, may sell or otherwise dispose of such portion of the Common Amalgamation Consideration or other consideration otherwise payable to such holder or former holder in the form of New PubCo Common Shares as is necessary to provide sufficient funds to enable the withholding party to comply with such deduction or withholding requirements, and none of the SPAC, New PubCo or the Exchange Agent, as applicable, shall be liable to any Person for any deficiency in respect of any proceeds received (whether in cash or kind), and New PubCo or the Exchange Agent, as applicable, shall notify the holder thereof and remit to the holder thereof any unapplied balance of the net proceeds of such sale.
2.16 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, including to vest Amalco with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of New PubCo, Amalco Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will use their best efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SPAC
Except as set forth in (a) the disclosure schedules delivered by the SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports that are available on the SEC’s website through EDGAR, the SPAC represents and warrants to the Company that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date (except as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):
3.1 Organization and Standing. The SPAC is a corporation duly organized, validly existing and in good standing under the laws of the state of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. After giving effect to the SPAC Continuance, as of the Closing, New PubCo will be a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of Alberta and will have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the SPAC to enter into this Agreement or consummate the transactions contemplated hereby (a “SPAC Material Adverse Effect”). The SPAC has heretofore made available (including via the SEC’s EDGAR System) to the Company accurate and complete copies of its Organizational Documents, as currently in effect as of the date hereof. The SPAC is not in violation of any provision of its Organizational Documents in any material respect. The SPAC is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.
3.2 Authorization; Binding Agreement. The SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the SPAC’s obligations hereunder and thereunder and, subject to obtaining the Required SPAC Shareholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the SPAC is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the SPAC Board, and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of the SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the SPAC is a party shall be when delivered, duly and validly executed and delivered by the SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the SPAC, enforceable against the SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The SPAC’s Board has by resolutions duly adopted at a meeting duly called and held, as of the date of this Agreement, (i) determined that this Agreement, the Amalgamation and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the SPAC Shareholders, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is a party and approved the Arrangement, the Amalgamation and the other transactions contemplated hereby and thereby, and (iii) recommended the approval and adoption of this Agreement, the Ancillary Documents to which it is a party, the Arrangement, the Amalgamation, and the other transactions contemplated hereby and thereby by the SPAC Shareholders.
3.3 Governmental Approvals. Except as otherwise described in Section 3.3 of the SPAC Disclosure Schedules, no Consent of or with any Governmental Authority on the part of the SPAC is required to be obtained or made in connection with the execution, delivery or performance by the SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by the SPAC of the transactions contemplated hereby and thereby, other
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than (a) such filings as are contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities laws, and the rules and regulations thereunder, (d) such filings required in connection with the SPAC Continuance, (e) a post-closing notification pursuant to the Investment Canada Act, and (f) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.
3.4 Non-Contravention. Except as otherwise described in Section 3.4 of the SPAC Disclosure Schedules, the execution and delivery by the SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by the SPAC of the transactions contemplated hereby and thereby, and compliance by the SPAC with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of the SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to the SPAC, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate in any material respect any Law, Order or Consent applicable to the SPAC, Amalco Sub, or any of their properties or assets, except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, or (d) (i) violate, conflict with or result in a breach of, (ii) result in a default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) give rise to any right of termination, cancellation or acceleration under, (iv) give rise to any obligation to make material payments or provide material compensation under, (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the SPAC under, (vi) give rise to any obligation to obtain any material third party Consent or provide any notice to any Person, or (vii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except, in each case, where such conflict, violation, breach, default, termination, cancellation, modification, acceleration, obligation, creation, or default would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.
3.5 Capitalization.
(a) The SPAC is authorized to issue up to 551,000,000 shares of capital stock, consisting of 550,000,000 SPAC Shares, including (i) 500,000,000 SPAC Class A Shares and 50,000,000 SPAC Class B Shares and (ii) 1,000,000 undesignated shares of preferred stock. As of the date of this Agreement (and for the avoidance of doubt, without giving effect to the Amalgamation, the Sponsor Side Letter or any Financing), assuming the separation of all SPAC Units, the SPAC has 11,452,791 shares of common stock issued and outstanding, including 5,702,791 Class A Shares and 5,750,000 Class B Shares, and no SPAC Preferred Shares issued or outstanding. The SPAC has 11,500,000 SPAC Public Warrants with a strike price of $11.50 and 11,200,000 SPAC Private Warrants outstanding with a strike price of $11.50. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth on Section 3.5(a) of the SPAC Disclosure Schedules. All outstanding SPAC Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the SPAC’s Organizational Documents or any Contract to which the SPAC is a party. None of the outstanding SPAC Securities have been issued in violation of any applicable securities Laws. All outstanding New PubCo Common Shares following the consummation of the SPAC Continuance will be duly authorized, validly issued, fully paid and non-assessable. Except for the SPAC Securities set forth on Section 3.5(a) of the SPAC Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the SPAC Securities pursuant to the SPAC Continuance) and any equity securities of the SPAC issued after the date of this Agreement in compliance with Section 6.3 (including pursuant to any Financing), there shall be no other equity securities of the SPAC issued and outstanding immediately prior to Closing (but before giving effect to the Redemption).
(b) Except as set forth in Section 3.5(b) of the SPAC Disclosure Schedules, as of the date hereof, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents),
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(A) relating to the issued or unissued shares of the SPAC, (B) obligating the SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement (including the replacement SPAC Securities to be issued as New PubCo Securities pursuant to the SPAC Continuance), there are no outstanding obligations of the SPAC to repurchase, redeem or otherwise acquire any shares of the SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 3.5(b) of the SPAC Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which the SPAC is a party with respect to the voting of any shares of the SPAC.
(c) All Indebtedness of the SPAC as of the date of this Agreement is disclosed on Section 3.5(c) of the SPAC Disclosure Schedules, including all cash commissions and advisory fees payable by the SPAC in connection with the closing of the Business Combination. No Indebtedness of the SPAC contains any material restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the SPAC or (iii) the ability of the SPAC to grant any Lien on its properties or assets.
(d) Since the date of incorporation of the SPAC, and except as contemplated by this Agreement, the SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed, or otherwise acquired any of its shares, and the SPAC’s Board has not authorized any of the foregoing.
3.6 Subsidiaries.
(a) As of the date of this Agreement, the SPAC does not have any Subsidiaries, except for Amalco Sub.
(b) As of the date of this Agreement, the SPAC is not a participant in any joint venture, partnership or similar arrangement.
(c) As of the date of this Agreement, there are no outstanding contractual obligations of the SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
3.7 SEC Filings and SPAC Financials.
(a) The SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the SPAC with the SEC under the Exchange Act or the Securities Act, as the case may be, together with any material amendments, restatements or supplements thereto (the “SEC Reports”). The SEC Reports (I) were prepared in all material respects in accordance with the requirements of the Exchange Act and the rules and regulations thereunder and (II) did not, as of their respective effective date (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) or at the time they were filed with the SEC (in the case of all other SEC Reports), or if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, to the Knowledge of SPAC, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. To the Knowledge of the SPAC, none of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. As of the date of this Agreement, (A) the SPAC Units, the SPAC Class A Shares and the SPAC Public Warrants are listed on Nasdaq, (B) the SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities that has not been resolved, and (C) there are no Actions pending or, to the Knowledge of the SPAC, threatened against the SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq.
(b) Except as not required in reliance on exemptions from various reporting requirements by virtue of the SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, the SPAC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such
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controls and procedures are reasonably designed to ensure that all material information concerning the SPAC required to be disclosed by the SPAC in the SPAC SEC Reports is made known on a timely basis to the individuals responsible for the preparation of the SPAC’s SEC Reports. Such disclosure controls and procedures are effective in timely alerting the SPAC’s principal executive officer and principal financial officer to material information required to be included in the SPAC’s periodic reports required under the Exchange Act in all material respects.
(c) The SPAC maintains a standard system of accounting established and administered in accordance with GAAP. The SPAC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, that are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in the SEC Reports, since the date of the SPAC’s inception, there have been no material changes in the SPAC’s internal control over financial reporting. The SPAC has no knowledge of any fraud or whistleblower allegations with respect to SPAC that have not yet been investigated and determined in good faith and upon the advice of legal counsel to be meritless (provided that SPAC shall promptly and in good faith investigate any such allegations with legal counsel upon becoming aware of the same), whether or not material, that involve management or employees who have or had a significant role in the SPAC’s internal control over financial reporting.
(d) The financial statements and notes of the SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity and cash flows of the SPAC at the respective dates of and for the respective periods referred to in such financial statements, all in accordance with (i) GAAP applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).
(e) Except as and to the extent reflected or reserved against in the SPAC Financials or as incurred in connection with this Agreement, the SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Latest Balance Sheet Date in the ordinary course of business, (ii) Liabilities that are not, individually or in the aggregate, material in amount or (iii) Liabilities incurred in connection with the entry into this Agreement. The SPAC has no material off-balance sheet arrangements that are not disclosed in the SEC Reports. No financial statements other than those included or incorporated by reference in the SEC Reports is or was required to be included in the SEC Reports.
3.8 Absence of Certain Changes. Since its incorporation, the SPAC has conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities.
3.9 Compliance with Laws. The SPAC is not, and since the date of its formation, has not been, in material conflict or material non-compliance with, or in material default or violation of, any Laws applicable to it. The SPAC has not, since the date of its formation, received any written notice of, or, to its Knowledge, is under investigation with respect to, any material non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.
3.10 Actions; Orders; Permits. As of the date hereof, there is no pending or, to the Knowledge of the SPAC, threatened material Action to which the SPAC or any of its directors, officers or employees (in each case, in their respective capacities as such) are subject that would, individually or in the aggregate, reasonably be expected to have
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a SPAC Material Adverse Effect, and there is no material Action that the SPAC has pending against any other Person. As of the date hereof, the SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Except as set forth on Section 3.10 of the SPAC Disclosure Schedules, no Permits are required for the conduct of the SPAC’s activities as of the date hereof and through the Closing Date.
3.11 Taxes and Returns.
(a) Except as set forth on Section 3.11 of the SPAC Disclosure Schedules, the SPAC has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. The SPAC has complied in all material respects with all applicable Laws relating to Taxes.
(b) There are no claims, assessments, audits, examinations, investigations or other Actions pending against the SPAC in respect of any Tax, and the SPAC has not been notified in writing of any proposed Tax claims or assessments against the SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount).
(c) There are no Liens with respect to any Taxes upon any of the SPAC’s assets, other than Liens described in clause (a) of the definition of Permitted Liens.
(d) The SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
(e) The SPAC is, and has been since its incorporation, treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes and, through the date of this Agreement, is a Tax resident only in its jurisdiction of formation.
(f) The SPAC has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).
3.12 Employee and Employee Benefit Plans. The SPAC does not have any paid employees and does not maintain, sponsor, contribute to or otherwise have any Liability under any Benefit Plans.
3.13 Properties.
(a) The SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property.
(b) The SPAC does not own or lease any material real property or material Personal Property.
3.14 Material Contracts.
(a) Except as set forth on Section 3.14 of the SPAC Disclosure Schedules or as disclosed in the SEC Reports, other than this Agreement and the Ancillary Documents, there are no Contracts to which the SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the SPAC as its business is currently conducted, any acquisition of material property by the SPAC, or restricts in any material respect the ability of the SPAC to engage in business as currently conducted by it or compete with any other Person (each, a “SPAC Material Contract”). All SPAC Material Contracts as of the date hereof have been made available to the Company other than those that are exhibits to the SEC Reports.
(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against the SPAC and, to the Knowledge of the SPAC, the other parties thereto, and is in full
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force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) to the Knowledge of the SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the SPAC under any SPAC Material Contract, in each case other than as would not have a SPAC Material Adverse Effect; (v) the SPAC has received neither written nor, to the SPAC’s Knowledge, oral notice of an intention by any party to any such SPAC Material Contract that provides for a continuing obligation by any party thereto to terminate such SPAC Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that, individually or in aggregate, are not reasonably expected to have a SPAC Material Adverse Effect; and (vi) the SPAC has not waived any of its material rights under any such SPAC Material Contract.
3.15 Transactions with Related Persons. Section 3.15 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations in an amount in excess of $200,000 between the SPAC and any (a) present or former director, officer or employee or Affiliate of the SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the SPAC’s outstanding capital stock as of the date of this Agreement.
3.16 Investment Company Act; Emerging Growth Company. The SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”). The SPAC constitutes an “emerging growth company” within the meaning of Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
3.17 Finders and Brokers. Except as set forth on Section 3.17 of the SPAC Disclosure Schedules and the deferred underwriting commissions payable at Closing by New PubCo, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the SPAC, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the SPAC.
3.18 SPAC Trust Account. As of the date of this Agreement, the Trust Account has a balance of no less than $60,000,000. Such monies are invested solely in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act or cash and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. To the Knowledge of the SPAC, the Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. The SPAC has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the SPAC or, to the Knowledge of the SPAC, by the Trustee. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than the IPO Underwriters, SPAC Public Shareholders who shall have elected to redeem their SPAC Shares pursuant to the SPAC’s Certificate of Incorporation (or, in connection with an extension, in accordance with the SPAC’s Organizational Documents and the IPO Prospectus, of the SPAC’s deadline to consummate a Business Combination), or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.
3.19 Fairness Opinion. The SPAC Board has received the oral opinion of Houlihan Capital (which Houlihan Capital would follow with a written opinion) that, among other matters as determined by the SPAC Board in its sole discretion, the transactions contemplated by this Agreement are fair to the SPAC Shareholders holding Class A shares from a financial point of view.
3.20 Ownership of Amalgamation Consideration. All New PubCo Common Shares and Convertible Note Shares to be issued to the Company Securityholders in accordance with Article I and Article II shall be, upon issuance and delivery of such New PubCo Common Shares and Convertible Note Shares, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws or lock-up obligations to which each
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of the Core Company Securityholders has agreed with respect to the New PubCo Common Shares and Convertible Note Shares to be received by him, her or it hereunder, and the issuance and sale of such New PubCo Common Shares and Convertible Note Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.
3.21 Independent Investigation. The SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided access certain personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules), and in any certificate delivered to the SPAC pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives has made any representation or warranty as to this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the SPAC pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AMALCO SUB
The SPAC, as the parent company of Amalco Sub, represents and warrants to the Company with respect to Amalco Sub that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date (except as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):
4.1 Organization and Standing. Amalco Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of British Columbia. Amalco Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Amalco Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Amalco Sub has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Amalco Sub, as currently in effect as of the date hereof. Amalco Sub is not in violation of any provision of its Organizational Documents in any material respect.
4.2 Authorization; Binding Agreement. Amalco Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by Amalco Sub’s Board and, as applicable, shareholders of Amalco Sub in accordance with Amalco Sub’s Organizational Documents and any other applicable Law, and (b) no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement, on the part of Amalco Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Amalco Sub is a party has been or shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Amalco Sub, enforceable against Amalco Sub in accordance with its terms, subject to the Enforceability Exceptions.
4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Amalco Sub is required to be obtained or made in connection with the execution, delivery or performance by Amalco Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by Amalco Sub of the transactions contemplated hereby and thereby, other than (a) such filings as expressly contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications has not and would not, individually or in the aggregate, reasonably be
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expected to have a material adverse effect on the ability of Amalco Sub to enter into this Agreement or consummate the transactions contemplated hereby (an “Amalco Sub Material Adverse Effect”).
4.4 Non-Contravention. The execution and delivery by Amalco Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by Amalco Sub of the transactions contemplated hereby and thereby, and compliance by Amalco Sub with any of the provisions hereof and thereof, will not (a) contravene, conflict with or violate any provision of Amalco Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate in any respect any Law, Order or Consent applicable to Amalco Sub, or any of its properties or assets, except for violations that would not prevent or delay the consummation of the transactions contemplated hereby or (c) (i) violate, conflict with or result in a material breach of, (ii) result in a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) give rise to any right of termination, cancellation or acceleration under, (iv) give rise to any obligation to make payments or provide compensation under, or (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Amalco Sub under, any of the terms, conditions or provisions of any Contract to which AmalCo Sub is a party or by which AmalCo Sub or any of its assets may be bound, except in each case which would not, individually or in the aggregate, reasonably be expected to have a Amalco Sub Material Adverse Effect.
4.5 Capitalization.
(a) Prior to giving effect to the Amalgamation, Amalco Sub is authorized to issue an unlimited number of common shares, of which one common share is issued and outstanding in the name of the SPAC. Prior to giving effect to the transactions contemplated by this Agreement, Amalco Sub has never had any Subsidiaries or owned any equity interests in any other Person.
(b) Except as set forth in its Organizational Documents, Amalco Sub (i) has no obligation to issue, sell or transfer any equity securities of Amalco Sub, (ii) is not party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of Amalco Sub, (iii) has not granted any registration rights or information rights to any other Person, (iv) has not granted any phantom shares and there are no voting or similar agreements entered into by Amalco Sub that relate to its capital or equity interests, (v) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Amalco Sub or equity interests of Amalco Sub) with the owners or holders of Amalco Sub on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has no outstanding contractual obligations to provide funds to, or make any investment (other than in connection with the transactions contemplated hereby) in, any other Person.
4.6 Amalco Sub Activities.
(a) Since its incorporation, Amalco Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Arrangement and the Amalgamation.
(b) Amalco Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and the Ancillary Documents.
(c) Other than this Agreement and the Ancillary Documents to which it is a party, Amalco Sub is not party to or bound by any Contract or any agreement or understanding whereby it would have material interests, rights, obligations or Liabilities with respect to another transaction that is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Documents, Amalco Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person.
4.7 Compliance with Laws. Amalco Sub is not, and since the date of its formation, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. Amalco Sub, has not, since the date of its formation, received any written or oral notice of, or, to its knowledge, is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.
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4.8 Actions; Orders. There is no material Action pending or, to the Knowledge of Amalco Sub, threatened against or affecting Amalco Sub, and there is no Action that Amalco Sub has pending against any other Person. Amalco Sub is not subject to any Orders of any Governmental Authority, nor, to the Knowledge of Amalco Sub, are any such Orders pending.
4.9 Transactions with Related Parties. There are no transactions, Contracts or understandings between Amalco Sub, on the one hand, and any (a) present or former director, officer or employee or Affiliate of Amalco Sub or the Sponsor, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Amalco Sub outstanding capital stock as of the date hereof, on the other hand.
4.10 Finders and Brokers. Except for the deferred underwriting commission to be paid by New PubCo at the Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Amalco Sub or any of its respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Amalco Sub.
4.11 Investment Company Act. Amalco Sub is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case within the meanings of the Investment Company Act.
4.12 Taxes. Amalco Sub has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in (a) the disclosure schedules delivered by the Company to the SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer or (b) the SEDAR+ Reports that are available on SEDAR+, the Company hereby represents and warrants to the SPAC and Amalco Sub that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):
5.1 Organization and Standing. The Company is a corporation duly incorporated and validly existing under the Laws of the Province of British Columbia, is duly qualified to do business and has all requisite corporate power and capacity to own, make use of, lease and operate its assets and properties and to carry on its business as now being conducted. The Company has heretofore made available (including via SEDAR+) to the SPAC accurate and complete copies of its Organizational Documents, as currently in effect as of the date hereof. The Company is not in violation of any provision of its Organizational Documents in any material respect. The Company is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.
5.2 Authorization; Binding Agreement.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Arrangement, the Amalgamation and the other transactions contemplated hereby and thereby, subject to the receipt of the Required Company Shareholder Approval and the approval of the Arrangement by the Court. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by the Company’s Board and, where applicable, its shareholders, in accordance with the Company’s Organizational Documents, any applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound and (ii) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby except for obtaining Required Company Shareholder Approval and the approval of the Arrangement by the Court.
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(b) The Company’s Board, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with its Organizational Documents, has (i) determined that this Agreement, and thereby the Ancillary Documents, and the Arrangement, the Amalgamation and the other transactions contemplated hereby and thereby are fair to the Company Shareholders and in the best interests of the Company, (ii) approved and adopted this Agreement, the Ancillary Documents, and approved the Arrangement, the Amalgamation and the other transactions contemplated hereby and thereby in accordance with applicable Law and (iii) recommended that the Company’s Shareholders vote in favor of the Arrangement Resolution. Except for the Required Company Shareholder Approval and approval of the Arrangement by the Court, no additional approval or vote of any holders of voting or other equity interests of the Company would then be necessary to approve and adopt this Agreement and the Ancillary Documents and approve the transactions contemplated hereby and thereby.
(c) This Agreement has been, and each Ancillary Document to which the Company is a party shall be, when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
5.3 Governmental Approvals. Except for approval of the Arrangement by the Court, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings and approvals as expressly contemplated by this Agreement, (b) any filings and approvals required with Cboe Canada or the British Columbia Securities Commission or other applicable Canadian securities regulatory authorities with respect to the transactions contemplated by this Agreement and (c) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect on the Company or (ii) a material adverse effect on the ability of the Company to enter into this Agreement or consummate the transactions contemplated hereby (clause (i) or (ii), a “Company Material Adverse Effect”).
5.4 Non-Contravention. The execution and delivery of this Agreement and the Ancillary Documents by the Company and of the transactions contemplated hereby and thereby, consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of the Company’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to the Company or (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate in any material respect any Law, Order or Consent applicable to the Company, or any of its properties or assets, except for violations that would not prevent or delay the consummation of the transactions contemplated hereby, or (d)(i) violate, conflict with or result in a breach of, (ii) result in a default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) give rise to any right of termination, cancellation or acceleration under, (iv) give rise to any obligation to make material payments or provide material compensation under, (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company under, (vi) give rise to any obligation to obtain any material third party Consent or provide any notice to any Person or (vii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contracts, in each case except where such conflict, violation, breach, default, termination, cancellation, modification, acceleration, obligation, creation, or default would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.
5.5 Capitalization.
(a) The Company is authorized to issue an unlimited number of Multiple Voting Company Shares and an unlimited number of Subordinate Voting Company Shares, of which 4,650,000 Multiple Voting Company Shares and 29,436,461 Subordinate Voting Company Shares are issued and outstanding as at the date hereof. The equity securities set forth on Section 5.5(a) of the Company Disclosure Schedules comprise all of the authorized equity securities of the Company that are issued and outstanding, in each case, as of the date of this Agreement. All
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outstanding Company Shares are duly authorized, are fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, or any Contract to which the Company is a party or by which it or its securities are bound. The Company does not hold any shares or other equity interests of another Company in its treasury. None of the outstanding Company Securities have been issued in violation of any applicable securities Law.
(b) Section 5.5(b) of the Company Disclosure Schedules contains a complete and correct list, as of the date hereof, of (i) the name of the holder of each Company Equity Award, (ii) the type and total number of Company Shares underlying each such Company Equity Award, (iii) the date on which each such Company Equity Award was granted, (iv) the exercise price of each Company Option and (v) the expiration date of each Company Equity Award. Except as set forth on Section 5.5(b) of the Company Disclosure Schedules, there are no outstanding or authorized options, warrants, puts, calls, restricted stock, restricted stock units, phantom stock, profit participation rights, equity appreciation rights, phantom equity rights, other equity or equity-based awards or other similar rights with respect to the Company other than the Company Equity Incentive Plan. Each Company Option was granted in accordance with the terms of the Company Equity Incentive Plan and in compliance with applicable Law and Section 409A of the Code, and each Company Option’s per share exercise price is equal to or greater than the fair market value of a Company Share on the date of grant of such Company Option.
(c) Section 5.5(c) of the Company Disclosure Schedules contains a complete and correct list, as of the date hereof, of (i) the name of the holder of each such Company Warrant, (ii) the number of Company Shares underlying each such Company Warrant, (iii) the date on which each such Company Warrant was granted, (iv) the exercise price of each Company Warrant and (v) the expiration date of each Company Warrant.
(d) Other than as set forth on Section 5.5(b), Section 5.5(c) and Section 5.5(d) of the Company Disclosure Schedules, as of the date hereof, there are no other equity or voting interests in, or any Company Convertible Securities, or preemptive rights or other outstanding rights, options, warrants, subscriptions, puts, calls, restricted stock, restricted stock units, phantom stock, stock appreciation, profit participation, conversion rights or similar equity or equity-based rights, interests, agreements or commitments of any rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders is a party or bound relating to any equity securities of the Company, whether or not outstanding.
(e) There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Certificate of Incorporation or as expressly set forth in this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company Securities have been granted, offered, sold and issued in compliance with all applicable securities Laws.
(f) No equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the transactions contemplated hereby.
(g) Except as disclosed in the Company Financial Statements, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the Company Board has not authorized any of the foregoing.
5.6 Subsidiaries.
(a) Section 5.6(a) of the Company Disclosure Schedules sets forth a true and complete list of the Subsidiaries of the Company, listing for each Subsidiary its name, the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). Except as set forth on Section 5.6(a) of the Company Disclosure Schedules, all of the outstanding voting or other equity securities, as applicable, of each Subsidiary of the Company are duly authorized, validly issued, free of
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preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws) and, if applicable, fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens).
(b) Except as set forth on Section 5.6(b) of the Company Disclosure Schedules, there are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Subsidiary of the Company and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating any Subsidiary of the Company to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Subsidiary of the Company, including any security convertible or exercisable into equity securities of any Subsidiary of the Company. There are no Contracts to which any Subsidiary of the Company is a party that require such Subsidiary of the Company to repurchase, redeem or otherwise acquire any equity interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.
(c) The Company is not a participant in any joint venture, partnership or similar arrangement, except as set forth on Section 5.6(c) of the Company Disclosure Schedules.
(d) There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
5.7 Financial Statements.
(a) Attached as Section 5.7(a) of the Company Disclosure Schedules are true and complete copies of the following financial statements (such financial statements, the “Company Financial Statements”):
(i) (A) the comparative audited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 2022 and the related comparative audited consolidated statements of comprehensive loss, cash flows and members’ equity, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors; (B) the comparative audited consolidated balance sheet of DevvESG Streaming Finco Ltd. as of July 31, 2022 and the related comparative audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal year ended on such date, together with all related notes and schedules thereto, accompanied by the reports thereon of DevvESG Streaming Finco Ltd. independent auditors; and (C) the comparative audited consolidated balance sheet of 1319738 B.C. Ltd. as of July 31, 2022 and the related comparative audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal year ended on such date, together with all related notes and schedules thereto, accompanied by the reports thereon of 1319738 B.C. Ltd. independent auditors; and
(ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2023 (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of comprehensive loss, cash flows for the nine (9)-month period then ended, together with all related notes and schedules thereto, (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”), which, for the avoidance of doubt, have not been reviewed or audited by any independent auditors.
(b) Except as set forth on Section 5.7(a) of the Company Disclosure Schedules, the Company Financial Statements and the Required Financial Statements, when delivered to the SPAC, (i) shall have been prepared from the books and records of the Company and its Subsidiaries or their respective predecessors; (ii) shall have been prepared in accordance with IFRS methodologies in the case of the Company Financial Statements delivered as of the date hereof and U.S. GAAP in the case of the Required Financial Statements delivered after the date hereof, in each case applied on a consistent basis throughout the periods involved, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material individually or in the aggregate).
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(c) The books of account and other financial records of the Company and its Subsidiaries have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company and its Subsidiaries have been properly recorded therein in all material respects.
(d) The Company and its Subsidiaries have devised and maintained a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with IFRS and, when delivered to the SPAC, with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of the Company and each of its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).
(e) The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Company or any of its Subsidiaries; (ii) any fraud that involves the Company’s or any of its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Company or any of its Subsidiaries; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Company’s, or any of its Subsidiaries’, ability to record, process, summarize and report financial information.
(f) Except as set forth on Section 5.7(f) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with IFRS, with respect to Company Financial Statements delivered as of the date hereof, and with U.S. GAAP, with respect to the Required Financial Statements delivered after the date hereof, that are not adequately reflected or reserved on or provided for in the Company Financial Statements or Required Financial Statements, as applicable, other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with IFRS or U.S. GAAP, as applicable, that have been incurred since the Balance Sheet Date in the ordinary course of business or (ii) Liabilities that are not, individually or in the aggregate, material in amount. All debts and Liabilities, fixed or contingent, (1) which should be included under IFRS on a balance sheet are included in all material respects in the Company Financial Statements as of the date of such Company Financial Statements and (2) which should be included under U.S. GAAP on a balance sheet are included in all material respects in the Required Financial Statements as of the date of such Required Financial Statements. The Company has no off-balance sheet arrangements.
5.8 Absence of Certain Changes. Except as set forth on Section 5.8 of the Company Disclosure Schedules, since the Latest Balance Sheet Date, (a) the Company and each of its Subsidiaries have conducted their respective business in the ordinary course and consistent with past practice in all material respects and (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement and prior to the Closing, would require the consent of the SPAC pursuant to Section 6.2.
5.9 Compliance with Laws and Carbon Standards. Except as set forth on Section 5.9 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is, and since its incorporation has ever been, in material conflict or material non-compliance with, or in material default or violation of any applicable Laws or applicable Carbon Standards. Since their respective formation, neither the Company nor any of its Subsidiaries, (i) has received any written or, to the Knowledge of the Company or any of its Subsidiaries, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its respective properties, assets, employees or other individual service providers (solely in such individuals’ capacity as service providers to the Company), business, products or operations are or were bound or affected, (ii) has been subjected to any investigation by a Governmental Authority regarding any actual or alleged violation of or failure on the part of the Company or any of its Subsidiaries to comply with any applicable Law, (iii) has had claims filed against it or any of its Subsidiaries with (A) any Governmental Authority alleging any failure by the Company or any of its Subsidiaries to comply with applicable Law or (B) any Registry alleging any failure with respect to the Carbon Credits transacted by the Company or any of its Subsidiaries to comply with applicable Carbon Standards, (iv) has not had its access or Registry Account suspended in respect of any relevant Registry and (v) has not made a voluntary,
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directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Law, in the case of clauses (i) through (iii), except as would not, or would not reasonably be expected to, be material to the Company or any of its Subsidiaries.
5.10 Company Permits and Registry Accounts. The Company and its Subsidiaries hold all material licenses and Permits necessary to lawfully own, lease and conduct in all material respects their respective business as presently conducted, including necessary Registry Accounts on any relevant Registry, and to own, lease and operate their respective assets and properties (collectively, the “Company Permits”). All the Company Permits and Registry Accounts are in full force and effect and not subject to, or, to the Knowledge of the Company, threatened to be subject to, any revocation or modification Proceeding, or any suspension or termination, as a result of, or in connection with, the consummation of the transactions contemplated hereby, and the Company and its Subsidiaries are conducting business in compliance in all material respects with the Company Permits, any Carbon Standard under which any of the Carbon Credits that are transacted by the Company or its Subsidiaries are certified, and the requirements of each relevant Registry. Neither the Company nor its Subsidiaries is in violation in any material respect of the terms of the Company Permits, and no Proceeding is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened, to suspend, revoke, withdraw, modify or limit any such Company Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the Company or any of its Subsidiaries, as applicable, to use such Company Permit or conduct its business, as applicable.
5.11 Carbon Credits. Neither the Company nor any of its Subsidiaries have, as of the date hereof, created any security interest or encumbrance in any Carbon Credits that are presently owned, or in the future will be owned, by the Company or such Subsidiary, in favor of any third party.
5.12 Litigation. Except as set forth on Section 5.12 of the Company Disclosure Schedules, since the Company’s incorporation, there have been, and there are, no Actions or Orders of any nature currently pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, and no such Action or Order has been brought against the Company or any of its Subsidiaries, or any of their respective current or former directors, officers or securityholders, business, equity securities, or assets, or employees or other individual service providers in their capacities as such that would, individually or in the aggregate, be material to the Company or any of its Subsidiaries, taken as a whole.
5.13 Material Contracts.
(a) Section 5.13(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the Company Material Contracts, as of the date hereof, a true, correct and complete copy (including written summaries of oral Contracts) of which, in each case, has been made available to the SPAC. For purposes of this Agreement, “Company Material Contract” means any contract, together with each Company Benefit Plan that is a Contract, to which the Company is a party or by which the Company, any of its Subsidiaries, or any of its properties or assets are bound or affected that:
(i) contains covenants that limit or restrict the ability of the Company or any of its Subsidiaries (A) to compete in any line of business or with any Person or in any geographic area or to sell, receive or provide any service or product or solicit any Person, including any non-competition covenants, non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or similar provision with respect to any Person or (B) to purchase or acquire an interest in any other Person;
(ii) involves any joint venture, partnership or similar agreement;
(iii) relates to the voting or control of the equity interests of the Company or any of its Subsidiaries or the election of directors of the Company or any of its Subsidiaries (other than the Organizational Documents of the Company and any of its Subsidiaries);
(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $50,000;
(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 or shares or other equity interests of the Company or another Person;
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(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;
(vii) by its terms, individually or with all related Contracts, is reasonably expected to call for aggregate payments or receipts by the Company or any of its Subsidiaries under such Contract or Contracts of at least $200,000 per year or $1,000,000 in the aggregate;
(viii) is any carbon streaming agreement;
(ix) is any strategic partnership agreement;
(x) is with (A) any Governmental Authority or (B) any Related Person;
(xi) is a settlement, conciliation or similar agreement pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;
(xii) provides for any severance, retention, transaction or change in control bonus or equity, equity-based or phantom equity arrangement;
(xiii) obligates the Company or any of its Subsidiaries to provide continuing indemnification or a guarantee of obligations that would be expected to result in payments to a third party after the date hereof in excess of $100,000;
(xiv) provides for the employment or engagement of any director, officer, employee or individual service provider, excluding offer letters providing for at-will employment that can be terminated without any post-termination Liabilities;
(xv) is a Labor Agreement;
(xvi) obligates the Company or any of its Subsidiaries to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);
(xvii) (A) entered into with any third-party broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising partner or service provider and (B) are material to the business of the Company or any of its Subsidiaries;
(xviii) provides for any guaranty, direct or indirect, of any obligation of a third party (other than the Company);
(xix) constitutes a lease or master lease of personal property reasonably likely to result in annual payments of $25,000 or more in a 12-month period;
(xx) constitutes any contract providing for (A) the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any of its Subsidiaries or (B) any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any of its Subsidiaries;
(xxi) establishes any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company;
(xxii) constitutes any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person other than any loan or capital contribution to, or investment in, (A) the Company or one of its wholly owned Subsidiaries, (B) any Person (other than an officer, director or employee of the Company or any of its Subsidiaries) that is less than $1,000,000 to such Person or (C) any officer, director or employee of the Company or any of its Subsidiaries that is less than $50,000 to such person;
(xxiii) constitutes any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other persons;
(xxiv) constitutes any Company IP Agreements (other than agreements for Off-the-Shelf Software);
(xxv) provides any third party a power of attorney;
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(xxvi) relates to the future disposition or acquisition by the Company or any of its Subsidiaries of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except for any agreement related to the transactions contemplated hereby;
(xxvii) involves the payment of any earnout or similar contingent payment on or after the date of this Agreement; or
(xxviii) is otherwise required to be filed on SEDAR+ as a “Material Contract.”
(b) With respect to the Company Material Contracts: (i) each Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not affect the validity or enforceability of the Company Material Contracts; (iii) neither the Company nor any of its Subsidiaries is in breach or default in any material respect, and to the Knowledge of the Company, no condition or event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company or any of its Subsidiaries, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company or any of its Subsidiaries, under such Company Material Contract; (v) the Company and its Subsidiaries have received neither written nor, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that, individually or in aggregate, are not reasonably expected to adversely affect the Company or any of its Subsidiaries in any material respect; and (vi) neither the Company nor any of its Subsidiaries has waived any their respective material rights under any such Company Material Contract.
5.14 Intellectual Property.
(a) Section 5.14(a) of the Company Disclosure Schedules sets forth: (i) all registered Patents, Trademarks, Copyrights and Internet Assets and applications owned by the Company or otherwise used or held for use by the Company or any of its Subsidiaries in which the Company or any of its Subsidiaries is the owner, applicant or assignee (“Company Registered IP”); and (ii) all material unregistered Intellectual Property, including proprietary Software, owned or purported to be owned by the Company or any of its Subsidiaries (for material Trade Secrets, only a general description shall be disclosed).
(b) Section 5.14(b) of the Company Disclosure Schedules sets forth all material Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company or any of its Subsidiaries is a licensee or otherwise is authorized to use or practice or have rights to any Intellectual Property of any Person that is (i) incorporated into, or used in the authorship, invention, development, delivery, hosting or distribution of, the Company Products; or (ii) used or held for use by the Company in the conduct of its business.
(c) The Company and its Subsidiaries either own or have valid and enforceable rights under a Company IP License to use all Intellectual Property that is necessary and sufficient for, or used or held for use by the Company in, the conduct of its business, in each case free and clear of any Liens (other than Permitted Liens). All of the Company Registered IP is in full force and effect, subsisting, valid and enforceable. The Company or its Subsidiaries, as applicable, (i) is the sole and exclusive owner of all right, title and interest in and to the Owned IP, in each case free and clear of any Liens (other than Permitted Liens); and (ii) has a valid and enforceable license or other rights to use all Licensed IP. Neither the Company nor any of its Subsidiaries has dedicated to the public or otherwise allowed to fall into the public domain any material Owned IP.
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(d) The Company and its Subsidiaries have provided the SPAC with true and complete copies of all material Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement. The Company or its Subsidiaries, as applicable, have entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company or any of its Subsidiaries, as applicable, whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company or any of its Subsidiaries, as applicable; (ii) grants to the Company or any of its Subsidiaries, as applicable, a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. All material assignments and other instruments necessary to establish, record and perfect the Company’s ownership interest in the Company Registered IP have been validly executed, delivered and filed with the relevant Governmental Authorities and authorized registrars. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Intellectual Property.
(e) The Company IP Licenses include all of the material licenses, sublicenses and other agreements or permissions necessary to operate the Company and its Subsidiaries as presently conducted.
(f) No Action is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that challenges the validity, enforceability, ownership or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently licensed, used or held for use by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. Since incorporation, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company or any of its Subsidiaries, nor to the Knowledge of the Company is there any reasonable basis therefor. There are no Orders to which the Company or any of its Subsidiaries is a party or its otherwise bound that (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third Person’s Intellectual Property or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently infringing, or has, since incorporation, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company and its Subsidiaries. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to or otherwise used or held for use by the Company or any of its Subsidiaries.
(g) No funding from any Governmental Authority or facilities of a university, college, other educational institution or non-profit organization was used in the development of the Owned IP, and no Governmental Authority, university, college, other educational institution or non-profit organization has a claim or right to claim title to any Owned IP.
(h)
(i) The Company and its Subsidiaries have taken steps consistent with generally accepted industry standards, and in any event no less than all commercially reasonable steps, to safeguard and maintain the secrecy and confidentiality of all Trade Secrets included in the Owned IP.
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(ii) Neither the Company nor any of its Subsidiaries has authorized the disclosure of any Trade Secret included in the Owned IP, nor has any such Trade Secret been disclosed, in each case other than pursuant to a written and enforceable non-disclosure agreement.
(iii) There has been no misappropriation of any Trade Secret included in the Owned IP or breach of any obligations of confidentiality with respect to such Trade Secrets.
(i) Neither the execution, delivery nor performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, directly result in: (i) a loss of or an Lien on any Owned IP; (ii) a breach of or default under, or right to terminate or suspend performance of, any Company IP Agreement; (iii) the release, disclosure or delivery of any Trade Secrets within the Owned IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned IP. The SPAC will own all right, title and interest in and to, or otherwise have a license to, all Owned IP and Licensed IP on identical terms and conditions as the Company enjoyed immediately prior to the Closing.
(j) The Source Code for Software within the Owned IP and the Source Code for Software included in all Company Products (A) has at all times been maintained in confidence, and has been disclosed only to employees and consultants having a “need to know” the contents thereof in connection with the performance of their duties and who are bound by confidentiality obligations of customary scope with respect to Source Code; and (B) has not been delivered, licensed or made available to any escrow agent or other Person, and neither the Company nor any of its Subsidiaries has any duty or obligation to deliver, license or make available such Source Code to any escrow agent or other Person.
(k) Neither the Company nor any of its Subsidiaries has (i) used any Open Source Software in such a way that (A) obligates the Company to make any Software within the Owned IP available free of charge, available in source code form, or reverse engineerable, (B) grants or purports to grant to any third Person any rights or immunities under any Intellectual Property within the Owned IP, or (C) requires any Company Products or any portion thereof, to be subject to a Copyleft License; or (ii) contributed any Software within the Owned IP to an open source project or made any such Software available to any other Person under an open source license.
(l) The Company Products do not contain any malicious or surreptitious code or device, such as a virus, worm, time or logic bomb, disabling device, Trojan horse or other malicious or surreptitious code designed to: (i) disrupt or damage any licensee’s use of the Company Products or related computer systems; (ii) erase, destroy or corrupt any licensee’s files or data; or (iii) bypass any technical security measure, or masquerade as compliant, so as to obtain access to any of licensee’s hardware or software in contravention of such technical security measures.
(m) The Company and its Subsidiaries own or have a valid license in all of the Company Systems necessary to operate the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have taken commercially reasonable measures to protect and maintain the security of the Company Systems and all information stored or contained therein from any unauthorized use, access, interruption or modification by any Person. The Company Systems (i) operate and perform in all material respects in accordance with their documentation and as required by the business of the Company and its Subsidiaries as currently conducted; (ii) have not suffered any material persistent substandard performance, breakdown or failure since the Company’s incorporation; (iii) are free from any material defects; (iv) do not contain any virus, Software or hardware component designed to permit unauthorized access or to disable or otherwise harm or disable any System whether automatically with the passage of time or under the positive control of a Person; (v) are in good repair and operating condition and are adequate and suitable (including with respect to working condition, license seats, performance and capacity) for the purposes for which they are currently being used; and (vi) are sufficient to operate the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted in the twelve (12) months prior to the Closing and constitute all of the Systems reasonably necessary to conduct the business of the Company and its Subsidiaries as currently conducted.
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5.15 Taxes and Returns.
(a) The Company and each of its Subsidiaries have or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by them (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves in the Company Financial Statements have been established in accordance with IFRS. The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to Tax.
(b) There is no Action currently pending or threatened in writing against the Company or any of its Subsidiaries by a Governmental Authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(c) There are no claims, assessments, audits, examinations, investigations or other Actions by any Tax authority in progress or pending against the Company or any of its Subsidiaries in respect of any Tax, and neither the Company nor any of its Subsidiaries has been notified in writing, or to the Knowledge of the Company, orally, of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves (i) in the Company Financial Statements have been established in accordance with IFRS methodologies for Company Financial Statements delivered as of the date hereof and (ii) adequate reserves in the Required Financial Statements have been established in accordance with U.S. GAAP for Company Financial Statements delivered after the date hereof, or are immaterial in amount) or that any such audit, examination, investigation or other Action is contemplated.
(d) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of U.S. Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law or (iii) as a transferee or successor, by Contract (excluding for this purpose, Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements) or by operation of Law.
(e) There are no Liens with respect to any Taxes upon the Company’s or any of its Subsidiaries’ assets, other than Liens described in clause (a) of the definition of Permitted Liens.
(f) The Company and each of its Subsidiaries have collected or withheld all material Taxes currently required to be collected or withheld by them, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.
(g) Neither the Company nor any of its Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company of any of its Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
(h) Neither the Company nor any of its Subsidiaries has made any change in accounting methods (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.
(i) Neither the Company nor any of its Subsidiaries is, or has ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Law (other than a group all of the members of which consisted of the Company and its Subsidiaries).
(j) The Company is, and since its inception has been, properly characterized as a corporation for U.S. federal income tax purposes. The Company is treated as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code. Each Subsidiary of the Company is, and since its inception has been, properly treated for U.S. federal income tax purposes in the manner set forth in Section 5.15(j) of the Company Disclosure Schedules.
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(k) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying (or intended to qualify) in whole or in part for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) or Section 361 of the Code.
(l) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, nor does it intend to or plan to take any action, or have any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).
(m) There are no circumstances existing which could result in the application to the Company or any of its Subsidiaries of Sections 17, 78, 80, 80.01, 80.02, 80.03, 80.04 or Subsection 160(1) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.
(n) The terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Company or any of its Subsidiaries and any Person that is (i) a non-resident of Canada for purposes of the ITA, and (ii) not dealing at arm’s length with the Company or any of its Subsidiaries, as applicable, for purposes of the ITA, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the ITA, and all documentation or records as required by applicable Law have been made or obtained in respect of such transactions (or series of transactions).
5.16 Real Property.
(a) The leases set forth on Section 5.16(a) of the Company Disclosure Schedule (the “Leases”) are the only Contracts pursuant to which the Company leases any real property. Neither the Company nor any of its Subsidiaries is a party to, or under any agreement to become a party to, any lease with respect to real property other than the Leases, copies of which have been provided to the SPAC. Each Lease is in good standing, creates a good and valid leasehold estate in the leased properties thereby demised and is in full force and effect without amendment, except as set forth on Section 5.16(a) of the Company Disclosure Schedules. With respect to each Lease, (a) the Lease (or a notice in respect of the Lease) has been properly registered in the appropriate land registry office, (b) all rents and additional rents have been paid, (c) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, (d) there exists no event of default or event, occurrence, condition or act (including the purchase of the Company Securities) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease and (e) to the knowledge of the Company, all of the covenants to be performed by any other party under the Lease have been fully performed.
(b) Each of the leased properties is adequate and suitable for the purposes for which it is presently being used and the Company or its Subsidiaries, as applicable, has adequate rights of ingress and egress into each of the leased properties for the operation of the business in the ordinary course. Section 5.16(b) of the Company Disclosure Schedules sets forth all of the Leases setting out, in respect of each Lease, a description of the leased premises (by municipal address and proper legal description), the term of the Lease, the rental payments under the Lease (specifying any breakdown of base rent and additional rents), any rights of renewal and the term thereof, and any restrictions on assignment, change of control of the Company or amalgamation.
5.17 Personal Property. Each item of Personal Property that is currently owned, used or leased by the Company or any of its Subsidiaries, as applicable, with a book value or fair market value of greater than Twenty-Five Thousand Dollars ($25,000) is set forth on Section 5.17 of the Company Disclosure Schedules, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as would not be material to the Company or any of its Subsidiaries, or as set forth in Section 5.17 of the Company Disclosure Schedules, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred that (whether
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with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of the Company or, to the Knowledge of the Company, any other party under any of the Company Personal Property Leases, and neither the Company nor any of its Subsidiaries has received notice of any such condition.
5.18 Title to and Sufficiency of Assets. The Company and its Subsidiaries have good and marketable title to, or, in the case of leased or subleased assets, a valid leasehold interest in or right to use, all of their respective material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens set forth in the Company Financial Statements (collectively, the “Assets”). The Assets (including Intellectual Property rights and contractual rights) of the Company and its Subsidiaries, taken as a whole, constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Company and its Subsidiaries as they are now conducted or that are used or held by the Company or any of its Subsidiaries for use in the operation of the business of the Company or any of its Subsidiaries.
5.19 Employee Matters.
(a) The Company is not party to, or bound by, any Labor Agreement, and has never been party to, or bound by, any such Contract. There are no unfair labor practice charges, material labor grievances, labor arbitrations, labor strikes, slowdowns, work stoppages, boycotts, picketing, handbilling, lockouts, or other material labor disputes, or to the Company’s Knowledge threat of any of the foregoing, or, to the Company’s Knowledge, union organizing activity or demand or petition for representation or certification, by or with respect to any of the employees of the Company, and no such activities or disputes have occurred (including any representation or certification proceedings brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority) since the Company’s incorporation. No employees of the Company are represented by any labor organization, labor or trade union, or works council with respect to their employment with the Company. The Company has not engaged in any unfair labor practices since its incorporation. With respect to the transactions contemplated by this Agreement, the Company has satisfied in all material respects any pre-signing or, as of the Closing, pre-Closing notice, consultation or other obligations owed to its employees or their representatives under applicable Law or Labor Agreement.
(b) The Company is and since its incorporation has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including Laws regarding terms and conditions of employment, health and safety, wages and hours, discrimination, harassment, retaliation, whistleblowing, disability, labor relations, worker classification, Tax withholding, hours of work, payment of wages and overtime wages, pay equity, immigration (including the completion of Forms I-9 and confirmation of visas), workers’ compensation, unemployment insurance, working conditions, equal opportunity, affirmative action, employee leave and other time off, COVID-19, and employee terminations (including plant closures and layoffs), and has not received written or, to the Knowledge of the Company, oral notice that there is any instance of noncompliance in any of the foregoing respects. Except as would not result in material liability to the Company, the Company (i) has since its incorporation correctly classified all current and former exempt and non-exempt employees, individual independent contractors, leased employees, and other non-employee service providers for all applicable purposes, (ii) is not liable for any past due arrears of wages, salaries, premiums, commissions, bonuses, severance, termination payments, fees, or other compensation due to current or former employees, independent contractors or other individual service providers of the Company since its incorporation or any fine, Tax, interest or penalty for failure or delinquency to pay the foregoing and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment or workers’ compensation benefits, social security or other benefits, insurance, Taxes or obligations for employees, independent contractors or other individual service providers due since the Company’s incorporation (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Company’s Knowledge, threatened, and there have been no such Actions since the Company’s incorporation, by or against the Company brought by or against any applicant for employment, any current or former employee, consultant, independent contractor or other individual service provider, any Person alleging to be a current or former employee, contractor or individual service provider, or any Governmental Authority or any other Person relating to violations of labor or employment Laws, or making any other allegation relating to the employment of or services rendered by such Person including alleging breach of any express or implied contract of employment or engagement, wrongful termination of employment or engagement, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship. To the Company’s Knowledge, (A) no employee or individual service provider intends to terminate his or her
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employment with or services to the Company, and (B) no current or former employee or individual service provider is in any material respect in violation of any employment agreement, nondisclosure obligation, fiduciary duty, restrictive covenant or other obligation (I) owed to the Company or (II) owed to any third party with respect to such person’s right to be employed or engaged by the Company.
(c) Section 5.19(c) of the Company Disclosure Schedules sets forth a complete and accurate list of all employees and individual service providers of the Company, as of the date hereof, including each such individual’s (i) name, (ii) job title or services description, (iii) employing or engaging entity, (iv) work location, (v) compensation rate and method, (vi) hire or engagement date, (vii) status as exempt or non-exempt from overtime requirements (for employees), (viii) leave status and (ix) accrued vacation or paid time off.
(d) There has not at any time since the Company’s incorporation been any, and there is no pending or, to the Knowledge of the Company, threatened, any allegation, investigation (including any internal investigation), complaint, lawsuit or Action concerning any Misconduct with respect to any Company employee, contractor, or other service provider (and, where required, the Company has taken corrective action in response to). For purposes of this Section 5.19(d), “Misconduct” shall mean (i) any unlawful, illegal, fraudulent or deceptive conduct, (ii) harassment or discrimination, (iii) other acts of a similar nature that could reasonably be expected to bring the Company into public contempt, ridicule or disrepute or be materially injurious to the business, reputation or finances of the Company or any officer of the Company, (iv) unwanted or unlawful sexual advances, lewd or sexually explicit comments, the sending of sexually explicit images or messages or other sexual harassment or (vi) any retaliatory act for refusing or opposing any of the above.
5.20 Benefit Plans.
(a) “Company Benefit Plan” means each Benefit Plan that is sponsored, maintained, contributed to or required to be contributed by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any liability or obligation (including any contingent liability or obligation).
(b) Set forth on Section 5.20(b) of the Company Disclosure Schedules is a true and complete list of each material Company Benefit Plan (other than any at-will offer letter that does not provide for equity-based or phantom equity awards, retention, change in control, severance or termination benefits and is on the standard form of offer letter set forth on Section 5.20(b) of the Company Disclosure Schedules). With respect to each material Company Benefit Plan, the Company and its Subsidiaries have provided to the SPAC or its counsel true and complete copies, to the extent applicable, of (i) each writing constituting a part of such Company Benefit Plan, including all plan documents and amendments thereto, or if not in writing, a summary of such Company Benefit Plan, (ii) the most recent annual report (IRS Forms 5500 series), (iii) any related trust documents and the most recent summary plan description distributed to participants (and any summaries of material modifications thereto), and (iv) any non-routine correspondence with any Governmental Authority. Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code timely received a current, favorable determination, advisory or opinion letter from the IRS, and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.
(c) No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to (or have any obligation to contribute to), or has any liability under or with respect to any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, (ii) “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any Liability on account of being considered a single employer under Section 414 of the Code with any other Person. No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, retiree or post-employment health or life insurance or any other retiree or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage.
(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan is and has at all times been operated, maintained, funded and administered in all material respects in accordance with its terms, and applicable Laws; (ii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no
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breaches of fiduciary duty; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, distributions, reimbursements and premiums due through the Closing Date have been timely made and all such amounts for any period ending on or before the Closing Date that are not yet due have been made or properly accrued on the Company Financial Statements. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) or is reasonably expected to incur or to be subject to, any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.
(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in combination with another event) (i) result in any payment or benefit, or increase in the amount of any compensation or benefits due, to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries; (ii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits due to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries; (iii) except as required under the terms of this Agreement or by applicable Law, restrict the ability of the Company to merge, amend or terminate any material Company Benefit Plan; (iv) result in the forgiveness of any employee or service provider loan; or (v) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code). No person is entitled to receive, and neither the Company nor any of its Subsidiaries has any current or contingent obligation to provide, any payment (including any tax gross-up or other payment), indemnification, reimbursement or otherwise be made whole from the Company as a result of the imposition of any excise taxes required by any applicable Laws, including under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).
(f) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.
5.21 Environmental Matters.
(a) The Company and its Subsidiaries have, since incorporation have been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining, and complying in all material respects with all Permits required under Environmental Laws for the operation of its business and the occupation of its properties and facilities.
(b) Neither the Company nor any of its Subsidiaries has received any Order, notice or written report from any Governmental Authority regarding any actual or alleged material violation of, or material Liability under, Environmental Laws.
(c) Neither the Company nor any of its Subsidiaries have treated, stored, arranged for or permitted the disposal of, transported, handled, distributed, exposed any person to or Released Hazardous Materials, including on any property owned, or operated on, by the Company or any of its Subsidiaries and no such property owned or operated on by the Company or any of its Subsidiaries is contaminated by Hazardous Materials, in each case so as to give rise to any Environmental Liabilities of the Company.
(d) Neither the Company nor any of its Subsidiaries is party to any Contract pursuant to which the Company or such Subsidiary provided an indemnity with respect to, or has otherwise become subject to (either by Contract or operation of Law), any Environmental Liability of any other Person under Environmental Laws or relating to Hazardous Materials.
(e) The Company has provided to the SPAC all environmental audits, assessments and reports and other material environmental, health or safety documents relating to the Company’s past or current properties, facilities or operations on the Company’s properties and facilities that are in the Company and its Subsidiaries’ possession or, to the Knowledge of the Company, under its reasonable control.
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5.22 Related Person Transactions. Except as set forth on Section 5.22 of the Company Disclosure Schedules, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or since the Company’s incorporation, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest. (such foregoing transactions or arrangements, “Related Party Transactions”).
5.23 Insurance.
(a) A list of all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company, as of the date hereof, relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have previously been made available to the Company is set forth on Section 5.23 of the Company Disclosure Schedules. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies and each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs. Since the date of the Company’s incorporation, neither the Company nor any of its Subsidiaries has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.
(b) The Company and its Subsidiaries have reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company or any of its Subsidiaries. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such material insurance claim. Since incorporation, neither the Company nor any of its Subsidiaries has made any claim against an insurance policy as to which the insurer is denying or has denied coverage.
5.24 Books and Records. All of the financial books and records of the Company and its Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.
5.25 Certain Business Practices.
(a) Neither the Company or any of its Subsidiaries nor any of their respective officers, directors, employees or other individual service providers, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, (a) is currently, or has been since incorporation: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iv) otherwise in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”); or (b) has at any time (i) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws; or (ii) otherwise been in violation of any Anti-Corruption Laws.
(b) Neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Controls or Anti-Corruption Laws.
(c) Neither the Company nor any of its Subsidiaries is a “TID U.S. Business,” as such term is defined in 31 C.F.R. § 800.248.
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5.26 Compliance with Privacy Laws, Privacy Policies and Certain Contracts.
(a) The Company and its Subsidiaries, and to the Knowledge of the Company, their respective officers, directors, employees, agents, subcontractors, vendors and other individual service providers to whom the Company or any of its Subsidiaries, as applicable, has given access to Personal Data, are and have been at all times, in compliance in all material respects with (i) all applicable Privacy Laws, (ii) the Company’s and its Subsidiaries’ privacy policies, (iii) all industry and self-regulatory standards governing Personal Data, privacy, data security, and data protection to which the Company or any of its Subsidiaries are bound or to which they purport to adhere (including, as applicable, the Payment Card Industry Data Security Standard), and (iv) the Company’s and its Subsidiaries’ contractual obligations concerning Personal Data, privacy, data protection, cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, and neither the execution, delivery nor performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, directly result in any violation of the foregoing clauses (i)–(iv) in any material respect;
(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any material loss, damage or unauthorized access, use, disclosure, modification or breach of security of Personal Data maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company); and
(c) To the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company or any of its Subsidiaries; and (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or Action with respect to any loss, damage or unauthorized access, use, disclosure, modification or breach of security, of Personal Data maintained by or on behalf of the Company or any of its Subsidiaries (including by any agent, subcontractor or vendor of the Company).
5.27 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.
5.28 Finders and Brokers. Except for the deferred underwriting commission payable by the Company at Closing or as set forth on Section 5.28 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any Liability in connection with this Agreement or the Ancillary Documents, or the transactions contemplated hereby or thereby, that would result in the obligation of the Company or any of its Subsidiaries, or any of their respective Affiliates, to pay any finder’s fee, brokerage or agent’s commissions or other like payments.
5.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the SPAC for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the SPAC nor any of its Representatives have made any representation or warranty as to the SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.
5.30 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the Proxy Statement or Company Circular and other mailings or other distributions to the SPAC Shareholders or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, including on the Closing Date, contain or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the
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statements therein, other than in the case of the Registration Statement, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries makes any representation, warranty or covenant with respect to any information supplied by or on behalf of the SPAC or its Affiliates.
5.31 SEDAR+ Filings. The Company has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the Canadian Securities Administrators under the Securities Act (British Columbia) and other applicable Canadian securities laws (the “Canadian Securities Laws”) together with any amendments, restatements or supplements thereto, except in each case where the failure to make such filings would not reasonably be expected to have a Material Adverse Effect. Except to the extent available on SEDAR+, the Company has delivered to the SPAC copies in the form filed on SEDAR+ all of the following: (i) the Company’s annual information forms, (ii) the Company’s annual and interim financial statements and management’s discussion and analysis, (iii) all other forms, reports, prospectuses, management information circulars and other documents (other than preliminary materials) filed by the Company on SEDAR+ since January 1, 2023 (the forms, reports, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through SEDAR+, together with any amendments, restatements, or supplements thereto, are, collectively, the “SEDAR+ Reports”) and (iv) all certifications and statements required with respect to any report referred to in clause (i) above (collectively, the “Canadian Certifications”). The SEDAR+ Reports (A) were prepared in all material respects in accordance with the requirements of Canadian Securities Laws, and the rules and regulations thereunder and (B) did not, as of their respective filing dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the British Columbia Securities Commission or other applicable Canadian securities regulatory authorities with respect to any SEDAR+ Reports. To the Knowledge of the Company, none of the SEDAR+ Reports filed on or prior to the date of this Agreement is subject to ongoing review or investigation by the British Columbia Securities Commission or other applicable Canadian securities regulatory authorities as of the date of this Agreement. The Canadian Certifications are each true as of their respective dates of filing. As of the date of this Agreement, (I) the Company Shares are listed on Cboe Canada, (II) the Company has not received any written deficiency notice from Cboe Canada relating to the continued listing requirements of such Company Shares, and (III) the Company is in compliance in all material respects with all of the applicable corporate governance rules of Cboe Canada.
5.32 Fairness Opinion. The Company Board has received the oral opinion of Evans & Evans, Inc. (which Evans & Evans, Inc. would follow with a written opinion) to the effect that, among other matters as determined by the Company Board in its sole discretion, the transactions contemplated by this Agreement are fair to the Company Shareholders from a financial point of view (the “Company Fairness Opinion”), which shall be included in the Company Circular.
5.33 HSR Act. The person, as defined in Section 801.1(a)(1) of the rules (the “Rules”) promulgated under the HSR Act, within which the Company is included does not have annual net sales or total assets of $22.3 million or more, as determined in accordance with the HSR Act and the Rules.
ARTICLE VI

COVENANTS
6.1 Access and Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 6.14, the Company shall give, and shall cause its Representatives to give, the SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as the SPAC or its Representatives may reasonably request regarding the Company and its businesses, assets, Liabilities,
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financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, Schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause the Company’s Representatives to reasonably cooperate with the SPAC and its Representatives in their investigation; provided, however, that the SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company. During the Interim Period, subject to Section 6.14, the SPAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the SPAC, as the Company or its Representatives may reasonably request regarding the SPAC, its respective business, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, Schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the SPAC’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the SPAC.
6.2 Conduct of Business of the Company and its Subsidiaries.
Unless the SPAC shall otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, the Company and its Subsidiaries shall (i) conduct their business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of their managers, directors, officers, employees and individual service providers, and to preserve the possession, control and condition of their assets.
Except as expressly contemplated by the terms of this Agreement or the Ancillary Documents, during the Interim Period, without the prior written consent of the SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall not, unless required by applicable Law:
(a) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;
(b) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, restricted stock units, restricted stock, phantom stock, stock appreciation, profit participation, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based or phantom equity awards, or engage in any hedging transaction with a third Person with respect to such securities;
(c) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or declare, pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Shares from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof that are set forth on the Company Disclosure Schedules providing for the repurchase of shares in connection with any termination of service);
(d) incur, create, assume, prepay, commit to, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $750,000 in the aggregate, make a loan or
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advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $750,000 in the aggregate;
(e) except as required by the terms in existence as of the date hereof of any Company Benefit Plan set forth on Section 5.20(b) of the Company Disclosure Schedules or applicable Law, (i) increase or decrease the wages, salaries or any other compensation or benefits provided to any of its current or former employees, officers, directors or other individual service providers, including under any Company Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement that would be a Company Benefit Plan if in effect as of the date hereof (other than ordinary course increases in the annual base salary (and corresponding increases in any annual target bonus linked to a percentage of base salary) to employees whose annual base salary is below $100,000 (prior to such increase)), (ii) make, announce or commit to make any retention, change in control, transaction, severance or similar payment (whether cash, properties or securities) to any employee, officer, director or other individual service provider of the Company or (iii) enter into, establish, amend, modify, commence participation in or terminate any Company Benefit Plan, including any benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof;
(f) take any action to (i) hire, engage, or otherwise enter into any employment or consulting agreement or other service agreement with, or terminate (other than for “cause”) any officer, director, or, other than in the ordinary course consistent with past practice, any employee or other individual service provider of the Company, (ii) grant, promise or announce any cash, equity, equity-based or phantom equity awards, other than in the ordinary course and consistent with past practice, (iii) accelerate, or commit to accelerate, the payment, funding, right to payment or vesting of any compensation or benefits, (iv) enter into, amend, negotiate or terminate any Labor Agreement or recognize or certify any labor union, works council or labor organization as the bargaining representative for any employees of the Company, or (v) knowingly or through conduct waive or release any noncompetition, nonsolicitation, or other restrictive covenant obligation of any current or former employee or other individual service provider;
(g) make, change or rescind any material election relating to Taxes, settle or compromise any Action, arbitration, investigation, audit or controversy relating to Taxes, enter into any closing agreement with respect to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;
(h) sell, assign, transfer, license or sublicense to any Person or otherwise extend, materially amend or modify, abandon, permit to lapse or expire, subject to any Lien, otherwise dispose of, or fail to preserve any material Owned IP or Company IP Licenses (excluding non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice), disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets, or disclose, license, escrow, or otherwise make available, or grant any rights to, any Source Code owned or purported to be owned by the Company;
(i) other than in the ordinary course and consistent with past practice with respect to customers and suppliers, (i) enter into any amendment of any Company Material Contract or enter into any Contract that if entered into prior to the Effective Date would be a Company Material Contract, (ii) voluntarily terminate any Company Material Contract, except for any termination at the end of the term of such Company Material Contract pursuant to the terms of such Company Material Contract, or (iii) waive any material benefit or right under any Company Material Contract;
(j) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
(k) establish any Subsidiary or enter into any new line of business;
(l) voluntarily terminate, cancel, materially modify or amend, permit to lapse, or fail to keep in force any insurance policies maintained for the benefit of the Company or providing insurance coverage with respect to its assets, operations and activities, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;
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(m) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with the Company’s outside auditors;
(n) waive, release, assign, commence, initiate, satisfy, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $100,000 individually or $500,000 in the aggregate;
(o) close or materially reduce its activities, effect any group layoff or effect any other group personnel reduction, at any of its facilities, provided that the Company shall have the right to terminate personnel in accordance with the terms of Section 6.2(f);
(p) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;
(q) other than as contemplated by the Company’s capital expenditures budget attached hereto as Schedule C, make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $500,000 in the aggregate);
(r) authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;
(s) purchase, sell, lease, license, transfer, exchange or swap, pledge, mortgage or otherwise pledge or encumber (including securitizations), or transfer or otherwise dispose of any material portion of its properties, assets or rights (including equity interests of the Company); or
(t) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company.
Nothing contained in this Section 6.2 shall be deemed to give the SPAC or AmalCo Sub, directly or indirectly, the right to control or direct the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions hereof, control over its business and operations.
6.3 Conduct of Business of the SPAC.
Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, the SPAC shall comply with all Laws applicable to the SPAC. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict the SPAC from extending, in accordance with the SPAC’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.
Without limiting the generality of this Section 6.3 and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the SPAC Continuance), during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the SPAC shall not, unless required by applicable Law:
(a) other than with respect to the SPAC Continuance, amend, waive or otherwise change, in any respect, its Organizational Documents or the Trust Agreement except as required by applicable Law;
(b) other than in connection with a Financing (or in respect of Sponsor loans to fund SPAC working capital in accordance with clause (d) below), issue, grant, sell, pledge, dispose of or authorize to issue, grant, sell, pledge or dispose of any of its equity securities, or issue or sell, or authorize to issue or sell, any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards;
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(c) (i) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or (ii) declare, pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or (iii) other than as permitted under its Organizational Documents and as required for the Redemption, directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;
(d) (i) incur, assume, prepay or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness in excess of $100,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligations of any Person (provided, that this Section 6.3(d)(i) shall not prevent the SPAC from borrowing funds necessary to finance working capital needs (including to pay Expenses incurred in connection with the consummation of the Arrangement, the Amalgamation and the other transactions contemplated by this Agreement (including SPAC Extension Expenses) and any ordinary course operating expenses), which debt for borrowed money permits or allows all or any portion of such debt for borrowed money to be converted into the number of SPAC Warrants not to exceed $1,500,000 (with such SPAC Warrants issued at one dollar ($1.00) per SPAC Warrant with the same terms as the SPAC Private Warrants) or which may be otherwise repaid in cash);
(e) make, change or rescind any material election relating to Taxes, settle or compromise any claim, Action, Proceeding, audit or controversy relating to Taxes, enter into any closing agreement with respect to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or IFRS;
(f) amend, waive or otherwise change the Trust Agreement in any manner adverse to the SPAC;
(g) terminate, waive or assign any material right under any SPAC Material Contract;
(h) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice, other than (i) as required by GAAP or SEC rules or disclosure guidance or (ii) upon the advice of the SPAC’s counsel or auditors, changes to such practices generally applicable to special purpose acquisition companies;
(i) establish any Subsidiary (other than Amalco Sub) or enter into any new line of business;
(j) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect as of the date of this Agreement;
(k) waive, release, assign, initiate, settle or compromise any pending or threatened Action, other than which are not material to the SPAC and which do not relate to the transactions contemplated hereby;
(l) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person outside the ordinary course of business;
(m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Arrangement and the Amalgamation); or
(n) enter into any agreement, understanding or arrangement with respect to the voting of the SPAC Securities, other than in connection with the transactions contemplated hereby or a Financing.
Nothing contained in this Section 6.3 shall be deemed to give the Company, directly or indirectly, the right to control or direct the SPAC prior to the Closing. Prior to the Closing, the SPAC shall exercise, consistent with the terms and conditions hereof, control over its business.
6.4 Annual and Interim Financial Statements.
(a) During the Interim Period, as promptly as practicable after the date of this Agreement and in the case of Section 6.4(a)(x)(i) and Section 6.4(a)(x)(iii) below, in no event later than October 9, 2023 (“Financial Statements Delivery Date”), the Company shall deliver to the SPAC the following financial statements (such financial statements, the “Required Financial Statements”): (x) (i) audited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 2022 and July 31, 2023, and the related audited consolidated statements of comprehensive loss, cash flows and securityholders equity for the fiscal years ended on such dates, together with all related notes and
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schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) all other audited and unaudited financial statements of the Company and its Subsidiaries and any company or business units acquired by the Company, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement, the Proxy Statement or the Closing Form 8-K (including pro forma financial information); and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Company and its Subsidiaries were subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Registration Statement, the Proxy Statement or the Closing Form 8-K (including pro forma financial information) and (y) within forty-five (45) calendar days following the end of each three-month quarterly period and each fiscal year, an unaudited income statement and an unaudited balance sheet of the Company for the period from the Latest Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.
(b) All Required Financial Statements delivered pursuant to this Section 6.4, together with all related notes and schedules thereto, (i) will be prepared from, and reflect in all material respects, the books and records of the Company, (ii) will be compliant with IFRS and prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (iii) will fairly present, in all material respects, the consolidated financial position of the Company, as of the dates thereof and their results of operations for the periods then ended, and (iv) will be audited in accordance with the standards of the PCAOB. All costs incurred in connection with preparing and obtaining such financial statements shall be Expenses of the Company.
(c) The Company shall use reasonable best efforts (i) to assist the SPAC and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement, the Proxy Statement and any other filings to be made by the SPAC with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.
6.5 SPAC Public Filings. During the Interim Period, the SPAC will keep current and timely file (giving effect to any applicable extensions available to the SPAC with respect to such filings) all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the SPAC Class A Shares on Nasdaq; provided, however, that the SPAC shall use its reasonable best efforts to obtain, and the Company will use its reasonable best efforts to cooperate with the SPAC to obtain, a listing of the New PubCo Common Shares on Nasdaq effective as of the Closing.
6.6 No Solicitation.
(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time (other than, with respect to the Company, an existing shareholder of the Company, including a Core Company Shareholder or their respective Affiliates, or existing Company Affiliate or insider) relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (I) all or any material part of the business or assets of the Company (other than a sale of immaterial assets in the ordinary course of business consistent with past practice) or (II) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving the SPAC.
(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the
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SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.
(c) Each Party shall notify the other Parties as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.
(d) If the Company receives a bona fide unsolicited Acquisition Proposal that constitutes a Superior Proposal, the Company Board may, or may cause the Company to, make a Change in Recommendation and approve, recommend or enter into a definitive agreement with respect to such Superior Proposal, if and only if:
(i) the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing standstill or similar restriction;
(ii) the Company has been, and continues to be, in compliance with its obligations under this Section 6.6;
(iii) the Company or its Representatives have delivered to the SPAC a written notice of the determination of the Company Board that it has received a Superior Proposal and of the intention to approve, recommend or enter into a definitive agreement with respect to such Superior Proposal, including a notice as to the value in financial terms that the Company Board has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered under the Superior Proposal (the “Superior Proposal Notice”);
(iv) the Company or its Representatives have provided to the SPAC a copy of any proposed definitive agreement, LOI or term sheet for the Superior Proposal;
(v) at least five Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the SPAC received the Superior Proposal Notice and the date on which the SPAC received a copy of the definitive agreement for the Superior Proposal;
(vi) after the Matching Period, the Company Board has determined in good faith, after consultation with its legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (and, if applicable, compared to the terms of the Arrangement as proposed to be amended by the SPAC under Section 6.6(e));
(vii) the approval of the Arrangement Resolution by the Company Shareholders has not been obtained; and
(viii) prior to or concurrently with making a Change in Recommendation or entering into such definitive agreement the Company terminates this Agreement.
(e) During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (a) the Company Board shall review any offer made by the SPAC to amend the terms of this Agreement and the Arrangement in good faith, after consultation with legal and financial advisors, in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a
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Superior Proposal ceasing to be a Superior Proposal; and (b) the Company shall negotiate in good faith with the SPAC to make such amendments to the terms of this Agreement and the Arrangement as would enable the SPAC or its affiliates to proceed with the transactions contemplated by this Agreement on such amended terms. If as a consequence of the foregoing the Company Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the SPAC and the Company and the SPAC shall amend this Agreement to reflect such offer made by the SPAC, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.
(f) Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 6.6(f).
(g) Nothing in this Agreement shall prohibit the Company Board from responding through a directors’ circular or otherwise as required by applicable Laws to an Acquisition Proposal that it determines is not a Superior Proposal to inform them of such. Further, nothing in this Agreement shall prevent the Company Board from making any disclosure to the Company Shareholders if the Company Board, acting in good faith and upon the advice of its legal and financial advisors, shall have determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Company Board or such disclosure is otherwise required under Law; provided, however, that, notwithstanding that the Company Board shall be permitted to make such disclosure, the Company Board shall not be permitted to make a Change in Recommendation, other than as permitted by Section 6.6(d).
(h) If the Company provides a Superior Proposal Notice to the SPAC after a date that is less than five Business Days before the Company Meeting, the Company shall, upon request from the SPAC, postpone the Company Meeting to a date that is not more than 15 Business Days after the scheduled date of the Company Meeting (and, in any event, no less than five Business Days prior to the Outside Date); provided, however, that if the Company has fully complied with Section 6.6(d) through Section 6.6(e), and has determined that the Acquisition Proposal continues to be a Superior Proposal in accordance with Section 6.6(d), it may then cancel the Company Meeting only if prior to or concurrently therewith it makes a Change in Recommendation or enters into such definitive agreement and the Company terminates this Agreement immediately prior thereto.
6.7 No Trading.
(a) The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the SPAC (other than to engage in the Arrangement and the Amalgamation in accordance with Article I), communicate such information to any third party, take any other action with respect to the SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
(b) The SPAC acknowledges and agrees that it is aware, and that the SPAC’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Company, will be advised) of the restrictions imposed by Canadian securities Laws and the rules of Cboe Canada and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The SPAC hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Company (other than to engage in the Arrangement and the Amalgamation in accordance with Article I), communicate such information to any third party, take any other action with respect to the Company in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
6.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder, in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent
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of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Person or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would make any representation or warranty contained in this Agreement, false or untrue, would reasonably be expected to constitute a breach of any covenant or agreement contained in this Agreement, or would reasonably be expected to cause or result in any of the conditions to the Closing set forth in this Agreement, not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Person or any of its Affiliates, or any of their respective properties or assets, or, to the actual knowledge of such Person, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Person or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.
6.9 Efforts; Regulatory Filings.
(a) Upon the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including obtaining all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.
(b) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all reasonable best efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement.
(c) Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Authority relating to the transactions contemplated hereby. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting.
(d) If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.
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(e) Notwithstanding the immediately preceding paragraph, nothing contained herein shall be deemed to require the SPAC or the Company, and the SPAC and the Company shall not be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition, commitment or restriction, in connection with obtaining the foregoing Permits, consents, Orders, approvals, waivers, non-objections and authorizations of Governmental Authorities that would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on the business of the Company, or on the business of the SPAC (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments).
(f) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.
6.10 Tax Matters.
(a) Neither the holders of SPAC Securities nor the Company Securityholders shall have any obligation or Liability with respect to any Excise Tax imposed on the Company, the SPAC or New PubCo as a result of the Redemption or the Business Combination, and neither the holders of SPAC Securities nor the Company Securityholders shall be required to indemnify any Person for the payment of such Excise Tax. Following the Closing, the Company or New PubCo (as applicable) shall be responsible for the prompt payment of any Excise Tax if and when due.
(b) New PubCo shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) and file all necessary Tax Returns with respect to all Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes, which shall constitute “Expenses” hereunder.
(c) The Parties agree and intend that, to the greatest extent permitted by Law, for U.S. federal (and applicable state and local) income tax purposes, the transactions contemplated by this Agreement are intended to be treated consistent with the Intended Tax Treatment. Provided the Arrangement, including the Amalgamation, satisfy the requirements applicable to the Intended Tax Treatment, the Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with the Intended Tax Treatment. Notwithstanding the foregoing or anything herein to the contrary, none of the Parties makes any representation, warranty or covenant to any other Party (except to the extent expressly provided in Section 3.11(f), Section 4.12 and Section 5.15(l)) or holder of SPAC Securities or Company Securityholder regarding the tax treatment of the Arrangement, the SPAC Continuance, the Business Combination or any component of any of the foregoing.
(d) This Agreement is and is hereby adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and the U.S. Treasury Regulations promulgated thereunder with respect to the Amalgamation.
(e) The Parties shall execute and deliver (i) officer’s certificates, in customary form, in a timely manner upon request by the other Party and (ii) any other representations reasonably requested by counsel to the SPAC or counsel to the Company, as applicable, for purposes of rendering opinions regarding the Intended Tax Treatment and other tax matters in connection with the transactions contemplated by this Agreement, at such time or times as may be requested by counsel to the SPAC or counsel to the Company, including in connection with the Closing and any filing with the SEC. In the event the SEC requests or requires a tax opinion on the Inversion or Intended SPAC Tax Treatment, the SPAC shall use reasonable best efforts to cause Kirkland & Ellis LLP (“K&E”) to deliver such opinion, and in the event the SEC requests or requires a tax opinion on the Inversion or Intended Company Tax Treatment, the Company shall use reasonable best efforts to cause Morrison & Foerster LLP (“MoFo”) to deliver such opinion, each such opinion being subject to the
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assumptions, qualifications, and reasoning as determined by the counsel delivering such opinion, and each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor and reasonably cooperate in the mutual exchange of information relevant to the delivery of such opinions and representation letters. Notwithstanding anything to the contrary in this Agreement, (x) K&E shall not be required to provide, nor shall the SPAC be required to seek, any opinion to any party regarding the Intended Company Tax Treatment, and (v) MoFo shall not be required to provide, nor shall the Company be required to seek, any opinion to any party regarding the Intended SPAC Tax Treatment.
6.11 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.
6.12 The Registration Statement.
(a) As promptly as practicable after the date hereof, the SPAC shall prepare, with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”) in connection with the registration under the Securities Act of (x) the New PubCo Common Shares to be issued under this Agreement as the Common Amalgamation Consideration, (y) the Convertible Note Shares to be issued in respect of the Company Shares issued pursuant to conversion of the Company Convertible Notes and (z) the replacement New PubCo Securities to be issued in the SPAC Continuance, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the SPAC Shareholders for the matters to be acted upon at the SPAC Special Meeting and providing the SPAC Public Shareholders an opportunity, in accordance with the SPAC’s Organizational Documents, to have their SPAC Shares redeemed (such rights to have their SPAC Shares redeemed, “Redemption Rights,” and such redemption thereof, the “Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the SPAC Shareholders to vote, at a special meeting of the SPAC Shareholders to be called and held for such purpose (the “SPAC Special Meeting”), in favor of approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein by the SPAC Shareholders in accordance with the SPAC’s Organizational Documents, (ii) the effecting of the SPAC Continuance, including the conversion of SPAC Class A Shares and SPAC Class B Shares contemplated hereby, (iii) the issuance of New PubCo Common Shares, including any New PubCo Common Shares to be issued in connection with the Financing, as may be required under Nasdaq’s listing requirements, (iv) a non-binding advisory vote on the adoption and approval of certain differences between the existing SPAC Charter and bylaws and the New PubCo Organizational Documents, (v) the adoption and approval of the New PubCo Organizational Documents, (vi) the adoption and approval of a new equity incentive plan, in a form reasonably acceptable to the Company and the SPAC, and which will provide for the reservation for future issuance of a number of New PubCo Common Shares equal to ten percent (10%) of the aggregate number of New PubCo Common Shares issued and outstanding immediately after the Closing (calculated after giving effect to the Redemption, assuming full exercise of the Converted Options and the Converted Warrants and settlement of the Converted RSUs), (vii) such other matters as the Company and the SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Arrangement, the Amalgamation and the other transactions contemplated by this Agreement, (the approvals described in foregoing clauses (i) through (vii), collectively, the “SPAC Shareholder Approval Matters”), (viii) the adjournment of the SPAC Special Meeting, if necessary or desirable in the reasonable determination of the SPAC, and (ix) any other proposals as the SEC or Nasdaq may indicate are necessary in its comments to the Registration Statement or correspondence related thereto.
(b) Notwithstanding anything to the contrary contained in this Agreement, the SPAC may (and, in the case of the following clause (ii), at the request of the Company, shall) adjourn the SPAC Special Meeting for a period of no longer than fifteen (15) calendar days (in each case): (i) after consultation with the Company, to the extent necessary to ensure that any supplement or amendment to the Registration Statement that the SPAC Board has determined in good faith is required by applicable Law be provided to the SPAC Public Shareholders; (ii), in each case, for one (1) or more periods, (x) if as of the time for which the SPAC Special Meeting is originally scheduled (as set forth in the Registration Statement), there are insufficient voting equity interests of the SPAC represented (either in person or by proxy) to constitute a quorum necessary to conduct the business
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of the SPAC Special Meeting or (y) in order to solicit additional proxies from the SPAC Public Shareholders for purposes of obtaining the requisite approval with respect to the SPAC Shareholder Approval Matters; (iii) to seek withdrawals of redemption requests from the SPAC Public Shareholders or (iv) if the Company Meeting has been adjourned or delayed; provided, that, in the event of any such adjournment, the SPAC Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved. The SPAC and the Company and their respective counsel shall cooperate and provide one another with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and any comments timely made shall be considered in good faith. The Company and the SPAC shall each provide the other with such information concerning the Company, the SPAC and their respective shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company or the SPAC, as applicable, shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading.
(c) The SPAC shall take all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the included Proxy Statement, the SPAC Special Meeting and the Redemption. Each of the SPAC and the Company shall make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, the SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement and the included Proxy Statement, and shall respond in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement and the included Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The SPAC shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC’s Organizational Documents; provided, however, that the SPAC shall not amend or supplement the Proxy Statement without prior written consent of the Company, not to be unreasonably withheld, conditioned, or delayed.
(d) The SPAC, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The SPAC shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the SPAC or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the SPAC shall consider any such comments timely made in good faith under the circumstances.
(e) As soon as practicable following the Registration Statement becoming effective, the SPAC shall distribute the Proxy Statement to the SPAC Shareholders, and pursuant thereto, shall call the SPAC Special Meeting in accordance with the Securities Act and applicable Delaware Law for a date no later than thirty (30) days following the commencement of mailing of the Proxy Statement to the SPAC Shareholders or if later, the date on which the Company Meeting is contemplated to occur pursuant to Section 2.3.
(f) The SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Special Meeting and the Redemption.
(g) All Expenses of, related to and incurred in connection with the preparation, filing, processing, and approval of the Registration Statement including, but not limited to, all auditing, accounting, legal, exchange listing fees, SEC and other filing fees, proxy fees, redemption fees, printing fees and mailing expenses shall constitute Expenses of the Company and shall be promptly paid by the Company as and when due.
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6.13 Public Announcements.
(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the SPAC and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that the foregoing shall not prohibit the SPAC, the Sponsor, and their respective Representatives from providing general publicly available information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor, including in connection with the transactions contemplated hereby or a Financing, or in connection with normal fund raising or related marketing or informational or reporting activities; and provided, further, that subject to Section 6.2 and this Section 6.13, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any required third party consent. Notwithstanding the foregoing, the SPAC and the Company may make statements that are consistent with previous public releases made by such Party in compliance with this Section 6.13.
(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release (which shall be “furnished” and not “filed”) and a description of this Agreement as required by Federal Securities Laws, upon which the Company shall have the opportunity to review and provide comments prior to filing and the SPAC shall consider any such comments in good faith, and the Company shall file a material change report as required by Canadian securities Laws, which the SPAC shall have the opportunity to review and comment prior to filing and the Company shall consider any such comments in good faith. The Parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, New PubCo shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release (which shall be “furnished” and not “filed”) and a description of the Closing as required by Federal Securities Laws, which the Sponsor shall have the opportunity to review and comment, and the Company shall file a material change report as required by Canadian securities laws, which the SPAC and the Sponsor shall have the opportunity to review and comment. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and securityholders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.
6.14 Confidential Information. During the Interim Period until the Closing or the earlier termination of this Agreement in accordance with Article IX, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company.
6.15 Post-Closing Board of Directors and Executive Officers; Employment Agreements.
(a) The Parties shall take all necessary action, including causing the directors of the SPAC to resign, such that (i) effective as of the Effective Time, the post-closing New PubCo Board will consist of up to nine (9) directors (the “Post-Closing New PubCo Board”), including: (A) five (5) directors set forth on Schedule 6.15(a)(i) or any other individuals designated by the Company in replacement of such designees prior to the Closing, who shall be reasonably acceptable to the SPAC, (B) two (2) directors set forth on
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Schedule 6.15(a)(ii) or any other individuals designated by the SPAC in replacement of such designees prior to the Closing, who shall be reasonably acceptable to the Company, and (C) up to two (2) directors who are independent in accordance with Nasdaq and SEC guidelines and mutually designated by the Company and the SPAC prior to the Closing, and (ii) the Post-Closing New PubCo Board will be elected effective as of the Effective Time in accordance with the New PubCo Organizational Documents, Nasdaq rules and National Instrument 52-110 for audit committee purposes; provided, however, that the Chairman of the Company immediately prior to the Effective Time shall be the Chairman of the Post-Closing New PubCo Board immediately after the Effective Time, unless the Parties mutually designate an alternative Chairman prior to the Effective Time. Prior to the effectiveness of the Registration Statement, the Sponsor and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned, or delayed by either the Company or the Sponsor) on the directors to be appointed to the audit, compensation and nominating committees.
(b) The Parties shall take all action necessary, including causing the executive officers of the SPAC to resign, such that the individuals serving as the Chief Executive Officer and Chief Financial Officer of the Company immediately prior to the Effective Time will serve in the same respective offices of New PubCo immediately after the Effective Time.
(c) The SPAC and the Company shall obtain a background check and a completed directors & officers questionnaire with respect to any individual that will serve on the Post-Closing New PubCo Board at the Company’s expense.
(d) At or prior to the Closing, New PubCo will provide each member of the Post-Closing New PubCo Board with a customary director indemnification agreement.
(e) Prior to the Closing Date, each Key Employee shall enter into an employment agreement with New PubCo, each in a form mutually and reasonably agreed upon by the Company and the SPAC and shall become effective as of the Closing Date (each, a “Key Employment Agreement” and, collectively, the “Key Employment Agreements”).
6.16 Treatment of Related Party Transactions. On or before the Closing Date, except for this Agreement and any Ancillary Documents, the Company shall cause all Liabilities and obligations of the Company or any of its Subsidiaries under any Related Party Transaction (other than those set forth on Section 6.16 of the Company Disclosure Schedules) to be terminated in full without any further force and effect and without any costs to, Liabilities to or obligations of New PubCo, the SPAC, the Company, any Subsidiaries of the Company or any of their respective Affiliates (except as set forth on Section 6.16 of the Company Disclosure Schedules).
6.17 Indemnification of Directors and Officers; Tail Insurance.
(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company, the SPAC or Amalco Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of, as applicable, the Company, the SPAC or Amalco Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Company, the SPAC or Amalco Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, New PubCo and the Company shall cause the Organizational Documents of New PubCo and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the respective Organizational Documents of the Company, the SPAC and Amalco Sub to the extent permitted by applicable Law. The provisions of this Section 6.17 shall survive the consummation of the Arrangement and the Amalgamation and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.
(b) At or prior to the Closing Date, the Company shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by the Company’s and the SPAC’s fiduciary policies, in each case, covering those Persons who are covered by such policies on the Effective Date and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the
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Company’s or the SPAC’s existing policies (the “Tail Policy”); provided, that in no event shall the Company be required to expend on the premium thereof in excess of two hundred fifty percent (250%) of the aggregate annual premiums currently payable by the Company and the SPAC with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. New PubCo and Amalco shall maintain the Tail Policy in full force and effect, and continue to honor the obligations thereunder, and New PubCo and Amalco shall be responsible for and shall timely pay or caused to be paid all premiums with respect to the Tail Policy.
(c) If New PubCo, the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of new PubCo or the Company shall assume all of the obligations set forth in this Section 6.17.
(d) The D&O Indemnified Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.17 are intended to be third party beneficiaries of this Section 6.17. This Section 6.17 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the SPAC and the Company.
6.18 Trust Account Proceeds. Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice the SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and SPAC Organizational Documents, at the Closing, the SPAC shall (a) cause the documents and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its best efforts to cause the Trustee to pay as and when due all amounts payable to SPAC Shareholders who shall have validly elected to redeem their SPAC Class A Shares pursuant to the SPAC Organizational Documents and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived in whole or in part, and use its best efforts to cause the Trustee to make such other disbursements as instructed by the SPAC in accordance with this Agreement.
6.19 Financing.
(a) During the Interim Period, the SPAC may seek to obtain additional financing commitments from third-party investors (the “Financing Investors”) by entering into subscription agreements in form and substance and with terms reasonably satisfactory to the Company (the “Financing Agreements”), pursuant to which the Financing Investors may commit to make a private investment in New PubCo by way of subscribing for equity securities, debt securities or other equity-linked or convertible securities of New PubCo (collectively, a “Financing”). The obligations of the Parties to consummate the Closing shall not be conditioned upon the consummation of a specific minimum amount of Financing. In the event that one (1) or more Financing Agreements is entered into by the SPAC in connection with the Financing, (i) the SPAC may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of any such Financing Agreement or any remedy thereunder, in each case, without the prior written consent of the Company, other than immaterial or ministerial modifications or waivers, (ii) the SPAC shall use its reasonable best efforts to take, or cause to be taken, all actions and take reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by each such Financing Agreement on the terms and subject to the conditions described therein, including satisfying on a timely basis all conditions and covenants applicable to the SPAC and otherwise complying with its obligations thereunder, (iii) if all conditions in any such Financing Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, the SPAC shall consummate the transactions contemplated by each such Financing Agreement at or prior to the Closing, (iv) the SPAC shall deliver notices to counterparties to each such Financing Agreement as required by and in the manner set forth therein in order to cause timely funding in advance of the Closing, (v) the SPAC shall enforce its rights under each such Financing Agreement to cause the applicable Financing Investors to fund the amounts set forth therein and (vi) the SPAC shall provide prompt written notice to the Company if
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any counterparty to any Financing Agreement notifies the SPAC of any breach of any representation or other agreement contained in any such Financing Agreement by such counterparty. A Financing may also take the form of an agreement (a “Non-Redemption Agreement”) between the SPAC and/or the Sponsor and a Financing Investor pursuant to which such Financing Investor agrees to not redeem any SPAC Class A Shares it owns, or agrees to acquire, in connection with the Closing. In connection with any Financing, the SPAC may, at Closing (to the extent consented to by the Sponsor pursuant to the Sponsor Side Letter), in addition to any securities subscribed for in such Financing, issue (a) an aggregate number of New PubCo Common Shares not to exceed 1,725,000 shares (such total amount so issued as of Closing, the “Financing Incentive Shares”) and (b) an aggregate number of New PubCo Warrants not to exceed 3,360,000 warrants (such total amount so issued as of Closing, the “Financing Incentive Warrants”), and such issuance of Financing Incentive Shares and/or Financing Incentive Warrants in connection with any Financing shall be deemed reasonably acceptable to the Company; provided, that, Sponsor forfeits a number of New PubCo Common Shares and New PubCo Warrants equal to the number of Financing Incentive Shares and Financing Incentive Warrants, respectively, in accordance with the Sponsor Side Letter (in the alternative, the Sponsor may agree to transfer certain New PubCo Common Shares and/or New PubCo Warrants in connection with a Financing or a Non-Redemption Agreement); provided, further, that nothing set forth herein shall require New PubCo to issue or transfer Financing Incentive Shares or Financing Incentive Warrants.
(b) Prior to the Closing, the Company shall use its reasonable best efforts to provide to the SPAC, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its representatives to provide, all cooperation reasonably requested by the SPAC that is customary in connection with completing a Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), which reasonable best efforts shall include, among other things, the Company’s (i) furnishing, reasonably promptly following receipt of a request therefore, information regarding the Company (including information to be used in the preparation of one (1) or more information packages regarding the business, operations, financial projections and prospects of the Company) customary for such financing activities, to the extent reasonably available and subject to disclosure limitation for a public company, (ii) causing the Company’s senior management and other representatives with appropriate seniority and expertise to participate in a reasonable number of meetings, presentations, due diligence sessions and drafting sessions, (iii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by the SPAC or any financing sources to permit the consummation of such financing activities, and (iv) cooperating with requests for due diligence to the extent customary and reasonable.
6.20 Registration Rights Agreement. At the Closing, New PubCo, the persons set forth on Exhibit B hereto, the Sponsor and certain Sponsor-related persons will enter into a registration rights agreement substantially in the form of the registration rights agreement attached hereto as Exhibit E (the “Registration Rights Agreement”).
ARTICLE VII

NO SURVIVAL
7.1 No Survival. None of the representations, warranties, covenants or agreements set forth herein or in any certificate or instrument delivered by or on behalf of any Party pursuant to this Agreement including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their terms apply or are to be performed, in each case, in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms). Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.
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ARTICLE VIII

CLOSING CONDITIONS
8.1 Conditions to Each Party’s Obligations.
The obligations of each Party to consummate the Arrangement, including the Amalgamation and the other transactions described herein, shall be subject to the satisfaction or written waiver (where permissible) by the Company and the SPAC of the following conditions:
(a) Required SPAC Approvals. The SPAC Shareholder Approval Matters that are submitted to the vote of the SPAC Shareholders at the SPAC Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the SPAC Shareholders at the SPAC Special Meeting in accordance with the SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Shareholder Approval”).
(b) Required Company Approvals. The Company Shareholder Approval Matters that are submitted to the vote of the Company Shareholders at the Company Meeting in accordance with the Company Circular shall have been approved by the requisite vote of Company Shareholders at the Company Meeting in accordance with the Company’s Organizational Documents, applicable Law and the Company Circular (the “Required Company Shareholder Approval”).
(c) No Orders or Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the SPAC or its affiliates from consummating the Arrangement and no Law or Order is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the SPAC or its affiliates from consummating the Arrangement.
(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.
(e) Stock Exchange Listing. The New PubCo Common Shares shall have been approved for listing on Nasdaq, subject only to official notice of issuance.
(f) Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Company Shareholders at the Company Meeting in accordance with the Interim Order.
(g) Interim Order and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or the SPAC, each acting reasonably, on appeal or otherwise.
(h) SPAC Continuance. The SPAC Continuance shall have been consummated in accordance with Section 2.7.
8.2 Conditions to Obligations of the Company.
In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Arrangement, including the Amalgamation and the other transactions described herein, are subject to the satisfaction or written waiver (by the Company) of the following conditions:
(a) Representations and Warranties.
(i) Each of the representations and warranties of the SPAC and Amalco Sub, as applicable, contained in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement), Section 3.18 (Finders and Brokers), Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement) and Section 4.10 (Finders and Brokers) (collectively, the “SPAC Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).
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(ii) Each of the representations and warranties of the SPAC and Amalco Sub, as applicable, contained in Article III and Article IV (other than the SPAC Specified Representations and the representations and warranties of the SPAC and Amalco Sub, as applicable, contained in Section 3.5 (Capitalization) and Section 4.5 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a SPAC Material Adverse Effect or Amalco Sub Material Adverse Effect.
(iii) The representations and warranties of the SPAC and Amalco Sub, respectively, contained in Section 3.5 (Capitalization) and Section 4.5 (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).
(b) Agreements and Covenants. The SPAC and Amalco Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by the Company.
(c) Closing Deliverables.
(i) OFFICER CERTIFICATE. The SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Section 8.2(a) and Section 8.2(b).
(ii) SECRETARY CERTIFICATE. The SPAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of the SPAC’s Organizational Documents as in effect as of the Closing Date (after giving effect to the SPAC Continuance) and (B) the resolutions of the SPAC’s Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby.
(iii) REGISTRATION RIGHTS AGREEMENT. The Company shall have received from New PubCo duly executed counterparts of the Registration Rights Agreement, executed by New PubCo.
(iv) RESIGNATIONS. The Company shall have received written resignations, effective as of the Closing, of each of the directors and officers of the SPAC as necessary to give effect to the requirements of Section 6.15.
8.3 Conditions to Obligations of the SPAC.
In addition to the conditions specified in Section 8.1, the obligations of the SPAC and Amalco Sub to consummate the Arrangement, the SPAC Continuance and the Arrangement, including the Amalgamation and the other transactions described herein, are subject to the satisfaction or written waiver (by the SPAC) of the following conditions:
(a) Representations and Warranties.
(i) Each of the representations and warranties of the Company contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement). and Section 5.28 (Finders and Brokers) (collectively, the “Company Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and on and as of the Closing Date
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immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).
(ii) Each of the representations and warranties of the Company contained in Article V (other than the Company Specified Representations and the representations and warranties of the Company contained in Section 5.5 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a Company Material Adverse Effect.
(iii) The representations and warranties of the Company contained in Section 5.5 (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).
(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement, in each case to be performed or complied with by such person on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by the SPAC.
(c) No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement which is continuing and uncured.
(d) Key Employees. Each of the Key Employees shall be actively employed (or, solely in the case of David Oliver, actively engaged as an individual independent contractor and anticipated to be converted to employee status) with the Company as of the Closing Date.
(e) Closing Deliverables.
(i) OFFICER CERTIFICATE. The SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b), and Section 8.2(c).
(ii) SECRETARY CERTIFICATE. The Company shall have delivered to the SPAC a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company Organizational Documents as in effect as of the Closing Date (B) the requisite resolutions of the Company’s Board authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Amalgamation and the other transactions contemplated hereby and thereby.
(iii) REGISTRATION RIGHTS AGREEMENT. The SPAC shall have received from the Company duly executed counterparts of the Registration Rights Agreement, executed by each Company Securityholder set forth on Schedule B.
(iv) COMPANY SUPPORT & LOCK-UP AGREEMENT. The Core Company Securityholders shall be party to a Company Support & Lock-Up Agreement that remains in full force and effect.
(v) KEY EMPLOYMENT AGREEMENTS. The SPAC shall have received from the Company duly executed counterparts of all Key Employment Agreements, each in full force and effect as of the Closing Date.
(vi) FIRPTA TAX CERTIFICATE. Prior to the Closing, the Company shall deliver to New PubCo a properly executed certification, dated as of the Closing Date, that meets the requirements of U.S. Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during
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the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with the required notice to the IRS and written authorization for New PubCo to deliver such notice and a copy of such certification to the IRS on behalf of the Company upon the Closing.
8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company or any Company Shareholder) to comply with or perform any of its covenants or obligations set forth in this Agreement.
ARTICLE IX

TERMINATION AND EXPENSES
9.1 Termination.
This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:
(a) by mutual written consent of the SPAC and the Company;
(b) by written notice by either the SPAC or the Company, if:
(i) the Company Meeting is duly convened and held (including any adjournment or postponement thereof), the Company Shareholders have duly voted, and the Required Company Shareholder Approval was not obtained;
(ii) the SPAC Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the SPAC Shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained;
(iii) after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the SPAC or its affiliates from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; or
(iv) the Effective Time does not occur on or prior to June 12, 2024, subject to a one-time thirty (30)-day extension upon written agreement of the Parties (provided, that, if the Registration Statement shall not have been declared effective by the SEC as of the Outside Date, the SPAC shall be entitled to one sixty (60)-day extension upon notice to the Company) (the “Outside Date”), provided, that a Party may not terminate this Agreement pursuant to this Section 9.1(b)(iv) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or
(c) by written notice by the Company to the SPAC, if:
(i) there has been a breach by the SPAC or Amalco Sub, or if any representation or warranty of the SPAC or Amalco Sub, shall have become untrue or inaccurate, in any case which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such breach or inaccuracy is provided to the SPAC or Amalco Sub or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if at such time the Company is in material uncured breach of this Agreement; or
(ii) prior to the approval by the Company Shareholders of the Arrangement Resolution,
(A) the Company Board makes a Change in Recommendation in accordance with Section 6.6(d); or
(B) the Company enters into a written agreement with respect to a Superior Proposal in accordance with Section 6.6 and provided, that the Company is then in compliance with Section 6.6; or
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(d) by written notice by the SPAC to Company, if:
(i) there has been a breach by the Company, or if any representation or warranty of the Company, shall have become untrue or inaccurate, in any case which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if at such time the SPAC or Amalco Sub is in material uncured breach of this Agreement;
(ii) prior to the approval by the Company Shareholders of the Arrangement Resolution, (A) the disinterested members of the Company Board fail to unanimously recommend, withdraws, amends, modifies or qualifies in a manner that has substantially the same effect, or fails to publicly reaffirm within five (5) Business Days after having been requested in writing to do so by the SPAC, acting reasonably, the approval or recommendation of the Arrangement or the Arrangement Resolution (a “Change in Recommendation”) (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five (5) Business Days after the formal announcement thereof shall not be considered a Change in Recommendation) unless the Company provides a Superior Proposal Notice to the SPAC within such timeframe, in which case the Company will have until the end of the Matching Period to reaffirm the Company Board Recommendation, or (B) the Company Board approves, recommends or authorizes the Company to enter into a written agreement concerning a Superior Proposal; or
(iii) if there has been a Company Material Adverse Effect following the date of this Agreement which is uncured for at least thirty (30) Business Days after written notice of such Company Material Adverse Effect is provided by the SPAC to the Company.
9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 6.13 (Public Announcements) this Section 9.2 (Effect of Termination), Section 9.3 (Fees and Expenses), Section 10.1 (Waiver of Claims Against Trust), Article XI (Miscellaneous) and Section 11.3 (Third Parties) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability following the termination of this Agreement for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Section 9.3 and this Section 9.2 (but subject to Section 10.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.
9.3 Fees and Expenses.
All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company; provided, however, that:
(a) subject to Sections 9.3(b) through 9.3(d), the SPAC shall be responsible for (i) all Expenses relating to the SPAC’s ordinary course Exchange Act reporting, (ii) all Expenses relating to monthly payments of the Trust Account, and (iii) expenses related to the Extension (the “SPAC Extension Expenses”) (collectively, the “SPAC Specified Expenses”);
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(b) if this Agreement is terminated (i) by the Parties pursuant to Section 9.1(a), (ii) by the SPAC or the Company pursuant to Section 9.1(b)(ii), Section 9.1(b)(iii) or Section 9.1(b)(iv), or (iii) by the Company pursuant to Section 9.1(c)(i), all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, and no Party shall have any liability to any other Party for any other expenses or fees;
(c) if this Agreement is terminated (i) by the Company or the SPAC pursuant to Section 9.1(b)(i) or the Company pursuant to Section 9.1(c)(ii) or (ii) by the SPAC pursuant to Section 9.1(d), the Company shall pay to the SPAC, by wire transfer of immediately available funds within thirty (30) Business Days after such termination, all Expenses incurred by the SPAC in connection with this Agreement and the transactions contemplated hereby up to the date of such termination (including (i) SPAC Specified Expenses incurred in connection with the transactions, including SPAC Extension Expenses and (ii) any Excise Tax Liability provided that, solely with respect to Excise Tax Liability, notice of such termination pursuant to this paragraph (c) is provided after December 1, 2023); and
(d) if the transactions contemplated by this Agreement are consummated, New PubCo shall bear all of the Expenses of the Parties (including the SPAC Specified Expenses and any Excise Tax Liability); provided, however, that this Section 9.3(d) shall not be construed to alter the application of the Trust Account proceeds as set forth in Section 6.18.
As used in this Agreement, “Expenses” shall include only those out-of-pocket expenses of the type and with parties set forth on Schedule 9.3(d) or as mutually agreed upon by the Company and the SPAC (such agreement not to be unreasonably withheld, conditioned, or delayed by either the Company or the SPAC).
All deferred expenses (including fees or commissions payable to the IPO Underwriters and any legal fees) of the IPO due upon consummation of a Business Combination shall constitute Expenses of New PubCo, which Expenses will be payable by New PubCo in accordance with Section 9.3(d) above.
The Company acknowledges and agrees that the provisions of Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, the SPAC would not have entered into this Agreement. If the Company fails to pay in a timely manner the amounts due pursuant to Section 9.3 and, in order to obtain such payment, the SPAC makes a claim against the Company that results in a judgment, the Company party shall pay to the SPAC its reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred or accrued in connection with such claim.
ARTICLE X

WAIVERS AND RELEASES
10.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it has read the IPO Prospectus other than SEC Reports, the SPAC’s Organizational Documents, and the Trust Agreement and understands that the SPAC has established the Trust Account containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC’s public shareholders (the “SPAC Public Shareholders”) and that the SPAC may disburse monies from the Trust Account only as set forth in the Trust Agreement. For and in consideration of the SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company nor any of its respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the SPAC or any of its Representatives, on the one hand, and the Company or any of its respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with the SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the SPAC or its Affiliates); provided, however, that the foregoing waiver will not limit or prohibit
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the Company or its Affiliates from pursuing a claim against the SPAC, Amalco Sub or any other Person for legal relief against monies or other assets of the SPAC or Amalco Sub held outside of the Trust Account of for specific performance or other equitable relief in connection with the transactions contemplated by this Agreement. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the SPAC and its Affiliates to induce the SPAC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the SPAC or its Representatives, which Proceeding seeks, in whole or in part, monetary relief against the SPAC or its Representatives, the Company hereby acknowledges and agrees that it and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.
ARTICLE XI

MISCELLANEOUS
11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by electronic means (including e-mail), with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to the SPAC or Amalco Sub at or
prior to the Closing, or to the
Sponsor, to:

Focus Impact Acquisition Corp.
1345 Avenue of the Americas
New York, NY 10105
Attn: Carl Stanton
E-mail: cstanton@focus-impact.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 02210022
Attn: Lauren M. Colasacco, P.C.,
Peter Seligson, P.C.
Email: lauren.colasacco@kirkland.com;
peter.seligson@kirkland.com

If to the Company, to: DevvStream Holdings Inc. 2133-1177 West Hastings Street Vancouver, BC V6E 2K3 Attention: Sunny Trinh Email: sunny@devvstream.com with a copy (which will not constitute notice) to:

Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130
Attention: Shai Kalansky; Omar Pringle;
Justin Salon
Email: skalansky@mofo.com; opringle@mofo.com;
justinsalon@mofo.com

If to Amalco and, following the
Closing, the SPAC:

c/o DevvStream Holdings Inc.
2133-1177 West Hastings Street
Vancouver, BC V6E 2K3
Attention: Carl Stanton, Sunny Trinh
Email: cstanton@focus-impact.com,
sunny@devvstream.com

with a copy (which will not constitute notice) to:

Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130
Attention: Shai Kalansky; Omar Pringle;
Justin Salon
Email: skalansky@mofo.com;
opringle@mofo.com; justinsalon@mofo.com

and

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Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attn: Lauren M. Colasacco, P.C.; Peter Seligson, P.C. Email: lauren.colasacco@kirkland.com; peter.seligson@kirkland.com
11.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the SPAC and the Company, and any assignment without such consent shall be null and void; provided, that the no such assignment shall relieve the assigning Party of its obligations hereunder.
11.3 Third Parties. Except for the rights of (a) the D&O Indemnified Persons set forth in Section 6.17, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a Party. Notwithstanding anything to the contrary herein, the Sponsor shall be an express third-party beneficiary of Section 6.13, this Section 11.3, and Section 11.8.
11.4 Governing Law; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions, disputes or other matters in connection with the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts.
11.5 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
11.6 Remedies; Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this
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Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.
11.7 Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
11.8 Amendment and Waiver. No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by (a) the SPAC and the Company prior to the Closing and (b) New PubCo and the Sponsor after the Closing. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
11.9 No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.9.
11.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed
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to define their rights and Liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
11.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (g) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (h) the term “or” means “and/or”; (i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or Orders) by succession of comparable successor statutes, regulations, rules or Orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (l) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided, that with respect to any Contract listed (or required to be listed) on the disclosure schedules, all material amendments thereto (for the avoidance, excluding in either case any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable schedule and disclosed. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the SPAC if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “DevvStream Confidential Data Room” online data site hosted by Microsoft at https://www.microsoft.com/en-us/microsoft-365/sharepoint/collaboration? ms.officeurl=sharepoint&rtc=1 for purposes of the transactions contemplated hereby (the “Data Room”) or otherwise provided to the SPAC and its representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article IV and Article V, at least one (1) Business Day prior to the Effective Date.
11.12 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
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11.13 Conflicts and Privilege.
(a) The SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, Amalco), hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby arises after the Closing between or among (x) the Sponsor, Amalco, shareholders or holders of other equity interests of the SPAC or the Sponsor, and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Amalco) (collectively, the “SPAC Group”), on the one hand, and (y) the Company and/or any member of the New Company Group (as defined below), on the other hand, any legal counsel, including K&E, that represented the SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to Amalco, and even though such counsel may have represented the SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for Amalco and/or the Sponsor. The SPAC and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby) between or among the SPAC, the Sponsor and/or any other member of SPAC Group, on the one hand, and K&E, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Amalgamation and belong to Sponsor after the Closing, and shall not pass to or be claimed or controlled by Amalco. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the SPAC or the Sponsor under a confidentiality agreement shall remain the privileged communications or information of the Company and shall not be used by the SPAC Group against the New Company Group, as subsequently defined, in connection with any dispute among the parties.
(b) The SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, Amalco), hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company, Amalco and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “New Company Group”), on the one hand, and (y) any member of SPAC Group, on the other hand, any legal counsel, including MoFo that represented the Company prior to the Closing may represent any member of the New Company Group in such dispute even though the interests of such Persons may be directly adverse to SPAC Group, and even though such counsel may have represented the SPAC and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Amalco, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the New Company Group, on the one hand, and MoFo, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Amalgamation and belong to the New Company Group after the Closing, and shall not pass to or be claimed or controlled by Amalco. Notwithstanding the foregoing, any privileged communications or information shared by the SPAC prior to the Closing with the Company under a confidentiality agreement shall remain the privileged communications or information of the SPAC, and controlled by Sponsor, and shall not be used by the New Company Group against the SPAC Group in connection with any dispute among the parties.
ARTICLE XII

DEFINITIONS
12.1 Certain Definitions.
For purpose of this Agreement, the following capitalized terms have the following meanings:
“ABCA” has the meaning specified in the Recitals.
“Acquisition Proposal” has the meaning specified in Section 6.6.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.
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“Aggregate Exercise Price” means the aggregate exercise price of all In-the-Money Options valued in U.S. Dollars calculated using the exchange rate published in the Wall Street Journal, United States Eastern Edition, under the heading “Currency Trading” on the date two (2) Business Days prior to the Effective Time, whether vested or unvested, and all Company Warrants, in each case, outstanding immediately prior to the Effective Time or exercised in cash (and included in such calculation solely to the extent the amount of such exercise price was actually received in cash by the Company) after the date hereof and prior to the Effective Time.
“Agreement” has the meaning specified in the Preamble hereto.
“Alternative Transaction” has the meaning specified in Section 6.6.
“Amalco” has the meaning specified in the Recitals hereto.
“Amalco Sub” has the meaning specified in the Preamble hereto.
“Amalco Sub Material Adverse Effect” has the meaning specified in Section 4.3.
“Amalgamation” has the meaning specified in the Recitals hereto.
“Amalgamation Consideration Value” means the Equity Value plus the Aggregate Exercise Price.
“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates, and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.
“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.
“Arrangement” has the meaning specified in the Recitals hereto.
“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting by Company Shareholders, substantially in the form set forth in Exhibit F.
“Assets” has the meaning specified in Section 5.18.
“BCBCA” has the meaning specified in the Recitals hereto.
“Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA § 3(3), whether or not subject to ERISA), each deferred compensation, compensation, incentive, equity purchase or other equity or equity-based compensation, phantom equity, severance, termination pay, salary continuation, retention, stay, post-termination, holiday, vacation, bonus, commission, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, savings, fringe benefit, retirement or other similar plan, program, agreement, Contract, commitment, policy or arrangement, and each other compensation or benefit plan, program, agreement, whether formal or informal, whether written or unwritten and whether legally binding or not.
“Board” means the board of directors of an entity as constituted from time to time.
“Book-Entry Shares” has the meaning specified in Section 2.14(b).
“Business Combination” has the meaning specified in the Recitals hereto.
“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Delaware are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in Delaware are generally open for use by customers on such day.
“Canadian Certifications” has the meaning specified in Section 5.31.
“Canadian Securities Laws” has the meaning specified in Section 5.31.
“Carbon Credit” means an instrument, benefit, offset, allowance or other unit that represents a verified reduction or removal of one metric tonne of CO2 equivalent.
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“Carbon Standard” means, with respect to a Carbon Credit, the program or standard administered by a mandatory or voluntary domestic or international greenhouse gas program, certification, scheme or protocol, that certifies such Carbon Credit as a verified reduction or removal of one metric tonne of CO2 equivalent, including its methodologies and published guidance.
“Cboe Canada” means the Neo Exchange Inc., operating as Cboe Canada.
“CDS” has the meaning specified in Section 2.14(b).
“Certificate of Incorporation” means the certificate of incorporation or articles of incorporation, as applicable, of a corporation.
“Certificates” has the meaning specified in Section 2.14(b).
“Change in Recommendation” has the meaning specified in Section 9.1(d)(ii).
“Closing” has the meaning specified in Section 1.1
“Closing Date” has the meaning specified in Section 1.1.
“Closing Filing” has the meaning specified in Section 6.13(b).
“Closing Press Release” has the meaning specified in Section 6.13(b).
“Code” means the U.S. Internal Revenue Code of 1986, as amended, including any valid treasury regulation promulgated thereunder.
“Common Amalgamation Consideration” means, with respect to the Company Securities, a number of New PubCo Common Shares equal to the Amalgamation Consideration Value divided by $10.20.
“Common Conversion Ratio” means, in respect of a Company Share, the number equal to (a) the Common Amalgamation Consideration divided by (b) the Fully Diluted Common Shares Outstanding.
“Company” has the meaning specified in the Preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 5.20(a).
“Company Board Recommendation” has the meaning specified in Section 2.4(b).
“Company Certificate” has the meaning specified in Section 2.14(d).
“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Company Shareholders in connection with the Company Meeting and the Arrangement, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Company Convertible Notes” means those certain Company Convertible Notes to be issued by the Company during the Interim Period in accordance with Section 6.2 pursuant to the Company Convertible Notes Subscription Agreements.
“Company Convertible Notes Subscription Agreements” means those certain Convertible Note Subscription Agreements to be entered into by the Company during the Interim Period in accordance with Section 6.2 with respect to the Company Convertible Notes.
“Company Convertible Securities” means, collectively, any securities convertible into or exchangeable for, any shares, capital stock or other equity of or other voting interests in the Company, including the Company Option and Company Warrants.
“Company Disclosure Schedules” has the meaning specified in Article V.
“Company Equity Awards” means, collectively, each Company Option and each Company RSU.
“Company Equity Incentive Plan” means the 2022 Equity Incentive Plan of DevvStream Holdings Inc., as amended and restated from time to time, and the 2022 Non-Qualified Stock Option Plan of DevvStream Inc., as amended and restated from time to time.
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“Company Fairness Opinion” has the meaning specified in Section 5.32.
“Company Financial Statements” has the meaning specified in Section 5.7(a).
“Company IP Agreements” means including (a) Contracts under which the Company has granted or agreed to grant to any other Person any license, covenant, release, immunity or other right that applies to or any Owned IP and (b) all Company IP Licenses.
“Company IP Licenses” has the meaning specified in Section 5.14(b).
“Company Material Adverse Effect” has the meaning specified in Section 5.3.
“Company Material Contract” has the meaning specified in Section 5.13(a).
“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set forth in the Company Circular and agreed to in writing by the SPAC, acting reasonably.
“Company Option ITM Amount” has the meaning specified in Section 2.12(c)(i).
“Company Options” means each option (whether vested or unvested) to purchase Company Shares granted under a Company Equity Incentive Plan.
“Company Permits” has the meaning specified in Section 5.10.
“Company Personal Property Leases” has the meaning specified in Section 5.17.
“Company Products” means each of the products, services, and Software (including mobile phone and table applications) that have been or are currently being developed, marketed, distributed, licensed, sold, offered, or provided by or on behalf of any of the Company, including any products or services (a) made available through or as part of the Company website or (b) derived from or incorporating any Company data.
“Company Registered IP” has the meaning specified in Section 5.14(a).
“Company RSUs” means each restricted stock unit representing the right to receive payment in Company Shares, granted under a restricted stock unit award agreement.
“Company Securities” means, collectively, the Company Shares, the Company Options, and the Company Warrants.
“Company Securityholders” means, collectively, the holders of Company Securities prior to the Effective Time.
“Company Shareholder Approval Matters” means approval of the Arrangement Resolution.
“Company Shareholders” means, collectively, the holders of Company Shares prior to the Effective Time.
“Company Shares” means the Multiple Voting Company Shares and the Subordinated Voting Company Shares.
“Company Specified Representations” has the meaning specified in Section 8.3(a)(i).
“Company Support & Lock-Up Agreements” has the meaning specified in the Recitals hereto.
“Company Systems” means all computer firmware, hardware, software, and computer or information technology systems or infrastructure, networks, and data or information contained therein or transmitted thereby, and other similar items of automated, computerized, or software systems owned, licensed, used or relied upon by the Company or any of its Subsidiaries in the conduct of its business, including the Company Products.
“Company Warrants” means the 9,787,343 outstanding common share purchase warrants of the Company, which are exercisable for up to 9,787,343 Company Shares.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 21, 2023, by and between the Company and SPAC.
“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.
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“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).
“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.
“Converted Option” has the meaning specified in Section 2.12(c)(i).
“Converted RSU” has the meaning specified in Section 2.12(c)(ii).
“Converted Warrant” has the meaning specified in Section 2.12(d).
“Convertible Note Shares” has the meaning specified in Section 2.12(f).
“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software subject to such license, that such Software, or other Software or other Intellectual Property incorporated into, derived from, used or distributed with such Software (a) in the case of Software, be made available or distributed in a form other than binary (e.g., in source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of legal requirement) or (d) be redistributable at no license fee.
“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.
“Core Company Securityholder” has the meaning specified in the Recitals hereto.
“Court” means the Supreme Court of British Columbia, or other court as applicable.
“D&O Indemnified Persons” has the meaning specified in Section 6.17(a).
“Data Room” has the meaning specified in Section 11.11.
“DGCL” has the meaning specified in the Recitals hereto.
“Dissent Rights” means the rights of dissent in respect of the Arrangement Resolution described in the Plan of Arrangement and the BCBCA.
“DTC” has the meaning specified in Section 2.14(b).
“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement, which shall be the Closing Date.
“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement, which shall occur on the Closing Date.
“Effective Time Outstanding Company Shares” has the meaning specified in Section 2.12(a).
“Enforceability Exceptions” has the meaning specified in Section 3.2.
“Environmental Law” means any Law in any way relating to (a) public or worker health or safety, (b) pollution or the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials.
“Environmental Liabilities” means, in respect of any Person, all material Liabilities under Environmental Law, including as a result of any claim or demand by any other Person or in response to any violation of Environmental Law.
“Equity Value” means One Hundred Forty-Five Million Dollars ($145,000,000).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 2.14(a).
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“Excise Tax” means the 1% excise tax imposed on certain repurchases of stock of publicly traded U.S. and certain non-U.S. corporations made after December 31, 2022, as enacted under the Inflation Reduction Act of 2022 under Section 4501 of the Code.
“Excise Tax Liability” means any cost, expense, liability or payment obligation of the SPAC in respect of any Excise Tax, but excluding any Taxes imposed as a result of the Company reimbursing the SPAC for any such Excise Tax.
“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Expenses” has the meaning specified in Section 9.3.
“Extension” has the meaning specified in Section 6.3.
“Federal Securities Laws” has the meaning specified in Section 6.7(a).
“Final Order” means the final order of the Court, in a form acceptable to the Parties, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of each of the Parties, acting reasonably) at any time prior to the Effective Date or as such order may be affirmed or amended on appeal (provided, that any such amendment is satisfactory to each of the Parties, acting reasonably).
“Financing” has the meaning specified in Section 6.19(a).
“Financing Agreements” has the meaning specified in Section 6.19(a).
“Financing Incentive Shares” has the meaning specified in Section 6.19(a).
“Financing Incentive Warrants” has the meaning specified in Section 6.19(a).
“Financing Investors” has the meaning specified in Section 6.19(a).
“Fraud” means actual and intentional common law fraud committed by a Party with respect to the making of such Party’s representations and warranties expressly set forth in this Agreement or any Ancillary Document with the intent that any other Party rely thereon. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.
“Fraud Claim” means any claim based on Fraud.
“Fully Diluted Common Shares Outstanding” means, without duplication, at any measurement time (a)(i) ten (10), multiplied by (ii) the aggregate number of Multiple Voting Company Shares that are issued and outstanding, plus (b) the aggregate number of Subordinated Voting Company Shares that are issued and outstanding, plus (c) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the exercise and conversion of the Company Options in accordance therewith, plus (d) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the exercise and conversion of the Company Warrants in accordance therewith, plus (e) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the vesting of the Company RSUs in accordance therewith.
“GAAP” means generally accepted accounting principles as in effect in the United States of America.
“Governmental Authority” means any federal, state, provincial, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency, including any stock exchange, securities commission, or any court, tribunal, administrative hearing body, arbitration panel or body (public or private), commission, or other similar dispute-resolving panel or body.
“Hazardous Material” means any substance, material or waste that is regulated, or that could result in the imposition of Liability or standards of conduct, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon, mold, noise, odor and urea formaldehyde insulation.
“HSR Act” mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.
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“IFRS” means International Financial Reporting Standards.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any (i) accrued or outstanding severance, retention or termination payments, (ii) accrued paid time off (including vacation, personal and sick days) or (iii) accrued bonuses, commissions or other incentive compensation, in each case, in respect of any current or former employee, officer, director or other individual service provider of the Company and together with the employer’s portion of all FICA state, local, or foreign withholding, payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, calculated as if all such amounts were paid on the Closing Date, (d) any obligations under any unfunded or underfunded pension or retirement, post-retirement medical, post-employment benefit or nonqualified deferred compensation plans, programs, agreements or arrangements, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, (e) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (f) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS, (g) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (h) all obligations of such Person in respect of acceptances issued or created, (i) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (j) all obligations secured by a Lien on any property of such Person, (k) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (l) any and all accounts payable of such Person, (m) any and all accrued expenses of such Person, and (n) all obligation described in clauses (a) through (m) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, but in all cases excluding transaction Expenses associated with the transactions contemplated by this Agreement.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) Trademarks; (b) Copyrights; (c) Trade Secrets; (d) Patents; (e) Internet Assets; and (f) Software, data, and databases, and (g) all other intellectual property and related proprietary and moral rights together with all goodwill related to the foregoing.
“Intended Company Tax Treatment” has the meaning specified in the Recitals hereto.
“Intended SPAC Tax Treatment” has the meaning specified in the Recitals hereto.
“Intended Tax Treatment” has the meaning specified in the Recitals hereto.
“Interim Order” means the interim order of the Court contemplated by Section 2.2 and made pursuant to Section 291 of the BCBCA in a form acceptable to the Company and the SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court or with the consent of the SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.
“Interim Period” has the meaning specified in Section 6.1.
“Internal Controls” has the meaning specified in Section 5.7(d).
“Internet Assets” means all domain name registrations, social media accounts, handles, and identifiers, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.
“In-the-Money Option” means each Company Option for which the exercise price per share subject to such Company Option is less than the Common Conversion Ratio multiplied by $10.20.
“Inversion” has the meaning specified in the Recitals hereto.
“Investment Canada Act” means the Investment Canada Act, R.S.C., 1985, c. 28 (1st Supp.), as amended, and any rules or regulations promulgated thereunder.
“Investment Company Act” has the meaning specified in Section 3.17.
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“IPO” means the initial public offering of the SPAC Units pursuant to the IPO Prospectus.
“IPO Prospectus” has the meaning specified in the Recitals hereto.
“IPO Underwriters” means the several underwriters, as represented by Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC in the IPO.
“IRS” means the United States Internal Revenue Service.
“ITA” means the Income Tax Act (Canada).
“JOBS Act” has the meaning specified in Section 3.16.
“K&E” has the meaning specified in Section 6.10(e).
“Key Employee” means Sunny Trinh, Chris Merkel, Bryan Went and David Oliver.
“Key Employment Agreements” has the meaning set forth in Section 6.15(e).
“Knowledge” means, (a) with respect to the SPAC, the actual knowledge of the individuals set forth on Section 12.1(a) of the SPAC Disclosure Schedules after reasonable due inquiry, (b) with respect to Amalco Sub, the actual knowledge of the individuals set forth on Section 12.1(b) of the SPAC Disclosure Schedules after reasonable due inquiry, and (c) with respect to the Company, the actual knowledge of the individuals set forth on Section 12.1(c) of the Company Disclosure Schedules after reasonable due inquiry.
“Labor Agreement” means any collective bargaining agreement or other labor-related Contract with any labor union, labor organization, or works council.
“Latest Balance Sheet Date” means (a) with respect to the Company and its Subsidiaries, April 30, 2023 and (b) with respect to the SPAC, June 30, 2023.
“Law” means any federal, state, county, local, provincial, municipal, foreign, international, supranational or other law, act, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, resolution, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Leases” has the meaning specified in Section 5.16(a).
“Letter of Transmittal” has the meaning specified in Section 2.14(b).
“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.
“Licensed IP” means all Intellectual Property in which the Company has or purports to have a license or non-ownership right to use or exploit such Intellectual Property, including Intellectual Property subject to a covenant not to sue in favor of the Company.
“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, license, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.
“Lost Certificate Affidavit” has the meaning specified in Section 2.14(f).
“Matching Period” has the meaning specified in Section 6.6(d)(v).
“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person, taken as a whole, or (b) the ability of such Person on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its
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obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person does business; (ii) changes, conditions or effects that generally affect the industries in which such Person principally operates; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person principally operates; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or weather conditions, epidemics, pandemics, or disease outbreaks (including SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemics or disease outbreaks) or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); and (v) any failure in and of itself by such Person to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)—(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person primarily conducts its businesses.
“Misconduct” has the meaning specified in Section 5.19(c).
“MoFo” has the meaning specified in Section 6.10(e).
“Multiple Voting Company Shares” means the common shares of the Company, without par value, with multiple voting rights.
“Nasdaq” means the Nasdaq Global Market.
“New Company Group” has the meaning specified in Section 11.13(b).
“New PubCo” has the meaning specified in the Recitals hereto.
“New PubCo Common Shares” means, following the SPAC Continuance, the common shares of New PubCo.
“New PubCo Organizational Documents” has the meaning specified in Section 2.7(a).
“New PubCo Securities” means, following the SPAC Continuance, New PubCo Common Shares, and New PubCo Warrants, collectively.
“New PubCo Warrants” means warrants to purchase shares in New PubCo with equivalent terms to the SPAC Private Warrants and SPAC Public Warrants.
“Non-Party Affiliate” has the meaning specified in Section 11.9.
“Non-Redemption Agreement” has the meaning specified in Section 6.19(a).
“OFAC” has the meaning specified in Section 12.1
“Off-the-Shelf Software” has the meaning specified in Section 5.14(b).
“Order” means any order, directive, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.
“Organizational Documents” means, with respect to any Person that is an entity, its Certificate of Incorporation, certificate of formation, bylaws, operating agreement, memorandum of association, notice of articles, articles or similar organizational documents, in each case, as amended.
“Outside Date” has the meaning specified in Section 9.1(b)(iv).
“Owned IP” means all Intellectual Property in which the Company has or purports to have an ownership interest in any nature (whether solely or jointly with another Person).
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“Party” has the meaning specified in the Preamble hereto.
“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisional, provisional, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).
“PCAOB Financial Statements” has the meaning specified in Section 6.4(a).
“Per Common Share Amalgamation Consideration” means, (i) with respect to each Multiple Voting Company Share, an amount of New PubCo Common Shares equal to (A) ten (10), multiplied by (B) the Common Conversion Ratio, and (ii) with respect to each Subordinated Voting Company Share, an amount of New PubCo Common Shares equal the Common Conversion Ratio.
“Permits” means all federal, state, provincial, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or Orders of any Governmental Authority or any other Person.
“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate Proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.
“Person” means an individual, corporation, partnership (including a general partnership, limited partnership, or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
“Personal Data” means, with respect to any natural Person, any information that allows the identification of such Person or enables access to such Person’s financial information or that is otherwise subject to or defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.
“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.
“Plan of Arrangement” has the meaning specified in the Recitals hereto.
“Post-Closing New PubCo Board” has the meaning specified in Section 6.15(a).
“Premium Cap” has the meaning specified in Section 6.17(b).
“Privacy Laws” means all applicable Laws relating to privacy and protection of Personal Data and any and all similar Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.
“Proceeding” or “Action” means any notice of noncompliance or violation, or any claim, demand, action, suit, proceeding, complaint (including a qui tam complaint), charge, hearing, litigation, audit, settlement, labor dispute, inquiry, civil investigative demand, subpoena, stipulation, assessment, arbitration, demand for recoupment or revocation, or any request (including any request for information) or investigation before or by a Governmental Authority or an arbitrator.
“Proxy Statement” has the meaning specified in Section 6.12(a).
“Public Certifications” means collectively, all certifications and statements required by (a) Rules 13a-14 or 15d-14 under the Exchange Act, and (b) 18 U.S.C. § 1350 (Section 906 of SOX).
“Redemption” has the meaning specified in Section 6.12(a).
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“Redemption Rights” has the meaning specified in Section 6.12(a).
“Registration Rights Agreement” has the meaning specified in Section 6.20 hereto.
“Registration Statement” has the meaning specified in Section 6.12(a).
“Registry” means any Carbon Credit registry established or operated for the verification, holding, transfer, retirement, and cancellation of a Carbon Credit, including but not limited to, the registry maintained by each of Verra, Gold Standard, Climate Action Reserve or the American Carbon Registry.
“Registry Account” means an account established by or on behalf of the Company with a Registry including for the holding, transfer, retirement and cancellation of a Carbon Credit.
“Related Party Transactions” has the meaning specified in Section 5.22.
“Related Person” has the meaning specified in Section 5.22.
“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.
“Released Claims” has the meaning specified in Section 10.1.
“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.
“Required Company Shareholder Approval” has the meaning specified in Section 8.1(b).
“Required Financial Statements” has the meaning specified in Section 6.4(a).
“Required SPAC Shareholder Approval” has the meaning specified in Section 8.1(a).
“Rules” has the meaning specified in Section 5.33.
“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.
“Sanctions” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.
“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).
“SEC Reports” has the meaning specified in Section 3.7.
“Securities Act” means the Securities Act of 1933, as amended.
“SEDAR+ Reports” has the meaning specified in Section 5.31.
“Signing Filing” has the meaning specified in Section 6.13(b).
“Signing Press Release” has the meaning specified in Section 6.13(b).
“Software” means any computer software programs, including all source code, object code, data and databases, and documentation related thereto and all software modules, tools and databases.
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“Source Code” means the source code and interpreted code for all Software, including all comments and procedural code, in a form intelligible to trained programmers and capable of being translated into object code through assembly, compiling or otherwise, or capable of being interpreted (e.g., by an interpreter), in each case for operation on a host system, further including all related documentation, including flow charts, schematics, statements of principles of operations, and architecture standards, describing the data flows, data structures, and control logic of the Software in sufficient detail to enable a trained programmer through study of such documentation to maintain or modify the Software without undue experimentation.
“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.
“SPAC” has the meaning specified in the Preamble hereto.
“SPAC Board” means prior to the SPAC Continuance, the members of the board of directors of the SPAC.
“SPAC Class A Shares” means prior to the SPAC Continuance, the shares of Class A common stock, par value $0.0001 per share, of the SPAC.
“SPAC Class B Shares” means prior to the SPAC Continuance, the shares of Class B common stock, par value $0.0001 per share, of the SPAC.
“SPAC Continuance” has the meaning specified in the Recitals hereto.
“SPAC Disclosure Schedules” has the meaning specified in Article III.
“SPAC Extension Expenses” has the meaning specified in Section 9.3(a).
“SPAC Financials” has the meaning specified in Section 3.7(d).
“SPAC Group” has the meaning specified in Section 11.13(a).
“SPAC Material Adverse Effect” has the meaning specified in Section 3.1.
“SPAC Material Contract” has the meaning specified in Section 3.14(a).
“SPAC Preferred Shares” means the shares of preferred stock, par value $0.0001 per share, of the SPAC.
“SPAC Private Warrants” means non-redeemable whole warrants, issued in a private placement to the Sponsor at the time of the consummation of the IPO, entitling the holders thereof to purchase one (1) SPAC Class A Share at a purchase price of $11.50 per share.
“SPAC Public Shareholders” has the meaning specified in Section 10.1.
“SPAC Public Warrants” means redeemable whole warrants, one-half (1/2) of each such warrant which was included as part of each SPAC Unit issued in the IPO, entitling the holders thereof to purchase one (1) SPAC Class A Share at a purchase price of $11.50 per share.
“SPAC Securities” means prior to the SPAC Continuance, the SPAC Units, SPAC Shares, SPAC Preferred Shares and SPAC Warrants, collectively.
“SPAC Shareholder Approval Matters” has the meaning specified in Section 6.12(a).
“SPAC Shareholders” means, collectively, the holders of SPAC Shares prior to the Effective Time.
“SPAC Shares” means the SPAC Class A Shares and the SPAC Class B Shares, collectively.
“SPAC Special Meeting” has the meaning specified in Section 6.12(a).
“SPAC Specified Expenses” has the meaning set forth in Section 9.3(a).
“SPAC Specified Representations” has the meaning set forth in Section 8.2(a)(i).
“SPAC Units” means the units of the SPAC issued in the IPO (including overallotment units acquired by the IPO Underwriter), consisting of (a) one (1) SPAC Class A Share and (b) one-half (1/2) of one SPAC Public Warrant.
“SPAC Warrants” means the SPAC Private Warrants and the SPAC Public Warrants, collectively.
“Sponsor” has the meaning specified in the Recitals hereto.
“Sponsor Side Letter” has the meaning specified in the Recitals hereto.
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“Subordinated Voting Company Shares” means the common shares of the Company, without par value, with subordinated voting rights.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.
“Superior Proposal” means any bona fide written Acquisition Proposal to acquire, directly or indirectly, not less than all of the outstanding Company Shares or all or substantially all of the assets of the Company on a consolidated basis that did not result from a breach of Section 6.6 and: (a) that is reasonably capable of being completed, without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal, (b) that is not subject to a financing condition and in respect of which it has been demonstrated to the satisfaction of the Company Board after receipt of advice from its financial advisors and legal counsel, that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal; (c) that is not subject to a due diligence condition; and (d) in respect of which the Company Board determines, in its good faith judgment, after receiving the advice of its legal counsel and its financial advisors, that it would, if consummated in accordance with its terms (but without assuming away the risk of non-completion), result in a transaction which is more favorable, from a financial point of view, to Company Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the SPAC pursuant to Section 6.6(d)).
“Superior Proposal Notice” has the meaning specified in Section 6.6(d)(iii).
“Tail Policy” has the meaning specified in Section 6.17(b).
“Tax” or “Taxes” means (a) all direct or indirect federal, state, provincial, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.
“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any Schedule or attachment thereto and including any amendments thereof.
“Trade Controls” has the meaning specified in Section 5.25(a).
“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, customer and pricing lists, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).
“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.
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“Trading Day” means any day on which the New PubCo Common Shares are actually traded on the principal securities exchange or securities market on which the New PubCo Common Shares are then traded.
“Trading Market” means the stock exchange or such other nationally recognized stock market on which the New PubCo Common Shares are trading at the time of determination.
“Transfer Taxes” has the meaning specified in Section 6.10(b).
“Transmittal Documents” has the meaning specified in Section 2.14(d).
“Trust Account” means the trust account established by the SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.
“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 1, 2021, as it may be amended, by and between the SPAC and the Trustee.
“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.
“Unaudited Balance Sheet” has the meaning specified in Section 5.7(a)(ii).
“Unaudited Financial Statements” has the meaning specified in Section 5.7(a)(ii).
“VWAP” means, with respect to any security, for each Trading Day, the daily volume weighted average price (based on such Trading Day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.
(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)
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IN WITNESS WHEREOF, each Party has caused this Agreement to be signed and delivered as of the date first written above.
FOCUS IMPACT ACQUISITION CORP.

By:	/s/ Carl Stanton
	Name:	Carl Stanton
	Title:	Chief Executive Officer

FOCUS IMPACT AMALCO SUB LTD.

By:	/s/ Carl Stanton
	Name:	Carl Stanton
	Title:	Chief Executive Officer

DEVVSTREAM HOLDINGS INC.

By:	/s/ Sunny Trinh
	Name	Sunny Trinh
	Title:	Chief Executive Officer
[Signature Page to the Business Combination Agreement]
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Exhibit A

Plan of Arrangement

(Attached.)
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Exhibit B

New PubCo Organizational Documents

(Attached.)
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Exhibit C

Sponsor Side Letter

(Attached.)
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Exhibit D

Company Support & Lock-Up Agreement

(Attached.)
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Exhibit E

Registration Rights Agreement

(Attached.)
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Exhibit F

Arrangement Resolution

(Attached.)
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Schedule A

Core Company Securityholders
1.	Devvio, Inc.

2.	Thomas Anderson

3.	Ray Quintana

4.	Jamila Aziza Piracci

5.	Stephen Kukucha

6.	Michael Max Bühler

7.	David Goertz

8.	Christopher Merkel

9.	Sunny Trinh

10.	Bryan Went
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Schedule B

Company Securityholders Party to the Registration Rights Agreement
1.	Devvio, Inc.

2.	Thomas Anderson

3.	Ray Quintana

4.	Jamila Aziza Piracci

5.	Stephen Kukucha

6.	Michael Max Bühler

7.	David Goertz

8.	Christopher Merkel

9.	Sunny Trinh

10.	Bryan Went
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Schedule C

Company Capital Expenditures Budget

DevvStream CapEx Budget - 2nd Half CY 2023
Project	Amount	Timeframe
BCRB Offtake Agreement	$140,000	Q4 2023
eWater Offtake Agreement	$500,000	Q4 2023
	$640,000
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Annex A-2
AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT
THIS AMENDMENT NO.1 TO THE BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made and entered into as of May 1, 2024 by and among Focus Impact Acquisition Corp., a Delaware corporation (the “SPAC”), Focus Impact Amalco Sub Ltd., a company existing under the Laws of the Province of British Columbia (“Amalco Sub”), and DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).
WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of September 12, 2023 (as may be amended and modified from time to time, including by this Amendment, the “Agreement”);
WHEREAS, the Parties desire to amend the Agreement as set forth below;
WHEREAS, Section 11.8 of the Agreement provides that the Agreement may be amended in whole or in part, by an agreement in writing executed by each of the SPAC and the Company prior to Closing; and
WHEREAS, each of the SPAC Board, the Company Board and the board of directors of Amalco Sub has approved the execution and delivery of this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Amendment, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
1. Amendments to the Agreement.
(a) Amendment to SPAC Continuance. Section 2.7(b) of the Agreement is hereby amended and restated in its entirety as follows:
On the Closing Date, but prior to the Closing, after all the conditions set forth in Article VIII have been satisfied or, if permissible, waived (other than those conditions that by their nature are required to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction, or if permissible, waiver of such conditions at the Closing), following the Redemption as contemplated in clause (a) above, the SPAC will effect the SPAC Continuance, thereby continuing from the State of Delaware to the Province of Alberta under the applicable provisions of the DGCL and the ABCA. Pursuant to the SPAC Continuance, (i) the articles of continuance and by-laws of New PubCo shall be amended and restated in substantially the form attached hereto as Exhibit B (the “New PubCo Organizational Documents”), (ii) each issued and outstanding SPAC Unit that has not been previously separated into SPAC Class A Shares and SPAC Public Warrants prior to the SPAC Continuance shall automatically convert into securities of New PubCo as a corporation existing under the Laws of the Province of Alberta identical to (A) a number of New PubCo Common Shares equal to the Reverse Split Factor and (B) a number of New PubCo Public Warrants equal to (x) the Reverse Split Factor, divided by (y) two (2), (iii) each issued and outstanding SPAC Class A Share that has not been redeemed shall remain outstanding and automatically convert into a number of New PubCo Common Shares equal to the Reverse Split Factor, (iv) each issued and outstanding SPAC Class B Share shall automatically convert into a number of New PubCo Common Shares equal to the Reverse Split Factor or be forfeited in accordance with the Sponsor Side Letter, and (v) each SPAC Public Warrant and SPAC Private Placement Warrant will be assumed by New PubCo and automatically convert into the right to exercise such warrant for a number of New PubCo Common Shares equal to the Reverse Split Factor; provided, however, in each case, that no fractional shares or warrants will be issued and only whole shares or warrants will be issued and each Person who would otherwise be entitled to a fractional share or warrant (after aggregating all fractional shares or warrants that otherwise would be received by such Person) shall instead have the number of shares or warrants issued to such Person rounded down in the aggregate to the nearest whole share or warrant, pursuant to the SPAC Continuance. For the avoidance of doubt, the Parties agree that references in this Agreement to the “SPAC” shall refer to the SPAC before giving effect to the SPAC Continuance, and references in this Agreement to “New PubCo” shall refer to such entity after giving effect to the SPAC Continuance.
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(b) Common Amalgamation Consideration. Section 2.11 of the Agreement is hereby amended and restated in its entirety as follows:
Pursuant to the Amalgamation, New PubCo shall issue, and the Company Shareholders collectively shall be entitled to receive, in accordance with Section 2.12 and the Plan of Arrangement, New PubCo Securities consisting of (a) the Common Amalgamation Consideration, plus (b) solely to the extent any Company Shares are required to be issued to Approved Financing Sources pursuant to Approved Financings in connection with the Closing, a number of New PubCo Common Shares equal to (i) each such Company Share, multiplied by (ii) the Per Common Share Amalgamation Consideration in respect of such Company Share. For the avoidance of doubt, any reference in this Agreement to the applicable portion of common amalgamation consideration shall refer to the Per Common Share Amalgamation Consideration for each Company Share.
(c) Amendment to Common Amalgamation Consideration. The definition of “Common Amalgamation Consideration” in Section 12.1 of the Agreement is hereby amended and restated in its entirety as follows:
“Common Amalgamation Consideration” means, with respect to the Company Securities, a number of New PubCo Common Shares equal to the product of (a) the Reverse Split Factor, multiplied by (b) the quotient of (i) the Amalgamation Consideration Value, divided by (ii) $10.20.
(d) Amendment to Fully Diluted Common Shares Outstanding. The definition of “Fully Diluted Common Shares Outstanding” in Section 12.1 of the Agreement is hereby amended and restated in its entirety as follows:
“Fully Diluted Common Shares Outstanding” means, without duplication, at any measurement time (a)(i) ten (10), multiplied by (ii) the aggregate number of Multiple Voting Company Shares that are issued and outstanding, plus (b) the aggregate number of Subordinated Voting Company Shares that are issued and outstanding, plus (c) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the exercise and conversion of the Company Options in accordance therewith, plus (d) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the exercise and conversion of the Company Warrants in accordance therewith, plus (e) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the vesting of the Company RSUs in accordance therewith. For the avoidance of doubt, “Fully Diluted Common Shares Outstanding” shall not include any Subordinary Voting Company Shares to be issued (including pursuant to the exercise and conversion of Company Warrants) to any Approved Financing Source pursuant to an Approved Financing.
(e) Other Defined Terms. Section 12.1 of the Agreement is hereby amended and supplemented by adding the following defined terms:
“Approved Financing Source” means a Person engaged by the Company after the date of this Agreement to act as an investment bank, financial advisor, broker or similar advisor in connection with any Financing which has been approved by the SPAC in accordance with the terms of the Agreement (an “Approved Financing”).
“Final Company Share Price” means the closing price of the Subordinated Voting Company Shares on Cboe Canada Inc., as of the end of last trading day prior to the Closing (and if there is no such closing price on the last trading day prior to the Closing, the closing price of the Subordinated Voting Company Shares on the last trading day prior to the Closing on which there is such a closing price), converted into United States dollars based on the Bank of Canada daily exchange rate on the last Business Day prior to the Closing.
“Reverse Split Factor” means an amount equal to the lesser of (a)(i) the Final Company Share Price, divided by (ii) $0.64 and (b) one (1).
(f) Plan of Arrangement. Exhibit A attached to the Agreement is hereby amended and restated to read as Exhibit A attached hereto (the “Plan of Arrangement”).
2. No Further Amendment. The Parties agree that, except as provided herein, all other provisions of the Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in
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full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the Agreement.
3. References. All references to the “Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Agreement shall refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement (as amended hereby) and references in the Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to September 12, 2023.
4. Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.
5. Other Miscellaneous Terms. Sections 11.1 through 11.13 of the Agreement shall apply mutatis mutandis to this Amendment, as if set forth in full herein.
[Signature pages follow]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.
FOCUS IMPACT ACQUISITION CORP.

By:	/s/ Carl Stanton
Name:	Carl Stanton
Title:	Chief Executive Officer

FOCUS IMPACT AMALCO SUB LTD.

By:	/s/ Carl Stanton
Name:	Carl Stanton
Title:	Chief Executive Officer

DEVVSTREAM HOLDINGS INC.

By:	/s/ Sunny Trinh
Name:	Sunny Trinh
Title:	Chief Executive Officer
[Signature Page to Amendment to Business Combination Agreement]
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EXHIBIT A

PLAN OF ARRANGEMENT

[Attached.]
[Signature Page to Amendment to Business Combination Agreement]
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Annex B

Articles of Continuance
Business Corporations Act
Section 188
1.	Name of Corporation
DevvStream Corp.
2.	The classes of shares, and any maximum number of shares that the corporation is authorized to issue:
Refer to “Share Structure” attachment.
3.	Restrictions on share transfers (if any):
There are no “Restrictions on Share Transfers”.
4.	Number, or minimum and maximum number, of directors that the corporation may have:
The Corporation shall have a minimum of 3 and a maximum of 15 directors.
5.	If the corporation is restricted FROM carrying on a certain business, or restricted TO carrying on a certain business, specify the restriction(s):
There shall be no restrictions on the business that the Corporation may carry on.
6.	Other rules or provisions (if any):
Refer to “Other Rules or Provisions” attachment.
7.	If a change of name is effected, indicate previous name:
Focus Impact Acquisition Corp.
8.	Current Extra-Provincial Registration (if applicable): Alberta Corporate Access Number
N/A	N/A
9.	Current Jurisdiction Information
Name of Corporation: Focus Impact Acquisition Corp. Registration Number in Current Jurisdiction: 5219712 Jurisdiction: Delaware Date of Formation in Current Jurisdiction: February 23, 2021
10.	Business Number (If a business number is not provided, CRA will assign as new business number)
N/A
11.	Date Authorized:	, 2023
Month / Day / Year

12.	Authorized Representative/Authorized Signing Authority for the Corporation
Name & Title of Person Authorizing (please print)	Address: (including postal code)	Authorized Signature

•	•
•

This information is being collected for the purposes of corporate registry records in accordance with the Business Corporations Act. Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Coordinator for Alberta Registries, Research and Program Support, Box 314 , Edmonton, Alberta T5J 4L4, (780) 427-7013.

SHARE STRUCTURE
Attached to and Forming Part of
the Articles of DevvStream Corp.
The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series.
1.	COMMON SHARES
Subject to the rights, privileges, restrictions and conditions which attach to any other class of shares of the Corporation, the Common Shares, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:
1.1	Voting Rights
Each holder of Common Shares shall be entitled to notice of and to attend (including, if applicable, virtually) any meeting of the shareholders of the Corporation. Holders of Common Shares shall be entitled to vote at any meeting of the shareholders of the Corporation, and at each such meeting, shall be entitled to one vote in respect of each Common Share held, except for a meeting of which only holders of another particular class or series of shares of the Corporation shall have the right to vote.
1.2	Dividends and Distributions
Holders of Common Shares shall be entitled to receive, as and when declared by the Board, dividends or other distributions in cash or otherwise, subject to the rights, privileges, restrictions, and conditions attached to the Preferred Shares of any series or any other class or series of stock having a preference over the Common Shares with respect to the payment of dividends.
1.3	Liquidation, Dissolution or Winding-Up
In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Common Shares shall, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Common Shares, be entitled to participate ratably in the remaining property of the Corporation (on a per share basis).
2.	PREFERRED SHARES
The rights, privileges, restrictions and conditions attaching to the Preferred Shares, as a class, shall be as follows:
1.	Issuance in Series
1.1.
Subject to the filing of Articles of Amendment in accordance with the Business Corporations Act (Alberta) (the “Act”), the Board of Directors may at any time and from time to time issue the Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the Board of Directors.

1.2.
Subject to the filing of Articles of Amendment in accordance with the Act, the Board of Directors may from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

OTHER RULES OR PROVISIONS
Attached to and Forming Part of
the Articles of DevvStream Corp.
1.
The directors of the Corporation may appoint one or more directors of the Corporation but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders of the Corporation. Any directors of the Corporation appointed pursuant to the previous sentence shall hold office for a term expiring not later than the close of the next annual meeting of shareholders

2.
Shareholders meetings may be held anywhere inside or outside of Alberta, (i) entirely in person; or (ii) entirely by electronic means; or (iii) both in person and by electronic means, in all cases as the directors determine by resolution from time to time.

3.
Except as otherwise provided in these Articles or except as provided in the Business Corporations Act (Alberta) or other applicable law, any shares entitled to vote on any matter shall vote together as if they were shares of a single class.

4.
To the extent required by applicable laws, the Corporation and/or its transfer agent may deduct and withhold any tax. To the extent any amounts are so withheld and are timely remitted to the applicable governmental authority, such amounts shall be treated for all purposes herein as having been paid to the person otherwise entitled thereto.

Notice of Address and
Notice of Agent for Service
Business Corporations Act
Sections 20 and 20.1
1.	Name of Corporation
DevvStream Corp.
2.	Address of Registered Office (Street address, including postal code, or legal land description)
#1700, 421 – 7th Avenue S.W. Calgary, AB T2P 4K9
3.	Records Office (Street address, including postal code, or legal land description)
#1700, 421 – 7th Avenue S.W. 888 - 3rd Street S.W. Calgary, AB T2P 4K9
4.	Agent for Service (Full name and street address, including postal code and email address)
Paul Barbeau McMillan LLP #1700, 421 – 7th Avenue S.W. Calgary, AB T2P 4K9 Email: annual.returns@McMillan.ca
5.	Email Address for Annual Return Reminders
annual.returns@Mcmillan.ca
6.	Date Authorized:	, 2023
Month / Day / Year

(Authorized Signatory)	(Print Name & Title of Authorized Person)
This information is being collected for the purposes of corporate registry records in accordance with the Business Corporations Act Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Coordinator for Alberta Registries, Research and Program Support, Box 3140, Edmonton, Alberta T5J 2G7, (780) 427- 7013.
REG 3016 (2001/09)

Notice of Directors
Business Corporations Act
Section 106
1.	Name of Corporation
DevvStream Corp.
2.	On the date of Continuance the following persons were appointed Director(s):
Name of Director (Last, First, Second)	Mailing Address (including postal code)
•	•
•	•
3.	The following persons ceased to hold office as Director(s) on	N/A	:
year / month / day
Name of Director (Last, First, Second)	Mailing Address (including postal code)

4.	As of this date, the Director(s) of the corporation are:
Name of Director (Last, First, Second)	Mailing Address (including postal code)
•	•
•	•
5.	Date Authorized:	, 2023
Month / Day / Year
•
(Authorized Signatory)	(Print Name & Title of Authorized Person)
This information is being collected for the purposes of corporate registry records in accordance with the Business Corporations Act Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Coordinator for Alberta Registries, Research and Program Support, Box 3140, Edmonton, Alberta T5J 2G7, (780) 427- 7013.
REG 3016 (2001/09)

Annex C
DEVVSTREAM CORP.

BY-LAW NO. 1
ARTICLE 1
INTERPRETATION
Section 1.1 Definitions.
As used in this by-law, the following terms have the following meanings:
“Act” means the Business Corporations Act (Alberta) and the regulations under the Act, all as amended, re-enacted or replaced from time to time.
“Authorized Signatory” has the meaning specified in Section 2.2.
“Corporation” means DevvStream Corp.
“person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental or regulatory entity, and pronouns have a similarly extended meaning.
“recorded address” means (i) in the case of a shareholder or other securityholder, the shareholder’s or securityholder’s latest address as shown in the records of the Corporation, (ii) in the case of joint shareholders or other joint securityholders, the address appearing in the records of the Corporation in respect of the joint holding or, if there is more than one address in respect of the joint holding, the first address that appears, and (iii) in the case of a director, officer or auditor, the person’s latest address as shown in the records of the Corporation or, if applicable, the last notice filed with the Director under the Act, whichever is the most recent.
“show of hands” means, in connection with a meeting, a show of hands by persons present at the meeting, the functional equivalent of a show of hands by telephonic or electronic means and any combination of such methods.
Terms used in this by-law that are defined in the Act have the meanings given to such terms in the Act.
Section 1.2 Interpretation.
The division of this by-law into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation. Words importing the singular number include the plural and vice versa. Any reference in this by-law to gender includes all genders. In this by-law the words “including”, “includes” and “include” means “including (or includes or include) without limitation”.
Section 1.3 Subject to Act and Articles.
This by-law is subject to, and should be read in conjunction with, the Act and the articles. If there is any conflict or inconsistency between any provision of the Act or the articles and any provision of this by-law, the provision of the Act or the articles will govern.
ARTICLE 2
BUSINESS OF THE CORPORATION
Section 2.1 Financial Year.
The financial year of the Corporation ends on such date of each year as the directors determine from time to time.
Section 2.2 Execution of Instruments and Voting Rights.
Contracts, documents and instruments may be signed on behalf of the Corporation, either manually or by facsimile or by electronic means, (i) by any one director or officer or (ii) by any other person authorized by the directors from time to time (each person referred to in (i) and (ii) is an “Authorized Signatory”). Voting rights for securities held by the Corporation may be exercised on behalf of the Corporation by any one Authorized Signatory. In addition, the directors may, from time to time, authorize any person or persons (i) to sign contracts, documents and instruments generally on behalf of the Corporation or to sign specific contracts, documents or instruments on behalf of the Corporation and (ii) to exercise voting rights for securities held by the Corporation generally or to exercise voting rights for specific securities held by the Corporation. Any Authorized Signatory, or other person authorized to sign any contract, document or instrument on behalf of the Corporation, may affix the corporate seal, if any, to any contract, document or instrument when required.
As used in this Section, the phrase “contracts, documents and instruments” means any and all kinds of contracts, documents and instruments in written or electronic form, including cheques, drafts, orders, guarantees, notes, acceptances and bills of exchange, deeds, mortgages, hypothecs, charges, conveyances, transfers, assignments, powers of attorney, agreements, proxies, releases, receipts, discharges and certificates and all other paper writings or electronic writings.
Section 2.3 Banking Arrangements.
The banking and borrowing business of the Corporation or any part of it may be transacted with such banks, trust companies or other firms or corporations as the directors determine from time to time. All such banking and borrowing business or any part of it may be transacted on the Corporation’s behalf under the agreements, instructions and delegations, and by the one or more officers and other persons, that the directors authorize from time to time. This paragraph does not limit in any way the authority granted under Section 2.2.
ARTICLE 3
DIRECTORS
Section 3.1 Place of Meetings.
Any or all meetings of directors may be held at any place in or outside Canada.
Section 3.2 Calling of Meetings.
A chair of the board, the chief executive officer, the president or any one or more directors may call a meeting of the directors at any time. Meetings of directors will be held at the time and place as the person(s) calling the meeting determine.
Section 3.3 Regular Meetings.
The directors may establish regular meetings of directors. Any resolution establishing such meetings will specify the dates, times and places of the regular meetings and will be sent to each director.
Section 3.4 Notice of Meeting.
Subject to this section, notice of the time and place of each meeting of directors will be given to each director not less than 24 hours before the time of the meeting. No notice of meeting is required for any regularly scheduled meeting except where the Act requires the notice to specify the purpose of, or the business to be transacted at, the meeting. Provided a quorum of directors is present, a meeting of directors may be held, without notice, immediately following the annual meeting of shareholders.
The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any person, or any error in any notice not affecting the substance of the notice, does not invalidate any resolution passed or any action taken at the meeting.
Section 3.5 Waiver of Notice.
A director may waive notice of a meeting of directors, any irregularity in a notice of meeting of directors or any irregularity in a meeting of directors. Such waiver may be given in any manner and may be given at any time either before or after the meeting to which the waiver relates. Waiver of any notice of a meeting of directors cures any irregularity in the notice, any default in the giving of the notice and any default in the timeliness of the notice.

Section 3.6 Quorum.
A majority of the number of directors in office or such greater or lesser number as the directors may determine from time to time, constitutes a quorum at any meeting of the directors. Where the Corporation has fewer than three directors, all directors must be present at any meeting of directors to constitute a quorum. Notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.
Section 3.7 Meeting by Telephonic, Electronic or Other Communication Facility.
If all the directors of the Corporation present at or participating in a meeting of directors consent, a director may participate in such meeting by means of a telephonic, electronic or other communication facility. A director participating in a meeting by such means is deemed to be present at the meeting. Any consent is effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the directors.
Section 3.8 Chair.
The chair of any meeting of directors is the first mentioned of the following officers that is a director and is present at the meeting:
(a)	the co-chairs of the board or any one of them;
(b)	the lead director, if any; or
(c)	the chief executive officer.
If no such person is present at the meeting, the directors present shall choose one of their number to chair the meeting.
Section 3.9 Secretary.
The corporate secretary, if any, will act as secretary at meetings of directors. If a corporate secretary has not been appointed or the corporate secretary is absent, the chair of the meeting will appoint a person, who need not be a director, to act as secretary of the meeting.
Section 3.10 Votes to Govern.
At all meetings of directors, every question shall be decided by a majority of the votes cast. In case of an equality of votes, the chair of the meeting is not entitled to a second or casting vote.
Section 3.11 Remuneration and Expenses.
The directors may determine from time to time the remuneration, if any, to be paid to a director for his or her services as a director. The directors are also entitled to be reimbursed for travelling and other out-of-pocket expenses properly incurred by them in attending directors meetings, committee meetings and shareholders meetings and in the performance of other duties of directors of the Corporation. The directors may also award additional remuneration to any director undertaking special services on the Corporation’s behalf beyond the services ordinarily required of a director by the Corporation.
A director may be employed by or provide services to the Corporation otherwise than as a director. Such a director may receive remuneration for such employment or services in addition to any remuneration paid to the director for his or her services as a director.
ARTICLE 4
COMMITTEES
Section 4.1 Committees of Directors.
The directors may appoint from their number one or more committees and delegate to such committees any of the powers of the directors except those powers that, under the Act, a committee of directors has no authority to exercise.
Section 4.2 Proceedings.
Meetings of committees of directors may be held at any place in or outside Canada. At all meetings of committees, every question shall be decided by a majority of the votes cast on the question. Unless otherwise determined by the directors, each committee of directors may make, amend or repeal rules and procedures to regulate its meetings including: (i) fixing its quorum, provided that quorum may not be less than a majority of its members; (ii) procedures for calling meetings; (iii) requirements for providing notice of meetings; (iv) selecting a chair for a meeting; and (v) determining whether the chair will have a deciding vote in the event there is an equality of votes cast on a question.
Subject to a committee of directors establishing rules and procedures to regulate its meetings, Section 3.1 to Section 3.11 inclusive apply to committees of directors, with such changes as are necessary.
ARTICLE 5
OFFICERS
Section 5.1 Appointment of Officers.
The directors may appoint such officers of the Corporation as they deem appropriate from time to time. The officers may include any of a chair or co-chairs of the board, a chief executive officer, a president, one or more vice-presidents, a chief financial officer, a chief investment officer, a chief corporate officer, a general counsel, a corporate secretary and a treasurer and one or more assistants to any of the appointed officers. No person may be the chair or co-chair of the board unless that person is a director.
Section 5.2 Powers and Duties.
Unless the directors determine otherwise, an officer has all powers and authority that are incident to his or her office. An officer will have such other powers, authority, functions and duties that are prescribed or delegated, from time to time, by the directors, or by other officers if authorized to do so by the directors. The directors or authorized officers may, from time to time, vary, add to or limit the powers and duties of any officer.
Section 5.3 Chair(s) of the Board.
If appointed, the chair or co-chairs of the board will preside at directors meetings and shareholders meetings in accordance with Section 3.8 and Section 7.9, respectively. The chair or co-chairs of the board will have such other powers and duties as the directors determine.
Section 5.4 Chief Executive Officer.
If appointed, the chief executive officer of the Corporation will have general powers and duties of supervision of the business and affairs of the Corporation. The chief executive officer will have such other powers and duties as the directors determine. Subject to Section 3.9 and Section 7.9, during the absence or disability of the corporate secretary or the treasurer, or if no corporate secretary or treasurer has been appointed, the chief executive officer will also have the powers and duties of the office of corporate secretary and treasurer, as the case may be.
Section 5.5 President.
If appointed, the president of the Corporation will have general powers and duties of supervision of the business and affairs of the Corporation. The president will have such other powers and duties as the directors determine.
Section 5.6 Corporate Secretary.
If appointed, the corporate secretary will have the following powers and duties: (i) the corporate secretary will give or cause to be given, as and when instructed, notices required to be given to shareholders, directors, officers, auditors and members of committees of directors; (ii) the corporate secretary may attend at and be the secretary of meetings of directors, shareholders, and committees of directors and will have the minutes of all proceedings at such meetings entered in the books and records kept for that purpose; and (iii) the corporate secretary will be the custodian of any corporate seal of the Corporation and the books, papers, records, documents, and instruments belonging to the Corporation, except when another officer or agent has been appointed for that purpose. The corporate secretary will have such other powers and duties as the directors or the chief executive officer of the Corporation determine.
Section 5.7 Treasurer.
If appointed, the treasurer of the Corporation will have the following powers and duties: (i) the treasurer will ensure that the Corporation prepares and maintains adequate accounting records in compliance with the Act; (ii) the treasurer will also be responsible for the deposit of money, the safekeeping of securities and the disbursement of the funds of the Corporation; and (iii) at the request of the directors, the treasurer will render an account of the Corporation’s financial transactions and of the financial position of the Corporation. The treasurer will have such other powers and duties as the directors or the chief executive officer of the Corporation determine.
Section 5.8 Removal of Officers.
The directors may remove an officer from office at any time, with or without cause. Such removal is without prejudice to the officer’s rights under any employment contract with the Corporation.
ARTICLE 6
PROTECTION OF DIRECTORS, OFFICERS AND OTHERS
Section 6.1 Limitation of Liability.
Subject to the Act and other applicable law, no director or officer is liable for: (i) the acts, omissions, receipts, failures, neglects or defaults of any other director, officer or employee; (ii) joining in any receipt or other act for conformity; (iii) any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation; (iv) the insufficiency or deficiency of any security in or upon which any of the monies of the Corporation shall be invested; (v) any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the monies, securities or effects of the Corporation shall be deposited; or (vi) any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation to his office.
Section 6.2 Indemnity.
The Corporation will indemnify to the fullest extent permitted by the Act (i) any director or officer of the Corporation, (ii) any former director or officer of the Corporation, (iii) any individual who acts or acted at the Corporation’s request as a director or officer, or in a similar capacity, of another entity, and (iv) their respective heirs and legal representatives. The Corporation is authorized to execute agreements in favour of any of the foregoing persons evidencing the terms of the indemnity. Nothing in this by-law limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.
Section 6.3 Insurance.
The Corporation may purchase and maintain insurance for the benefit of any person referred to in Section 6.2 against such liabilities and in such amounts as the directors may determine and as are permitted by the Act.
ARTICLE 7
SHAREHOLDERS
Section 7.1 Calling Annual and Special Meetings.
The board of directors (by way of a resolution passed at a meeting where there is a quorum of directors or by way of written resolution signed by all directors) have the power to call annual meetings of shareholders and special meetings of shareholders. A chair of the board or the chief executive officer may also call meetings of shareholders provided that the business to be transacted at such meeting has been approved by the board. Annual meetings of shareholders and special meetings of shareholders will be held on the date and at the time and place in or outside Alberta as the person(s) calling the meeting determine.
Section 7.2 Electronic Meetings.
Meetings of shareholders may be held by telephonic or electronic means. A shareholder who, through those means, votes at the meeting or establishes a communications link to the meeting is deemed for the purposes of the Act to be present at the meeting. The directors may establish procedures regarding the holding of meetings of shareholders by such means.

Section 7.3 Notice of Meetings.
The time period to provide notice of the time and place of a meeting of shareholders is not less than twenty-one (21) days and not more than fifty (50) days before the meeting.
The accidental omission to give notice of any meeting of shareholders to, or the non-receipt of any notice by, any person, or any error in any notice not affecting the substance of the notice, does not invalidate any resolution passed or any action taken at the meeting.
Section 7.4 Waiver of Notice.
A shareholder, a proxyholder, a director or the auditor and any other person entitled to attend a meeting of shareholders may waive notice of a meeting of shareholders, any irregularity in a notice of meeting of shareholders or any irregularity in a meeting of shareholders. Such waiver may be waived in any manner and may be given at any time either before or after the meeting to which the waiver relates. Waiver of any notice of a meeting of shareholders cures any irregularity in the notice, any default in the giving of the notice and any default in the timeliness of the notice.
Section 7.5 Representatives.
A representative of a shareholder that is a body corporate or an association will be recognized if (i) a certified copy of the resolution of the directors or governing body of the body corporate or association, or a certified copy of an extract from the by-laws of the body corporate or association, authorizing the representative to represent the body corporate or association is deposited with the Corporation, or (ii) the authorization of the representative is established in another manner that is satisfactory to the corporate secretary or the chair of the meeting.
Section 7.6 Persons Entitled to be Present.
The only persons entitled to be present at a meeting of shareholders are those persons entitled to vote at the meeting, the directors, the officers, the auditor of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or by-laws to be present at the meeting. Any other person may be admitted with the consent of the chair of the meeting or the persons present who are entitled to vote at the meeting.
Section 7.7 Quorum.
A quorum of shareholders is present at a meeting of shareholders if the holders of not less than 33 1∕3% of the votes entitled to be cast at the meeting are present in person or represented by proxy, irrespective of the number of persons actually present at the meeting.
Section 7.8 Proxies.
A proxy shall comply with the applicable requirements of the Act and other applicable law and will be in such form as the directors may approve from time to time or such other form as may be acceptable to the chair of the meeting at which the instrument of proxy is to be used. A proxy will be acted on only if it is deposited with the Corporation or its agent prior to the time specified in the notice calling the meeting at which the proxy is to be used or it is deposited with the corporate secretary, a scrutineer or the chair of the meeting or any adjournment of the meeting prior to the time of voting.
Section 7.9 Chair, Secretary and Scrutineers.
The chair of any meeting of shareholders is the first mentioned of the following officers that is present at the meeting:
(a)	the co-chairs of the board or any one of them;
(b)	the chief executive officer; or
(c)	the lead director, if any.
If no such person is present at the meeting, the persons present who are entitled to vote shall choose a director who is present, or a shareholder who is present, to chair the meeting.

The corporate secretary, if any, will act as secretary at meetings of shareholders. If a corporate secretary has not been appointed or the corporate secretary is absent, the chair of the meeting will appoint a person, who need not be a shareholder, to act as secretary of the meeting.
If desired, the chair of the meeting may appoint one or more persons, who need not be shareholders, to act as scrutineers at any meeting of shareholders. The scrutineers will assist in determining the number of shares held by persons entitled to vote who are present at the meeting and the existence of a quorum. The scrutineers will also receive, count and tabulate ballots and assist in determining the result of a vote by ballot, and do such acts as are necessary to conduct the vote in an equitable manner. The decision of a majority of the scrutineers shall be conclusive and binding upon the meeting and a declaration or certificate of the scrutineers shall be conclusive evidence of the facts declared or stated in it.
Section 7.10 Procedure.
The chair of a meeting of shareholders will conduct the meeting and determine the procedure to be followed at the meeting. The chair’s decision on all matters or things, including any questions regarding the validity or invalidity of a form of proxy or other instrument appointing a proxy, is conclusive and binding upon the meeting of shareholders.
Section 7.11 Manner of Voting.
Subject to the Act and other applicable law, any question at a meeting of shareholders shall be decided by a show of hands, unless a ballot on the question is required or demanded. Subject to the Act and other applicable law, the chair of the meeting may require a ballot or any person who is present and entitled to vote may demand a ballot on any question at a meeting of shareholders. The requirement or demand for a ballot may be made either before or after any vote on the question by a show of hands. A ballot will be taken in the manner the chair of the meeting directs. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. The result of such ballot shall be the decision of the shareholders upon the question.
In the case of a vote by a show of hands, each person present who is entitled to vote has one vote. If a ballot is taken, each person present who is entitled to vote is entitled to the number of votes that are attached to the shares which such person is entitled to vote at the meeting.
Section 7.12 Votes to Govern.
Any question at a meeting of shareholders shall be decided by a majority of the votes cast on the question unless the articles, the by-laws, the Act or other applicable law requires otherwise. In case of an equality of votes either when the vote is by a show of hands or when the vote is by a ballot, the chair of the meeting is not entitled to a second or casting vote.
Section 7.13 Adjournment.
The chair of any meeting of shareholders may, with the consent of the persons present who are entitled to vote at the meeting, adjourn the meeting from time to time and place to place, subject to such conditions as such persons may decide. Any adjourned meeting is duly constituted if held in accordance with the terms of the adjournment and a quorum is present at the adjourned meeting. Any business may be considered and transacted at any adjourned meeting which might have been considered and transacted at the original meeting of shareholders.
ARTICLE 8
ADVANCE NOTICE
Section 8.1 Nomination of Directors.
Subject only to the Act, for so long as the Corporation is a distributing corporation, only persons who are nominated in accordance with the procedures set out in this Section 8.1 shall be eligible for election as directors to the board of the Corporation. Nominations of persons for election to the board may be made for any annual meeting of shareholders, or for any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:
(a)	by or at the direction of the board, including pursuant to a notice of meeting;

(b)	by or at the direction or request of one or more shareholders pursuant to a requisition of shareholders made in accordance with the provisions of the Act; or
(c)	by any person (a “Nominating Shareholder”):
(i)
who, at the close of business on the date of the giving of the notice provided for in Section 8.3 below and on the record date for notice of such meeting, is entered in the Corporation’s securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and

(ii)	who complies with the notice procedures set forth in this Article 8.
Section 8.2 Timely Notice.
In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, such person must have given timely notice thereof (in accordance with Section 8.3 below) in proper written form to the board (in accordance with Section 8.4 below).
Section 8.3 Manner of Timely Notice.
To be timely, a Nominating Shareholder’s notice to the board must be made:
(a)
in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) that is the earlier of the date that a notice of meeting is filed for such meeting and the date on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the 10th day following the Notice Date; and

(b)
in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors of the Corporation (whether or not called for such purposes), not later than the close of business on the 15th day following the day that is the earlier of the date that a notice of meeting is filed for such meeting and the date on which the first public announcement of the date of the special meeting of shareholders was made.

Section 8.4 Proper Form of Notice.
To be in proper written form, a Nominating Shareholder’s notice to the board must set forth:
(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (a “Proposed Nominee”):
(i)	the name, age, business address and residential address of the person;
(ii)	the principal occupation or employment of the person for the past five years;
(iii)	the status of the person as a “resident Canadian” (as such term is defined in the Act);
(iv)
the class or series and number of shares which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(v)
full particulars regarding any contract, agreement, arrangement, understanding or relationship (collectively, “Arrangements”), including, without limitation, financial, compensation and indemnity related Arrangements, between the Proposed Nominee or any associate or affiliate of the Proposed Nominee and any Nominating Shareholder or any of its Representatives; and

(vi)
any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; and

(b)	as to the Nominating Shareholder giving the notice:
(i)	the name, age, business address and, if applicable, residential address of such Nominating Shareholder;

(ii)	full particulars of any proxy, contract, relationship, arrangement, agreement or understanding pursuant to which such Nominating Shareholder has a right to vote any shares; and
(iii)
any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to Applicable Securities Laws.

The Corporation may require any Proposed Nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such Proposed Nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Proposed Nominee.
All information to be provided in a timely notice pursuant to Section 8.3 above shall be provided as of the record date for determining shareholders entitled to vote at the meeting (if such date shall then have been publicly announced) and as of the date of such notice. The Nominating Shareholder shall update such information forthwith if there are any material changes in the information previously disclosed.
Section 8.5 Determination of Eligibility.
Subject to Section 8.6, no person shall be eligible for election as a director of the Corporation unless such person has been nominated in accordance with the provisions of this Article 8; provided, however, that nothing in this Article 8 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which such shareholder would have been entitled to submit a proposal pursuant to the Act. The chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.
Section 8.6 Waiver.
Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this Article 8.
Section 8.7 Terms.
For the purposes of this Section:
“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada;
“public announcement” means disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com; and
“Representatives” of a person means the affiliates and associates of such person, all persons acting jointly or in concert with any of the foregoing, and the affiliates and associates of any of such persons acting jointly or in concert, and “Representative” means anyone of them.
ARTICLE 9
SECURITIES
Section 9.1 Form of Security Certificates.
Subject to the Act, security certificates, if required, will be in the form that the directors approve from time to time or that the Corporation adopts.
Section 9.2 Transfer of Shares.
No transfer of a security issued by the Corporation will be registered except upon (i) presentation of the security certificate representing the security with an endorsement which complies with the Act, together with such reasonable assurance that the endorsement is genuine and effective as the directors may require, (ii) payment of all applicable taxes and fees and (iii) compliance with the articles of the Corporation. If no security certificate has been issued by the Corporation in respect of a security issued by the Corporation, clause (i) above may be satisfied by presentation of a duly executed security transfer power, together with such reasonable assurance that the security transfer power is genuine and effective as the directors may require.
Section 9.3 Transfer Agents and Registrars.
The Corporation may from time to time appoint one or more agents to maintain, for each class or series of securities issued by it in registered or other form, a central securities register and one or more branch securities registers. Such an agent may be designated as transfer agent or registrar according to their functions and one person may be designated both registrar and transfer agent. The Corporation may at any time terminate such appointment.
ARTICLE 10
PAYMENTS
Section 10.1 Payments of Dividends and Other Distributions.
Any dividend or other distribution payable in cash to shareholders will be paid by cheque or by electronic means or by such other method as the directors may determine. The payment will be made to or to the order of each registered holder of shares in respect of which the payment is to be made. Cheques will be sent to the registered holder’s recorded address, unless the holder otherwise directs. In the case of joint holders, the payment will be made to the order of all such joint holders and, if applicable, sent to them at their recorded address, unless such joint holders otherwise direct. The sending of the cheque or the sending of the payment by electronic means or the sending of the payment by a method determined by the directors in an amount equal to the dividend or other distribution to be paid less any tax that the Corporation is required to withhold will satisfy and discharge the liability for the payment, unless payment is not made upon presentation, if applicable.
Section 10.2 Non-Receipt of Payment.
In the event of non-receipt of any payment made as contemplated by Section 10.1 by the person to whom it is sent, the Corporation may issue re-payment to such person for a like amount. The directors may determine, whether generally or in any particular case, the terms on which any re-payment may be made, including terms as to indemnity, reimbursement of expenses, and evidence of non-receipt and of title.
Section 10.3 Unclaimed Dividends.
To the extent permitted by law, any dividend or other distribution that remains unclaimed after a period of two years from the date on which the dividend has been declared to be payable is forfeited and will revert to the Corporation.
ARTICLE 11
FORUM SELECTION AND CORPORATE OPPORTUNITIES
Section 11.1 Forum of Adjudication of Certain Disputes.
Unless the Corporation consents in writing to the selection of an alternative forum, the Courts of the Province of Alberta, Canada and the appellate Courts therefrom, shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Act, or the Corporation’s articles or by-laws (as the same may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the Corporation’s “affairs” (as such term is defined in the Act). If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of Alberta (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to: (i) the personal jurisdiction of the provincial and federal Courts located within the Province of Alberta in connection with any action or proceeding brought in any such Court to enforce the preceding sentence; and (ii) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder.

Section 11.2 Corporate Opportunities.
(1)
The Corporation renounces, to the maximum extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director or officer of the Corporation (or any of its subsidiaries) who is also a director or officer of another company or corporation (or of any subsidiaries thereof) (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director or officer of the Corporation or a subsidiary thereof.

(2)
The Corporation may enter into agreements with other parties regarding the allocation of corporate opportunities. To the maximum extent permissible under applicable law, no director or officer shall have any liability for complying or attempting to comply in good faith with the provisions thereof (which may involve, among other things, not bringing potential transactions to the attention of the Corporation).

ARTICLE 12
MISCELLANEOUS
Section 12.1 Notices.
Any notice, communication or document required to be given, delivered or sent by the Corporation to any director, officer, shareholder or auditor is sufficiently given, delivered or sent if delivered personally, or if delivered to the person’s recorded address, or if mailed to the person at the person’s recorded address by prepaid mail, or if otherwise communicated by electronic means permitted by the Act. The directors may establish procedures to give, deliver or send a notice, communication or document to any director, officer, shareholder or auditor by any means of communication permitted by the Act or other applicable law. In addition, any notice, communication or document may be delivered by the Corporation in the form of an electronic document.
Section 12.2 Notice to Joint Holders.
If two or more persons are registered as joint holders of any security, any notice may be addressed to all such joint holders but notice addressed to one of them constitutes sufficient notice to all of them.
Section 12.3 Computation of Time.
In computing the date when notice must be given when a specified number of days’ notice of any meeting or other event is required, the date of giving the notice is excluded and the date of the meeting or other event is included.
Section 12.4 Persons Entitled by Death or Operation of Law.
Every person who, by operation of law, transfer, death of a securityholder or any other means whatsoever, becomes entitled to any security, is bound by every notice in respect of such security which has been given to the securityholder from whom the person derives title to such security. Such notices may have been given before or after the happening of the event upon which they became entitled to the security.
ARTICLE 13
EFFECTIVE DATE
Section 13.1 Effective Date.
This by-law comes into force when made by the directors in accordance with the Act.
Section 13.2 Repeal.
All previous by-laws of the Corporation are repealed as of the coming into force of this by-law. Such repeal shall not affect the previous operation of any by-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under any such by-law prior to its repeal.

This by-law was made by resolution of the directors in connection with the continuance of the Corporation into Alberta on       , 202 .

Authorized Signatory
This by-law was confirmed by ordinary resolution of the shareholders in connection with the continuance of the Corporation into Alberta on       , 202 .

Authorized Signatory

Annex D
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), is made and entered into by and among DevvStream Corp. (formerly known as Focus Impact Acquisition Corp.), a company existing under the laws of the Province of Alberta (the “Company”), Focus Impact Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Legacy Devvstream Holders on the signature page hereto (each a “Legacy Devvstream Holder” and, collectively, the “Legacy Devvstream Holders” and, together with Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6(e) of this Agreement, each a “Holder” and collectively the “Holders”).
RECITALS
WHEREAS, the Company, Focus Impact Amalco Sub Ltd., a company existing under the Laws of the Province of British Columbia and a wholly-owned subsidiary of the Company (“Amalco Sub”), and DevvStream Holdings Inc., a company existing under the laws of the Province of British Columbia (“Legacy Devvstream”), are party to that certain Business Combination Agreement, dated as of September 12, 2023 (the “Business Combination Agreement”), pursuant to which, on the date hereof, Legacy Devvstream and the Company combined (as further described in the Business Combination Agreement, the “Business Combination”) by way of an arrangement on the terms and subject to the conditions set forth in a plan of arrangement under Section 288 of the Business Corporations Act (British Columbia), pursuant to which, among other things, Amalco Sub and Legacy Devvstream amalgamated to form one corporate entity;
WHEREAS, pursuant to the Business Combination Agreement and in connection with the consummation of the Business Combination, the Legacy Devvstream Holders received shares of Common Stock (as defined herein) (the “Business Combination Shares”);
WHEREAS, immediately following the consummation of the Business Combination, the Sponsor held an aggregate of [•] shares of Common Stock (as defined herein) (the “Sponsor Shares”) and [•] private placement warrants to purchase shares of Common Stock at an exercise price of $11.50 per share (the “Sponsor Warrants”);
WHEREAS, the Company and the Sponsor are parties to that certain Registration and Stockholder Rights Agreement, dated as of November 1, 2021 (the “Prior Agreement”);
WHEREAS, pursuant to Section 6.8 of the Prior Agreement, the provisions, covenants and conditions set forth in the Prior Agreement may be amended or modified upon the written consent of the Company and the holders of at least a majority in interest of the registrable securities under the Prior Agreement at the time in question and the Sponsor is the holder of at least a majority in interest of such registrable securities as of the date hereof; and
WHEREAS, in connection with the consummation of the Business Combination, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual premises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,
IT IS AGREED as follows:
1. DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall have the meaning set forth in the Preamble hereof.

“Amalco Sub” shall have the meaning set forth in the Preamble hereof.
“Blackout Period” shall have the meaning set forth in Section 2(e)(ii).
“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction and without a lock-up agreement of more than forty-five (45) days to which the Company is a party (including, for the avoidance of doubt, any lock-up or clear market covenant contained in the underwriting agreement for such transaction).
“Board” shall mean the Board of Directors of the Company.
“Business Combination” shall have the meaning set forth in the Recitals hereof.
“Business Combination Agreement” shall have the meaning set forth in the Recitals hereof.
“Business Combination Shares” shall have the meaning set forth in the Recitals hereof.
“Business Day” shall mean any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York and the Provinces of Ontario and Alberta, Canada.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall mean the Company’s common shares, par value $0.0001 per share.
“Company” shall have the meaning set forth in the Preamble hereof.
“Demanding Holder” shall have the meaning set forth in Section 2(a)(iv).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any corresponding provision of succeeding law) and the rules and regulations thereunder.
“FINRA” shall mean the Financial Industry Regulatory Authority.
“Holder” shall have the meaning set forth in the Preamble hereof.
“In-Kind Distribution” shall have the meaning set forth in Section 6(e).
“Legacy Devvstream” shall have the meaning set forth in the Recitals hereof.
“Legacy Devvstream Holders” shall have the meaning set forth in the Preamble hereof.
“Legal Dispute” shall have the meaning set forth in Section 6(j).
“Liabilities” shall have the meaning set forth in Section 4(a)(i).
“Maximum Threshold” shall have the meaning set forth in Section 2(a)(v).
“Minimum Takedown Threshold” shall have the meaning set forth in Section 2(a)(iv).
“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“New Registration Statement” shall have the meaning set forth in Section 2(a)(i).
“Non-Holder Securities” shall have the meaning set forth in Section 2(a)(v).
“Other Coordinated Offering” shall have the meaning set forth in Section 2(c)(i).
“Person” shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any governmental entity.
“Piggyback Registration” shall have the meaning set forth in Section 2(b)(i).
“Prior Agreement” shall have the meaning set forth in the Recitals hereof.

“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including without limitation, any prospectus subject to completion and a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act and any term sheet filed pursuant to Rule 434 under the Securities Act), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference or deemed to be incorporated by reference in such prospectus or prospectuses.
“Registrable Securities” shall mean (a) the Sponsor Shares, (b) the Sponsor Warrants (including any shares of Common Stock issued or issuable upon the exercise of the Sponsor Warrants), (c) any outstanding shares of Common Stock or Warrants held by a Holder immediately following the consummation of the Business Combination (including the Common Stock constituting a portion of the Business Combination Shares), (d) any shares of Common Stock that may be acquired by Holders upon the exercise of a Warrant or other right to acquire Common Stock held by a Holder as of the date of this Agreement, (e) any shares of Common Stock or Warrants otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (f) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a) through (e) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that such Registrable Securities shall cease to be Registrable Securities with respect to any Holder upon the earliest to occur of (x) when such Registrable Securities shall have been sold, transferred, disposed of or exchanged by such Holder in a transaction effected in accordance with, or exempt from, the registration requirements of the Securities Act, and (y) the date on which such securities shall have ceased to be outstanding.
“Registration” shall mean a registration, including any related Underwritten Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Statement” means any registration statement of the Company filed with the Commission under the Securities Act which covers any Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference or deemed to be incorporated by reference in such Registration Statement.
“Sale Expenses” shall mean (a) the fees and disbursements of counsel and independent public accountants for the Company incurred in connection with the Company’s performance of or compliance with this Agreement, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, and any premiums and other costs of policies of insurance obtained by the Company against Liabilities arising out of the sale of any securities, (b) all registration, filing and stock exchange fees, all fees and expenses of complying with securities or “blue sky” laws (including any legal investment memoranda related thereto), all fees and expenses of custodians, transfer agents and registrars, all printing and producing expenses, messenger and delivery expenses, (c) expenses relating to any analyst or Holder presentations or any “road shows” undertaken in connection with the marketing or selling of Registrable Securities, (d) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” (e) costs of any selling agreements and other documents in connection with the offering, sale or delivery of Registrable Securities, (f) the reasonable fees and disbursements of one legal counsel for all Holders participating in any Underwritten Offering, (g) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities and (h) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties); provided, however, that “Sale Expenses” shall not include any out-of-pocket expenses of any Holder (other than as set forth in clauses (b) and (f) above), transfer taxes, underwriting or brokerage commissions or discounts associated with effecting any sales of Registrable Securities that may be offered, which expenses shall be borne by such Holder.
“SEC Guidance” shall have the meaning set forth in Section 2(a)(i).

“Securities Act” Securities Act of 1933, as amended.
“Shelf Registration Statement” shall have the meaning set forth in Section 2(a)(i).
“Shelf Takedown Limit” shall have the meaning set forth in Section 2(a)(iv).
“Sponsor” shall have the meaning set forth in the Preamble hereof.
“Sponsor Shares” shall have the meaning set forth in the Recitals hereof.
“Sponsor Warrants” shall have the meaning set forth in the Recitals hereof.
“Subsequent Shelf Registration” shall have the meaning set forth in Section 2(a)(ii).
“Suspension Period” shall have the meaning set forth in Section 2(e)(i).
“Underwritten Offering” shall mean a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.
“Underwritten Shelf Takedown” shall have the meaning set forth in Section 2(a)(iv).
“Warrants” shall mean warrants of the Company that entitle the holder to Common Stock (including, for the avoidance of doubt, the Sponsor Warrants).
“Withdrawal Notice” shall have the meaning set forth in Section 2(a)(vi).
2. REGISTERED OFFERINGS
(a) Registration Rights.
(i) Shelf Registration. Subject to Section 3(c), the Company agrees to file within sixty (60) days after the date of this Agreement, a shelf Registration Statement on Form S-1, or such other form under the Securities Act then available to the Company, providing for the resale of all Registrable Securities (determined as of two (2) business days prior to such filing) pursuant to Rule 415, from time to time (a “Shelf Registration Statement”). The Company shall use commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. The Shelf Registration Statement shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available (including, without limitation, an Underwritten Offering, a direct sale to purchasers or a sale through brokers or agents) to the Holders of any and all Registrable Securities. Following the filing of the Shelf Registration Statement, the Company shall use its commercially reasonable efforts to convert the Shelf Registration Statement on Form S-1 (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 as soon as practicable after the Company is eligible to use Form S-3. Notwithstanding the registration obligations set forth in this Section 2(a)(i), in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (A) inform each of the Holders and use its commercially reasonable efforts to file amendments to the Shelf Registration Statement as required by the Commission and/or (B) withdraw the Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-1 or Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including, without limitation, relevant Compliance and Disclosure Interpretations. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced pro rata, based on the number of Registrable Securities held by each Holder, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (A) or (B) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-1 or Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration Statement, as amended, or the New Registration Statement.
(ii) Subsequent Shelf Registration. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 2(e), use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement as a Shelf Registration Statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.
(iii) Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder that holds at least five percent (5.0%) of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf Registration Statement (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf Registration Statement or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year.
(iv) Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, any one or more Holders (any of the Holders being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided in each case that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $10.0 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Promptly (but in any event within five (5) days) after receipt of a request for Underwritten Shelf Takedown, the Company shall give written notice of the Underwritten Shelf Takedown to all other Holders. The Company shall have the right to select the underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Holders may collectively demand no more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2(a)(iv) in any 12-month period (the “Shelf Takedown Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Shelf Takedown pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

(v) Reduction of Underwritten Shelf Takedown. If, in connection with an Underwritten Offering that is effectuated for the account of stockholders of the Company, including pursuant to Section 2(a)(iv), in which Registrable Securities are included, the managing underwriters of such Underwritten Offering advise the Company in writing that, in their opinion and in consultation with the Company, the number of Registrable Securities requested to be included in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering and/or that the number of Registrable Securities proposed to be included in any such Underwritten Offering would adversely affect the price per share of the Company’s equity securities to be sold in such Underwritten Offering (such maximum number of securities or Registrable Securities, as applicable, the “Maximum Threshold”), then the number of Registrable Securities to be included in such Underwritten Offering shall be allocated among the Holders and holders of Non-Holder Securities as follows: (A) first, the securities comprised of Registrable Securities, pro rata, based on the amount of such Registrable Securities initially requested to be included by the Holders (pursuant to either Section 2(a)(iv) or 2(b)(i)) or as such Holders may otherwise agree, that can be sold without exceeding the Maximum Threshold; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), the equity securities of a holder of the Company’s securities other than Registrable Securities (“Non-Holder Securities”) that either (1) the Company is obligated to include pursuant to written contractual rights entered into prior to or on the date hereof or (2) such other contractual rights governing the applicable Non-Holder Securities, pro rata, based on the amount of such equity securities initially requested to be included by the holders of Non-Holder Securities or as such holders of Non-Holder Securities may otherwise agree, that can be sold without exceeding the Maximum Threshold; (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A) and (B), Non-Holder Securities that the Company is obligated to include pursuant to written contractual rights entered into after the date hereof that do not comply with clause (B)(2) above, that can be sold without exceeding the Maximum Threshold; and (D) fourth, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Threshold. Notwithstanding this Section 2(a)(v), the Sponsor shall be entitled to initiate one Underwritten Shelf Takedown pursuant to which it shall be entitled to sell all Registrable Securities it requests to be included in such offering, prior to the application of the reduction principles set forth in clauses (A) through (D) above; provided, however, that the number of Registrable Securities so requested by the Sponsor shall not exceed the Maximum Threshold.
(vi) Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the underwriter or underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2(a)(iv), unless the Holder reimburses the Company for all Sale Expenses with respect to such Underwritten Shelf Takedown; provided that, if a Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Holders for purposes of Section 2(a)(iv). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Sale Expenses incurred in connection with a Underwritten Shelf Takedown prior to its withdrawal under this Section 2(a)(vi), other than if a Demanding Holder elects to pay such Sale Expenses pursuant to the second sentence of this Section 2(a)(vi).
(b) Piggyback Rights.
(i) Right to Piggyback. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2(a)(iv)), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration Statement, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2(b)(ii), the Company shall cause all such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2(b)(i) to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the underwriter(s) selected for such Underwritten Offering by the Company.
(ii) Reduction of Offering. If the managing underwriter or underwriters in an Underwritten Offering that is to be a Piggyback Registration advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the Non-Holder Securities as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements (including any other applicable contractual piggy-back registration rights) and (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2(b) exceeds the Maximum Threshold, then:
(A) If the Registration or registered offering is initiated by the Company primarily for its own account, the number of shares of Common Stock to be included in such Underwritten Offering shall be allocated as follows: (A) first, the shares of Common Stock or other securities to be sold by the Company; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities hereunder pro rata, based on the number of shares of such Common Stock initially requested to be included by the Holders that can be sold without exceeding the Maximum Threshold; and (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A) and (B), Non-Holder Securities that the Company is obligated to include pursuant to separate written contractual rights that can be sold without exceeding the Maximum Threshold;
(B) If the Registration or registered offering is initiated for the account of stockholders of the Company other than the Holders of Registrable Securities, the number of shares of Common Stock to be included in such Underwritten Offering shall be allocated as follows: (A) first, the Non-Holder Securities that the Company is obligated to include pursuant to written contractual rights that provide that such securities must be included on a pari passu basis to the Registrable Securities, and any Registrable Securities requested to be included, pro rata, based on the amount of such securities initially requested to be included or as such holders of Non-Holder Securities and Registrable Securities may otherwise agree, that can be sold without exceeding the Maximum Threshold; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), Non-Holder Securities that the Company is obligated to include pursuant to written contractual rights entered into after the date hereof that do not comply with clause (A) above, that can be sold without exceeding the Maximum Threshold; and (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Threshold; and

(C) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2(a)(iv), then the Company shall include in any such Registration or registered offering securities pursuant to Section 2(a)(v).
(iii) Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2(a)(vi)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration Statement, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf Registration Statement) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2(a)(vi)), the Company shall be responsible for the Sale Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2(b)(iii).
(iv) Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2(a)(vi), any Piggyback Registration effected pursuant to Section 2(b) shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2(a)(iv).
(c) Block Trades; Other Coordinated Offerings.
(i) Block Trades. Notwithstanding the foregoing, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (A) a Block Trade or (B) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case with a total offering price reasonably expected to exceed, in the aggregate, either (x) $10.0 million or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2(a)(iv), such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering; provided further that in the case of such underwritten Block Trade or Other Coordinated Offering, only such Holder shall have a right to notice of and to participate in such offering.
(ii) Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the underwriter or underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. If withdrawn, a demand for a Block Trade or Other Coordinated Offering shall constitute a demand for an Underwritten Shelf Takedown, unless the Holder reimburses the Company for all Sale Expenses with respect to such Block Trade or Other Coordinated Offering.
(iii) Cap on Block Trades and Other Coordinated Offerings. Any Registration effected pursuant to this Section 2(c) shall be deemed an Underwritten Shelf Takedown and counted towards the Shelf Takedown Limit. Notwithstanding anything to the contrary in this Agreement, Section 2(b) shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement. Provided, however, a Block Trade or Other Coordinated Offering shall not be deemed an Underwritten Shelf Takedown and shall not count towards the Shelf Takedown Limit if the Company is not required to take any of the actions described in subsections (v), (vi) and (xi) of Section 3(a) in connection with such Block Trade or Other Coordinated Offering.

(d) Continued Effectiveness. The Company shall use commercially reasonable efforts to keep any Registration Statement continuously effective for the period beginning on the date on which such Registration Statement is declared effective and ending on the date that all of Registrable Securities registered under the Registration Statement cease to be Registrable Securities. During the period that such Registration Statement is effective, the Company shall use commercially reasonable efforts to supplement or make amendments to the Registration Statement, if required by the Securities Act or if reasonably requested by Holder (whether or not required by the form on which the securities are being registered), including to reflect any specific plan of distribution or method of sale, and shall use its commercially reasonable efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.
(e) Suspension Period; Blackout Period.
(i) Misstatement. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).
(ii) Other Suspension. Notwithstanding any provision of this Agreement to the contrary, if the Board determines in good faith that any use of a Registration Statement or Prospectus hereunder involving Registrable Securities would (i) reasonably be expected to, in the good faith judgment of the majority of the Board, after consultation with counsel to the Company, materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, disposition, merger, corporate reorganization, segment reclassification or discontinuance of operations that is required to be reflected in pro forma or restated financial statements that amends historical financial statements of the Company, or other significant transaction or any negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its subsidiaries; (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control; or (iii) require, after consultation with counsel to the Company, the disclosure of material non-public information, the disclosure of which would (x) not be required to be made if a Registration Statement were not being used and (y) reasonably be expected to materially and adversely affect the Company, then the Company shall be entitled to suspend, for not more than sixty (60) consecutive days (any such period, a “Blackout Period”), but in no event more than two (2) times in any consecutive twelve (12) month period (which periods may be successive), commencing on the date of this Agreement, the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference. The Company promptly will give written notice of any such Blackout Period to the Holders.
(f) Sale Expenses. All Sale Expenses of any Holder incurred in connection with Section 2 and Section 3 shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and, other than as set forth in the definition of “Sale Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
(g) Market Stand-Off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), each Holder that holds greater than five percent (5%) of the outstanding Common Stock that is given an opportunity to participate in the Underwritten Offering pursuant to the terms of this Agreement and participates in such Underwritten Offering and each Holder that is an executive officer or director of the Company agrees that it shall not transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the underwriters managing the offering otherwise agree by written consent. Each Holder that holds greater than five percent (5%) of the outstanding Common Stock and participates in such Underwritten Offering or is an executive officer or director of the Company agrees to execute a customary lock-up agreement in favor of the underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

3. PROCEDURES
(a) In connection with the filing of any Registration Statement or sale of Registrable Securities as provided in this Agreement, the Company shall use commercially reasonable efforts to, as expeditiously as reasonably practicable:
(i) notify promptly the Holders and, if requested by a Holder, confirm such advice in writing promptly at the address determined in accordance with Section 6(d), (A) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (B) if, between the effective date of a Registration Statement and the closing of any sale of Registrable Securities covered thereby, the representations and warranties of the Company contained in any underwriting agreement, securities sales agreement or other similar agreement, if any, relating to the offering cease to be true and correct in all material respects, (C) of the happening of any event or the discovery of any facts during the period a Registration Statement is effective as a result of which such Registration Statement or any document incorporated by reference therein contains any Misstatement or alleged Misstatement (which information shall be accompanied by an instruction to suspend the use of the Registration Statement and the prospectus until the requisite changes have been made), (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (E) of the filing of a post-effective amendment to such Registration Statement;
(ii) furnish each Holder’s legal counsel, if any, copies of any comment letters relating to such Holder received from the Commission or any other request by the Commission or any state securities authority for amendments or supplements to a Registration Statement and prospectus or for additional information relating to such Holder;
(iii) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement as promptly as practicable;
(iv) upon the occurrence of any event or the discovery of any facts, as contemplated by Section 3(a)(i)(C), as promptly as practicable after the occurrence of such an event, use its commercially reasonable efforts to prepare a supplement or post-effective amendment to the Registration Statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Registrable Securities, such prospectus will not contain at the time of such delivery any Misstatement or alleged Misstatement. At such time as such public disclosure is otherwise made or the Company determines that such disclosure is not necessary, in each case to correct any Misstatement, the Company agrees promptly to notify the Holders of such determination and to furnish any Holder such number of copies of the prospectus as amended or supplemented, as such Holder may reasonably request;
(v) enter into agreements in customary form (including underwriting agreements) and take all other reasonable and customary appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities regardless of whether an underwriting agreement is entered into and regardless of whether the registration is an underwritten registration, including:
(A) for an Underwritten Offering, making such representations and warranties to the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar Underwritten Offerings as may be reasonably requested by them;
(B) for an Underwritten Offering, obtaining opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to any managing underwriter(s) and their counsel) addressed to the underwriters, if any, covering the matters customarily covered in opinions requested in Underwritten Offerings and such other matters as may be reasonably requested by the underwriter(s);
(C) for an Underwritten Offering, obtaining “comfort” letters and updates thereof from the Company’s independent registered public accounting firm (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements are, or are required to be, included in the Registration Statement) addressed to the underwriter(s), such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters to underwriters in connection with similar Underwritten Offerings;

(D) entering into a securities sales agreement with the Holder(s) and an agent of Holder(s) providing for, among other things, the appointment of such agent for the Holder(s) for the purpose of soliciting purchases of Registrable Securities, which agreement shall be in form, substance and scope customary for similar offerings;
(E) if an underwriting agreement is entered into, using commercially reasonable efforts to cause the same to set forth indemnification provisions and procedures substantially similar to the indemnification provisions and procedures set forth in Section 4 with respect to the underwriters or, at the request of any underwriters, in the form customarily provided to underwriters in similar types of transactions; and
(F) delivering such documents and certificates as may be reasonably requested and as are customarily delivered in similar offerings to the managing underwriters, if any;
(vi) make available for inspection by any underwriter participating in any disposition pursuant to a Registration Statement, the Holders’ legal counsel and any accountant retained by a Holder, all financial and other records, pertinent corporate documents and properties or assets of the Company reasonably requested by any such Persons (excluding all trade secrets and other proprietary or privileged information) to the extent required for the offering, and cause the respective officers, directors, employees, and any other agents of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with a Registration Statement, and make such representatives of the Company available for discussion of such documents as shall be reasonably requested by the Company; provided, however, that the Holders’ legal counsel, if any, and the representatives of any underwriters will use commercially reasonable efforts, to the extent reasonably practicable, to coordinate the foregoing inspection and information gathering and to not unreasonably disrupt the Company’s business operations;
(vii) a reasonable time prior to filing any Registration Statement, any prospectus forming a part thereof, any amendment to such Registration Statement, or amendment or supplement to such prospectus, provide copies of such document to the underwriter(s) of an Underwritten Offering of Registrable Securities; within five (5) Business Days after the filing of any Registration Statement, provide copies of such Registration Statement to any Holder’s legal counsel upon request; consider in good faith making any changes requested and make such changes in any of the foregoing documents as are legally required prior to the filing thereof, or in the case of changes received from any Holder’s legal counsel by filing an amendment or supplement thereto, as the underwriter or underwriters, or in the case of changes received from a Holder’s legal counsel relating to such Holder or the plan of distribution of Registrable Securities, as such Holder’s legal counsel reasonably requests prior to the effectiveness of the applicable Registration Statement; not file any such document in a form to which any underwriter shall not have previously been advised and furnished a copy of; not include in any amendment or supplement to such documents any information about any Holders or any change to the plan of distribution of Registrable Securities that would limit the method of distribution of Registrable Securities unless such Holder’s legal counsel has been advised in advance and has approved such information or change (it being understood that any Holder that determines not to approve the inclusion of such change or information that has been specifically requested by the Commission will not have its Registrable Securities included in such Registration Statement and the Company shall not be in breach of this Agreement as a result of such exclusion); and reasonably during normal business hours make the representatives of the Company available for discussion of such document as shall be reasonably requested by the Holders’ legal counsel, if any, on behalf of a Holder, Holder’s legal counsel or any underwriter;
(viii) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;
(ix) cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter and its counsel (including any “qualified independent underwriter” that is required to be retained in accordance with the rules and regulations of FINRA);
(x) if Registrable Securities are to be sold in an Underwritten Offering, include in the registration statement to be used all such information as may be reasonably requested by the underwriters for the marketing and sale of such Registrable Securities; and

(xi) in connection with an Underwritten Offering, use its reasonable efforts to cause the appropriate officers of the Company to (A) prepare and make presentations at any “road shows” and before analysts and (B) cooperate as reasonably requested by the underwriters in the offering, marketing or selling of Registrable Securities.
(b) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event or the discovery of any facts of the type described in Section 3(a)(i), each Holder will forthwith discontinue disposition of Registrable Securities pursuant to a Registration Statement relating to such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(a)(i), and, if so directed by the Company, each Holder will deliver to the Company (at the Company’s expense) all copies in such Holder’s possession, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities at the time of receipt of such notice.
(c) The Company may (as a condition to any Holder’s participation in an Underwritten Offering or Holder’s inclusion in a Registration Statement) require each Holder to furnish to the Company such information regarding the Holder and the proposed distribution by the Holder as the Company may from time to time reasonably request in writing.
4. INDEMNIFICATION
(a) Indemnification by The Company. The Company agrees to indemnify and hold harmless each Holder, and the respective officers, directors, partners, employees, representatives and agents of each Holder, and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) a Holder, as follows:
(i) against any and all loss, liability, claim, damage, judgment, actions, other liabilities and expenses whatsoever (the “Liabilities”), as incurred, arising out of any Misstatement contained in any Registration Statement (or any amendment or supplement thereto) pursuant to which Registrable Securities were registered under the Securities Act at the time such Registration Statement became effective, including all documents incorporated therein by reference;
(ii) against any and all Liabilities, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that any such settlement is effected with the written consent of the Company; and
(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by any indemnified party), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under Section 4(a)(i) or Section 4(a)(ii); provided, however, that the indemnity obligations in this Section 4(a) shall not apply to any Liabilities (A) to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Holder with the understanding that such information will be used in a Registration Statement (or any amendment thereto) or any prospectus (or any amendment or supplement thereto) or (B) to the extent they arise from the use of any Registration Statement during any Suspension Period or Blackout Period.
(b) Indemnification by the Holders. The Holders agree, severally and not jointly, to indemnify and hold harmless the Company, and each of its respective officers, directors, partners, employees, representatives and agents and any person controlling the Company, against any and all Liabilities described in the indemnity contained in Section 4(a), as incurred, but only with respect to Misstatements or alleged Misstatements made in the Registration Statement (or any amendment thereto) or any prospectus included therein (or any amendment or supplement thereto) in reliance upon and in conformity with written information with respect to such Holder furnished to the Company by such Holder with the understanding that such information will be used in the Registration Statement (or any amendment thereto) or such prospectus (or any amendment or supplement thereto); provided, however, that Holder shall not be liable for any claims hereunder in excess of the amount of net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

(c) Notices of Claims, etc. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party shall not relieve such indemnifying party from any Liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any Liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 4 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all Liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
(d) Contribution. If the indemnification provided for in this Section 4 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any Liabilities referred to therein, then each indemnifying party shall contribute to the aggregate amount of such Liabilities incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Holders, on the other hand, in connection with the statements or omissions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and the Holders, on the other hand, shall be determined by reference to, among other things, whether any Misstatement or alleged Misstatements relates to information supplied by the Company or a Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4. The aggregate amount of Liabilities incurred by an indemnified party and referred to above in this Section 4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 4, each Person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Holder, and each director of the Company, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.
5. TERMINATION. The rights of the Holders under this Agreement shall terminate in accordance with the terms of this Agreement and in any event, with respect to each Holder, the date on which such Holder or any of its permitted assignees no longer hold any Registrable Securities. Notwithstanding the foregoing, the obligations of the parties under Section 4 of this Agreement shall remain in full force and effect following such time.
6. MISCELLANEOUS
(a) Covenants Relating To Rule 144. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Exchange Act, the Company agrees to: (A) file with the SEC all reports and other documents required of the Company under Section 13(a) or 15(d) of the Exchange Act (at any time after it has become subject to such reporting requirements); and (B) furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (ii) such other information as may be reasonably requested by any Holder in order to avail itself of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
(b) No Inconsistent Agreements. The Company has not entered into, and the Company will not after the date of this Agreement enter into, any agreement which is inconsistent with the rights granted to the Holders pursuant to this Agreement or otherwise conflicts with the provisions of this Agreement, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other person other than pursuant to this Agreement.
(c) Amendment; Modification; Waiver. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Company and the Holders owning a majority in voting power of the then-outstanding Registrable Securities; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. The conditions to the respective obligations of each of the parties to this Agreement to consummate the transactions contemplated hereby are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that any such waiver shall only be effective if made in writing and executed by the party against whom the waiver is to be effective. No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder or under applicable law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by e-mail (return receipt requested), (b) on the next Business Day when sent by overnight courier or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties to this Agreement at the following addresses (or at such other address for a party to this Agreement as shall be specified by like notice):
If to a Holder, to the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this Section 6(d).
If to the Company to:

DevvStream Corp.
c/o DevvStream Holdings Inc.
2133-1177 West Hastings Street
Vancouver, BC V6E 2K3
Attention: [•]
E-mail: [•]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130
Attention: Shai Kalansky; Omar Pringle; Justin Salon
Email: skalansky@mofo.com; opringle@mofo.com; justinsalon@mofo.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Lauren M. Colasacco, P.C.; Peter Seligson, P.C.
Email: lauren.colasacco@kirkland.com; peter.seligson@kirkland.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.
(e) Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Other than with respect to registration rights provided hereunder which may be assigned by a Holder to its Affiliates, no party to this Agreement may assign its rights under this Agreement without the prior written consent of the other parties, and any attempted or purported assignment or delegation in violation of this Section 6(e) shall be null and void. Provided, however, that if Sponsor seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders (an “In-Kind Distribution”), the Company will use reasonable best efforts to work with Sponsor to facilitate such In-Kind Distribution in the manner reasonably requested. Prior to any In-Kind Distribution, each distributee shall deliver to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the distributee will be bound by, and will be a party to, this Agreement; provided, however, that a failure by a distributee to deliver such acknowledgment and agreement shall not render such distribution to such distributee void, but such distributee shall not be entitled to the benefits of this Agreement until such time as such acknowledgment and agreement is delivered. Upon any In-Kind Distribution, (i) in the event of a distribution of all of Sponsor’s Registrable Securities, the distributees holding Registrable Securities equal to a majority-in-interest of the Registrable Securities then held by Sponsor at the time of such distribution shall thereafter be entitled to exercise and enforce the rights specifically granted to Sponsor hereunder and (ii) each distributee shall be considered a “Holder” hereunder.
(f) Specific Performance. The parties to this Agreement acknowledge that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party hereto, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties to this Agreement agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other parties’ obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other parties hereto to perform their respective agreements and covenants contained in this Agreement. Each party to this Agreement further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement, and that no party to this Agreement shall allege, and each party to this Agreement hereby waives the defense, that there is an adequate remedy at law.
(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.
(h) Headings. The article and section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties to this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.
(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.
(j) Consent to Jurisdiction, etc.; WAIVER OF JURY TRIAL. Each party to this Agreement irrevocably agrees that any action, suit or proceeding between or among the parties to this Agreement arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (each, a “Legal Dispute”) shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each party to this Agreement hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 6(j) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party to this Agreement may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above-named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 6(j) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES TO THIS AGREEMENT MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
(k) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(l) Brokered Sales. At any time and from time to time in connection with a sale or transfer of Registrable Securities exempt from registration under the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement of which such prospectus forms a part, the Company shall, subject to the receipt of customary documentation required from the applicable Holders in connection therewith and compliance with applicable laws, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause clause (i). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by such Holders in connection with the aforementioned sales or transfers.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
DEVVSTREAM CORP.

By:
Name:
Title:
FOCUS IMPACT SPONSOR, LLC

By:
Name:
Title:
Legacy Devvstream Holders
[•]

By:
Name:
Title:
[•]

By:
Name:
Title:
[•]

By:
Name:
[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E
COMPANY SUPPORT & LOCK-UP AGREEMENT
THIS COMPANY SUPPORT & LOCK-UP AGREEMENT (this “Agreement”), dated as of September 12, 2023, is made by and among DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia (the “Company”), Focus Impact Acquisition Corp., a Delaware corporation (the “SPAC”), and the individual or entity whose name appears in the signature block to this Agreement.
W I T N E S S E T H:
WHEREAS, concurrently with the execution of this Agreement, the Company, the SPAC and one or more acquisition entities are entering into a Business Combination Agreement (the “BCA”) providing for, among other things, the combination of the Company and the SPAC (as further described in the BCA, the “Business Combination”) by way of an arrangement on the terms and subject to the conditions set forth in a plan of arrangement under Section 288 of the Business Corporations Act (British Columbia) (the “Arrangement”), pursuant to which, among other things, the SPAC will continue from the State of Delaware under the Delaware General Corporation Law to the Province of Alberta under the Business Corporations Act (Alberta) (the “New PubCo,” and references herein to the SPAC from and after such continuance shall be deemed to refer to New PubCo) and a wholly-owned subsidiary of New PubCo will amalgamate with the Company to form one corporate entity under Section 288 of the Business Corporations Act (British Columbia) (the “Amalgamation”);
WHEREAS, as a condition and inducement to the SPAC entering into the BCA, the SPAC has required that the Core Company Securityholders (as defined in the BCA) agree, and each Core Company Securityholder has agreed, to enter into an agreement in the form of this Agreement (each such agreement, a “Support & Lock-Up Agreement”) and abide by the covenants and obligations with respect to the Core Company Securityholder’s Covered Shares; and
WHEREAS, the Board of Directors of the Company and the SPAC have authorized the entering into of the BCA and approved the execution and delivery of this Agreement and each other Support & Lock-Up Agreement in connection therewith, understanding that the execution and delivery of this Agreement and each other Support & Lock-Up Agreement by the Core Company Securityholders is a material inducement and condition to the Company’s and the SPAC’s willingness to enter into the BCA.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
GENERAL
Section 1.01. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the BCA. The following capitalized terms, as used in this Agreement, shall have the following meanings:
“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.
“Core Company Securityholder Related Parties” means, with respect to the Core Company Securityholder, the Core Company Securityholder’s Affiliates.
“Covered Shares” means, with respect to a Core Company Securityholder, the specified Core Company Securityholder’s Existing Shares, together with any shares of the Company or securities convertible into or exercisable or exchangeable for shares of the Company (including, for the avoidance of doubts, any options, restricted stock units and warrants of the Company), in each case, that such specified Core Company Securityholder has or acquires Beneficial Ownership of on or after the date hereof and over which the Core Company Securityholder has voting power. In addition, from and after the Effective Time until the Expiration Time, the “Covered Shares” shall be deemed to also include the New PubCo Common Shares received by the Core Company Securityholder in the Business Combination or upon the exercise of any Covered Shares following the Effective Time (until the Expiration Time).

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber” shall have a correlative meaning.
“Existing Shares” means, with respect to the Core Company Securityholder, (1) the subordinate voting shares and (2) the multiple voting shares of the Company currently owned by the Core Company Securityholder as well as any options, restricted stock units or warrants or other securities exchangeable into shares of the Company. The Core Company Securityholder’s Existing Shares are set forth on Schedule 1 of this Agreement.
“Expiration Time” means the earliest to occur of (a) the first date on which the Lock-up Period has expired, (b) the first date on which the Sponsor Lock-up Period has expired and (c) such date and time as the BCA shall be terminated in accordance with Section 9.1 thereof.
“Permitted Transfer” means a Transfer of Covered Shares (a) in the case of an entity, to such entity’s officers or directors or controlling shareholders or to any affiliate or family member of such entity or its officers or directors or controlling shareholders; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; or (e) in the case of the Core Company Securityholder, with the prior written consent of the SPAC, such consent not to be unreasonably withheld; provided, however, that all such permitted transferees must enter into a written agreement with the parties hereto agreeing to be bound by the terms of this Agreement as if a party hereto and if such written agreement is not executed and delivered to the Company and the SPAC, such Transfer shall not be a Permitted Transfer hereunder.
“Sponsor Lock-up Period” means the period of time during which the Sponsor shall not transfer New PubCo Common Shares pursuant to the Sponsor Side Letter. Any reduction in the Sponsor Lock-Up Period shall be simultaneously and automatically applied to the Lock-up Period in this Agreement.
“Transfer” means, directly or indirectly, to sell, transfer, gift, assign, pledge, Encumber, hypothecate, hedge or similarly dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, gift, assignment, pledge, Encumbrance, hypothecation, hedge or similar disposition of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).
ARTICLE 2
VOTING
Section 2.01. Agreement to Vote.
(a) The Core Company Securityholder hereby irrevocably and unconditionally agrees that during the period between the execution of this Agreement and the earlier of (i) the termination of the BCA in accordance with its terms and (ii) the Closing, at a meeting of the Company’s shareholders (the “Special Meeting”), and at any other meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of shareholders of the Company, the Core Company Securityholder shall, in each case to the fullest extent that the Covered Shares of the Core Company Securityholder are entitled to vote thereon or consent thereto:
(i) appear at each such meeting or otherwise cause such Covered Shares to be counted as present thereat for purposes of calculating a quorum, or respond to the request by the Company for written consent, as applicable; and
(ii) vote (or cause to be voted), in person or by proxy, or by written consent, as applicable, all of such Covered Shares (A) in favor of (1) the adoption and approval of the BCA and the related plan of arrangement and approval of any other matters necessary or reasonably requested by the Company and the SPAC in connection therewith, and (2) any proposal to adjourn or postpone any meeting of the shareholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the shareholders of the Company to a later date if there are not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; (B) if a shareholder vote is required with respect thereto, against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the BCA, or of the Core Company Securityholder contained in this Agreement; and (C) if a shareholder vote is required with respect thereto, against (1) any proposals that compete with the Business Combination or involve any other transaction, business combination and/or plan of arrangement with a Person other than the SPAC or its Affiliates that is required or permitted to be submitted to a vote of the shareholders of the Company, (2) any other action, agreement or transaction involving the Company or any of its Affiliates that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Business Combination and/or the related plan of arrangement or this Agreement or the performance by the Company of its obligations under the BCA or by the Core Company Securityholder of its obligations under this Agreement and (3) any proposal, action or agreement that would change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock or other securities of the Company (other than, in the case of this clause (3), pursuant to the BCA or the Ancillary Documents and the transactions contemplated thereby).
(b) The Core Company Securityholder hereby (i) waives, and agrees not to exercise or assert, any dissent, appraisal or similar rights in connection with the Arrangement and (ii) agrees (A) not to commence or participate in, and (B) to take all actions necessary to opt out of, any class action with respect to, any claim, derivative or otherwise, against the Company or any of its Affiliates relating to the negotiation, execution or delivery of this Agreement, the BCA or the consummation of the Business Combination and/or the related plan of arrangement, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the BCA or the Business Combination and/or the related plan of arrangement.
(c) The obligations of the Core Company Securityholder specified in this Section 2.01 shall apply whether or not (i) the Business Combination, the BCA, the related plan of arrangement or any action described above is recommended by the Board of Directors of the Company (or any committee thereof) or (ii) the Board of Directors of the Company has previously recommended the Business Combination, the BCA, the related plan of arrangement or any action described above and subsequently withdrawn or otherwise changed such recommendation.
Section 2.02. No Inconsistent Agreements. The Core Company Securityholder hereby covenants and agrees that, except for this Agreement, the Core Company Securityholder (a) has not entered into, and shall not enter into at any time prior to the Effective Time, any voting agreement or voting trust with respect to the Covered Shares of the Core Company Securityholder, (b) has not granted, and shall not grant at any time prior to the Effective Time, a proxy (except pursuant to Section 2.03 or pursuant to any proxy in form and substance reasonably satisfactory to SPAC and Company delivered to the Company, directing that the Covered Shares of the Core Company Securityholder be voted in accordance with Section 2.01), consent or power of attorney (other than in the letter of transmittal being used in the Business Combination) with respect to the Covered Shares of the Core Company Securityholder and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of the Core Company Securityholder contained herein untrue or incorrect or have the effect of preventing or disabling the Core Company Securityholder from performing any of its covenants or obligations under this Agreement; provided, however, that this Section 2.02 shall not preclude the Core Company Securityholder from Transferring Covered Shares pursuant to a Permitted Transfer or taking any action permitted under the last sentence of Section 4.01(a) (subject in each case to the express terms of this Agreement). The Core Company Securityholder hereby represents that all proxies, powers of attorney, instructions or other requests given by the Core Company Securityholder prior to the execution of this Agreement in respect of the voting of the Covered Shares of the Core Company Securityholder, if any, are not irrevocable and the Core Company Securityholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Core Company Securityholder’s Covered Shares.
Section 2.03. Proxy. The Core Company Securityholder hereby irrevocably appoints as its proxy and attorney-in-fact, the Company and any Person designated in writing by the Company, each of them individually, with full power of substitution and resubstitution, until the termination of this Agreement, to vote the Covered Shares Beneficially Owned by the Core Company Securityholder in accordance with Section 2.01 in connection with any vote of shareholders of the Company in respect of any of the matters described in Section 2.01; provided, however, that the Core Company Securityholder’s grant of the proxy contemplated by this Section 2.03 shall be effective if, and only if, the Core Company Securityholder fails to vote such Covered Shares (or grant a consent or approval, as applicable) in accordance with Section 2.01. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of the Company and the SPAC to enter into the BCA and shall be irrevocable prior to the Effective Time, at which time any such proxy shall terminate and be released. Neither the Company, the SPAC nor any Person may exercise this proxy on any matter, or in circumstance, except as provided above.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
The Core Company Securityholder hereby represents and warrants to the SPAC and the Company as to, and only as to, the Core Company Securityholder as follows:
Section 3.01. Authorization; Validity of Agreement. If the Core Company Securityholder is not an individual, the Core Company Securityholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Core Company Securityholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (to the extent authorization is required), executed and delivered by the Core Company Securityholder and, assuming this Agreement constitutes a valid and binding obligation of the SPAC and the Company, constitutes a legal, valid and binding obligation of the Core Company Securityholder, enforceable against the Core Company Securityholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). [If the Core Company Securityholder is married and the Core Company Securityholder’s Covered Shares constitute community property under applicable Law, a spousal consent in substantially the form attached hereto as Exhibit A has been duly executed and delivered by, and constitutes the valid and binding agreement of, the Core Company Securityholder’s spouse (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).]1
Section 3.02. Ownership. Except as otherwise set forth on Schedule 1, unless Transferred pursuant to a Permitted Transfer, (a) the Core Company Securityholder’s Existing Shares, if any, are, and all of the Covered Shares Beneficially Owned by the Core Company Securityholder from the date hereof through and at the Effective Time will be, Beneficially Owned by the Core Company Securityholder, and (b) the Core Company Securityholder has good and valid title to the Core Company Securityholder’s Existing Shares, if any, free and clear of any Encumbrances other than pursuant to this Agreement, or under applicable federal, provincial or state securities laws. The Core Company Securityholder has and will have at all times through the Effective Time sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Core Company Securityholder’s Existing Shares, except with respect to any Existing Shares that are Transferred pursuant to a Permitted Transfer.
Section 3.03. No Violation. The execution and delivery of this Agreement by the Core Company Securityholder does not, and the performance by the Core Company Securityholder of its obligations under this Agreement will not, (a) conflict with or violate any applicable Law or, if applicable, any certificate, notice of articles or articles of incorporation, as applicable, or bylaws or other equivalent organizational documents of the Core Company Securityholder, or (b) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets of the Core Company Securityholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Core Company Securityholder is a party or by which the Core Company Securityholder or any of its, his or her properties or assets may be bound, except in each case as would not prevent or delay consummation of the Business Combination and the other transactions contemplated by the BCA or impair the ability of the Core Company Securityholder to perform its, his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
[1]	Note to Draft: To be removed for Canadian residents.

Section 3.04. Consents and Approvals. The execution and delivery of this Agreement by the Core Company Securityholder does not, and the performance by the Core Company Securityholder of its, his or her obligations under this Agreement and the consummation by the Core Company Securityholder of the transactions contemplated hereby will not, require the Core Company Securityholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.
Section 3.05. Absence of Litigation. As of the date hereof, there is no litigation, action, suit or proceeding pending or, to the knowledge of the Core Company Securityholder, threatened against or affecting the Core Company Securityholder and/or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of the Core Company Securityholder to perform its, his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
Section 3.06. Reliance by Company and SPAC. The Core Company Securityholder understands and acknowledges that the Company and the SPAC are entering into the BCA in reliance upon the execution and delivery of this Agreement by the Core Company Securityholder and the representations and warranties of the Core Company Securityholder contained herein. The Core Company Securityholder understands and acknowledges that the BCA governs the terms of the Business Combination and the other transactions contemplated thereby.
Section 3.07. Adequate Information. The Core Company Securityholder is a sophisticated holder with respect to the Covered Shares and has adequate information concerning the transactions contemplated by the BCA and concerning the business and financial condition of the SPAC and the Company to make an informed decision regarding the matters referred to herein and has independently, based on such information as the Core Company Securityholder has deemed appropriate, made the Core Company Securityholder’s own analysis and decision to enter into this Agreement.
ARTICLE 4
OTHER COVENANTS
Section 4.01. Prohibition on Transfers; Other Actions.
(a) The Core Company Securityholder agrees that, from the date hereof until the Effective Time (and without limitation of the provisions set forth in Section 4.01(b)), the Core Company Securityholder shall not (i) Transfer or permit the Transfer of the Core Company Securityholder’s Covered Shares, Beneficial Ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer effected in accordance with the terms of this Agreement; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or would reasonably be expected to violate or conflict, or result in or give rise to a violation of, the Core Company Securityholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that would restrict or otherwise adversely affect the Core Company Securityholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void ab initio. Until the earlier of the termination of the BCA in accordance with its terms and the Effective Time (and without limitation of the provisions set forth in Section 4.01(b)), the Core Company Securityholder (A) shall not request that the Company register the transfer (book-entry or otherwise) of any of the Core Company Securityholder’s Covered Shares or any certificate in respect thereof and (B) hereby consents to the entry of stop transfer instructions by the Company with respect to any transfer of the Core Company Securityholder’s Covered Shares, unless, in each case, such transfer is a Permitted Transfer effected in accordance with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any action, or restrict the Core Company Securityholder, with respect to any Covered Shares subject to any pledge or security interest in effect as of the date hereof as set forth on Schedule 1 to the extent such action or restriction is inconsistent with the terms of such pledge or security interest; provided that, unless and until there is a bona fide foreclosure with respect to such pledge or security interest, the Core Company Securityholder agrees that there are no terms of any such pledge or security interest that will prevent or impair the Core Company Securityholder from complying with any obligation, agreement or covenant set forth herein.
(b) The Core Company Securityholder shall not Transfer, or permit any Transfer, of the Core Company Securityholder’s Covered Shares (unless such Transfer is a Permitted Transfer effected in accordance with the terms of this Agreement) until the earlier of (i) three hundred and sixty (360) days after the completion of the Business Combination and (ii) the date on which New PubCo (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New PubCo’s (or such successor’s) shareholders having the right to exchange their securities for cash, securities or other property (the “Lock-up Period”). Notwithstanding the foregoing, if, subsequent to the Business Combination, the closing price of the New PubCo Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Business Combination, the Core Company Securityholder’s Covered Shares shall be released from the Core Company Securityholder’s Covered Shares Lock-up.
Section 4.02. Dividends, Distributions, Etc. In the event of any change in the shares of the Company or the SPAC, as the case may be, by reason of any reclassification, recapitalization, reorganization, share split (including a reverse share split) or subdivision or combination, exchange or readjustment of shares, or any dividend or distribution, merger or other similar change in capitalization, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
Section 4.03. Notice of Acquisitions. The Core Company Securityholder agrees to notify the SPAC and the Company as promptly as reasonably practicable of the number of any additional shares of the Company or other securities convertible into or exercisable or exchangeable for shares of the Company of which the Core Company Securityholder acquires Beneficial Ownership on or after the date hereof and prior to the Effective Time.
ARTICLE 5
MISCELLANEOUS
Section 5.01. Termination. This Agreement shall remain in effect until the Expiration Time, at which time this Agreement shall terminate in its entirety and be of no further force or effect; provided, however, that any proxy granted hereunder shall be automatically and immediately terminated and released at the Effective Time. Neither the provisions of this Section 5.01 nor the termination of this Agreement shall (a) relieve any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, (b) relieve any party hereto from any liability to any other party arising out of or in connection with any breach of this Agreement prior to such termination or expiration or fraud (c) terminate the obligations under Section 2.01(b).
Section 5.02. No Agreement as Director or Officer. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall (a) limit, restrict or otherwise affect the Core Company Securityholder or any Affiliate or Representative of the Core Company Securityholder in his or her capacity as a director or officer of the Company from acting (or not acting) in such capacity or voting in the capacity as a director in such person’s sole discretion on any matter, including in respect of the BCA, and no such actions or votes shall be deemed a breach of this Agreement, or (b) be construed to prohibit, limit or restrict the Core Company Securityholder or any Affiliates or Representatives of the Core Company Securityholder from exercising fiduciary duties as a director or officer of the Company solely in their capacity as such, and not acting in their capacity as a securityholder. Without limiting the foregoing, it is the intention of the parties that this Agreement shall apply to the Core Company Securityholder solely in the Core Company Securityholder’s capacity as a shareholder of the Company.
Section 5.03. No Ownership Interest. The Core Company Securityholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, all rights and all ownership and economic benefits of and relating to the Core Company Securityholder’s Covered Shares shall remain vested in and belong to the Core Company Securityholder, and except as expressly set forth in this Agreement, nothing herein shall, or shall be construed to, grant the Company or the SPAC any power, sole or shared, to direct or control the voting or disposition of any of such Covered Shares.

Section 5.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing, by facsimile transmission with confirmation of receipt, by email transmission with confirmation of receipt or by recognized overnight or international courier service, as follows:
if to Company:

DevvStream Holdings Inc.
2133-1177 West Hastings Street
Vancouver, BC V6E 2K3
Attention: Sunny Trinh
Email: sunny@devvstream.com

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, CA 92130
Attention: Shai Kalansky; Omar Pringle; Justin Salon
Email: skalansky@mofo.com; opringle@mofo.com; justinsalon@mofo.com if to the SPAC:

Focus Impact Acquisition Corp.
1345 Avenue of the Americas
New York, NY 10105
Attn: Carl Stanton
E-mail: cstanton@focus-impact.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 02210022
Attn: Lauren M. Colasacco, P.C., Peter Seligson, P.C.
Email: lauren.colasacco@kirkland.com; peter.seligson@kirkland.com and if to the Core Company Securityholder, to the address set forth on Schedule 1, or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 5.05. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
Section 5.06. Counterparts. This Agreement may be executed in counterparts (which may be delivered by facsimile or other electronic transmission), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 5.07. Entire Agreement. This Agreement and, to the extent referenced herein, the BCA, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof and thereof. Except for the representations and warranties expressly contained in Article 3, the Core Company Securityholder makes no express or implied representation or warranty with respect to the Core Company Securityholder or the Covered Shares, or otherwise.
Section 5.08. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall be governed by, construed and enforced in accordance with the Laws of the Province of British Columbia and the federal Laws applicable therein, without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than the Province of British Columbia. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.
(b) EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 5.09. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 5.10. Remedies. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with their specific terms hereof or were otherwise breached and that it is accordingly agreed that, prior to termination of this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity.
Section 5.11. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy in any jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, this Agreement will be reformed, construed and enforced in such jurisdiction so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 5.12. Successors and Assigns; Third Party Beneficiaries. Other than by the Core Company Securityholder to a transferee pursuant to a Permitted Transfer or any assignment, delegation or other transfer effected by the Amalgamation or the SPAC Continuance, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective heirs, executors, personal legal representatives, successors and permitted assigns. For the avoidance of doubt and without limiting the SPAC’s rights hereunder, the SPAC shall be a beneficiary of, and entitled to enforce, the rights of the Company under Section 2.03 (Proxy) to the extent not being enforced by the Company.
Section 5.13. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.14. Non-Recourse. Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, (a) this Agreement may be enforced only against, and any claim based upon, arising out of or related to a breach of this Agreement by the Core Company Securityholder may be made only against, the Core Company Securityholder (or in each case its Permitted Transferees), and (b) none of the Core Company Securityholder Related Parties shall have any liability for any liabilities of the parties hereto for any such claims (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith (other than any such Permitted Transferee).
Section 5.15. Acknowledgment of Counsel. Each party to this Agreement other than the Company hereby (a) acknowledges that (i) Morrison & Foerster LLP and McMillan LLP represent and serve as counsel for only the Company (and no other party to this Agreement) with respect to this Agreement, the BCA and the transactions contemplated hereby or thereby and (ii) such party has either sought the advice of their own counsel or has had the opportunity to seek their own counsel and has chosen not to do so, and (b) gives their informed consent to Morrison & Foerster LLP’s and McMillan LLP’s representation of the Company in connection with this Agreement, the BCA and the transactions contemplated hereby or thereby.
Section 5.16. Trust Account Waiver. Section 10.1 of the BCA is incorporated herein by reference mutatis mutandis.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.
DEVVSTREAM HOLDINGS INC.

By:
	Name:	Sunny Trinh
	Title:	Chief Executive Officer

FOCUS IMPACT ACQUISITION CORP.

By:
	Name:	Carl Stanton
	Title:	Chief Executive Officer
[Signature Page to Support & Lock-up Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.
CORE COMPANY SECURITYHOLDER:
[ ]

By:
Name:
Title:
[Signature Page to Support & Lock-up Agreement]

Schedule 1
Name of Core Company Securityholder	Existing Shares	Address for Notice
[ ]	(i) [ ] multiple voting shares of the Company, (ii) [ ] subordinate voting shares of the Company.	[ ]

Exhibit A

Consent of Spouse
I,           , spouse of [Name of Core Company Securityholder], have read and approved that certain Support and Lock-up Agreement (the “Agreement”), dated as of [ ], 2023, by and among DevvStream Holdings Inc., Focus Impact Acquisition Corp. and the Core Company Securityholder. In consideration of the right of my spouse to participate in the transactions described in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement insofar as I may have any rights under the community property laws of the [jurisdiction] or similar laws relating to marital property in effect in the [state / country] of our residence as of the date of the signing of the foregoing Agreement.
Dated: , 2023	By:
Name:

Annex F
Arrangement Resolution
DevvStream Corp.
2024 Equity Incentive Plan

Adopted by the Board of Directors: [ ], 2024
Approved by the Stockholders: [ ], 2024
1.	General.
(a) Plan Purpose. The purpose of the Plan is to further align the interests of eligible participants with those of the Company’s stockholders by providing incentive compensation opportunities tied to the performance of the Company and its Common Stock. The Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.
(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.
2.	Shares Subject to the Plan.
(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will be [•] shares; provided, that, commencing the first business day of each fiscal year of the Company, beginning with the Company’s fiscal year following the fiscal year of the Effective Date, the number of Shares available for issuance under the Plan shall be increased by a number equal to the lesser of (i) 5% of the number of Shares outstanding on the last day of the immediately preceding fiscal year of the Company, calculated on a fully diluted basis, or (ii) such lesser number of Shares as determined by the Board.
(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [•] shares.
(c) Share Reserve Operation.
(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.
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(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.
3.	Eligibility and Limitations.
(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
(b) Specific Award Limitations.
(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.
(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).
4.	Options and Stock Appreciation Rights.
Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.
(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the
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date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i) by cash or check, bank draft or money order payable to the Company;
(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or
(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the
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transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.
(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);
(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;
(iii) 12 months following the date of such termination if such termination is due to the Participant’s death; or
(iv) 12 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).
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Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.
(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, or (iii) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.
5.	Awards Other Than Options and Stock Appreciation Rights.
(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(i) Form of Award.
(1) Restricted Stock Awards. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
(2) RSU Awards. An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company's unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU
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Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
(ii) Consideration.
(1) Restricted Stock Awards. A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.
(2) RSU Awards. Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.
(vi) Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.
(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof, may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to
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the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.
6.	Adjustments upon Changes in Common Stock; Other Corporate Events.
(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.
(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c) Corporate Transaction. Except as set forth in Section 11, in the event of a Corporate Transaction, a Participant’s Award will be treated, to the extent determined by the Board to be permitted under Section 409A, in accordance with one or more of the following methods as determined by the Board in its sole discretion: (i) settle such Awards for an amount (as determined in the sole discretion of the Board) of cash or securities, where in the case of stock options and stock appreciation rights, the value of such amount, if any, will be equal to the in-the-money spread value (if any) of such Awards; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Board in its sole discretion; (iii) modify the terms of such awards to add events, conditions or circumstances (including termination of employment or service within a specified period after a Corporate Transaction) upon which the vesting of such Awards or lapse of restrictions thereon will accelerate; (iv) deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue (as is or as adjusted by the Board) after closing or (v) provide that for a period of at least 20 days prior to the Corporate Transaction, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Corporate Transaction will be exercisable as to all shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Corporate Transaction and if the Corporate Transaction does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options or stock appreciation rights not exercised prior to the consummation of the Corporate Transaction will terminate and be of no further force and effect as of the consummation of the Corporate Transaction. For the avoidance of doubt, in the event of a Corporate Transaction where all Options and SARs are settled for an amount (as determined in the sole discretion of the Corporate Transaction) of cash or securities, the Board may, in its sole discretion, terminate any Option or SAR for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Corporate Transaction without payment of consideration therefor.
(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any
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agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7.	Administration.
(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.
(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.
(iii) To settle all controversies regarding the Plan and Awards granted under it.
(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.
(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii) To submit any amendment to the Plan for stockholder approval.
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(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.
(c) Delegation to Committee.
(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.
(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer
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may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.
8.	Tax Withholding
(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.
(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.
9.	Miscellaneous.
(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
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(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan
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through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any foreign or national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. A Participant will not be issued an Award or any shares in respect of an Award unless either (i) the distribution is qualified by a prospectus in any Province where required under Canadian securities laws, or (ii) the distribution of the shares is exempt from the prospectus requirements of Canadian securities laws. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.
(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company's or any Affiliate's employee benefit plans.
(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.
(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to
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alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
(o) Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.
10.	Covenants of the Company.
The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
11.	Additional Rules for Awards Subject to Section 409A.
(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.
(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.
(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.
(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of
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the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).
(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.
(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:
(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.
(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.
(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.
(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.
(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such
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discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.
(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.
(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.
(i) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.
(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.
(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:
(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).
(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
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(iv) The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.
12.	Severability.
If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
13.	Termination of the Plan.
The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
14.	Definitions.
As used in the Plan, the following definitions apply to the capitalized terms indicated below:
(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.
(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.
(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(d) “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).
(f) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.
(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.
(h) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large
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nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(i) “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that adversely affects the Company or its Affiliates; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company or any Affiliate of the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(j) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(k) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
(l) “Common Stock” means the common shares of the Company.
(m) “Company” means DevvStream Corp., a company existing under the Laws of the Province of Alberta, Canada, and any successor entity thereto.
(n) “Compensation Committee” means the Compensation Committee of the Board.
(o) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(p) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service
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will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(q) “Corporate Transaction” means any of the following transactions, provided, however, that the Board shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:
(i) a merger, amalgamation or consolidation in which the Company is not the surviving entity;
(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;
(iii) the complete liquidation or dissolution of the Company;
(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Board determines shall not be a Corporate Transaction; or
(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Board determines shall not be a Corporate Transaction.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(r) “Director” means a member of the Board.
(s) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
(t) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
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(u) “Effective Date” means the Closing Date as defined in the Business Combination Agreement by and among Focus Impact Acquisition Corp., Focus Impact Amalco Sub Ltd. and the Company, dated September 12, 2023.
(v) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(w) “Employer” means the Company or the Affiliate of the Company that employs the Participant.
(x) “Entity” means a corporation, partnership, limited liability company or other entity.
(y) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(z) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(aa) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(bb) “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(cc) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
(dd) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
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(ee) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant's rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant's rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.
(ff) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(gg) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.
(hh) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.
(ii) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.
(jj) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.
(kk) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(ll) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(mm) “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(nn) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(oo) “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.
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(pp) “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.
(qq) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(rr) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(ss) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(tt) “Performance Criteria” means one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.
(uu) “Performance Goals” means, for a Performance Period, one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period
F-21

following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.
(vv) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(ww) “Plan” means this DevvStream Corp. 2024 Equity Incentive Plan, as amended from time to time.
(xx) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.
(yy) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).
(zz) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(aaa) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(bbb) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(ccc) “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award grant. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(ddd) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(eee) “Rule 405” means Rule 405 promulgated under the Securities Act.
(fff) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
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(ggg) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(hhh) “Securities Act” means the Securities Act of 1933, as amended.
(iii) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).
(jjj) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
(kkk) “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(lll) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(mmm) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
(nnn) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
(ooo) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.
(ppp) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.
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Annex G
PLAN OF ARRANGEMENT UNDER SECTION 288
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1 Definitions. Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Business Combination Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):
(a)	“Amalco” has the meaning specified in Section 2.3(d);
(b)	“Amalco Sub” means Focus Impact Amalco Sub Ltd., a company existing under the Laws of the Province of British Columbia, and a wholly-owned subsidiary of the SPAC;
(c)	“Amalco Sub Shares” means the common shares in the capital of Amalco Sub;
(d)	“Amalgamation” means the amalgamation of Amalco Sub and the Company in accordance with the terms of Section 269 of the BCBCA to form Amalco;
(e)	“Amalgamation Consideration Value” means the Equity Value plus the Aggregate Exercise Price;
(f)
“Arrangement” means an arrangement under Section 288 of the BCBCA, on the terms set forth in this Plan of Arrangement, subject to any amendment or variations hereto made in accordance with the Business Combination Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the SPAC, each acting reasonably;

(g)
“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting by Company Shareholders, substantially in the form set forth in Exhibit F to the Business Combination Agreement;

(a)	“Book-Entry Shares” has the meaning specified in Section 4.1(a);
(b)
“Business Combination Agreement” means the Business Combination Agreement dated as of September 12, 2023, among the SPAC, the Company, and Amalco Sub, as the same may be amended, amended and restated or supplemented from time to time;

(c)
“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Delaware or British Columbia are authorized to close for business, excluding as a result of “stay at home,” “shelter- in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in Delaware and British Columbia are generally open for use by customers on such day;

(d)	“BCBCA” means the Business Corporations Act (British Columbia), and the regulations made thereunder, as now in effect and as such act and regulations may be promulgated or amended from time to time;
(e)	“CDS” means the Canadian Depository for Securities;
(f)	“Certificates” has the meaning specified in Section 4.1(a);
(g)	“Code” means the U.S. Internal Revenue Code of 1986;
(h)	“Common Amalgamation Consideration” means, with respect to the Company Securities, a number of New PubCo Common Shares equal to the Amalgamation Consideration Value divided by $10.20;
(i)	“Common Conversion Ratio” means, in respect of a Company Share, the number equal to (i) the Common Amalgamation Consideration divided by (ii) the Fully Diluted Common Shares Outstanding;
(j)	“Company” means DevvStream Holdings Inc., a company existing under the laws of the Province of British Columbia;

(k)
“Company Convertible Notes” means those certain Company Convertible Notes to be issued by the Company during the Interim Period in accordance with Section 6.2 of the Business Combination Agreement pursuant to the Company Convertible Notes Subscription Agreements;

(l)
“Company Convertible Notes Subscription Agreements” means those certain Convertible Note Subscription Agreements to be entered into by the Company during the Interim Period in accordance with Section 6.2 of the Business Combination Agreement with respect to the Company Convertible Notes;

(m)
“Company Equity Incentive Plan” means the 2022 Equity Incentive Plan of DevvStream Holdings Inc., as amended and restated from time to time, and the 2022 Non-Qualified Stock Option Plan of DevvStream Inc., as amended and restated from time to time;

(n)
“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set forth in the Company Circular and agreed to in writing by the SPAC, acting reasonably;

(o)	“Company Option ITM Amount” has the meaning set out in Section 2.3(d)(ii)(A);
(p)	“Company Options” means each option (whether vested or unvested) to purchase Company Shares granted under the Company Equity Incentive Plan;
(q)
“Company RSUs” means each restricted stock unit representing the right to receive payment in Company Shares or an amount in cash equal to the fair market value of such Company Shares, granted under the Company Equity Incentive Plan or award agreements;

(r)	“Company Securities” means, collectively, the Company Shares, the Company Options, and the Company Warrants;
(s)	“Company Securityholders” means, collectively, the holders of Company Securities at the Effective Time;
(t)	“Company Shareholders” means, collectively, the holders of Company Shares at the Effective Time;
(u)	“Company Shares” means the Multiple Voting Company Shares and the Subordinate Voting Company Shares;
(v)	“Company Warrants” means the 9,787,343 outstanding common share purchase warrants of the Company, which are exercisable for up to 9,787,343 Subordinate Voting Company Shares;
(w)	“Converted Option” has the meaning set out in Section 2.3(d)(ii)(A);
(x)	“Converted Option ITM Amount” has the meaning set out in Section 2.3(d)(ii)(A);
(y)	“Converted RSU” has the meaning set out in Section 2.3(d)(ii)(B);
(z)	“Converted Warrant” has the meaning set out in Section 2.3(d)(iii);
(aa)	“Court” means the Supreme Court of British Columbia, or other court as applicable;
(bb)	“Dissent Procedures” has the meaning set out in Section 3.1;
(cc)	“Dissent Rights” has the meaning set out in Section 3.1;
(dd)	“Dissenting Shareholder” means a registered Company Shareholder who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures;
(ee)	“DTC” means the Depository Trust Company;
(ff)	“Effective Date” means the date on which the Arrangement becomes effective;
(gg)	“Effective Time” means 8:01 a.m. (Vancouver time) on the Effective Date or such other time as the Company and the SPAC agree in writing before the Effective Date;

(hh)
“Final Order” means the final order of the Court, in a form acceptable to the Parties, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of each of the Parties, acting reasonably) at any time prior to the Effective Date or as such order may be affirmed or amended on appeal (provided, that any such amendment is satisfactory to each of the Parties, acting reasonably);

(ii)
“Fully Diluted Common Shares Outstanding” means, without duplication, at any measurement time (a)(i) ten (10), multiplied by (ii) the aggregate number of Multiple Voting Company Shares that are then issued and outstanding, plus (b) the aggregate number of Subordinate Voting Company Shares that are then issued and outstanding, plus (c) the aggregate number of Subordinate Voting Company Shares to be issued pursuant to the exercise and conversion of the Company Options in accordance therewith, plus (d) the aggregate number of Subordinate Voting Company Shares to be issued pursuant to the exercise and conversion of the Company Warrants in accordance therewith, plus (e) the aggregate number of Subordinate Voting Company Shares to be issued pursuant to the vesting of the Company RSUs in accordance therewith;

(jj)
“holder” means, when used with reference to any Company Shareholder, the holder of such Company Shares as shown from time to time on the register of shareholders maintained by or on behalf of the Company in respect of the Company Shares;

(kk)
“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Business Combination Agreement and made pursuant to Section 291 of the BCBCA in a form acceptable to the Company and the SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court or with the consent of the SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed;

(ll)	“ITA” means the Income Tax Act (Canada);
(mm)	“Letter of Transmittal” has the meaning specified in Section 4.1(a);
(nn)
“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, license, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law (but excluding the conversion restrictions on the Multiple Voting Company Shares);

(oo)	“Multiple Voting Company Shares” means the multiple voting shares of the Company, without par value;
(pp)	“New PubCo” means the SPAC after the SPAC Continuance;
(qq)	“New PubCo Board” means the board of directors of New PubCo;
(rr)	“New PubCo Common Shares” means, following the SPAC Continuance, the common shares of New PubCo;
(ss)	“New PubCo Organizational Documents” means the amended and restated New PubCo Organizational Documents in substantially the form attached as Exhibit B to the Business Combination Agreement;
(tt)	“Party” and “Parties” means, as applicable, the SPAC, Amalco Sub and the Company;
(uu)
“Per Common Share Amalgamation Consideration” means, (i) with respect to each Multiple Voting Company Share, an amount of New PubCo Common Shares equal to (A) ten (10), multiplied by (B) the Common Conversion Ratio, and (ii) with respect to each Subordinate Voting Company Share, an amount of New PubCo Common Shares equal to the Common Conversion Ratio;

(vv)
“Person” means an individual, corporation, partnership (including a general partnership, limited partnership, or limited liability partnership), limited or unlimited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof;

(ww)
“Plan of Arrangement” means this plan of arrangement and any amendment or variation hereto made in accordance with Article 5 hereto or the Business Combination Agreement or upon the direction of the Court in the Final Order with the prior written consent of the Company and the SPAC, each acting reasonably;

(xx)	“Registrar” means the Registrar of Companies appointed pursuant to Section 400 of the BCBCA;
(yy)	“SPAC” means Focus Impact Acquisition Corp., a Delaware corporation;
(zz)
“SPAC Continuance” means the redomicile or continuance of the SPAC from the State of Delaware under the Delaware General Corporation Law to the Province of Alberta under the Business Corporations Act (Alberta);

(aaa)	“Subordinate Voting Company Shares” means the subordinate voting shares of the Company, without par value; and
(bbb)	“Transmittal Documents” has the meaning set out in Section 4.1(c).
1.2 Interpretation Not Affected by Headings, etc. The division of this Plan of Arrangement into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references in this Plan of Arrangement to a “Section” followed by a number and/or a letter refer to the specified section of this Plan of Arrangement. Unless otherwise indicated, the terms “this Plan of Arrangement”, “hereof”, “herein”, “hereunder” and “hereby” and similar expressions refer to this Plan of Arrangement as amended or supplemented from time to time pursuant to the applicable provisions hereof, and not to any particular section or other portion hereof.
1.3 Currency. Unless otherwise stated, all sums of money referred to in this Plan of Arrangement are expressed in lawful money of the United States.
1.4 Number, etc. Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.
1.5 Construction. In this Plan of Arrangement unless otherwise indicated:
(a)
the words “include”, “including” or “in particular”, when following any general term or statement, shall not be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(b)
a reference to a statute means that statute, as amended and in effect as of the date of this Plan of Arrangement, and includes each and every regulation and rule made thereunder and in effect as of the date hereof; and

(c)	where a word, term or phrase is defined, its derivatives or other grammatical forms have a corresponding meaning.
1.6 Time. Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in any Letter of Transmittal contemplated herein are local time Vancouver, British Columbia unless otherwise stipulated herein or therein.
ARTICLE 2
ARRANGEMENT
2.1 Business Combination Agreement. This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of, the Business Combination Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.
2.2 Binding Effect. This Plan of Arrangement shall become effective at, and be binding at and immediately after, the Effective Time on: (a) the Company; (b) the Company Securityholders (including Dissenting Shareholders); (c) the SPAC; and (d) Amalco Sub.
2.3 Arrangement. Commencing at the Effective Time, the following shall occur and shall be deemed to occur sequentially, in two-minute intervals, in the following order and without any further authorization, act or formality unless stated otherwise:

(a)
the New PubCo shall adopt the New PubCo Organizational Documents, which shall take effect immediately on the date and time that the New PubCo Organizational Documents are filed in accordance with the ABCA;

(b)
each Company Share held by a Dissenting Shareholder in respect of which the Company Shareholder has validly exercised his, her or its Dissent Rights shall be transferred and assigned by such Dissenting Shareholder, without any further act or formality on his, her or its party, to the Company (free and clear of any Liens) in accordance with, and for the consideration set forth in, Section 3.1;

(c)	with respect to each Company Share transferred and assigned in accordance with Section 2.3(b):
(i)
the registered holder thereof shall cease to be the registered holder of such Company Share and the name of such registered holder shall be removed from the register of Company Shareholders as of the Effective Time;

(ii)
the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Company Share; and

(iii)	such Company Shares shall be cancelled by the Company for no consideration, other than as set forth in Section 3.1(a);
(d)
the Company and Amalco Sub shall merge to form one corporate entity (“Amalco”) with the same effect as if they had amalgamated under Section 269 of the BCBCA (except that the Company will be considered the surviving corporation in the Amalgamation) and, for the avoidance of doubt, the Amalgamation is intended to constitute a single integrated transaction, qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the U.S. Treasury Regulations promulgated thereunder for U.S. federal income tax purposes, and the Amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the ITA, and without limiting the generality of the foregoing, upon and as a consequence of the Amalgamation:

(i)
each Company Share shall automatically, without any action on the part of the Parties or the holder thereof, but subject to the requirements of the Letter of Transmittal, be exchanged for that certain number of New PubCo Common Shares equal to the applicable Per Common Share Amalgamation Consideration in respect of each Company Share;

(ii)
each outstanding Company Equity Award issued and outstanding immediately prior to the Effective Time shall automatically, without any action on the part of the Parties or the holder thereof, be cancelled and converted as follows:

(A)
each outstanding Company Option, whether vested or unvested, shall automatically, without any action on the part of the Parties or the holder thereof, be cancelled and converted into an option to purchase (x) a number of New PubCo Common Shares (rounded down to the nearest whole share) equal to the product of (I) the number of Subordinate Voting Company Shares underlying such Company Option, multiplied by (II) the Common Conversion Ratio, (y) at an exercise price per share (rounded up to the nearest whole cent) equal to the (I) exercise price per share of such Company Option immediately prior to the Effective Time divided by (II) the Common Conversion Ratio (each, a “Converted Option”); provided, however, that such conversion shall occur in a manner intended to comply with the requirements of Section 409A of the Code, and subsection 7(1.4) of the ITA, and therefore, notwithstanding the foregoing, in the event that: (1) the excess of the aggregate fair market value of the New PubCo Common Shares subject to a Converted Option, determined immediately after the Effective Time, over the aggregate option exercise price for such New PubCo Common Shares pursuant to such Converted Option (such excess referred to as the “Converted Option ITM Amount”) would otherwise exceed (2) the excess of the aggregate fair market value of the Subordinate Voting Company Shares subject to the Company Option in exchange for which the Converted Option was granted, determined immediately prior to the Effective Time, over the aggregate option exercise price for the Subordinate Voting Company Shares pursuant to such Company Option (such excess referred to as the “Company Option ITM Amount”), the previous provisions shall be adjusted with effect at and from the Effective Time so that the Converted Option ITM Amount of the

Converted Option does not exceed the Company Option ITM Amount of the Company Option in accordance with subsection 7(1.4) of the ITA and, to the extent applicable, Section 409A of the Code, but only to the extent necessary and in a manner that does not otherwise (except to the extent necessary to comply with subsection 7(1.4) of the ITA and Section 409A of the Code) adversely affect the holder of the Converted Option. Each Converted Option shall be subject to substantially the same terms and conditions as were applicable under such Company Option and the Company Equity Incentive Plan immediately prior to the Effective Time (including with respect to vesting and restrictions on transfer), except for (1) terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement (including the replacement of the counterparty from Company to New PubCo) or (2) such other immaterial administrative or ministerial changes as the New PubCo Board (or the compensation committee of the New PubCo Board) may determine in good faith are appropriate to effectuate the administration of the Converted Options;
(B)
each outstanding Company RSU shall automatically, without any action on the part of the Parties or the holder thereof, be cancelled and converted into an New PubCo restricted stock unit (a “Converted RSU”) representing the right to receive a number of New PubCo Common Shares (rounded to the nearest whole share), or equal to the product of (I) the number of Subordinate Voting Company Shares underlying such Company RSU, multiplied by (II) the Common Conversion Ratio. Each Converted RSU shall be subject to substantially the same terms and conditions as were applicable under such Company RSU and the Company Equity Incentive Plan immediately prior to the Effective Time (including with respect to vesting and restrictions on transfer), except for (1) terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement (including the replacement of the counterparty from Company to New PubCo) or (2) such other immaterial administrative or ministerial changes as the New PubCo Board (or the compensation committee of the New PubCo Board) may determine in good faith are appropriate to effectuate the administration of the Converted RSUs;

(iii)
each Company Warrant issued and outstanding shall, in accordance with its terms, become exercisable for New PubCo Common Shares (a “Converted Warrant”) and shall provide the holder the right to acquire, subject to substantially the same terms and conditions as were applicable under such Company Warrant, (A) a number of New PubCo Common Shares (rounded down to the nearest whole share) equal to the product of (I) the number of Subordinate Voting Company Shares underlying such Company Warrant, multiplied by (II) the Common Conversion Ratio, (B) at an exercise price per share (rounded up to the nearest whole cent) equal to (I) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (II) the Common Conversion Ratio;

(iv)
each Company Convertible Note outstanding at the Effective Time shall be fully and finally settled in accordance with its terms and converted first into that number of Company Shares (for the avoidance of doubt, which shall not be included in the Fully Diluted Common Shares Outstanding) and then into that number of New PubCo Common Shares as set forth in the Company Convertible Note Subscription Agreements with respect thereto, which Convertible Note Shares shall be held in accordance with the terms of such Company Convertible Note Subscription Agreements; and

(v)
each outstanding share of Amalco Sub shall automatically, without any action on the part of the Parties or the holder thereof, be exchanged for one newly issued, fully paid and non-assessable common share of Amalco;

(e)	without limiting the generality of Section 2.3(d), the Company and Amalco Sub shall continue as Amalco and, from and after the Effective Date:
(i)	Amalco shall own and hold the property of the Company and Amalco Sub and, without limiting the provisions hereof, all rights of creditors or others shall be unimpaired by such amalgamation;
(ii)
all liabilities and obligations of the Company and Amalco Sub, whether arising by contract or otherwise, may be enforced against Amalco to the same extent as if such obligations had been incurred or contracted by it;

(iii)
other than the Company Options and the Company RSUs exchanged under Section 2.3(d), all rights, contracts, permits and interests of the Company and Amalco Sub shall continue as rights, contracts, permits and interests of Amalco as if the Company and Amalco Sub continued and, for greater certainty, the amalgamation shall not constitute a transfer or assignment of the rights or obligations of either of the Company or Amalco Sub under any such rights, contracts, permits and interests;

(iv)	any existing cause of action, claim or liability to prosecution shall be unaffected;
(v)	the Company will be considered the surviving corporation in the Amalgamation;
(vi)	a civil, criminal or administrative action or proceeding pending by or against either the Company or Amalco Sub may be continued by or against Amalco;
(vii)	a conviction against, or ruling, order or judgment in favour of or against either the Company or Amalco Sub may be enforced by or against Amalco;
(viii) the name of Amalco shall be “DevvStream Holdings Inc.”;
(ix)	Amalco shall be authorised to issue an unlimited number of common shares;
(x)
(A) the chief executive officer and chief financial officer of the Company immediately prior to the Effective Time shall be the directors of Amalco, with each such director to hold office in accordance with the Organizational Documents of Amalco and (B) the officers of the Company immediately prior to the Effective Time shall be the officers of Amalco, with each such officer to hold office in accordance with the Organizational Documents of Amalco;

(xi)	the articles and notice of articles of Amalco shall otherwise be substantially in the form of the articles and notice of articles of the Company;
(xii)
the capital of the common shares of Amalco shall be an amount equal to the total of: (A) the aggregate paid-up capital (as such term is defined in the ITA) of the Company Shares (which in each case, for greater certainty, does not include any paid-up capital attributable to the Company Shares described in Section 2.3(b)), and (B) the aggregate paid-up capital (as such term is defined in the ITA) of the Amalco Sub Shares described in Section 2.3(d)(iii), in each case as measured at the time immediately prior to the Effective Time; and

(xiii)
there shall be added to the stated capital of New PubCo Common Shares an amount equal to the paid-up capital (as such term is defined in the ITA) of the Company Shares (which, for greater certainty, does not include any paid-up capital attributable to the Company Shares described in Section 2.3(b)) as measured at the time immediately prior to the Effective Time.

(f)
the exchanges and cancellations provided for in Sections 2.3(b) through 2.3(e) hereof shall be deemed to occur simultaneously at the time on the Effective Date on which such exchanges and cancellations first begin as contemplated therein, notwithstanding certain procedures related thereto that may not be completed until after such Business Day.

2.4 No Fractional Shares. In no event shall any holder of Company Securities be entitled to a fractional New PubCo Common Share. Where the aggregate number of New PubCo Common Shares to be issued to a former Company Securityholder as consideration under this Arrangement and pursuant to the Business Combination Agreement would result in a fraction of a New PubCo Common Share being issuable, the number of New PubCo Common Shares to be received by such Company Securityholder (after aggregating all fractional New PubCo Common Shares that otherwise would be received by such holder) shall be rounded down to the nearest whole New PubCo Common Share.
ARTICLE 3
RIGHTS OF DISSENT
3.1 Rights of Dissent
(a)
Registered holders of Company Shares may exercise dissent rights with respect to any Company Shares held by such holder (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Final Order and this Section 3.1 (the “Dissent Procedures”); provided that, notwithstanding Section 242 of the BCBCA, the written objection to the Arrangement Resolution contemplated by Section 242 of the BCBCA must be received by the Company not later than 5:00 p.m. (Vancouver time) on the Business Day that is two (2) Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Each Dissenting Shareholder who duly exercises such holder’s Dissent Rights shall, notwithstanding anything to the contrary in Section 245 of the BCBCA, be deemed to have transferred for cancellation the Company Shares held by such holder and in respect of which Dissent Rights have been validly exercised to the Company free and clear of all Liens (other than the right to be paid fair value for such Company Shares as set out in this Section 3.1), as provided in Section 2.3(b) and if they:
(i)
ultimately are determined to be entitled to be paid fair value for such Company Shares: (A) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(b) and 2.3(c)); (B) will be entitled to be paid by the Company the fair value of such Company Shares, which fair value shall be determined in accordance with the procedures applicable to the payout value set out in Sections 244 and 245 of the BCBCA and determined as of the close of business on the Business Day before the Arrangement Resolution was adopted; and (C) shall not be entitled to any other payment or consideration, including any payment or consideration that would be payable or issuable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Company Shares; or

(ii)
ultimately are not entitled, for any reason, to be paid fair value for their Company Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Company Shares and shall be entitled to receive only the New PubCo Common Shares on the basis determined in accordance with Section 2.3(d)(i) that such holder would have received pursuant to the Arrangement if such registered holder had not exercised Dissent Rights;

but in no case shall the New PubCo, Amalco Sub, the Company, Amalco or any other Person be required to recognize such Persons as holders of Company Shares after the Effective Time, and the names of such Persons shall be deleted from the registers of holders of Company Shares at the Effective Time.
(b)
In addition to any other restrictions set forth in the BCBCA and the Interim Order, Company Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights.

ARTICLE 4
DELIVERY OF NEW PUBCO COMMON SHARES
4.1 Delivery of New PubCo Common Shares
(a)
At or prior to the Effective Time, New PubCo shall send, or shall cause the Exchange Agent to send, to each Company Shareholder holding Company Securities evidenced by certificates (the “Certificates”) or represented by book- entry (the “Book-Entry Shares”) and not held by DTC or CDS, a letter of transmittal for use in such exchange, in a form to be mutually agreed upon by the Parties (the “Letter of Transmittal”) (which shall specify that the delivery of the exchanged New PubCo Common Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal) and, if applicable, the appropriate Certificates, if any (or a Lost Certificate Affidavit), to the Exchange Agent for use in such exchange.

(b)
With respect to Book-Entry Shares, including the New PubCo Common Shares, held through the DTC or CDS, the SPAC and the Company shall cooperate to establish procedures with the Exchange Agent, DTC or CDS to ensure that the Exchange Agent will transmit to DTC or CDS, as the case may be (or their respective nominees) as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares held of record by DTC or CDS (or their respective nominees) in accordance with customary surrender procedures, the applicable New PubCo Common Shares to be exchanged for such Book-Entry Shares held through the DTC or CDS, as applicable.

(c)
Each Company Shareholder shall be entitled to receive the applicable Common Amalgamation Consideration in respect of the Company Shares tendered for exchange within thirty (30) days after the Effective Time, subject to either, with respect to Book-Entry Shares, the procedures established in accordance with Section 4.1(b) or, with respect to Company Securities evidenced by Certificates, the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Certificates (or a Lost Certificate Affidavit), (ii) a properly completed and duly executed Letter of Transmittal, and (iii) such other documents as may be reasonably requested by the Exchange Agent or New PubCo. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the Common Amalgamation Consideration attributable to such Company Shareholder.
4.2 Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made after the Effective Time with respect to New PubCo Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate which immediately prior to the Effective Time represented outstanding Company Shares that were exchanged pursuant to Section 2.3 unless and until the holder of record of such Certificate shall surrender such Certificate in accordance with Section 4.1. Subject to applicable law, at the time of such surrender of any such Certificate (or in the case of clause (b) below, at the appropriate payment date), there shall be paid to the holder of record of the Certificates formerly representing whole Company Shares, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date prior to surrender paid with respect to such whole New PubCo Common Share and (b) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole New PubCo Common Share.
4.3 Lost Certificates. In the event any Certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were exchanged pursuant to Section 2.3(d)(i) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates or book-entry advice statements representing one or more New PubCo Common Shares (and any dividends or distributions with respect thereto) deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom Certificates or book-entry advice statements representing New PubCo Common Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to New PubCo and its transfer agent and the Exchange Agent in such sum as New PubCo may direct or otherwise indemnify New PubCo, its transfer agent and the Exchange Agent in a manner satisfactory to New PubCo, its transfer agent and the Exchange Agent against any claim that may be made against New PubCo, its transfer agent and/or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.
4.4 Extinction of Rights. Any Certificate or book-entry advice statements which immediately prior to the Effective Time represented outstanding Company Shares that were exchanged pursuant to Section 2.3(d)(i) and not deposited, with all other instruments required by Section 4.1 on or prior to the second anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of New PubCo or as a former shareholder of the Company. On such date, New PubCo Common Shares to which the former registered holder of the Certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to New PubCo together with all entitlements to dividends, distributions and interest thereon held for such former registered holder. None of New PubCo, Amalco Sub, the Company or the Exchange Agent shall be liable to any person in respect of any New PubCo Common Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
4.5 Withholding Rights. The SPAC, New PubCo and the Exchange Agent shall be entitled to deduct and withhold from the Common Amalgamation Consideration and any other amounts otherwise issuable or payable pursuant hereunder (whether in cash or kind) such amounts as the applicable party may be required to deduct and withhold therefrom under any applicable Law in respect of Taxes; provided, however, that before making any deduction or withholding pursuant to this Section 4.5 (other than with respect to compensatory payments or as a result of the Company failing to deliver the certification required by Section 8.3(d)(vi) of the Business Combination Agreement), SPAC and New PubCo shall use commercially reasonable efforts to give the Company at least five (5) Business Days prior written notice of any anticipated deduction or withholding (together with any legal basis thereof) to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding. SPAC and New PubCo shall reasonably consult and cooperate with the Company or the applicable Company Shareholder in good faith to minimize or eliminate, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by cooperating with the submission of any certificates or forms to establish an exemption from, reduction in, or refund of any such deduction or withholding. To the extent that any amounts are so deducted, withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes hereof as having been paid to the Person to whom such amounts would otherwise have been paid. SPAC, New PubCo and the Exchange Agent, as applicable, may sell or otherwise dispose of such portion of the Common Amalgamation Consideration or other consideration otherwise payable to such holder or former holder in the form of New PubCo Common Shares as is necessary to provide sufficient funds to enable the withholding party to comply with such deduction or withholding requirements, and none of SPAC, New PubCo or the Exchange Agent, as applicable, shall be liable to any Person for any deficiency in respect of any proceeds received (whether in cash or in kind), and New PubCo or the Exchange Agent, as applicable, shall notify the holder thereof and remit to the holder thereof any unapplied balance of the net proceeds of such sale.
4.6 Deemed Fully Paid and Non-Assessable Shares. All Company Shares and New PubCo Shares issued pursuant hereto shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of the BCBCA.
ARTICLE 5
AMENDMENTS
5.1 SPAC and the Company reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be: (a) set out in writing, (b) agreed to in writing by SPAC and the Company, (c) filed with the Court and, if made following the Company Meeting, approved by the Court (to the extent required by the Court), and (d) communicated to holders of Company Shares, if and as required by the Court.
5.2 Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that SPAC shall have previously consented in writing thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.
5.3 Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Company Meeting shall be effective only if (a) it is consented to in writing by each of the Company and SPAC, and (b) if required by the Court, it is consented to by holders of the Company Shares voting in the manner directed by the Court.
5.4 Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by New PubCo and Amalco, provided that it concerns a matter which, in the reasonable opinions of New PubCo and Amalco, each acting reasonably, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Company Shares.
5.5 The Parties, acting reasonably, agree to make all necessary consequential amendments to the Plan of Arrangement that are reasonably necessary to give effect to the foregoing.
ARTICLE 6
FURTHER ASSURANCES
6.1 Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement shall make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

Annex H
RESOLUTIONS OF THE SOLE SHAREHOLDER
OF
FOCUS IMPACT AMALCO SUB LTD.
(the “Company”)
The following resolutions are consented to in writing by the sole shareholder of the Company pursuant to the Business Corporations Act (British Columbia) (the “Act”) as of September 12, 2023.
RECITALS:
A.
The Company wishes to enter into a business combination agreement dated as of September 12, 2023 by and among DevvStream Holdings Inc., Focus Impact Acquisition Corp. (the “SPAC”) and the Company, in substantially the form attached hereto as Exhibit “A” (the “Business Combination Agreement”), pursuant to which the parties intends to carry out an initial business combination (as such term is used in the final prospectus of the SPAC dated as of October 27, 2021), which shall include an amalgamation between the Company and DevvStream Holdings Inc., as part of an arrangement (the “Arrangement”) on the terms and subject to the conditions set forth in a plan of arrangement under Section 288 of the Act.

NOW THEREFORE BE IT RESOLVED THAT:
The Business Combination Agreement
1.	Entry into the Business Combination Agreement by the Company, substantially in the form presented to the sole shareholder, is hereby authorized and approved.
2.	The Company is authorized to carry out the transactions contemplated by the Business Combination Agreement, including those set forth in the Plan of Arrangement.
Ancillary Documents
3.
Entry into any ancillary agreements, deeds, other instruments and other documents relating to the Arrangement and the transactions contemplated by the Business Combination Agreement (collectively, the “Ancillary Documents”) by the Company is hereby authorized and approved.

General
4.
All prior acts and deeds of any of the officers or directors of the Company taken to carry out the intent and accomplish the purposes of the foregoing resolutions are hereby approved, adopted, ratified and confirmed in all respects as the respective acts and deeds of the Company.

[Signature page follows]

These resolutions may be executed by inserting, attaching, or otherwise associating such person’s electronic signature in, to or with such resolution (including causing any of the foregoing to occur), and the insertion, attachment or other association of such person’s electronic signature will be conclusive evidence of such person’s authorization of the foregoing.
FOCUS IMPACT ACQUISITION CORP.

By:	/s/ Carl Stanton
	Name:	Carl Stanton
	Title:	Chief Executive Officer
[Signature Page to the Amalco Sub Shareholder Resolutions Authorizing Arrangement]

Exhibit “A”

Business Combination Agreement
See attached.

Annex I-1
SPONSOR SIDE LETTER
This letter agreement (this “Side Letter”) is dated as of September 12, 2023, by and among Focus Impact Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and Focus Impact Acquisition Corp., a Delaware corporation (“SPAC”). Capitalized terms used but not defined in this Side Letter shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below), except as otherwise provided in this Side Letter.
RECITALS
WHEREAS, as of the date hereof, the Sponsor is the holder of record of 5,750,000 SPAC Class B Shares (the “Sponsor Shares”) and 11,200,000 Private Placement Warrants (the “Sponsor Warrants” and, together with the Sponsor Shares, the “Sponsor Equity”);
WHEREAS, contemporaneously with the execution and delivery of this Side Letter, SPAC has entered into a Business Combination Agreement with DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia (the “Company”), Focus Impact Amalco Sub Ltd., a company existing under the Laws of the Province of British Columbia (“Amalco Sub”), dated as of the date hereof (as amended or modified from time to time in accordance with the terms of such agreement, the “Business Combination Agreement”), pursuant to which, among other things, (i) immediately prior to the Closing, SPAC shall continue as an Alberta corporation (the “SPAC Continuance”, and following such SPAC Continuance the SPAC is referred to herein for the periods following the effectiveness of the SPAC Continuance as the “New PubCo”) and, at the Closing in accordance with the Plan of Arrangement, Amalco Sub and the Company will amalgamate (the “Amalgamation”) to form one corporate entity which is a wholly owned subsidiary of the New PubCo (“Amalco”);
WHEREAS, in connection with the SPAC Continuance and the occurrence of the Closing, each Sponsor Share will automatically be converted into one share of common stock of New PubCo (“New PubCo Common Shares”) pursuant to the Governing Documents of SPAC and each Sponsor Warrant will be assumed by New PubCo and be converted into the right to exercise such warrants for New PubCo Common Shares (collectively, the “Automatic Conversion”);
WHEREAS, in accordance with the terms of this Side Letter, in lieu of the Automatic Conversion: (i) 575,000 Sponsor Shares (the “Automatic Forfeiture Sponsor Shares”) which shares will automatically be canceled upon the occurrence of the Closing for no consideration therefor and (ii) to the extent agreed by the Sponsor in accordance with Section 1.2 of this Side Letter (a) up to 1,725,000 Sponsor Shares (the “Financing Sponsor Share Cap”) and (b) up to 3,360,000 Sponsor Warrants (the “Financing Sponsor Warrant Cap”) will automatically be canceled upon the occurrence of the Closing for no consideration therefor;
WHEREAS, the Sponsor Shares and Sponsor Warrants not forfeited hereunder shall continue to be subject to the Automatic Conversion; and
WHEREAS, as an inducement to the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein, including making the Company an express third party beneficiary of this Side Letter to the extent set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
COVENANTS
Section 1.1 Automatic Forfeiture of Certain Sponsor Shares. Effective as of the consummation of the SPAC Continuance at the Closing, in accordance with the Business Combination Agreement, the Sponsor hereby consents to the automatic forfeiture of the Automatic Forfeiture Sponsor Shares in lieu of the Automatic Conversion, in accordance with the terms and conditions of this Side Letter (such automatic forfeiture, the “Automatic Sponsor Share Forfeiture”). The Sponsor shall receive no consideration in respect of the Automatic Forfeiture Sponsor Shares.
I-1-1

Section 1.2 Financing Forfeiture. In the event the Company and the SPAC agree to issue Financing Incentive Shares pursuant to the Business Combination Agreement, and the Sponsor has provided its written consent thereto, effective as of the consummation of the SPAC Continuance at the Closing, in accordance with the Business Combination Agreement, the Sponsor hereby consents to the automatic forfeiture of a number of Sponsor Shares equal to the number of Financing Incentive Shares, in no event to exceed a number equal to the Financing Sponsor Share Cap (the “Financing Forfeiture Sponsor Shares”) in lieu of the Automatic Conversion, in accordance with the terms and conditions of this Side Letter (such automatic forfeiture, the “Financing Sponsor Share Forfeiture”). The Sponsor shall receive no consideration in respect of the Financing Forfeiture Sponsor Shares. In the event the Company and the SPAC agree to issue Financing Incentive Warrants pursuant to the Business Combination Agreement, and the Sponsor has provided its written consent thereto, effective as of the consummation of the SPAC Continuance at the Closing, in accordance with the Business Combination Agreement, the Sponsor hereby consents to the automatic forfeiture of a number of Sponsor Warrants equal to the number of Financing Incentive Warrants, in no event to exceed a number equal to the Financing Sponsor Warrant Cap (the “Financing Forfeiture Sponsor Warrants”) in lieu of the Automatic Conversion, in accordance with the terms and conditions of this Side Letter (such automatic forfeiture, the “Financing Sponsor Warrant Forfeiture”). The Sponsor shall receive no consideration in respect of the Financing Forfeiture Sponsor Warrants. Alternatively (and for the avoidance of doubt, without limiting the Automatic Sponsor Share Forfeiture contemplated by Section 1.1), the Sponsor may agree to transfer (in lieu of forfeiting) all of its right, title and interest in, to and under certain Sponsor Shares and/or Sponsor Warrants to Financing Investors in and as a part of the Financing, in which case (i) such transferred Sponsor Shares and/or transferred Sponsor Warrants shall not be forfeited, (ii) upon such transfer, such Sponsor Shares and Sponsor Warrants shall be deemed to have been elected to be converted in Class A Shares per SPAC’s certificate of incorporation and cease to be considered Sponsor Shares and Sponsor Warrants, and shall instead be treated for all purposes as Class A Shares and Public Warrants of the SPAC and (iii) any shares or warrants so transferred shall reduce, on a share for share or warrant for warrant basis, the Financing Sponsor Share Cap or the Financing Sponsor Warrant Cap, respectively, as appropriate. The Sponsor shall receive no consideration in respect of such transferred Sponsor Shares or Sponsor Warrants. At the Closing in connection with the SPAC Continuance, (i) all of the Sponsor Shares, other than the Automatic Forfeiture Sponsor Shares and the Financing Forfeiture Sponsor Shares, shall be converted into New PubCo Common Shares and (ii) all of the Sponsor Warrants, other than the Financing Forfeiture Sponsor Warrants, shall continue to be obligations of New PubCo and exercisable for New PubCo Common Shares. Notwithstanding anything to the contrary in that certain Warrant Agreement, dated as of November 1, 2021, by and between the SPAC and Continental Stock Transfer & Trust Company, the Sponsor agrees that it will not elect its right to exercise the Private Placement Warrants on a “cashless basis” pursuant to Section 3.1 or Section 3.3.1(c) thereof. Notwithstanding anything to the contrary herein, this sentence and the immediately preceding sentence shall survive any termination of the Sponsor Lock-Up Period and the termination of this Agreement pursuant to Section 3.1(i) or 3.1(ii) (and the Company shall have the right to enforce the immediately preceding sentence notwithstanding termination of this Agreement pursuant to Section 3.1(i) or 3.1(ii)).
Section 1.3 Adjustments. In the event that any stock dividend, stock split, reverse stock split, recapitalization, reclassification, combination or exchange of shares of the SPAC occurs with respect to any Sponsor Shares or Sponsor Warrants before the Closing, but excluding for the avoidance of doubt the Automatic Conversion and the Automatic Sponsor Share Forfeiture, the Financing Sponsor Share Forfeiture and Financing Sponsor Warrant Forfeiture, (each, a “Pre-Closing Split”), then the number of Sponsor Shares and Sponsor Warrants that are subject to forfeiture hereunder shall be adjusted as a result of such Pre-Closing Split to provide the same economic effect as contemplated by this Side Letter prior to such Pre-Closing Split.
Section 1.4 Transfer Restrictions.
(a) The Sponsor hereby acknowledges and agrees that, during the period between the execution of this Side Letter and the Closing (and without limitation of the provisions set forth in Section 1.4(b)), the Sponsor Shares and Sponsor Warrants shall remain subject to and bound by the provisions of, and may only be Transferred (as defined in the Lock-Up Agreement) in accordance with, Section 5 of that certain letter agreement (the “Lock-Up Agreement”), dated as of November 1, 2021, by and among SPAC, the Sponsor and certain members of SPAC’s board of directors and/or management signatory thereto, a copy of which is attached hereto as Exhibit A. Sponsor also agrees not to (i) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or would reasonably be expected to violate or conflict, or result in or give rise to a violation of, the Sponsor’s representations, warranties, covenants and obligations under this Side Letter; or (ii) take any action that would restrict or otherwise adversely affect the Sponsor’s legal power, authority and
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right to comply with and perform its covenants and obligations under this Side Letter. Any Transfer in violation of this provision shall be void ab initio. Any transferee of Sponsor Shares or Sponsor Warrants (a “Sponsor Party”) must enter into a written agreement reasonably acceptable to the Company with the parties hereto agreeing to be bound by the terms of this Side Letter as if a party hereto and if such written agreement is not executed and delivered to the Company and the SPAC, such Transfer shall not be permitted hereunder or under the Lock-Up Agreement.
(b) Until the earlier of (i) 360 days after the Closing and (ii) the date following the Closing on which New PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their equity for cash, securities or other property (the “Sponsor Lock-Up Period”), without the consent of New PubCo following the Closing, the Sponsor shall not be entitled to make any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition (each, a “Transfer”), or to permit any Transfer, of any (1) New PubCo Common Shares received as a result of the Automatic Conversion or (2) New PubCo Common Shares received as a result of the exercise of the Sponsor Warrants (collectively, the “Restricted Sponsor Shares”); provided, that the Sponsor shall be permitted to distribute the Restricted Sponsor Shares to its members or otherwise to an Affiliate of Sponsor, so long as any member or Affiliate of Sponsor in receipt of Restricted Sponsor Shares prior to or simultaneously with the Transfer enters into a written agreement reasonably acceptable to the Company with the parties hereto agreeing to be bound by the terms of this Side Letter as if a party hereto; and provided, further, that if such written agreement is not executed and delivered to the Company and the SPAC, such distribution of the Restricted Sponsor Shares shall not be permitted hereunder or under the Lock-Up Agreement. Any reduction in the Lock-Up Period defined in the Company Support & Lock-Up Agreement shall be simultaneously and automatically applied to the Sponsor Lock-Up Period. Notwithstanding the foregoing, if, subsequent to the Closing, the closing price of the New PubCo Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing, the Sponsor Shares shall be released from the transfer restrictions provided by this Section 1.4(b).
Section 1.5 Further Assurances. SPAC and Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated by this Side Letter on the terms and subject to the conditions set forth herein.
Section 1.6 No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that does or would restrict, limit or interfere with the performance of the Sponsor’s obligations under this Side Letter with respect to the Restricted Sponsor Shares.
Section 1.7 Tax Treatment. The parties to this Side Letter intend that, for U.S. federal and all applicable state and local income tax purposes, (a) the Automatic Conversion qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, and (b) this Side Letter be, and hereby adopt this Side Letter as, a “plan of reorganization” within the meaning of Section 368 of the Code. The parties to this Side Letter shall not take any position inconsistent with the intent set forth in this Section 1.7 except to the extent otherwise required by a “determination” as defined in Section 1313 of the Code. References in this Section 1.7 to the Code shall include references to any similar or analogous provisions of state or local law.
Section 1.9 Sponsor Support. At any meeting of the stockholders of SPAC, however called, or at any adjournment thereof, and in any action by written consent of the stockholders of SPAC distributed by the board of directors of SPAC, or otherwise undertaken as contemplated by the Business Combination Agreement or the transactions contemplated thereby, or in any other circumstance in which the vote, consent or other approval of the stockholders of SPAC is sought, Sponsor hereby unconditionally and irrevocably agrees that it shall (i) appear at each such meeting or otherwise cause all of its Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Sponsor Shares: (a) in favor of the SPAC Shareholder Approval Matters and any other matters necessary or reasonably requested by the Company or the SPAC in connection therewith; (b) in favor of any proposal to adjourn or postpone any meeting of the shareholders of the SPAC at which any of the foregoing matters are submitted for consideration and vote of the shareholders of the SPAC to a later date if there are not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held
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to vote upon any of the foregoing matters; (c) against any proposal relating to an alternative Business Combination (as defined in SPAC’s certificate of incorporation as in effect as of the date hereof); (d) against any proposal, action or agreement that would (1) compete with the transaction contemplated by the Business Combination Agreement, (2) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the SPAC contained in the Business Combination Agreement, or of the Sponsor contained in this Side Letter, (3) reasonably be expected to impede, frustrate, prevent or nullify any provision of this Side Letter, the Business Combination Agreement or the Amalgamation and/or the related plan of arrangement or this Side Letter or the performance by the SPAC of its obligations under the Business Combination Agreement or by the Sponsor of its obligations under this Side Letter or (4) change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock or other securities of SPAC (other than, in the case of this clause (4), pursuant to the Business Combination Agreement or the Ancillary Documents and the transactions contemplated thereby). The obligations of the Sponsor specified in this Section 1.9 shall apply whether or not (i) the Business Combination, the Business Combination Agreement, the related plan of arrangement or any action described above is recommended by the Board of Directors of the SPAC or (ii) the Board of Directors of the SPAC has previously recommended the Business Combination, the Business Combination Agreement, the related plan of arrangement or any action described above and subsequently withdrawn or otherwise changed such recommendation. Sponsor Party agrees that it shall not commit, agree, or publicly propose any intention to take any action inconsistent with the foregoing. Sponsor hereby irrevocably waives, and agrees not to exercise, assert or perfect (and agrees to cause not to be exercised, asserted or perfected), any dissenters’ or appraisal rights under Section 262 of the Delaware General Corporation Law and any other similar statute in connection with the Amalgamation or the Business Combination Agreement. Sponsor hereby agrees to take all actions necessary to opt out of, any class action with respect to, any claim, derivative or otherwise, against the SPAC or any of its Affiliates relating to the negotiation, execution or delivery of this Side Letter, the Business Combination Agreement or the consummation of the Business Combination and/or the related plan of arrangement, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Side Letter or (2) alleging a breach of any fiduciary duty of the Board of Directors of the SPAC in connection with this Side Letter, the Business Combination Agreement or the Business Combination and/or the related plan of arrangement.
Section 1.10 Stock Transactions. During the period between the execution of this Side Letter and the Closing, the Sponsor acknowledges and agrees that if it acquires any shares or securities convertible into shares of the SPAC (including, without limitation, any warrants issued to Sponsor in connection with the conversion of that certain unsecured promissory note, dated as of May 9, 2023, issued by the SPAC to the Sponsor), the Sponsor agrees that he, she or it will (a) make such acquisition in material compliance with applicable Laws regarding the sale and purchase of securities and material non-public information and (b) not elect to make a Redemption with respect to any such purchased shares or shares issuable upon conversion of securities convertible into shares. All such additional shares or securities acquired shall be subject to the terms of Section 1.9.
Section 1.11 Waiver of Adjustment Provisions. Notwithstanding anything to the contrary in any other document, agreement or contract to which Sponsor is bound, Sponsor (for itself, himself or herself and for its, his or her successors, heirs, assigns and permitted transferees) hereby (but subject to the consummation of the Amalgamation) irrevocably and unconditionally waives and agrees not to exercise or assert, any rights to adjustment or other anti-dilution protections with respect to the rate at which shares of SPAC Class B Shares convert into other shares of SPAC or New PubCo Common Shares in connection with the Automatic Conversion and, in furtherance of the foregoing, Sponsor hereby irrevocably and unconditionally agrees and acknowledges that (a) each SPAC Class B Share (other than those subject to the Automatic Sponsor Share Forfeiture or the Financing Sponsor Share Forfeiture) shall convert only into New PubCo Common Shares (and not any other SPAC shares prior to the Automatic Conversion) on a one-for-one basis automatically at the Effective Time in connection with the Automatic Conversion and (b) that each Sponsor Warrant shall only convert into the right to exercise such warrants for New PubCo Common Shares, such waiver, agreement and acknowledgement constituting sufficient and necessary waiver under the terms of SPAC’s certificate of incorporation as currently in effect for such purpose, in each case subject to equitable adjustments for any Pre-Closing Splits to provide the same economic effect as contemplated by this Side Letter prior to such Pre-Closing Split.
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ARTICLE II
REPRESENTATIONS AND WARRANTIES
The Sponsor represents and warrants to SPAC as follows:
Section 2.1 Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Side Letter and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party. The Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Side Letter has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Side Letter, this Side Letter constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Side Letter is being executed in a representative or fiduciary capacity, the Person signing this Side Letter has full power and authority to enter into this Side Letter on behalf of the Sponsor.
Section 2.2 Ownership. The Sponsor is the holder of record of all of the Sponsor Equity as set forth in this Side Letter, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Sponsor Equity, other than transfer restrictions under the Securities Act) affecting any such Sponsor Shares, other than any Permitted Liens or pursuant to (i) this Side Letter, (ii) the Sponsor’s organizational documents or the organizational documents of SPAC, (iii) the Registration Rights Agreement to be executed by the Company, SPAC, the Sponsor and other parties thereto following the signing of the Business Combination Agreement or (iv) the Lock-Up Agreement.
Section 2.3 No Conflicts. The execution and delivery of this Side Letter by the Sponsor does not, and the performance by the Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor Party is not an individual, conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor), in each case to the extent such consent, approval or other action would prevent, enjoin or delay the performance by the Sponsor of its, his or her obligations under this Side Letter.
Section 2.4 Litigation. There are no Proceedings pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, which in any manner challenges or seeks to prevent, enjoin or delay the performance by the Sponsor of its obligations under this Side Letter.
ARTICLE III
MISCELLANEOUS
Section 3.1 Termination. This Side Letter and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (i) the first day on which the Lock-Up Agreement expires, (ii) the first day on which the Lock-Up Period defined in the Company Support & Lock-Up Agreement expires and (iii) the termination of the Business Combination Agreement in accordance with Article IX thereof. Except as expressly set forth herein, upon such termination of this Side Letter, all obligations of the parties under this Side Letter will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof. This Article III shall survive the termination of this Side Letter. Neither the provisions of this Section 3.1 nor the termination of this Side Letter shall (a) relieve any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, (b) relieve any party hereto from any liability to any other party arising out of or in connection with any breach of this Side Letter prior to such termination or expiration or fraud or (c) terminate the obligations under the last sentence of Section 1.10.
Section 3.2 Amendment and Waiver. No amendment of any provision of this Side Letter shall be valid unless (a) the same shall be in writing and signed by SPAC and the Sponsor and (b) in compliance with Section 3.3. No waiver of any provision or condition of this Side Letter shall be valid unless (i) the same shall be in writing and signed by the party against which such waiver is to be enforced and (ii) in compliance with Section 3.3. No waiver by any party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not,
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shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
Section 3.3 Assignment; Third Party Beneficiaries. This Side Letter and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Side Letter nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto, other than in respect of the dissolution of the Sponsor to the members of the Sponsor in receipt of Restricted Sponsor Shares as a result thereof. This Side Letter is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such permitted assigns, any legal or equitable rights hereunder. Notwithstanding anything to the contrary contained in this Side Letter, the parties hereto hereby acknowledge and agree that from the execution of this Side Letter until the occurrence of the Closing or the termination of this Side Letter in accordance with Section 3.1 of this Side Letter (provided that, solely with respect to Section 1.2, Section 1.2 will survive as set forth in the final sentence of Section 1.2): (a) the Company is an express third-party beneficiary of this Side Letter, including, for the avoidance of doubt, with respect to (i) the covenants of Sponsor and SPAC set forth in Article I (as well as any Sponsor Party or other transferee that becomes bound by this Side Letter) as if the Company were a party hereto and (ii) the representations and warranties of Sponsor given to SPAC (as well as any Sponsor Party or other transferee that becomes bound by this Side Letter) and set forth in Article II as if the Company were the SPAC with respect thereto, (b) no amendment of this Side Letter, waiver of any provision or condition of this Side Letter, assignment of this Side Letter or termination of this Side Letter (except as expressly contemplated in Section 3.1 of this Side Letter) shall be made without the prior written consent of the Company, and (c) the Company shall be entitled to enforce the terms of this Side Letter as if they were a party hereto, and the Company shall be entitled to exercise any remedies for breaches by any party of, or failure of any party to perform, this Side Letter, including without limitation injunctive or other equitable relief or an Order of specific performance (or any other equitable remedy) to enforce the terms hereof and to prevent breaches of this Side Letter, in addition to any other remedy at law or in equity, and shall not be required to provide any bond or other security in connection with any such Order or injunctive relief.
Section 3.4 Notices. All notices, demands and other communications to be given or delivered under this Side Letter shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Any notice, demand and other communications to be given or delivered under this Side Letter to either party shall be simultaneously provided to the Company in accordance with Section 11.1 (Notices) of the Business Combination Agreement. Unless another address is specified in writing pursuant to the provisions of this Section 3.4, notices, demands and other communications to the parties hereto shall be sent to the addresses indicated below:
Notices to SPAC or the Sponsor and following the Closing, the Company:	with a copy to (which shall not constitute notice):

Focus Impact Acquisition Corp.	Kirkland & Ellis LLP
1345 Avenue of the Americas	601 Lexington Avenue
New York, NY 10105	New York, NY 10022
Attention: Carl Stanton	Attention: Lauren M. Colasacco, P.C.
Email: cstanton@focus-impact.com	Peter Seligson, P.C.

	E-mail:	lauren.colasacco@kirkland.com peter.seligson@kirkland

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130
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Attention:	Shai Kalansky; Omar Pringle;
Justin Salon

Email:	skalansky@mofo.com opringle@mofo.com justinsalon@mofo.com
Section 3.5 Entire Agreement. This Side Letter and the exhibits and schedule hereto constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
Section 3.6 Miscellaneous. The provisions of Sections 11.4 (Governing Law; Jurisdiction), 11.5 (Waiver of Jury Trial), 11.7 (Severability), 11.9 (No Recourse), 11.11 (Interpretation) and 11.12 (Counterparts) of the Business Combination Agreement shall apply mutatis mutandis.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]
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IN WITNESS WHEREOF, the SPAC and Sponsor have duly executed this Side Letter as of the date first written above.
SPAC:

FOCUS IMPACT ACQUISITION CORP.

By:	/s/ Carl Stanton
Name:	Carl Stanton
Title:	Chief Executive Officer

SPONSOR:

FOCUS IMPACT SPONSOR LLC

By:	/s/ Carl Stanton
Name:	Carl Stanton
Title:	Authorized Signatory
[Signature Page to Letter Agreement]
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EXHIBIT A

LOCK-UP AGREEMENT
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November 1, 2021
Focus Impact Acquisition Corp.
250 Park Avenue Ste 911
New York, NY, 10177
Re: Initial Public Offering
Ladies and Gentlemen:
This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among Focus Impact Acquisition Corp., a Delaware corporation (the “Company”) and Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, as representatives of the several underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”) of 25,000,000 of the Company’s units (including 3,750,000 units that may be purchased pursuant to the Underwriters’ option to purchase additional units, the “Units”), each consisting of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and one-half of one warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and a prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”). Certain capitalized terms used herein are defined in paragraph 1 hereof.
In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Focus Impact Sponsor, LLC (the “Sponsor”) and each of the undersigned (each, an “Insider” and, collectively, the “Insiders”) hereby agree with the Company as follows:
1. Definitions. As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Founder Shares” shall mean the 7,187,500 shares of Class B Common Stock of the Company, par value $0.0001 per share, outstanding prior to the consummation of the Public Offering; (iii) “Private Placement Warrants” shall mean the warrants to purchase shares of Common Stock of the Company that will be acquired by the Sponsor for an aggregate purchase price of $ 7,500,000 (or up to $ 8,250,000 if the Underwriters’ exercise their option to purchase additional units), or $1.00 per Warrant, in a private placement that shall close simultaneously with the consummation of the Public Offering (including Common Stock issuable upon conversion thereof); (iv) “Public Stockholders” shall mean the holders of Common Stock included in the Units issued in the Public Offering; (v) “Public Shares” shall mean the Common Stock included in the Units issued in the Public Offering; (vi) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants shall be deposited; (vii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (viii) “Charter” shall mean the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.
2. Representations and Warranties.
(a) The Sponsor and each Insider, with respect to itself, herself or himself, represent and warrant to the Company that it, she or he has the full right and power, without violating any agreement to which it, she or he is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement, as applicable, and to serve as an officer of the Company and/or a director on the Company’s Board of Director (the “Board”), as applicable, and each Insider hereby consents to being named in the Prospectus, road show and any other materials as an officer and/or director of the Company, as applicable.
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(b) Each Insider represents and warrants, with respect to herself or himself, that such Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all material respects and does not omit any material information with respect to such Insider’s background. The Insider’s questionnaire furnished to the Company is true and accurate in all material respects. Each Insider represents and warrants that such Insider is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; such Insider has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and such Insider is not currently a defendant in any such criminal proceeding; and such Insider has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.
3. Business Combination Vote. It is acknowledged and agreed that the Company shall not enter into a definitive agreement regarding a proposed Business Combination without the prior consent of the Sponsor. The Sponsor and each Insider, with respect to itself or herself or himself, agrees that if the Company seeks stockholder approval of a proposed initial Business Combination, then in connection with such proposed initial Business Combination, it, she or he, as applicable, shall vote all Founder Shares and any Public Shares held by it, her or him, as applicable, in favor of such proposed initial Business Combination (including any proposals recommended by the Board in connection with such Business Combination) and not redeem any Public Shares held by it, her or him, as applicable, in connection with such stockholder approval.
4. Failure to Consummate a Business Combination; Trust Account Waiver.
(a) The Sponsor and each Insider hereby agree, with respect to itself, herself or himself, that in the event that the Company fails to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Sponsor and each Insider agree not to propose any amendment to the Charter (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete an initial Business Combination within the required time period set forth in the Charter or (ii) with respect to any other provision relating to the rights of holders of Public Shares unless the Company provides its Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, if any, divided by the number of then-outstanding Public Shares.
(b) The Sponsor and each Insider, with respect to itself, herself or himself, acknowledges that it, she or he has no right, title, interest or claim of any kind in or to any monies held in the Trust Account as a result of any liquidation of the Company with respect to the Founder Shares held by it, her or him, if any. The Sponsor and each of the Insiders hereby further waive, with respect to any Founder Shares and Public Shares held by it, her or him, as applicable, any redemption rights it, she or he may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or a stockholder vote to approve an amendment to the Charter (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with an initial
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Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the time period set forth in the Charter or (ii) with respect to any other provision relating to the rights of holders of Public Shares (although the Sponsor and the Insiders shall be entitled to liquidation rights with respect to any Public Shares they hold if the Company fails to consummate a Business Combination within the required time period set forth in the Charter).
5. Lock-up; Transfer Restrictions.
(a) The Sponsor and the Insiders agree that they shall not Transfer any Founder Shares or shares of Common Stock issuable upon conversion thereof (the “Founder Shares Lock-up”) until the earlier of (A) one year after the completion of an initial Business Combination and (B) the date following the completion of an initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”). Notwithstanding the foregoing, if, subsequent to a Business Combination, the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, the Founder Shares shall be released from the Founder Shares Lock-up.
(b) The Sponsor and Insiders agree that they shall not effectuate any Transfer of Private Placement Warrants or Common Stock underlying such Warrants until 30 days after the completion of an initial Business Combination.
(c) Notwithstanding the provisions set forth in paragraphs 5(a) and (b), Transfers of the Founder Shares and Private Placement Warrants and any shares of Common Stock issued upon conversion or exercise thereof are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members or partners of the Sponsor or their affiliates, or any affiliates of the Sponsor or any employees of such affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the Founder Shares, Private Placement Warrants or Common Stock, as applicable, were originally purchased; (f) by pro rata distributions from the Sponsor to its members, partners, or shareholders pursuant to the Sponsor’s organizational documents; (g) by virtue of the laws of Delaware or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (h) to the Company for no value for cancellation in connection with the consummation of an initial Business Combination, (i) in the event of the Company’s liquidation prior to the completion of a Business Combination; or (j) in the event of completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s Public Stockholders having the right to exchange their Common Stock for cash, securities or other property subsequent to the completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (g) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in this Letter Agreement.
(d) During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of Citigroup Global Markets Inc., Transfer any Units, Common Stock, Warrants or any other securities convertible into, or exercisable or exchangeable for, Common Stock held by it, her or him, as applicable, subject to certain exceptions enumerated in Section 5(h) of the Underwriting Agreement.
6. Remedies. The Sponsor and each of the Insiders hereby agree and acknowledge that (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by the Sponsor or such Insider of its, her or his obligations, as applicable under paragraphs 3, 4, 5, 7, 10 and 11, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.
I-1-12

7. Payments by the Company. Except as disclosed in the Prospectus, none of the Sponsor, the holders of our Founder Shares, any director or officer of the Company nor any of their respective affiliates shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).
8. Director and Officer Liability Insurance. The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and the Insiders shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.
9. Termination. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Founder Shares Lock-up Period and (ii) the liquidation of the Company.
10. Indemnification. In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company (except for the Company’s independent auditors) or (ii) any prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of interest that may be withdrawn to pay the Company’s tax obligations, (y) shall not apply to any claims by a third party or Target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.
11. Forfeiture of Founder Shares. To the extent that the Underwriters do not exercise their option to purchase additional Units within 45 days from the date of the Prospectus in full (as further described in the Prospectus), the Sponsor agrees to automatically surrender to the Company for no consideration, for cancellation at no cost, an aggregate number of Founder Shares so that the number of Founder Shares will equal of 20% of the sum of the total number of Common Stock and Founder Shares outstanding at such time. The Sponsor and Insiders further agree that to the extent that the size of the Public Offering is increased or decreased, the Company will effect a stock split, stock dividend, reverse stock split or stock repurchase, as applicable, with respect to the Founder Shares immediately prior to the consummation of the Public Offering in such amount as to maintain the number of Founder Shares at 20% of the sum of the total number of Common Stock and Founder Shares outstanding at such time.
12. Entire Agreement. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.
13. Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, each of the Insiders and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.
I-1-13

14. Counterparts; Electronic Signatures. This Letter Agreement may be executed in any number of original or facsimile counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Letter Agreement or in any other certificate, agreement or document related to this Letter Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
15. Effect of Headings. The paragraph headings herein are for convenience only and are not part of this Letter Agreement and shall not affect the interpretation thereof.
16. Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
17. Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.
18. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.
[Signature Page Follows]
I-1-14

Sincerely,

FOCUS IMPACT SPONSOR, LLC

By:	Carl Stanton
Its:	Managing Member

By:	/s/ Carl Stanton
Name: Carl Stanton
/s/ Westley Moore
Westley Moore
/s/ Carl Stanton
Carl Stanton
/s/ Ernest Lyles
Ernest Lyles
/s/ Wray Thorn
Wray Thorn
/s/ Howard Sanders
Howard Sanders
/s/ Troy Carter
Troy Carter
/s/ Jerri DeVard
Jerri DeVard
/s/ Dawanna Williams
Dawanna Williams
Acknowledged and Agreed:

FOCUS IMPACT ACQUISITION CORP.

By:	/s/ Carl Stanton
Name: Carl Stanton
Title: Chief Execuive Officer
[Signature Page to Letter Agreement]
I-1-15

AMENDMENT NO. 1 TO SPONSOR SIDE LETTER
This Amendment No. 1 to the Sponsor Side Letter (this “Amendment”) is made and entered into as of May 1, 2024 by and between Focus Impact Acquisition Corp., a Delaware corporation (the “SPAC”) and Focus Impact Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).
WHEREAS, on September 12, 2023, the SPAC, Focus Impact Amalco Sub Ltd., a company existing under the Laws of the Province of British Columbia and a wholly-owned subsidiary of the SPAC (“Amalco Sub”) and DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia (the “Company”) entered into that certain Business Combination Agreement (the “Business Combination Agreement”);
WHEREAS, concurrently with the execution and delivery of the Business Combination Agreement, the SPAC and the Sponsor entered into that certain Sponsor Side Letter (the “Sponsor Side Letter”);
WHEREAS, the SPAC, Amalco Sub and the Company have entered into that certain Amendment No.1 to the Business Combination Agreement in accordance with Section 11.8 thereof (the “BCA Amendment”);
WHEREAS, in connection with the execution and delivery of the BCA Amendment, the SPAC and the Sponsor desire to amend the Sponsor Side Letter and to enter into this Amendment in accordance with Sections 3.2 and 3.3 thereof and the Company by its execution of this Amendment desires to consent to the entry into this Amendment; and
WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Sponsor Side Letter, except as set forth in the BCA Amendment.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Amendment.
(a) The third Recital of the Sponsor Side Letter is hereby amended and restated in its entirety as follows:
“WHEREAS, in connection with the SPAC Continuance and the occurence of the Closing, the Sponsor Shares will automatically be converted into shares of common stock of New PubCo (“New Pubco Common Shares”) pursuant to the Governing Documents of SPAC and the Sponsor Warrants will be assumed by New PubCo and be converted into the right to exercise such warrants for New PubCo Common Shares (collectively, the “Automatic Conversion”);”
(b) The fifth Recital of the Sponsor Side Letter is hereby amended and restated in its entirety as follows:
“WHEREAS, the Sponsor Shares and Sponsor Warrants not forfeited hereunder shall continue to be subject to the Automatic Conversion; provided, that, the Automatic Conversion shall provide for the automatic conversion of each Sponsor Share into one New PubCo Common Share times the Reverse Split Factor (as such term is defined in the BCA Amendment) (rounded down to the nearest whole share after aggregating all New PubCo Common Shares held by the Sponsor) and each Sponsor Warrant will be converted into a right to exercise such warrants for a number of New PubCo Common Shares as adjusted by the Reverse Split Factor in accordance with the terms of the Warrant Agreement; and”
(c) Section 1.11 of the Sponsor Side Letter is hereby amended and restated in its entirety as follows:
“1.11 Waiver of Adjustment Provisions. Notwithstanding anything to the contrary in any other document, agreement or contract to which Sponsor is bound, Sponsor (for itself, himself or herself and for its, his or her successors, heirs, assigns and permitted transferees) hereby (but subject to the consummation of the Amalgamation) irrevocably and unconditionally waives and agrees not to exercise or assert, any rights to adjustment or other anti-dilution protections with respect to the rate at which shares of SPAC Class B Shares convert into other shares of SPAC or New PubCo Common Shares in connection with the Automatic Conversion and, in furtherance of the foregoing, Sponsor hereby irrevocably and unconditionally agrees and acknowledges that, in connection with the SPAC
I-2-1

Continuance and the occurrence of the Closing, (a) each SPAC Class B Share (other than those subject to the Automatic Sponsor Share Forfeiture or the Financing Sponsor Share Forfeiture) shall convert only into a number of New PubCo Common Shares (and not any other SPAC shares prior to the Automatic Conversion) equal to the Reverse Split Factor and (b) that each Sponsor Warrant shall only convert into the right to exercise such warrants for New PubCo Common Shares equal to the Reverse Split Factor, such waiver, agreement and acknowledgement constituting sufficient and necessary waiver under the terms of SPAC’s certificate of incorporation as currently in effect for such purpose, in each case subject to equitable adjustments for any Pre-Closing Splits to provide the same economic effect as contemplated by this Side Letter prior to such Pre-Closing Split; provided, that, no fractional shares shall be issued and the total number of New PubCo Common Shares to be received by the Sponsor shall be rounded down to the nearest whole share after aggregating all New PubCo Common Shares held by the Sponsor.”
2. Company Consent. The Company, by executing and delivering a counterpart signature page to this Amendment, hereby consents in all respects to this Amendment.
3. Miscellaneous. The provisions of Sections 3.2 (Amendment and Waiver), 3.3 (Assignment; Third-Party Beneficiaries), 3.4 (Notices) and 3.6 (Miscellaneous) shall apply to this Amendment mutatis mutandis.
4. No Further Amendment. The SPAC and the Sponsor agree that, except as specifically amended hereby, all other provisions of the Sponsor Side Letter shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Sponsor Side Letter or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the Sponsor Side Letter.
5. References. All references to the “Side Letter” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Side Letter”) in the Sponsor Side Letter shall refer to the Sponsor Side Letter as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Sponsor Side Letter (as amended hereby) and references in the Sponsor Side Letter to “the date hereof” “and terms of similar import shall in all instances continue to refer to September 12, 2023.
6. Effect of Amendment. This Amendment shall form a part of the Sponsor Side Letter for all purposes, and each party hereto and thereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Sponsor Side Letter shall be deemed a reference to the Sponsor Side Letter as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.
[Remainder of Page Intentionally Left Blank]
I-2-2

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, all as of the date first above written.
SPAC:

FOCUS IMPACT ACQUISITION CORP.

By: /s/ Carl Stanton
Name: Carl Stanton
Title: Authorized Signatory

SPONSOR:

FOCUS IMPACT SPONSOR LLC

By: /s/ Carl Stanton
Name: Carl Stanton
Title: Authorized Signatory
[Signature Page to Amendment No. 1 to Sponsor Side Letter]
I-2-3

Acknowledged and Agreed:

COMPANY:

DEVVSTREAM HOLDINGS, INC.

By: /s/ Sunny Trinh
Name: Sunny Trinh
Title: Authorized Signatory
[Signature Page to Amendment No. 1 to Sponsor Side Letter]
I-2-4

Annex J

January 30, 2024	PRIVATE & CONFIDENTIAL
Board of Directors
Focus Impact Acquisition Corp.
Ladies and Gentlemen:
Houlihan Capital, LLC (“Houlihan Capital”) understands that Focus Impact Acquisition Corp. (the “Client” or the “Company” or “Focus Impact”) is contemplating a transaction that involves a business combination whereby the Company will combine with DevvStream Holdings Inc. (“DevvStream” or the “Target”) based on a pre-money equity valuation of Target of $145.0 million. At the closing of the Transaction (“Closing”), all existing Target capital equity will be converted into newly issued shares of common stock of the combined company (“PubCo”), valued at $10.20 per share.
Pursuant to an engagement letter dated August 8, 2023, the Board of Directors of the Company (the “Board”) engaged Houlihan Capital as its financial advisor to render a written opinion, as to whether, as of the date of this Opinion, the Transaction is fair to the holders of shares of Class A common stock of the Company from a financial point of view.
In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:
•
Held discussions with certain members of Company management (“Company Management”) and Target management (“Target Management”) regarding the Transaction, the historical performance and financial projections of the Target, and the future outlook for the Target;

•	Review of information provided by Client and Target including, but not limited to:
°	2022 calendar year end unaudited financial statements for DevvStream;
°	Projected financial statements for DevvStream for the calendar years ended 2023 through 2025;
°	Executed letter of intent between Focus Impact and DevvStream, effective May 8, 2023;
°	Focus Impact Board presentation draft, dated August 8, 2023;
°	Business Combination Agreement by and among Focus Impact Acquisition Corp. and DevvStream Holdings Inc., dated September 12, 2023;
°	Reasonable Basis Review of Projections for DevvStream Holdings Inc. prepared by Zukin Certification Services, dated September 6, 2023;
°	Cap table pro forma for the Transaction.
•
Discussed with Company Management and Target Management the status of current outstanding legal and environmental claims (if any) and confirmed that any potential related financial exposure has been properly disclosed;

•
Reviewed the industry in which the Target operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

200 West Madison Suite 2150 Chicago, IL 60606
Tel: 312.450.8600 Fax: 312.277.7599
www.houlihan.com

The Board of Directors of Focus Impact Acquisition Corp.
January 30, 2024
Fairness Opinion - Confidential
•	Developed indications of value for the Target using generally accepted valuation methodologies; and
•	Reviewed certain other relevant, publicly available information, including economic, industry, and Target specific information.
Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Board of Directors. Our written opinion may be used (i) by the Board of Directors in evaluating the Transaction, (ii) in disclosure materials to shareholders of the Company, (iii) in filings with the Securities and Exchange Commission (the “SEC”) (including the filing of the fairness opinion and the data and analysis presented by Houlihan Capital to the Board of Directors), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.
No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Opinion does not address any aspect of the Board’s recommendation to its shareholders with respect to the adoption of the Transaction or how any shareholder of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Transaction, applicable law, and the Company’s organizational instruments.
This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Opinion other than Houlihan Capital.
We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from Company Management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. Company Management has represented: (i) that it directed Houlihan Capital to rely on certain forecasted financial information prepared by Target Management as adjusted by Company Management (the “Forecast”); (ii) Houlihan Capital had no role whatsoever in the preparation of the Forecast; (iii) Houlihan Capital was not asked to provide an outside “reasonableness review” of the Forecast; (iv), the Company did not engage Houlihan Capital to audit or otherwise validate any of the Forecast’s underlying inputs and assumptions; and (v) that Houlihan Capital accurately summarized and presented the Forecast. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.
Several analytical methodologies have been employed herein, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

The Board of Directors of Focus Impact Acquisition Corp.
January 30, 2024
Fairness Opinion - Confidential
The conclusions we have reached are based on all the analyses and factors presented herein taken as a whole and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the material that follows.
Our only opinion is the formal written opinion Houlihan Capital has expressed as to whether the Transaction is fair to the holders of shares of Class A common stock of the Company from a financial point of view. The Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of the Company, its shareholders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the Company, its shareholders, or any other party.
In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion. Houlihan Capital is under no obligation, to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.
Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Transaction or any of their affiliates and has provided no previous investment banking or consulting services to any party to the Transaction or any of their affiliates. There is no current agreement between Houlihan Capital, its principals, or affiliates and any party to the Transaction or any of their affiliates providing for the provision of future services by Houlihan Capital, its principals, or any of its affiliates to or for the benefit of any party to the Transaction or any of their affiliates. Houlihan Capital was not requested to, and did not (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the proposed Transaction, (ii) negotiate or recommend the terms of the proposed Transaction, or (iii) advise the Board with respect to alternatives to the proposed Transaction. Houlihan Capital was engaged on a fixed fee basis.
In an engagement letter dated August 8, 2023, the Company has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services relating to the Opinion.
As of the date hereof, it is Houlihan Capital’s opinion that the Transaction is fair to the holders of shares of Class A common stock of the Company from a financial point of view.
Respectfully submitted,
/s/ Houlihan Capital, LLC
Houlihan Capital, LLC

Annex K
EVANS & EVANS, INC.
SUITE 130, 3RD FLOOR, BENTALL II, 555 BURRARD STREET	19TH FLOOR, 700 2ND STREET SW	6TH FLOOR, 176 YONGE STREET
VANCOUVER, BRITISH COLUMBIA	CALGARY, ALBERTA	TORONTO, ONTARIO
CANADA V7X 1M8	CANADA T2P 2W2	CANADA M5C 2L7
September 12, 2023
DEVVSTREAM HOLDINGS INC.
2133-1177 W. Hastings Street
Vancouver, British Columbia V6E 2K3
Attention: Board of Directors
Dear Sirs/Mesdames:
Subject: Fairness Opinion
1.0	Introduction
1.01
Evans & Evans, Inc. (“Evans & Evans” or the “authors of the Opinion”) was engaged by the Board of Directors (the “Board”) of DevvStream Holdings Inc. (“DevvStream” or “Company”) of Vancouver, British Columbia to prepare a Fairness Opinion (the “Opinion”) with respect to the proposed business combination (the “Proposed Transaction”) with Focus Impact Partners LLC on behalf of Focus Impact Acquisition Corporation (“Focus Impact” and together with DevvStream the “Companies”). Evans & Evans understands that the Companies entered into a non-binding letter of intent (the “LOI”) dated May 8, 2023, setting out the terms of the Proposed Transaction. The Proposed Transaction is summarized in section 1.03 of this Opinion.

DevvStream is a carbon stream investment company that provides capital for sustainability projects in exchange for carbon credit rights. DevvStream is a reporting issuer whose shares are listed for trading on the NEO Exchange (“NEO”) under the symbol “DESG”. The Company changed its name from “1319738 B.C. Ltd.” to “DevvStream Holdings Inc.” on November 4, 2022.
Focus Impact is a special purpose acquisition company incorporated in Delaware. Focus Impact’s securities are listed for trading on the NASDAQ under the symbols “FIAC”.
Given the planned completion of the Proposed Transaction, the Board has requested Evans & Evans prepare the Opinion to provide an independent opinion as to the fairness of the Proposed Transaction, from a financial point of view, to the DevvStream shareholders (“DevvStream Shareholders”).
The effective date of the Opinion is September 12, 2023.
1.02	Unless otherwise noted, all monetary amounts referenced herein are US dollars.
1.03
Evans & Evans reviewed the LOI and a draft of the Business Combination Agreement (the “Agreement”) setting out the terms of the Proposed Transaction. A summary of the key terms of the Proposed Transaction is outlined below[1].

1)
The Agreement will be made and entered into by and among Focus Impact, Focus Impact Amalco Sub Ltd., a newly incorporated company under the Laws of the Province of British Columbia (“Amalco Sub”), and DevvStream. Amalco Sub is a wholly-owned, direct subsidiary of Focus Impact, and was formed for the sole purpose of consummating the Proposed Transaction.

2)
Immediately prior to the Closing, Focus Impact will continue (the “Continuance”) from the State of Delaware under the Delaware General Corporation Law (“DGCL”) to the Province of Alberta under the Business Corporations Act (Alberta) (the “ABCA”) (Focus Impact is referred to herein for the periods following the effectiveness of the Continuance as the “New PubCo”).

1	Capitalized terms in section 1.03 of the Opinion are defined in the Agreement. The reader is advised to refer to the Agreement.

3)
Following the Continuance, on the Closing Date, Amalco Sub and the Company will amalgamate (the “Amalgamation”) by way of a plan of arrangement (the “Plan of Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) to form one corporate entity (“Amalco”).

4)
Immediately prior to the close of the Proposed Transaction the following will occur: (i) each Company Share issued and outstanding will be automatically exchanged for a certain number of New PubCo Common Shares, (ii) each Company Option and Company Restricted Stock Unit (“RSU”) issued and outstanding will be assumed by New PubCo and shall be converted into Converted Options and Converted RSUs, respectively, (iii) each Company Warrant will be assumed by New PubCo, and upon exercise, they will entitle the holder to receive New PubCo Common Shares, (iv) each holder of Convertible Notes will receive New PubCo Common Shares in accordance with the terms of such Convertible Notes, and (v) each common share of Amalco Sub will be automatically exchanged for a common share of Amalco.

The Common Conversion Ratio means, in respect of a Company Share, the number equal to (a) the Common Amalgamation Consideration divided by (b) the Fully Diluted Comm Shares Outstanding. The Common Conversion Ratio for the Subordinated Common Voting Shares is approximately 0.1579 at the close of the Proposed Transaction.
5)	Focus Impact shall provide an opportunity for Focus Impact Shareholders to have their issued and outstanding Focus Impact shares redeemed.
6)	In connection with the Continuance and the Plan of Arrangement under the Agreement, the following shall occur:
a)	Focus Impact shall effect the Redemption in accordance with its organizational documents, including following the Continuance at the Close of the Proposed Transaction.
b)	Pursuant to the Continuance:
•
All of the issued and outstanding Focus Impact Securities, which are Focus Impact Class A Shares, shall remain outstanding and automatically convert into New PubCo Common Shares on a one-for-one basis. However, each issued and outstanding Focus Impact Unit that has not been previously separated into Focus Impact Class A Shares and Focus Impact Public Warrants prior to the Continuance shall be converted into securities of New PubCo, identical to one (1) New PubCo Common Share and one-half of one New PubCo Public Warrant.

•	Focus Impact Securities that are Focus Impact Class B Shares shall either convert into New PubCo Common Shares on a one-for-one basis or be forfeited.
•	Focus Impact Public Warrants and Focus Impact Private Placement Warrants will be assumed by New PubCo and converted into the right to exercise such Warrants for New PubCo Common Shares.
c)
Amalco Sub and the Company will, as part of the Plan of Arrangement, consummate the Amalgamation, pursuant to which Amalco Sub and the Company will amalgamate in accordance with the provisions of the BCBCA.

d)	Pursuant to the Plan of Arrangement, each Company Option and each Company RSU issued and outstanding immediately prior to the Effective Time will automatically, be cancelled and converted as follows:
•
Each outstanding Company Option, whether vested or unvested, will automatically be canceled and converted into a Converted Option. The number of New PubCo Common Shares that the Converted Option allows to purchase will be determined by multiplying the number of outstanding Company Shares associated with the outstanding Company Option by the applicable Common Conversion Ratio. The exercise price per share for the Converted Option will be calculated by dividing the exercise price per share of the original outstanding Company Option by the same Common Conversion Ratio.

•
Each outstanding Company RSU will automatically, without any action on the part of the Parties or the holder thereof, be cancelled and converted into a New PubCo Restricted Stock Unit (a “Converted RSU”) representing the right to receive a number of New PubCo Common Shares equal to the product of (i) the number of Company Shares underlying such Company RSU, multiplied by (ii) the Common Conversion Ratio.

•
Each Company Warrant issued and outstanding immediately prior to the Effective Time will become exercisable for New PubCo Common Shares (a “Converted Warrant”) and will provide the holder the right to acquire (i) a number of New PubCo Common Shares equal to the product of (A) the number of Company Shares underlying such Company Warrant, multiplied by (B) the applicable Common Conversion Ratio, (ii) at an exercise price per share equal to (A) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (B) the applicable Common Conversion Ratio.

•
Each Convertible Note outstanding at the Effective Time shall be fully and finally settled in accordance with its terms and converted into a number of New PubCo Common Shares as set forth therein (the “Convertible Note Shares”), which Convertible Note Shares shall be held in accordance with the terms of such Company Convertible Note and the applicable Company Convertible Note Subscription Agreement.

•	Each share of Amalco Sub issued and outstanding immediately prior to the Effective Time shall be exchanged for one newly issued, fully paid and non- assessable common share of Amalco.
•
Prior to the Effective Time, the Company shall take all necessary actions to terminate the Company Equity Incentive Plan, effective as of immediately prior to the Effective Time; provided, that the Converted Options and Converted RSUs shall continue to be governed by the terms of the Company Equity Incentive Plan.

7)
At the Effective Time, if there are any Company Securities that are owned by the Company as treasury securities, such securities shall be canceled without any conversion or exchange thereof and no payment or distribution shall be made with respect thereto.

8)
Amalgamation Consideration Value is the total consideration resulting from the sum of the “Equity Value” which is $145,000,000, and the “Aggregate Exercise Price”, encompassing the in-the-money Company options and Company warrants that are outstanding immediately prior to the close of the Proposed Transaction.

9)	Common Amalgamation Consideration, with respect to the Company Securities, is the number of New PubCo Common Shares calculated by dividing the Amalgamation Consideration Value by $10.20.
10)
The Proposed Transaction will result in the issued shares of Focus Impact, the combined entity (the “New PubCo”) being held as to 54.0% by the current shareholders of Focus Impact, 11.05% by Other Investors, 2.13% by the DevvStream Convertible Note holders (raise of $7.5 million by issuing convertible notes), and 32.82% by the current shareholders of DevvStream (without including any shares issued in connection with financing transactions taking place after signing and before Closing) on a fully- diluted basis. Other Investors represent up to 30% of SPAC Sponsor shares and warrants that may be forfeited due to financing incentives/arrangements. This does not impact the fully diluted shares post the close of the Proposed Transaction.

11)
In connection with the Proposed Transaction, Focus Impact intends to raise $30.0 million via issuance of 3,000,000 common shares at a price of $10 per share under the private investment in public equity (the “PIPE Financing”). The obligations of the parties to consummate the closing are not conditioned upon the consummation of a specific minimum amount of PIPE Financing.

12)
In connection with the Proposed Transaction, the Company intends to raise $7,500,000 via the sale of the Convertible Notes. The obligations of the parties are not conditioned upon the consummation of a specific minimum amount of financing via the Convertible Notes.

1.04
DevvStream was incorporated under the BCBCA on August 13, 2021. On November 4, 2022, DevvStream completed a reverse takeover (“RTO”) with DevvStream Inc. (“DES”) and DevvESG Streaming Finco Ltd. (“Finco”). Under the RTO, the Company, a wholly- owned Canadian subsidiary of the Company (“BC Subco”), a wholly-owned Delaware subsidiary of the company (“Delaware Subco”), DES and Finco entered into an amalgamation agreement. Pursuant to the amalgamation agreement, the Company consolidated all of its issued and outstanding common shares on a 28.09:1 basis and amended its articles to redesignate the common shares as subordinate voting shares (“Subordinate Voting Shares” or “SVS”) and create a new class of multiple voting shares (“Multiple Voting Shares” or “MVS”). Delaware Subco amalgamated with DES and BC Subco amalgamated with Finco.

Also, in connection with the RTO, the Company completed a consolidation of its outstanding Subordinate Voting Shares on the basis of one (1) post-Consolidation Subordinate Voting Share for each 28.09 pre-Consolidation Subordinate Voting Shares (the “Consolidation”).
The below diagram shows organizational chart of DevvStream:

DevvStream is an environmental, social, governance (“ESG”) principled, technology- based, impact investing company focused on high quality and high return carbon credit generating projects. DevvStream has two wholly owned subsidiaries, DES and Finco. DevvStream through its operating subsidiary DES, offers investors exposure to carbon credits which are a key instrument to offset emissions of carbon dioxide and other greenhouse gases from industrial activities to reduce the effects of global warming.
DES was incorporated under General Corporation Law of Delaware on August 27, 2021 under the name “18798 Corp.”. DES’s name was changed from 18798 Corp. to DevvESG Streaming Inc. on October 7, 2021 and subsequently changed its name to DevvStrean Inc., on February 1, 2022. DES is an ESG principled, technology-based, impact-investing company focused on high quality and high return carbon credit generating project. It intends to invest in projects generating environmental offsets which include but are not limited to carbon such as plastic credits, water credits, methane credits and other environmental benefits (“Green Credits”).
DES’sbusiness model is focused on investing in a diversified portfolio of high-quality projects and/or companies that generate or are actively involved, directly or indirectly, with voluntary and/or compliance carbon credits. Through carbon credit streaming arrangements, DevvStream funds these projects and/or companies in exchange for the rights to the carbon credits created by the projects and/or companies, for the duration of 10-30 years. Through this model, DES seeks to incentivize and accelerate the creation of carbon offset projects by providing capital to projects thereby acquiring the rights to carbon credits which may be held for investment or sold to prospective buyers.
On November 28, 2021, DES and Devvio Inc. (“Devvio”) entered into a strategic partnership agreement under which DES would become Devvio’s principal business partner to source project financing for Devvio’s clients in connection with acquiring rights related to Green Credits. Also, Devvio and DES partnered to provide Devvio’s clients with carbon footprint reduction solutions through the purchase of Green Credits, and provide validation, storage and certification services to DES for its Green Credit assets, particularly where those efforts can lead to carbon offsets and Green Credits that DES can leverage under their streaming business. Under the terms of the strategic partnership agreement, DES acquired a non-exclusive, non-transferable, non-sublicensable, royalty free right and license to the platform (the “Devvio Platform”).
On November 10, 2022, the Company entered into an agreement (the “JV Agreement”) to form a joint venture, Marmota Solutions Incorporated (“Marmota”) in order to establish carbon credit streams in collaboration with Canadian municipalities and provincial organizations. DevvStream holds 50% interest in Marmota.
Devvio
Devvio is a blockchain company that focuses on the development of large-scale, enterprise blockchain applications deployable globally. Devvio provides blockchain solutions for asset management, automation, the internet of things (“IOT”) integration, ESG, payments, supply chain, video games, non-fungible tokens (“NFT”), workplace safety, identity, and records management. Devvio provides solutions for industries including construction, education, energy & utilities, ESG & sustainability, financial services, healthcare, insurance, manufacturing, public safety, public sector, retail, government, technology, professional services, and transportation and distribution.
Devvio Platform
The Devvio Platform runs on blockchain technology and offers a global-scale, regulatory compliant framework designed to track, transfer, and maintain the value of assets, records, cryptocurrencies, tokens, payments, identities, and NFT. The Platform was developed by Devvio as a result of over five years of research and development to engineer a distributed ledger framework that can process more than eight million transactions per second while adhering to the fundamental regulatory requirements of real-world businesses. The Platform offers immutability, data protection, Byzantine fault tolerance, patented theft and loss protection and a representational state transfer application programming interface (“RESTful API”) interface for easy integration into existing systems. The Platform is energy efficient and provides blockchain solutions for enterprises including ESG, NFT, payments, supply chain, IOT, occupational safety, identity, and asset / records management.
The affiliation of DES with Devvio and the Devvio Platform is expected to enhance the ability of DES to access to additional investment opportunities, as the Devvio Platform will have an ongoing list of companies which are keen on improving their carbon footprint along with their ESG score. In addition to this, some of the companies may also want to purchase carbon credits to improve their carbon footprint by offsetting their emissions.
The below diagram outlines the DevvStream ecosystem:

Financial Model
DevvStream has two main lines of revenue:
(i)
Carbon Investment: In this category the Company makes direct investments in carbon projects and retains ownership of 90% to 100% of the generated carbon credit stream. The projects typically have a targeted payback period of 2 years and an expected stream of income spanning over 10 years.

(ii)
Carbon Management Services: In this category DevvStream earns revenue by delivering carbon management services to businesses relating to their carbon emissions. Within this service framework, DevvStream retains 25% to 50% of the generated carbon credit stream, without necessitating any upfront investment from the company. In this revenue category, DevvStream’s emphasis is on selecting projects with substantial potential for profitability.

Financial Results
DevvStream’s financial year (“FY”) end is July 31. The Company has not generated any revenues as of the date of Opinion. In terms of profitability, the Company’s net loss for the period from August 13, 2021 to July 31, 2022 was C$125,465. For the nine months ended April 30, 2023, the Company’s net loss was C$6,337,149, of which C$1,313,453 were listing expenses related to the RTO. The Company’s revenues and net losses from FY2020 to FY2022, and for the period ended April 30, 2023 are outlined in the following table.
(Canadian Dollars)
	For nine months ended April 30, 2023	For the period August 13, 2021 to July 31, 2022
Revenue	—	—
Net Loss for the period	(6,337,149)	(125,465)
Financial Position
The key ratios for the Company are outlined in the table below.
(Canadian Dollars)
	For nine months ended April 30, 2023	For the period August 13, 2021 to July 31, 2022
Debt-Free Net Working Capital	1,586,966	(52,058)
% of Revenues	n/a	n/a
Current ratio	3.9 x	0.0 x
Long Term Debt (excl. lease) to Equity	0.0 x	0.0 x
Total Debt (excl. lease) to Equity	0.0 x	0.0 x
As of August 15, 2023, the Company had a cash balance of approximately $325,000 and no debt.

Capital Structure
As of the date of the Opinion, DevvStream had 29,436,431 SVS and 4,650,000 MVS issued and outstanding. Each MVS carries 10 votes and may be converted into SVS on a 10:1 basis at the option of the holder. Combining MVS and SVS, the total outstanding trading securities amount to 75,936,461 (the “Securities”). Additionally, the Company had 19,740,680 dilutive securities, resulting in a total of 95,677,141 fully diluted shares outstanding as outlined in the table below.
Shares outstanding
Multiple Voting Share	4,650,000
Subordinate Voting Shares	29,436,461
Basic shares outstanding*	75,936,461
Warrants	8,855,680
Stock options	4,105,000
Restricted stock units	6,780,000
Fully diluted shares outstanding	95,677,141
*	Each MVS can be converted into SVS at a rate of one MVS to 10 SVS and carries 10 voting rights per MVS
The 4,105,000 stock options have an average exercise price of C$0.85, and 8,855,680 warrants have an average exercise price of C$0.98.
Financing History
The Company has raised C$11,555,407 as date of the Opinion as follows:
-	On September 29, 2021, the Company issued 8,000,001 units at a price of C$0.02 per unit for gross proceeds of C$160,000.02.
-	On October 20, 2021, the Company issued 1,950,000 SVS at a price of $0.06 per SVS for gross proceeds of C$117,000.
-	On October 22, 2021, the Company issued 1,050,000 SVS at a price of C$0.20 per SVS for gross proceeds of C$210,000.
-	On November 26, 2021, the Company issued 2,500,000 SVS at a price of C$0.40 per SVS for gross proceeds of C$1,000,000.
-	On January 17, 2022, the Company completed a private placement for gross proceeds of C$5,635,000 through the issuance of 7,043,750 units at $0.80 per unit.
-
On January 21, 2022, Finco, a wholly owned subsidiary of the Company, completed a private placement (the “Finco Concurrent Financing”), pursuant to which it issued an aggregate of 5,456,250 special warrants of Finco (the “Finco Special Warrants”) at a price of C$0.80 per Finco Special Warrant for aggregate gross proceeds of C$4,365,000. In connection with the Finco Concurrent Financing, Finco issued 269,850 warrants.

-
On March 14, 2022, the Company completed a private placement offering, pursuant to which it issued an aggregate of 85,494 securities at a price of C$0.80 per security for gross proceeds of C$68,406.72 (the “March 2022 Financing”).

1.05
Focus Impact was incorporated under the laws of the state of Delaware on February 23, 2021. Focus Impact was formed with a dual purpose, firstly, to facilitate potential mergers, capital stock exchanges, asset acquisitions, stock purchases, reorganizations, or similar business combinations with one or more businesses, and secondly, Focus Impact aims to promote the development, deployment, and amplification of financially and socially valuable operational practices and policies within the post-combination business.

Financial Results
Focus Impact’s FY end is December 31. In terms of profitability, Focus Impact’s net income increased from $3.82 million for the period ended December 31, 2021 to $11.53 million in FY2022. For the six months ended June 30, 2023, Focus Impact’s net income was $1.05 million. Focus Impact generates income from its cash and marketable securities.
	For six months ended June 30, 2023	For the year ended December 31, 2022	For the period February 23, 2021 to December 31, 2021
Loss from operations	(1,541,770)	(1,934,832)	(431,275)
Net Income	1,051,665	11,530,114	3,829,169
Financial Position
As of June 30, 2023, Focus Impact had cash and cash equivalents of approximately $60.89 million. The cash balance, held as marketable securities in a trust account, is expected to be reduced to approximately $5.7 million as at the close of the Proposed Transaction. The reduction in cash balance is based on the assumed redemption of 90% of Class A common stock.
Capital Structure
As at the date the Opinion, Focus Impact had 5,745,279 common shares outstanding, which included 570,279 Class A common stock and 5,175,000 Class B common stock.
2.0	Engagement of Evans & Evans, Inc.
2.01	Evans & Evans was formally engaged by the Board pursuant to an engagement letter signed July 12, 2023 (the “Engagement Letter”) to prepare the Opinion.
2.02
The Engagement Letter provides the terms upon which Evans & Evans has agreed to provide the Opinion to the Board. The terms of the Engagement Letter provide that Evans & Evans is to be paid a fixed professional fee for its services. In addition, Evans & Evans is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by DevvStream in certain circumstances. The fee established for the Opinion is not contingent upon the opinions presented. Furthermore, concerning the Estimate Valuation Report created by Evans & Evans on September 2, 2022, pertaining to the fair market value of the Devvio Platform license (the “License”), Evans & Evans was paid a fixed professional fee for its services. Evans & Evans prepared the Estimate Valuation Report independently and had no prospective interest in DevvStream or any agreements to provide future work.

2.03	Evans & Evans has no past, present or prospective interest in the Companies or any entity that is the subject of this Opinion, and we have no personal interest with respect to the parties involved.
3.0	Scope of Review
3.01
In connection with preparing the Opinion, Evans & Evans reviewed agreements between DevvStream and third parties. For confidentiality reasons certain names have been redacted, however, full versions of the below noted agreements are contained in Evans & Evans working paper files. Evans & Evans has reviewed and relied upon, or carried out, among other things, the following:

•	Draft Business Combination Agreement between the Companies.
•	Executed LOI between Focus Impact and DevvStream dated May 8, 2023.
•
Documents related to transaction between DevvStream and Focus Impact: (i) Focus Impact organizational materials (summary): proposed transaction overview- key terms; (ii) capital raise – illustrative sources and uses document; and (iii) press release titled - “DevvStream well-positioned in the ESG industry and looking to go to the NASDAQ” provided by management.

•	Interviews with management to understand the current position of DevvStream, short- term expectations and the rationale for the Proposed Transaction.

•	The Company’s website https:// www.devvstream.com.
•	The Company’s corporate organizational chart as of March 2023.
•	The corporate presentation of DevvStream dated February 2023.
•	Response by DevvStream’s management to Evans & Evans initial and follow up questions.
•	DevvStream’s capitalization table as of March 31, 2023, with subsequent revisions on July 21, 2023, August 8, 2023, and August 29, 2023.
•
Consideration calculation for DevvStream provided by management including the Focus Impact capitalization table and DevvStream’s change in shareholder ownership post the Proposed Transaction as of July 21, 2023, with subsequent revision on August 8, 2023, and August 29, 2023.

•	DevvStream’s model for financial forecast for the years ending July 31, 2023 to July 31, 2046, prepared by management dated July 14, 2023.
•	DevvStream’s audited financial statements for the period from incorporation (August 13, 2021) to July 31, 2022, as audited by Stern & Loverics LLP, Toronto, Ontario.
•	DevvStream’s unaudited financial statements for the three months ended October 31, 2022, the six months ended January 31, 2023, and the nine months ended April 30, 2023.
•	DevvStream corporate presentation-2023, new flow model and an executive summary document which describes the DevvStream.
•
DevvStream’s patent - programmatic approach document: methods and systems to generate and monetize environmental benefits from multiple activities using a programmatic approach dated December 29, 2022.

•	The latest executive-summary of DevvStream provided by management as of the date of the Opinion.
•	DevvStream’s management discussion & analysis for the nine months ended April 30, 2023, dated June 14, 2023.
•	Focus Impact’s audited financial statements for the year ended December 31, 2022, as audited by Marcum LLP, New York, NY, and unaudited financial statements for the three months ended March 31, 2023.
•	The Company’s annual information form for the financial year ended July 31, 2022.
•	The Company’s articles of incorporation dated August 13, 2021.
•	DevvStream’s charter of the audit committee, charter of the compensation committee, charter of the nominating and corporate governance committee, and majority voting policy.
•
The business combination agreement between 1319738 B.C. Ltd., DevvESG Streaming Inc., DevvESG Streaming Finco Ltd., 1338292 B.C. Ltd., and Devv Subco Inc. dated December 17, 2021, amendment to business combination agreement dated March 30, 2022, second amending agreement dated May 18, 2022, and third amending agreement dated August 11, 2022.

•	DevvStream’s record book of closing documents- reverse takeover of 1319738 B.C. Ltd. and listing on the Neo Exchange.
•	The Estimate Valuation Report prepared by Evans & Evans with respect to the fair market value of the license for the Devvio Platform dated September 2, 2022.
•	Shareholders’ agreement 1824400 Alberta Limited and DevvStream Holdings Inc. dated November 10, 2022.
•	Certificate of incorporation of Marmota dated October 27, 2022 and corporation information sheet dated October 28, 2022.

•	One sheet flyer document of Marmota related to the revenue generation via carbon credit provided by management.
•	Strategic partnership agreement dated November 28, 2021 between Devvio, Inc. and DevvESG Streaming, Inc.
•	Memorandum of understanding between DevvStream, Inc. and Global Green dated December 27, 2022.
•	Letter of intent between DevvStream and Global Green dated January 30, 2023 in relation to financial obligations related to the jointly signed Memorandum of Understanding (“MOU”) on December 27, 2022.
•	DevvStream’s project pipeline with details pertaining to deal name, value, and stream start date, dated February 2023.
•	The Global Green earth day pledge document and Global Green sustainable neighborhood assessment summary deck in relation to raising pledges.
•	Global Green and DevvStream, Inc. NOLA program letter in relation to collaboration with New Orleans to help the city generate revenue.
•	Carbon market opportunities marketing presentation involving Global Green and DevvStream dated March 1, 2023 in relation to credit services and client credits.
•	Global Green energy efficient carbon credit program presentation and Global Green pipeline opportunities provided by management.
•
The following documents in relation to DevvStream (i) minutes of the annual general meeting of the shareholders of Devvstream Holdings Inc. dated April 4, 2023; (ii) minutes of board of directors May 2, 2023; and (iii) directors register, articles of DevvStream.

•	Documents submitted to BC Registry Services by DevvStream which are as follows (i) incorporation applications dated August 13, 2021; and (ii) notice of change of directors.
•	DevvStream documents pertaining to consent to act as director by the following individuals: (i) Ray Quintana; (ii) Stephen Kukucha; (iii) Tom Anderson; and (iv) Jamilla Piracci.
•
BC Registry Services- Form 2 for notice of change of address, LOI: proposed acquisition of DevvESG Streaming, Inc. by 1319738 B.C. Ltd, directors’ resolutions approving AGM dates, shareholders special meeting minutes, notice of alteration dated November 4, 2022.

•	Various board resolutions of the DevvStream board of directors covering the period December 2022 to May 2023.
•
Partnership agreement between DevvESG Streaming, Inc. and a global program that creates and builds sustainable and net zero smart cities and communities for investment opportunities in sustainable and net zero (smart) cities and communities for carbon credit streams dated December 01, 2021.

•	Presentation related to the use of carbon credits to achieve sustainable development goals & lower inflation provided by management.
•
Document related to United Nation (“UN”) Africa credit program: United Nations Framework Convention on Climate Change (COP27) action plan for the development of an African carbon credit market sponsored by UN economic commission for Africa(“UNECA”) and sustainable energy for all organization (“SEforALL”) dated September 2022.

•	Letter of intent dated December 26, 2022 and carbon credit management agreement dated February 23, 2023 between DevvStream, Inc. to cleantech solution company.
•
Letter of intent dated April 18, 2022, and carbon credit management agreement dated March 8, 2023, between DevvStream, Inc. and a Canadian non-profit organization representing road building and maintenance industry in Britch Columbia.

•	Proposal for carbon monetization support from DevvStream Inc. to a carbon capture infrastructure company (dated July 18, 2022), and Port of Goderich- assessment overview.
•
Carbon credit management agreement dated April 11, 2022 and letter of intent dated October 19, 2021, between DevvStream, Inc. and a LED bulbs manufacturing and distribution company and a Equatorial Guinea evaluation under ISO 14064-2 guidance presentation by the same company.

•	Carbon credit management agreement between DevvStream, Inc. and a wastewater management and marine environment restoration company, dated March 16, 2023.
•	Carbon credit streaming agreement dated April 22, 2022 between DevvStream, Devvio Inc., and a polymer nanocomposite sealants manufacturing and installation company.
•
An Alberta corporation- voluntary emission reduction program schedule to multi- system master environmental instrument purchase and sale agreement, multi-system master environmental instrument purchase and sale agreement, Alberta tier compliance instrument program schedule to multi-system master environmental instrument purchase and sale agreement.

•
Carbon credit management agreement dated March 8, 2023, between DevvStream, Inc. and a company engaged in the business of developing agricultural products and services, and a related summary presentation.

•
Letter of Intent between DevvStream, Inc. and partners as follows: (i) a startup airline, (dated January 10, 2023), according to which DevvStream shall be responsible for the development, maintenance and commercialization of credits generated by the startup airline; (ii) a technology company (dated April 23, 2022), for obtaining rights to the carbon credits produced by the use of the technology company’s products ; (iii) a solar energy manufacturing and distribution company (dated November 21, 2021) for management of the creation, validation, certification, storage, security and liquidation of all carbon credits from solar projects; (iv) a spirits distillation technology company (dated October 12, 2022), for development, maintenance and commercialization of credits generated; (vi) a wind farm operations company (dated May 10, 2022); (vii) a plastics repurposing company (dated November 5, 2021), for financing plastic repurposing projects in exchange for carbon credit rights; and (ix) an energy management equipment company and Global Green (dated May 26, 2023), for entering into an agreement for carbon credit trading services provided by DevvStream.

•
Memorandum of Understanding (“MOU”) provided by management: (i) between DevvStream Corporation and a solar energy generation company to create an EV charger program which captures carbon credit units; and (ii) between DevvStream Inc. and a forestry based carbon projects development company, to develop high quality carbon credit project.

•
Term sheet between (i) DevvESG and a solar energy manufacturing and distribution company (dated January 19, 2022), for carbon credits of solar projects; (ii) DevvStream, Inc. and sustainable water provider (dated January 4, 2023), for streaming agreement to collaborate on monetization of sustainable provision of water across Africa; (iii) DevvStream, Inc. and a waterbody clean-up company (dated May 15, 2022); (iv) DevvStream Inc. and a carbon credits conversion company (dated October 5, 2022) for collaborating to create a new US based carbon offset project; (iv) DevvStream Inc. and building solutions company (dated September 28, 2022) for entering into an offset carbon credit streaming agreement; and (v) DevvStream, Inc. and a renewable energy company (dated March 4, 2022), for carbon streaming agreement pertaining to carbon credits generated.

•
Documents pertaining of solar generation and electrical storage company which include (i) company overview presentation dated September 13, 2022; (ii) areas of collaboration presentation dated November 15, 2022; (iv) document related to carbon offset from EV charging stations; and (v) voluntary carbon credit project presentation dated December 9, 2022.

•
BC Compliance term sheet between DevvStream Holdings Inc. and an Alberta corporation. dated June 3, 2023, a related credit purchase term sheet, dated February 17, 2023, and an AB Compliance term sheet, dated March 6, 2023.

•	Shareholders agreement between an Alberta Limited company and DevvStream Holdings Inc. dated November 10, 2022.
•	Document related to the following (i) proposals: consulting services for carbon offset and credit strategy for a city in Ontario; (ii) marketing presentation to two Canadian municipalities in Ontario.
•
Documents pertaining to programmatic development approach of: (i) Well Sealing Project, GHG project plan by DevvStream for carbon offset. The project involves the plugging of orphaned oil and gas wells in different sites located in Canada and the United States; (ii) building energy efficiency program. This includes energy efficiency, renewable energy, and EV charging in large multifamily buildings in the US.

•	Presentation regarding the use of carbon credit revenue by International Federation of Association Football (“FIFA”) dated May 2023.
•	DevvStream’s plastic project prospectus and low carbon roads innovation program document.
•	Document introducing DevvStream’s buildings carbon offset program and presentation on carbon monetization in the real estate sector.
•
DevvStream’s documents in relation to its program offering to corporations which are as follows: (i) program offering document for proposed carbon credit program to accelerate decarbonization efforts for an organization; (ii) document prepared for a healthcare company to accelerate decarbonization efforts; and (iii) program offering document for energy efficiency and waste management in small and medium enterprise.

•	Assessment summary prepared by DevvStream for a semiconductor manufacturing company’s carbon credit project evaluation and greenhouse gas quantification summary.
•	Presentation of DevvStream’s and Global Green’s industry energy efficiency carbon credit program in partnership with an energy management equipment manufacturing company.
•
DevvStream’s presentation and documents of Sub-Saharan Africa efficient lighting carbon offset program: Sub-Saharan Africa efficient lighting carbon offset program, DevvStream project overview - DevvStream project overview, distribution of LED lighting systems in Sub Saharan African Households, Global Carbon Council (“GCC”) project submission form.

•	DevvStream’s low carbon roads innovation program for road transportation (construction, maintenance use) to be used in Canada.
•
DevvStream’s documents pertaining to intellectual property, which are as follows: (i) application to the U.S. Patent and Trademark Office for the invention of methods and systems to generate and monetize environmental benefits from multiple activities using a programmatic approach, drawing filed with the application and document providing the background and description of the invention.; (ii) US patent issued for electric vehicle charging methods, battery charging methods, electric vehicle charging systems, energy device control apparatuses, and electric vehicle, having patent number US 8,319,358 B2, dated November 27, 2012; (iii) US patent application publication for minimum cost demand charge management by electric vehicles having publication number US 2021/0370795 A1, dated December 2, 2021; (iv) US patent application publication for carbon dioxide capture products incorporating or produced using captured carbon dioxide, and economic benefits associated with such products having publication number US 2020/0407222 A1, dated December 31, 2020; (v) US patent issued for method and system for tracking and managing various operating parameters of enterprise assets having patent number US 7,877,235 B2, dated January 25, 2011; (vi) world intellectual property organization in relation to blockchain tracking of carbon credits for materials with sequestered carbon publication number 2020/252013 A1 dated December 17, 2020.

•
Studies related to the carbon offset markets, which are as follows: (i) report titled “Carbon markets in BC” by Vancouver Economic Commission; (ii) report titled “State, and trends of carbon pricing” for the year 2021 and 2022 by the World Bank; (iii) report titled “Emissions trading worldwide -2022” by the International Carbon Action Partnership; Carbon basics: May 2022 presentation, state, and trends of carbon pricing 2021,

•
Marketing analysis documents which include the following documents: (i) DevvESG carbon credit calculation document; (ii) DevvESG carbon offset quality score 2021; (iii) DevvESG EV carbon credit equations and calculations; and (iv) DevvStream’s presentation on financing climate progress with technology-driven offsets.

•
Literature related to the carbon offset markets which is as follows: (i) the Paris agreement and frequently asked questions on Article 6 of the Paris Agreement and internationally transferred mitigation options; (ii) report titled “Taskforce on scaling voluntary carbon markets” dated January 2021; (iii) report titled “Making sense of the voluntary carbon market - a comparison of carbon offset standards” published by World Wildlife Fund, Germany.

•
DevvStream project brief assessment tool documents related to assessment of project feasibility of thirty of DevvStream’s projects. Under this project feasibility is assessed based on certain criteria which are: (i) proponent and solution; (ii) technical; (iii) legal; (iv) financial; and (v) commercial considerations.

•	Greenhouse gas project evaluation report completed by GHG Accounting Services Ltd. for DevvStream for projects dated June 2022, dated October 2022 and three projects reports dated July 2022.
•	Greenhouse gas project potential estimate completed by GHG Accounting Services Ltd. for DevvStream for projects dated June 2022, dated October 2022 and three projects reports dated July 2022.
•
Trading history of DevvStream for the period February 8, 2023 to September 11, 2023. As can be seen from the following chart, the trading price of DevvStream has declined from a high of C$1.48 in April of 2023 to the closing price in the range of C$1.10 as at September 11, 2023. Over the 30-trading days leading up to the Opinion date, the average daily trading volume has been less than 60,000 shares.

(Canadian Dollars)

•
Financial and stock market trading data on the following companies: Brookfield Renewable Corporation; Carbon Streaming Corporation; Base Carbon Inc.; Altius Minerals Corporation; Lithium Royalty Corp.; Gold Royalty Corp.; Metalla Royalty & Streaming Ltd.; Altius Renewable Royalties Corp.; EMX Royalty Corporation; Morien Resources Corp.; Star Royalties Ltd.; Diversified Royalty Corp.; Freedom Internet Group Inc.; Eat Well Investment Group Inc.; Spirit Blockchain Capital Inc.; Topaz Energy Corp.; Freehold Royalties Ltd.; Monumental Minerals Corp.; and Greenlane Renewables Inc.

•
Focus Impact’s audited financial statements for the years ended December 31, 2020 to 2022, prepared by Marcum LLP, Houston, Texas; and unaudited financial statements for three months ended March 31, 2023, prepared by the management.

•	Reviewed the trading history of Focus Impact for the period September 8, 2022 to September 11, 2023 as outlined in the chart below.

•	Information on the Companies’ markets from a variety of sources.
•	Limitation and Qualification: Evans & Evans did not visit the offices of either of the Companies.
4.0	Market Overview
4.01
In assessing the fairness of the Proposed Transaction, Evans & Evans reviewed information on DevvStream’s market. As a special purpose acquisition corporation, Focus Impact has no operations and as such no market to review.

4.02
A carbon credit is a way to measure, value, and trade a verifiable and quantifiable amount of greenhouse gas (“GHG”) emissions with one credit universally understood to mean one ton of carbon dioxide or equivalent (“tCO2e”). A carbon credit represents the right to emit a measured amount of GHG. Carbon credits work as a certification that business or individuals owning them is counterbalancing the emission of GHGs. In this way, the system of carbon credits works as a compensation method assuring a balance between GHG emissions and the respective amounts of certified mitigations. The ultimate purpose of carbon credits is, therefore, to reduce the emission of GHG into the atmosphere. In other words, carbon credits are traded within a carbon market, often known as the cap-and-trade market, where businesses have the opportunity to exchange their pollution rights. Carbon credits can help fund projects that reduce global emissions.

Article 6 of the Paris Agreement provides a framework for the use of carbon credits, which can increase demand for them. In addition, the Paris Agreement requires countries to regularly update and enhance their nationally determined contribution which can lead to increased demand for carbon credits as countries seek to meet more ambitious emissions reduction targets.
There is increasing regulatory and stakeholder pressure on global corporations to lower emissions. This trend has driven demand for carbon credits, giving rise to two sets of markets, which could grow meaningfully in the coming decades. At present, the overall carbon market is mainly characterized by the degree of regulation, namely the regulated compliance carbon market (“CCM”) and the unregulated voluntary carbon market (“VCM”). The CCM is more mature and has historically generated stronger mitigation actions and incentives to decarbonize the economy than the VCM. CCM most commonly takes the form of an Emissions Trading System (“ETS”), which is also known as a cap and trade program, the largest of which is the European Union ETS. Article 6 of the Paris Agreement also contemplates an international market that allows for voluntary cooperation between two or more countries on emissions reductions.

The global carbon credit market traded value was estimated to be $978.56 billion in 2022. This market is expected to reach $2.68 trillion in 2028. The global carbon credit market traded value is forecast to grow at a compound annual growth rate (“CAGR”) of 18.23% during the forecast period of 2023-2028. The global carbon credit market traded volume reached 13.22 gigatonnes of equivalent carbon dioxide (“GtCO2e”) in 2022. The traded volume is expected to reach 19.57 GtCO2e by 2028. At the same time, the carbon credit market traded volume is expected to grow at a CAGR of 6.78%2. The CCM is approximately 98% of the carbon market while the VCM amounts to only about 2% of the carbon market as can be seen in the figure below.

The global VCM was valued at $535.60 million in 2021 and is projected to reach $2,655.75 million by 2028, exhibiting a CAGR of 25.70% during this period3. In this market companies, organizations or individuals purchase carbon credits generated from projects to reduce emissions. Voluntary carbon credits market typically direct private financing to climate-action projects. These projects can have additional benefits such as biodiversity protection, pollution prevention, public-health improvements, and job creation. The market is projected to grow going forward due to the increase in the number of companies worldwide taking carbon neutrality goals and other climate commitments that involve the use of carbon offsets as outlined in the chart below.
Carbon credits are traceable, tradable, and finite. When they are purchased, they are retired forever. Carbon credits can be retired from either the compliance or voluntary markets. When a credit is retired, the carbon offset it represents is permanently removed from market circulation. This means that only the entity retiring the credit can ever claim to have reduced emissions and only they have released the credits’ positive impacts. Retiring carbon credits is therefore the critical step to achieving net-zero emissions. Carbon credit retirements increased in 2022 while the issuance decreased slightly as compared to previous years. The charts below show carbon credit issuances and retirements:
[2]	https://www.researchandmarkets.com/reports/5774731/global-carbon-credit-market-analysis- traded?utm_source=BW&utm_medium=PressRelease&utm_code=p5fshq&utm_campaign=1842097+-
+Global+Carbon+Credit+Market+2023+-
+2028%3a+Growing+Coverage+of+Carbon+Pricing+Initiatives+Fuels+the+Sector&utm_exec=jamu273prd
[3]	https://www.extrapolate.com/energy-and-power/voluntary-carbon-offsets-market-report/87527

The rate of carbon credit retirements is anticipated to surpass issuances by 2024 thereby decreasing total inventories of carbon credits. This is depicted in the chart below:

Organizations such as Science Based Targets initiatives (“SBTi”) or the Voluntary Carbon Market Integrity Initiative (“VCMI”) are expected to play a significant role in providing guidance and target setting resources for corporations to purchase carbon credits. Emerging guidance from such organizations
Avoidance credits represent the avoidance or reduction of a ton of CO2 emissions which would have been emitted into the atmosphere. Examples include nature-based solutions like avoiding deforestation and technology-based solutions such as renewable energy generation. Removal credits represent the drawdown of CO2 emissions through nature- based solutions such as biochar production or ecosystem like or ecosystem restoration. In recent years there has been a shift in preference towards removal credits. Removal credits are increasingly becoming a proxy for high quality credits. The chart below shows removal and avoidance credits supply from 2020 to 2030:

Removals
Avoidance
CAGR
2020 – 2030
24%
15%
Carbon credits supply by type, GtCO2e/year[H]
0.2
20%
80%
0.3
20%
70%
0.3
22%
78%
0.3
24%
76%
0.4
25%
75%
0.4
26%
74%
0.5
24%
76%
0.5
26%
74%
0.7
29%
71%
0.8
32%
68%
1.0
35%
65%
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030

Corporations view spending on carbon credits as non-discretionary and therefore demand is expected to grow. The demand for carbon credits could continue to rise as the efforts to decarbonize the global economy increases. Factors including the rise in carbon emissions, expanding corporate commitment to carbon offsetting, the growing adoption of net zero targets, increasing demand for natural climate solutions, and the establishment of programs like the Carbon Offsetting and Reduction Scheme for International Aviation (“CORSIA”) contribute to this trend. Strong price actions across the world’s most liquid carbon markets put a spotlight on carbon as a barometer for global climate policy actions and as an emerging asset class. High carbon prices are required for carbon removal forestry projects; for blue hydrogen to reach cost parity with grey hydrogen; to decarbonize the hard-to-abate sectors such as steel and cement. The longer nations defer taking action, the higher and faster carbon prices would have to rise to achieve the current climate objectives. The chart below show rise in carbon prices:

The challenges attached to the potential supply of carbon credits reaching the market include the significant growth in the ramp-up of development projects, addressing the long lags time between the initial investment and the eventual sale of credits in order to attract financing. Also, the scarcity of high-quality carbon credits owing to differences in accounting and verification methodologies and because credits’ co-benefits (such as community economic development and biodiversity protection) are seldom well defined, and limited pricing data make it challenging for buyers to know whether they are paying a fair price, and for suppliers to manage the risk they take on by financing and working on carbon-reduction projects without knowing how much buyers will ultimately pay for carbon credits.
4.03	Carbon offsets are a key tool in the energy transition, and demand for them is expected to increase rapidly as companies that have set climate aligned goals work to achieve their goals. Demand for carbon offsets has been predicted to grow exponentially in the future by 15x by 2030 and up to 100x by 2050.4 A Bloomberg NEF report released January 23, 2023 estimates the carbon market to grow and, under one potential scenario, to approach $1.0 trillion by 2037.5
The United States carbon credit market size was valued at $107.44 billion in 2022 and is expected to reach $324.57 billion in 2030 with a CAGR of 14.82% for the forecast period between 2023 and 20306. The market for carbon credits is primarily driven by a combination of state-level programs and voluntary markets. In particular, several states have established cap-and-trade programs, placing limits on greenhouse gas emissions and mandating companies to procure carbon credits for emission offsets. Meanwhile, voluntary markets allow companies to voluntarily purchase carbon credits for emissions reduction, frequently used by firms aiming to decrease their carbon footprint without regulatory mandates. This sustained demand for carbon credits is driven by the growing recognition of sustainability’s significance and the drive to reduce environmental impact, coupled with escalating concerns regarding the impending effects of climate change in the foreseeable future.
In Canada, on June 8, 2022, the federal government introduced Canada’s Greenhouse Gas Offset Credit System (“Credit System”). This initiative establishes market-based incentives for various entities, including municipalities, indigenous communities, industries, and individuals, to implement innovative measures for reducing Greenhouse Gas (“GHG”) emissions and sequestering GHG from the atmosphere. Within the Credit System framework, registered participants could generate credits equivalent to the emissions they cut or remove. These credits can then be traded to aid other Canadian entities in fulfilling compliance requirements or emission reduction targets. The Federal Benchmark mandates an initial offset credit price of CA$65 per tonne CO2e in 2023, rising by CA$15 per annum to reach CA$170 per tonne CO2e in 2030, subject to further updates beyond that point7.
4.03
Investments in cleaner energy sources, such as renewables, grids, and low-emission fuels, play a pivotal role in carbon emission reduction. According to the International Energy Agency (“IEA”), global energy investment was expected to rise to $2.8 trillion in 2023. Over $1.7 trillion is going to clean energy which includes renewable power, nuclear, grids, storage, low-emission fuels, efficiency improvements and end-use renewables and electrification. The remaining amount, which is a little over

[4]	https://www.mckinsey.com/capabilities/sustainability/our-insights/a-blueprint-for-scaling-voluntary-carbon-markets-to-meet- the-climate-challenge
[5]	https://about.bnef.com/blog/carbon-offset-market-could-reach-1-trillion-with-right-rules/
[6]	https://www.giiresearch.com/report/mx1322289-united-states-carbon-credit-market-assessment-by.html
[7]	https://www.dentons.com/en/insights/articles/2022/july/21/the-federal-government-launches-canadas-greenhouse-gas-offset-credit

$1.0 trillion, is allocated to unabated fossil fuel supply and power, of which around 15% is to coal and the rest to oil and gas. This shows that for every $1 spent on fossil fuels, $1.7 is now spent on clean energy. Five years ago, this ratio was 1:1.8 The chart below depicts global energy investments in fossil fuels and clean energy.

Clean energy investments have been supported by a variety of factors such as improved economics at a time of high and volatile fossil fuel prices, enhanced policy support through instruments like the US and new initiatives in Europe, Japan, and Asia. Also, there is a strong alignment of climate and energy security goals, especially in import-dependent economies; and a focus on industrial strategy as countries seek to strengthen their footholds in the emerging clean energy economy. Renewables, led by solar, and EVs are leading the expected increase in clean energy investment in 2023. Solar energy investments are expected to receive more than US$1 billion per day 2023 and an approximate total of US$380 billion for the year, edging this spending above that in upstream oil for the first time.8 The chart below shows annual clean energy investments from 2015 to 2023:

[8]	/https://iea.blob.core.windows.net/assets/b0beda65-8a1d-46ae-87a2-f95947ec2714/WorldEnergyInvestment2022.pdf

The year 2022 marked the end of an era in the low-carbon energy transition, in more ways than one. At the beginning of the year, it was already clear that clean energy costs were on the rise for the first time in memory, and supply chain issues emerged as a key challenge for the transition. 2022 still saw a remarkable acceleration in the energy transition, in part because of the energy crisis, with record renewable energy installations and electric vehicle (“EV”) sales worldwide. The year saw an investment of US$ 1.1 trillion, which was an increase of 31% from the previous year. Renewable energy remained the largest sector at $495 billion with an increase of up to 17% year-on-year, electrified transport grew much faster and investments hit $466 billion with an increase of 54% year on year.9 The chart below depicts global energy transition investment by sector:

In the energy efficiency segment, in 2022, strong overall growth continued, with transport overtaking buildings as the main sector for increased spending, driving total efficiency- related investment up by 16% to just over US$560 billion. However, inflation and rising costs are offsetting around half of the growth in efficiency-related investment due to supply chain pressures, rising labor costs and higher material prices. Clean energy investments – comprised of energy efficiency and end-use spending –continue to be significantly lower in emerging markets and developing economies than in advanced economies.10 The chart below shows global energy efficiency- related investment:

9	https://assets.bbhub.io/professional/sites/24/energy-transition-investment-trends-2023.pdf
[10]	https://iea.blob.core.windows.net/assets/7741739e-8e7f-4afa-a77f-49dadd51cb52/EnergyEfficiency2022.pdf

In terms of energy transition investment, China leads as the primary funding destination, directing $546 billion into this sector in 2022. The United States ranks second, investing $141 billion in 2022, followed by Germany with a $55 billion commitment to energy transition initiatives. The below graph outlines the top 10 countries for energy for transition investment across sectors in 202211.

In 2022, the global energy management system (“EMS”) market was estimated at US$ 55.2 billion in 2022. This market is expected to grow at a CAGR of 14.6% between 2023 to 2032 to the value of US$208.4 billion. The diagram below depicts global energy management system market:

The growth in the EMS market is developing in response to rising concerns about pollution and carbon emissions, the increasing usage of renewable energy sources and growing government initiatives. Adoption of such systems also leads to a reduction in costs. The North America region dominates the EMS market with a market share of 33.6% and has an EMS market valued at US$10.12 billion in 2022.12,13
4.04
Sustainable funds prioritize investments in environmentally conscious and socially responsible enterprises, contributing to the financing of projects aimed at reducing carbon emissions and promoting sustainable practices. The global sustainable funds market witnessed a slowdown in 2022. The number of sustainable funds launched in 2022 was around 900, a decline of 10% from 2021 levels. Europe dominates the market, with over 5,300 sustainable funds or 76% of the sustainable fund universe[14]. The US and China account for 12% and 2% of the sustainable funds market respectively. The total value of sustainable fund assets decreased from $2.7 trillion in 2021 to $2.5 trillion in 2022, at a negative

[11]	https://assets.bbhub.io/professional/sites/24/energy-transition-investment-trends-2023.pdf
[12]	https://www.fortunebusinessinsights.com/industry-reports/energy-management-system-market-101167
[13]	https://www.globenewswire.com/en/news-release/2023/03/29/2636380/0/en/Energy-Management-System-Market-to-Experience-
Robust-Growth-at-a-CAGR-of-14-6-during-2022-2032-Market-us-Report.html
[14]	https://unctad.org/system/files/official-document/wir2023_ch03_en.pdf growth of 7% due to depressed asset values and investor withdrawals amid persistent market uncertainties, including high inflation, rising interest rates, poor market returns and the looming risk of a recession. In Canada, the total assets invested in sustainable funds decreased from $38.6 billion as of December 31, 2021 to $33.7 billion in June 202315. In the US, the value of sustainable fund assets decreased from $357 billion in 2021 to $313 billion in June 202316.
The below chart outlines the Sustainable funds and assets under management, by region, 2012–2022 (in billions of dollars and number) as follows:

The below chart outlines the US sustainable Fund Asset as of June 30, 2023 as follows:

# U.S. Sustainable Fund Assets

Source: Morningstar Direct, Manager Research. Data as of June 30, 2023.

Passive
Active
$400 Bil
300
200
100
0
Estimated Assets
Q3 2020
Q4
Q1 2021
Q2
Q3
Q4
Q1 2022
Q2
Q3
Q4
Q1 2023
Q2

4.05
The United States government has designed policies to speed the country’s clean energy transition and incentivize investments in projects and companies which help battle climate change. Canada was first with significant incentives for systems that would keep carbon from entering the atmosphere, but the United States now has the size advantage, and oilpatch leaders with capital to invest in green

[15]	https://www.wealthprofessional.ca/investments/etfs/morningstar-data-reveals-a-sharp-pullback-for-sustainable-funds-inecond-quarter/378251
[16]	https://www.morningstar.com/sustainable-investing/us-sustainable-fund-flows-contract-again-q2-outflows-ease technology are investing in the United States. In August 2022, the US Congress passed the Inflation Reduction Act (“IRA”), which included provisions to hike subsidies for projects to capture carbon dioxide emissions and sequester them deep underground. The new law put into action a climate and tax deal which will funnel billions of dollars into programs designed to speed the transition to clean energy. The enhanced tax credits included in the IRA are expected to accelerate voluntary action toward lowering emissions as many companies are beginning to see the value in lowering their emissions to generate revenue streams from carbon credits or reduce their compliance costs. Previously carbon emitters in the US could access a production tax credit known as 45Q as per the section 45Q of the Unites States Internal Revenue Code, which provided $50 per metric tonne of carbon dioxide that was captured and permanently stored. Now, under the IRA, that credit’s value has increased to $85, which is an upgrade that could cover nearly two-thirds of a project’s total capital and operating costs. In contrast, the 50 percent Canadian investment tax credit (“ITC”), announced in the last federal budget, approximately covers less than 25 percent of total projected costs for facilities sanctioned by 2030. Also, the ITC doesn’t shield investors from potential changes in future carbon prices. The 45Q, on the other hand, provides a guaranteed price for carbon offsets generated by eligible projects over a 12-year period, effectively de-risking large investments in carbon capture, utilization and storage (“CCUS”).
The Regional Greenhouse Gas Initiative (“RGGI”), established in December 2005, stands as the United States’ inaugural mandatory cap-and-trade program to restrict carbon dioxide emissions from the power sector. The program involves California and eleven Northeastern states: Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Rhode Island, Vermont, and Virginia. California introduced the pioneering multi-sector cap-and-trade initiative in North America. Furthermore, Massachusetts has initiated regulations for an additional power sector cap-and-trade program concurrent with RGGI, extending until 2050. Washington state recently enacted new cap-and-invest legislation set to take effect from 2023. With a collective population exceeding a quarter of the U.S. and contributing a third of its GDP, these twelve states have active carbon-pricing programs and are successfully reducing emissions.17
4.06
Evans & Evans also reviewed information on recent investments and financings in the carbon offset and technology space (North America market). These transactions indicate the increasing demand for the carbon offset market, primarily driven by sustainability initiatives. As sustainability becomes a focal point, US investors may increasingly channel capital into sustainable projects going forward.

-
On March 29, 2023, Svante Inc., a Canadian company, closed a $323 million financing, to advance its Vancouver facility's production of carbon capture technology filters, with the goal of supplying sufficient filter modules to capture millions of tons of CO2 annually across various large-scale carbon capture and storage facilities.

-
On March 27, 2023, Carbon Neutral Royalty Ltd. (“CNR”) raised C$25 million in funding from new lender Beedie Capital, with the goal of accelerating climate and biodiversity action by financing and supporting high integrity decarbonization projects, as well as funding commitments with existing partners and pipeline projects aligned with CNR’s mission of mitigating climate change and supporting local communities.

-
On February 10, 2023, LanzaTech, a carbon capture and transformation (“CCT”) company, made its public debut through a special purpose acquisition company deal, valuing the company at $1.8 billion and projecting gross proceeds of $240 million. This capital infusion will play a pivotal role in scaling LanzaTech's revolutionary CCT technology beyond the United States to a global scale.

-
On November 29, 2022, Rubicon Carbon Services, LLC (“Rubicon”), a California company, announced to raise $1 billion. Bank of America, JetBlue Ventures, and NGP ETP were expected to participate in the equity financing. Rubicon focuses on providing easier access to the CO2 market by vetting projects and their credits.

-	In July 2022, Xpansiv Limited (“Xpansiv”) secured $525 million in funding through two tranches, primarily spearheaded by Blackstone Energy Transition Partners (“BETP”). The funds are
[17]	https://www.c2es.org/document/us-state-carbon-pricing-policies/

earmarked to support the expansion of Xpansiv's service portfolio and technological platforms. Xpansiv operates as a vertically integrated carbon and environmental commodity market infrastructure platform, delivering comprehensive solutions across the spectrum.
-
On May 5, 2022, Pachama, Inc. successfully secured $55 million in funding to advance their technologically rigorous approach to forest carbon credit verification, aiming to enhance carbon market quality, facilitate talent acquisition, expand outreach to corporate and forest developer sectors, accelerate research and development, initiate fresh forest projects, and scale transformative carbon market technology for improved integrity and impact.

-
In May 2022, Alphabet Inc., Microsoft Corporation, and Salesforce.com, Inc. pledged to obtain $500 million in carbon removal credits by 2030. These three technology giants are key participants in the First Movers Coalition, a leading alliance driving industry and transportation sector decarbonization efforts.

-
In May 2022, Summit Carbon Solutions, LLC, a US company, successfully secured $1 billion in equity funding for its carbon capture project aiming to annually capture and store up to 20 million tons of CO2 from various industrial facilities in the Midwestern US.

-
In May 2022, Intercontinental Exchange, Inc. (“ICE”) introduced a futures contract for nature-based solutions carbon credits, known as the NBS future (contract code: NBT), facilitating the trading of verified carbon unit (“VCU”) credits through this innovative offering.

-
In May 2023, the US government unveiled a $251 million allocation for carbon capture and storage initiatives across seven states, targeting the mitigation of climate-altering emissions from power plants and industrial sites. A substantial portion of the fund will support nine new or expanded large-scale carbon storage projects with a combined capacity of storing at least 50 million metric tons of carbon dioxide.

-
In February 2023, the US government, through the U.S. Department of Energy announced US$2.52 billion in funding for two carbon management programs- Carbon Capture Large-Scale Pilots and Carbon Capture Demonstration Projects Program to catalyze investments in transformative carbon capture systems and carbon transport and storage technologies[18].

4.07
Evans & Evans also conducted a review of De-SPecialized Acquisition Company (“DeSPAC”)[19] transactions. A SPAC is a special purpose acquisition company (“SPAC”) investment vehicle that provides access to funds or an alternative route to growth capital. Through this vehicle, early-stage growth companies can raise capital and gain liquidity in the public market, enhancing their visibility and credibility, and potentially attracting more investors and customers. Thus, a special purpose acquisition company cash balance provides an immediate infusion of capital to a company, supporting its growth and expansion endeavors. However, excessive pre-merger shareholder redemptions in the SPAC may affect a transaction as the investment vehicle may not have sufficient cash on hand to complete the transaction with a target company and limited available capital for a target company post the transaction.

In the US, as of March 24, 2023, the average return of top 10 SPACs post-merger was 348%. The number of SPAC deals increased from 23 in 2018 to 199 in 2021, and then decreased to 102 in 2022. In 2023, the number of SPAC deals is expected to reach 158. Also, the number of SPACs Initial Public Offerings (“IPOs”) increased from 46 in 2018 to 613 in 2021, and then decreased to 86 in 2022, and are expected to reach 49 in 2023. The slowdown in SPACs is due to increasing challenges and scrutiny applied by investors, regulators, and courts to SPAC transactions. The below chart outlines the number of SPACs and their value.
[18]	https://www.energy.gov/articles/biden-harris-administration-announces-25-billion-cut-pollution-and-delivereconomic
[19]	A de-SPAC deal is one in which a SPAC acquires another company, either public or private, typically by merger.

The below chart outlines the SPACs pipeline in March 2023 as follows:

A de-SPAC transaction involves private companies merging with SPACs, which are shell companies with no tangible assets other than the cash from investors, typically sponsored by private equity, venture capital, or asset management professionals seeking positive returns through acquisitions or mergers with promising private companies.
The average redemption rate in the US has increased significantly since the 2021, with over 90% of investors voting no on proposed deals in 2023 as outlined the chart below20.

SPACs are commonly subject to litigation, with about 20% of completed deSPAC mergers between 2019 and late 2022 facing securities class actions (“SCAs”) against deal participants. The deSPAC SCA rate is nearly double that of traditional IPOs and more than triple the rate of SCAs against public companies in general.21
In Q1 2023, only ten SPAC IPOs were priced, raising approximately $738 million, a significant decrease compared to Q1 2022 with 55 IPOs raising $9 billion. Additionally, 21 IPOs were withdrawn
[20]	https://russellinvestments.com/us/blog/state-of-spac-market
[21]	https://www.aon.com/risk-services/financial-services-group/spac-and-despac-litigation-reflections-for-2022-and-potentialdevelopments-in-2023 in Q1 2023, reflecting ongoing uncertainty in the SPAC market. De-SPAC transaction values also declined, with an aggregate equity value of around $22.5 billion and an average value of about $479 million per transaction in Q1 2023, compared to $41.8 billion and an average value of $1.23 billion per transaction in Q1 2022.
Furthermore, 71 SPACs were dissolved in Q1 2023, up from a total of 145 in 2022. As of Q1 2023, about 90% of deSPACed companies were trading below their IPO price.
5.0	Prior Valuations
5.01	Evans & Evans prepared an Estimate Valuation Report with respect to the fair market value of the license (the “License”) for the Devvio Platform dated September 2, 2022.
5.02
Management of DevvStream represented to Evans & Evans that there have been no formal valuations or appraisals relating to the Companies or any affiliate or any of their material assets or liabilities made in the preceding three years, except as otherwise noted, which are in the possession or control of DevvStream.

6.0	Conditions and Restrictions
6.01
The Opinion is intended for internal purposes of the Board and may be shared with management of DevvStream at the discretion of the Board. The Opinion is intended for placement on DevvStream’s file and may be included in any materials provided to DevvStream’s Shareholders. The final Opinion may be submitted to the US Securities and Exchange Commission (“SEC”) and appropriate securities commissions in Canada, if required. The final Opinion may be shared with the court approving the Proposed Transaction.

6.02
The Opinion must not be submitted to any tax authorities, except where DevvStream, or any of its directors or officers, becomes compelled or required by law, regulation, or legal or regulatory process (including by oral questions, interrogations, requests for information or documents, subpoena, civil investigative demand, or similar process) to so disclose the Opinion. In the case of such a legally compelled or required disclosure, DevvStream will provide written notice of the material particulars of the disclosure to Evans & Evans (unless prohibited by applicable law).

6.03	Any use beyond that defined above is done so without the consent of Evans & Evans and readers are advised of such restricted use as set out above.
6.05
The Opinion should not be construed as a formal valuation or appraisal of the Companies or their respective securities or assets. Evans & Evans has, however, conducted such analyses as we considered necessary in the circumstances.

6.06
In preparing the Opinion, Evans & Evans has relied upon and assumed, without independent verification, the truthfulness, accuracy and completeness of the information and the financial data provided by the Company. Evans & Evans has therefore relied upon all specific information as received and declines any responsibility should the results presented be affected by the lack of completeness or truthfulness of such information. Publicly available information deemed relevant for the purpose of the analyses contained in the Opinion has also been used. The Opinion is based on: (i) our interpretation of the information which the Companies, as well as their representatives and advisers, have supplied to-date; (ii) our understanding of the terms of the Proposed Transaction; and (iii) the assumption that the Proposed Transaction will be consummated in accordance with the expected terms.

6.07
The Opinion is necessarily based on economic, market and other conditions as of the date hereof, and the written and oral information made available to us until the date of the Opinion. It is understood that subsequent developments may affect the conclusions of the Opinion, and that, in addition, Evans & Evans has no obligation to update, revise or reaffirm the Opinion.

6.08	Evans & Evans denies any responsibility, financial, legal or other, for any use and/or improper use of the Opinion however occasioned.
6.09	Evans & Evans expresses no opinion as to the price at which any securities of the Company, Focus Impact or the resulting combined entity will trade on any stock exchange at any time.

6.10	Evans & Evans is expressing no opinion as to whether any alternative transaction might have been more beneficial to the DevvStream Shareholders.
6.11
Evans & Evans reserves the right to review all information and calculations included or referred to in the Opinion and, if it considers it necessary, to revise part and/or its entire Opinion and conclusion in light of any information which becomes known to Evans & Evans during or after the date of the Opinion.

6.12
In preparing the Opinion, Evans & Evans has relied upon a letter from management of DevvStream confirming to Evans & Evans in writing that the information and management's representations made to Evans & Evans in preparing the Opinion are accurate, correct, and complete, and that there are no material omissions of information that would affect the conclusions contained in the Opinion.

6.13
Evans & Evans has based its Opinion upon a variety of factors. Accordingly, Evans & Evans believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by Evans & Evans, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. Evans & Evans’ conclusions as to the fairness, from a financial point of view, to the DevvStream Shareholders of the Proposed Transaction were based on its review of the Proposed Transaction taken as a whole, in the context of all of the matters described under “Scope of Review”, rather than on any particular element of the Proposed Transaction or the Proposed Transaction outside the context of the matters described under “Scope of Review”. The Opinion should be read in its entirety.

6.14
Evans & Evans was not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of or merger with the Company. Our opinion also does not address the relative merits of the Proposed Transaction as compared to any alternative business strategies or transactions that might exist for the Company, the underlying business decision of the Company to proceed with Proposed Transaction, or the effects of any other transaction in which the Company will or might engage.

6.15
Evans & Evans expresses no opinion or recommendation as to how any shareholder of the Company should vote or act in connection with the Proposed Transaction, any related matter or any other transactions. We are not experts in, nor do we express any opinion, counsel or interpretation with respect to, legal, regulatory, accounting or tax matters. We have assumed that such opinions, counsel or interpretation have been or will be obtained by the Company from the appropriate professional sources. Furthermore, we have relied, with the Company’s consent, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting and tax matters with respect to the Company and the Proposed Transaction, and accordingly we are not expressing any opinion as to the value of the Company’s tax attributes or the effect of the Proposed Transaction thereon.

6.16
No claim shall be brought against Evans & Evans and all of its Principal’s, Partner’s, staff or associates’ total liability for any errors, omissions or negligent acts, whether they are in contract or in tort or in breach of fiduciary duty or otherwise, arising from any professional services performed or not performed by Evans & Evans, its Principal, Partner, any of its directors, officers, shareholders or employees, more than two years after the date of the Opinion.

7.0	Assumptions
7.01	In preparing the Opinion, Evans & Evans has made certain assumptions as outlined below.
7.02
With the approval of the Board and as provided for in the Engagement Letter, Evans & Evans has relied upon, and has assumed the completeness, accuracy and fair presentation of, all financial information, business plans, forecasts and other information, data, advice, opinions and representations obtained by it from public sources or provided by the Company or its affiliates or any of their respective officers, directors, consultants, advisors or representatives (collectively, the “Information”). The Opinion is conditional upon such completeness, accuracy and fair presentation of the Information.

In accordance with the terms of the Engagement Letter, but subject to the exercise of its professional judgment, and except as expressly described herein, Evans & Evans has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.
7.03
Senior officers of DevvStream represented to Evans & Evans that, among other things: (i) the Information (other than estimates or budgets) provided orally by, an officer or employee of DevvStream or in writing by DevvStream (including, in each case, affiliates and their respective directors, officers, consultants, advisors and representatives) to Evans & Evans relating to DevvStream, its affiliates or the Proposed Transaction, for the purposes of the Engagement Letter, including in particular preparing the Opinion was, at the date the Information was provided to Evans & Evans, fairly and reasonably presented and complete, true and correct in all material respects, and did not, and does not, contain any untrue statement of a material fact in respect of DevvStream, its affiliates or the Proposed Transaction and did not and does not omit to state a material fact in respect DevvStream, its affiliates or the Proposed Transaction that is necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; (ii) with respect to portions of the Information that constitute financial estimates or budgets, they have been fairly and reasonably presented and reasonably prepared on bases reflecting the best currently available estimates and judgments of management of DevvStream or its associates and affiliates as to the matters covered thereby and such financial estimates and budgets reasonably represent the views of management of DevvStream; and (iii) since the dates on which the Information was provided to Evans & Evans, except as disclosed in writing to Evans & Evans, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its affiliates and no material change has occurred in the Information or any part thereof which would have, or which would reasonably be expected to have, a material effect on the Opinion.

7.04
In preparing the Opinion, we have made several assumptions, including that all final or executed versions of documents will conform in all material respects to the drafts provided to us, all of the conditions required to implement the Proposed Transaction will be met, all consents, permissions, exemptions or orders of relevant third parties or regulating authorities will be obtained without adverse condition or qualification, the procedures being followed to implement the Proposed Transaction are valid and effective and that the disclosure provided or (if applicable) incorporated by reference in any documents provided to shareholders with respect to DevvStream and the Proposed Transaction will be accurate in all material respects and will comply with the requirements of applicable law. Evans & Evans also made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of Evans & Evans and any party involved in the Proposed Transaction. Although Evans & Evans believes that the assumptions used in preparing the Opinion are appropriate in the circumstances, some or all of these assumptions may nevertheless prove to be incorrect.

7.05
The Companies and all of their related parties and their principals had no contingent liabilities, unusual contractual arrangements, or substantial commitments, other than in the ordinary course of business, nor litigation pending or threatened, nor judgments rendered against, other than those disclosed by management that would affect the evaluation or comment.

7.06	As of April 30, 2023 all assets and liabilities of DevvStream have been recorded in their accounts and financial statements and follow International Financial Reporting Standards.
7.07	As of March 31, 2023 all assets and liabilities of Focus Impact have been recorded in their accounts and financial statements and follow U.S. Generally Accepted Accounting Principles.
7.08	There were no material changes in the financial position of the Companies between the date of the financial statements and the date of the Opinion unless noted in the Opinion.
7.09	Representations made by the Companies as to the number of shares and derivative securities issued and outstanding are accurate.
8.0	Analysis of DevvStream
8.01	In assessing the equity value (“Equity Value”) of DevvStream, Evans & Evans considered the following analyses and factors, amongst others: (1) historical financings; (2) a trading price analysis; (3) discounted cash flow (“DCF”) analysis; (4) guideline public company (“GPC”) analysis; and (5) other considerations.
The Equity Value for DevvStream as implied by the Proposed Transaction is $145 million as calculated below.
Equity Value ($)	Shares Outstanding
Multiple Voting Share	4,650,000
Subordinate Voting Shares	29,436,461
Basic Shares Outstanding*	75,936,461
Warrants	8,855,680
Stock options	4,105,000
Restricted stock units	6,780,000
Fully Diluted Shares Outstanding	95,677,141
Exchange ratio	0.1579
Proforma Shares Outstanding	15,109,252
Share Price	$10.20
Diluted Market Capitalization	154,114,368
Less Aggregate Exercise Price (Stock Options & Warrants)	9,114,368
Equity Value	145,000,000
*	Each MVS carries 10 votes and may be converted into an SVS on a 10:1 basis at the option of the holder.
8.02
Evans & Evans reviewed the financial position of DevvStream as of the date of the Opinion as discuss in section 1.04 above. The Company does require additional funding to roll out its planned business model.

8.03
In assessing the fairness of the Equity Value implied by the Proposed Transaction, Evans & Evans considered the value of the Company based on a review of past equity financing. The Company had not completed any material financings in the 12 months preceding the date of the Opinion.

8.04
Evans & Evans reviewed the market capitalization of DevvStream on the NEO for the 10, 30, 90 and 180-trading days preceding the date of the Opinion. As can be seen from the following tables (in US dollars), the average closing trading price of DevvStream remained consistent around $0.81 per security over the 180-trading days preceding the date of the Opinion. Based on approximately 75.9 million Securities outstanding, the implied market capitalization of DevvStream has ranged from $59.91 million to $63.34 million. While Evans & Evans reviewed data over a 180-day trading period, the analysis focused on the 30 to 90-days preceding the date of the Opinion.

Trading Price - US$	September 11, 2023
	Minimum	Average	Maximum
10-Days Preceding	$0.733	$0.789	$0.854
30-Days Preceding	$0.695	$0.803	$0.922
90-Days Preceding	$0.695	$0.834	$0.998
180-Days Preceding	$0.552	$0.810	$1.119
Trading Volume	September 11, 2023
	Minimum	Average	Maximum	Total	%
10-Days Preceding	1,750	20,077	78,131	200,767	0.3%
30-Days Preceding	0	54,415	209,380	1,632,440	2.1%
90-Days Preceding	0	46,703	209,380	4,109,849	5.4%
180-Days Preceding	0	65,176	281,317	8,929,141	11.8%

Market Capitalization Based on Average Share Price - US$
Days Preceding the Date of Review
	10	30	90	180
	$59,910,000	$61,000,000	$63,340,000	$61,520,000
In reviewing trading volumes, Evans & Evans found that on average less than 100,000 Securities traded per day over the 180-day period preceding the Opinion and there was trading activity on 139 days of the 180-day period. However, in total only 5.4% of the Company’s Securities outstanding traded in the 90 trading days preceding the Opinion indicating large numbers of shareholders’ actual ability to realize their shares at the current trading price is unlikely.
Given the limited trading volumes on the NEO, Evans & Evans calculated DevvStream’s VWAP over the 5, 10, 15, 20, 30, and 60 days preceding the date of the Opinion as summarized in the following table. The Company’s VWAP ranged between $0.7730 and $0.8642 over the 60 trading days preceding the date of the Opinion.
VWAP (US$)
5-Day VWAP	$0.7730	20-Day VWAP	$0.8642
10-Day VWAP	$0.7774	30-Day VWAP	$0.8225
15-Day VWAP	$0.8193	60-Day VWAP	$0.8200
8.05
Evans & Evans compared the Equity Value implied by the Proposed Transaction of approximately $145,000,000 to the value of DevvStream based on a DCF analysis. Evans & Evans reviewed the Company’s financial projections for the years ending July 31, 2024 to 2044 under both the conservative scenario and management scenario. Evans & Evans selected the conservative scenario as the basis for the Opinion due to its more cautious assumptions and risk considerations. In the view of Evans & Evans, the conservative scenario provided a more prudent perspective on the Company's financial outlook for the years ending July 31, 2024, to 2044.

Evans & Evans noted that revenues were declining beyond 2035 and capital expenditure was not assumed beyond FY2029 by management in the model considering the difficulty in developing reliable long-term forecasts. Therefore, Evans & Evans considered the financial projections for the years ending July 31, 2024 to 2030 and discounted the net after-tax cash flows to the present using a risk adjusted discount rate. The below table outlines the revenue projections and EBITDA margins for the projected period.
For the Financial Years Ended July 31,
	2024	2025	2026	2027	2028	2029	2030
Revenues	2,571,854	34,773,213	70,951,197	95,734,731	122,058,634	148,063,415	158,315,555
Growth	n/a	1252.1%	104.0%	34.9%	27.5%	21.3%	6.9%
EBITDA	(825,551)	28,793,376	60,592,893	82,424,957	103,881,041	124,646,327	130,770,867
Margin	-32.1%	82.8%	85.4%	86.1%	85.1%	84.2%	82.6%
Evans & Evans also performed a sensitivity analysis on DevvStream’s enterprise value using a range of discount rates and terminal growth rates. The chart below illustrates the sensitivity of enterprise value to changes in discount rates.

Enterprise Value
	Terminal Growth rate
		2.0%	2.5%	3.0%	3.5%
Discount rate	45%	85,660,000	85,970,000	86,280,000	86,600,000
	43%	92,260,000	92,620,000	92,990,000	93,370,000
	41%	99,660,000	100,090,000	100,540,000	100,990,000
	39%	108,010,000	108,530,000	109,060,000	109,610,000
	37%	117,490,000	118,120,000	118,760,000	119,430,000
	35%	128,300,000	129,070,000	129,860,000	130,680,000
In undertaking this analysis, Evans & Evans found the Equity Value to be supportive of the calculated net present value of future cash flows of the Company.
8.06
Evans & Evans also assessed the reasonableness of the Equity Value implied by the Proposed Transaction of approximately $145,000,000 by comparing certain of the related valuation metrics to the metrics indicated for referenced guideline public companies (“GPCs”). The identified guideline companies selected were considered reasonably comparable to DevvStream.

Evans & Evans used a multiple of EV to next financial year +1 (“NFY +1”) revenues as a mean of deriving the value of the Company as at the date of the Opinion. Evans & Evans believed the use of forward (NFY+1) revenue multiple was appropriate given the Company is expecting to generate reasonable revenues from FY2024 and to factor in the short-term growth of the Company.
Evans & Evans identified a list of 19 companies that were similar to DevvStream in terms of business model and operate in the carbon streaming, mining (royalty streaming), oil and gas exploration (royalty streaming) space. Thereafter, based on the consideration of business operations, size, and product offerings of DevvStream and the identified GPCs, Evans & Evans selected the and utilized nine companies (i) Base Carbon Inc.; (ii) Gold
Royalty Corp.; (iii) Metalla Royalty & Streaming Ltd.; (iv) Altius Renewable Royalties Corp.; (v) EMX Royalty Corporation; (vi) Morien Resources Corp.; (vii) Star Royalties Ltd.; (viii) Eat Well Investment Group Inc.; and (ix) Greenlane Renewables Inc.
The reader of the Opinion should note that although the comparable companies may not be direct competitors to the Company, they do or may offer similar products and/or services to their target markets and embody similar business, technical and financial risk/reward characteristics that a notional investor would consider as being comparable.
Evans & Evans noted that the selected guideline companies had EV to NFY revenue multiple ranging from 0.4x to 21.5x with a mean and median of 11.7x and 15.8x, respectively; and the EV to NFY+1 revenue multiple ranging from 0.3x to 21.1x with a mean and median of 10.0x and 12.3x, respectively. Further, Evans & Evans noted that using the Company’s forecasted revenues, DevvStream’s trading NFY+1 revenue multiple would be 1.7x.
In assessing the reasonableness of the above, we considered the following:
•	there are a limited number of directly comparable public companies, when one considers differentiating factors such as size and market niche;
•	no company considered in the analysis is identical to DevvStream;
•
an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in the financial and operating characteristics of DevvStream, the Proposed Transaction and other factors that could affect the trading value and aggregate transaction values of the companies to which they are being compared; and

•	the Company is operating in losses as of the date of the Opinion and will require cash to operate going forward.

Given the above-noted factors and our analysis of the observed multiples of selected public companies, Evans & Evans considered this approach with the DCF, trading price analysis in making the final determination of the EV of DevvStream.
9.0	Analysis of Focus Impact
9.01
In assessing the fairness of the Proposed Transaction and the associated position the DevvStream Shareholders will hold in Focus Impact post-Proposed Transaction, Evans & Evans considered the net asset value (“NAV”) of Focus Impact, among other factors.

Evans & Evans noted that as at the date of the Opinion, Focus Impact had approximately $5.70 million in cash and considered the cash to be representative of the NAV. A premium to the NAV would also be appropriate as Focus Impact is listed on the NASDAQ and would likely offer DevvStream Shareholders increased liquidity over the relatively new NEO.
10.0	Fairness Conclusions
10.01
In considering fairness, from a financial point of view, Evans & Evans considered the Proposed Transaction from the perspective of the DevvStream Shareholders as a group and did not consider the specific circumstances of any particular shareholder, including with regard to income tax considerations.

10.02
Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion, as of the date of the Opinion, that the Proposed Transaction and Exchange Ratio are fair, from a financial point of view, to the DevvStream Shareholders. In arriving at this conclusion, Evans & Evans considered the following qualitative and quantitative factors.

a.
DevvStream has not generated revenues as at the Date of the Opinion. The Company has retained losses of C$13.91 million and a cash balance of C$1.61 million as at April 30, 2023. There is no assurance DevvStream will be able to continue to raise funding as a listed entity on the NEO.

b.
As of June 2023, the value of sustainable fund assets in the US was $313 billion, in contrast to Canada's $33.7 billion, indicating that the US market has greater accessibility and presence within the sustainable funds market. Also, the US market is actively participating in sustainable investment and carbon credit initiatives through financing, initial public offers (“IPOs”), and government investments as highlighted in section 4.04 and 4.05 of the Report.

c.
The Equity Value of DevvStream as implied by the Proposed Transaction is supported by the net present value of the future cash flows of DevvStream under the DCF analysis as calculated by Evans & Evans.

d.
The Equity Value of DevvStream as implied by the Proposed Transaction is supported by the fair market value Equity for DevvStream under the GPC analysis using NFY and NFY+1 revenues of DevvStream as assessed by Evans & Evans.

e.
As shown in the below table, the value implied by the Proposed Transaction and DevvStream’s ownership in the combined entity post-transaction is a significant premium to the current market capitalization of DevvStream as well as the assessed value as outlined in section 8.0 of the Opinion. Given the uncertainty associated with the pricing of the PIPE Financing, Evans & Evans conducted a sensitivity analysis at a variety of prices.

Financing Price Per Share	12.00	11.00	10.00	9.00	8.00	7.00	6.00	5.00	4.00
SPAC Sponsor Shares	12,790,000	3,450,000	3,450,000	3,450,000	3,450,000	3,450,000	3,450,000	3,450,000	3,450,000
SPAC Shareholders	12,070,279	570,279	570,279	570,279	570,279	570,279	570,279	570,279	570,279
Other Investors*	5,085,000	1,725,000	1,725,000	1,725,000	1,725,000	1,725,000	1,725,000	1,725,000	1,725,000
DevvStream Shares	15,109,252	15,109,252	15,109,252	15,109,252	15,109,252	15,109,252	15,109,252	15,109,252	13,062,513
Convertible Note Holders	980,392	980,392	980,392	980,392	980,392	980,392	980,392	980,392	980,392
PIPE Shares	2,500,000	2,727,273	3,000,000	3,333,333	3,750,000	4,285,714	5,000,000	6,000,000	7,500,000
Total Shares O/S	48,534,923	24,562,196	24,834,923	25,168,256	25,584,923	26,120,637	26,834,923	27,834,923	27,288,184
Implied Market Capitalization	582,419,077	270,184,154	248,349,231	226,514,308	204,679,385	182,844,462	161,009,539	139,174,616	109,152,736
Implied Value per DevvStream Share	1.895	1.737	1.579	1.421	1.263	1.105	0.948	0.790	0.632
Premium to 20-Day VWAP	120.5%	102.1%	83.7%	65.4%	47.0%	28.6%	10.2%	-8.1%	-26.5%

Financing Price Per Share	12.00	11.00	10.00	9.00	8.00	7.00	6.00	5.00	4.00
% Ownership of DevvStream	31.13%	61.51%	60.84%	60.03%	59.06%	57.84%	56.30%	54.28%	47.87%
% Ownership of Focus Impact	51.22%	16.37%	16.19%	15.97%	15.71%	15.39%	14.98%	14.44%	14.73%
% Ownership of Convertible Note Holders	2.02%	3.99%	3.95%	3.90%	3.83%	3.75%	3.65%	3.52%	3.59%
% Ownership of PIPE Shares	5.15%	11.10%	12.08%	13.24%	14.66%	16.41%	18.63%	21.56%	27.48%
Market Cap Attributable to DevvStream	181,311,024	166,201,772	151,092,520	135,983,268	120,874,016	105,764,764	90,655,512	75,546,260	52,250,052
20-Day VWAP Market Cap of DevvStream	82,230,000	82,230,000	82,230,000	82,230,000	82,230,000	82,230,000	82,230,000	82,230,000	82,230,000
Increase in value	99,081,024	83,971,772	68,862,520	53,753,268	38,644,016	23,534,764	8,425,512	-6,683,740	-29,979,948
Implied Value - Focus Impact	298,323,349	44,223,070	40,202,791	36,182,512	32,162,233	28,141,954	24,121,675	20,101,396	16,081,116
Current Focus Impact NAV	5,702,791	5,702,791	5,702,791	5,702,791	5,702,791	5,702,791	5,702,791	5,702,791	5,702,791
Focus Impact Premium / Discount	292,620,558	38,520,279	34,500,000	30,479,721	26,459,442	22,439,163	18,418,884	14,398,605	10,378,325
*	Other Investors represent up to 30% of SPAC Sponsor shares and warrants that may be forfeited due to financing incentives/arrangements. This does not impact the fully diluted shares post-Transaction.
f.
The Company, through a SPAC, is likely to have the access to growth capital and liquidity in the market for seeking funding for expansion and development, which could enhance its visibility and credibility, potentially attracting more investors.

g.
There remains risk with respect to the cash in Focus Impact at the close of the Proposed Transaction. When Focus Impact presents the Proposed Transaction to its shareholders for approval, they have the option to redeem their shares (or cash out) at the full IPO price of $10.2. Evans & Evans found in its research that redemption rates on deSPAC transactions increased in 2022 and have remained elevated in 2023. Please refer to section 4.0 for details.

h.
There is a risk associated with completing the PIPE Financing as private investment in public equity participation in de-SPAC transactions declined in the first quarter of 2023, with only 20% of deSPAC transactions compared to 59% in Q1 2022. As of the end of Q1 2023, approximately 90% of de-SPAC companies that went public between 2019 and Q1 2023 were trading below their IPO price. However, with respect to DevvStream, there is significant headroom for a decline in share price given the premium implied by the Proposed Transaction.

11.0	Qualifications & Certification
11.01	The Opinion preparation was carried out by Jennifer Lucas and thereafter reviewed by Michael Evans.
Mr. Michael A. Evans, MBA, CFA, CBV, ASA, Principal, founded Evans & Evans, Inc. in 1989. For the past 37 years, he has been extensively involved in the financial services and management consulting fields in Vancouver, where he was a Vice-President of two firms, The Genesis Group (1986-1989) and Western Venture Development Corporation (1989-1990). Over this period, he has been involved in the preparation of over 3,000 technical and assessment reports, business plans, business valuations, and feasibility studies for submission to various Canadian stock exchanges and securities commissions as well as for private purposes.
Mr. Michael A. Evans holds: a Bachelor of Business Administration degree from Simon Fraser University, British Columbia (1981); a Master’s degree in Business Administration from the University of Portland, Oregon (1983) where he graduated with honors; the professional designations of Chartered Financial Analyst (CFA), Chartered Business Valuator (CBV) and Accredited Senior Appraiser. Mr. Evans is a member of the CFA Institute, the Canadian Institute of Chartered Business Valuators (“CICBV”) and the American Society of Appraisers (“ASA”).
Ms. Jennifer Lucas, MBA, CBV, ASA, Partner, joined Evans & Evans in 1997. Ms. Lucas possesses several years of relevant experience as an analyst in the public and private sector in British Columbia and Saskatchewan. Her background includes working for the Office of the Superintendent of Financial Institutions of British Columbia as a Financial Analyst. Ms. Lucas has also gained experience in the Personal Security and Telecommunications industries. Since joining Evans & Evans Ms. Lucas has been involved in writing and reviewing over 2,500 valuation and due diligence reports for public and private transactions.

Ms. Lucas holds: a Bachelor of Commerce degree from the University of Saskatchewan (1993), a Master’s in Business Administration degree from the University of British Columbia (1995). Ms. Lucas holds the professional designations of Chartered Business Valuator and Accredited Senior Appraiser. She is a member of the CICBV and the ASA.
11.02
The analyses, opinions, calculations and conclusions were developed, and the Opinion has been prepared in accordance with the standards set forth by the Canadian Institute of Chartered Business Valuators.

11.03
The authors of the Opinion have no present or prospective interest in DevvStream, Focus Impact or any entity that is the subject of the Opinion, and we have no personal interest with respect to the parties involved.

Yours very truly,
/s/ Evans & Evans, Inc.
EVANS & EVANS, INC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers.
The FIAC Charter provides that FIAC’s officers and directors will be indemnified by FIAC to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the FIAC Charter provides that FIAC’s directors will not be personally liable for monetary damages to FIAC or FIAC’s stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to FIAC or the FIAC stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
FIAC has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the FIAC Charter. FIAC’s bylaws also permit FIAC to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. FIAC has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures FIAC against its obligations to indemnify its officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against FIAC’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against FIAC’s officers and directors, even though such an action, if successful, might otherwise benefit FIAC and its stockholders. Furthermore, a FIAC stockholder’s investment may be adversely affected to the extent that FIAC pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
FIAC believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Item 21.	Exhibits and Financial Statement Schedules.
(a)	The following exhibits are filed as part of this Registration Statement:
EXHIBIT INDEX
2.1†
Business Combination Agreement, dated as of September 12, 2023, by and among FIAC, Focus Impact Amalco Sub Ltd., and DevvStream Holdings Inc. (included as Annex A-1 to the proxy statement/prospectus which is part of this Registration Statement).

2.2
First Amendment to the Business Combination Agreement, dated as of May 1, 2024, by and among FIAC, Focus Impact Amalco Sub Ltd., and DevvStream Holdings Inc. (included as Annex A-2 to the proxy statement/prospectus which is part of this Registration Statement).

3.1*	Amended and Restated Certificate of Incorporation of FIAC (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by FIAC on November 1, 2021).
3.2*
Amendment to the Amended and Restated Certificate of Incorporation of FIAC (Extension Amendment) (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by FIAC on April 27, 2023).

3.3*
Amendment to the Amended and Restated Certificate of Incorporation of FIAC (Redemption Limitation Amendment) (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed by FIAC on April 27, 2023).

3.4	Form of Articles of Continuance of New PubCo, to become effective upon the SPAC Continuance (included as Annex B to the proxy statement/prospectus which is part of this Registration Statement).
3.5	Form of Bylaws of New PubCo, to become effective in connection with the Business Combination (included as Annex C to the proxy statement/prospectus which is part of this Registration Statement).

4.1*
Warrant Agreement, dated November 1, 2021, by and between FIAC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by FIAC on November 1, 2021).

4.2*	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1, filed by FIAC on June 3, 2021).
4.3*	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1, filed by FIAC on June 3, 2021).
4.4*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1, filed by FIAC on June 3, 2021).
5.1*	Opinion of Stikeman Elliot LLP.
5.2*	Opinion of Kirkland & Ellis LLP.
10.1*
Private Placement Warrants Purchase Agreement, dated October 27, 2021, by and among FIAC and Focus Impact Sponsor, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by FIAC on November 1, 2021).

10.2*
Investment Management Trust Account Agreement, dated November 1, 2021, by and between FIAC and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed by FIAC on November 1, 2021).

10.3*
Registration and Stockholder Rights Agreement, dated November 1, 2021, by and among FIAC, Focus Impact Sponsor, LLC and certain holders party thereto (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed by FIAC on November 1, 2021).

10.4*
Letter Agreement, dated November 1, 2021, by and among FIAC, Focus Impact Sponsor, LLC and each of the officers and directors of FIAC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, filed by FIAC on November 1, 2021).

10.5*
Administrative Services Agreement, dated October 27, 2021, between FIAC and Focus Impact Sponsor, LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K, filed by FIAC on November 1, 2021).

10.6*	Strategic Partnership Agreement, dated November 28, 2021, between Devvio, Inc. and DevvESG Streaming, Inc.
10.7*	Amendment No. 1 to the Strategic Partnership Agreement, dated November 30, 2021, between Devvio, Inc. and DevvESG Streaming, Inc.
10.8*	Amendment No. 2 to the Strategic Partnership Agreement, dated September 12, 2023, between Devvio, Inc. and DevvStream, Inc. (f/k/a DevvESG Streaming, Inc.).
10.9*	DevvStream, Inc. (f/k/a DevvESG Streaming, Inc.) 2022 Non-Qualified Stock Option Plan.
10.10*	DevvStream Holdings Inc. 2022 Equity Incentive Plan.
10.11	DevvStream Corp. 2024 Equity Incentive Plan (included as Annex F to the proxy statement/prospectus which is part of this Registration Statement).
10.12	Plan of Arrangement (included as Annex G to the proxy statement/prospectus which is part of this Registration Statement).
10.13	Arrangement Resolution (included as Annex H to the proxy statement/prospectus which is part of this Registration Statement).
10.14
Sponsor Side Letter, dated as of September 12, 2023, by and among FIAC and Focus Impact Sponsor, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by FIAC on September 13, 2023) (included as Annex I-1 to the proxy statement/prospectus which is part of this Registration Statement).

10.15*	Form of New PubCo Indemnification Agreement.
10.16
Amendment No. 1 to the Sponsor Side Letter, dated as of May 1, 2024, by and among FIAC and Focus Impact Sponsor, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by FIAC on May 2, 2024) (included as Annex I-2 to the proxy statement/prospectus which is part of this Registration Statement).

10.17	Amendment No. 3 to the Strategic Partnership Agreement, dated July 8, 2024, between Devvio, Inc. and DevvStream, Inc. (f/k/a DevvESG Streaming, Inc.).
21.1*	Subsidiaries of Focus Impact Acquisition Corp.
23.1	Consent of Marcum LLP, independent registered public accounting firm for FIAC.

23.2	Consent of MNP LLP, independent registered public accounting firm for DevvStream.
23.3*	Consent of Stikeman Elliot LLP (included in Exhibit 5.1).
23.4*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.2).
24.1*	Power of Attorney (included as part of the signature page to the initial filing of this registration statement).
99.1	Consent of Houlihan Capital, LLC.
99.2	Consent of Evans & Evans Inc.
99.3*	Consent of Carl Stanton to be named as a director nominee.
99.4*	Consent of Wray Thorn to be named as a director nominee.
99.5*	Consent of Tom Anderson to be named as a director nominee.
99.6*	Consent of Michael Max Bühler to be named as a director nominee.
99.7*	Consent of Stephen Kukucha to be named as a director nominee.
99.8*	Consent of Jamila Piracci to be named as a director nominee.
99.9*	Consent of Ray Quintana to be named as a director nominee.
99.10*	Form of Proxy Card.
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (Embedded as Inline XBRL document and contained in Exhibit 101).
107*	Calculation of Registration Fee.
*	Previously filed.
**	To be filed by amendment.
†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.	Undertakings.
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
•
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Delaware, on July 10, 2024.
Focus Impact Acquisition Corp.

By:	/s/ Carl Stanton
Name:	Carl Stanton
Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Position	Date

/s/ Carl Stanton	Chief Executive Officer and Director (Principal Executive Officer)	July 10, 2024
Carl Stanton

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 10, 2024
Ernest Lyles

*	Lead Director	July 10, 2024
Howard Sanders

*	Director	July 10, 2024
Troy Carter

*	Director	July 10, 2024
Dawanna Williams

*	Director	July 10, 2024
Dia Simms
*
The undersigned, by signing his name hereto, signs and executes this Amendment No. 5 to the Registration Statement pursuant to the Powers of Attorney executed by the above named signatories and previously filed with the Securities and Exchange Commission on December 4, 2023.

/s/ Carl Stanton	Attorney-in-fact
Carl Stanton